UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BIODEL INC.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Biodel Inc. (“Biodel”).

	(2)	Aggregate number of securities to which transaction applies: 137,258,130 shares of the common stock of Biodel to be issued pursuant to that certain Amended and Restated Exchange Agreement, dated as of July 13, 2016, by and among Biodel, Albireo Limited (“Albireo”) and the shareholders and noteholders of Albireo (the “Exchange Agreement”), based on an assumed exchange ratio of 0.06999, and before giving effect to the proposed 30:1 reverse stock split.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based upon the product of (i) 137,258,130 shares of Biodel’s common stock (before giving effect to the proposed 30:1 reverse stock split) and (ii) $0.31 per share (which is the value of one share of Biodel’s common stock, before giving effect to the proposed 30:1 reverse stock split, based on the average high and low prices of Biodel’s common stock as reported on The NASDAQ Capital Market on July 11, 2016). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated in the preceding sentence by 0.0001007.

	(4)	Proposed maximum aggregate value of transaction: $42,550,017.76

	(5)	Total fee paid: $4,284.79

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

PROPOSED BUSINESS COMBINATION

YOUR VOTE IS VERY IMPORTANT

[●], 2016

Dear stockholders of Biodel Inc.:

You are cordially invited to attend the annual meeting of stockholders of Biodel Inc. (“Biodel”), to be held at our corporate headquarters located at 100 Saw Mill Road, Danbury, Connecticut 06810 on [●] at 9:00 a.m., local time (unless postponed or adjourned to a later date).

In December 2015, Biodel’s board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving the company’s cash balance to the extent practicable. As a result of the board’s decision, Biodel is no longer actively engaged in further research and development of its product pipeline and its preclinical programs to reduce operating expenses. After conducting a strategic alternatives review process, the board of directors of Biodel believes it is in the best interest of Biodel and its stockholders to complete a strategic transaction with Albireo Limited (“Albireo”).

As previously disclosed, Biodel and Albireo have agreed to combine under the terms of an Amended and Restated Share Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell its shares of Albireo for newly issued shares of Biodel common stock (the “Transaction”). The board of directors of Biodel believes that the Transaction will result in a combined organization focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as other liver and gastrointestinal diseases and disorders.

At the closing of the Transaction, each ordinary share of Albireo will be sold to Biodel in exchange for 0.06999 shares of Biodel’s common stock, subject to potential adjustment to account for the actual net cash balances of Biodel and Albireo as of the date that is 10 days prior to the Biodel annual meeting, rounded to the nearest whole share of common stock after aggregating all fractional shares issuable to each seller. Prior to the closing of the Transaction, the outstanding principal amount of all convertible debt of Albireo will convert into Albireo Series C voting preference shares. In addition, certain existing investors in Albireo have agreed to purchase $10.0 million of Albireo Series C voting preference shares prior to the closing of the Transaction. Immediately prior to the closing of the Transaction, all of the outstanding shares of Albireo, including the Series C voting preference shares issued in the investment described above and upon the conversion of the outstanding principal amount of the Albireo convertible debt, will convert into a single class of ordinary shares of Albireo in accordance with Albireo’s governing documents. Upon the closing of the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization. Each holder of unexercised Albireo stock options or warrants will be offered, effective at or after the closing of the Transaction, a replacement option exercisable for Biodel common stock or another equity-based award based on shares of Biodel common stock.

Shares of Biodel common stock are currently listed on The NASDAQ Capital Market under the symbol “BIOD.” After completion of the Transaction, Biodel will be renamed “Albireo Pharma, Inc.” and expects to trade on The NASDAQ Capital Market under the symbol “ALBO.” On August 15, 2016, the latest practicable date before the date of this proxy statement, the closing price of Biodel common stock was $0.3715 per share.

The issuance of shares of Biodel common stock to Albireo securityholders in the Transaction requires the approval of Biodel stockholders under the requirements of the NASDAQ Listing Rules. At the Biodel annual stockholder meeting, you will be asked to approve, among other things, proposals for the issuance of shares of Biodel common stock pursuant to the Exchange Agreement; an amendment to the Biodel amended and restated certificate of incorporation effecting a reverse stock split of Biodel common stock, in the ratio of one new share for every 30 shares outstanding, which is referred to herein as the 30:1 reverse stock split or the reverse stock split; and a new equity incentive plan for use by Albireo Pharma, Inc. from and after the closing, each as described in the accompanying proxy statement.

As described in the accompanying proxy statement, each of the Biodel officers and directors (who in the aggregate own less than 1% of the outstanding shares of Biodel common stock) is a party to a voting agreement with Albireo, whereby such officer or director has agreed to vote in favor of the approval of the matters contemplated by the Exchange Agreement, including the issuance of shares of Biodel common stock, subject to the terms of the voting agreement. In addition, such officers and directors have entered into lock-up agreements with Albireo, pursuant to which they have agreed to certain restrictions on transfers of Biodel’s shares for the 180 day period following the closing of the Transaction. Each holder of Albireo shares or notes convertible into Albireo shares is a party to the Exchange Agreement, so no meeting of Albireo’s shareholders related to the Transaction is required or will be held.

After careful consideration, the Biodel and Albireo boards of directors have approved the Exchange Agreement and the Biodel board of directors has approved the respective proposals referred to above and determined that it is advisable to consummate the Transaction. The board of directors of Biodel recommends that you vote “FOR” the proposals described in the accompanying proxy statement.

If the Transaction is approved, then Biodel intends to entirely replace its business and operations, including Biodel’s historical research and development activities, with Albireo’s business and operations which will continue as the business of the combined organization. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. If Biodel decides to dissolve and liquidate its assets, Biodel would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Biodel and setting aside funds for reserves.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the annual meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the annual meeting.

More information about Biodel, Albireo and the proposed Transaction is contained in the accompanying proxy statement. Biodel urges you to read the accompanying proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 17.

Biodel is excited about the opportunities the Transaction brings to its stockholders, and thanks you for your consideration and continued support.

Very truly yours,

Gary G. Gemignani
Chief Financial Officer and Interim Chief Executive Officer Biodel Inc.

Danbury, Connecticut

[●]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2016, and is first being mailed to Biodel stockholders on or about [●], 2016.

BIODEL INC.

100 Saw Mill Road

Danbury, Connecticut 06810

(203) 796-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2016

Dear stockholders of Biodel Inc.:

On behalf of the board of directors of Biodel Inc., a Delaware corporation (“Biodel”), we are pleased to deliver this proxy statement for the proposed share exchange between Biodel and Albireo Limited, a company registered in England and Wales (“Albireo”), pursuant to which each holder of Albireo shares or notes convertible into Albireo shares will sell all of their outstanding shares of Albireo in exchange for newly issued shares of Biodel common stock (the “Transaction”). As part of its annual stockholders meeting, Biodel is seeking the stockholder approvals necessary to complete the Transaction and related matters.

NOTICE IS HEREBY GIVEN that the 2016 annual meeting of stockholders of Biodel will be held at 100 Saw Mill Road, Danbury, Connecticut 06810 on [●], 2016 at 9:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of Biodel common stock pursuant to the Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, by and among Biodel, Albireo and the persons listed on Schedule I thereto, a copy of which is attached as Annex A to the accompanying proxy statement.

2. To approve an amendment to the amended and restated certificate of incorporation of Biodel, in the form attached as Annex C to the accompanying proxy statement, to effect a reverse stock split of Biodel common stock in the ratio of one new share for every 30 shares outstanding.

3. To approve a new equity incentive plan, in the form attached as Annex D to the accompanying proxy statement, for use by Albireo Pharma, Inc. from and after the closing.

4. To elect two Class III directors for a term of three years.

5. To consider and vote upon an adjournment of the Biodel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of Biodel Proposal Nos. 1 through 4.

6. To transact such other business as may properly come before the stockholders at the Biodel annual meeting or any adjournment or postponement thereof.

The board of directors of Biodel has fixed [●], 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Biodel annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Biodel common stock at the close of business on the record date are entitled to notice of, and to vote at, the Biodel annual meeting. At the close of business on the record date, Biodel had [●] shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Biodel common stock present in person or represented by proxy at the Biodel annual meeting and entitled to vote is required for approval of Biodel Proposal Nos. 1, 3, and 5. The affirmative vote of the holders of a majority of shares of Biodel common stock outstanding and entitled to vote on the record date for the Biodel annual meeting is required for approval of Biodel Proposal No. 2. The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Biodel annual meeting and entitled to vote is required for approval of Proposal No. 4. Proposal No. 1 is conditioned upon Proposal No. 2 given that, without the approval of Proposal No. 2, Biodel would not have sufficient authorized and unissued shares of common stock to issue the Biodel shares in the Transaction and upon exercise of stock options to be outstanding following the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal Nos. 1 and 2.

Even if you plan to attend the Biodel annual meeting in person, Biodel requests that you sign and return the enclosed proxy card to ensure that your shares will be represented at the Biodel annual meeting in the event you are unable to attend.

By Order of the Biodel Board of Directors,

Dr. Ira W. Lieberman
Chairman of the Board of Directors

Danbury, Connecticut

[●], 2016

THE BIODEL BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BIODEL AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE BIODEL BOARD OF DIRECTORS RECOMMENDS THAT BIODEL STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

BIODEL INC.

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THIS DOCUMENT

Biodel Inc., which we refer to herein as “Biodel,” is providing these proxy materials in connection with the solicitation by its board of directors of proxies to be voted at its annual meeting of stockholders to be held at 100 Saw Mill Road, Danbury, Connecticut 06810, on [●], 2016 at 9:00 a.m., local time, or at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be mailed to each stockholder entitled to notice of, and to vote at, the annual meeting commencing on or about [●], 2016.

In this proxy statement, the term “Albireo” means Albireo Limited and its direct and indirect subsidiaries, unless the context otherwise provides.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated [●], 2016. You should not assume that the information contained in this proxy statement is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. The mailing of this proxy statement to Biodel’s stockholders will not create any implication to the contrary.

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 2, beginning on page 161 in this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Biodel that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting the Chief Financial Officer of Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810 or by calling (203) 796-5000.

To ensure timely delivery of these documents, any request should be made no later than [•], 2016 to receive them before the annual meeting.

You may also request information from Morrow Sodali Global LLC, Biodel’s proxy solicitor, at the following address and telephone number:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: 800 (206) 5879

For additional details about where you can find information about Biodel, please see the section entitled “Where You Can Find More Information” in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed 30:1 reverse stock split described in Biodel Proposal No. 2, beginning on page 161 in this proxy statement.

The following section provides answers to questions you may have about the Transaction. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Transaction?

A:	Biodel Inc. (“Biodel”), Albireo Limited (“Albireo”) and the shareholders and noteholders of Albireo have entered into a Share Exchange Agreement, dated as of May 24, 2016 (the “Original Share Exchange Agreement”), which was subsequently amended and restated on July 13, 2016 (as amended and restated, the “Exchange Agreement”). The Exchange Agreement contains the terms and conditions of the proposed business combination of Biodel and Albireo. Under the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell their shares of Albireo for newly issued shares of Biodel common stock (the “Transaction”).

At the closing of the Transaction, each ordinary share of Albireo will be sold to Biodel in exchange for 0.06999 shares of Biodel’s common stock, subject to potential adjustment to account for the actual net cash balances of Biodel and Albireo as of the date that is 10 days prior to the Biodel annual meeting, rounded to the nearest whole share of common stock after aggregating all fractional shares issuable to each Albireo shareholder.

Prior to the closing of the Transaction:

•	the outstanding principal amount of all convertible debt of Albireo will convert into Albireo Series C voting preference shares (the “Albireo Note Conversion”);

•	certain existing investors in Albireo have agreed to purchase $10.0 million of Albireo Series C voting preference shares (the “Albireo Series C Investment”); and

•	all of the share capital of Albireo, including the Series C voting preference shares issuable in the Albireo Note Conversion and Albireo Series C Investment, will convert into a single class of ordinary shares of Albireo in accordance with Albireo’s governing documents (the “Albireo Share Conversion”).

Upon the closing of the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization. In addition, each holder of unexercised Albireo stock options or warrants will be offered, effective as of the closing of the Transaction, a replacement option exercisable for Biodel common stock or another equity-based awards based on shares of Biodel common stock.

Effective immediately after the completion of the Transaction, Biodel will change its corporate name to “Albireo Pharma, Inc.” as required by the Exchange Agreement.

Q:	What will happen to Biodel if, for any reason, the Transaction does not close?

A:

If, for any reason, the Transaction does not close, the Biodel board of directors may elect to, among other things, attempt to complete another strategic transaction like the Transaction, or attempt to sell or otherwise dispose of the various assets of Biodel. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. If Biodel decides to dissolve and liquidate its assets, Biodel would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Biodel and setting aside funds for reserves. As of August 15, 2016, the Biodel workforce was comprised of five employees, all of whom are involved in financial and administrative roles. Biodel no longer has employees engaged in development and commercialization activities.

Q:	Why are the two companies proposing to combine?

A:	The Transaction is intended to result in a publicly-listed, biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal disorders where improper flow or absorption of bile causes serious medical conditions for which there is high unmet need. The Transaction and associated Albireo Series C Investment is expected to provide sufficient capital to enable Albireo to advance its lead product candidate, A4250. A4250 is in development as a treatment for progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder that affects children. Overall, Albireo’s clinical pipeline includes three Phase 2 or later-stage product candidates that are designed to act locally to restore normal bile acid levels and treat diseases and disorders associated with irregularities in bile acid biology. For a discussion of Biodel and Albireo’s reasons for the Transaction, please see the section entitled “The Transaction—Biodel Reasons for the Transaction” and “The Transaction—Albireo Reasons for the Transaction” in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Biodel as of the record date, and you are entitled to vote at the Biodel annual stockholder meeting to approve, among other things, the issuance of shares of Biodel common stock pursuant to the Exchange Agreement.

Q:	What is required to consummate the Transaction?

A:	To consummate the Transaction, Biodel stockholders must approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting the 30:1 reverse stock split.

The approval of the issuance of shares of Biodel common stock pursuant to the Exchange Agreement by the stockholders of Biodel requires the affirmative vote of the holders of a majority of the shares of Biodel common stock present in person or represented by proxy at the Biodel annual meeting and entitled to vote. The approval of the 30:1 reverse stock split requires the affirmative vote of the holders of a majority of shares of Biodel common stock outstanding and entitled to vote on the record date for the Biodel annual meeting. The approval of the 30:1 reverse stock split is required in order to provide sufficient authorized and unissued shares of Biodel common stock to issue the Biodel shares in the Transaction and upon exercise of stock options to be outstanding following the Transaction and to avoid a delisting of Biodel common stock from The NASDAQ Capital Market. Therefore, if the requisite stockholders of Biodel approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement but do not approve the 30:1 reverse stock split, the Transaction will not be consummated.

Each of the Biodel officers and directors (who in the aggregate own less than 1% of the outstanding shares of Biodel common stock) is a party to a voting agreement with Albireo, whereby such officer or director has agreed to vote in favor of the adoption of the matters contemplated by the Exchange Agreement, including the issuance of shares of Biodel common stock, subject to the terms of the voting agreements.

Each holder of Albireo shares or notes convertible into Albireo shares is a party to the Exchange Agreement, so no meeting of the Albireo shareholders related to the Transaction is required or will be held.

For a more complete description of the closing conditions under the Exchange Agreement, Biodel urges you to read the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement.

Q:	What will owners of Albireo securities receive in the Transaction?

A:	As a result of the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization.

For a more complete description of what owners of Albireo securities will receive in the Transaction, please see the sections titled “The Exchange Agreement— Transaction Consideration and Adjustment” and “The Exchange Agreement—Treatment of Albireo Stock Options and Warrants” in this proxy statement.

Q:	Who will be the directors of the combined organization following the Transaction?

A:	Following the Transaction, the board of directors of the combined organization will be as follows:

Name	Current Principal Role at Biodel or Albireo
Julia R. Brown	Director, Biodel
Davey S. Scoon	Director, Biodel
David Chiswell, Ph.D.	Chairman of the Board of Directors, Albireo
Ronald H.W. Cooper	President, Chief Executive Officer and Director, Albireo
Michael Gutch, Ph.D.	Director, Albireo
Heather Preston, M.D.	Director, Albireo
Denise Scots-Knight, Ph.D.	Director, Albireo

Q:	Who will be the executive officers of the combined organization immediately following the Transaction?

A:	Immediately following the Transaction, the executive management team of the combined organization is expected to include the members of the Albireo executive management team prior to the Transaction as set forth below:

Name	Title
Ronald H.W. Cooper	President and Chief Executive Officer
Thomas A. Shea	Chief Financial Officer and Treasurer
Jan P. Mattsson, Ph.D.	Chief Operating Officer
Peter A. Zorn	Senior Vice President, Corporate Development, General Counsel and Secretary

Q:	What is the Albireo Series C Investment?

A:	In the Exchange Agreement, certain existing investors in Albireo agreed to purchase $10.0 million of Albireo’s Series C voting preference shares. Such shares will convert into ordinary shares of Albireo prior to the closing of the Transaction.

Q:	Will holders of the shares of Biodel common stock issued in the Transaction be able to trade those shares?

A:	The shares of Biodel common stock issued in the Transaction will be issued in transactions exempt from registration under the Securities Act of 1933 as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving shares of Biodel common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

However, the current officers and directors of Biodel (who collectively own less than 1% of the outstanding capital stock of Biodel as of August 15, 2016) have entered into lock-up agreements, and each holder of Albireo shares and notes convertible into Albireo shares has agreed to certain lock-up provisions in the Exchange Agreement, in each case pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to shares of Biodel common stock until 180 days following the closing of the Transaction. The lock-up provisions apply to all shares of Biodel common stock received in the Transaction, except for shares of Biodel common stock received in exchange for Albireo ordinary shares issued upon conversion of the Albireo Series C voting preference shares issued in the Albireo Series C Investment.

Q:	Do persons involved in the Transaction have interests that may conflict with mine as a Biodel stockholder?

A:	Yes. When considering the recommendations of Biodel’s board of directors, you should be aware that certain Biodel directors and executive officers have interests in the Transaction that are different from, or are in addition to, yours. The Biodel board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Transaction. Upon completion of the Transaction, the employment of Gary Gemignani, Biodel’s Chief Financial Officer and Interim Chief Executive Officer, and Paul Bavier, Biodel’s Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary, will be terminated by Biodel without cause, and each will be entitled to certain severance payments and benefits and certain of their outstanding options will automatically vest in full. The aggregate value of such severance payments, benefits and vesting acceleration is $2,272,610 (collectively, not individually), as described in the section entitled “Biodel Named Executive Officer Golden Parachute Compensation” in this proxy statement. In addition, upon the completion of the Transaction, certain of the outstanding options held by each of Biodel’s current directors will automatically vest in full. The aggregate value of such vesting acceleration is $21,000 (collectively, not individually), which was determined by multiplying the number of unvested option shares that will vest by the difference between $0.37 (the average closing market price per share of Biodel’s common stock over the first five business days following the public announcement of the Transaction) and the exercise price per share for such unvested option shares, excluding any option awards that are out-of-the-money. Additionally, Julia R. Brown and Davey S. Scoon, current members of Biodel’s board of directors, will continue to serve as members of the combined organization’s board of directors after the Transaction.

Q:	As a Biodel stockholder, how does the Biodel board of directors recommend that I vote?

A:	After careful consideration, the Biodel board of directors recommends that Biodel stockholders vote “FOR” Proposal Nos. 1 through 5.

Q:	What risks should I consider in deciding whether to vote in favor of the issuance of the Biodel shares in connection with the Transaction?

A:	You should carefully review the section of this proxy statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Transaction, risks and uncertainties to which the combined organization’s business will be subject, and risks and uncertainties to which each of Biodel and Albireo, as an independent company, is subject.

Q:	When do you expect the Transaction to be consummated?

A:	Biodel anticipates that the Transaction will close as soon as possible after the Biodel annual meeting to be held on [●], 2016 (assuming all other closing conditions to the Transaction are satisfied or otherwise waived), but cannot predict the exact timing. For more information, please see the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement.

Q:	What do I need to do now?

A:	Biodel urges you to read this proxy statement carefully, including its annexes, and to consider how the Transaction affects you.

As a stockholder of Biodel, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via the Internet or by telephone by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the annual meeting of Biodel stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	As a stockholder of Biodel, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Biodel Proposal Nos. 1, 3, 4 and 5 and will have the same effect as voting against Biodel Proposal No. 2, and your shares will not be counted for purposes of determining whether a quorum is present at the Biodel annual meeting.

Q:	May I vote in person at the annual meeting of stockholders of Biodel?

A:	If your shares of Biodel common stock are registered directly in your name with the Biodel transfer agent, you are considered to be the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Biodel. If you are a Biodel stockholder of record, you may attend the Biodel annual meeting and vote your shares in person. Even if you plan to attend the Biodel annual meeting in person, Biodel requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Biodel annual meeting if you are unable to attend.

If your shares of Biodel common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Biodel annual meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Biodel annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When and where is the annual meeting of Biodel stockholders being held?

A:	The annual meeting of Biodel stockholders will be held at 100 Saw Mill Road, Danbury, Connecticut 06810 on [●], 2016 at 9:00 a.m., local time. Subject to space availability, all Biodel stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Q:	If my Biodel shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Biodel common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals to be voted on at the Biodel annual meeting. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Biodel stockholders of record, other than those Biodel stockholders who are parties to voting agreements, may change their vote at any time before their proxy is voted at the Biodel annual meeting in one of three ways. First, a stockholder of record of Biodel can send a written notice to the Secretary of Biodel stating that it would like to revoke its proxy. Second, a stockholder of record of Biodel can submit new proxy instructions either on a new proxy card or via the Internet or by telephone. Third, a stockholder of record of Biodel can attend the Biodel annual meeting and vote in person. Attendance alone will not revoke a proxy. If a Biodel stockholder of record or a stockholder who owns Biodel shares in “street name” has instructed a broker to vote its shares of Biodel common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Will Biodel continue operations after the closing?

A:	Yes, Biodel will continue operations after the closing as the combined organization operating Albireo’s business and will be renamed “Albireo Pharma, Inc.” It is expected that the combined organization’s common stock will be listed on The NASDAQ Capital Market under the symbol “ALBO.”

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Transaction, including the procedures for voting your shares, you should contact:

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Tel: (203) 796-5000

Attn: Gary G. Gemignani, Chief Financial Officer and Interim Chief Executive Officer

SUMMARY OF THE TRANSACTION

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Transaction and the proposals being considered at the Biodel annual meeting, you should read this entire proxy statement carefully, including the Exchange Agreement attached as Annex A, the opinion of Ladenburg Thalmann & Co. Inc. attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement.

The Companies

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

(203) 796-5000

Biodel Inc. (“Biodel”) is a specialty biopharmaceutical company that historically has been focused on the development and commercialization of innovative treatments for diabetes. Biodel is no longer actively engaged in product development activities. As of August 15, 2016, the Biodel workforce was comprised of five employees, all of whom are involved in financial and administrative roles.

Albireo Limited

50 Milk Street, 16th Floor

Boston, Massachusetts 02109

(857) 415-4774

Albireo Limited, together with its direct and indirect subsidiaries (collectively, “Albireo”), is a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal disorders where improper flow or absorption of bile causes serious medical conditions for which there is high unmet need. Albireo’s clinical pipeline includes three Phase 2 or later-stage product candidates. Albireo’s lead product candidate, A4250, is in development for the treatment of progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment.

The Transaction (see page 101)

If the Transaction is completed, Biodel will acquire all of the share capital of Albireo, and Albireo will survive as a wholly-owned subsidiary of Biodel. The Transaction is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Whether the Transaction will qualify as a tax-free reorganization is uncertain for reasons that are described elsewhere in this proxy statement under the caption “Material U.S. Federal Income Tax Consequences of the Transaction.”

Immediately after the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization. This post-Transaction ownership split assumes that the exchange ratio is not adjusted, as described in “The Exchange Agreement—Transaction Consideration and Adjustment” below.

For a more complete description of the exchange ratio please see the section entitled “The Exchange Agreement” in this proxy statement.

The closing of the Transaction will occur as soon as practicable after the Biodel annual meeting to be held on [●], 2016. However, because the Transaction is subject to a number of conditions, neither Biodel nor Albireo can predict exactly when the closing will occur or if it will occur at all. After completion of the Transaction, Biodel will be renamed “Albireo Pharma, Inc.”

Reasons for the Transaction (see pages 113 and 115)

Following the Transaction, the combined organization is intended to be a clinical-stage company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as other liver and gastrointestinal diseases and disorders. Albireo’s lead product candidate, A4250, is in development for the treatment of progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. Biodel and Albireo believe that the combined organization will have the following potential advantages:

•	The ability to continue the clinical development of A4250, which is currently being evaluated in two Phase 2 clinical trials, including an open label, dose escalation study in children with chronic cholestasis that is intended to support a potentially pivotal clinical trial in PFIC;

•	Two additional promising product candidates in Albireo’s pipeline: elobixibat, which is currently being studied in a Phase 3 clinical trial in Japan to treat chronic constipation; and A3384, which is in development to treat bile acid malabsorption, or BAM; and

•	Immediate committed capital to the combined organization expected to include cash and cash equivalents of at least approximately $30 million at the closing of the Transaction.

Each of the board of directors of Biodel and Albireo also considered other reasons for the Transaction, as described herein. For example, the board of directors of Biodel considered, among other things:

•	the strategic alternatives of Biodel to the Transaction, including potential transactions that could have resulted from discussions that Biodel management and the Biodel board of directors previously conducted with other potential counterparties;

•	the consequences of the delay of the timelines for filing a new drug application, or NDA, for Biodel’s glucagon emergency management, or GEM, product candidate and the unlikelihood that such circumstances would change for the benefit of the Biodel stockholders in the foreseeable future;

•	the risks associated with, and uncertain value and costs to stockholders of, liquidating Biodel;

•	the risks of continuing to operate Biodel on a stand-alone basis, including the need to rebuild its product development programs, infrastructure and management;

•	the opportunity as a result of the Transaction for Biodel stockholders to participate in the value of the Albireo product candidate portfolio; and

•	the analyses of Ladenburg Thalmann & Co. Inc., and its opinion to the board of directors of Biodel as to the fairness to Biodel, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the Exchange Agreement for the exchange of Albireo ordinary shares for shares of Biodel common stock.

The board of directors of Albireo approved the Transaction based on a number of factors, including the following:

•	historical and current information concerning Albireo’s business, including its financial performance and condition, operations, management and competitive position;

•	current industry and economic conditions and Albireo’s prospects if it were to remain an independent company, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

•	the cash resources of the combined organization expected to be available at the closing of the Transaction and the anticipated burn rate of the combined organization;

•	the potential for increased access to sources of capital and a broader range of investors to support the development of Albireo’s product candidates than it could otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide its current shareholders with greater liquidity by owning stock in a public company; and

•	the expectation that the Transaction with Biodel would be a more time- and cost-effective means to access capital than other options considered.

Opinion of the Biodel Financial Advisor (see page 117)

Biodel’s board of directors engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”), a financial advisor to Biodel, to render an opinion as to whether the exchange ratio in connection with the Transaction, as provided in the Exchange Agreement, was fair to Biodel stockholders from a financial point of view. Ladenburg Thalmann delivered to the board of directors of Biodel a written opinion dated May 24, 2016, addressed to the board of directors of Biodel, to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications and limitations described in the opinion, the exchange ratio provided for in the Exchange Agreement was fair, from a financial point of view, to Biodel stockholders. The full text of this written opinion to the Biodel board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Biodel common stock are encouraged to read the opinion carefully in its entirety. The Ladenburg Thalmann opinion was provided to the board of directors of Biodel in connection with its evaluation of the consideration provided for in the Transaction. It does not address any other aspect of the proposed Transaction or any alternative to the Transaction and does not constitute a recommendation as to how any stockholders of Biodel should vote or act in connection with the Transaction or otherwise.

Overview of the Exchange Agreement

Transaction Consideration and Adjustment (see page 142)

Immediately prior to the closing of the Transaction, all of the share capital of Albireo, including the Series C voting preference shares issued in the Albireo Series C Investment and Albireo Note Conversion, will be converted into a single class of ordinary shares of Albireo. At the effective time of the Transaction, each outstanding ordinary share of Albireo immediately prior to the effective time of the Transaction will be sold to Biodel in exchange for 0.06999 shares of Biodel common stock, herein referred to as the exchange ratio, which is subject to potential adjustment to account for the actual “net cash” balances of Biodel and Albireo as of the date that is 10 days prior to the Biodel annual meeting. The shares of Biodel common stock to be issued in the Transaction will not have been registered under the Securities Act as of the closing of the Transaction.

Immediately after the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization.

The Exchange Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Biodel common stock that Albireo shareholders will be entitled to receive for changes in the market price of Biodel common stock. Accordingly, the market value of the shares of Biodel common stock issued pursuant to the Transaction will depend on the market value of the shares of Biodel common stock at the time the Transaction closes and could vary significantly from the market value on the date of this proxy statement.

Treatment of Albireo Stock Options and Warrants (see page 145)

Prior to the closing of the Transaction, each holder of unexercised Albireo stock options or warrants will be offered, effective at or after the closing of the Transaction, a replacement option exercisable for shares of Biodel common stock or another equity-based award based on shares of Biodel common stock. The number of shares of Biodel common stock for which such replacement option is exercisable will be determined by multiplying the number of ordinary shares of Albireo that were subject to the Albireo option or Albireo warrant immediately prior to the closing by the exchange ratio. The per share exercise price of such replacement option will be determined by dividing the per share exercise price of ordinary shares of Albireo subject to the Albireo option or Albireo warrant immediately prior to the closing by the exchange ratio.

With respect to any other replacement equity-based awards, the number of shares of Biodel common stock subject to such award will be determined by multiplying the net number of ordinary shares of Albireo by the exchange ratio, rounded down to the nearest whole number. The net number of ordinary shares of Albireo will be equal to the number of ordinary shares of Albireo that were subject to such Albireo option or Albireo warrant immediately prior to the closing (the “Total Share Number”), less the number of ordinary shares of Albireo equal to the quotient obtained by dividing (A) the product of the Total Share Number and the exercise price per share of the Albireo option or Albireo warrant that is being replaced by the replacement award by (B) $0.8762.

Conditions to the Completion of the Transaction (see page 146)

To consummate the Transaction, Biodel stockholders must approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting the proposed 30:1 reverse stock split. In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Exchange Agreement must be satisfied or waived.

No Solicitation (see page 151)

Each of Biodel and Albireo agreed that, subject to limited exceptions, Biodel and Albireo will not and will not authorize or permit any of their respective subsidiaries or authorize any of their affiliates or their or their respective subsidiaries’ or affiliates’ officers, directors, employees, partners, attorneys, advisors, agents or representatives, to, directly or indirectly:

•	solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of, any Acquisition Proposal, in the case of Biodel, or an Albireo Acquisition Proposal, in the case of Albireo, each as defined in “The Exchange Agreement – Biodel Acquisition Proposal and Acquisition Transaction” and “The Exchange Agreement – Albireo Acquisition Proposal”, respectively, or take any action that would reasonably be expected to lead to an Acquisition Proposal or Albireo Acquisition Proposal, as the case may be;

•	furnish any non-public information with respect to it or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or Albireo Acquisition Proposal, as the case may be, or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or Albireo Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Albireo Acquisition Proposal, as the case may be;

•	approve, endorse or recommend an Acquisition Proposal or Albireo Acquisition Proposal, as the case may be; or

•	enter into any letter of intent or similar document or any agreement providing for or otherwise relating to, with respect to Biodel, any Acquisition Transaction, as defined in “The Exchange Agreement – Biodel Acquisition Proposal and Acquisition Transaction,” or with respect to Albireo, a transaction contemplated by an Albireo Acquisition Proposal.

Termination of the Exchange Agreement (see page 157)

Either Biodel or Albireo can terminate the Exchange Agreement under certain circumstances, which would prevent the Transaction from being consummated.

Termination Fee (see page 159)

If the Exchange Agreement is terminated under certain circumstances, Biodel will be required to pay Albireo a termination fee of $1.1 million and, in some circumstances, reimburse Albireo and its selling shareholders for fees and expenses incurred in connection with the Transaction, up to a maximum of $250,000.

Albireo Series C Investment (see page 160)

Under the terms of the Exchange Agreement, prior to the closing of the Transaction, certain Albireo investors have agreed to purchase an aggregate of 9,708,740 Series C voting preference shares of Albireo at a price per share of $1.03 for an aggregate consideration of $10.0 million. Prior to the completion of the Transaction, each outstanding Series C voting preference share will convert into one ordinary share of Albireo.

Voting Agreements (see page 160)

In connection with the Transaction, Biodel’s executive officers and directors have entered into voting agreements with Albireo. Under the terms of the voting agreements, such stockholders agreed to vote, and these voting agreements grant a limited irrevocable proxy to Albireo to vote, the Biodel securities owned or subsequently acquired by such stockholders in favor of the proposal to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, the proposal to approve and adopt the amendment to the amended and restated certificate of incorporation to effect the reverse stock split and the proposal to approve the 2016 Equity Plan described elsewhere in this proxy statement. In addition, each such stockholder agreed to not, directly or indirectly, take any action in his or her capacity as a stockholder to, among other things, solicit, initiate, knowingly encourage, or take any action that would be reasonably expected to lead to an alternative acquisition proposal or that Biodel is otherwise prohibited from taking under the non-solicitation provisions of the Exchange Agreement. Each party to the voting agreements also agreed not to take any action which would have the effect of preventing or disabling such party from performing its obligations under the voting agreement. The parties to the voting agreements with Albireo are: Gary G. Gemignani, the Interim Chief Executive Officer and Chief Financial Officer of Biodel; Paul S. Bavier, the Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary; and Julia R. Brown, Barry Ginsberg, M.D., Ph.D., Ira W. Lieberman, Ph.D., Daniel Lorber, M.D., Arlene Morris and Davey S. Scoon, each a director of Biodel, holding, in the aggregate, less than 1% of the outstanding capital stock of Biodel as of August 15, 2016.

Lock-up Agreements (see page 160)

As a condition to the closing of the Transaction, the current officers and directors of Biodel (who collectively own less than 1% of the outstanding capital stock of Biodel as of August 15, 2016) have entered into lock-up agreements, and each holder of Albireo shares and notes convertible into Albireo shares has agreed to certain lock-up provisions in the Exchange Agreement, in each case pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to shares of Biodel common stock until 180 days following the closing of the Transaction. The lock-up provisions apply to all shares of Biodel common stock received in the Transaction, except for shares of Biodel common stock received in exchange for Albireo ordinary shares issued upon conversion of the Albireo Series C voting preference shares issued in the Albireo Series C Investment.

Management Following the Transaction (see page 262)

Effective as of the closing of the Transaction, Biodel’s executive officers are expected to be:

Name	Title
Ronald H.W. Cooper	President and Chief Executive Officer
Thomas A. Shea	Chief Financial Officer and Treasurer
Jan P. Mattsson, Ph.D.	Chief Operating Officer
Peter A. Zorn	Senior Vice President, Corporate Development, General Counsel and Secretary

Interests of the Biodel Directors and Executive Officers in the Transaction (see page 129)

Certain members of the board of directors and executive officers of Biodel have interests in the Transaction that are different from, or in addition to, interests they have as Biodel stockholders. The Biodel board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Transaction. Upon completion of the Transaction, the employment of Gary Gemignani, Biodel’s Chief Financial Officer and Interim Chief Executive Officer, and Paul Bavier, Biodel’s Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary, will be terminated by Biodel without cause, and each will be entitled to certain severance payments and benefits and certain of their outstanding options will automatically vest in full. Additionally, Julia R. Brown and Davey S. Scoon, current members of Biodel’s board of directors, will continue to serve as members of the combined organization’s board of directors after the Transaction.

Material U.S. Federal Income Tax Consequences of the Transaction (see page 136)

Each of Biodel and Albireo intends the Transaction to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Whether the Transaction will qualify as a tax-free reorganization is uncertain for reasons that are described elsewhere in this proxy statement under the caption “Material U.S. Federal Income Tax Consequences of the Transaction.”

Risk Factors (see page 17)

Both Biodel and Albireo are subject to various risks associated with their businesses and their industries. In addition, the Transaction, including the possibility that the Transaction may not be completed, poses a number of risks to each company and its stockholders and shareholders, respectively, including the following risks:

•	The exchange ratio is not adjustable based on the market price of Biodel common stock, so the Transaction consideration at the closing may have a greater or lesser value than at the time the Exchange Agreement was signed;

•	Failure to complete the Transaction may result in Biodel paying a termination fee or reimbursing fees and expenses incurred by Albireo and the selling shareholders and could harm the common stock price of Biodel and future business and operations of Biodel;

•	If the conditions to the Transaction are not met, the Transaction will not occur;

•	The Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes or other causes;

•	Some Biodel officers and directors have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests;

•	The market price of the combined organization’s common stock may decline as a result of the Transaction;

•	Biodel stockholders and Albireo shareholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction;

•	Certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement; and

•	Because the lack of a public market for Albireo shares makes it difficult to evaluate the fairness of the Transaction, the shareholders of Albireo may receive consideration in the Transaction that is less than the fair market value of the Albireo shares.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement. Biodel and Albireo both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 136)

In the United States, Biodel must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Biodel common stock and the filing of this proxy statement with the SEC.

NASDAQ Stock Market Listing (see page 141)

Prior to the closing of the Transaction, the parties intend to file an initial listing application for the combined organization with The NASDAQ Capital Market pursuant to applicable NASDAQ Stock Market LLC rules. If such application is accepted, Biodel anticipates that its common stock will be listed on The NASDAQ Capital Market following the closing of the Transaction under the trading symbol “ALBO.”

Anticipated Accounting Treatment (see page 141)

The Transaction will be treated as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. For accounting purposes, Albireo is considered to be acquiring Biodel in the Transaction.

Appraisal Rights and Dissenters’ Rights (see page 141)

Under the Delaware General Corporation Law (“DGCL”), the stockholders of Biodel do not have appraisal rights in connection with the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and the resulting change of control of Biodel. Albireo shareholders generally do not have appraisal rights under English law.

Comparison of Rights of Holders of Biodel Stock and Albireo Shares (see page 288)

Biodel is incorporated under the laws of the State of Delaware, and the rights of stockholders of Biodel are currently, and will continue to be, governed by the DGCL. The internal affairs of Biodel are currently, and will continue to be, governed by Biodel’s amended and restated certificate of incorporation and bylaws. Albireo is registered in England and Wales, and the rights of Albireo shareholders are currently governed by the Companies Act 2006. The internal affairs of Albireo are currently governed by Albireo’s articles of association and the shareholders’ agreement between Albireo and its shareholders.

After the closing of the Transaction, Albireo shareholders will become stockholders of Biodel. Due to the differences between the governing laws and documents of Biodel and Albireo, the Transaction will result in Albireo shareholders having different rights once they become Biodel stockholders. The section of this proxy statement entitled “Comparison of Rights of Holders of Biodel Stock and Albireo Shares” sets forth a summary of the material differences between the current rights of Albireo shareholders and the rights of Biodel stockholders following the Transaction.

MARKET PRICE AND DIVIDEND INFORMATION

Biodel common stock is listed on The NASDAQ Capital Market under the symbol “BIOD.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Biodel common stock as reported on The NASDAQ Capital Market for each of the periods set forth below. Albireo is a private company and its share capital is not publicly traded. These per share sales prices do not give effect to the proposed 30:1 reverse stock split of Biodel common stock to be implemented prior to the closing of the Transaction.

Biodel Common Stock

	High	Low
Fiscal Year Ended September 30, 2014
First Quarter	$3.23	$1.93
Second Quarter	$3.71	$2.23
Third Quarter	$2.94	$1.97
Fourth Quarter	$2.21	$1.61
Fiscal Year Ended September 30, 2015
First Quarter	$1.68	$1.20
Second Quarter	$2.00	$1.14
Third Quarter	$1.34	$0.99
Fourth Quarter	$1.13	$0.39
Fiscal Year Ending September 30, 2016
First Quarter	$0.50	$0.22
Second Quarter	$0.38	$0.22
Third Quarter	$0.53	$0.26

The closing price of Biodel common stock on May 23, 2016 (which is the date immediately prior to public announcement of the Transaction), as reported on The NASDAQ Capital Market, was $0.39 per share. The closing price of Biodel common stock on [●], 2016, as reported on The NASDAQ Capital Market, was $[●] per share.

Assuming approval of Biodel Proposals Nos. 1 and 2 by Biodel’s stockholders and approval of the initial listing application by The NASDAQ Capital Market, following the closing of the Transaction, Biodel common stock is expected to be listed on The NASDAQ Capital Market and trade under Biodel’s new corporate name, “Albireo Pharma, Inc.,” and new trading symbol, “ALBO.”

As of [●], 2016, the record date for the Biodel annual meeting, Biodel had approximately [●] holders of record of its common stock. As of August 15, 2016, Albireo had seven holders of record of its ordinary shares, seven holders of its ordinary A shares and, after giving effect to the Albireo Note Conversion and Albireo Series C Investment, 17 holders of record of its preference shares. For detailed information regarding the beneficial ownership of certain stockholders of Biodel upon the closing of the Transaction, see the section entitled “Principal Stockholders of Combined Organization” in this proxy statement.

Dividends

Biodel has never paid or declared any cash dividends on its common stock and does not anticipate doing so in the foreseeable future. The combined organization intends to retain all available funds and any future earnings to fund the development and expansion of its business. Albireo is currently prohibited from making any dividend payments under the terms of its loan facility.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement.

Risks Related to the Transaction

The exchange ratio is not adjustable based on the market price of Biodel common stock, so the Transaction consideration at the closing may have a greater or lesser value than at the time the Exchange Agreement was signed.

The Exchange Agreement has set a fixed exchange ratio at which Albireo ordinary shares will be exchanged for shares of Biodel common stock in the Transaction, and the exchange ratio is only adjustable upward or downward if the net cash balance of either of Biodel or Albireo differs from certain negotiated parameters. Any changes in the market price of Biodel common stock before the completion of the Transaction will not affect the number of shares Albireo shareholders will be entitled to receive pursuant to the Exchange Agreement. Therefore, if before the completion of the Transaction the market price of Biodel common stock declines from the market price on the date of the Original Exchange Agreement, then Albireo shareholders could receive Transaction consideration with substantially lower value than the parties had negotiated for in the establishment of the exchange ratio. Similarly, if before the completion of the Transaction the market price of Biodel common stock increases from the market price on the date of the Original Exchange Agreement, then Albireo shareholders could receive Transaction consideration with substantially more value than the parties had negotiated for in the establishment of the exchange ratio. The Exchange Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market value of Biodel common stock, for each percentage point that the market value of Biodel common stock rises or declines from the date of the Original Exchange Agreement, there is a corresponding one percentage point rise or decline in the value of the shares issued to Albireo shareholders (assuming no adjustment to the exchange ratio as a result of Biodel’s or Albireo’s net cash balance).

Failure to complete the Transaction may result in Biodel paying a termination fee or reimbursing fees and expenses incurred by Albireo and the selling shareholders and could harm the common stock price of Biodel and future business and operations of Biodel.

If the Transaction is not completed, Biodel is subject to the following risks:

•	if the Exchange Agreement is terminated under certain circumstances, Biodel will be required to pay Albireo a termination fee of $1.1 million;

•	if the Exchange Agreement is terminated under certain circumstances, Biodel will be required to reimburse certain transaction fees and expenses incurred by Albireo and its selling shareholders, up to a maximum of $250,000;

•	the price of Biodel stock may decline and remain volatile; and

•	substantial costs related to the Transaction, such as legal and accounting fees (which Biodel estimates will total approximately $1.5 million and $50,000, respectively), some of which must be paid even if the Transaction is not completed.

In addition, if the Exchange Agreement is terminated, the board of directors of Biodel may elect to, among other things, attempt to complete another strategic transaction like the Transaction, attempt to sell or otherwise dispose of the various assets of Biodel, or continue to operate the business of Biodel, any of which involves significant risks and uncertainties. See “Risks Related to Biodel—Biodel may not be able to complete the Transaction and may elect to pursue another strategic transaction similar to such Transaction, which may not occur on commercially reasonably terms or at all.”; “Risks Related to Biodel—In light of the challenges associated with building a sustainable business, if for any reason the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders, but there would be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations.” and “Risks Related to Biodel—If the Transaction is not completed, and Biodel fails to acquire and develop other products or product candidates at all or on commercially reasonable terms, Biodel may be unable to build a sustainable business.”

If the conditions to the Transaction are not met, the Transaction will not occur.

Even if the Transaction is approved by the stockholders of Biodel, specified conditions must be satisfied or waived to complete the Transaction. These conditions are set forth in the Exchange Agreement and described in the section entitled “The Exchange Agreement—Conditions to the Completion of the Transaction” in this proxy statement. Biodel or Albireo cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Transaction will not occur or will be delayed, the market price of Biodel may decline and Biodel and Albireo each may lose some or all of the intended benefits of the Transaction.

The Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes or other causes.

In general, either Biodel or Albireo can refuse to complete the Transaction if there is a material adverse change affecting the other party between May 24, 2016, the date of the Original Exchange Agreement, and the closing of the Transaction. However, certain types of changes do not permit either party to refuse to complete the Transaction, even if such change could be said to have a material adverse effect on Biodel or Albireo, including:

•	any effect resulting from the execution, delivery, announcement or performance of the obligations under the Exchange Agreement or the announcement, pendency or anticipated closing of the Transaction;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

•	any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof;

•	any effect from general conditions in financial markets and any changes therein;

•	any effect resulting from conditions generally affecting the industries in which Biodel and its subsidiaries or Albireo participate or the United States or global economy or capital markets as a whole, relative to other companies in the industries in which they operate;

•	with respect to Biodel, any change in the stock price or trading volume of Biodel common stock (excluding any underlying effect that may have caused such change);

•	with respect to Biodel, any litigation relating to the Exchange Agreement or the transactions contemplated thereby;

•	with respect to Albireo, any failure by Albireo or its subsidiaries to meet any estimates and expectations of its development programs, internal projections or forecasts (excluding any underlying effect that may have caused such failure);

•	with respect to Albireo, any failure by Albireo or its subsidiaries to meet third party revenue or earnings predictions (excluding any underlying effect that may have caused such change);

•	with respect to Albireo, regulatory approval or regulatory actions or announcements with respect to any product or product candidate of a third party that are similar to, or expected to compete against, any of Albireo’s product candidates; or

•	with respect to Albireo, changes in or affecting drug development activities (including clinical trials and regulatory actions) conducted by or on behalf of Albireo or its subsidiaries or licensees with respect to Albireo’s product candidates.

If adverse changes occur and Biodel and Albireo still complete the Transaction, the combined organization’s stock price may suffer. This in turn may reduce the value of the Transaction to the stockholders of Biodel, the shareholders of Albireo or both.

Some Biodel officers and directors have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests as Biodel stockholders.

Certain officers and directors of Biodel participate in arrangements that provide them with interests in the Transaction that are different from yours, including, among others, the continued service as a director of the combined organization, severance benefits, the acceleration of stock option vesting and continued indemnification. For example, Biodel has entered into certain employment and severance benefits agreements with certain of its executive officers that may result in the receipt by such executive officers of cash transaction bonuses as well as severance payments and other benefits with a total value of approximately $2,171,777 (collectively, not individually, and excluding the value of any accelerated vesting of stock option awards) and the acceleration of stock option awards held by those officers, including options to purchase shares of Biodel common stock, based on data available as of August 15, 2016 and assuming a covered termination of employment of such executive officer’s employment as of such date. The closing of the Transaction will also result in the acceleration of vesting of a portion of the stock awards, including options to purchase approximately 1,457,167 shares of Biodel common stock held by certain Biodel executive officers and directors (before giving effect to the proposed 30:1 reverse stock split of Biodel’s common stock, and assuming the Transaction closed on August 15, 2016). These interests, among others, may influence the officers and directors of Biodel to support or approve the Transaction. For more information concerning the interests of Biodel executive officers and directors, see the section entitled “The Transaction—Interests of the Biodel Directors and Executive Officers in the Transaction” in this proxy statement.

The market price of the combined organization’s common stock may decline as a result of the Transaction.

The market price of the combined organization’s common stock may decline as a result of the Transaction for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Transaction;

•	the effect of the Transaction on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts.

Biodel stockholders and Albireo shareholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Transaction, Biodel stockholders will have experienced substantial dilution of their ownership interests in Biodel, and Albireo shareholders will have experienced substantial dilution of their ownership interests in Albireo, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Transaction.

Certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement.

The terms of the Exchange Agreement prohibit each of Biodel and Albireo from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when Biodel’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably likely to be consummated and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the board’s fiduciary duties. In addition, if Biodel or Albireo terminate the Exchange Agreement under certain circumstances, including Biodel terminating the Exchange Agreement because of a decision of Biodel’s board of directors to authorize Biodel to enter into an acquisition agreement with respect a superior proposal or Albireo terminating the Exchange Agreement because of a change in Biodel’s board of directors’ recommendation as a result of either its receipt of an acquisition proposal that Biodel’s board of directors determines in good faith constitutes a superior proposal or an intervening event, Biodel would be required to pay a termination fee of $1.1 million, plus certain transaction fees and expenses in certain cases, to Albireo. This termination fee may discourage third parties from submitting alternative takeover proposals to Biodel or its stockholders and may cause the Biodel board of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Albireo shares makes it difficult to evaluate the fairness of the Transaction, the shareholders of Albireo may receive consideration in the Transaction that is more or less than the fair market value of the Albireo shares.

The outstanding share capital of Albireo is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Albireo. Because the percentage of Biodel equity to be issued to Albireo shareholders was determined based on negotiations between the parties, it is possible that the value of the Biodel common stock to be received by Albireo shareholders will be more or less than the actual fair market value of Albireo.

The shares of Biodel common stock issuable in the Transaction constitute restricted securities under federal securities laws and are subject to additional restrictions on transfer. As a result, the shares will not be freely tradable following the Transaction, and stockholders receiving them may never be able to achieve liquidity.

The shares of Biodel common stock issued in the Transaction will not immediately, or ever, be registered under the Securities Act. The shares of Biodel common stock will constitute “restricted stock” under the Securities Act and, therefore, such shares may not be sold unless the shares are registered or unless an exemption from the registration and prospectus delivery requirements of the Securities Act is available. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving shares of Biodel common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

The combined organization may become involved in securities class action litigation that could divert management’s attention and harm the combined organization’s business and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined organization may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined organization’s business.

Risks Related to the Proposed 30:1 Reverse Stock Split

The 30:1 reverse stock split may not increase the combined organization’s stock price over the long-term.

The principal purpose of the 30:1 reverse stock split is to increase the per-share market price of Biodel’s common stock. It cannot be assured, however, that the 30:1 reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Biodel’s common stock, it cannot be assured that the 30:1 reverse stock split will increase the market price of its common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of Biodel’s common stock, which is dependent upon many factors, including the combined organization’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined organization might meet the continued listing requirements for The NASDAQ Capital Market initially, it cannot be assured that it will continue to do so.

The 30:1 reverse stock split may decrease the liquidity of the combined organization’s common stock.

Although the Biodel board of directors believes that the anticipated increase in the market price of the combined organization’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the 30:1 reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Biodel’s common stock.

The reverse stock split may lead to a decrease in the combined organization’s overall market capitalization.

Should the market price of the combined organization’s common stock decline after the 30:1 reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the 30:1 reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined organization’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined organization, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Biodel’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Biodel’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Biodel

Biodel’s business to date has been significantly dependent on the success of its product pipeline. Biodel is no longer actively engaged in further research and development and suspended patient enrollment in its clinical studies while pursuing strategic alternatives to increase stockholder value, and there is no guarantee that this strategic path will be successful.

In December 2015, Biodel’s board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving the company’s cash balance to the extent practicable. Biodel had previously devoted substantially all of its research, development and clinical efforts and financial resources to the development of its research and development and clinical programs for its product candidates, including specifically the development of its glucagon emergency rescue (“GEM”) product candidate and ultra-rapid-acting insulin product candidate, BIOD-531. As a result of the board’s decision, Biodel is no longer actively engaged in further research and development of its product pipeline and its pre-clinical programs to reduce operating expenses. Biodel’s Study 3-157 and Study 3-250 of BIOD-531, its concentrated ultra-rapid-acting insulin product candidate, were terminated. Upon the closing of the Transaction, the combined organization intends to entirely replace Biodel’s business and operations, including Biodel’s historical research and development activities, with Albireo’s business and operations, and the combined organization does not intend to resume research or development activity related to BIOD-531 or any of Biodel’s other product candidates. There can be no assurance that the proposed Transaction will be approved or consummated, or if consummated, that it would enhance stockholder value. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders.

Biodel may not be able to complete the Transaction and may elect to pursue another strategic transaction similar to such Transaction, which may not occur on commercially reasonably terms or at all.

Biodel cannot assure you that it will complete the Transaction in a timely manner or at all. The Exchange Agreement is subject to many closing conditions and termination rights, as set forth in more detail in “The Exchange Agreement—Conditions to the Completion of the Transaction” and “The Exchange Agreement—Termination” below. If the Transaction does not occur, Biodel’s board of directors may elect to attempt to complete another strategic transaction similar to the Transaction.

Attempting to complete another strategic transaction similar to the Transaction will be costly and time-consuming, and Biodel cannot make any assurances that a future strategic transaction will occur on terms that provide the same or greater opportunity for potential value to Biodel stockholders, or at all. Even if Biodel does complete the Transaction, the Transaction ultimately may not deliver the anticipated benefits or enhance stockholder value.

In light of the challenges associated with building a sustainable business, if for any reason the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders, but there would be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations.

There can be no assurance that the Transaction will be completed. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. The process of liquidation may be lengthy and, if initiated, Biodel cannot make any assurances regarding timing of completion. In addition, Biodel would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount or timing of available cash remaining to distribute to stockholders after paying Biodel’s debts and other obligations and setting aside funds for reserves. Accordingly, holders of its common stock could lose all or a significant portion of their investment in the event of a liquidation of the company.

If the Transaction is not completed, and Biodel fails to acquire and develop other products or product candidates at all or on commercially reasonable terms, Biodel may be unable to build a sustainable business.

If the Transaction is not completed, there also can be no assurance that Biodel will conduct research and development activities in the future. It may instead be required to rely on in-licensing as the source of any future product candidates for development and commercialization in order to build a sustainable business. Due to Biodel’s history, its limited operational and management capabilities, and the intense competition for pharmaceutical product candidates, even if Biodel finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that it finds acceptable, or at all. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. Biodel has historically competed for collaborative arrangements and license agreements with pharmaceutical and biotechnology companies and academic research institutions. Biodel’s competitors may have stronger relationships with third parties with whom they may be interested in collaborating, or which have greater financial, development and commercialization resources and/or more established histories of developing and commercializing products than Biodel. As a result, competitors may have a competitive advantage over Biodel in entering into collaborative arrangements with such third parties. In addition, even if Biodel finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that Biodel finds acceptable, or at all.

Biodel expects that any product candidate to which it acquires rights will require additional development and regulatory efforts prior to commercial sale, including extensive clinical testing and approval by the U.S. Food and Drug Administration, or FDA, and other non-U.S. regulatory authorities. All product candidates are subject to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities and the possibility that, due to strategic considerations, Biodel will discontinue research or development with respect to a product candidate for which it has already incurred significant expense. Even if the product candidates are approved, Biodel cannot be sure that it would be capable of economically feasible production or commercial success.

Biodel has incurred significant losses since its inception and expects to incur losses for the foreseeable future.

Biodel has not generated any revenues to date. Since its inception in December 2003, Biodel has incurred significant operating losses. Biodel’s net losses were approximately $18.7 million for the fiscal year ended September 30, 2015 and approximately $12.2 million for the nine month period ended June 30, 2016. As of September 30, 2015, Biodel had an accumulated deficit of approximately $248.3 million. Its prior losses, combined with expected future losses, have had and may continue to have an adverse effect on its stockholders’ equity and working capital.

Prior to the recent suspension of its further research and clinical development activities, Biodel had devoted most of its financial resources to research and development, including developing its preclinical and clinical development activities. To date, Biodel has financed its operations primarily through the sale of equity securities. The amount of Biodel’s future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings or strategic collaborations.

The net losses Biodel incurs may fluctuate significantly from quarter-to-quarter and year-to-year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance. In any particular quarter or quarters, its operating results could be below the expectations of securities analysts or investors, which could cause its stock price to decline.

If Biodel does not complete the Transaction, it will require substantial additional funding in the event Biodel resumes its operations, and may need to curtail operations if it has insufficient capital.

Biodel’s operations have consumed substantial amounts of cash since inception. It had cash, cash equivalents and marketable securities of approximately $31.0 million at June 30, 2016. Biodel expects its negative cash flows from operations to continue for the foreseeable future.

Biodel currently believes that its available cash, cash equivalents and marketable securities and interest income will be sufficient to fund its anticipated levels of operations for at least 12 months after August 15, 2016. However, if Biodel does not successfully complete the Transaction, Biodel will require substantial additional funding in the event it resumes its operations, as drug development is expensive and time-consuming. Its future capital requirements will depend on many factors, including:

•	Biodel’s ability to complete the Transaction;

•	the timing and nature of any future strategic transactions that Biodel undertakes;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the cost incurred in responding to disruptive actions by activist stockholders.

Any additional fundraising efforts may affect the ability of Biodel’s management to carry out the board of directors’ strategic plan. In addition, it cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Biodel, if at all. It could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would otherwise be ideal and it may be required to relinquish rights to some of its technologies, product candidates, or otherwise agree to terms unfavorable to it, any of which may have a material adverse effect on its business, operating results and prospects.

If Biodel is unable to obtain funding on a timely basis, it may be unable to deploy the capital necessary to resume its operations or otherwise capitalize on its business opportunities, as desired, any of which could materially adversely affect its business, financial condition and results of operations and could even require it to cease operations entirely.

Risks Related to the Development of Biodel’s Product Candidates

Biodel’s business to date has depended heavily on the success of its glucagon emergency rescue and ultra-rapid-acting mealtime insulin development programs; however, it has recently suspended all research and clinical development activities.

Biodel has invested a significant portion of its efforts and financial resources in the development of its glucagon emergency rescue and ultra-rapid-acting insulin product candidates. Biodel submitted an IND to the FDA for its GEM product candidate in the third calendar quarter of 2014, and in the first calendar quarter of 2015, Biodel announced positive topline results from Study 6-101. However, the timing of the development program for Biodel’s GEM product candidate is dependent on the ability of Unilife to deliver to Biodel at least three registration batches of the fully filled and finished GEM device so that Biodel may conduct the pivotal clinical study, human factors study and stability studies required for an NDA submission to the FDA. Previously,

Biodel anticipated that Unilife would deliver the registration batches toward the end of the 2015 calendar year. However, Unilife informed Biodel that the projected GEM device development timelines were no longer accurate, and discussions with Unilife to resolve a dispute regarding the requirements of Biodel’s customization and commercial supply contract with Unilife were unsuccessful. Biodel has initiated formal legal proceedings in Superior Court in the State of Connecticut and with the American Arbitration Association to address Unilife’s alleged violation of the Connecticut Unfair Trade Practices Act (“CUTPA”), and alleged breaches of contract in connection with the GEM program. Biodel cannot give any assurance as to the outcome of its legal proceedings with Unilife. Further, Biodel has been unable to engage a strategic partner in the advancement of formulations of its ultra-rapid-acting insulins into later stages of development, and Biodel has no plans pursue such activities on its own. As a result, Biodel has suspended further research and development of its GEM product candidate as well as research and development and clinical programs for its other product candidates and pre-clinical programs to reduce operating expenses. There can be no assurances that Biodel will conduct research and development activities, including clinical trials.

Even if Biodel resumes or initiates and completes any necessary preclinical studies and clinical trials for any product candidates it may choose to develop, it cannot predict when, or if, it will obtain regulatory approval to commercialize a product candidate or the approval may be for a more narrow indication than Biodel expects.

Even if Biodel resumes or initiates any necessary preclinical studies and clinical trials for any product candidates it may choose to develop, it cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if Biodel’s product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or Biodel may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Biodel may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies also may approve a treatment candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of any product candidate.

Risks Related to Biodel’s Dependence on Third Parties

Biodel relies on third parties to conduct, supervise and monitor its business operations. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Biodel may not be able to conduct its business and operations and its status as a publicly traded company could be substantially harmed.

Biodel has historically relied on third party vendors to assist with development activities, and since the board of director’s approval of the strategic plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets, certain administrative functions. Biodel’s vendors are not its employees, and there can be no assurance of any ability to directly monitor whether or not the vendors devote sufficient time and resources in furtherance of the company. These vendors may also have relationships with other parties that receive priority over the activities of Biodel. If Biodel’s vendors do not successfully carry out their contractual duties or obligations or fail to meet expected deadlines, Biodel’s financial results and the commercial prospects for its business would be harmed, its costs to regain compliance could increase and its ability to identify alternatives for its business and generate revenues would be delayed or significantly impaired.

Risks Related to Biodel’s Intellectual Property

If Biodel is unable to obtain or protect its intellectual property rights, its competitors may develop and market similar or identical products that may reduce demand for any future Biodel products, and Biodel may not be able to compete effectively.

The following factors are important to Biodel’s success:

•	receiving patent protection for Biodel’s product candidates;

•	maintaining Biodel’s trade secrets;

•	not infringing on the proprietary rights of others; and

•	preventing others from infringing on Biodel’s proprietary rights.

Biodel will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Biodel tries to protect its proprietary position by filing U.S. and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that Biodel owns or licenses from others may not provide any protection against competitors.

Biodel’s pending patent applications, those it may file in the future, or those it may license from third parties, may not result in patents being issued. If patents do not issue with claims encompassing Biodel’s products, Biodel’s competitors may develop and market similar or identical products that compete with Biodel’s products. Even if patents are issued, they may not provide Biodel with proprietary protection or competitive advantages against competitors with similar technology. Failure to obtain effective patent protection for Biodel’s technology and products may reduce demand for any future Biodel products and prevent Biodel from establishing collaborative relationships on favorable terms.

The individual active and inactive ingredients in Biodel’s ultra-rapid-acting insulin formulations and Biodel’s stable glucagon presentations have been known and used for many years and, therefore, are no longer subject to patent protection, except in proprietary combinations. Accordingly, Biodel’s patent and pending applications are directed to the particular formulations of these ingredients in Biodel’s products, and to their use. Although Biodel believes its formulations and their uses are or will be patented and provide a competitive advantage, Biodel’s patents may not prevent others from marketing formulations using the same active and inactive ingredients in different combinations.

Biodel also relies on trade secrets, know-how and technology, which are not protected by patents, to maintain its competitive position. Biodel tries to protect this information by entering into confidentiality agreements with parties that have access to it, such as potential corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreements and disclose Biodel’s confidential information or Biodel’s competitors may learn of the information in some other way. Furthermore, others may independently develop similar technologies or duplicate any technology that Biodel has developed. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, Biodel’s business and financial condition could be materially adversely affected.

The laws of many foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Accordingly, the fact that Biodel has obtained certain patent rights in the United States does not guarantee that Biodel will be able to obtain the same or similar rights elsewhere. Even if Biodel is granted patents in foreign countries, it cannot guarantee that it will be able to enforce its rights effectively.

Biodel may become involved in lawsuits and administrative proceedings to protect, defend or enforce its patents that would be expensive and time-consuming.

In order to protect or enforce Biodel’s patent rights, Biodel may initiate patent litigation against third parties in the United States or in foreign countries. In addition, Biodel may be subject to certain opposition proceedings conducted in patent and trademark offices challenging the validity of its patents and may become involved in future opposition proceedings challenging the patents of others. For example, in late July 2013, a third party initiated administrative proceedings to oppose two of Biodel’s more recent patents that have been granted by the European Patent Office in connection with Biodel’s ultra-rapid-acting insulin formulations. While Biodel was successful in defending the opposition before the Opposition Division of the European Patent Office in October 2014, the decision in those proceedings has been appealed. The defense of intellectual property rights, including patent rights, through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings can be costly and can divert Biodel’s technical and management personnel from their normal responsibilities. Such costs increase Biodel’s operating losses and reduce Biodel’s resources available for development activities. An adverse determination of any litigation or defense proceedings could put one or more of Biodel’s patents at risk of being invalidated or interpreted narrowly and could put Biodel’s patent applications at risk of not issuing.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Biodel’s confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation and despite protective orders entered by the court, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect Biodel’s business and financial results.

Claims by other parties that Biodel infringes or has misappropriated their proprietary technology may result in liability for damages, royalties, or other payments, or impair any future development and commercialization efforts.

Competitors and other third parties may initiate patent litigation against Biodel in the United States or in foreign countries based on existing patents or patents that may be granted in the future. Many of Biodel’s competitors may have obtained patents covering products and processes generally related to Biodel’s products and processes, and they may assert these patents against Biodel. Moreover, there can be no assurance that these competitors have not sought or will not seek additional patents that may cover aspects of Biodel’s technology. As a result, there is a greater likelihood of a patent dispute than would be expected if Biodel’s competitors were pursuing unrelated technologies.

While Biodel, from time to time, has conducted patent searches to determine whether the technologies used in its products infringe patents held by third parties, numerous patent applications are currently pending and may be filed in the future for technologies generally related to Biodel’s technologies. There are many patent applications that remain pending and there is inherent uncertainty in conducting patent searches. As a result, there can be no guarantee that Biodel will not violate third-party patent rights that it has not yet identified.

There may be U.S. and foreign patents issued to third parties that relate to aspects of Biodel’s product candidates. There may also be patent applications filed by these or other parties in the United States and various foreign jurisdictions that relate to some aspects of Biodel’s product candidates, which, if issued, could subject Biodel to infringement actions. The owners or licensees of these and other patents may file one or more infringement actions against Biodel. In addition, a competitor may claim misappropriation of a trade secret by an employee hired from that competitor. Any such infringement or misappropriation action could cause Biodel to incur substantial costs defending the lawsuit and could distract its management from its business, even if the allegations of infringement or misappropriation are unwarranted. A need to defend multiple actions or claims could have a disproportionately greater impact. In addition, either in response to or in anticipation of any such infringement or misappropriation claim, Biodel may enter into commercial agreements with the owners or licensees of these rights. The terms of these commercial agreements may include substantial payments, including substantial royalty payments on revenues received by Biodel in connection with the commercialization of its products.

Payments under such agreements could increase Biodel’s operating losses and reduce Biodel’s resources available for development activities. Furthermore, a party making this type of claim could secure a judgment that requires Biodel to pay substantial damages, which would increase its operating losses and reduce its resources available for development activities. A judgment could also include an injunction or other court order that could prevent Biodel from making, using, selling, offering for sale or importing its products or prevent its customers from using its products. If a court determined or if Biodel independently concluded that any of its products or manufacturing processes violated third-party proprietary rights, any Biodel clinical trials could be delayed and there can be no assurance that Biodel would be able to reengineer the product or processes to avoid those rights, or to obtain a license under those rights on commercially reasonable terms, if at all.

Risks Related to Regulatory Approval of Biodel’s Product Candidates

Any product for which Biodel obtains marketing approval could be subject to restrictions or withdrawal from the market and Biodel may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

Any product for which Biodel obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other state and federal regulatory authorities. These requirements include, in the case of the FDA, submissions of safety and other post-marketing information and reports, registration requirements, current good manufacturing practice (“cGMP”) requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. In addition, if any of Biodel’s product candidates are approved, Biodel’s product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription drug products. In particular, a drug may not be promoted in a misleading manner or for uses that are not approved by the FDA as reflected in the product’s approved labeling. The FDA and other state and federal entities actively enforce the laws and regulations prohibiting misleading promotion and the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Discovery after approval of previously unknown problems with Biodel’s products, manufacturers or manufacturing processes, or failure to comply with state or federal regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;

•	restrictions on the marketing or distribution of a product;

•	requirements that Biodel conducts new studies, makes labeling changes, and implements Risk Evaluation and Mitigation Strategies;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that Biodel submits;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of Biodel’s products;

•	product embargo and/or seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

Risks Related to the Common Stock of Biodel

Biodel’s failure to meet continued listing compliance criteria in accordance with NASDAQ Stock Market rules could result in NASDAQ delisting Biodel’s common stock.

The NASDAQ Stock Market LLC (“NASDAQ”) listing rules require Biodel to maintain certain closing bid price, stockholders equity, and other financial metric criteria. On September 21, 2015, Biodel received a written notice from NASDAQ indicating that Biodel was not in compliance with the minimum bid price requirement set forth in NASDAQ rules for continued listing on The NASDAQ Capital Market. NASDAQ Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of Biodel’s common stock for the 30 consecutive business days from August 6, 2015 to September 16, 2015, Biodel no longer meets the minimum bid price requirement.

Pursuant to NASDAQ Listing Rule 5810(c)(3)(A), Biodel was granted a 180 calendar day compliance period, or until March 21, 2016, to regain compliance with the minimum bid price requirement. During the compliance period, Biodel’s common stock continued to be listed and traded on The NASDAQ Capital Market. To regain compliance, the closing bid of Biodel’s common stock needed to meet or exceed $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period. On March 22, 2016, NASDAQ notified Biodel that while it had not regained compliance with the bid price rule, it was eligible for an additional 180-day grace period, or until September 19, 2016, to regain compliance. NASDAQ’s determination was based on Biodel’s having met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The NASDAQ Capital Market, with the exception of the bid price rule, and on Biodel’s written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. There can be no assurance that Biodel will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other NASDAQ listing criteria.

If Biodel does not regain compliance with the bid price rule by September 19, 2016, NASDAQ will provide written notification to Biodel that its common stock will be delisted. At that time, Biodel may appeal the delisting determination to a NASDAQ Hearings Panel. Biodel would remain listed pending the panel’s decision. There can be no assurance that, if Biodel does appeal the delisting determination that such appeal would be successful.

In the event that Biodel is delisted from The NASDAQ Capital Market, its common stock would become significantly less liquid, which would likely adversely affect its value. Although Biodel’s common stock would likely be traded over-the-counter or on other less liquid trading platforms, these types of listings involve more risk and trade less frequently and in smaller volumes than securities traded on The NASDAQ Capital Market.

Provisions in Biodel’s corporate charter documents and under Delaware law could make an acquisition of Biodel, which may be beneficial to its stockholders, more difficult and may prevent attempts by Biodel’s stockholders to replace or remove Biodel’s current management.

Provisions in Biodel’s corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Biodel that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Biodel’s common stock, thereby depressing the market price of Biodel’s common stock. In addition, these provisions may frustrate or prevent any attempts by Biodel’s stockholders to replace or remove Biodel’s current management by making it more difficult for stockholders to replace members of Biodel’s board of directors. Because Biodel’s board of directors is responsible for appointing the members of Biodel’s management team, these provisions could in turn affect any attempt by Biodel’s stockholders to replace current members of Biodel’s management team.

Among others, these provisions:

•	establish a classified board of directors such that not all members of the board are elected at one time;

•	allow the authorized number of Biodel’s directors to be changed only by resolution of Biodel’s board of directors;

•	limit the manner in which stockholders can remove directors from the board of directors;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to Biodel’s board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by Biodel’s stockholders by written consent;

•	limit who may call stockholder meetings;

•	authorize Biodel’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan or “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by Biodel’s board of directors; and

•	require the approval of the holders of at least 75% of the votes that all of Biodel’s stockholders would be entitled to cast to amend or repeal certain provisions of Biodel’s charter or bylaws.

In addition, because Biodel is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a person who owns 15% or more of Biodel’s outstanding voting stock from merging or combining with Biodel for a period of three years after the date of the transaction in which the person acquired 15% or more of Biodel’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Because Biodel’s stock price is volatile, purchasers of Biodel’s common stock could incur substantial losses.

Biodel’s stock price has been and may continue to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for Biodel’s common stock may be influenced by many factors, including:

•	results of clinical trials of Biodel’s product candidates or those of Biodel’s competitors;

•	regulatory or legal developments in the United States and other countries;

•	variations in Biodel’s financial results or those of companies that are perceived to be similar to Biodel;

•	developments or disputes concerning patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risks Related to Biodel” section and in the “Risks Related to the Transaction” and “Risks Related to the Proposed 30:1 Reverse Stock Split” sections of this proxy statement.

Biodel’s outstanding warrants may be exercised in the future, which would increase the number of shares in the public market and result in dilution to Biodel’s stockholders.

As a result of Biodel’s June 2012 private placement, Biodel has outstanding warrants to purchase 2,749,469 shares of its common stock at $2.66 per share. The warrants expire in June 2017. The exercise of these warrants for shares of common stock would be substantially dilutive to the outstanding shares of common stock. Any dilution or potential dilution may cause Biodel’s stockholders to sell their shares, which would contribute to a downward movement in the stock price of Biodel’s common stock.

Biodel has never paid any cash dividends on its common stock and Biodel does not anticipate paying any cash dividends in the foreseeable future.

Biodel has paid no cash dividends on its common stock to date. In addition, the terms of any future debt agreements may preclude Biodel from paying dividends. As a result, Biodel does not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will depend on Biodel’s financial condition, results of operations, capital requirements and other factors and will be at the discretion of Biodel’s board of directors. Furthermore, Biodel may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Capital appreciation, if any, of Biodel’s common stock will be investors’ sole source of gain for the foreseeable future.

Risks Related to Albireo

Risks Related to Albireo’s Financial Position and Need for Additional Capital

Albireo has incurred significant losses since its inception. Albireo expects to continue to incur losses and may never generate profits from operations or maintain profitability.

Since inception, Albireo has incurred significant operating losses. Albireo’s net loss was approximately $1.1 million for the six months ended June 30, 2016, $6.8 million for the year ended December 31, 2015 and $6.4 million for the year ended December 31, 2014. As of June 30, 2016, Albireo had an accumulated deficit of $10.7 million. To date, Albireo has financed its operations primarily through issuances of its preference shares or convertible loan notes, upfront fees paid upon entering into or amending license agreements, payments received upon the achievement of specified milestone events under the license agreements, grants and venture debt borrowings. Albireo has devoted substantially all of its efforts to research and development, including clinical trials. Albireo has not completed the development of any drugs. Albireo expects to continue to incur significant expenses and increasing operating losses for at least the next few years as the combined organization continues its development of, and seeks marketing approvals for, Albireo’s product candidates, prepares for and begins the commercialization of any approved products, and adds infrastructure and personnel to support its product development efforts and operations as a public company in the United States. The net losses Albireo incurs may fluctuate significantly from quarter to quarter and year to year.

Albireo’s ability to generate profits from operations and thereafter to remain profitable depends heavily on:

•	the scope, number, progress, duration, cost, results and timing of clinical trials and nonclinical studies of Albireo’s current or future product candidates;

•	the combined organization’s ability to raise sufficient funds to support the development and potential commercialization of Albireo’s product candidates;

•	the outcomes and timing of regulatory reviews, approvals or other actions;

•	Albireo’s ability to obtain marketing approval for its product candidates;

•	whether and to what extent milestone events are achieved under Albireo’s license agreement with EA Pharma Co., Ltd. (formerly Ajinomoto Pharmaceuticals Co., Ltd.), or EA Pharma, or any potential future licensee or collaborator;

•	Albireo’s ability to establish and maintain additional licensing, collaboration or similar arrangements on favorable terms and whether and to what extent Albireo retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

•	the success of any other business, product or technology that Albireo acquires or in which Albireo invests;

•	Albireo’s ability to maintain, expand and defend the scope of its intellectual property portfolio;

•	Albireo’s ability to manufacture any approved products on commercially reasonable terms;

•	Albireo’s ability to establish a sales and marketing organization or suitable third-party alternatives for any approved product; and

•	the number and characteristics of product candidates and programs that Albireo pursues.

Based on Albireo’s current plans, it does not expect to generate significant revenue unless and until it or a current or potential future licensee obtains marketing approval for, and commercializes, one or more of its product candidates, which it does not expect to occur for at least the next few years. Neither Albireo nor a licensee may ever succeed in obtaining marketing approval for, or commercializing, Albireo’s product candidates and, even if it does, may never generate revenues that are significant enough to generate profits from operations. Even if Albireo does generate profits from operations, it may not be able to sustain or increase profitability on a quarterly or annual basis. Albireo’s failure to generate profits from operations and remain profitable would decrease the value of the combined organization and could impair its ability to raise capital, expand its business, maintain its research and development efforts, diversify its product offerings or continue its operations. A decline in the value of the combined organization could also cause you to lose all or part of your investment.

Albireo’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.

Albireo’s operations to date have been limited to organization and staffing, developing and securing its technology, entering into licensing arrangements for elobixibat, raising capital and undertaking preclinical studies and clinical trials of its product candidates. Albireo has not yet demonstrated its ability to successfully complete development of any product candidate, obtain marketing approval, manufacture a commercial scale product, or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about Albireo’s future success or viability may not be as accurate as they could be if Albireo had a longer operating history.

Assuming Albireo obtains marketing approval for any of its product candidates, Albireo will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. Albireo may encounter unforeseen expenses, difficulties, complications and delays and may not be successful in such a transition.

Albireo’s independent registered public accounting firm has expressed doubt about Albireo’s ability to continue as a going concern.

Based on Albireo’s recurring losses and expectations to incur significant expenses and negative cash flows for the foreseeable future, Albireo’s independent registered public accounting firm has included an explanatory paragraph in its report on Albireo’s financial statements as of and for the years ended December 31, 2015 and December 31, 2014 expressing substantial doubt about Albireo’s ability to continue as a going concern. If the Transaction is not completed, Albireo will require significant additional funding to continue its operations. If Albireo is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

The combined organization will need substantial additional funding and, in particular, may not have sufficient cash as of the completion of the Transaction to fund a planned pivotal clinical trial of A4250 for the treatment of progressive familial intrahepatic cholestasis to completion. If the combined organization is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.

Albireo expects its research and development expenses to increase substantially in future periods, particularly as it advances A4250 into planned pivotal clinical development for the treatment of progressive familial intrahepatic cholestasis, or PFIC. Albireo expects that its research and development expenses would increase even further if it conducts clinical trials of any or all of A4250 for the treatment of additional pediatric cholestatic liver diseases and disorders, elobixibat for the treatment of chronic idiopathic constipation, or CIC, or A3384 for the treatment of bile acid malabsorption, or BAM, continues its preclinical program in nonalcoholic steatohepatitis, or NASH, or initiates additional preclinical programs for future product candidates. In addition, if

Albireo obtains marketing approval for any of its product candidates that are not then subject to licensing, collaboration or similar arrangements with third parties, it expects to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. Furthermore, upon the completion of the Transaction, Albireo expects to incur additional costs associated with operating as a public company in the United States. Accordingly, the combined organization will need to obtain substantial additional funding in connection with its continuing operations. If the combined organization is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate Albireo’s research and development programs or any future commercialization efforts.

Albireo believes that the net cash of the combined organization available upon completion of the Transaction, which Albireo anticipates will be at least approximately $30 million, will be sufficient to enable the combined organization to fund the initiation and completion of a planned pivotal clinical trial of A4250 for the treatment of PFIC. Albireo expects to complete the planned pivotal PFIC trial during the first half of 2018. Albireo’s expectation is based on the projected cost and scope of its planned research and development activities, including the planned pivotal PFIC trial, the projected receipt of contingent milestone payments under its agreement with EA Pharma for elobixibat and other assumptions that may prove to be wrong, and the combined organization could use its capital resources sooner than Albireo currently expects. This estimate assumes, among other things, that the combined organization does not obtain any additional funding through grants and clinical trial support or through new licensing, collaboration or similar arrangements. Albireo’s ability to fund a pivotal clinical trial of A4250 for the treatment of PFIC through its completion, and Albireo’s future capital requirements generally, will depend on many factors, including:

•	the date that the Transaction is completed;

•	the costs, design, timing of initiation, duration and any potential delays of the planned pivotal clinical trial of A4250 that may result from, among other things, the factors described below under “ – The likelihood that Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis will be sufficient to enable a single pivotal trial to support, together with additional long-term safety data, an application for marketing approval of A4250 as a treatment for PFIC is uncertain. The uncertainty will be greater if Albireo does not enroll a sufficient number of children with PFIC in its ongoing study.” and “If Albireo experiences any of a number of possible unforeseen events in connection with its clinical trials, potential marketing approval or commercialization of its product candidates, or entry into licensing, collaboration or similar arrangements, could be delayed or prevented.”;

•	the same factors that Albireo’s ability to generate profits from operations and thereafter to remain profitable depend heavily on, as described above under “— Albireo has incurred significant losses since its inception. Albireo expects to continue to incur losses and may never generate profits from operations or maintain profitability.”;

•	the outcomes and timing of regulatory reviews, approvals or other actions;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the costs to maintain, expand and defend the scope of Albireo’s intellectual property portfolio;

•	the costs to secure or establish sales, marketing and commercial manufacturing capabilities or arrangements with third parties;

•	Albireo’s need and ability to hire additional management and scientific and medical personnel;

•	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for Albireo’s business;

•	market acceptance of Albireo’s product candidates, to the extent any are approved for commercial sale; and

•	the effect of competing technological and market developments.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Albireo may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Albireo’s product candidates, if approved, may not achieve commercial success. Albireo’s commercial revenues, if any, will be derived from sales of products that will not be commercially available for at least the next few years, if at all. Accordingly, the combined organization will need to continue to rely on additional financing to achieve its business objectives. In particular, if the combined organization does not have sufficient funds to complete the planned pivotal clinical trial of A4250 for the treatment of PFIC, the combined organization will be required to obtain additional financing in order to complete that trial. In addition, the combined organization may seek additional capital due to favorable market conditions or strategic considerations, even if it believes that it has sufficient funds for its current or future operating plans. Additional financing may not be available to the combined organization on acceptable terms, or at all. The unavailability of additional financing on acceptable terms, or at all, would have an adverse effect on your investment.

Limitations on the ability of smaller reporting companies to sell shares under a Form S-3 shelf registration statement may interfere with the combined organization’s ability to execute financing transactions quickly or at all.

The combined organization’s ability to raise capital using a shelf registration statement may be limited by, among other things, current SEC rules and regulations. Under these rules and regulations, the combined organization must meet certain requirements to use a Form S-3 registration statement to raise capital without restriction as to the amount of the market value of securities sold under the Form S-3 registration statement. One such requirement is that the market value of the combined organization’s outstanding common stock held by non-affiliates, or public float, be at least $75 million as of a date within 60 days prior to the date on which the securities are sold under the Form S-3 (and the date of any Form 10-K filing thereafter by the combined organization, which is deemed a re-evaluation date). If the combined organization does not meet that requirement, then the aggregate market value of securities sold by the combined organization in a primary offering under a Form S-3 in any 12-month period is limited to an aggregate of one-third of the combined organization’s public float. SEC rules and regulations require that the combined organization periodically re-evaluate the value of its public float, and if, at a re-evaluation date, its public float is less than $75 million, the combined organization would become subject to the one-third of public float limitation described above.

Following the closing of the Transaction, the combined organization’s public float is initially expected to be less than $75 million, so the combined organization’s ability to utilize a Form S-3 registration statement for a primary offering of its securities will be restricted under these rules, and any such offering under a Form S-3 will be limited to raising an aggregate of one-third of the combined organization’s public float. Alternately, the combined organization could elect to raise capital pursuant to an exemption from registration under the Securities Act, or under a Form S-1 registration statement, but either of these alternatives would likely increase the cost of raising additional capital when compared to the use of a Form S-3 registration statement. Furthermore, because of these limitations on primary securities offerings under a Form S-3 and the increased likelihood of greater costs and potential delays associated with the alternatives to using a Form S-3, the terms of any financing transaction that the combined organization is able to conduct may be less favorable or may cause it to be unable to obtain capital in a timely manner.

In addition, under current SEC rules and regulations, the combined organization’s common stock must be listed on a national securities exchange in order to utilize a Form S-3 registration statement (i) for a primary offering, if the combined organization’s public float is not at least $75 million as of a date within 60 days prior to the date on which the securities are sold under the Form S-3, or a re-evaluation date, whichever is later, and (ii) to register the resale of the combined organization’s securities by persons other than the combined organization. While the combined organization’s common stock is expected to be listed on the NASDAQ, there can be no assurance that it will be able to maintain such listing.

Raising additional capital may cause dilution to the combined organization’s investors, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Until such time, if ever, as the combined organization can generate substantial product revenues, it expects to finance its cash needs through a combination of equity offerings, licensing, collaboration or similar arrangements, grants and debt financings. The combined organization does not have any committed external source of funds. The combined organization may seek to raise additional capital at any time, including a potential equity financing concurrently with or soon after completion of the Transaction. To the extent that the combined organization raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of the combined organization’s common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting the combined organization’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions.

If the combined organization raises additional funds through licensing, collaboration or similar arrangements, it may have to relinquish valuable rights to its technologies, future revenue streams, research and development programs or product candidates or to grant licenses on terms that may not be favorable to the combined organization. If the combined organization is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself.

Risks Related to the Development and Commercialization of Albireo’s Product Candidates

Albireo depends heavily on the success of its lead product candidate, A4250, which Albireo is developing initially for the treatment of PFIC and potentially also for other pediatric cholestatic liver diseases and disorders. Albireo also depends on the success of its product candidate elobixibat, which its licensee EA Pharma is developing in Japan for the treatment of CIC. If Albireo is unable to commercialize A4250 or experiences significant delays in doing so, or if EA Pharma is unable to commercialize elobixibat in Japan or experiences significant delays in doing so, Albireo’s business will be materially harmed.

A4250 is in Phase 2 clinical development. Elobixibat has begun Phase 3 clinical development, including an ongoing Phase 3 clinical trial in Japan. Albireo’s other clinical-stage product candidate, A3384, is in Phase 2 development. Albireo does not currently anticipate that it will conduct future clinical trials of elobixibat outside of EA Pharma’s licensed territory if Albireo does not identify and enter into a suitable licensing, collaboration or similar arrangement with a third party for a particular region. Albireo also does not anticipate conducting future clinical trials of A3384 unless and until, following the Transaction, it obtains additional capital, whether from its license agreement with EA Pharma for elobixibat, from potential future licensing, collaboration or similar arrangements or from any future offering of its debt or equity securities.

Albireo’s ability to generate product revenues, which may not occur for at least the next few years, if at all, will depend heavily on the successful development and commercialization of A4250 as a treatment of PFIC and potentially as a treatment for other pediatric cholestatic liver diseases and disorders. Albireo’s ability to generate product revenues may also depend on the successful development and commercialization of elobixibat in the United States to treat CIC and A3384 to treat BAM. The success of each of these product candidates will depend on a number of factors, including the following:

•	the combined organization’s ability, following completion of the Transaction, to obtain additional capital, whether from Albireo’s license agreement with EA Pharma for elobixibat, from potential future licensing, collaboration or similar arrangements or from any future offering of its debt or equity securities;

•	the combined organization’s ability to identify and enter into potential future licenses or other collaboration arrangements with third parties and the terms of the arrangements;

•	successful completion of clinical development;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

•	protecting Albireo’s rights in its intellectual property portfolio;

•	establishing sales, marketing and distribution capabilities;

•	generating commercial sales of A4250, elobixibat or A3384, as applicable, if and when approved, whether alone or in collaboration with others;

•	acceptance of A4250, elobixibat or A3384, as applicable, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies; and

•	maintaining an acceptable safety profile of A4250, elobixibat or A3384, as applicable, following approval.

If Albireo does not achieve one or more of these factors in a timely manner or at all, Albireo could experience significant delays or an inability to successfully commercialize A4250, elobixibat or A3384, which would materially harm its business.

If clinical trials of Albireo’s product candidates fail to demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration, or the FDA, or the European Medicines Agency, or the EMA, or do not otherwise produce favorable results, Albireo may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of A4250 or any other Albireo product candidate.

In connection with obtaining marketing approval from regulatory authorities for the sale of any product candidate, Albireo must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of its product candidates in humans. Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials. In particular, the small number of subjects and patients in Albireo’s early clinical trials may make the results of these clinical trials less predictive of the outcome of later clinical trials. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced or completed. There is no assurance that Albireo will be able to design and execute a clinical trial to support marketing approval. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

Albireo is developing A4250 initially for PFIC, and there is limited clinical experience in PFIC. Albireo may also conduct future development of A4250 for other pediatric cholestatic liver diseases and disorders for which there is likewise limited clinical experience. In some cases, Albireo’s ongoing or planned clinical trials have used and will use novel endpoints and measurement methodologies with which the FDA, EMA and other regulatory authorities have limited or no experience. The degree of novelty of these endpoints and methodologies may delay or prevent regulatory approval. For example, Albireo’s ongoing Phase 2 clinical trials of A4250 in children with chronic cholestasis and in adults with primary biliary cholangitis (formerly known as primary biliary cirrhosis), or PBC, each designates change in pruritus from baseline as an endpoint, and it is possible that change from baseline in pruritus will be the primary or a key secondary endpoint in future clinical trials of A4250. Change in pruritus from baseline is assessed using patient-reported or, in the case of young children, caregiver-reported outcome instruments. Because the assessment of pruritus relies on subjective patient or caregiver feedback, it is inherently difficult to evaluate and measure consistently. The measure of pruritus can be influenced by factors outside of Albireo’s control and can vary widely from measurement point to measurement point for a particular patient, from patient to patient and from site to site within a clinical trial. Moreover, patients given an inactive comparator, or placebo, in a clinical trial may experience a change in pruritus from baseline that is comparable to the change experienced by patients given A4250, which would obscure the effect of A4250.

If Albireo is required to conduct additional clinical trials or other testing of A4250, or any other Albireo product candidate beyond those that it currently contemplates, if Albireo is unable to successfully complete its clinical trials or other testing, or if the results of these clinical trials or tests are not positive or are only modestly positive or if there are safety concerns, Albireo may:

•	be delayed in obtaining marketing approval for its product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as Albireo intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing requirements or restrictions; or

•	have the product removed from the market after obtaining marketing approval.

The clinical trial designs, endpoints and outcomes that will be required to obtain marketing approval of a drug to treat PFIC, or to treat BAM, are uncertain. Albireo may never receive marketing approval for A4250 or A3384 as a treatment for these indications.

No product is currently approved for the treatment of either of PFIC or BAM. Accordingly, there is not a well-established development path that, with positive outcomes in clinical trials, would be reasonably assured of receiving marketing approval for these indications. In particular, if Albireo’s ongoing clinical trial of A4250 in children with chronic cholestasis is successful, Albireo plans to use the trial to support a potentially pivotal clinical trial designed to establish the efficacy of A4250 to support, together with additional long-term safety data, an application for regulatory approval as a treatment for PFIC. The FDA or any regulatory authority outside of the United States may determine that the designs or endpoints of any potentially pivotal trial that Albireo conducts, or that the outcome shown on any particular endpoint in any potentially pivotal trial that Albireo conducts, are not sufficient to establish a clinically meaningful benefit for A4250 in the treatment of PFIC or otherwise to support approval, even if the primary endpoint or endpoints of the trial is or are met with statistical significance. If this occurs, Albireo’s business would be materially harmed. Moreover, if the FDA requires Albireo to conduct additional clinical trials beyond the ones that Albireo currently contemplates in order to support regulatory approval in the United States of A4250 in PFIC, its business will be materially harmed.

Likewise, if Albireo conducts any future clinical trial designed to support marketing approval of A3384 as a treatment for BAM, the FDA or any regulatory authority outside of the United States may determine that the designs or endpoints of the trial, or that the outcomes shown on any particular endpoints in the trial, are not sufficient to establish a clinically meaningful benefit for A3384 in the treatment of BAM or otherwise to support approval, even if the primary endpoint or endpoints of the trial is met with statistical significance.

Preliminary data from completed cohorts of Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis may not be consistent with data from later cohorts of the trial.

Albireo is conducting an ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis, which is an open label study. Data from the trial becomes available on a cohort-by-cohort basis, but will not become final until the trial database is locked upon the completion of all cohorts. Because this is an open label study, preliminary data is available from the three cohorts that have completed as of August 15, 2016, in which the trial’s three lowest doses (0.01 mg/kg, 0.03 mg/kg and 0.06 mg/kg, respectively) were evaluated. These data show a dose-related trend in reduction of serum bile acids and a favorable trend in reduction of pruritus. In addition, A4250 has exhibited a favorable overall safety and tolerability profile through the first three cohorts of the trial. However, there can be no assurance that data from the remaining cohorts in the trial, which will evaluate higher doses of A4250, will be favorable. If data from the trial as a whole is, when completed, not favorable, Albireo will not be able to advance A4250 into a planned pivotal clinical trial in PFIC or any other indication, A4250 will not receive marketing approval for the treatment of PFIC or any other indication, and Albireo’s business will be materially harmed. Moreover, Albireo cannot assure you that the final results of the trial, even if favorable, will be replicated in the planned pivotal trial of A4250 in PFIC or in any future trials of A4250 in any other pediatric cholestatic liver disease or disorder.

Favorable results seen in the interim analysis of data from Albireo’s ongoing Phase 2 clinical trial of A4250 in PBC patients may not be predictive of final results of the trial, of results in later clinical trials of A4250 in a different indication or that involve a different number of patients, different dosing regimens and durations, different outcome measures or other differences in design or execution.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials, even after promising results in earlier trials or in preclinical studies. Similarly, companies have experienced disappointing outcomes in later phases of a multiphase clinical trial, even after promising results in an early phase of the trial. Albireo is conducting an ongoing Phase 2 clinical trial of A4250 in PBC. In a planned interim analysis of data from the ongoing PBC trial, pruritus was substantially reduced for all five subjects who received A4250 and serum bile acid levels for the three subjects who completed the trial were reduced on average by approximately 50%. Any or all of the ongoing and planned future trials of A4250 may involve a greater number of patients, a different dosing regimen or duration and other differences in trial design, in addition to the difference in patient population, compared with Albireo’s ongoing PBC trial. If the favorable interim findings on pruritus and serum bile acids seen in the ongoing PBC trial or the favorable preliminary data on pruritus and serum bile acids from completed cohorts of Albireo’s ongoing Phase 2 trial of A4250 in children with chronic cholestasis are not replicated in the final data from Albireo’s ongoing chronic cholestasis trial or in planned future clinical trials of A4250 in PFIC or any other pediatric cholestatic liver disease or disorder, Albireo may not obtain marketing approval for A4250 to treat any of these indications, in which case Albireo’s business would be materially and adversely affected. Moreover, interim results of the ongoing PBC trial may not be predictive of the final results of the PBC trial itself.

Albireo is currently designing its planned pivotal trial of A4250 as a treatment for PFIC, including evaluating various potential endpoints to designate as the primary endpoint, whether alone or together with another co-primary endpoint. It is possible that change from baseline in pruritus will be the primary or a key secondary endpoint in the planned trial. It is customary to use patient-reported or caregiver-reported outcome measures to qualify and assess pruritus in clinical trials, but the specific measures can vary from trial to trial. For example, the pruritus scales that Albireo is using in its ongoing PBC trial are not the same as the scales Albireo is using in its ongoing trial in children with chronic cholestasis, except that the visual analogue scale of itching, known as VAS-itch, is common to both trials. If Albireo decides to use change from baseline in pruritus as a primary or a key secondary endpoint in its planned pivotal trial of A4250 as a treatment for PFIC, it will likely use one or more measures, including a patient-reported or caregiver-reported outcome measures that Albireo is currently developing for consideration by applicable regulatory authorities, that employ or rely on different questions or assessments or are otherwise different than the pruritus measures Albireo is using in its ongoing trials. Any decision by Albireo to use different measures of pruritus in future trials may reduce the likelihood that the preliminary data from the completed cohorts in its ongoing trial of A4250 in children with chronic cholestasis or the results observed in Albireo’s ongoing PBC trial of A4250 will be predictive of results in the future trials. Moreover, the FDA or foreign regulatory authorities may determine that the measure for pruritus that Albireo chooses for its planned pivotal trial in PFIC or any future trial in any other pediatric cholestatic liver disease or disorder was not applied by clinical investigators in the applicable trial sufficiently consistently, or was not sufficiently sensitive to detect varying degrees of pruritus in the applicable trial, to support regulatory approval of A4250 in any or all of these indications.

The likelihood that Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis will be sufficient to enable a single pivotal trial to support, together with additional long-term safety data, an application for marketing approval of A4250 as a treatment for PFIC is uncertain. The uncertainty will be greater if Albireo does not enroll a sufficient number of children with PFIC in its ongoing study.

If Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis is successful, Albireo plans to seek concurrence from the FDA and regulatory authorities outside the United States that a single pivotal clinical trial in patients with PFIC will be sufficient to establish the efficacy of A4250 to support, together with additional long-term safety data, an application for regulatory approval as a treatment for PFIC. The likelihood that the FDA or any regulatory authority outside the United States will concur with Albireo’s plan is uncertain. The FDA or any other regulatory authority may instead determine that multiple pivotal clinical trials are required to establish the efficacy of A4250 as a treatment for PFIC, even if the outcome of Albireo’s ongoing Phase 2 study in children is favorable. The risk that the FDA or any other regulatory authority will take this position may be even higher if Albireo selects a primary endpoint for its planned pivotal trial in PFIC for which there is only limited data generated in Albireo’s ongoing Phase 2 pediatric trial. If the FDA or a regulatory authority outside of the United States takes this position, it would result in a more expensive and potentially longer development program for A4250 than Albireo currently contemplates, which could delay Albireo’s ability to generate product revenues with A4250, interfere with Albireo’s ability to enter into any potential licensing or collaboration arrangements with respect to this program, cause the value of the combined organization to decline, and limit the combined organization’s ability to obtain additional financing.

In addition, Albireo is enrolling in its ongoing study children with chronic cholestasis caused by any of a number of different liver conditions, including PFIC, biliary atresia, Alagille syndrome, or ALGS, and sclerosing cholangitis. As a result of these enrollment criteria, the number of PFIC patients who will participate in the ongoing Phase 2 trial is uncertain. Through the first three cohorts of the ongoing trial, four PFIC patients have been enrolled. If, following completion of the ongoing trial, the FDA or any regulatory authority outside of the United States determines that the number of patients with PFIC in the trial was insufficient, it is more likely that the applicable regulatory authority will require that Albireo conduct more than its planned single pivotal trial in PFIC to establish the efficacy of A4250 to support marketing approval for A4250 as a treatment for PFIC.

If Albireo experiences new or additional delays or difficulties in the enrollment of patients in its clinical trials of A4250, Albireo’s receipt of marketing approvals could be delayed or prevented.

Recruiting patients for orphan pediatric liver diseases is challenging, and Albireo has experienced enrollment delays in its clinical trials of A4250. If Albireo is unable to locate and enroll a sufficient number of eligible patients to participate in clinical trials of its product candidates, including in particular its ongoing pediatric trial of A4250 and its planned pivotal trial of A4250 as a treatment for PFIC, Albireo may not be able to initiate or continue the clinical trials. Potential clinical trial participants may not be adequately diagnosed or identified with the diseases that Albireo is targeting and may not meet the inclusion criteria for Albireo’s trials. Each of PFIC, any other pediatric cholestatic liver disease or disorder for which Albireo may develop A4250 and PBC is a rare disease or disorder with a limited patient population, which could result in slow enrollment of clinical trial participants. Further, there are only a limited number of specialist physicians that treat these diseases and disorders, and major clinical centers that treat these diseases and disorders are concentrated in a few geographic regions.

Patient enrollment is affected by many factors, including:

•	size of the target patient population;

•	severity of the disease or disorder under investigation;

•	eligibility criteria for the clinical trial in question;

•	other clinical trials being conducted at the same time involving patients who have the disease or disorder under investigation;

•	perceived risks and benefits of the product candidate under study;

•	approval and availability of other therapies to treat the disease or disorder that is being investigated in the clinical trial;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	proximity and availability of clinical trial sites for prospective patients.

Enrollment delays in Albireo’s ongoing or planned clinical trials may result in increased development costs for its product candidates, which would cause the value of the combined organization to decline and limit the combined organization’s ability to obtain additional financing. Albireo’s inability to enroll a sufficient number of patients in its ongoing or planned clinical trials of A4250, or any other Albireo product candidate, would result in significant delays or may require Albireo to abandon one or more clinical trials altogether.

If the commercial opportunity in PFIC is smaller than Albireo anticipates, or if Albireo elects to develop A4250 to treat only a specific subpopulation of patients with PFIC, Albireo’s future revenue from A4250 will be adversely affected and Albireo’s business will suffer.

If the size of the commercial opportunities in any of Albireo’s target indications is smaller than Albireo anticipates, Albireo may not be able to achieve profitability and growth. Albireo is developing A4250 initially as a treatment for PFIC and potentially also as a treatment for other pediatric cholestatic liver diseases and disorders. PFIC and these other diseases and disorders are each rare, with a limited patient population. Moreover, Albireo expects that the PFIC patient candidates for A4250 are only a subset of the overall patient population, specifically patients who have not yet received partial external bile diversion, or PEBD, surgery or liver transplant surgery or patients who have had PEBD reversal surgery. In addition, there are different subtypes of PFIC and the beneficial effects of A4250 may vary among patients with different subtypes. For example, preliminary data from the first three completed cohorts in Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis showed a favorable trend in reduction of pruritus that was particularly strong in the three patients in the trial with PFIC, type 2. Albireo may ultimately elect to develop A4250 initially as a treatment for some but not all of the subtypes.

It is critical to Albireo’s ability to grow and become profitable that Albireo successfully identifies patients with these rare cholestatic liver diseases and disorders. Albireo’s projections of the number of people who have PFIC or Albireo’s other target cholestatic liver diseases and disorders, as well as the subset who have the potential to benefit from treatment with A4250, are based on a variety of sources, including third-party estimates and analyses in the scientific literature, and may prove to be incorrect. Further, new information may emerge that changes Albireo’s estimate of the prevalence of these diseases or the number of patient candidates for A4250. The effort to identify patients with PFIC or Albireo’s other potential target indications is at an early stage, and Albireo cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for A4250 may be limited or may not be amenable to treatment with A4250, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect Albireo’s results of operations and its business. Further, even if Albireo obtains significant market share for A4250, Albireo may never achieve profitability because the potential target patient population for A4250 is small.

If Albireo experiences any of a number of possible unforeseen events in connection with its clinical trials, potential marketing approval or commercialization of its product candidates, or entry into licensing, collaboration or similar arrangements, could be delayed or prevented.

Albireo may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize its product candidates, including:

•	clinical trials of Albireo’s product candidates may produce negative or inconclusive results, and it may decide, or regulators may require it, to conduct additional clinical trials or abandon product development programs;

•	the number of patients required for clinical trials of Albireo’s product candidates may be larger than Albireo anticipates, enrollment in these clinical trials may be slower than Albireo anticipates or participants may drop out of these clinical trials at a higher rate than Albireo anticipates;

•	Albireo may be unable to recruit and enroll a sufficient number of patients in Albireo’s clinical trials to ensure adequate statistical power to detect any statistically significant treatment effects;

•	Albireo’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Albireo in a timely manner, or at all;

•	regulators, institutional review boards or independent ethics committees may not authorize Albireo or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	Albireo may experience delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	Albireo may have to suspend or terminate clinical trials of its product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks or undesirable side effects;

•	regulators, institutional review boards or independent ethics committees may require that Albireo or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of Albireo’s product candidates may be greater than Albireo anticipates;

•	the supply or quality of Albireo’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate; and

•	Albireo’s product candidates may have undesirable side effects or other unexpected characteristics, causing Albireo or its investigators, regulators, institutional review boards or independent ethics committees to suspend or terminate the clinical trials.

For example, in March 2015, Ferring International Center S.A., or Ferring, stopped early two Phase 3 clinical trials of elobixibat that Ferring had been conducting pursuant to a now-terminated license agreement with Albireo due to an issue related to the distribution of study drug to study sites that was unrelated to the performance of elobixibat. Albireo was unable as a result of the stopping of the trials to obtain data for the total number of patients for which the trials were designed, and the abbreviated trials are not sufficient to support an application for marketing approval.

Albireo’s product development costs will increase if Albireo experiences delays in testing or marketing approvals. Albireo does not know whether any preclinical tests or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical study or clinical trial delays also could shorten any periods during which Albireo may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before Albireo does and impair Albireo’s ability to successfully commercialize its product candidates, which may harm Albireo’s business and results of operations.

The benefit of IBAT inhibition in the potential treatment for PFIC or any of Albireo’s other target indications is unproven, and Albireo does not know whether it will be able to develop any products of commercial value for these indications.

A4250 is an ileal bile acid transporter, or IBAT, inhibitor. There is no marketed drug that relies on IBAT inhibition for the treatment of PFIC or any other indication for which Albireo plans to develop A4250. Shire plc, or Shire, reported in 2015 and 2016 that its product candidate for the treatment of PFIC and other rare liver diseases, SHP625, which has been reported to be an IBAT inhibitor, failed to meet the respective primary endpoints of Phase 2 clinical trials in multiple adult and pediatric indications. Albireo cannot assure you that it will be able to replicate or improve upon its findings from preclinical studies and early clinical trials in later-stage clinical trials of A4250 for the treatment of PFIC or any of its other target indications or that its focus on IBAT inhibition as a medically useful mechanism of action will result in the development of a commercially viable drug that safely and effectively treats PFIC or any of Albireo’s other target indications.

If the FDA concludes that A3384, which Albireo is developing for the treatment of BAM, does not satisfy the requirements under Section 505(b)(2) of the Federal Food Drug and Cosmetics Act, or Section 505(b)(2), or if the requirements for A3384 under Section 505(b)(2) are not as Albireo expects, the approval pathway for A3384 will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

Albireo intends to seek FDA approval for A3384 through the Section 505(b)(2) regulatory pathway. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act. Section 505(b)(2) permits the filing of a new drug application, or NDA, where at least some of the information required for approval comes from studies that were not conducted by or for the applicant, and for which the applicant has not received a right of reference, which could expedite the development program for A3384 by potentially decreasing the amount of clinical and preclinical data that Albireo would need to generate in order to obtain FDA approval. If the FDA does not allow Albireo to pursue the Section 505(b)(2) regulatory pathway as anticipated, Albireo may need to conduct additional clinical trials, provide additional data and information, and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for A3384, and complications and risks associated with A3384, would likely substantially increase. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway could result in new competitive products reaching the market more quickly than A3384, which would likely harm Albireo’s competitive position and prospects. Even if Albireo is allowed to pursue the Section 505(b)(2) regulatory pathway, Albireo cannot assure you that A3384 will receive the requisite approvals for commercialization.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain competitors and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that Albireo submits under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of Albireo’s 505(b)(2) NDA for up to 30 months depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if Albireo is able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to faster product development or earlier approval.

Moreover, even if A3384 is approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which A3384 may be marketed or to other conditions of approval, or may contain requirements for costly post marketing testing and surveillance to monitor the safety or efficacy of the products.

BAM is not easily diagnosed and the number of patients suffering from BAM has not been established with precision. If the actual number of patients is smaller than Albireo estimates, Albireo may not be able to recruit patients into Albireo’s clinical trial in this indication in a timely manner or at all, and Albireo may not be able to obtain regulatory approval for A3384 to treat this condition.

BAM is not easily diagnosed. There is no patient registry or other method of establishing with precision the actual number of patients with BAM in any geography. The best diagnostic method currently, the 75Se-Homocholic Acid Taurine test, is not available in many countries and evaluation of bile acid synthesis markers, such as FGF19, and the bile acid intermediate C4 is not a routine diagnostic test. Albireo estimates the prevalence of BAM to be approximately 1.3 million people in the United States and approximately 2.2 million people in the European Union. Albireo derives its estimated prevalence from a reported estimate of the prevalence of irritable bowel syndrome with diarrhea, or IBS-D, and published third-party studies that suggest approximately one-third of IBS-D patients have BAM. If the estimates on which Albireo has relied are not accurate or if the results of studies on which Albireo has relied are outdated, Albireo’s estimate of the number of patients with BAM may be inaccurate, it may not be able to recruit patients into any future clinical trial of A3384 in BAM in a timely manner, or at all, and the commercial opportunity for A3384 may be smaller than Albireo anticipates.

If serious or unacceptable side effects are identified during the development of A4250, elobixibat or A3384 or any other product candidate, Albireo may need to abandon or limit its development of that product candidate.

All of Albireo’s product candidates are in clinical or preclinical development and their risk of failure is high. It is impossible to predict when or if any of Albireo’s product candidates will prove effective or safe in humans or will receive marketing approval. If Albireo’s product candidates are associated with undesirable side effects or have other unexpected, unacceptable characteristics, Albireo may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many investigational products that initially showed promise in clinical or earlier stage testing have later been found to cause side effects or other safety issues that prevented further development.

For example, in Albireo’s ongoing Phase 2 clinical trial of A4250 in PBC, two of the five patients in the first cohort dropped out of the trial due to diarrhea, an effect consistent with the IBAT inhibition mechanism. If the diarrhea and associated dropout rate observed in the interim results of the ongoing PBC trial is predictive of an inadequate tolerability profile of A4250, the overall commercial opportunity for A4250 may be lower than Albireo expects. Even if Albireo receives regulatory approval for A4250, if the approved dose of A4250 is not well tolerated, A4250 may not achieve market acceptance by physicians, patients, third-party payors or others in the medical community, which would materially and adversely affect Albireo’s business.

Even if A4250, elobixibat or A3384 or any future product candidate of Albireo’s receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If A4250, elobixibat, A3384 or any future product candidate of Albireo’s receives marketing approval, the approved product may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If an approved product does not achieve an adequate level of acceptance, Albireo may not generate significant product revenues or any profits from operations. The degree of market acceptance of Albireo’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages compared to alternative treatments or competitive products;

•	the prevalence and severity of any side effects;

•	whether physicians will be willing to prescribe A4250 to patients with PFIC if the primary endpoint in Albireo’s pivotal clinical trial or trials of A4250 for the treatment of PFIC is the reduction of pruritus or a surrogate measure, as opposed to a direct measure of reducing or eliminating progressive liver disease;

•	the ability to offer Albireo’s product candidates for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	the adequacy of supply of Albireo’s product candidates;

•	the availability of third-party coverage and adequate reimbursement;

•	the timing of any such marketing approval in relation to other product approvals;

•	support from patient advocacy groups; and

•	any restrictions on concomitant use of other medications.

Albireo’s ability to negotiate, secure and maintain third-party coverage and reimbursement for its product candidates may be affected by political, economic and regulatory developments in the United States, the European Union and other jurisdictions. Governments continue to impose cost containment measures, and third-party payors are increasingly challenging prices charged for medicines and examining their cost effectiveness, in addition to their safety and efficacy. These and other similar developments could significantly limit the degree of market acceptance of A4250, elobixibat or A3384 or any of Albireo’s other future product candidates that receive marketing approval.

If Albireo is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell A4250 or any of its other current or future product candidates, Albireo may not be successful in commercializing the applicable product candidate if it receives marketing approval.

Albireo does not have a sales or marketing infrastructure and has no experience as a company in the sale or marketing of pharmaceutical products. To achieve commercial success for any approved product, Albireo must either develop a sales and marketing organization or outsource these functions to third parties. If Albireo receives marketing approval in the United States or Europe for A4250 to treat PFIC or any other pediatric cholestatic liver disease or disorder, Albireo plans to build the capabilities to commercialize A4250 in the approved indication(s) in the applicable region with Albireo’s own focused, specialized sales force. Outside of the United States and Europe, Albireo plans to selectively utilize collaboration, distribution or other marketing arrangements with third parties to commercialize A4250. Also, Albireo intends to selectively seek licensing, collaboration or similar arrangements to assist it in furthering the development or commercialization of product candidates, such as elobixibat and A3384, targeting large primary care markets that must be served by large sales and marketing organizations. There are risks involved with establishing Albireo’s own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which Albireo recruits a sales force and establishes marketing capabilities is delayed or does not occur for any reason, Albireo would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and Albireo’s investment would be lost if it cannot retain or reposition its sales and marketing personnel.

Factors that may inhibit Albireo’s efforts to commercialize its products on its own include:

•	Albireo’s inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put Albireo at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If Albireo enters into arrangements with third parties to perform sales and marketing services, Albireo’s product revenues or the profitability of these product revenues to Albireo is likely to be lower than if Albireo were to market and sell any products that Albireo develops itself. In addition, Albireo may not be successful in entering into arrangements with third parties to sell and market its product candidates or may be unable to do so on terms that are acceptable to Albireo. Albireo likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market Albireo’s products effectively. If Albireo does not establish sales and marketing capabilities successfully, either on Albireo’s own or in collaboration with third parties, Albireo will not be successful in commercializing its product candidates.

Albireo faces substantial competition, which may result in others discovering, developing or commercializing products to treat Albireo’s target indications or markets before or more successfully than Albireo does.

The development and commercialization of new drug products is highly competitive. Albireo faces competition with respect to its current product candidates and any products Albireo may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide.

Competitors may also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Many of Albireo’s competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approvals from regulatory authorities and marketing approved products than Albireo does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Albireo’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Albireo in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies that may be complementary to or necessary for Albireo’s programs.

Albireo’s commercial opportunities could be reduced or eliminated if Albireo’s competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are approved for broader indications or patient populations, or are more convenient or less expensive than any products that Albireo develops and commercializes. Albireo’s competitors may also obtain marketing approval for their products more rapidly than Albireo may obtain approval for its products, which could result in Albireo’s competitors establishing a strong market position before Albireo is able to enter the market.

In particular, Albireo is aware of other companies that are developing product candidates that, like Albireo’s product candidates A4250 and elobixibat, act via IBAT inhibition. Shire’s SHP625, formerly known as LUM001, is in Phase 2 development as a treatment for PFIC and ALGS. In June 2016, Shire announced that the FDA has granted breakthrough therapy designation for SHP625 for PFIC, type 2. GlaxoSmithKline’s GSK2330672 is in Phase 2 clinical development as a treatment for PBC. Shire’s SHP626 is in Phase 1 development as a treatment for NASH.

If approved, Albireo’s product candidates will compete for a share of the existing market with numerous other products. Albireo believe that the primary competitive products for use in indications that it is currently targeting with its most advanced product candidates include the following.

•     For PFIC and many other cholestatic liver diseases, there are no approved drug treatments. First-line treatment for PFIC is typically off-label ursodeoxycholic acid, or UDCA, which is approved in the United States and elsewhere for the treatment of PBC. PFIC patients often require surgical intervention such as PEBD surgery or liver transplant. As referenced above, Shire’s SHP625 is in Phase 2 clinical development in PFIC. In addition, Intercept Pharmaceuticals’ obeticholic acid, which was recently approved by the FDA in combination with UDCA, or as a monotherapy for patients unable to tolerate UDCA, to treat PBC, is in Phase 2 development as a treatment for biliary atresia.

•     For the pruritus that is characteristic of many cholestatic liver diseases, symptomatic off-label treatment with: UDCA; bile acid sequestrants, such as generic cholestyramine (as Questran in the United States and as Colestyr, Efensol, Ipocol, Kolestran, Lipocol, Olestyr, Prevalite or Quantalan in various other countries), marketed by Upsher-Smith Laboratories, Inc., Par Pharmaceutical Companies, Inc. and Sandoz, the generic pharmaceuticals division of Novartis AG; rifampin, an antibiotic derivative; or naltrexone, an opioid antagonist.

•     For CIC: linaclotide, a guanylate cyclase-C agonist marketed by Ironwood Pharmaceuticals, Inc. and Allergan plc in the United States as Linzess and in Europe (for a related condition, irritable bowel syndrome with constipation, or IBS-C) as Constella and for which a marketing application has been filed by Astellas Pharma Inc. in Japan for IBS-C; lubiprostone, a type-2 chloride channel marketed as Amitiza by Takeda Pharmaceutical Company Limited in the United States and select countries in Europe and by Mylan N.V. in Japan; prucalopride, a motility agent marketed by Shire in the European Union as Resolor; and numerous OTC products, including psyllium husk (such as Metamucil), methylcellulose (such as Citrucel), calcium polycarbophil (such as FiberCon), lactulose (such as Cephulac), polyethylene glycol (such as MiraLax), sennosides (such as Exlax), bisacodyl (such as Ducolax), docusate sodium (such as Colace), magnesium hydroxide (such as Milk of Magnesia), saline enemas (such as Fleet) and sorbitol.

In addition, Synergy Pharmaceuticals, Inc. has a product candidate known as plecanatide, a guanylate cyclase-C agonist, for which it has filed an NDA in the United States to treat CIC and which is in Phase 3 development to treat IBS-C. Ardelyx, Inc. has a product candidate, tenapanor, a sodium transporter NHE3 inhibitor that is in Phase 3 clinical development to treat IBS-C.

•    For BAM, there is no approved drug treatment. Off-label treatments include: bile acid sequestrants, such as immediate release cholestyramine (which is approved in some countries in Europe to treat diarrhea associated with certain GI conditions), colestipol and colesevelam, a cholesterol-lowering medicine marketed by Daiichi Sankyo Inc. as Welchol in the United States and by Genzyme Europe B.V. as Cholestagel in the European Union. In addition, obeticholic acid has previously been studied by Intercept in a Phase 2 clinical trial as a treatment for BAM.

Patients with BAM following ileal resection surgery may be treated with a low-fat diet supplemented with medium-chain triglycerides or cholylsarcosine, a synthetic cholic acid conjugate. Patients with BAM secondary to Crohn’s ileitis may be treated with glucocorticoid, a steroid hormone. Microscopic colitis patients may be given budesonide, a glucocorticoid steroid. Patients with BAM secondary to small intestinal bacterial overgrowth may require antibiotic therapy.

Even if Albireo is able to commercialize A4250, elobixibat, A3384 or any other product candidate that Albireo develops, the product may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm Albireo’s business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted and, in some markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Albireo might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay Albireo’s commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues Albireo is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder Albireo’s ability to recoup its investment in one or more product candidates, even if Albireo’s product candidates obtain marketing approval.

Albireo’s ability to commercialize A4250, elobixibat, A3384 or any other product candidate successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. and E.U. healthcare industries and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Albireo cannot be sure that coverage and reimbursement will be available for A4250, elobixibat, A3384 or any other product that Albireo commercializes and, if coverage and reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which Albireo obtains marketing approval. Obtaining and maintaining adequate reimbursement for A4250 may be particularly difficult because of the higher prices typically associated with drugs directed at smaller populations of patients. In addition, third-party payors are likely to impose strict requirements for reimbursement of a higher priced drug, and any launch of a competitive product is likely to create downward pressure on the price initially charged. If reimbursement is not available or is available only to a limited degree, Albireo may not be able to successfully commercialize any product candidate for which Albireo obtains marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the applicable regulatory authority. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers Albireo’s costs, including research, development, intellectual property, manufacturing, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Albireo’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs, and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. In the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. In the European Union, reference pricing systems and other measures may lead to cost containment and reduced prices. Albireo’s inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that Albireo develops could have a material adverse effect on Albireo’s operating results, the combined organization’s ability to raise capital needed to commercialize products and Albireo’s overall financial condition.

Governments outside the United States tend to impose strict price controls, which may adversely affect Albireo’s revenues, if any.

In some countries, particularly the member states of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various E.U. member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, Albireo may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of Albireo’s product candidate to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on prices or reimbursement levels within the country of publication and other countries. If reimbursement of Albireo’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, Albireo’s business could be adversely affected.

Product liability lawsuits against Albireo could cause it to incur substantial liabilities and to limit commercialization of any products that Albireo may develop.

Albireo faces an inherent risk of product liability exposure related to the testing of Albireo’s product candidates in human clinical trials and will face an even greater risk if Albireo commercially sells any products that it may develop. If Albireo cannot successfully defend itself against claims that Albireo’s product candidates or products caused injuries, Albireo will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	reduced resources of Albireo’s management to pursue Albireo’s business strategy;

•	decreased demand for any product candidates or products that Albireo may develop;

•	injury to Albireo’s reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to clinical trial participants or patients;

•	loss of revenue;

•	increased insurance costs; and

•	the inability to commercialize any products that Albireo may develop.

Albireo has separate liability insurance policies that cover each of Albireo’s ongoing clinical trials. These policies provide coverage in varying amounts, up to a maximum of €6.0 million in the aggregate for the applicable clinical trial. The amount of insurance that Albireo currently holds may not be adequate to cover all liabilities that it may incur. Albireo will need to increase its insurance coverage when and if it begins conducting more expansive clinical development of, or commercializing, A4250, elobixibat, A3384 or any future Albireo product candidate. Insurance coverage is increasingly expensive. Albireo may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Albireo may expend its limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because Albireo has limited financial and managerial resources, Albireo focuses on specific product candidates. As a result, Albireo may forego or delay pursuit of opportunities with other product candidates that later could prove to have greater commercial potential. Albireo’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Albireo’s spending on current and future research and development programs and product candidates may not yield any commercially viable products.

Albireo has based its research and development efforts on IBAT inhibitors, including A4250 and elobixibat, to treat cholestatic liver diseases and CIC and on Albireo’s proprietary formulation of an established bile acid sequestrant, A3384, to treat BAM. Notwithstanding Albireo’s investment to date and anticipated future investment, Albireo has not yet developed, and may never successfully develop, any marketed drugs using these approaches. As a result of pursuing the development of product candidates using Albireo’s proprietary technologies, Albireo may fail to develop product candidates or address indications based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success. Research programs to identify new product candidates require substantial technical, financial and human resources. These programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If Albireo does not accurately evaluate the commercial potential or target market for a particular product candidate, Albireo may relinquish valuable rights to that product candidate through licensing, collaboration or other royalty or similar arrangements in cases in which it would have been more advantageous for Albireo to retain sole development and commercialization rights to such product candidate.

Risks Related to Albireo’s Dependence on Third Parties

Albireo relies on EA Pharma for the successful development and commercialization of elobixibat to treat chronic constipation in Japan and other select markets in Asia.

Albireo entered into a license agreement with EA Pharma for elobixibat in April 2012. Albireo cannot predict the ultimate success of the arrangement. The agreement provides for milestone payments to Albireo if specified regulatory and commercial milestone events are achieved and provides Albireo with royalty-based revenue if elobixibat is successfully commercialized. If elobixibat receives marketing approval in Japan, EA Pharma plans to co-market elobixibat in Japan with another company, Mochida Pharmaceutical Co., Ltd, or Mochida.

EA Pharma is responsible for all future development and potential commercialization of elobixibat in its licensed field (namely, all prophylactic or therapeutic uses of a pharmaceutical product for gastrointestinal diseases and disorders, symptoms of constipation of all causes or postoperative ileus, in colonoscopy cleansing procedures and, in specified circumstances, select liver diseases) in Japan, Indonesia, Korea, Taiwan, Thailand and Vietnam, and has substantial control over the conduct and timing of development efforts with respect to elobixibat in these countries. Albireo has little control over the amount and timing of resources that EA Pharma devotes, or Mochida devotes, to the development of elobixibat. If EA Pharma or Mochida fails to devote sufficient financial and other resources, the development and potential commercialization of elobixibat in Japan and otherwise in EA Pharma’s licensed territory would be adversely affected. This would result in a delay in milestone payments to Albireo and, if marketing approval for elobixibat in EA Pharma’s licensed territory is obtained, royalties that Albireo could receive on any future elobixibat product sales.

EA Pharma has the right to terminate the elobixibat agreement on a country-by-country basis or in its entirety for an uncured material breach by Albireo or in specified bankruptcy or similar events. EA Pharma also has the right, with 180 days’ notice, to terminate the agreement in its entirety or on a country-by-country basis (except for Japan) for any reason.

If EA Pharma terminates the elobixibat agreement at any time, for any reason, it would negatively impact Albireo’s development of elobixibat in Japan and otherwise in EA Pharma’s licensed territory, would materially harm Albireo’s business and could accelerate Albireo’s need for additional capital. In particular, Albireo would have to fund any further clinical development and commercialization of elobixibat in Japan on its own, seek another licensee or collaborator for clinical development and commercialization or abandon the development and commercialization of elobixibat in Japan.

If Albireo is not able to identify and enter into a suitable licensing, collaboration or similar arrangement for the development and potential commercialization of elobixibat for the treatment of CIC in the United States or Europe, the revenue that Albireo will generate based on elobixibat may be lower.

In addition to its agreement with EA Pharma for elobixibat in Japan and other select markets in Asia, Albireo intends to seek to identify and enter into a licensing, collaboration or similar arrangement with one or more third parties for Phase 3 development and potential future commercialization of elobixibat in the United States and Europe. The cost and duration of the additional clinical trial or trials that will be required by the FDA and EMA to support marketing approval of elobixibat to treat CIC is currently uncertain, and the FDA has indicated to Albireo that it may require in particular placebo controlled safety data for elobixibat. The uncertain regulatory requirements may interfere with Albireo’s ability to establish licensing, collaboration or similar arrangements with third parties for elobixibat for the United States or Europe on acceptable terms, or at all. Albireo does not currently anticipate that it will conduct future clinical trials of elobixibat for the United States or Europe if it is not able to establish suitable third-party arrangements. If Albireo does not enter into suitable third-party arrangements and does not itself conduct clinical trials of elobixibat for the United States or Europe, the revenue that Albireo will generate based on elobixibat will be limited to payments it receives under its agreement with EA Pharma, which will reduce the overall commercial potential of elobixibat and may harm Albireo’s business.

Albireo relies on third parties to conduct its clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such clinical trials.

Albireo does not independently conduct clinical trials for its product candidates. Albireo relies on third parties, such as contract research organizations, clinical data management organizations, medical institutions, clinical investigators and government agencies, to perform this function. Any of these third parties may terminate their engagements with Albireo at any time. If Albireo needs to enter into alternative arrangements, it would delay Albireo’s product development activities.

Albireo’s reliance on these third parties for clinical development activities reduces its control over these activities but does not relieve Albireo of its responsibilities. For example, Albireo remains responsible for ensuring that each of Albireo’s clinical trials is conducted in accordance with the general investigational plan and protocols for the clinical trial. Moreover, the FDA and foreign regulatory authorities require Albireo to comply with standards, commonly referred to as Good Clinical Practice, or GCP, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity of data and confidentiality of clinical trial participants are protected. Albireo also is required to register clinical trials subject to FDA regulation and, with some exceptions, post the results of completed clinical trials on a government-sponsored database, www.ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. The National Institutes of Health also has announced plans to require sponsors to post results of clinical trials for unapproved products, including unfavorable results in clinical trials for unapproved uses of approved products.

Furthermore, third parties that Albireo relies on for its clinical development activities may also have relationships with other entities, some of which may be Albireo’s competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Albireo’s clinical trials in accordance with regulatory requirements or Albireo’s stated protocols, Albireo will not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize Albireo’s product candidates. Albireo’s product development costs will increase if Albireo experiences delays in testing or obtaining marketing approvals.

Albireo also relies on other third parties to store and distribute drug supplies for its clinical trials. Any performance failure on the part of Albireo’s distributors could delay clinical development or marketing approval of its product candidates or commercialization of Albireo’s products, producing additional losses and depriving Albireo of potential product revenue.

Use of third parties to manufacture Albireo’s product candidates may increase the risk that Albireo will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair Albireo’s development or commercialization efforts.

Albireo does not own or operate manufacturing facilities for the production of clinical or commercial supplies of its product candidates. Albireo has limited personnel with experience in drug manufacturing and lacks the resources and the capabilities to manufacture any of its product candidates on a clinical or commercial scale. Albireo currently relies on third parties for supply of the active pharmaceutical ingredients, or API, in Albireo’s product candidates. Albireo’s strategy is to outsource all manufacturing of its product candidates and products to third parties.

Albireo does not currently have any agreements with third-party manufacturers for the long-term clinical or commercial supply of any of its product candidates. Albireo currently engages a single third-party manufacturer to provide API for A4250 and elobixibat. Albireo also currently engages single third-party manufacturers to provide fill and finish services for the final drug product formulation of A4250 that is being used in Albireo’s ongoing clinical trials and, in the case of elobixibat, clinical trials conducted by Albireo’s licensee. Albireo may in the future be unable to conclude agreements for commercial supply with third-party manufacturers on acceptable terms, or at all.

Even if Albireo is able to establish and maintain arrangements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of Albireo’s proprietary information, including Albireo’s trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Albireo.

Third-party manufacturers may encounter difficulties in achieving volume production, laboratory testing, quality control or quality assurance or suffer shortages of qualified personnel, any of which could result in its inability to manufacture sufficient quantities to meet clinical timelines for a particular product candidate, to obtain marketing approval for the product candidate or to commercialize the product candidate. In addition, third-party manufacturers may not be able to comply with current good manufacturing practice, or GMP, regulations or similar regulatory requirements outside the United States. Albireo’s failure, or the failure of Albireo’s third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on Albireo, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Albireo’s product candidates.

Albireo’s product candidates and any products that it may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for Albireo.

If the third parties that Albireo engages to manufacture product for its preclinical tests and clinical trials cease to continue to do so for any reason, Albireo likely would experience delays in advancing these clinical trials while Albireo identifies and qualifies replacement suppliers and Albireo may be unable to obtain replacement supplies on terms that are favorable to it. In addition, if Albireo is not able to obtain adequate supplies of Albireo’s product candidates or the drug substances used to manufacture them, it will be more difficult for Albireo to develop its product candidates and compete effectively.

Albireo’s current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect its future profit margins and its ability to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

Albireo may depend on additional collaborations, licenses or similar arrangements with third parties for the development and commercialization of some of its product candidates. If those collaborations are not successful, Albireo may not be able to capitalize on the market potential of these product candidates.

Albireo has licensed rights to develop and commercialize elobixibat for CIC and other gastrointestinal diseases and disorders to EA Pharma in Japan and other select markets in Asia. Albireo may in the future enter into other licensing, collaboration or similar arrangements for the development and commercialization of A4250, elobixibat, A3384 or any future product candidate of Albireo’s for any or all indications and for any or all territories. For example, Albireo intends to seek to enter into a licensing, collaboration or similar arrangement with one or more third parties for Phase 3 development and potential commercialization of elobixibat in the United States and Europe.

Albireo’s likely counterparties for any licensing, collaboration or similar arrangement include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. Except for Albireo’s agreement with EA Pharma, Albireo is not currently party to any such arrangement for A4250, elobixibat or A3384. However, if Albireo does enter into any such arrangements with any third parties in the future, Albireo will likely have limited control over the amount and timing of resources that its collaborators dedicate to the development or commercialization of the applicable product candidate. Albireo’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements.

Any licensing, collaboration or similar arrangement involving Albireo’s product candidates would pose numerous risks to Albireo, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

•	collaborators may deemphasize or not pursue development and commercialization of Albireo’s product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators may independently develop, or develop with third parties, products that compete directly or indirectly with Albireo’s products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Albireo’s;

•	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of Albireo’s product relative to other products;

•	collaborators may not properly maintain or defend Albireo’s intellectual property rights or may use Albireo’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate Albireo’s intellectual property or proprietary information or expose Albireo to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose Albireo to litigation and potential liability;

•	disputes may arise between the collaborator and Albireo as to the ownership of intellectual property arising during the collaboration;

•	Albireo may grant exclusive rights to its collaborators, which would prevent it from collaborating with others;

•	disputes may arise between the collaborators and Albireo that result in the delay or termination of the research, development or commercialization of its products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

•	collaborations may be terminated and, if terminated, may result in a need to identify and enter into a new licensing, collaboration or similar arrangement or obtain additional capital to pursue further development or commercialization of the applicable product candidates.

For example, in March 2015, Ferring terminated a 2012 license agreement with Albireo for the development and commercialization of elobixibat worldwide, excluding the territory licensed to EA Pharma. Ferring’s termination of the license agreement followed its stopping early two Phase 3 clinical trials of elobixibat that Ferring had been conducting due to an issue related to the distribution of study drug to study sites that was unrelated to the performance of elobixibat. As a result, to exploit the potential of elobixibat in the United States, Europe and otherwise outside of EA Pharma’s licensed territory, Albireo must either identify and enter into additional licensing, collaboration or similar arrangements or expend its own resources to conduct further development of elobixibat. Albireo does not currently anticipate that it will conduct future clinical trials of elobixibat on its own if it is not able to establish suitable third-party arrangements.

Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a collaborator of Albireo’s were to be involved in a business combination, the continued pursuit and emphasis on Albireo’s product development or commercialization program could be delayed, diminished or terminated.

If Albireo is not able to establish additional collaborations, Albireo may have to alter its development and commercialization plans.

Albireo’s product development programs and the potential commercialization of its product candidates will require substantial additional cash to fund expenses. For some of Albireo’s product candidates, Albireo may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates. For example, Albireo intends to seek to identify and enter into a licensing, collaboration or similar arrangement with one or more third parties for Phase 3 development and potential commercialization of elobixibat in the United States and Europe.

Albireo faces significant competition in seeking appropriate collaborators. Whether Albireo reaches a definitive agreement for a collaboration will depend, among other things, upon Albireo’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Albireo’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Albireo for Albireo’s product candidate. Albireo may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Albireo may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Albireo is unable to do so, Albireo may have to curtail the development of a product candidate, reduce or delay its development program or one or more of Albireo’s other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. For example, Albireo’s ability to conduct the Phase 3 program of elobixibat in the United States or Europe will depend on Albireo’s ability to enter into a licensing, collaboration or similar arrangement under which that Phase 3 program would be conducted. If Albireo elects to increase its expenditures to fund development or commercialization activities on its own, Albireo may need to obtain additional capital, which may not be available to Albireo on acceptable terms, or at all. If Albireo does not have sufficient funds, it may not be able to further develop its product candidates or bring them to market and generate product revenue.

The terms of Albireo’s loan facility agreement and the associated security agreements may restrict its ability to engage in certain transactions.

In December 2014, Albireo entered into a loan facility agreement with Kreos Capital IV (UK) Limited, or Kreos, which was revised in February 2016 and which will, subject to the satisfaction of specified conditions, be further amended and restated pursuant to a supplemental deed entered into in May 2016. Albireo has entered into, and has agreed that the combined organization will also enter into, certain security agreements with Kreos. Pursuant to the terms of the loan facility agreement and the associated security agreements, subject to certain exceptions, Albireo cannot engage in specified transactions unless certain conditions are met or Albireo receives the prior approval of Kreos. These transactions include:

•	disposing of Albireo’s business or certain assets;

•	entering into licensing arrangements regarding Albireo’s intellectual property, other than on an arms’ length basis in the ordinary course of business where the proceeds of an arrangement are used for Albireo’s business;

•	certain changes to Albireo’s business or ownership;

•	incurring additional debt or liens or making payments on other debt;

•	making certain investments and declaring dividends;

•	being acquired by or merging with another entity;

•	engaging in some transactions with affiliates; or

•	encumbering intellectual property.

If Kreos does not provide its consent to such actions, Albireo could be prohibited from engaging in transactions that could be beneficial to Albireo’s business and Albireo’s shareholders unless Albireo repays the loan, which may not be desirable or possible. The obligations under the loan facility agreement are secured by substantially all of Albireo’s assets. If Albireo defaults under the loan facility agreement or the associated security agreements, including for an inability to repay amounts as they become due, and Albireo is unable to obtain a waiver for such a default, Kreos would have a right to accelerate Albireo’s obligation to repay the entire loan and foreclose on the secured assets in order to satisfy Albireo’s obligations under the loan facility agreement. Any such action on the part of Kreos against Albireo could have a materially adverse impact on Albireo’s business, financial condition and results of operations.

Risks Related to Albireo’s Intellectual Property

If Albireo is unable to obtain and maintain patent protection for its technology and products, or if the scope of the patent protection is not sufficiently broad, Albireo’s competitors could develop and commercialize technology and products similar or identical to Albireo’s, and Albireo’s ability to successfully commercialize its technology and products may be adversely affected.

Albireo’s success depends in large part on its ability to obtain and maintain patent protection in the United States and other countries with respect to its proprietary technology and products. Albireo seeks to protect its proprietary position by filing patent applications in the United States, in Europe and in certain additional jurisdictions related to its novel technologies and product candidates that are important to its business. This process is expensive and time-consuming, and Albireo may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Albireo will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, if Albireo licenses technology or product candidates from third parties in the future, these license agreements may not permit Albireo to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering the licensed technology or product candidates. These agreements could also give Albireo’s licensors the right to enforce the licensed patents without Albireo’s involvement, or to decide not to enforce the patents at all. Therefore, in these circumstances, these patents and applications may not be prosecuted or enforced in a manner consistent with the best interests of Albireo’s business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Albireo’s patent rights are highly uncertain. Albireo’s pending and future patent applications may not result in patents being issued which protect Albireo’s technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Albireo’s patents, narrow the scope of Albireo’s patent protection or make enforcement more difficult or uncertain.

The laws of other countries may not protect Albireo’s patent rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. In addition, for the foregoing reasons, Albireo may not pursue or obtain patent protection in all major markets or may not obtain protection that enables Albireo to prevent the entry of third parties onto the market.

Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Albireo cannot know with certainty whether Albireo was the first to make the inventions claimed in its U.S. patents or pending U.S. patent applications, or that Albireo was the first to file for patent protection of such inventions outside the United States or, since March 16, 2013, within the United States.

Moreover, Albireo may be subject to a third party preissuance submission of prior art to the U.S. Patent and Trademark Office, or the USPTO, or become involved in opposition, derivation, reexamination, reissue, inter partes review, post grant review, interference proceedings or other patent office proceedings, court litigation or International Trade Commission proceedings, in the United States or elsewhere, challenging Albireo’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation concerning Albireo’s patent rights could reduce the scope of or prevent the enforceability of, or invalidate, Albireo’s patent rights, allowing third parties to commercialize its technology or products, or equivalent or similar technology or products, and so to compete directly with Albireo, without payment to Albireo, or, where such proceedings involve third-party patents, result in Albireo’s inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by Albireo’s patents and patent applications is threatened or narrowed by operation of any of the foregoing, such an event could dissuade companies from collaborating with Albireo to license, develop or commercialize current or future product candidates.

Even if Albireo’s patent applications issue as patents, they may not issue in a form that will provide it with adequate protection to prevent competitors from competing with Albireo or otherwise to provide it with any competitive advantage. Albireo’s competitors may be able to circumvent Albireo’s owned or licensed patents by developing similar, improved or alternative technologies or products in a noninfringing manner. For example, although A3384 is the subject matter of pending patent applications that claim pharmaceutical formulations, patent protection is not available for composition-of-matter claims that only recite the API for A3384 without limitation to its formulation. Because A3384 lacks composition-of-matter protection for its API, competitors will, subject to obtaining marketing approval, be able to offer and sell products with the same API so long as these competitors do not infringe any issued patent of Albireo. Moreover, method-of-treatment patent claims are more difficult to enforce than composition-of-matter claims for reasons including off-label sale, potential divided infringement issues and use of the subject compound in noninfringing manners. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe Albireo’s method-of-treatment patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. Off-label sales would limit Albireo’s ability to generate revenue from the sale of Albireo’s product candidates, if approved for commercial sale. In addition, if a third party were able to design around Albireo’s dosage-form and formulation patents and create a different formulation and dosage form that is not covered by Albireo’s patents or patent applications, Albireo would likely be unable to prevent that third party from manufacturing and marketing its product.

In addition, other companies may attempt to circumvent any regulatory data protection or market exclusivity, such as orphan drug exclusivity in the United States, that Albireo obtains under applicable legislation, which may require Albireo to allocate significant resources to preventing such circumvention. Legal and regulatory developments in the European Union and elsewhere may also result in clinical trial data submitted as part of a marketing authorization application becoming publicly available. Such developments could enable other companies to use Albireo’s clinical trial data to assist in their own product development and to obtain marketing authorizations in the European Union and in other jurisdictions. Such developments may also require Albireo to allocate significant resources to prevent other companies from circumventing or violating its intellectual property rights. Albireo’s attempts to prevent third parties from circumventing its intellectual property and other rights may ultimately be unsuccessful. Albireo may also fail to take the required actions or pay the necessary fees to maintain Albireo’s patents.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Albireo’s owned and licensed patents may be challenged in the courts or patent offices in the United States, Europe and elsewhere. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Albireo’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Albireo’s technology and products. Future changes in U.S. statutory or case law beyond Albireo’s control could affect some or all of the foregoing possibilities. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. This could be the case even after giving effect to patent term extensions and data exclusivity provisions preventing third parties from relying on clinical trial data filed by Albireo for marketing approval in support of their own applications for such approval. As a result, Albireo’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Albireo’s.

In addition, Albireo has pledged certain of its patent rights related to A4250 and elobixibat as collateral under Albireo’s loan agreement with Kreos. See “Albireo Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Albireo may become involved in lawsuits or other enforcement proceedings to protect or enforce its patents or other intellectual property, which could be expensive, time consuming and potentially unsuccessful.

Competitors may infringe Albireo’s patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, Albireo may be required to file claims, which can be expensive and time consuming. Any claims Albireo asserts against perceived infringers could provoke these parties to assert counterclaims against Albireo alleging that it infringes their intellectual property or that Albireo’s patent and other intellectual property rights are invalid or unenforceable, including for antitrust reasons. As a result, in a patent infringement proceeding, a court or administrative body may decide that a patent of Albireo’s is invalid or unenforceable, in whole or in part, or may construe the patent’s claims narrowly and so refuse to stop the other party from using the technology at issue on the grounds that Albireo’s patents do not cover the competitor technology in question. Even if Albireo is successful in a patent infringement action, the unsuccessful party may subsequently raise antitrust issues and bring a follow-on action thereon. Antitrust issues may also provide a bar to settlement or constrain the permissible settlement terms. Further, settlement agreements in the pharmaceutical sector are the subject of ongoing review by the antitrust authorities in the European Union.

Third parties may initiate legal proceedings alleging that Albireo is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of Albireo’s business.

Albireo’s commercial success depends upon its ability and the ability of its collaborators to develop, manufacture, market and sell Albireo’s product candidates and use Albireo’s proprietary technologies without infringing the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries, and Albireo may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to Albireo’s products and technology, including interference, derivation, inter partes review, reexamination, reissue or post-grant review proceedings before the USPTO. The risks of being involved in such litigation and office proceedings may also increase as Albireo’s product candidates approach commercialization, and as Albireo’s business gains greater visibility operating as a publicly traded company in the United States. Third parties may assert infringement claims against Albireo based on existing or future intellectual property rights and so restrict Albireo’s freedom to operate. Third parties may also seek injunctive relief against Albireo, whereby they would attempt to prevent it from practicing Albireo’s technologies altogether pending outcome of any litigation against Albireo. Albireo may not be aware of all such intellectual property rights potentially relating to Albireo’s product candidates prior to their assertion against Albireo. For example, Albireo has not conducted an in depth freedom-to-operate search or analysis for A4250 or for A3384. Any freedom-to-operate search or analysis previously conducted may not have uncovered all relevant patents and pending patent applications, and there may be pending or future patent applications that, if issued, would block Albireo from commercializing A4250, elobixibat or A3384. Thus, Albireo does not know with certainty whether A4250, elobixibat, A3384 or any other product candidate or Albireo’s commercialization thereof, does not and will not infringe any third party’s intellectual property.

If Albireo is found to infringe a third party’s intellectual property rights, or in order to avoid or settle litigation, Albireo could be required to obtain a license to enable Albireo to continue developing and marketing its products and technology. However, Albireo may not be able to obtain any required license on commercially reasonable terms, or at all. Even if Albireo were able to obtain a license, it could be nonexclusive, thereby giving its competitors access to the same technologies as are licensed to Albireo, and could require Albireo to make substantial payments. Absent a license, Albireo could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, Albireo could be found liable for monetary damages, including treble damages and attorneys’ fees if Albireo is found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent Albireo from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. Claims that Albireo has misappropriated the confidential information or trade secrets of third parties, or claims that Albireo derived its inventions from another, could have a similar negative impact on Albireo’s business.

Albireo may be subject to claims by third parties asserting that Albireo or its employees have misappropriated their intellectual property, or claiming ownership of what Albireo regards as its own intellectual property.

Many of Albireo’s employees were previously employed at universities or other biotechnology or pharmaceutical companies. Although Albireo tries to ensure that its employees do not use the proprietary or otherwise confidential information or know-how of others in their work for Albireo, Albireo may be subject to claims that Albireo or these employees have without authorization used or disclosed intellectual property, including trade secrets or other proprietary or confidential information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while Albireo typically requires its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Albireo and agreeing to cooperate and assist Albireo with securing and defending Albireo’s intellectual property, Albireo may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Albireo regards as its own. These assignment agreements may not be self-executing or may be breached, and Albireo may be forced to bring claims against third parties, or defend claims they may bring against Albireo, to determine the ownership of what Albireo regards as its intellectual property.

If Albireo fails in prosecuting or defending any such claims, in addition to paying monetary damages, Albireo may lose valuable intellectual property rights or personnel. Even if Albireo is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property litigation could cause Albireo to spend substantial resources and could distract Albireo’s personnel from their normal responsibilities.

Even if resolved in Albireo’s favor, litigation or other legal proceedings relating to intellectual property claims may cause Albireo to incur significant expenses, and could distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the combined organization’s common stock. Such litigation or proceedings could substantially increase Albireo’s operating losses and reduce the resources available for development, sales, marketing or distribution activities. Albireo may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Albireo’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Albireo can because of their greater financial resources. Accordingly, costs and lost management time, as well as uncertainties resulting from the initiation and continuation of patent litigation or other proceedings, could have a material adverse effect on Albireo’s ability to compete in the marketplace.

If Albireo does not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for Albireo’s product candidates, Albireo’s business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of A4250, elobixibat, A3384 and Albireo’s other product candidates, if any, one or more of Albireo’s U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, Albireo may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Albireo requests. If Albireo is unable to obtain patent term extension or restoration or the term of any such extension is less than Albireo requests, the period during which it will have the right to exclusively market its products will be shortened and Albireo’s competitors may obtain approval of competing products following Albireo’s patent expiration, and Albireo’s revenue could be reduced, possibly materially. In the event that Albireo is unable to obtain any patent term extensions, the issued U.S. composition of matter patent for A4250 is expected to expire in 2022 assuming it withstands any challenge. In the event that Albireo is unable to obtain any patent term extensions, the issued U.S. composition of matter patent for elobixibat is expected to expire in 2022 and the issued U.S. patent for a method of using an IBAT inhibitor to treat CIC or IBS is expected to expire in 2024, in each case assuming it withstands any challenge. Albireo expects that the other U.S. patents and patent applications for A4250 and elobixibat, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2031 to 2035.

A3384 could be subject to competition arising from off-label use from immediate release cholestyramine.

Albireo has a patent pending covering pharmaceutical formulations of A3384. Even if this patent is granted, Albireo does not have patent rights covering the composition of matter of cholestyramine. As a result, Albireo may be limited in its ability to prevent others from exploiting cholestyramine, which could have a negative impact on the commercial potential of A3384. In addition, cholestyramine is currently approved in the United States and some countries in Europe for various indications, including in some countries in Europe for diarrhea associated with certain GI conditions. Physicians currently prescribe cholestyramine for other indications that are not approved by the FDA or regulatory authorities outside of the United States, such as BAM. If Albireo is unable to establish that A3384 is a superior drug to immediate release cholestyramine in the treatment of BAM, physicians may be likely to continue to prescribe immediate release cholestyramine and Albireo’s potential future revenue from sales of A3384 would likely be materially and adversely affected.

If Albireo is unable to protect the confidentiality of its trade secrets, Albireo’s business and competitive position would be harmed.

In addition to seeking patents for some of Albireo’s technology and products, Albireo also relies on trade secrets, including unpatented know-how, technology and other proprietary and confidential information, to maintain its competitive position. Albireo seeks to protect these trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as Albireo’s employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. However, Albireo cannot guarantee that it has executed these agreements with each party that may have or have had access to Albireo’s trade secrets or that the agreements Albireo has executed will provide adequate protection. Any party with whom Albireo has executed such an agreement may breach that agreement and disclose Albireo’s proprietary or confidential information, including Albireo’s trade secrets, and Albireo may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Albireo’s trade secrets were to be lawfully obtained or independently developed by a competitor, Albireo would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Albireo. If any of Albireo’s trade secrets, particularly unpatented know-how, were to be obtained or independently developed by a competitor, Albireo’s competitive position would be harmed.

Risks Related to Regulatory Approval and Marketing of Albireo’s Product Candidates

A rare pediatric disease designation may not lead to the receipt of a Priority Review Voucher, even if A4250 is approved, due to the potential expiration of the FDA’s Rare Pediatric Disease Voucher program.

The FDA has awarded rare pediatric disease Priority Review Vouchers to sponsors of drug products intended to treat rare pediatric disease products if the treatment and product application meet certain criteria. Under this program, upon the approval of a qualifying NDA or biologics license application, BLA, for the treatment or prevention of a rare pediatric disease, the sponsor of the application may be eligible for a rare pediatric disease Priority Review Voucher that can be used to obtain priority review for a subsequent NDA or BLA. The Priority Review Voucher may be sold or transferred an unlimited number of times. Albireo anticipates that it will request rare pediatric disease designation for A4250 for PFIC. For purposes of this program, the FDA defines a “rare pediatric disease” as a disease that affects fewer than 200,000 individuals in the U.S. and more than 50% of those patients are under the age of 18 years old. There can be no assurance, however, that the FDA will agree with Albireo’s position that A4250 for the treatment of PFIC meets the criteria for a “rare pediatric disease.” If Albireo submits a voluntary request for a rare pediatric disease designation and the request is granted by FDA, the FDA’s rare pediatric disease designation would give Albireo the potential to receive a Priority Review Voucher if A4250 is approved for marketing. However, the rare pediatric disease Priority Review Voucher program is set to expire at the end of September 2016, so Albireo may not receive a Priority Review Voucher even if A4250 is approved to treat a rare pediatric disease. Legislation is pending in the U.S. Congress that could extend the Priority Review Voucher program for additional years, and other proposals and negotiations related to this program are presently taking place. There is no guarantee that any legislation to extend the program will pass prior to its current expiration in 2016. If the program is not extended, Albireo will not receive a Priority Review Voucher for A4250 even if it is approved by the FDA to treat a rare pediatric disease.

Because A4250 and elobixibat share a common mechanism of action, if both product candidates are ultimately approved and commercialized, there is a risk that physicians will elect to prescribe one of these products at the expense of the other.

Albireo is developing A4250 initially for the treatment of PFIC and potentially also for other pediatric cholestatic liver diseases and disorders and Albireo is developing elobixibat as a treatment for CIC. Both A4250 and elobixibat act by modulating bile acid levels in the body through IBAT inhibition. If both of these product candidates are approved and become available for commercial sale, physicians may decide to prescribe the lower-cost product off label for the treatment of conditions and disorders in which the modulation of bile acid levels may be medically useful, notwithstanding the specific indication for which Albireo will have conducted clinical trials and obtained regulatory approval for that product. If this were to occur, there would be an adverse effect on Albireo’s revenues, which could be material.

Even if Albireo completes the necessary clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent Albireo from obtaining approvals for the commercialization of some or all of its product candidates. If Albireo is not able to obtain, or if there are delays in obtaining, required marketing approvals, Albireo will not be able to commercialize its product candidates, and Albireo’s ability to generate revenue will be materially impaired.

Albireo’s product candidates, including A4250, elobixibat and A3384, and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent Albireo from commercializing the product candidate. Albireo has not received approval to market A4250, elobixibat, A3384 or any other Albireo product candidate from regulatory authorities in any jurisdiction.

Albireo has only limited experience in filing and supporting the applications necessary to obtain marketing approvals for product candidates and expects to rely on third-party contract research organizations to assist Albireo in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and effectiveness. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Regulatory authorities may determine that A4250, elobixibat, A3384 or any other Albireo product candidate is not effective, is only moderately effective or has undesirable or unintended side effects, toxicities, safety profiles or other characteristics that preclude Albireo from obtaining marketing approval or that prevent or limit commercial use.

The process of obtaining marketing approvals is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Albireo’s data are insufficient for approval and require additional preclinical studies, clinical trials or other trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval Albireo ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If Albireo experiences delays in obtaining approval or if Albireo fails to obtain approval of its product candidates, the commercial prospects for Albireo’s product candidates may be harmed and its ability to generate revenues will be materially impaired.

Albireo’s failure to obtain marketing approval in jurisdictions other than the United States and Europe would prevent Albireo’s product candidates from being marketed in these other jurisdictions, and EA Pharma’s failure to obtain marketing approval of elobixibat in Japan would prevent elobixibat from being marketed in Japan. Any approval that Albireo is granted for its product candidates in the United States or Europe would not assure approval of product candidates in the other or in any other jurisdiction.

In order to market and sell A4250, elobixibat, A3384 or any future product candidate in jurisdictions other than the United States or Europe, Albireo or a current or potential future licensee must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA or EMA approval. The regulatory approval process outside the United States and Europe generally includes all of the risks associated with obtaining FDA and EMA approval. In addition, some countries outside the United States and Europe require approval of the sales price of a drug before it can be marketed. In many countries, separate procedures must be followed to obtain reimbursement. Albireo or a current or potential future licensee may not obtain marketing, pricing or reimbursement approvals outside the United States and Europe on a timely basis, if at all. In particular, EA Pharma may not obtain marketing, pricing or reimbursement approvals for elobixibat in Japan on a timely basis, if at all.

Approval by the FDA does not ensure approval by the EMA, approval by the EMA does not assure approval by the FDA, and approval of either or both of the FDA and EMA does not assure approval by regulatory authorities in other countries or jurisdictions. Likewise, approval by any regulatory authority in any country or jurisdiction outside the United States or Europe, such as Japan, does not assure approval by regulatory authorities in other countries or jurisdictions or by the FDA or EMA. Albireo and any current or potential future licensee may not be able to file for marketing approvals and may not receive necessary approvals to commercialize Albireo’s products in any market. Marketing approvals in countries outside the United States and Europe do not ensure pricing approvals in those countries or in any other countries, and marketing approvals and pricing approvals do not ensure that reimbursement will be obtained.

Albireo’s ability to obtain and maintain conditional marketing authorizations in the European Union is limited to specific circumstances and subject to several conditions and obligations. A failure to renew any conditional approval that Albireo obtains prior to full approval for the applicable indication would prevent Albireo from continuing to market its products.

Conditional marketing authorizations in the European Union based on incomplete clinical data may be granted for a limited number of listed medicinal products for human use, including products designated as orphan medicinal products under E.U. law, if (1) the risk-benefit balance of the product is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) unmet medical needs will be fulfilled and (4) the benefit to public health of the immediate availability on the market of the medicinal product outweighs the risk inherent in the fact that additional data are still required. Specific obligations, including with respect to the completion of ongoing or new studies or trials, and with respect to the collection of pharmacovigilance data, may be specified in the conditional marketing authorization. Conditional marketing authorizations are valid for one year and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions. Even if Albireo obtains conditional approval for A4250 for the treatment of PFIC or any other pediatric cholestatic liver disease or disorder, Albireo may not be able to renew such conditional approval.

Even if Albireo obtains marketing approval for its product candidates, the terms of approvals and ongoing regulation of Albireo’s products may limit how it manufactures and markets its products and compliance with such requirements may involve substantial resources, which could materially impair Albireo’s ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, including the possible requirement to implement a risk evaluation and mitigation strategy or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. Albireo must also comply with requirements concerning advertising and promotion for any of its product candidates for which Albireo obtains marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, Albireo will not be able to promote any products it develops for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to cGMP, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. Albireo and its contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMP.

Accordingly, assuming Albireo receives marketing approval for one or more of its product candidates, Albireo and its contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If Albireo is not able to comply with post-approval regulatory requirements, Albireo could have the marketing approvals for its products withdrawn by regulatory authorities and Albireo’s ability to market any future products could be limited, which could adversely affect Albireo’s ability to achieve or sustain profitability. Thus, the cost of compliance with post-approval regulations may have a negative effect on Albireo’s operating results and financial condition.

Any product candidate for which Albireo obtains marketing approval will be subject to strict enforcement of post-marketing requirements and Albireo could be subject to substantial penalties, including withdrawal of its products from the market, if Albireo fails to comply with all regulatory requirements or if Albireo experiences unanticipated problems with its products, when and if any of them are approved.

Any product candidate for which Albireo obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping.

The FDA and other federal and state agencies, including the Department of Justice and state attorneys general, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. Violations of such requirements may lead to investigations alleging violations of the Food, Drug and Cosmetic Act and other statutes, including the False Claims Act and other federal and state health care fraud and abuse laws as well as state consumer protection laws. Albireo’s failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with Albireo’s products, manufacturers or manufacturing processes, may yield various results, including:

•	litigation involving patients taking Albireo’s products;

•	restrictions on such products, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that Albireo submits;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	damage to relationships with any potential collaborators;

•	unfavorable press coverage and damage to Albireo’s reputation;

•	refusal to permit the import or export of Albireo’s products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Noncompliance by Albireo or any future collaborator with regulatory requirements relating to safety monitoring or pharmacovigilance, to the development of products for the pediatric population or to the protection of personal information can lead to significant penalties and sanctions.

Albireo may not be able to obtain or maintain orphan drug exclusivity for its product candidates. If Shire is able to obtain orphan drug exclusivity for SHP625, or any of Albireo’s other competitors is able to obtain orphan drug exclusivity for any of its products that is the same drug as one of Albireo’s product candidates, or can be classified as a similar medicinal product within the meaning of E.U. law, Albireo may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including Europe and the United States, may designate drugs for relatively small patient populations as orphan drugs. The FDA has granted orphan drug designation to A4250, which is an IBAT inhibitor, for the treatment of PFIC, as well as PBC, and the EMA has designated A4250 as an orphan medicinal product for the treatment of PFIC, as well as PBC and ALGS. Generally, if a designated orphan drug product receives the first marketing approval for the orphan indication for which it has been designated, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the EMA from accepting another marketing application for a similar medicinal product or the FDA from approving another marketing application for the same drug for the same indication for that period of exclusivity. The applicable market exclusivity period is seven years in the United States and 10 years in the European Union. The E.U. exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation, including if the drug is sufficiently profitable so that market exclusivity is no longer justified.

In the European Union, a “similar medicinal product” is a medicinal product that contains a similar active substance or substances as contained in a currently authorized orphan medicinal product and that is intended for the same therapeutic indication. For a product candidate such as A4250, the FDA defines “same drug” as a drug that contains the same active moiety, which refers to the molecule which is responsible for the physiological or pharmacological action of the drug, and is intended for the same use. Obtaining orphan drug exclusivity for A4250 for PFIC, both in the United States and in Europe, may be important to the product candidate’s success. Shire’s product candidate for the treatment of PFIC and other rare liver diseases, SHP625, which has been reported to be an IBAT inhibitor, has also received orphan drug designation from the FDA and EMA, and SHP625 has been evaluated to date in a greater number of PFIC patients than A4250. If Shire or any other Albireo competitor obtains orphan drug exclusivity for, and approval of, a product for the same indication as A4250 before Albireo does and if the competitor’s product is the same drug or a similar medicinal product as Albireo’s, Albireo could be excluded from the market until that exclusivity period expires.

Moreover, Albireo may not be able to maintain orphan drug exclusivity for A4250 for PFIC or any other indication, or for any other product candidate and indication for which Albireo obtains orphan drug exclusivity in the future. For example, if a competitive product that is the same drug or a similar medicinal product as Albireo’s product candidate is shown to be clinically superior to Albireo’s product candidate, any orphan drug exclusivity Albireo has obtained will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product that is the same drug as Albireo’s product candidate if the FDA finds that Albireo cannot assure the availability of sufficient quantities of the drug to meet the needs of the persons with the disease or condition for which the drug was designated. Finally, even if Albireo obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drug products can be approved for the same condition.

Fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

If a drug is intended for the treatment of a serious or life threatening condition and the drug demonstrates the potential to address unmet medical needs for the condition, the drug sponsor may apply for FDA fast track designation. The designation offers the sponsor opportunities for interactions with the FDA review team and the possibility of a rolling review for certain portions of the marketing application. Albireo believes that A4250 meets the criteria to be designated as a fast track product. However, even if Albireo seeks and is granted a fast track designation for A4250, there is no assurance that A4250 will receive marketing approval from the FDA or that approval will be granted within any particular timeframe. Albireo may also seek fast track designation for other current or future product candidates. Even if the FDA grants fast track designation to one or more of these product candidates, Albireo may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw fast track designation that may in the future be granted to any Albireo product candidate if it believes that the designation is no longer supported by data from Albireo’s clinical development program for that product candidate. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Priority review designation by the FDA may not lead to a faster regulatory review or approval process and, in any event, does not assure FDA approval.

If the FDA determines that a product candidate intended to treat a serious disease, if approved, would provide a significant improvement in safety or effectiveness of the treatment of the disease, the FDA may designate the drug application for that product candidate for priority review. A priority review designation means that the goal for the FDA to review the marketing application is six months, rather than the standard review period of ten months. Albireo may request priority review for A4250 or other current or future product candidates at the time that the marketing application is submitted. The FDA has broad discretion with respect to whether or not to grant priority review status to an individual marketing application. As a result, even if Albireo believes a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster regulatory review process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving a priority review designation from the FDA does not guarantee approval of the drug application within the six-month review cycle or any time thereafter.

Albireo’s relationships with customers, healthcare providers and professionals and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose Albireo to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidate, including A4250, elobixibat or A3384, for which Albireo obtains marketing approval. Albireo’s future arrangements with customers, healthcare providers and professionals, and third-party payors may expose Albireo to broadly applicable federal and state fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Albireo markets, sells and distributes any product candidate for which Albireo obtains marketing approval.

The federal anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers, purchasers and pharmacy benefit managers, among others. Several other countries, including the United Kingdom, have enacted similar anti-kickback laws and regulations.

The federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Both the government and qui tam relators have brought False Claims Act actions against pharmaceutical companies on the theory that their practices have caused false claims to be submitted to the government.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

The federal Physician Payments Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers. Among other payments, the law requires payments made to physicians and teaching hospitals for clinical trials be disclosed.

Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines, or the relevant compliance guidance promulgated by the federal government, in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures to the extent that those laws impose requirements that are more stringent than the Physician Payments Sunshine Act. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that Albireo’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Albireo’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Albireo’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, Albireo may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of Albireo’s operations. Violation of certain of these laws could also result in exclusion, suspension and debarment from government funded healthcare programs. Exclusion, suspension or debarment would significantly impact Albireo’s ability to commercialize, sell or distribute any product candidate for which Albireo obtains regulatory approval. If any of the physicians or other providers or entities with whom Albireo expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Legislation may increase the difficulty and cost for Albireo to obtain marketing approval of and commercialize its product candidates and affect the prices Albireo may obtain for any product that receives marketing approval.

In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of A4250, elobixibat, A3384 or any future product candidate of Albireo, restrict or regulate post-approval activities, or affect Albireo’s ability to profitably sell any product candidates, including A4250, elobixibat or A3384, for which Albireo obtains marketing approval. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Albireo to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that Albireo receives for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

In March 2010, the Affordable Care Act became law in the United States. The Affordable Care Act is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Affordable Care Act revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial provisions affecting compliance have also been enacted, which may affect Albireo’s business practices with health care practitioners. As implementation of the Affordable Care Act is ongoing, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase Albireo’s regulatory burdens and operating costs. Similarly, there are a number of state and local legislative and regulatory efforts related to drug pricing, including a newly passed drug price transparency law in Vermont that applies to pharmaceutical manufacturers, that may have an impact on Albireo’s business.

In addition, the Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Albireo is unsure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or whether such changes will have any impact on Albireo’s business.

In the European Union, similar political, economic and regulatory developments may affect Albireo’s ability to profitably commercialize its products. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or E.U. member state level may result in significant additional requirements or obstacles that may increase Albireo’s operating costs.

Albireo is subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing Albireo’s operations. If Albireo fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect Albireo’s business, results of operations and financial condition.

Albireo’s operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that apply in countries where Albireo does business and may do business in the future. The FCPA and these other laws generally prohibit Albireo, Albireo’s officers, and Albireo’s employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. Albireo may in the future operate in jurisdictions that pose a high risk of potential FCPA violations, and Albireo may participate in collaborations and relationships with third parties whose actions could potentially subject Albireo to liability under the FCPA or local anti-corruption laws. In addition, Albireo cannot predict the nature, scope or effect of future regulatory requirements to which Albireo’s international operations might be subject or the manner in which existing laws might be administered or interpreted.

Albireo is also subject to other laws and regulations governing its international operations, including regulations administered by the government of the United States and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that Albireo will be completely effective in ensuring its compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, including Trade Control laws. If Albireo is not in compliance with the FCPA and other anti-corruption laws or Trade Control laws, it may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on Albireo’s business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA, other anti-corruption laws or Trade Control laws by U.S. or other authorities could also have an adverse impact on Albireo’s reputation, its business, results of operations and financial condition.

Albireo relies significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cyber security incidents, could harm Albireo’s ability to operate its business effectively.

Despite the implementation of security measures, Albireo’s internal computer systems and those of third parties with which Albireo contracts are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in Albireo’s operations, and could result in a material disruption of Albireo’s clinical and commercialization activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of clinical trial data could result in delays in Albireo’s regulatory approval efforts and significantly increase Albireo’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Albireo’s data or applications, or inappropriate disclosure of confidential or proprietary information, Albireo could incur liability and its product research, development and commercialization efforts could be delayed.

Risks Related to Albireo’s Business Operations, Employee Matters and Managing Growth

In connection with the preparation of Albireo’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014, Albireo and its independent registered public accounting firm identified a material weakness in Albireo’s internal control over financial reporting. If Albireo is not able to remediate the material weakness and otherwise to maintain an effective system of internal control over financial reporting, the reliability of the combined organization’s financial reporting, investor confidence in the combined organization and the value of the combined organization’s common stock could be materially and adversely affected.

Under standards established by the United States Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

In connection with the audits of Albireo’s 2014 and 2015 financial statements, which were completed concurrently with each other, Albireo and its independent registered public accounting firm identified a material weakness in Albireo’s internal control over financial reporting, specifically a lack of controls over the identification and review of complex accounting issues involving significant judgment or estimates in the financial statement closing process resulting from Albireo’s limited in-house accounting and finance team. Albireo currently relies on external advisors to provide assistance with financial reporting in accordance with the requirements of generally accepted accounting principles in the United States, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission, or SEC, and these external advisors may not have direct knowledge of all of Albireo’s business, transactions and contracts. Specifically, Albireo and its independent registered public accounting firm determined that Albireo did not have sufficient resources with U.S. GAAP and SEC financial reporting knowledge to ensure a timely and sufficient financial statement close process that includes resolution of complex accounting issues involving significant judgment and estimates.

Albireo is working to remediate the material weakness. In particular, Albireo recently hired a full-time chief financial officer and plans to hire a controller and to develop and implement formal policies, processes and documentation procedures relating to its financial reporting. However, Albireo cannot at this time estimate how long it will take to remediate the material weakness and Albireo may not ever be able to remediate the material weakness. If Albireo is unable to successfully remediate the material weakness and otherwise to establish and maintain an effective system of internal control over financial reporting, the reliability of the combined organization’s financial reporting, investor confidence in the combined organization and the value of the combined organization’s common stock could be materially and adversely affected.

If the combined organization fails to establish and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in the combined organization’s financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal controls over financial reporting are necessary for the combined organization to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the combined organization to fail to meet its reporting obligations. In addition, any testing by the combined organization, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by the combined organization’s independent registered public accounting firm, as and when required, may reveal deficiencies in the combined organization’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the combined organization’s reported financial information, which could have a negative effect on the trading price of its common stock.

Pursuant to Section 404, the combined organization will be required to furnish a report by its management on the effectiveness of its internal control over financial reporting and, if and at such time as the combined organization ceases to qualify as a “smaller reporting company” under applicable securities regulations, an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the combined organization will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the combined organization will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite the combined organization’s efforts, there is a risk that it will not be able to conclude within the prescribed timeframe that its internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the combined organization’s financial statements. In addition, because the combined organization will upon completion of the Transaction qualify as a “smaller reporting company” under applicable securities regulations, an attestation report on internal control over financial reporting issued by its independent registered public accounting will not be required. An independent assessment of the combined organization’s internal control over financial reporting might detect deficiencies that management’s assessment does not.

Albireo’s future success depends on its ability to retain its chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

Albireo is highly dependent on Ron Cooper, its President and Chief Executive Officer, Jan Mattsson, its Chief Operating Officer, and other principal members of its management and scientific teams. Although Albireo has formal employment agreements with each of its executive officers, these agreements do not prevent Albireo’s executives from terminating their employment with it at any time. Albireo does not maintain “key person” insurance on any of its executive officers. The unplanned loss of the services of any of these persons could materially impact the achievement of Albireo’s research, development and commercialization objectives.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel, including in the United States and Sweden, will also be critical to Albireo’s success. Albireo may not be able to attract and retain these personnel on acceptable terms given the competition among numerous biotechnology and pharmaceutical companies for similar personnel. Albireo also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Albireo relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating Albireo’s research and development and commercialization strategy. Albireo’s consultants and advisors may be employed by employers other than Albireo and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Albireo.

Albireo expects to expand its capabilities, and as a result, Albireo may encounter difficulties in managing its growth, which could disrupt its operations.

Albireo expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of drug development, regulatory affairs, finance and administration and, potentially, sales and marketing. To manage Albireo’s anticipated future growth, Albireo must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Due to Albireo’s limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Albireo may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The physical expansion of Albireo’s operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of Albireo’s business plans or disrupt its operations.

Albireo will incur increased costs as a result of operating as a company with common stock that is publicly traded in the United States, and Albireo’s management will be required to devote substantial time to new compliance initiatives.

Following completion of the Transaction, the combined organization will incur significant legal, accounting and other expenses that Albireo has not incurred as a private company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which Albireo operates its business in ways that are not currently anticipated. Albireo’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Albireo’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Albireo expects that these rules and regulations may make it more difficult and more expensive for the combined organization to obtain director and officer liability insurance and the combined organization will be required to incur substantial costs to maintain coverage. Albireo estimates that the combined organization will annually incur significant additional expenses to comply with the requirements imposed on it as a public company.

Albireo is exposed to risks related to currency exchange rates.

Albireo conducts a significant portion of its operations outside of the United States. Because Albireo’s financial statements are presented in U.S. dollars, changes in currency exchange rates have had and could have in the future a significant effect on Albireo’s operating results when Albireo’s operating results are translated into U.S. dollars. Exchange rate fluctuations between local currencies and the dollar create risk in several ways, including the following: weakening of the dollar may increase the cost of overseas research and development expenses and the cost of sourced product components outside the United States; strengthening of the dollar may decrease the value of Albireo’s revenues denominated in other currencies; the exchange rates on nondollar transactions and cash deposits can distort Albireo’s financial results; and affecting commercial pricing and profit margins.

Albireo’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could cause significant liability for Albireo and harm its reputation.

Albireo is exposed to the risk of fraud or other misconduct by its employees, principal investigators, consultants and collaborators, including intentional failures to comply with FDA or Office of Inspector General regulations or similar regulations of comparable non-U.S. regulatory authorities, provide accurate information to the FDA or comparable non-U.S. regulatory authorities, comply with manufacturing standards Albireo has established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, report financial information or data accurately or disclose unauthorized activities to Albireo. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Albireo’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Albireo takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Albireo from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against Albireo, and Albireo is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant fines or other sanctions.

The vote by the United Kingdom electorate in favor of the United Kingdom’s exit from the European Union could adversely impact Albireo’s business, results of operations and financial condition.

The passage of the referendum on the United Kingdom’s membership in the European Union, referred to as “Brexit,” in favor of the exit of the United Kingdom from the European Union, could cause disruption to and create uncertainty surrounding Albireo’s business, which could have an adverse effect on Albireo’s business, financial results and operations. Over the next few months, negotiations are expected to commence to determine the terms of the United Kingdom’s relationship with the European Union in the future, including trade terms between the United Kingdom and countries comprising the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to markets in the European Union, either during a transitional period or more permanently.

Assuming its implementation, Brexit would result in the United Kingdom no longer being a European Union Member State and a member of the European Union single market, which may result in increased trade barriers. Increased trade barriers could impact Albireo’s results of operations and the combined organization’s stock price. As Albireo’s parent company is registered in England and Wales and Albireo has operating subsidiaries organized operations in Sweden, Brexit could result in restrictions on the movement of capital within Albireo’s organization, the mobility of Albireo’s personnel and the potential future commercialization of Albireo’s product candidates and could change tax benefits or liabilities of Albireo, any of which could have a material adverse effect on Albireo’s business, results of operations or financial condition.

Risks Related to the Combined Organization

In determining whether you should approve the issuance of shares of Biodel common stock and other matters related to the Transaction, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors—Risks Related to the Transaction,” “Risk Factors – Risks Related to the Proposed 30:1 Reverse Stock Split,” “Risk Factors—Risks Related to Biodel” and “Risk Factors—Risks Related to Albireo,” which will also apply to the combined organization.

After completion of the Transaction, Albireo’s executive officers, directors and principal shareholders will maintain the ability to control or significantly influence all matters submitted to the combined organization’s stockholders for approval.

Upon the completion of the Transaction, based on an assumed exchange ratio of 0.06999, Albireo’s executive officers, directors and principal shareholders will, in the aggregate, beneficially own ordinary shares representing approximately 62.4% of the combined organization’s outstanding shares of common stock. As a result, if these shareholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined organization’s stockholders for approval, as well as the combined organization’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined organization’s assets. This concentration of voting power could delay or prevent an acquisition of the combined organization on terms that other stockholders may desire.

The combined organization will continue to be a smaller reporting company. The combined organization cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make the combined organization’s common stock less attractive to investors or otherwise limit the combined organization’s ability to raise additional funds.

Biodel is currently, and the combined organization will continue to be upon completion of the Transaction, a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $75 million as of the last business day of its most recently completed second fiscal quarter and does not meet certain exceptions. SEC rules provide that smaller reporting companies may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float If the combined organization does not meet this public float requirement, any offering by the combined organization under a Form S-3 will be limited to raising an aggregate of one-third of the combined organization’s public float in any 12-month period. You should also refer to the risk factor above entitled “Limitations on the ability of smaller reporting companies to sell shares under a Form S-3 shelf registration statement may interfere with the combined organization’s ability to execute financing transactions quickly or at all.” In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in the combined organization’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

The combined organization’s stock price is expected to be volatile, and the market price of its common stock may drop following the Transaction.

The market price of the combined organization’s common stock following the Transaction could be subject to significant fluctuations following the Transaction. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined organization’s common stock to fluctuate include:

•	the ability of the combined organization to obtain regulatory approvals for Albireo’s product candidates, and delays or failures to obtain such approvals;

•	failure of any of the combined organization’s product candidates, if approved, to achieve commercial success;

•	issues in manufacturing the combined organization’s approved products, if any, or product candidates;

•	the results of the combined organization’s current and any future clinical trials of its product candidates;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the markets in which Albireo competes, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with potential products of the combined organization;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined organization’s common stock;

•	general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;

•	changes in the structure of health care payment systems;

•	failure to maintain compliance with listing requirements of The NASDAQ Capital Market; and

•	period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined organization will incur significant legal, accounting and other expenses that Albireo did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and The NASDAQ Stock Market LLC. For example, the combined organization’s management team will include the executive officers of Albireo prior to the Transaction. These executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer.

Anti-takeover provisions in the combined organization charter documents and under Delaware law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization stockholders to replace or remove the combined organization management.

Provisions in the combined organization’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined organization’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined organization will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning 15% or more of the outstanding combined organization voting stock from merging or combining with the combined organization under certain circumstances. Although Biodel and Albireo believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Biodel and Albireo do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. In addition, Albireo is prohibited from making any dividend payments under the terms of its loan facility. As a result, capital appreciation, if any, of the common stock of the combined organization will be your sole source of gain, if any, for the foreseeable future.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined organization’s financial condition or results of operations following the completion of the Transaction.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined organization’s financial condition or results of operations following the Transaction for several reasons. The pro forma financial statements have been derived from the historical financial statements of Biodel and Albireo and adjustments and assumptions have been made regarding the combined organization after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined organization in connection with the Transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined organization following the Transaction may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined organization’s financial condition following the Transaction. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-90 of this proxy statement.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.

If existing stockholders of Biodel and Albireo sell, or indicate an intention to sell, substantial amounts of the combined organization’s common stock in the public market after the lock-up and other legal restrictions on resale discussed in this proxy statement lapse, the trading price of the common stock of the combined organization could decline. Based on shares outstanding as of August 15, 2016 and assuming an exchange ratio of 0.06999, upon completion of the Transaction, the combined organization is expected to have outstanding a total of approximately 6.3 million shares of common stock (after giving effect to the proposed 30:1 reverse stock split). Of these shares, only approximately 2.1 million shares of common stock will be freely tradable as of the completion of the Transaction, without restriction, in the public market.

The lock-up agreements entered into by the directors and officers of Biodel and the lock-up restrictions in the Exchange Agreement to which the holders of Albireo shares and notes convertible into Albireo shares agreed provide that the shares subject to the lock-up restrictions will be released from such restrictions 180 days from the closing date. In addition, the shares of Biodel common stock to be issued in the Transaction will be restricted securities under the Securities Act and any sale of such shares without registration will be subject to the requirements of Rule 144 promulgated under the Securities Act. Based on shares outstanding as of August 15, 2016 and assuming an exchange ratio of 0.06999, up to an additional approximately 4.2 million shares of common stock (after giving effect to the proposed 30:1 reverse stock split) will be eligible for sale in the public market, approximately 3.7 million of which will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements. In addition, approximately 357,000 shares of common stock that are subject to outstanding stock options of Albireo as of August 15, 2016 (after giving effect to the proposed 30:1 reverse stock split and assuming the acceptance of the replacement offer to holders of Albireo options and warrants and an exchange ratio of 0.06999) will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization common stock could decline.

If the ownership of the combined organization common stock is highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined organization stock price to decline.

Executive officers and directors of the combined organization, and their affiliates, are expected to beneficially own or control approximately 49.6% of the outstanding shares of the combined organization common stock following the completion of the Transaction (after giving effect to the exercise of all outstanding vested and unvested options to purchase shares of the combined organization’s common stock following the closing of the Transaction). Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined organization assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined organization, even if such a change of control would benefit the other stockholders of the combined organization. The significant concentration of stock ownership may adversely affect the trading price of the combined organization’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Because the Transaction will result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended, for Biodel, Biodel’s pre-exchange net operating loss carryforwards and certain other tax attributes will be subject to limitations. The net operating loss carryforwards and other tax attributes of Albireo and of the combined organization may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Transaction will result in an ownership change for Biodel and, accordingly, Biodel’s net operating loss carryforwards and certain other tax attributes will be subject to limitations on their use after the Transaction. Albireo’s net operating loss carryforwards may also be subject to limitation as a result of prior shifts in equity ownership and/or the Transaction. Additional ownership changes in the future could result in additional limitations on Biodel’s, Albireo’s and the combined organization’s net operating loss carryforwards. Consequently, even if the combined organization achieves profitability, it may not be able to utilize a material portion of Biodel’s, Albireo’s or the combined organization’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements should not be relied upon as predictions of future events as Biodel cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “anticipates,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include: any statements of the strategies, prospects, plans, expectations or objectives of management of Biodel or Albireo for future operations; the progress, scope or duration of the development of product candidates or programs; the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication; the ability of Biodel or Albireo to protect intellectual property rights; the anticipated operations, financial position, revenues, costs or expenses of Biodel, Albireo or the combined organization; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include any statements regarding the approval and closing of the Transaction, the timing of the closing of the Transaction, Biodel’s ability to solicit a sufficient number of proxies to approve the proposals necessary to complete the Transaction, other conditions to the closing of the Transaction, the expected benefits of the Transaction, any other matters related to the closing of the Transaction and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Biodel, Albireo or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Biodel and Albireo to complete the Transaction and the effect of the Transaction on the business of Biodel, Albireo and the combined organization, see “Risk Factors” beginning on page 17. There can be no assurance that the Transaction will be completed or, if it is completed, that it will close within the anticipated time period or that the expected benefits of the Transaction will be realized.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Biodel, Albireo or the combined organization could differ materially from results expressed or implied by any forward-looking statement. All forward-looking statements made in this proxy statement are current only as of the date of this proxy statement. Biodel and Albireo do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE ANNUAL MEETING OF BIODEL STOCKHOLDERS

Date, Time and Place

The annual meeting of Biodel stockholders will be held at 100 Saw Mill Road, Danbury, Connecticut 06810 on [●] at 9:00 a.m., local time. Biodel is sending this proxy statement to its stockholders in connection with the solicitation of proxies by the Biodel board of directors for use at the Biodel annual meeting and any adjournments or postponements of the Biodel annual meeting. This proxy statement is first being furnished to stockholders of Biodel on or about [●], 2016.

Purposes of the Biodel Annual meeting

The purposes of the Biodel annual meeting are:

1. To consider and vote upon a proposal to approve the issuance of shares of Biodel common stock pursuant to the Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, by and among Biodel, Albireo and the persons listed on Schedule I thereto, a copy of which is attached as Annex A to this proxy statement.

2. To approve an amendment to the amended and restated certificate of incorporation of Biodel, in the form attached as Annex C to this proxy statement, to effect a reverse stock split of Biodel common stock, in the ratio of one new share for every 30 shares outstanding.

3. To approve the 2016 Equity Plan, in the form attached as Annex D to this proxy statement, for use by Albireo Pharma, Inc. from and after the closing.

4. To elect two Class III directors for a term of three years.

5. To consider and vote upon an adjournment of the Biodel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of Biodel Proposal Nos. 1 through 4.

6. To transact such other business as may properly come before the stockholders at the Biodel annual meeting or any adjournment or postponement thereof.

Recommendation of the Biodel Board of Directors

•	The Biodel board of directors has determined and believes that the issuance of shares of Biodel common stock pursuant to the Exchange Agreement is advisable and in the best interests of Biodel and its stockholders and has approved such issuance. The Biodel board of directors recommends that Biodel stockholders vote “FOR” Biodel Proposal No. 1 to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement.

•	The Biodel board of directors has determined and believes that it is advisable and in the best interests of Biodel and its stockholders to approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting the proposed 30:1 reverse stock split, as described in this proxy statement. The Biodel board of directors recommends that Biodel stockholders vote “FOR” Biodel Proposal No. 2 to approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting the proposed 30:1 reverse stock split.

•	The Biodel board of directors has determined and believes that the 2016 Equity Plan is advisable and in the best interests of Biodel and its stockholders and has approved the adoption of the 2016 Equity Plan. The Biodel board of directors recommends that Biodel stockholders vote “FOR” Biodel Proposal No. 3 to approve the 2016 Equity Plan.

•

The Biodel board of directors has determined and believes that the election of Dr. Ira W. Lieberman and Mr. Davey S. Scoon as Class III directors is advisable and in the best interests of Biodel and its stockholders and has approved such proposal; provided, however, that if the Transaction is completed, the Biodel Board of Directors will be reconstituted as described in this proxy statement. The Biodel board of directors recommends that Biodel stockholders vote “FOR” Biodel Proposal No. 4 to approve the election of Dr. Ira W. Lieberman and Mr. Davey S. Scoon as Class III directors.

•	The Biodel board of directors has determined and believes that adjourning the Biodel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of Biodel Proposal Nos. 1 through 4 is advisable and in the best interests of Biodel and its stockholders and has approved and adopted the proposal. The Biodel board of directors recommends that Biodel stockholders vote “FOR” Biodel Proposal No. 5 to adjourn the Biodel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of Biodel Proposal Nos. 1 through 4.

Record Date and Voting Power

Only holders of record of Biodel common stock at the close of business on the record date, [●], 2016, are entitled to notice of, and to vote at, the Biodel annual meeting. At the close of business on the record date, [●] shares of Biodel common stock were issued and outstanding. Each share of Biodel common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Biodel” in this proxy statement for information regarding persons known to the management of Biodel to be the beneficial owners of more than 5% of the outstanding shares of Biodel common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Biodel for use at the Biodel annual meeting.

If you are a stockholder of record of Biodel as of the record date referred to above, you may vote in person at the Biodel annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Biodel annual meeting, Biodel urges you to vote by proxy to ensure your vote is counted. You may still attend the Biodel annual meeting and vote in person if you have already voted by proxy. As a stockholder of record:

•	to vote in person, come to the Biodel annual meeting and Biodel will give you a ballot when you arrive.

•	to submit a proxy using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Biodel before the Biodel annual meeting, the named proxies will vote your shares as you direct.

•	to submit a proxy by the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your proxy must be received by [●], Eastern Time to be counted.

•	to submit a proxy by telephone, follow the instructions enclosed with the proxy card.

If your Biodel shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Biodel shares. If you do not give instructions to your broker, your broker can vote your Biodel shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of The New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Biodel shares will be treated as broker non-votes. It is anticipated that all proposals to be voted on at the Biodel annual meeting will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the Biodel annual meeting and at any adjournments or postponements of the Biodel annual meeting in accordance with the instructions contained in the proxy. If a holder of Biodel common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Biodel Proposal Nos. 1 through 5.

Biodel stockholders of record, other than those Biodel stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Biodel annual meeting in one of three ways. First, a stockholder of record of Biodel can send a written notice to the Secretary of Biodel stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Biodel can submit new proxy instructions either on a new proxy card or via the Internet or by telephone. Third, a stockholder of record of Biodel can attend the Biodel annual meeting and vote in person. Attendance alone will not revoke a proxy. If a Biodel stockholder of record or a stockholder who owns Biodel shares in “street name” has instructed a broker to vote its shares of Biodel common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the Biodel annual meeting of the holders of a majority of the shares of Biodel common stock outstanding and entitled to vote at the Biodel annual meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions and broker non-votes with respect to any particular proposal will be counted towards determining whether a quorum exists for the annual meeting. Approval of Biodel Proposal Nos. 1, 3 and 5 requires the affirmative vote of the holders of a majority of the shares of Biodel common stock present in person or represented by proxy at the Biodel annual meeting and entitled to vote. Approval of Biodel Proposal No. 2 requires the affirmative vote of holders of a majority of shares of Biodel common stock outstanding on the record date for the Biodel annual meeting and entitled to vote. The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Biodel annual meeting is required for approval of Proposal No. 4.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR,” “AGAINST” and “WITHHOLD” votes, abstentions and broker non-votes. Broker non-votes will have no effect on Proposal Nos. 1, 3, 4 and 5, but will have the same effect as an “AGAINST” vote for Proposal No. 2. Abstentions will have no effect on Proposal No. 4, but will have the same effect as an “AGAINST” vote for Proposal Nos. 1, 2, 3 and 5.

Voting Agreements

In connection with the Transaction, Biodel’s executive officers and directors have entered into voting agreements with Albireo. Under the terms of the voting agreements, such persons agreed to vote, and these voting agreements grant a limited irrevocable proxy to Albireo to vote, the Biodel securities owned or subsequently acquired by such persons in favor of the proposal to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, the proposal to approve the amendment to the amended and restated certificate of incorporation to effect the 30:1 reverse stock split and the proposal to approve the 2016 Equity Plan described elsewhere in this proxy statement and against any Acquisition Proposal, as defined in “The Exchange Agreement – Biodel Acquisition Proposal and Acquisition Transaction.” In addition, each such Biodel executive officer and director agreed to not, directly or indirectly, take any action in his or her capacity as a stockholder to, among other things, solicit, initiate, knowingly encourage, or take any action that would be reasonably expected to lead to an alternative acquisition proposal or that Biodel is otherwise prohibited from taking under the non-solicitation provisions of the Exchange Agreement. Each party to a voting agreement also agreed not to take any action which would have the effect of preventing or disabling such party from performing its obligations under the voting agreement. As of August 15, 2016, Biodel is not aware of any affiliate of Albireo owning any shares of Biodel common stock entitled to vote at the Biodel annual meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Biodel or Albireo may solicit proxies from Biodel stockholders by personal interview, telephone, email or otherwise. Biodel has retained Morrow Sodali to act as a proxy solicitor in conjunction with the Biodel annual stockholders meeting at an estimated cost of $30,000. Biodel will pay the entire costs of such solicitation as well as the costs of printing and filing this proxy statement and proxy card.

Other Matters

As of the date of this proxy statement, the Biodel board of directors does not know of any business to be presented at the Biodel annual meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Biodel annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

BIODEL ANNUAL MEETING MATTERS

Information About Biodel’s Current Directors

Biodel’s board of directors is authorized to have seven members, and Biodel currently has six members with one vacancy. If the Transaction is consummated, the combined organization’s board of directors will consist of two members of the current Biodel board of directors, and five members of the current Albireo board of directors. For a more complete description of the management of the combined organization following the Transaction, please see the section titled “Management Following the Transaction — Executive Officers and Directors.” The following table sets forth Biodel’s current directors and their respective ages and positions as of August 15, 2016:

Name	Age	Position
Ms. Julia R. Brown(2)(4)	69	Director
Dr. Barry Ginsberg(2)(4)	70	Director
Dr. Ira W. Lieberman(1)(3)	74	Chairman
Dr. Daniel Lorber(2)(4)	69	Director
Ms. Arlene Morris(1)(3)	64	Director
Mr. Davey S. Scoon(1)(3)	69	Director

(1)   Member of the compensation committee.

(2)   Member of the nominating and governance committee.

(3)   Member of the audit committee.

(4)   Member of the science and technology committee.

Ms. Julia R. Brown has been a member of Biodel’s board of directors since April 2012. Ms. Brown has held a variety of executive positions over her 40 year career in the pharmaceutical industry. From January 2000 to July 2003, Ms. Brown served as Executive Vice President of Amylin Pharmaceuticals, Inc. and as Advisor to the CEO until 2008. Prior to joining Amylin, Ms. Brown was Executive Vice President of Dura Pharmaceuticals, Inc. Ms. Brown spent over 25 years with Eli Lilly and Company in progressively more senior roles including Vice President of IVAC Corporation and General Manager of its Vital Signs Division and Vice President of Worldwide Marketing for Hybritech. She has previously served on the board of directors of Targacept, Inc., and Cleveland Biolabs, Inc., two publicly traded companies. She has also previously served on the boards of five other development stage pharmaceutical companies. Ms. Brown is Chair of Corporate Directors Forum. Ms. Brown is a trustee of the UC San Diego Foundation and is chair emerita. She is a member of the boards of two industry associations. She is a graduate of Louisiana Tech University. Biodel believes that Ms. Brown’s qualifications to serve on Biodel’s board of directors include her extensive experience in the pharmaceutical industry-particularly in development stage companies-and her extensive involvement in organizations that are dedicated to fostering high standards of professionalism in corporate governance.

Dr. Barry Ginsberg has been a member of Biodel’s board of directors since June 2008. Dr. Ginsberg currently serves as President of Diabetes Technology Consultants and has over 35 years of experience in diabetes. Prior to Diabetes Technology Consultants, Dr. Ginsberg served for 17 years as Vice President of Worldwide Medical Affairs in the Diabetes HealthCare Division at Becton Dickinson. Dr. Ginsberg currently serves as Chairman of the Scientific Advisory Board at AgaMatrix, Inc. Dr. Ginsberg received both an M.D. and Ph.D. in Molecular Biology from Albert Einstein College of Medicine, was a Professor of Medicine and Biochemistry at the University of Iowa and a Principal Investigator of the Diabetes Control and Complications Trial. Biodel believes Dr. Ginsberg’s extensive experience in the pharmaceutical, biotechnology and healthcare industries provides valuable background and insight to Biodel’s board of directors.

Dr. Ira W. Lieberman has been a member of Biodel’s board of directors since December 2004 and has been Biodel’s board chairman since January 2013. Since October 2004, Dr. Lieberman has served as President and Chief Executive Officer of LIPAM International, Inc., an advisory and investment firm, which performs advisory and consulting work for the World Bank, IMF and other international financial institutions, client governments, and private sector clients in emerging markets. From July 2003 to October 2004, Dr. Lieberman served as a Senior Economic Advisor to George Soros for the Open Society Institute, a grant making foundation. From February 1993 to July 2004, Dr. Lieberman served in several positions for the World Bank. Dr. Lieberman received an MBA from Columbia University and a Ph.D. from Oxford University. Biodel believes Dr. Lieberman’s qualifications to serve on Biodel’s board of directors include his many years of providing economic and financial advisory services and the breadth of his business experience with private companies across numerous industries.

Dr. Daniel Lorber has been a member of Biodel’s board of directors since December 2004 and since October 2004, a member of Biodel’s scientific advisory board. Since 1981, Dr. Lorber has served as the medical director of the Diabetes Control Foundation, Diabetes Care and Information Center in Flushing, New York and since 1991, as the director of endocrinology at The New York Hospital Medical Center of Queens. Dr. Lorber is also an attending physician in endocrinology and general internal medicine and Associate Director of the Lang Center for Research and Education at the New York Hospital Medical Center of Queens. Since 1994, Dr. Lorber has served as a clinical associate professor of medicine at Weill Medical College of Cornell University. Dr. Lorber also serves as a consultant in medical, dental and podiatric liability litigation and to the insurance industry on care standards for diabetes mellitus. Dr. Lorber is a past member of the board of directors of the American Diabetes Association and President of the ADA Long Island leadership council. Dr. Lorber received an M.D. from the Albert Einstein College of Medicine and completed a fellowship in endocrinology at the Vanderbilt University Medical Center. Biodel believes Dr. Lorber’s extensive experience as a physician treating diabetes provides valuable background and insight to Biodel’s board of directors.

Ms. Arlene Morris joined Biodel’s board of directors in May 2015. Ms. Morris was recently the President and CEO of Syndax, a Boston based epigenetic company. Previously, she was the president, chief executive officer and member of the board of directors of Affymax, Inc. During her eight years at Affymax, Ms. Morris led the company through the development of OMONTYS peginesatide, a strategic collaboration with Takeda, an initial public offering, and several follow on offerings. Prior to Affymax, Ms. Morris was the president and CEO of Clearview Projects, an advisory firm which counsels biopharmaceutical and biotechnology companies on strategic transactions. Before that, she was the senior vice president of business development at both Coulter Pharmaceuticals, Inc. and Scios. Ms. Morris began her career at Johnson & Johnson as a sales representative, rising to vice president of business development. Ms. Morris serves on the board of directors of Neovacs SA, Palatin Technologies, Dimension Therapeutics and the Medical University of South Carolina Foundation for Research and Development. She received her bachelor’s degree in biology from Carlow College. Biodel believes Ms. Morris’ qualifications to serve on Biodel’s board of directors include her many years serving as a senior executive with companies in the biopharma industry and her extensive experience serving on boards of directors.

Mr. Davey S. Scoon has been a member of Biodel’s board of directors since April 2013. Mr. Scoon’s business career has included senior executive positions in Finance and Administration across a range of industries including asset management, insurance, retailing and consumer products. His board leadership positions include board chair and audit chair positions in industries including mutual funds, health insurance and life sciences. Mr. Scoon is currently the Chair of the board of trustees for Allianz Global Investors and a board member and Audit Chair of AMAG Pharmaceuticals, Inc. Previously he served as the Chairman of the audit committees of NitroMed, Inc., CardioKine, Inc. and Orthofix International N.V., and as the non-executive Chairman of Tufts Health Plan. In addition to his board work, Mr. Scoon is an adjunct professor teaching accounting at the University of Wisconsin-Madison. Mr. Scoon is an audit committee financial expert having been a Chief Financial Officer in the manufacturing, financial services and retailing industries. He has an extensive background in risk management, has operated successfully in strictly regulated industries, has been involved in M&A activities throughout his career and has a thorough working knowledge of Sarbanes-Oxley.

Mr. Scoon’s previous corporate experience includes Chief Administrative and Financial Officer of Tom’s of Maine, Inc., Chief Administrative and Financial Officer of Sunlife Financial U.S., Executive Vice President and Chief Operating Officer of Liberty Funds Group of Boston (formerly Colonial Management) and Certified Public Accountant with Price Waterhouse & Company. Mr. Scoon earned an MBA from Harvard Business School and a BBA in Business Administration from the University of Wisconsin. Biodel believes Mr. Scoon’s qualifications to serve on Biodel’s board of directors include his many years serving as a senior executive with public companies, his expertise with finance and administration, and his extensive experience serving on boards of directors.

Information About Biodel’s Current Executive Officers

If the Transaction is consummated, the employment of Biodel’s current executive officers is expected to be terminated. For a more complete description of the management of the combined organization following the Transaction, please see the section titled “Management Following the Transaction — Executive Officers and Directors.”

The following table sets forth Biodel’s current executive officers, their respective ages and positions as of August 15, 2016:

Name	Age	Position
Gary G. Gemignani	51	Interim Chief Executive Officer and Chief Financial Officer
Paul S. Bavier	43	Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary

On January 26, 2016, Dr. Errol B. De Souza stepped down from his positions as Biodel’s President and Chief Executive Officer and as a member of Biodel’s board of directors.

Mr. Gary Gemignani joined Biodel in September 2014 and was appointed Chief Financial Officer at that time and was also appointed as Interim Chief Executive Officer on January 26, 2016. He has over 25 years of experience in accounting, strategic planning and financing in the life sciences industry and has held senior leadership and management roles at Novartis, Prudential Financial, Wyeth and Arthur Andersen. Mr. Gemignani was most recently with Champions Oncology where he served as Chief Financial Officer and Executive Vice President from 2011 to 2013, with responsibility for raising capital, investor relations and all financial operations. From 2010 to 2011, Mr. Gemignani was the Executive Vice President, Chief Operating Officer and Chief Financial Officer for Coronado Biosciences Inc., responsible for financial operations, strategic planning and business development activities. He also served as the Executive Vice President, Chief Operating Officer and Chief Financial officer of Gentium S.P.A from 2006 to 2010. Mr. Gemignani received a Bachelor’s Degree in Accounting from St. Peter’s College.

Mr. Paul Bavier is Biodel’s Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary. From December 2013 to November 2014, he served as Biodel’s General Counsel, Chief Compliance Officer and Secretary. Mr. Bavier served as Biodel’s General Counsel and Secretary from 2008 to 2013, and as Biodel’s Deputy General Counsel from 2007 to 2008. He was appointed Interim President on January 26, 2016. Prior to joining Biodel, Mr. Bavier was the Assistant General Counsel at Gerber Scientific, Inc., a publicly held integrated automation equipment and software company with global operations. He also served as Associate Counsel in the corporate law group of The Hartford Financial Services Group, Inc. Mr. Bavier began his legal career as an associate in the corporate law department of Ropes & Gray LLP in Boston. He holds a B.A. from Middlebury College and a J.D. from the University of Michigan Law School.

Corporate Governance

Biodel’s board of directors believes that good corporate governance is important to ensure that Biodel is managed for the long-term benefit of its stockholders. This section describes the key corporate governance guidelines and practices that Biodel has adopted. The current charters governing the audit committee, the compensation committee, the nominating and governance committee and science and technology committee, the code of business conduct and ethics, as well as Biodel’s corporate governance guidelines, are posted on the corporate governance page of Biodel’s website at www.biodel.com. You may also obtain a copy of any of these documents without charge by writing to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, Attention: Corporate Secretary.

Corporate Governance Guidelines

Biodel’s board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve Biodel’s best interests and those of its stockholders. These guidelines, which provide a framework for the conduct of Biodel’s board of directors’ business, provide that:

•	Biodel’s board of directors’ principal responsibility is to oversee Biodel’s management;

•	a majority of the members of Biodel’s board of directors shall be independent directors as defined by NASDAQ listing standards and applicable SEC rules;

•	the independent members of Biodel’s board of directors regularly meet in executive session; and

•	Biodel adopts written corporate governance guidelines and a written code of business conduct and ethics for all of its officers, employees and directors.

Board Meetings and Attendance

Biodel’s board of directors held eleven meetings during the fiscal year ended September 30, 2015. During Biodel’s 2015 fiscal year, each director attended at least 75% of the aggregate of the total number of meetings of Biodel’s board of directors and the total number of meetings held by each committee of Biodel’s board of directors on which such director served during the period for which such director served.

Director Attendance at Annual Meeting of Stockholders

Resolutions adopted by Biodel’s board of directors provide that directors are expected to attend the Annual Meeting. All of Biodel’s board of directors attended Biodel’s 2015 annual meeting of stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of Biodel’s chairman of the board and chief executive officer were separated beginning in March 2010. Separating these positions allows Biodel’s chief executive officer to focus on Biodel’s day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Biodel’s board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as Biodel’s chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Biodel’s board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of Biodel’s board of directors. Biodel’s board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Although Biodel’s bylaws do not require its chairman and chief executive officer positions to be separate, Biodel’s board of directors believes that having separate positions is the appropriate leadership structure for Biodel at this time and demonstrates Biodel’s commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Biodel’s board of directors is actively involved in oversight of risks that could affect Biodel. This oversight is conducted primarily by Biodel’s full board of directors, which has responsibility for general oversight of risks.

Biodel’s board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company. Biodel’s board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of Biodel’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Biodel’s board of directors has determined that none of Ms. Brown, Dr. Ginsberg, Dr. Lieberman, Dr. Lorber, Ms. Morris or Mr. Scoon has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review for Biodel’s executive officers under which annual performance for each executive is measured at the end of each fiscal year. Individual goals focus on contributions that facilitate the achievement of corporate goals, such as the achievement of specific research, clinical, regulatory, and operational milestones. During the fourth calendar quarter of each year, Biodel evaluates individual and corporate performance against the goals for the most recently completed fiscal year. Biodel’s chief executive officer meets with the compensation committee and makes initial compensation recommendations with respect to the executive officers who report to him. These recommendations contemplate each executive officer’s job performance, strengths and weaknesses, and advancement potential. Based on this input, the compensation committee makes its own assessment and approves or recommends to Biodel’s board of directors for approval the annual salary increases, stock option and restricted stock unit awards and bonuses, if any, for such executive officers. With respect to Biodel’s chief executive officer’s compensation, the compensation committee makes a recommendation to Biodel’s board of directors based on the same factors used to evaluate other executive officers.

Biodel’s compensation committee also reviews and recommends for approval by the company’s board of directors the compensation that is paid to Biodel’s directors.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In Biodel’s 2015 fiscal year, Biodel’s compensation committee engaged an independent consulting firm, Meridian, to assess its equity incentive compensation practices for executive officers and directors. Biodel’s compensation committee did not retain a consultant during the 2014 fiscal year. In Biodel’s 2013 fiscal year, its compensation committee engaged an independent consulting firm, Radford, to inform the committee’s assessment of its compensation practices. During the 2013 fiscal year, Radford assisted the compensation committee in the establishment of a company peer group against which Biodel’s compensation practices could be measured. Based on Radford’s recommendations, companies considered for inclusion in the peer group were screened using the following selection criteria: biotechnology companies (including drug delivery companies), in middle to late stages of product development; companies with levels of research and development expenditures similar to Biodel’s; market capitalization under $200 million; and companies with up to 100 employees. At that time, the compensation committee selected the following 20 companies to constitute the peer group when assessing Biodel’s compensation practices: Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.), Alexza Pharmaceuticals, Antherea Pharmaceuticals, Inc., Aradigm Corporation, BioCryst Pharmaceuticals, Inc., BioDelivery Sciences International, Inc., BioSante Pharmaceuticals, Inc., Cell Therapeutics, Inc., Cytokinetics, Incorporated, CytRx, Corp., Discovery Laboratories, Inc., GenVec, Inc., Idera Pharmaceuticals, Inc., MediciNova, Inc., NovaBay Pharmaceuticals, Inc., Repros Therapeutics Inc., StemCells, Inc., Sunesis Pharmaceuticals, Inc., Transzyme Pharma Inc. and Zalicus Inc.

Director Nomination Process

The process followed by the nominating and governance committee to identify and evaluate director candidates includes requests to the members of Biodel’s board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and governance committee and Biodel’s board of directors.

While Biodel does not have a formal diversity policy for board membership, it looks for potential candidates that help ensure that the board of directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity and experience in industries beyond healthcare. Biodel also looks for financial oversight experience, financial community experience and a good reputation within the financial community; business management experience and the potential to succeed top management in the event board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to the Biodel business; and knowledge about Biodel’s industry and technologies.

Biodel’s board of directors does not currently prescribe any minimum qualifications for director candidates; however, the nominating and governance committee will take into account a potential candidate’s experience, areas of expertise and other factors relevant to the overall composition of Biodel’s board of directors.

Stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting the names of the candidate(s), together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Biodel’s common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, Attn: Corporate Secretary, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Code of Business Conduct and Ethics

Biodel has adopted a code of business conduct and ethics that applies to its officers, directors and employees. Biodel’s code of business conduct and ethics is available on the company’s website at http://www.biodel.com. Biodel intends to disclose any amendments to the code, or waivers to its requirements, on its website.

Biodel Director Compensation

Biodel pays each of its non-employee directors $30,000 annually, or $60,000 annually in the case of its chairman. In addition, non-employee directors receive the following committee-related fees annually: (1) $7,500 for participating on the audit committee or $15,000 for chairing the committee; (2) $5,000 for participating on the compensation committee or $15,000 for chairing the committee; (3) $2,500 for participating on the nominating and governance committee or $5,000 for chairing the committee; and (4) $2,500 for participating on the science and technology committee or $5,000 for chairing the committee. Biodel may pay additional committee fees with respect to ad hoc committees formed from time to time. In February 2016, Biodel’s board of directors determined that Ms. Morris would receive $50,000 per fiscal quarter, not to exceed $125,000, in addition to her other board-related fees, for chairing the Transaction Committee, and that each of Dr. Lieberman, Dr. Ginsberg, Ms. Brown and Mr. Scoon would receive $25,000 for his or her significant involvement in Biodel’s assessment of its strategic alternatives, including, as applicable, participation on the Transaction Committee.

Upon appointment, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of common stock. These options vest pro rata monthly over one year. Annually, non-employee directors receive an option to purchase 10,000 shares of common stock, which also vest pro rata monthly over one year. The exercise price of these options is the fair market value on the date of grant. Each such option expires seven years after the date of grant under Biodel’s 2010 Stock Incentive Plan and, if vested (and not otherwise expired), may be exercised for a period of 36 months following a director’s departure from Biodel’s board.

Biodel reimburses its non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.

The following table sets forth information for the fiscal year ended September 30, 2015 with respect to the compensation of Biodel’s directors.

Fiscal Year 2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Ms. Julia R. Brown	43,143	6,138	49,281

Dr. Barry Ginsberg	37,500	6,138	43,638

Dr. Ira W. Lieberman	77,917	6,138	84,055

Dr. Daniel Lorber	36,060	6,138	42,198

Ms. Arlene M. Morris	15,247	5,171	20,418

Dr. Brian J.G. Pereira	20,625	--	20,625

Mr. Davey S. Scoon	50,000	6,138	56,138

(1)	The amounts in the “Option Awards” column represent the grant date fair value of option awards granted in Biodel’s 2015 fiscal year, in accordance with ASC Topic 718 (“ASC 718”). For the assumptions relating to these valuations, see Note 2 to Biodel’s 2015 audited financial statements, which are included in Biodel’s annual report on Form 10-K filed on December 22, 2015. The following table shows the aggregate number of stock options held by each of Biodel’s non-employee directors as of September 30, 2015.

Name	Aggregate Number of Shares Subject to Stock Options
Ms. Julia R. Brown	31,250
Dr. Barry Ginsberg	51,250
Dr. Ira W. Lieberman	53,750
Dr. Daniel Lorber	55,000
Ms. Arlene M. Morris	10,000
Mr. Davey S. Scoon	31,250

Biodel Executive Compensation

Summary Compensation

The compensation committee of Biodel’s board of directors oversees the company’s executive compensation program. On an annual basis the compensation committee reviews and approves compensation decisions relating to Biodel’s executive officers or makes recommendations to Biodel’s board of directors for approval. The compensation committee focuses primarily on setting compensation at levels the committee believes are competitive with those of other similar companies in Biodel’s industry and measuring the company’s success in achieving previously established performance goals. Biodel’s compensation committee currently consists of Ms. Morris, the chair of the committee, Dr. Lieberman and Mr. Scoon.

In Biodel’s 2015 fiscal year, its compensation committee engaged an independent consulting firm, Meridian, to assess its equity incentive compensation practices for executive officers and directors. Biodel’s compensation committee did not retain a consultant during the 2014 fiscal year. In Biodel’s 2013 fiscal year, the company’s compensation committee engaged an independent consulting firm, Radford, to inform the committee’s assessment of Biodel’s compensation practices. During the 2013 fiscal year, Radford assisted the compensation committee in the establishment of a company peer group against which Biodel’s compensation practices could be measured. Based on Radford’s recommendations, companies considered for inclusion in the peer group were screened using the following selection criteria: biotechnology companies (including drug delivery companies), in middle to late stages of product development; companies with levels of research and development expenditures similar to Biodel’s; market capitalization under $200 million; and companies with up to 100 employees. At that time, the compensation committee selected the following twenty companies to constitute the peer group when assessing Biodel’s compensation practices: Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.), Alexza Pharmaceuticals, Antherea Pharmaceuticals, Inc., Aradigm Corporation, BioCryst Pharmaceuticals, Inc., BioDelivery Sciences International, Inc., BioSante Pharmaceuticals, Inc., Cell Therapeutics, Inc., Cytokinetics, Incorporated, CytRx, Corp., Discovery Laboratories, Inc., GenVec, Inc., Idera Pharmaceuticals, Inc., MediciNova, Inc., NovaBay Pharmaceuticals, Inc., Repros Therapeutics Inc., StemCells, Inc., Sunesis Pharmaceuticals, Inc., Transzyme Pharma Inc. and Zalicus Inc.

In determining and recommending appropriate cash compensation, long-term incentives and total compensation for Biodel’s executive officers for the company’s 2014 and 2015 fiscal years, the compensation committee has considered the prior recommendations of Meridian and Biodel’s historical compensation practices, generally, including Biodel’s assessment of peer group companies.

The following table contains, for the fiscal years presented, information about the compensation of each of Biodel’s chief executive officer and its two other most highly compensated executive officers for its fiscal year ended September 30, 2015. Officer titles reflect titles held at September 30, 2015. Biodel refers to these executive officers in this proxy statement as its named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	Total ($)
Errol B. De Souza	2015	506,482	139,283	174,333	820,098

President and Chief Executive Officer(4)	2014	491,730	196,692	397,756	1,086,178

Alan Krasner	2015	350,200	—	77,480	427,680

Chief Medical Officer(5)	2014	340,000	96,985	139,215	576,200

Paul Bavier	2015	300,000	57,750	77,480	435,230

General Counsel and Secretary, Chief Administrative Officer and Vice President of Corporate Development	2014	260,000	74,165	99,439	433,604

(1)	The amounts in the “Salary” column reflect the base salary earned and recorded during the applicable fiscal year.

(2)	Biodel paid the bonuses for the fiscal year ended September 30, 2015 in cash in December 2015. The amounts in the “Bonus” column reflect the actual dollar amounts awarded to each named executive officer as annual discretionary cash bonuses. Biodel paid, in November 2014, the bonus for the fiscal year ended September 30, 2014 to Dr. De Souza in the form of restricted stock units, which were issued in place of the cash amount. The restricted stock units vested in full on September 30, 2015. Biodel paid the bonuses for the fiscal year ended September 30, 2014 to each of its other named executive officers in cash in December 2014.

(3)	The amounts in the “Option Awards” column represent the grant date fair value of option awards granted in the applicable fiscal years. Grant date fair value is calculated in accordance with ASC 718. For the assumptions relating to valuations of equity awards, see Note 2 to Biodel’s 2015 audited financial statements, which are included in Biodel’s annual report on Form 10-K, filed on December 22, 2015.

(4)	Dr. De Souza stepped down from his positions as President and Chief Executive Officer on January 26, 2016.

(5)	Dr. Krasner stepped down from his position as Chief Medical Officer effective November 13, 2015.

Base Salaries

Biodel’s compensation committee and board of directors review base salaries at least annually. The compensation committee may recommend adjustments to base salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. Biodel uses base salary to recognize the experience, skills, knowledge and responsibilities required of all its employees, including its named executive officers. The annual base salaries of Biodel’s named executive officers for the company’s 2015 fiscal year are reflected in the summary compensation table above. The following table sets forth the annual base salaries of Biodel’s executive officers for the 2016 fiscal year.

Name	Salary
Dr. Errol De Souza	$506,482

Mr. Gary Gemignani	$355,000

Mr. Paul Bavier	$325,000

Dr. De Souza stepped down from his positions as President and Chief Executive Officer on January 26, 2016.

Discretionary Annual Cash Bonuses

During the early part of each fiscal year, Biodel’s compensation committee reviews and approves or recommends to the company’s board of directors for approval company performance goals against which the performance of Biodel’s chief executive officer and the company’s other named executive officers will be evaluated at the end of the fiscal year. The target bonus for Biodel’s named executive officers is 35% of the individual’s base salary, with the corporate and individual performance goals accounting for 70% and 30%, respectively, of the named executive officers’ performance assessment for the year. In December 2015, on the recommendation of the compensation committee Biodel’s board of directors established the company’s overall achievement level at 55% of its corporate performance goals for the 2015 fiscal year. Because Biodel has ceased all development activities, the company has not established performance goals for fiscal year 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of September 30, 2015 by Biodel’s named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)
Errol B. De Souza	175,000	—		16.56	3/31/2017
	45,000	—		6.52	12/13/2017
	26,250	8,750	(1)	2.60	11/22/2018
	57,766	57,765	(2)	2.40	12/20/2019
	75,000	225,000	(3)	2.36	12/22/2020
	—	225,000	(4)	1.39	12/18/2021	—	—

Alan Krasner	25,000	—		62.48	5/26/2016
	10,000	—		9.16	12/12/2016
	8,978	—		14.84	12/14/2017
	22,500	—		6.52	12/13/2017
	12,187	4,063	(1)	2.60	11/22/2018
	18,500	18,500	(2)	2.40	12/20/2019
	26,250	78,750	(3)	2.36	12/20/2020
	—	100,000	(4)	1.39	12/18/2021	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)

Paul S. Bavier	8,750	—		63.40	10/12/2015
	3,750	—		71.68	12/04/2015
	6,250	—		9.16	12/13/2016
	4,835	—		14.84	12/14/2017
	17,500	—		6.52	12/13/2017
	10,313	3,437	(1)	2.60	11/22/2018
	16,000	16,000	(2)	2.40	12/20/2019
	18,750	56,250	(3)	2.36	12/20/2020
	—	100,000	(4)	1.39	12/18/2021	—	—

(1)	This option vests in four equal annual installments. The first installment vested on November 23, 2012, the second installment vested on November 23, 2013, and the third installment vested on November 23, 2014. The final installment vested on November 23, 2015, after the completion of Biodel’s 2015 fiscal year.

(2)	This option vests in four equal annual installments. The first installment vested on December 21, 2013, the second installment vested on December 21, 2014 and the third installment vested on December 21, 2015 after the completion of Biodel’s 2015 fiscal year. The next installment will vest on December 21, 2016.

(3)	This option vests in four equal annual installments. The first installment vested on December 23, 2014 and the second installment vested on December 23, 2015 after the completion of Biodel’s 2015 fiscal year. The next two installments will vest on December 23, 2016 and 2017.

(4)	This option vests in four equal annual installments. The first installment vested on December 19, 2015 after the completion of Biodel’s 2015 fiscal year. The remaining three installments will vest on December 19, 2016, 2017 and 2018.

Biodel Potential Payments upon Termination and Change of Control

Messrs. Gemignani and Bavier are each entitled to receive termination benefits that are not available to Biodel’s employees generally. These benefits are provided pursuant to an employment agreement, in the case of Mr. Gemignani, and a change of control and severance agreement in the case of Mr. Bavier. In addition, Biodel’s equity plans provide for certain acceleration of unvested equity awards upon Biodel’s change of control. Dr. De Souza is currently receiving severance payments pursuant to his prior employment agreement in conjunction with his departure from Biodel in January 2016.

Equity Awards

Under Biodel’s employment agreement with Mr. Gemignani, and Biodel’s change of control agreement with Mr. Bavier, all of the executive’s unvested equity awards immediately vest upon the occurrence of a “double trigger” in the event of a change of control. In other words, the change of control does not itself trigger benefits; rather, benefits immediate vesting occurs only if the executive’s employment is terminated during a specified period after the change of control. Under Biodel’s severance agreement with Mr. Bavier, all unvested options immediately vest upon termination of employment.

Employment Agreement with Dr. De Souza

In connection with his appointment, Dr. De Souza signed an employment agreement, dated March 26, 2010 (the “De Souza Employment Agreement”), setting forth the terms of his employment. The De Souza

Employment Agreement provided for an initial term of employment for the period from March 29, 2010 to March 28, 2014 and it continued for successive one-year terms unless the agreement was terminated by either party on 120 days prior written notice in accordance with the terms of the agreement. The De Souza Employment Agreement provided for an annual salary of $450,000 and eligibility for a target bonus of 50% of the annual salary, which bonus could be increased in the sole judgment of Biodel’s compensation committee. In addition, Dr. De Souza was initially granted options to purchase 175,000 shares of Biodel’s common stock pursuant to the 2010 Stock Incentive Plan. Biodel agreed to pay Dr. De Souza’s reasonable and documented temporary housing and related expenses of up to $5,000 per month for a period of up to 18 months following the date of the De Souza Employment Agreement.

Biodel could terminate the De Souza Employment Agreement with or without cause. Dr. De Souza would not be entitled to severance benefits if Biodel terminated his employment for cause, as defined in the De Souza Employment Agreement, or if he terminated his employment without good reason. If Biodel terminated Dr. De Souza’s employment without cause, or he terminated his employment with the company for good reason, he would be entitled to:

•	two times his then current base salary, plus two times his target annual bonus for the fiscal year in which he is terminated, plus the pro rata amount of his target annual bonus for the fiscal year in which he is terminated to be paid in equal installments over a 24-month period;

•	COBRA benefits until the earlier of the end of the 24th month after the date his employment with Biodel ends or the date his COBRA coverage expires;

•	24 months of acceleration of his outstanding equity compensation awards; and

•	full vesting of his outstanding equity compensation awards, if Biodel terminates his employment without cause, or he terminates his employment with Biodel for good reason within 12 months following a change in control, as defined in the De Souza Employment Agreement.

Pursuant to the terms of the De Souza Employment Agreement, if Biodel terminated Dr. De Souza’s employment without cause, or he terminated his employment with Biodel for good reason, he agreed not to compete with Biodel for 24 months following the termination of his employment with Biodel. If Biodel terminated his employment for cause or if he terminated his employment without good reason, he agreed not to compete with Biodel for 12 months.

In order to receive the severance benefits described above, Dr. De Souza must deliver a general release of claims to Biodel.

Dr. De Souza stepped down from his positions as President and Chief Executive Officer, and his membership on Biodel’s board of directors, on January 26, 2016. On February 26, 2016, Dr. De Souza and Biodel executed a General Release & Waiver agreement (the “Release”). Upon the execution of the Release, which included a customary release of claims by Dr. De Souza in favor of Biodel, Dr. De Souza became entitled to receive the severance benefits set forth in the De Souza Employment Agreement that were conditioned upon his signing the Release. Furthermore, pursuant to the Release, Biodel released Dr. De Souza from his noncompetition obligations set forth in the De Souza Employment Agreement and has amended all outstanding equity compensation awards held by Dr. De Souza such that the awards shall remain outstanding and exercisable in accordance with their other terms for a period of twelve months from the date of the Release, notwithstanding anything to the contrary in any equity incentive plan or any other document or instrument governing such awards.

Employment Agreement with Mr. Gemignani

In connection with his appointment as Biodel’s Chief Financial Officer, Mr. Gemignani signed an employment agreement, dated August 21, 2014, which was subsequently amended on April 1, 2016 (as amended,

the “Gemignani Employment Agreement”), setting forth the terms of his employment. The Gemignani Employment Agreement provides for an annual base salary of $330,000 and eligibility for a target bonus of up to 35% of the annual base salary, which bonus may be increased or decreased in the sole judgment of the compensation committee. In addition, Mr. Gemignani was initially granted options to purchase 160,000 shares of Biodel’s common stock pursuant to Biodel’s 2010 Stock Incentive Plan. These options vest over a four-year period, with 25% vesting on the first anniversary of the grant date, and 25% thereafter on the second, third and fourth anniversaries. The April 1, 2016 amendment revised Mr. Gemignani’s 2016 bonus structure to provide that in the event Biodel is combined with an unaffiliated third party in calendar year 2016 and he remains employed with Biodel through such date, then on the closing date of such transaction he shall receive, in lieu of the previously specified annual bonus for the fiscal year ending September 30, 2016, a one-time, lump sum, cash bonus award of (A) $250,000, plus (B) 100% of his pro-rated target bonus for fiscal year 2016.

Biodel may terminate the Gemignani Employment Agreement with or without cause. Mr. Gemignani will not be entitled to severance benefits if Biodel terminates his employment for cause, as defined in the Gemignani Employment Agreement, or if he terminates his employment without good reason, as defined in the Gemignani Employment Agreement. If Biodel terminates Mr. Gemignani’s employment without cause, or he terminates his employment with Biodel for good reason, he is entitled to:

•	cash severance payable upon such termination equal to the sum of (A) 18 months of his then-current base salary, plus (B) one and a half times the amount of his target bonus, such amount to be payable in equal installments during an 18-month period following the delivery of a customary release;

•	a lump sum payment equal to 18 months of COBRA insurance premiums regardless of whether COBRA coverage is elected; and

•	except as with regard to an option grant made on January 21, 2016, any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment.

Pursuant to the terms of the Gemignani Employment Agreement, if Biodel terminates Mr. Gemignani’s employment with or without cause, or he terminates his employment for good reason, he agrees not to compete with Biodel for 12 months following the termination of his employment with Biodel, or, in the event the termination occurs within 12 months following a change in control, for 18 months following the termination of his employment. If Mr. Gemignani resigns without good reason, he agrees not to compete with Biodel for six months.

In order to receive the severance benefits described above, Mr. Gemignani must deliver a general release of claims to Biodel.

For a further discussion of the benefits payable to Mr. Gemignani in connection with the Transaction, please see the section entitled “Biodel Named Executive Officer Golden Parachute Compensation”.

Change of Control Agreement and Severance Agreement with Mr. Bavier

Biodel’s change of control agreement with Mr. Bavier, as amended effective April 1, 2016, provides for an annual bonus to Mr. Bavier upon meeting the applicable performance criteria established by the Compensation Committee of the board of directors in its sole discretion, for a given fiscal year of Biodel, targeted at an amount equal to 35% of his base salary at the beginning of such fiscal year; provided that in the event Biodel is combined with an unaffiliated third party in calendar year 2016 and Mr. Bavier remains employed with Biodel through such date, then on the closing date of such transaction he shall receive, in lieu of the previously specified annual bonus for the fiscal year ending September 30, 2016, a one-time, lump sum, cash bonus award of (A) $250,000, plus (B) 100% of his pro-rated target bonus for fiscal year 2016.

Pursuant to the change of control agreement with Mr. Bavier, he is entitled to the following upon termination of employment with Biodel occurring within two years of a change of control, unless such termination is by the executive for other than good reason or by Biodel for cause:

•	cash severance payable upon such termination equal to the sum of (A) 18 months of his then-current base salary, plus (B) one and a half times the amount of his target bonus, such amount to be payable in equal installments during an 18-month period following the delivery of a customary release;

•	a lump sum payment equal to 18 months of COBRA insurance premiums regardless of whether COBRA coverage is elected; and

•	except as with regard to an option grant made on January 21, 2016, any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment.

All cash severance payments under the change of control agreement shall be payable in equal installments during an 18-month period following the delivery of a release, in accordance with Biodel’s normal pay practices. In order to receive the above termination benefits that are not otherwise accrued as of the date of termination, Mr. Bavier must release Biodel from any and all claims. In addition, Mr. Bavier must not solicit any of Biodel’s employees during the period that he receives his severance payments.

Under the change of control agreement, if Biodel terminates Mr. Bavier for cause or if he terminates his employment with Biodel without good reason, then Mr. Bavier is not entitled to severance payments or other benefits.

Pursuant to the terms of the change of control agreement, the term “change of control” is generally defined as the following:

(a) the acquisition by any person or group of beneficial ownership of more than 50% of the outstanding shares of Biodel’s common stock, or, if there are then outstanding any of Biodel’s other voting securities, such acquisition of more than 50% of the combined voting power of Biodel’s then outstanding voting securities entitled to vote generally in the election of directors, except for any of the following acquisitions of beneficial ownership of Biodel’s common stock or Biodel’s other voting securities: (i) by Biodel or any employee benefit plan (or related trust) sponsored or maintained by Biodel or any entity controlled by Biodel; (ii) by Solomon S. Steiner; or (iii) by any person or entity during the lifetime of Solomon S. Steiner if the shares acquired were beneficially owned by Solomon S. Steiner immediately prior to their acquisition and the acquisition is a transfer to a trust, partnership, corporation or other entity in which Solomon S. Steiner owns a majority of the beneficial interests;

(b) Biodel sells all or substantially all of its assets (or consummates any transaction having a similar effect) or Biodel merges or consolidates with another entity or complete a reorganization unless the holders of Biodel’s voting securities outstanding immediately prior to the transaction own immediately after the transaction in approximately the same proportions 50% or more of the combined voting power of the voting securities of the entity purchasing the assets or surviving the merger or consolidation or the voting securities of its parent company, or, in the case of a reorganization, 50% or more of the combined voting power of Biodel’s voting securities. Notwithstanding the foregoing, any purchase or redemption of outstanding shares of Biodel’s common stock or other voting securities by Biodel resulting in an increase in the percentage of outstanding shares or other voting securities beneficially owned by any person or group shall be deemed to constitute a reorganization; however, no increase in the percentage of outstanding shares or other voting securities beneficially owned by Solomon S. Steiner or any person or entities referred to in (a)(i) or (iii) above resulting from any redemption of shares or other voting securities by Biodel shall result in a change of control;

(c) Biodel is liquidated; or

(d) Biodel’s board of directors (if Biodel continues to own its business) or the board of directors or comparable governing body of any successor owner of Biodel’s business (as a result of a transaction which is not itself a change of control) consists of a majority of directors or members who are not incumbent directors.

In addition, the following terms have the following meanings:

“cause” is generally defined to mean:

•	the executive’s refusal to carry out any material duties or any directions or instructions of Biodel’s board of directors or senior management which are reasonably consistent with those duties;

•	failure to perform satisfactorily any duties or any directions or instructions of Biodel’s board of directors or senior management for ten days following written notice of the same;

•	violation of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;

•	gross negligence, willful misconduct, or the breach by the executive of his duty to Biodel involving self-dealing or personal profit;

•	current abuse by the executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; or any incident materially compromising the executive’s reputation or ability to represent Biodel with investors, customers or the public; or

•	any other material violation of any provision of the change of control agreement for ten days following written notice of the same.

“good reason” is generally defined to mean:

•	a failure to grant the executive’s salary, bonus, and right to participate in fringe benefit programs that are otherwise afforded under the change of control agreement, other than an isolated and inadvertent failure not taken in bad faith that Biodel remedies promptly upon receiving written notice of the same;

•	a material diminution in the executive’s position, authority, duties or responsibilities;

•	Biodel requiring the executive to be based at any office or location that is more than thirty-five miles from its current Danbury, Connecticut headquarters or the executive’s residence immediately prior to the executive’s termination;

•	Biodel’s failure to require any successor to its business (whether by purchase of assets, merger or consolidation) to assume its obligations under the change of control agreement; or

•	any other material violation of the change of control agreement by Biodel.

Pursuant to Biodel’s severance agreement with Mr. Bavier, Mr. Bavier is entitled, without duplication, to identical severance benefits to those set forth in the change of control agreement upon termination of employment with Biodel, unless such termination is by the executive for other than good reason or by Biodel for cause.

The other provisions, conditions and requirements of the severance agreement, including the definitions of “good reason” and “cause” are generally the same under the executive’s severance agreement as under his change of control agreement.

Audit Committee Report

Biodel’s audit committee has reviewed Biodel’s audited financial statements for the fiscal year ended September 30, 2015 and discussed them with Biodel’s management and Biodel’s independent registered public accounting firm.

Biodel’s audit committee has also received from, and discussed with, Biodel’s independent registered public accounting firm various communications that Biodel’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, Statement on Auditing Standard No. 16, “Communication with Audit Committees.”

Biodel’s audit committee has received the written disclosures and the letter from Biodel’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to Biodel’s board of directors that the audited financial statements be included in Biodel’s Annual Report on Form 10-K for the year ended September 30, 2015.

By the audit committee of the board of directors of Biodel Inc.

Respectfully submitted,

Mr. Davey S. Scoon (Chair)

Dr. Ira W. Lieberman

Ms. Arlene M. Morris

Principal Accountant Fees and Services

The audit committee of Biodel’s board of directors has selected BDO USA, LLP as its independent registered public accounting firm for the fiscal year ending September 30, 2016. Biodel expects that a representative of BDO USA, LLP, which served as Biodel’s auditor for the year ended September 30, 2015, will be present at the Biodel annual meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Fees

The following table sets forth the aggregate fees for services billed to Biodel by BDO USA, LLP, Biodel’s independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2015	2014
Audit Fees	$289,950(1)	$300,495(2)
Audit-related Fees	—	—
Tax Fees	$24,395	$8,807
All Other fees	—	—

Total Fees	$314,345	$309,302

(1)	Represents $191,400 for audit fees and $98,550 for review of prospectus and comfort letters.

(2)	Represents $185,670 for audit fees and $114,825 for review of prospectus and comfort letters.

Pre-Approval Policies and Procedures

Biodel’s audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by its independent registered public accounting firm. This policy generally provides that Biodel will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by Biodel’s audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, Biodel’s audit committee may pre-approve specified types of services that are expected to be provided to Biodel by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. During fiscal year 2015, no services were provided to Biodel by any independent registered public accounting firm other than in accordance with the pre-approval policies and procedures described above.

THE TRANSACTION

This section and the section entitled “The Exchange Agreement” in this proxy statement describe the material aspects of the Transaction, including the Exchange Agreement. While Biodel and Albireo believe that this description covers the material terms of the Transaction and the Exchange Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Transaction and the Exchange Agreement, including the Exchange Agreement attached as Annex A, the opinion of Ladenburg Thalmann attached as Annex B, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement.

Background of the Transaction

The terms of the Exchange Agreement are the result of extensive arm’s-length negotiations among the management teams, and representatives of the management teams, of Biodel and Albireo, under the guidance of each company’s board of directors, and involving outside advisors retained by each of the companies. From the beginning, Biodel followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential transaction partners in a broad and inclusive manner. The following is a summary of the background of the process, the negotiations, the Transaction, and related transactions, including the circumstances surrounding Biodel’s decision to review strategic alternatives available to it.

On August 13, 2015, Biodel publicly announced that registration batches for its Glucagon Emergency Management, or GEM, product candidate would be delayed, which would result in a delay to Biodel’s timelines for an NDA submission for that product candidate. Biodel also publicly announced that it was engaged in discussions with a device supplier, Unilife Medical Solutions, Inc., or Unilife, relating to contract requirements in order to provide updated program timelines. Biodel subsequently initiated formal legal proceedings in Superior Court in the State of Connecticut and with the American Arbitration Association to address Unilife’s alleged violation of the Connecticut Unfair Trade Practices Act, or CUTPA, and alleged breaches of contract in connection with the GEM program. Biodel also publicly announced that the Phase 2b Study 3-250 multi-dose clinical trial of its product candidate BIOD-531, a concentrated ultra-rapid-acting insulin formulation for Type 1 and Type 2 diabetes patients, remained on clinical hold and that the study was not recruiting new subjects due to a request from the FDA to provide additional data.

In late August 2015 Mr. Gemignani and a member of the board of directors of Company A discussed recent developments at Biodel and preliminarily discussed the possibility of a business combination transaction between the companies.

On September 21, 2015, as a result of a discussion between the management teams of Biodel and Company A, Biodel received a corporate presentation from Company A. Company A’s corporate presentation provided an overview of Company A’s operating history, product pipeline and clinical studies, key milestones and events driving value creation, management team and market opportunity. Company A’s corporate presentation did not include any details regarding a potential transaction structure or the financial or legal terms of such a transaction.

On September 25, 2015, Biodel publicly announced that it had received a written notification from The NASDAQ Capital Market indicating Biodel’s lack of compliance with the minimum bid price requirement set forth in NASDAQ rules for continued listing and that it had been granted a 180-day compliance period to regain compliance with such requirement.

On September 27 and 28, 2015, Biodel’s board of directors met with Drs. De Souza and Krasner and Messrs. Gemignani and Bavier and discussed and evaluated the company’s strategic direction given the challenges facing Biodel’s product development programs. The board of directors discussed these challenges, consisting of: delays in the timelines for filing an NDA for the GEM product candidate resulting from the ongoing dispute with Unilife and the inability to project timelines by which Unilife would deliver the planned registration batches of the GEM product candidate or the commercial devices planned for use with that product candidate; delays in the expected dates for topline data readout for the Phase 2b Study 3-250 of BIOD-531 due to the clinical hold by the FDA; a low and stagnant stock price, which made it difficult to raise additional capital; the potential delisting from The NASDAQ Capital Market; the lack of an opportunity in fiscal year 2016 to generate revenue and externally validate the company’s product pipeline through a commercial partnership given the uncertainties of the GEM program and the relatively early stage of development of BIOD-531; and market credibility issues with respect to being able to successfully deliver on the product candidates. To address these challenges, and in view of the possibility that the dispute with Unilife could not be readily resolved, members of Biodel’s management team discussed several alternatives with the board of directors, including: (i) accelerating the development of BIOD-531, which would require a heavy investment in the clinical program for that product candidate; (ii) abandoning the internal product development programs due to the risks and costs associated with developing an alternate delivery device for use with the GEM product candidate and the risks and costs associated with generating clinical data for BIOD-531 that would likely result in a commercial partnership; and (iii) a hybrid of such options whereby Biodel would make strategic investments in its internal programs while being opportunistic about a potential merger or acquisition. A reverse merger, which represents a transaction in which a Biodel subsidiary would merge with and into another company, with Biodel surviving as the parent company and the other company continuing as a Biodel subsidiary, was also considered as a potential transaction structure, given Biodel’s cash and its status as a public company. At the board meeting, it was agreed that the company’s first priority was to resolve the dispute with Unilife to mitigate the impact of the delays on the GEM program as much as possible. It was also agreed that, while the dispute remained unresolved, Biodel should make strategic investments in BIOD-531 while being opportunistic about a potential merger or acquisition. The board of directors agreed that Biodel did not have the financial resources to execute a clinical development strategy for BIOD-531 that would be most effective in attracting the interest of a commercialization partner. Therefore, the board of directors determined that the market positioning analysis the company had commissioned with an industry consultant, which was expected to be presented at the board meeting in December 2015, should be used to guide the strategic direction of the company’s advancement of BIOD-531. In the meantime, the board of directors instructed management to take steps to extend the company’s cash runway through an expense reduction program.

On October 6, 2015, Dr. Krasner, Biodel’s Chief Medical Officer, provided notice of his intention to resign from Biodel’s executive management team.

On October 11, 2015, Biodel’s board of directors had a telephonic meeting with Dr. De Souza and Messrs. Gemignani and Bavier and discussed the impact of the FDA’s removal of the partial clinical hold that had been placed on Study 3-250. The discussion focused on the anticipated challenges with achieving a commercial partnership for BIOD-531 on the basis of a successful outcome for Study 3-250, given that the study was designed to demonstrate that BIOD-531 was not inferior to the marketed comparator. Given the risks and costs associated with Study 3-250, it was decided that the company should delay recommencement of patient enrollment in that study.

On October 12, 2015, Biodel publicly announced that the FDA removed the partial clinical hold for Study 3-250 and that Biodel would defer recruitment of new patients in the study for strategic reasons.

On October 20, 2015, Dr. De Souza and Messrs. Gemignani and Bavier met with representatives from Company B to discuss the possibility of a business combination transaction.

Between October 30 and November 22, 2015, Dr. De Souza and Messrs. Gemignani and Bavier had discussions with Company B about a potential business combination.

Between October and December 2015, Biodel representatives had brief, preliminary discussions with approximately 15 companies regarding a potential business combination.

On November 3, 2015, Biodel publicly announced that, in order to reduce infrastructure costs and improve efficiency of research and quality control/quality assurance-related activities, it would immediately reduce its workforce by approximately 30%.

On November 11, 2015, Biodel’s board of directors had a telephonic meeting with Dr. De Souza, and Messrs. Gemignani and Bavier where a potential business combination with Company B and other preliminary, potential candidates was discussed. At the meeting, the board of directors established the Transaction Committee, consisting of Ira Lieberman, Davey Scoon and Arlene Morris, to assist management in its review of potential strategic transactions.

On November 11 and November 19, 2015, all members of Biodel’s board of directors (excluding Daniel Lorber) and Dr. De Souza and Messrs. Gemignani and Bavier had a telephonic discussion with representatives of Company B about a potential business combination transaction.

On November 22, 2015, Biodel received a business combination proposal from Company A. Company A’s November 22, 2015 proposal contemplated a reverse merger transaction with the following material terms: (1) Biodel would conduct a spin-out transaction of Biodel’s existing product candidates and related assets to a new company that would be 100% owned by existing Biodel stockholders; and (2) immediately after, Biodel and Company A would merge, such that following the issuance of Biodel shares needed to effect the transaction, Biodel stockholders would own approximately 36% of the Company and Company A equity holders would own approximately 64% of the combined organization.

On November 23, 2015, Dr. De Souza and Messrs. Gemignani and Bavier, Biodel’s board of directors, Company B representatives and their financial advisors met in person to continue the discussions regarding a potential merger of the companies. At the meeting, Biodel’s board of directors decided to discontinue discussions with Company B about a business combination given the risks inherent to Company B’s business and given that the board of directors believed that the combined organization would be undercapitalized. That same day, Biodel’s board of directors, Dr. De Souza and Messrs. Gemignani and Bavier discussed the proposal by Company A and other possible strategic transactions. The board of directors also discussed additional expense reduction measures, including another potential reduction in force and a further reduction in scope of Biodel’s clinical development programs.

On November 27, 2015, Dr. De Souza and Messrs. Gemignani and Bavier began conducting diligence on Company A with the assistance of external consultants.

On November 30, 2015, a potential financial advisor to Biodel proposed that Albireo would potentially be a good business combination candidate and provided Biodel with Albireo’s corporate presentation and introduced Ronald H.W. Cooper, Albireo’s President, Chief Executive Officer and Director, to Dr. De Souza and Mr. Gemignani.

On December 3, 2015, Biodel sent Albireo a proposed confidential disclosure agreement.

On December 4, 2015, Dr. De Souza, Mr. Cooper, Peter A. Zorn, Albireo’s Senior Vice President, Corporate Development and General Counsel, and a potential financial advisor of Biodel met in Boston to discuss the possibility of a business combination between Biodel and Albireo. Messrs. Gemignani and Bavier participated via teleconference. The purpose of the meeting was to provide Albireo the opportunity to present its product pipeline and projected timing of potential future value inflection points. Mr. Cooper discussed Albireo’s corporate presentation, which summarized Albireo’s current product pipeline and clinical status, management team and market opportunity. The corporate presentation did not include details regarding the potential transaction structure or deal related terms, and the parties did not discuss financial or legal transaction terms such as valuation or structure. Also on December 4, 2015, Biodel and Albireo signed a confidential disclosure agreement.

On December 15, 2015, Biodel received the commercial analysis from a third-party industry expert regarding Company A’s lead product candidate.

Also on December 15, 2015, the Albireo board of directors met to discuss, among other things, the potential for a business combination transaction with Biodel. After the meeting, Mr. Cooper, Albireo’s President, Chief Executive Officer and Director, submitted a confidential letter of interest in the potential transaction to Dr. De Souza. The letter of interest expressed Albireo’s interest in entering into a potential transaction with Biodel, specifically a merger, provided details regarding Albireo’s product pipeline. In the letter of interest, Albireo noted that its interest in Biodel was driven largely by Biodel’s cash resources and public listing, that Albireo expected that its existing investors would invest approximately $10 million in new investment in connection with the transaction and that Albireo did not anticipate continuing the development of Biodel’s product candidates after the closing of a potential transaction.

On December 16, 2015, Biodel’s board of directors met with Dr. De Souza, and Messrs. Gemignani and Bavier to discuss the strategic direction of the company in view of the continued inability to resolve the dispute with Unilife. Management provided an update on the company’s efforts to find a cost-effective replacement for the Unilife delivery device intended for use with the GEM product candidate. Also at the meeting, the industry consultant hired to conduct the market positioning analysis of BIOD-531 presented its final report, and the board received advice from a potential financial advisor as to Biodel’s ability to raise additional capital. The board of directors discussed the risks and costs associated with generating the clinical data for BIOD-531 required for a successful partnership with a pharmaceutical company. It was agreed that, in the absence of a near-term resolution of the dispute with Unilife, Biodel should act aggressively to preserve its cash and consider the possibility of a strategic combination with a third party.

Also at the board meeting on December 16, 2015, representatives from Company A attended portions of the board meeting in person to provide an overview of Company A in the context of a potential business combination with Biodel.

On December 17, 2015, the Biodel board of directors met with Dr. De Souza and Messrs. Gemignani and Bavier and discussed Biodel’s projected cash balance over time under various strategic alternatives. The board of directors discussed the potential benefits of liquidating the company and distributing proceeds to stockholders versus seeking a strategic merger candidate in order to realize the value of Biodel’s public listing. The board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline products and preserve its cash balance. As part of this plan, the board of directors and management decided that all clinical development activities should be suspended. Finally, the board of directors instructed management to seek to retain a financial advisor to assist in the process of evaluating strategic alternatives. Also at that meeting, the Transaction Committee was reconstituted with committee members Arlene Morris (chairperson), Davey Scoon and Julia Brown. Dr. Lieberman continued to participate in the Transaction Committee meetings as an ex officio member.

On December 17, 2015, Biodel publicly announced that its board of directors approved a plan to explore strategic alternatives to further realize value from the company’s pipeline assets and preserve its cash balance. As part of this plan, Biodel also announced that it would retain a financial advisor to assist in the process of evaluating strategic alternatives.

On December 22, 2015, Dr. De Souza received correspondence from Mr. Cooper outlining additional details regarding a potential transaction, including Albireo’s views on valuation with respect to a potential business combination. Albireo proposed that, following the transaction, Biodel stockholders would own approximately 24% of the combined organization and Albireo equity holders would own approximately 76% of the combined organization. Albireo’s proposal assumed that (1) Biodel would have at least $25 million in net cash upon the closing of a potential transaction, and (2) Albireo’s existing investors would invest an aggregate of $10 million in new investment prior to the closing of the transaction.

On December 23, 2015, Messrs. Gemignani and Bavier held a telephonic meeting with Company A to discuss potential terms of a business combination.

The parties discussed the possibility of potential transaction structures as an alternative to a reverse merger transaction structure, with the primary goal of structuring a transaction that could be consummated on an expedited basis.

On December 24, 2015, the Transaction Committee held a telephonic meeting with Dr. De Souza, Messrs. Gemignani and Bavier and a potential financial advisor to discuss a potential business combination with Albireo.

Between December 24, 2015 and January 21, 2016, Biodel continued to have discussions with representatives of Albireo and preliminary contacts with other potential business combination partners. On December 29, 2015, Biodel responded to the December 22, 2015 communication from Mr. Cooper regarding valuation in which Biodel proposed that following the transaction Biodel’s stockholders would own approximately 32% of the combined organization and Albireo’s equity holders would own approximately 68% of the combined organization.

On January 8, 2016, the Transaction Committee, Mr. Gemignani and representatives of Ladenburg Thalmann & Co. Inc., or Ladenburg, held a conference call to discuss Ladenburg’s proposed approach to enable Biodel’s evaluation of its strategic alternatives. That same day, Mr. Gemignani and the Transaction Committee recommended that the Company engage another financial advisor and conduct a more formal and more extensive process in seeking strategic alternatives, including consummating a potential transaction.

On January 10, 2016, the Albireo board of directors met with Messrs. Cooper and Zorn, and discussed, among other things, an update as to the status of discussions with Biodel.

On January 12, 2016, Dr. De Souza, Ms. Morris and Messrs. Gemignani and Bavier met with Mr. Cooper and Mr. Zorn to discuss the general parameters of a potential transaction. The primary purpose of the meeting was for representatives of Biodel to conduct due diligence on Albireo, including with respect to, among other things: Albireo’s product candidates and clinical development plans and competitive landscape; Albireo’s financial forecasts and plans for raising additional capital, whether prior to or after consummation of a transaction; Albireo’s infrastructure and ability to meet public financial reporting requirements and generate pro forma financials in a timely fashion; valuations obtained by Albireo in prior fundraising transactions; Albireo’s capital structure, including convertible debt; and key milestones for creating value in the 18-month period following the closing of a transaction.

On January 21, 2016, Albireo received a bid proposal letter from Ladenburg, outlining materials to be provided by Albireo to Biodel and Ladenburg in connection with the potential transaction and describing steps to be followed in the process.

On January 22, 2016, Biodel signed an engagement letter with Ladenburg to formally engage the financial advisor to assist and advise Biodel in its review of potential strategic alternatives. That same day, Ladenburg began sending bid proposal letters to a broad selection of private and public companies in the life sciences industry outlining the materials potential merger candidates were expected to provide to Biodel and Ladenburg when expressing interest in combining with Biodel. In total, Ladenburg sent out bid letters to approximately 130 companies. Of the 130 bid letters sent, 53 nonbinding formal proposals were received and 30 companies executed confidential disclosure agreements with Biodel. In evaluating potential merger partners, Biodel considered a variety of criteria, including the quality of the target company’s management team, anticipated value inflection points within six to 18 months, its therapeutic area, its current investor backing and the level of certainty of sufficient cash on hand post-transaction to carry out the target company’s business plan.

On January 26, 2016, Dr. De Souza stepped down as Biodel’s Chief Executive Officer, Mr. Gemignani was appointed Interim Chief Executive Officer and Mr. Bavier was appointed Interim President.

On January 27, 2016, the Albireo board of directors met with Mr. Cooper and Mr. Zorn and discussed, among other things, an update as to the status of discussions with Biodel.

On January 29, 2016, Biodel publicly announced that it had committed to a restructuring plan resulting in a reduction in force affecting 15 non-executive employees. The restructuring plan was primarily designed to reduce infrastructure and operational costs as Biodel explored its strategic alternatives.

Also on January 29, 2016, Biodel publicly announced that it had retained Ladenburg to assist with evaluating Biodel’s strategic alternatives and that its board of directors had established a Transaction Committee to oversee the process.

On February 10, 2016, Mr. Gemignani and Ladenburg met with Company C at Ladenburg’s office to review potential synergies of a business combination. The primary purpose of the meeting was to discuss the terms of a strategic transaction and to provide representatives of Biodel the opportunity to conduct due diligence on Company C, including with respect to, among other things, Company C’s management team, capital requirements, prior fundraising activities, product pipeline and clinical data.

Also on February 10, 2016, Company A submitted a revised business combination proposal from Company A, proposing a reverse merger transaction pursuant to which, following the transaction, Biodel stockholders would own approximately 50% of the combined organization and Company A equity holders would own approximately 50% of the combined organization, and the combined organization would be capitalized with approximately $23 million in cash.

By February 10, 2016, Ladenburg had received 53 nonbinding proposals that were discussed with, and evaluated by, Messrs. Gemignani and Bavier and the Transaction Committee. One of those proposals was submitted by Albireo on February 10, 2016. Each of the proposals contemplated a reverse merger transaction. In addition, Albireo’s proposal included the following material terms: (1) following the transaction, Biodel stockholders would own approximately 30% of the combined organization and Albireo equity holders would own approximately 70% of the combined organization; (2) development of Biodel’s product pipeline would be discontinued; (3) Biodel would have at least $21 million in net cash upon the closing of a potential transaction; (4) Albireo’s existing investors would invest an aggregate of $10 million in new investment prior to the closing of the transaction; and (5) board representation for the combined organization would be consistent with relative equity ownership between Biodel and Albireo.

Also on February 10, 2016, Biodel received an initial due diligence request list from Albireo. Both companies provided multiple diligence requests and responses through access to electronic data rooms and emailed documents from February 2016 through the eventual signing of the Exchange Agreement on May 24, 2016. The Exchange Agreement was subsequently amended and restated on July 13, 2016.

On February 11, 2016, the Transaction Committee, Drs. Lieberman, Ginsberg and Lorber, all members of the Biodel board of directors, Messrs. Gemignani and Bavier and Ladenburg representatives met at Ladenburg’s office to review the bid letter responses that had been received and began the process of selecting the semifinalist candidates to be invited to present to the Biodel board of directors on February 24 and 25, 2016. The Transaction Committee settled on a candidates list of approximately 20 companies, divided into tier one and tier two candidates. The Transaction Committee ranked potential transaction candidates as tier one or tier two based on how closely a transaction candidate fit the following criteria (the “Selection Criteria”):

•	Therapeutic Area:

¡	Company with late stage (Phase 2 or Phase 3) therapeutic product, with exception considered for therapeutic areas in high demand or diagnostic/device companies so long as a transaction with such company would not require an over-the-counter listing

¡	Emphasis on therapeutic areas that would be attractive to multiple potential partners

¡	Emphasis on multi-asset companies

¡	Emphasis on ex-US companies, private or public, looking for a US listing

•	Financials:

¡	Major valuation/good news flow, milestones and potential short term value inflection points (i.e., within 12 to 18 months after closing of the transaction)

¡	No financing risk associated with the transaction. Candidate companies were required to meet one of the following requirements: (1) cash needs of $20 million or less (equal to Biodel’s projected net cash at the time of the closing of the transaction); or (2) commitment by existing or new third party investors of sufficient additional funding to fund the candidate through its next value inflection point

¡	Audited financial statements or ability to produce audited financial statements for last two fiscal years and infrastructure or ability to develop infrastructure to maintain public listing requirements

•	Management:

¡	Experienced management team with proven track record of developing and funding small companies

¡	Formal and transparent board and management process

On February 16, 2016, the Transaction Committee had a telephonic meeting with Drs. Lieberman and Ginsberg, Messrs. Gemignani and Bavier and an industry consultant, to further refine the list of tier one and tier two merger candidates, based on feedback from Ladenburg and Biodel’s own due diligence efforts, to create a list of the top ten semifinalist candidates.

Company A was characterized as a “tier two” candidate primarily as a result of Company A’s early stage of clinical development, concerns regarding Company A’s clinical data, and resulting uncertainty of the near-term value proposition.

Company C was selected by the Transaction Committee as a semi-finalist candidate and was selected to present to the full board of directors.

On February 17, 2016, Albireo received notice that it had been selected by Biodel as one of the semifinalist candidates to present to the Biodel board of directors and management team on February 24, 2016.

On February 22, 2016, the Biodel management team shared with Biodel’s board of directors a summary of the top ten semifinalist companies selected by the Transaction Committee to present to the Biodel board of directors at an in-person meeting.

On February 24, 2016 and February 25, 2016, the Biodel board of directors, Messrs. Gemignani and Bavier and Ladenburg representatives, separately met with the management teams of nine potential merger candidates that had been selected as semifinalists in Biodel’s review of its strategic alternatives. Each potential merger candidate presented its company and responded to questions from the Biodel board of directors, the executive management team and Ladenburg representatives. At the conclusion of the meeting, the board selected Company D, Company E and Albireo as the finalist merger candidates based upon each transaction candidate’s profile relative to the Selection Criteria. The selection of Company E was subject to further review by the Transaction Committee since a last-minute conflict prevented Company E from presenting to the Biodel board of directors in person. The board of directors decided against pursuing Company C as a finalist candidate primarily as a result of the valuation that Company C requested.

On February 26, 2016, the Transaction Committee, members of the Biodel management team and Ladenburg representatives held a call with Company E to review Company E’s corporate presentation.

On March 2, 2016, Mr. Gemignani and Ladenburg representatives held a conference call with representatives of Company D to discuss aspects of a potential reverse merger between the companies, including the composition of the board following the proposed merger and aspects of Company D’s proposed valuation. Company D’s proposal contemplated a reverse merger transaction with the following material terms: (1) following the transaction, Biodel stockholders would own approximately 16% of the combined organization and Company D equity holders would own approximately 84% of the combined organization; (2) Biodel would have at least $21.5 million in net cash upon the closing of a potential transaction; (3) Company D would close a financing from third parties in connection with the closing of the transaction of not less than $35 million in new investment; and (4) board representation for the combined organization would be consistent with relative equity ownership between Biodel and Company D.

On March 8, 2016, Mr. Gemignani provided the Biodel board of directors with an update regarding discussions with, and further due diligence on, the finalist merger candidates.

Also on March 8, 2016, on a telephone call with members of the Biodel management team and Ladenburg representatives, Curtis Scribner, M.D., Biodel’s clinical development consultant, provided an overview of his assessment of Company E’s development programs and recommended that Company E not be pursued as a finalist merger candidate. Biodel’s clinical development expert raised concerns regarding Company E’s clinical programs and management.

On March 11, 2016, Dr. Scribner, Messrs. Gemignani and Bavier, the Transaction Committee and Biodel’s outside counsel, Cooley LLP (“Cooley”) had a telephonic meeting in which Dr. Scribner presented his assessment of the clinical development programs for the three finalist merger candidates and recommended that Biodel should continue discussions with only Company D and Albireo. The Transaction Committee agreed. At the meeting, Messrs. Gemignani and Bavier provided a summary of Biodel’s activities in assessing strategic alternatives and provided a detailed description of Biodel’s efforts to raise additional capital, enter into strategic collaborations and assess business combination transactions. Following a discussion, the Transaction Committee determined that the management team should begin negotiating term sheets with each of Albireo and Company D. Cooley representatives advised the Biodel board of directors regarding its fiduciary duties under Delaware law in the context of the ongoing assessment of strategic alternatives.

Also on March 11, 2016, the Albireo board of directors met with Mr. Cooper and Mr. Zorn and discussed, among other things, an update as to the status of discussions with Biodel.

On March 14, 2016, Mr. Gemignani had a telephone call with Mr. Zorn and confirmed that Albireo was one of the finalist merger candidates selected by the Biodel board of directors.

Also on March 14, 2016, Biodel informed Company E that it did not intend to continue with negotiations for a business combination primarily as a result of the recommendations of Biodel’s clinical development expert.

On March 15, 2016, Biodel sent a revised term sheet and draft exclusivity agreement to Company D which would be entered into if the parties agreed in principle to the material business terms set forth in the term sheet. Also on March 15, 2016, Biodel sent Albireo some additional diligence requests and Albireo responded to those requests.

On March 16, 2016, Messrs. Gemignani and Bavier, and Ladenburg representatives participated in a conference call with Albireo to discuss legal and financial due diligence matters.

Also on March 16, 2016, Biodel received a revised term sheet and the proposed exchange ratio calculations from Albireo. That same day, Biodel sent a revised draft term sheet to Albireo, including a proposed exhibit setting forth the valuation of the two companies.

On March 17, 2016, Biodel sent a revised term sheet to Company D. The revised term sheet did not materially differ from the terms proposed by Company D.

On March 18, 2016, Biodel and Albireo discussed Albireo’s clinical development strategy for its lead product candidate, A4250, and one of its other product candidates, elobixibat.

On March 21, 2016, Albireo sent Biodel additional information regarding its clinical development budget.

Between March 21, 2016 and March 29, 2016, representatives of Biodel and Albireo exchanged various drafts of the proposed term sheet.

Also on March 21, 2016, Mr. Gemignani sent Albireo an initial list of financial diligence questions. Both companies corresponded via email and telephonic conference calls regarding these financial diligence matters.

On March 24, 2016, Biodel publicly reported on a Form 8-K filed with the SEC that NASDAQ had notified Biodel that it had a 180-day compliance period, or until September 19, 2016, to regain compliance with the NASDAQ bid price listing rule.

On March 27, 2016, Company D informed Mr. Gemignani that Company D was withdrawing from consideration as a transaction candidate given its desire to pursue an initial public offering on its own.

On March 29, 2016, the Biodel board of directors had a telephonic meeting with Messrs. Gemignani and Bavier and Cooley representatives in which Messrs. Gemignani and Bavier provided an update on negotiations with Albireo and Company D. Messrs. Gemignani and Bavier noted that discussions with Albireo were progressing favorably, while Company D had recently withdrawn from the process. Dr. Scribner participated in the telephonic board meeting and summarized his assessment of Albireo’s product pipeline and clinical operations, particularly with regard to its lead product candidate, A4250, and Albireo’s regulatory personnel. Cooley also participated in the telephonic board meeting and reviewed the board of directors’ fiduciary obligations when assessing strategic alternatives. Following a discussion, the board of directors directed the management team to finalize the term sheet for a combination with Albireo.

Also on March 29, 2016, Mr. Zorn responded to Biodel’s regulatory due diligence questions regarding its product candidates and pipeline, and representatives of Biodel and Albireo engaged in various negotiations regarding matters affecting each party’s relative valuation.

On March 31, 2016, representatives of Biodel, Ladenburg, Albireo and Albireo’s financial advisor, Guggenheim Securities, LLC, or Guggenheim Securities, discussed business terms affecting each party’s relative valuation.

Also on March 31, 2016, the Transaction Committee held a meeting with Messrs. Gemignani and Bavier, Cooley representatives and Ladenburg representatives where they reviewed the proposed final term sheet for Biodel’s combination with Albireo, due diligence matters, the cash runway of Albireo following the proposed combination and the ability of the combined organization to meet critical milestones without raising additional capital. The Transaction Committee then approved the term sheet. Also on March 31, 2016, Biodel provided Albireo with a draft of a proposed exclusivity agreement, the terms of which were negotiated between March 31, 2016 and April 8, 2016.

On April 3, 2016, representatives of Biodel and Albireo continued to negotiate business terms regarding the parties’ relative valuations. Also on April 3, 2016, Albireo provided a revised term sheet to Biodel.

On April 4, 2016, representatives of Biodel, Albireo, Ladenburg, Guggenheim Securities, Cooley, and Albireo’s outside transaction counsel, Ropes & Gray LLP (“Ropes”), held a conference call to discuss a proposed deal structure.

On April 5, 2016, Mr. Gemignani, Dr. Lieberman, Mr. Cooper and Mr. Zorn had a meeting to discuss the structure of the proposed transaction, a potential timeline for announcing the proposed transaction, if agreement on the business terms was reached, the composition of the board of directors following the combination and Albireo’s preparedness for operating as a publicly-listed company.

On April 8, 2016, Biodel signed an exclusivity agreement with Albireo.

On April 11, 2016, Biodel received a first draft of the Exchange Agreement from Albireo.

On April 13, 2016, Albireo provided Biodel with due diligence materials supporting its assessment of the market potential for its lead product candidate, A4250.

On April 15, 2016, the Transaction Committee had a telephonic meeting with Messrs. Gemignani and Bavier, Cooley representatives and Ladenburg representatives in which Mr. Gemignani provided an update regarding the proposed business combination with Albireo. The Transaction Committee discussed the potential for monetizing Biodel’s existing assets and agreed that any such monetization would be conducted only if practicable without interference with the proposed combination with Albireo. Ladenburg and Cooley representatives summarized the key terms of the draft Exchange Agreement. The Transaction Committee provided Cooley with feedback regarding the key terms to be addressed in ongoing negotiations with Albireo.

On April 17, 2016, Biodel and Albireo exchanged drafts of the Exchange Agreement.

On April 19, 2016, the Albireo board of directors met with Mr. Cooper and Mr. Zorn and discussed, among other things, an update as to the status of discussions with Biodel.

On April 20, 2016, Cooley representatives had a telephone call with Ms. Morris and Messrs. Gemignani and Bavier in which Cooley provided an update on the status of its intellectual property due diligence.

Also on April 20, 2016, Messrs. Gemignani, Zorn and representatives of Ladenburg and Guggenheim Securities met to discuss the proposed net cash mechanism contained within the draft Exchange Agreement, and Albireo sent a revised draft of the Exchange Agreement to Biodel.

Between April 22, 2016 and April 28, 2016, representatives of Biodel, Albireo, Ladenburg, Cooley and Ropes participated in various conference calls to discuss the draft Exchange Agreement, and the parties exchanged comments on the Exchange Agreement.

On April 26, 2016, representatives of Biodel and Albireo, and representatives of Ladenburg and Guggenheim Securities, met at the offices of Guggenheim Securities in New York, to discuss net cash adjustments at closing, the potential disposition of Biodel’s insulin assets, Albireo’s capitalization, certain terms of the draft Exchange Agreement, transitional services post-closing and overall timelines.

On April 28, 2016, Biodel received a revised version of the proposed exchange ratio calculations.

Also on April 28, 2016, Albireo provided a draft of the Exchange Agreement to its principal shareholders, each of which was subject to confidentiality obligations with respect to the proposed transaction.

On April 29, 2016, Albireo provided a draft of a voting agreement to Biodel, which would be signed by Biodel’s officers and directors.

On May 1, 2016, the Biodel board of directors held a meeting with Messrs. Gemignani and Bavier, Cooley representatives, a representative from Richards Layton & Finger, PA, Biodel’s special Delaware counsel (“Richards Layton”), and Ladenburg representatives, at which representatives of Cooley, Richards Layton and Ladenburg reviewed the business valuation terms of the draft Exchange Agreement with Albireo, the calculation of the exchange ratio and other material terms of the Exchange Agreement. Cooley representatives summarized ongoing discussions with Albireo regarding, among other things, the operating conditions to be imposed on Biodel post-signing, directors and officers insurance policies, a non-solicitation provision intended to cover the period between signing and closing, and the treatment of stock incentive awards recently issued by Albireo. Cooley and Richards Layton summarized the board of directors’ fiduciary duties under Delaware law relating to acquisition proposals, board recommendation changes and associated termination fees.

Between May 2, 2016 and May 5, 2016, representatives of Biodel and Albireo exchanged various drafts of the Exchange Agreement and voting agreement.

Also on May 3, 2016, representatives of Biodel and Albireo had a meeting and a telephone discussion to discuss matters relating to the composition of the board of directors of the combined organization.

Also on May 3, 2016, representatives of Biodel, Albireo, Ladenburg, Guggenheim Securities, Cooley and Ropes participated in a conference call to discuss aspects of the Exchange Agreement.

On May 4, 2016, representatives of Biodel, Albireo, Cooley and Ropes had an in-person meeting to negotiate the Exchange Agreement.

On May 5, 2016, Biodel received Albireo’s calculation of net cash in connection with ongoing negotiations of the calculation of the Exchange Ratio to be performed at closing.

Also on May 6, 2016, representatives of Biodel, Albireo, Ladenburg and Guggenheim Securities participated in a conference call to discuss Albireo’s preliminary internal financial information.

Between May 6, 2016 and May 11, 2016, representatives of Biodel, Cooley, Ropes and Albireo exchanged various drafts of the Exchange Agreement, voting agreement and proposed form of lock-up agreement.

On May 7, 2016, Biodel provided a first draft of its disclosure schedules to the Exchange Agreement to Albireo, or the Biodel Disclosure Schedules. That same day, Biodel received Albireo’s first draft of its disclosure schedules to the Exchange Agreement, or the Albireo Disclosure Schedules.

Between May 9, 2016 and May 23, 2016, representatives of Biodel and Albireo exchanged various drafts of the Biodel Disclosure Schedules and the Albireo Disclosure Schedules.

On May 9, 2016, Biodel publicly announced its financial results for its second fiscal quarter ended March 31, 2016 and its continued commitment to evaluate strategic alternatives.

On May 10 and 11, 2016, Biodel received preliminary data from Albireo regarding completed cohorts in an ongoing clinical trial of its lead product candidate, A4250.

On May 12, 2016, the Biodel board of directors held a meeting with Messrs. Gemignani and Bavier, Cooley representatives, a representative from Richards Layton and Ladenburg representatives. Mr. Gemignani provided an update on the ongoing negotiations with Albireo. He also described the mechanics of the net cash calculation to be performed at closing, discussed the status of preparation of Albireo’s audited financial statements and described Biodel’s efforts to maintain flexibility to potentially monetize its diabetes assets prior to closing. Ladenburg representatives provided a preliminary presentation of the valuation of Albireo and discussed the methodologies to be used to ascertain the fairness of the transaction from a financial point of view. Cooley representatives provided an update on the ongoing negotiations with Albireo. Cooley and Richards Layton also reviewed the termination fee schedule provided to the board of directors in advance of the meeting.

Also on May 12, 2016, representatives of Biodel and Albireo participated in a conference call to discuss Biodel’s ability to potentially monetize or otherwise dispose of its assets during the period between signing and closing.

Between May 12, 2016 and May 16, 2016, representatives of Biodel, Albireo, Cooley and Ropes participated in conference calls to discuss proposed changes to the Exchange Agreement, and exchanged drafts of the agreement.

On May 13, 2016, Albireo provided a draft of the Exchange Agreement to the Albireo shareholders.

On May 15, 2016, Mr. Zorn sent a draft of the Exchange Agreement and ancillary documents to the Albireo board of directors in advance of its meeting scheduled for the following day.

On May 16, 2016, the Albireo board of directors met with Mr. Cooper, Mr. Zorn and representatives of Ropes to discuss the status of the proposed Exchange Agreement and ongoing discussions with Biodel. The Albireo board also discussed the potential tax treatment of the transaction to Albireo shareholders.

On May 17, 2016, the Biodel board of directors held a meeting with Messrs. Gemignani and Bavier, Cooley representatives, a representative from Richards Layton and Ladenburg representatives. Mr. Gemignani and Cooley provided an update on ongoing negotiations with Albireo, and Cooley and Richards Layton advised the Board on fiduciary duty matters.

Also on May 17, 2016, representatives of Biodel, Albireo, Cooley and Ropes participated in a conference call to discuss tax matters in connection with the proposed transaction.

On May 18 and May 19, 2016, Biodel received additional preliminary data from Albireo regarding completed cohorts in an ongoing clinical trial with its lead product candidate, A4250.

On May 18, 2016, Biodel provided Albireo with comments to the Exchange Agreement.

On May 19, 2016, Albireo proposed additional revisions to the Exchange Agreement.

Between May 20, 2016 and May 23, 2016, representatives of Biodel and Albireo exchanged drafts of the Exchange Agreement.

On May 23, 2016, Biodel received a revised draft of the Exchange Agreement from Albireo.

On May 24, 2016, Albireo and Biodel provided the final drafts of their respective Disclosure Schedules.

Also on May 24, 2016, the Biodel board of directors held a meeting with Messrs. Gemignani and Bavier, Cooley representatives, a representative from Richards Layton and Ladenburg representatives. Ladenburg presented its fairness opinion and analysis and answered questions from the Biodel board of directors. Cooley summarized the terms of the final Exchange Agreement. Cooley and Richards Layton discussed the board of directors’ fiduciary duties in connection with the exploration of strategic alternatives and the transaction with Albireo. Following Cooley’s presentation and further discussion, the Biodel board, by unanimous vote of those present, determined that the Exchange Agreement and the proposed transactions with Albireo were advisable and fair to, and in the best interests of, Biodel and its stockholders, approved the Exchange Agreement and recommended that Biodel stockholders approve the issuance of the shares of Biodel common stock and the 30-for-1 reverse stock split of shares of Biodel’s common stock, as well as approve any other transactions contemplated by the Exchange Agreement.

Also on May 24, 2016, the Albireo board of directors held a meeting with Mr. Zorn, Ropes representatives, and Guggenheim Securities representatives. Mr. Zorn, Guggenheim Securities and Ropes answered questions from the Albireo board of directors and summarized the terms of the final Exchange Agreement. Following the presentation by these parties and further discussion, the Albireo board of directors, by unanimous vote of those present, determined that the entering by Albireo into the Exchange Agreement and certain related transaction documents would promote the success of Albireo for the benefit of its members as a whole, and approved the terms of the Exchange Agreement and certain related transaction documents.

Following the Biodel and Albireo board meetings, Biodel, Albireo and the Albireo shareholders signed the Exchange Agreement. The Exchange Agreement was subsequently amended and restated on July 13, 2016.

The amended and restated Exchange Agreement eliminated registration requirements applicable to the shares of Biodel’s common stock issuable in the Transaction to the Albireo shareholders, provided for Biodel to instead file a standalone proxy statement with the SEC, and allocated financial printing expenses related to the Transaction among the parties.

Biodel Reasons for the Transaction

The Biodel board of directors considered the following factors in reaching its conclusion to approve the Exchange Agreement and to recommend that the Biodel stockholders approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, all of which the Biodel board of directors viewed as supporting its decision to approve the business combination with Albireo:

•	The Biodel board of directors believes, based in part on the judgment, advice and analysis of Biodel senior management with respect to the potential strategic, financial and operational benefits of the Transaction (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Albireo), that Albireo’s product candidates, including in particular its lead product candidate A4250, represent sizeable commercial opportunities, and may provide new medical benefits for patients and returns for investors.

•	The Biodel board of directors also reviewed with the management of Biodel and the management of Albireo the current plans of Albireo for developing A4250 to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of A4250. The Biodel board of directors also considered the possibility that the combined organization would be able to take advantage of the potential benefits resulting from Biodel’s public listing with the Albireo business to raise additional funds in the future, if necessary.

•	The Biodel board of directors concluded that the Transaction would provide the existing Biodel stockholders a significant opportunity to participate in the potential growth of the combined organization following the Transaction.

•	The Biodel board of directors considered the strength of the balance sheet of the combined organization resulting from the contemplated Albireo Series C Investment to provide $10.0 million in capital in addition to at least approximately $20.0 million that is expected to be provided by Biodel upon completion of the Transaction.

•	The Biodel board of directors also considered that the combined organization will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Biodel and Albireo.

•	The Biodel board of directors considered the financial analyses of Ladenburg Thalmann, including its opinion to the board of directors as to the fairness of the exchange ratio to Biodel stockholders, from a financial point of view and as of the date of the opinion, as more fully described below under the caption “The Transaction—Opinion of the Biodel Financial Advisor.”

The Biodel board of directors also reviewed the recent financial condition, results of operations and financial condition of Biodel, including:

•	the delay of the timelines for filing the NDA for Biodel’s GEM product candidate and the unlikelihood that such circumstances would change for the benefit of the Biodel stockholders in the foreseeable future;

•	the substantial loss of operational capabilities of Biodel, and the risks associated with continuing to operate Biodel on a stand alone basis, including the need to rebuild infrastructure and management;

•	the results of substantial efforts made over a significant period of time by Biodel’s senior management and financial advisors to solicit for Biodel strategic alternatives to the Transaction, including the discussions that Biodel management and the Biodel board of directors had in 2015 with potential strategic partners; and

•	the risks, costs and timing associated with liquidating Biodel.

The Biodel board of directors also reviewed the terms of the Transaction and associated transactions, including:

•	the exchange ratio used to establish the number of shares of Biodel common stock to be issued pursuant to the Exchange Agreement is fixed, subject to potential adjustment to account for the actual net cash balances of Biodel and Albireo as of the date that is 10 days prior to the Biodel annual meeting, and thus the relative percentage ownership of Biodel stockholders and Albireo shareholders immediately following the completion of the Transaction is similarly fixed;

•	the Albireo Series C Investment contemplated by the Exchange Agreement, the limited number and nature of conditions to the obligation of the proposed investors to consummate the Albireo Series C Investment;

•	the limited number and nature of the conditions to the Albireo obligation to consummate the Transaction and the limited risk of non-satisfaction of such conditions, as well as the likelihood that the Transaction will be consummated on a timely basis;

•	the respective rights of, and limitations on, Biodel and Albireo under the Exchange Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Biodel or Albireo receive a superior proposal;

•	the reasonableness of the potential termination fee of $1.1 million and related reimbursement of certain transaction fees and expenses of up to $250,000, which could become payable by Biodel if the Exchange Agreement is terminated in certain circumstances;

•	the voting agreements, pursuant to which the directors and executive officers of Biodel agreed, solely in their capacity as stockholders, to vote all of their shares of Biodel common stock in favor of the Transaction, the 30:1 reverse stock split and the 2016 Equity Plan; and

•	the belief that the terms of the Exchange Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Biodel board of directors also considered a variety of risks and other countervailing factors related to the Transaction, including:

•	the $1.1 million termination fee and up to $250,000 in related fees and expenses payable by Biodel upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Biodel stockholders;

•	the substantial expenses to be incurred in connection with the Transaction;

•	the possible volatility, at least in the short term, of the trading price of the Biodel common stock resulting from the Transaction announcement;

•	the risk that the Transaction might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Transaction or on the delay or failure to complete the Transaction on the reputation of Biodel;

•	the risk to Biodel’s business in the event that the Transaction is not consummated;

•	the strategic direction of the continuing entity following the completion of the Transaction, which will be determined by a board of directors a majority of the initial members of which will be comprised of members of the current Albireo board of directors;

•	the fact that the Transaction would likely give rise to substantial limitations on the utilization of Biodel’s net operating losses, or NOLs; and

•	various other risks associated with the combined organization and the Transaction, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing information and factors considered by the Biodel board of directors are not intended to be exhaustive but are believed to constitute the material factors considered by the Biodel board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the Biodel board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Biodel board of directors may have given different weight to different factors. The Biodel board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Biodel management team and the legal and financial advisors of Biodel, and considered the factors overall to be favorable to, and to support, its determination.

After careful consideration, the Biodel board of directors unanimously approved the Exchange Agreement and determined that the Transaction and the issuances of shares of common stock in accordance with the Exchange Agreement are advisable and fair to, and in the best interests of, Biodel and its stockholders.

Albireo Reasons for the Transaction

The following discussion sets forth material factors considered by the Albireo board of directors in reaching its determination to approve the terms and authorize the execution of the Exchange Agreement for the purpose of implementing the Transaction; however, it may not include all of the factors considered by the Albireo board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Exchange Agreement, the Albireo board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Albireo board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the course of reaching its decision to approve the terms and authorize the execution of the Exchange Agreement for the purpose of implementing the Transaction, the Albireo board of directors consulted with Albireo’s senior management and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	historical and current information concerning Albireo’s business, including its financial performance and condition, operations, management and competitive position;

•	current industry and economic conditions and Albireo’s prospects if it were to remain an independent company, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

•	the cash resources of the combined organization expected to be available at the closing of the Transaction and the anticipated burn rate of the combined organization;

•	the potential for increased access to sources of capital and a broader range of investors to support the development of Albireo’s product candidates than it could otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

•	the expectation that the Transaction with Biodel would be a more time- and cost-effective means to access capital than other options considered;

•	the expectation that substantially all of Albireo’s employees, particularly its management, will serve in similar roles at the combined organization;

•	the terms and conditions of the Exchange Agreement, including, without limitation, the following:

¡	the expected relative percentage ownership of Biodel securityholders and Albireo securityholders in the combined organization initially at the closing of the Transaction and the implied valuation of Albireo based on Biodel’s cash contribution to the combined organization;

¡	the parties’ representations, warranties and covenants and the conditions to their respective obligations;

¡	the limited number and nature of the conditions of the obligation of Biodel to consummate the Transaction; and

¡	the conclusion of the Albireo board of directors that the potential termination fee of $1.1 million, less in specified circumstances the reimbursement of certain transaction fees and expenses incurred in connection with the Transaction of up to $250,000, payable by Biodel to Albireo and its shareholders and the circumstances when such fee may be payable, were reasonable; and

•	the likelihood that the Transaction will be consummated on a timely basis.

Albireo’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the Transaction and the other transactions contemplated by the Exchange Agreement, including the following:

•	the risk that the potential benefits of the Exchange Agreement may not be realized;

•	the risk that future sales of common stock by existing Biodel stockholders may cause the price of Biodel common stock to fall, thus reducing the value of the consideration received by Albireo shareholders in the Transaction;

•	the price volatility of Biodel’s common stock, which may reduce the value of Biodel common stock that Albireo shareholders will receive upon the closing of the Transaction;

•	the risk that Albireo will fail to meet its target net cash balance as of the date that is 10 days prior to Biodel’s 2016 annual meeting, potentially resulting in a reduction in the number of shares of Biodel common stock to be received by Albireo shareholders in the Transaction;

•	the risk that the Albireo Series C Investment, which is a condition of the Transaction, is not completed;

•	the possibility that Biodel could under certain circumstances consider unsolicited acquisition proposals if superior to the Transaction;

•	the possibility that the Transaction might not be completed for a variety of reasons, such as the failure of Biodel to obtain the required stockholder vote, and the potential adverse effect on the reputation of Albireo and the ability of Albireo to obtain financing in the future in the event the Transaction is not completed;

•	the potential effect of the Exchange Agreement, including restrictions on Albireo’s ability to solicit alternative transactions, in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Albireo’s shareholders;

•	the risk that the Transaction might not be consummated in a timely manner or at all;

•	the expenses to be incurred in connection with the Transaction and related administrative challenges associated with combining the organizations;

•	the additional expenses that Albireo’s business will be subject to as a public company following the closing of the Transaction to which it has not previously been subject; and

•	various other risks associated with the combined organization and the Transaction, including the risks described in the section entitled “Risk Factors” beginning on page 17.

The Albireo board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Albireo board of directors approved the terms and authorized execution of the Exchange Agreement for the purpose of implementing the Transaction.

Opinion of the Biodel Financial Advisor

Scope of the Assignment

Pursuant to an engagement letter dated January 21, 2016, Biodel engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”), to act as a financial advisor in connection with the Transaction and to render an opinion to the Biodel board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Biodel common stock. On May 24, 2016, Ladenburg Thalmann rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated May 24, 2016, to the Biodel board of directors, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Biodel stockholders.

The full text of the written opinion of Ladenburg Thalmann, dated May 24, 2016, is attached as Annex B to this proxy statement and is incorporated by reference. Biodel encourages holders of Biodel common stock to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Ladenburg Thalmann. The summary of the written opinion of Ladenburg Thalmann set forth herein is qualified by reference to the full text of such opinion. Ladenburg Thalmann’s opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed Transaction or to take any other action in connection with the Transaction or otherwise.

In connection with its opinion, Ladenburg Thalmann took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

•	reviewed a late-stage draft of the Exchange Agreement as of May 24, 2016;

•	reviewed and analyzed certain publicly available financial and other information for each of Biodel and Albireo, respectively, including equity research in the case of Biodel, and certain other relevant financial and operating data furnished to Ladenburg Thalmann by the management of Biodel;

•	reviewed and analyzed certain historical financial and operating data concerning Albireo furnished to Ladenburg Thalmann by the management of Albireo;

•	reviewed and analyzed certain preliminary internal financial information concerning Albireo furnished to Ladenburg Thalmann by the management of Albireo;

•	reviewed and analyzed certain financial projections concerning Albireo provided to Ladenburg Thalmann by management of Biodel and utilized per instruction of Biodel;

•	discussed with certain members of the management of Biodel the historical and current business operations, financial condition and prospects of Biodel and Albireo;

•	reviewed and analyzed certain operating results of Albireo as compared to operating results and the reported price and trading histories of certain publicly traded companies that Ladenburg Thalmann deemed relevant;

•	reviewed and analyzed certain financial terms of the Transaction as compared to the publicly available financial terms of certain selected business combinations that Ladenburg Thalmann deemed relevant;

•	reviewed and analyzed certain financial terms of certain companies that completed their initial public offerings that Ladenburg Thalmann deemed relevant;

•	reviewed certain pro forma financial effects of the Transaction;

•	reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Ladenburg Thalmann deemed relevant for the purposes of its opinion; and

•	took into account its experience in other transactions, as well as its experience in securities valuations and its general knowledge of the industry in which Biodel operates.

In conducting its review and arriving at its opinion, Ladenburg Thalmann, with the consent of Biodel, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Biodel and Albireo, respectively, or which is publicly available or was otherwise reviewed by Ladenburg Thalmann. Ladenburg Thalmann did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Ladenburg Thalmann relied upon, without independent verifications, the assessment of Biodel management and Albireo management as to the viability of, and risks associated with, the current and future products and services of Albireo (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, Ladenburg Thalmann did not conduct or assume any obligation to conduct, any physical inspection of the properties or facilities of Biodel or Albireo. Ladenburg Thalmann assumed, with Biodel’s consent, that the only material assets of Biodel are its net cash and its listing on The NASDAQ Capital Market, that no other assets of Biodel, including, without limitation, any net operating losses of Biodel, have any material value and that Biodel does not, and does not intend to, engage in any activity that may result in the generation of any revenue. Ladenburg Thalmann was instructed by Biodel, and assumed, with Biodel’s consent, that Biodel’s net cash at the closing of the Transaction would be approximately $21.5 million.

With respect to the financial forecasts supplied to Ladenburg Thalmann by Biodel regarding Albireo, Ladenburg Thalmann assumed, with Biodel’s consent, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Biodel as to the future operating and financial performance of Biodel and Albireo, as applicable, and that they provided a reasonable basis upon which Ladenburg Thalmann could form its opinion. Furthermore, Ladenburg Thalmann assumed, with Biodel’s consent, that there would be no adjustment to the assumed exchange ratio based on the Biodel net cash and the Albireo net cash as of the date that the final exchange ratio would be determined. Ladenburg Thalmann expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Ladenburg Thalmann becomes aware after the date of its opinion. Ladenburg Thalmann assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Biodel or Albireo since the date of the last financial statements made available to them. Ladenburg Thalmann did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Biodel or Albireo, nor was Ladenburg Thalmann furnished with such materials. In addition, Ladenburg Thalmann did not evaluate the solvency or fair value of Biodel or Albireo under any state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg Thalmann’s opinion did not address any legal, tax or accounting matters related to the Exchange Agreement or the Transaction, as to which Ladenburg Thalmann has assumed that Biodel and the board of directors of Biodel received such advice from legal, tax and accounting advisors as each has determined appropriate. Ladenburg Thalmann’s opinion addressed only the fairness of the exchange ratio, from a financial point of view to Biodel. Ladenburg Thalmann expressed no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, and did not express an opinion as to the terms of the concurrent Albireo Series C Investment. Ladenburg Thalmann’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Ladenburg Thalmann on the date of its opinion. It should be understood that although subsequent developments may affect Ladenburg Thalmann’s opinion, Ladenburg Thalmann does not have any obligation to update, revise or reaffirm its opinion and Ladenburg Thalmann expressly disclaimed any responsibility to do so.

Ladenburg Thalmann did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion, Ladenburg Thalmann assumed in all respects material to its analysis that the representations and warranties of each party contained in the Exchange Agreement are true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the Exchange Agreement and that all conditions to the closing of the Transaction will be satisfied without waiver thereof. Ladenburg Thalmann assumed that the final form of the Agreement would be substantially similar to the last draft reviewed by Ladenburg Thalmann as of the date of its opinion. Ladenburg Thalmann also assumed that all governmental, regulatory and other consents and approvals contemplated by the Exchange Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. Ladenburg Thalmann assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations.

Ladenburg Thalmann’s opinion was intended for the benefit and use of the board of directors of Biodel in its consideration of the financial terms of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in and manner or for any purpose without Ladenburg Thalmann’s prior written consent. Ladenburg Thalmann has consented to the inclusion of Ladenburg Thalmann’s opinion and the summary of, and references to, such opinion in this proxy statement. Ladenburg Thalmann’s opinion did not constitute a recommendation to the board of directors of Biodel on whether or not to approve the Transaction or to any stockholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. Ladenburg Thalmann’s opinion did not address Biodel’s underlying business decision to proceed with the Transaction or the relative merits of the Transaction compared to other alternatives available to Biodel. Ladenburg Thalmann expressed no opinion as to the prices or ranges of prices at which shares of securities of any person, including Biodel, will trade at any time, including following the announcement or closing of the Transaction. Ladenburg Thalmann was not requested to opine as to, and Ladenburg Thalmann’s opinion did not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the compensation to be paid to the securityholders of Albireo in connection with the Transaction or with respect to the fairness of any such compensation.

The following is a summary of the principal financial analyses performed by Ladenburg Thalmann to arrive at its opinion. Ladenburg Thalmann performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Biodel the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Biodel and Albireo.

Transaction Overview

Based upon the exchange ratio of 0.06999 in the Exchange Agreement, Biodel will issue to stockholders of Albireo approximately 4,485,075 shares of Biodel common stock (as adjusted for the proposed 30:1 reverse stock split). Holders of shares of Biodel common stock and Biodel stock options, measured using the treasury stock method, immediately prior to the Transaction will own approximately 33% of the combined organization immediately following the Transaction.

Implied Equity Value. Ladenburg Thalmann calculated that the implied equity value of Albireo was approximately $56.2 million, calculated by multiplying $12.52 (the implied equity value per share of Biodel, which Ladenburg Thalmann calculated by dividing the sum of the assumed $21.5 million in cash remaining on Biodel’s balance sheet at closing, plus $6.0 million in value ascribed to Biodel’s public listing (which was negotiated between Biodel and Albireo and did not place any value on any of Biodel’s product candidates or other assets), by 2,196,609, representing the assumed number of Biodel shares outstanding, on a fully-diluted basis and on a post 30:1 reverse stock split basis, immediately prior to the Transaction) by 4,485,075 (the number of shares of Biodel common stock to be issued to holders of Albireo shares based on the exchange ratio, after giving effect to the proposed 30:1 reverse stock split of Biodel common stock).

Implied Total Enterprise Value. Ladenburg Thalmann calculated an implied total enterprise value for Albireo of approximately $51.0 million by subtracting (i) an assumed Albireo net cash balance of approximately $(4.9) million and (ii) the cash contribution of $10.0 million from certain existing Albireo investors to be made in the form of a private placement that will close just prior to the closing of the Transaction from its implied equity value of approximately $56.2 million and was based on Albireo’s projected indebtedness, cash and cash equivalents at August 31, 2016, the projected closing date of the Transaction for purposes of the analysis.

Analysis of Selected Initial Public Offering Transactions

Ladenburg Thalmann reviewed the initial public offerings (“IPO”) of 20 biopharmaceutical companies. The selected companies, listed in the analysis below, were in various stages of development in multiple therapeutic areas. The implied total enterprise value at IPO is defined as the pre-money equity value plus indebtedness, liquidation value of preferred stock and non-controlling interests, minus cash and cash equivalents at the time of its IPO. Although the companies referred to below were used for comparison purposes, none of these companies are directly comparable to Albireo. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead was based on Ladenburg Thalmann’s judgment concerning differences in historical and projected financial and operating characteristics of the selected companies below.

Phase 2 IPOs. Ladenburg Thalmann reviewed the implied total enterprise values of 12 companies that completed an IPO since 2015 with lead products at the time of IPO in various therapeutic areas other than oncology, and in Phase 2 or ready to begin Phase 2 clinical trials. These companies, which are referred to as the Selected Phase 2 IPO Companies, were:

Company	Enterprise Value (in millions)(1)
Aclaris Therapeutics, Inc.	$109
Aimmune Therapeutics, Inc.	$426
Ascendis Pharma A/S	$249
ATyr Pharma, Inc.	$154
Bellerophon Therapeutics, Inc.	$51
Catabasis Pharmaceuticals, Inc.	$98
Cerecor Inc.	$31
Global Blood Therapeutics, Inc.	$390
Inotek Pharmaceuticals Corp	$48
Ritter Pharmaceuticals, Inc.	$17
Seres Therapeutics, Inc.	$445
Viking Therapeutics, Inc.	$51

(1) Enterprise value calculated as of the date of the IPO

Ladenburg excluded Galapagos NV, BiondVax Pharmaceuticals Ltd. and Intec Pharma Ltd. as they were each already publicly traded on foreign exchanges prior to their U.S. IPO. The Selected Phase 2 IPO Companies had an implied total enterprise value between approximately $17 million and approximately $445 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $103 million for the Selected Phase 2 IPO Companies. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of implied total enterprise values for Albireo, which were approximately $50 million and approximately $284 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Hepatology Company IPOs. Ladenburg Thalmann also reviewed the implied total enterprise values of six biopharmaceutical companies that completed IPOs since 2012 and were developing hepatology products at the time of IPO. These companies, which are referred to as the Selected Hepatology IPO Companies, were:

Company	Enterprise Value (in millions)(1)
Conatus Pharmaceuticals Inc.	$100
Enanta Pharmaceuticals, Inc.	$127
Galmed Pharmaceuticals Ltd	$104
Hyperion Therapeutics, Inc.	$104
Intercept Pharmaceuticals, Inc.	$121
Vital Therapies, Inc.	$143

(1) Enterprise value calculated as of the date of the IPO

The six Selected Hepatology IPO Companies had an implied total enterprise value between approximately $100 million and approximately $143 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $113 million for the Selected Hepatology IPO Companies. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of implied total enterprise values for Albireo, which were approximately $104 million and approximately $125 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Gastrointestinal Company IPOs. Ladenburg Thalmann also reviewed the implied total enterprise values of four development stage biopharmaceutical companies that completed IPOs since 2013 and were developing products in the gastrointestinal space. These companies, which are referred to as the Selected GI IPO Companies, were:

Company	Enterprise Value (in millions)(1)
Ardelyx Inc	$157
Evoke Pharma Inc	$46
Ritter Pharmaceuticals Inc	$17
Seres Therapeutics Inc	$445

(1)	Enterprise value calculated as of the date of the IPO

The four Selected GI IPO Companies had an implied total enterprise value between approximately $17 million and $445 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $102 million for the Selected GI IPO Companies. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of implied total enterprise values for Albireo which were approximately $39 million and approximately $229 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Analysis of Selected Publicly Traded Companies

Ladenburg Thalmann reviewed selected financial data of 14 publicly-traded companies in the biopharmaceutical industry that were in various phases of product development and were focused on the hepatology or gastrointestinal therapeutic areas. Although the companies referred to below were used for comparison purposes, none of those companies are directly comparable to Albireo. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead was based on Ladenburg Thalmann’s judgment concerning differences in historical and projected financial and operating characteristics of the selected companies below.

Phase 2 and Phase 3 Hepatology Companies. Ladenburg Thalmann reviewed the total enterprise values based on closing stock prices on May 20, 2016 of seven selected publicly traded biopharmaceutical companies whose lead products were hepatology related. These companies, which are referred to as the Selected Publicly Traded Hepatology Companies, were:

Company	Enterprise Value (in millions)(1)
Assembly Biosciences, Inc.	$33
Conatus Pharmaceuticals Inc.	$16
Eiger BioPharmaceuticals, Inc.	$109
Enanta Pharmaceuticals, Inc.	$232
Galmed Pharmaceuticals Ltd.	$34
Ocera Therapeutics, Inc.	$24
Vital Therapies, Inc.	$178

(1)	Enterprise value calculated as of May 20, 2016

Ladenburg excluded Intercept Pharmaceuticals, Inc. as its product candidate was in a later stage of development with an NDA on file with the FDA.

The seven Selected Publicly Traded Hepatology Companies had an implied total enterprise value between approximately $16 million and approximately $232 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $34 million for the Selected Publicly Traded Hepatology Companies. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of total implied enterprise values for Albireo, which were approximately $29 million and approximately $144 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Phase 2 and Phase 3 Gastrointestinal Companies. Ladenburg Thalmann reviewed the enterprise values based on closing stock prices on May 20, 2016 of the following seven selected publicly traded biopharmaceutical companies whose lead products were gastrointestinal related. These companies, which are referred to as the Selected Publicly Traded GI Development Companies, were:

Company	Enterprise Value (in millions)(1)
Ardelyx, Inc.	$101
Evoke Pharma, Inc.	$38
RedHill Biopharma Ltd.	$88
Ritter Pharmaceuticals, Inc.	$0
Seres Therapeutics, Inc.	$839
Synergy Pharmaceuticals Inc.	$577
Synthetic Biologics, Inc.	$187

(1) Enterprise value calculated as of May 20, 2016

The seven Selected Publicly Traded GI Development Companies had an implied total enterprise value between approximately $0 million and approximately $839 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $101 million for the Selected Publicly Traded GI Development Companies. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of implied total enterprise values for Albireo, which were approximately $63 million and approximately $382 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Analysis of Selected Precedent Transactions

Ladenburg Thalmann reviewed the financial terms, to the extent the information was publicly available, of nine merger and acquisition transactions of companies that operated in different therapeutic areas. Although the precedent transactions referred to below were used for comparison purposes, none of those companies are directly comparable to Albireo. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead were based on Ladenburg Thalmann’s judgment concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies and Albireo to which they are being compared.

Selected Precedent Reverse Merger Transactions. Ladenburg Thalmann reviewed the financial terms of six transactions involving the merger of private companies with publicly traded companies with limited operations. These transactions, which are also referred to as the Selected Precedent Reverse Merger Transactions, including the month and year each were announced, were:

Month and Year Announced	Target Company	Acquirer	Enterprise Value (in millions)
November 2015	Eiger BioPharmaceuticals, Inc.	Celladon Corporation	$55

January 2015	Tobira Therapeutics, Inc.	Regado Biosciences Inc	$69

July 2014	Paratek Pharmaceuticals, Inc.	Transcept Pharmaceuticals, Inc.	$68

April 2014	Epirus Biopharmaceuticals, Inc.	Zalicus Inc.	$107

April 2013	Ocera Therapeutics, Inc.	Tranzyme Pharma, Inc.	$38

June 2011	Synageva BioPharma Corp.	Trimeris, Inc.	$140

The six Selected Precedent Reverse Merger Transactions had an implied total enterprise value between approximately $38 million and approximately $140 million. Ladenburg Thalmann derived a median implied total enterprise value of approximately $68 million for the Selected Precedent Reverse Merger Transactions. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of total implied enterprise values for Albireo, which were approximately $58 million and approximately $98 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Selected Precedent Hepatology and GI Transactions. Ladenburg Thalmann reviewed the financial terms of three transactions involving companies or businesses that were developing hepatology or gastrointestinal products. For each transaction, Ladenburg Thalmann reviewed the implied total enterprise values of the target company or business (including downstream milestone payments). These transactions, which are referred to as the Selected Precedent Hepatology and GI Transactions, including the month and year each were announced, were:

Month and Year Announced	Target Company	Acquirer	Enterprise Value (in millions)
February 2015	Meritage Pharma, Inc.	Shire plc	$245

May 2014	Lumena Pharmaceuticals, Inc.	Shire plc	$282

July 2012	Callisto Pharmaceuticals, Inc.	Synergy Pharmaceuticals, Inc.	$133

Ladenburg excluded transactions by Receptos, Inc. and ZS Pharma, Inc. as these companies’ clinical assets were in a later stage of development at the time of their respective transactions.

The three Selected Precedent Hepatology and GI Transactions had an implied total enterprise value between approximately $133 million and approximately $282 million. Ladenburg Thalmann derived a median total enterprise value of approximately $245 million for the Selected Precedent Hepatology and GI Transactions. Ladenburg Thalmann then took the 25th percentile and the 75th percentile of the implied total enterprise values in order to calculate the range of implied total enterprise values for Albireo, which were approximately $189 million and approximately $263 million, respectively. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

Discounted Cash Flow Analysis

Ladenburg Thalmann estimated a range of total enterprise values for Albireo based upon the present value of Albireo’s estimated after-tax unlevered free cash flows. Ladenburg Thalmann analyzed certain preliminary internal financial information concerning Albireo, as prepared by the management of Albireo. Ladenburg Thalmann also analyzed certain financial projections concerning Albireo, as prepared by management of Biodel. In performing this discounted cash flow analysis, Ladenburg Thalmann utilized discount rates ranging from 15.0% to 20.0%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of the Selected Publicly Traded Hepatology and GI Companies. This discounted cash flow analysis assumed that Albireo has no terminal value after 2030.

The discounted cash flow analysis resulted in an implied total enterprise value between approximately $136 million and approximately $240 million, based on the upper and lower range of the discount rate that Ladenburg Thalmann used in its analysis. This range compares to Albireo’s implied total enterprise value of approximately $51 million, which was based on Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio.

The summary set forth above does not purport to be a complete description of all the analyses performed by Ladenburg Thalmann. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Ladenburg Thalmann did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Ladenburg Thalmann believes, and advised the Biodel board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Ladenburg Thalmann made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Biodel and Albireo. These analyses performed by Ladenburg Thalmann are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Biodel, Albireo, Ladenburg Thalmann or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Ladenburg Thalmann and its opinion were among several factors taken into consideration by the Biodel board of directors in making its decision to enter into the Exchange Agreement and should not be considered as determinative of such decision.

Ladenburg Thalmann was selected by the Biodel board of directors to render an opinion to the Biodel board of directors because Ladenburg Thalmann is a nationally recognized investment banking firm and because, as part of its investment banking business, Ladenburg Thalmann is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Ladenburg Thalmann, its affiliates and investment funds in which it or its affiliates may have financial interests, may trade or otherwise effect transactions in securities and financial instruments of, or investments in, Biodel for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities, financial instruments or investments. In the three years preceding the date of its opinion, Ladenburg Thalmann served as a joint-book running manager and co-manager in various equity offerings for Biodel and has received customary fees of approximately $1.1 million in the aggregate for the rendering of such services. In the three years preceding the date of its opinion, Ladenburg Thalmann did not have a material relationship with Albireo. Ladenburg Thalmann and its affiliates may in the future seek to provide commercial and investment banking services to Biodel and Albireo and certain affiliates of Ladenburg Thalmann and its affiliates may receive fees for the rendering of such services. The issuance of Ladenburg Thalmann’s opinion was reviewed and approved by a fairness opinion committee of Ladenburg Thalmann.

Pursuant to the engagement letter between Ladenburg Thalmann and Biodel, if the Transaction is consummated, Ladenburg Thalmann will be entitled to receive a transaction fee of $1,200,000 payable in cash. Biodel paid Ladenburg Thalmann a retainer of $50,000. Biodel has also paid a fee of $250,000 to Ladenburg Thalmann in cash for rendering its opinion; $125,000 was paid when Biodel notified Ladenburg Thalmann that it would require the opinion and $125,000 was paid when Ladenburg Thalmann notified Biodel that it was prepared to deliver the opinion. Additionally, Biodel has agreed to reimburse Ladenburg Thalmann for its out-of-pocket expenses and has agreed to indemnify Ladenburg Thalmann against certain liabilities that may arise out of Ladenburg Thalmann’s engagement with Biodel, including liabilities under the federal securities laws. The terms of the fee arrangement with Ladenburg Thalmann were negotiated at arm’s length between Biodel and Ladenburg Thalmann, and the Biodel board of directors was aware of the arrangement, including the fact that a portion of the fee payable to Ladenburg Thalmann is contingent upon the completion of the Transaction.

Financial Projections and Liquidation Analysis

The information set forth below is included solely by Biodel to give Biodel stockholders access to the financial projections and other information that were made available to Ladenburg Thalmann in connection with the rendering of its fairness opinion discussed beginning on page 117 under “The Transaction – Opinion of the Biodel Financial Advisor.” Biodel’s projections and the information included under the heading “Liquidation Analysis” were also made available to the Biodel board of directors in connection with the presentation of financial analyses by Ladenburg Thalmann. The inclusion of information about Biodel’s projections and liquidation analysis in this proxy statement should not be regarded as an indication that Biodel or any other recipient of this information considered, or now considers, this information to be predictive of actual future results.

Neither Biodel nor Albireo, as a matter of course, publicly discloses forecasts, internal projections as to future performance, revenues, earnings or other results of operations, or other information such as the liquidation analysis included herein due to the inherent unpredictability and subjectivity of underlying assumptions and projections. However, as part of the consideration of the Transaction and the Biodel board of directors’ review of strategic alternatives, Biodel management reviewed preliminary internal financial information provided by Albireo and prepared Biodel’s unaudited financial projections for Albireo’s business as provided below (as adjusted, the “Biodel Projections”) and Biodel management prepared the liquidation analysis set forth below.

Albireo’s future financial results may materially differ from those expressed in the Biodel Projections due to factors that are beyond Albireo’s or Biodel’s ability to control or predict. Biodel cannot make any assurances that any of the Biodel Projections will be realized or that Albireo’s future financial results will not materially vary from the Biodel Projections. In particular, none of the Biodel Projections should be utilized as public guidance.

The Biodel Projections and liquidation analysis were prepared by Biodel’s management for internal use. The Biodel Projections and liquidation analysis were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither Albireo nor Albireo’s or Biodel’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes any responsibility for such information.

Biodel stockholders are urged to review “Risk Factors” beginning on page 17 of this proxy statement for a description of risk factors relating to the Transaction, Albireo’s business and Biodel’s business and Biodel’s most recent SEC filings for a description of risk factors with respect to Biodel’s business. Biodel stockholders should also read the section entitled “Forward-Looking Statements” beginning on page 79 of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Biodel Projections.

The Biodel Projections and liquidation analysis included below are not being included herein to influence Biodel’s stockholders’ decision whether to vote in favor of the proposal to issue shares of Biodel common stock or in favor of any other proposal. In light of the foregoing factors and the uncertainties inherent in the Biodel Projections and liquidation analysis, stockholders are cautioned not to place undue, if any, reliance on the Biodel Projections or liquidation analysis included in this proxy statement.

Biodel Projections

In preparing the Biodel Projections, Biodel first reviewed preliminary internal financial information provided by Albireo, which contained preliminary revenue estimates through calendar year-end 2030 and consisted of three scenarios: (i) a conservative case; (ii) a base case; and (iii) an upside case. Biodel’s management adjusted Albireo’s conservative case as part of its calculation of unlevered free cash flow by eliminating revenue associated with certain product candidates, delaying the commercialization date of A4250 and excluding royalty revenues for elobixibat outside of Japan. Biodel then increased research and development expense, increased sales and marketing expense prior to commercial launch and assumed costs of goods sold would be 5% of net sales. For purposes of the calculation, Biodel assumed that no net operating losses would be available.

Biodel Management Projections for Albireo

(dollars in millions)

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Revenue	$4	$0	$0	$10	$2	$20	$62	$135	$241	$375	$535	$706	$434	$378	$360
Net Cash Flow from Operations	($4)	($20)	($20)	($10)	($25)	($8)	$30	$84	$164	$265	$385	$513	$308	$267	$253
Taxes (35%)	$-	$-	$-	$-	$-	($3)	$11	$29	$57	$93	$135	$180	$108	$93	$89
Unlevered Free Cash Flow	($4)	($20)	($20)	($10)	($25)	($5)	$20	$55	$106	$172	$250	$333	$200	$173	$165

Liquidation Analysis

As part of the consideration of the Transaction and Biodel’s board of directors’ review of strategic alternatives, Biodel’s board of directors also considered the potential liquidation of Biodel and the distribution of proceeds to its stockholders. Biodel’s management prepared a liquidation analysis which was based on the following assumptions:

•	Biodel would not incur substantial costs related to the Transaction or any other transaction besides the liquidation;

•	an orderly liquidation process would occur on July 31, 2016;

•	liquidation costs would include expenses of legal counsel and a consultant with experience in the area of liquidations to assist management in the orderly liquidation process;

•	current management and certain employees would be paid a retention bonus in order to incentivize such individuals to assist in the process due to a need for institutional knowledge to facilitate an orderly liquidation; and

•	no proceeds from the sale of existing assets, consistent with management’s assumptions in connection with analyzing the Transaction.

Based on the foregoing assumptions, management’s liquidation analysis was as follows:

Cash under Liquidation Scenario

(in thousands except per share data)

Ending Cash Balance (Reflecting Liquidation Costs)	$23,599.20
Enterprise Value	$0

Biodel Equity Value	$23,599.20
Fully Diluted Shares Outstanding	$65,898
Liquidation Dividend Per Share	$0.36

The amounts above do not reflect management’s views as to the amounts that would be available for distribution to Biodel stockholders if Biodel were currently liquidated. Biodel has incurred substantial Transaction-related expenses and has continued to use its cash to support ongoing activities. Biodel management believes that the amounts currently available for distribution, after deduction of the additional expenses required to effect any such liquidation, would be substantially below the amounts set forth in the chart provided above.

Interests of the Biodel Directors and Executive Officers in the Transaction

Certain members of the board of directors and executive officers of Biodel have interests in the Transaction that may be different from, or in addition to, interests they may have as Biodel securityholders. The Biodel board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Exchange Agreement, the Transaction and related transactions.

Upon completion of the Transaction, it is expected that the employment of Gary Gemignani, Biodel’s Chief Financial Officer and Interim Chief Executive Officer, and Paul Bavier, Biodel’s Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary, will be terminated without cause, and each will be entitled to certain severance payments and benefits and the vesting of certain stock option awards will be accelerated in accordance with their existing employment arrangements with Biodel or in accordance with the award terms (all as further described below). Additionally, Julia R. Brown and Davey S. Scoon, current members of Biodel’s board of directors, will continue to serve as members of the combined organization’s board of directors after the Transaction.

Transaction Bonus Payments.

In the event that Biodel is combined with an unaffiliated third party in the 2016 calendar year, under Mr. Gemignani’s Executive Employment Agreement with Biodel, as amended (the “Gemignani Agreement”) and Mr. Bavier’s Executive Severance Agreement with Biodel and Change of Control Agreement with Biodel, each as amended (the “Bavier Agreements”), each of Mr. Gemignani and Mr. Bavier will be eligible to receive a lump-sum cash bonus award equal to (A) $250,000 plus (B) 100% of his prorated target bonus for the fiscal year ending 2016, payable upon the closing of such transaction (each, a “Transaction Bonus”). The Transaction will trigger the payment of the Transaction Bonuses. Assuming the Transaction closed on August 15, 2016, which is the last practicable date prior to the filing of this proxy statement, the amount of the Transaction Bonus would be $343,188 for Mr. Gemignani and $335,313 for Mr. Bavier.

Severance Arrangements

Under the Gemignani Agreement and the Bavier Agreements, upon termination of Mr. Gemignani’s or Mr. Bavier’s employment by Biodel without “cause” or by Mr. Gemignani or Mr. Bavier for “good reason” (each as defined in the applicable agreement), each of Mr. Gemignani and Mr. Bavier (as applicable) will be entitled to receive the following severance payments and benefits:

•	cash severance payable upon such termination to the sum of (A) 18 months of his then-current base salary, plus (B) one and a half times the amount of his target bonus (the “Cash Severance”), such Cash Severance to be payable in equal installments during an eighteen (18) month period following the delivery of a customary release;

•	a lump sum payment equal to 18 months of COBRA insurance premiums regardless of whether COBRA coverage is elected; and

•	except as with regard to an option grant made on January 21, 2016 (discussed below), any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment.

As noted above, upon completion of the Transaction, it is expected that the employment of Mr. Gemignani and Mr. Bavier will be terminated without cause, and each will be entitled to such payments and benefits. In addition, it is anticipated that Biodel’s board of directors will pay any portion of the Cash Severance that may be paid in a lump sum without incurring any additional taxes under Section 409A of the Internal Revenue of Code of 1986, as amended (the “Code”) in a lump sum upon such termination of employment (rather than in installments for the eighteen (18) month period thereafter).

Under the Bavier Agreements, in the event that any such payments or benefits would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits shall be cut back to the extent necessary to avoid imposition of such tax.

Stock Option Acceleration

In addition to the acceleration provided in the Gemignani Agreement and the Bavier Agreements described above, under the terms of a stock option awards granted to each of Mr. Gemignani and Mr. Bavier in January 2016, in the event that Mr. Gemignani’s or Mr. Bavier’s employment (as applicable) is terminated by Biodel without cause or by Mr. Gemignani or Mr. Bavier (as applicable) for good reason, such stock option award shall vest in full and shall be exercisable for the executive for a period of three years following such termination (or through the expiration date of the option, if shorter). As noted above, upon completion of the Transaction, it is expected that the employment of Mr. Gemignani and Mr. Bavier will be terminated without cause, and each will be entitled to such accelerated vesting of this stock option award.

Biodel Named Executive Officer Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Biodel under his existing employment arrangement with Biodel that is based on or otherwise relates to the Transaction, assuming the following:

•	the Transaction closed on August 15, 2016, which is the last practicable date prior to the filing of this proxy statement; and

•	the named executive officers of Biodel were terminated without cause or resigned for good reason immediately following a change in control on August 15, 2016, which is the last practicable date prior to the filing of this proxy statement.

	Golden Parachute Compensation
	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Gary Gemignani	$1,082,771	$55,000	$38,600	$1,176,371
Paul Bavier	$1,012,396	$45,833	$38,010	$1,096,239	(5)
Errol B. De Souza (4)	--	--	--	--

(1) Amounts represent (i) a “single trigger” lump sum cash transaction bonus equal to (A) $250,000 plus (B) 100% of each named executive officer’s pro-rated target bonus for the fiscal year ending 2016 (the “Transaction Bonus”) and (ii) “double trigger” cash severance payments equal the sum of (A) eighteen (18) months of the executive’s then-current base salary, plus (B) one and a half times the amount of his target bonus, subject to the delivery of a customary release (the “Cash Severance”). The Transaction Bonus and Cash Severance for each executive are as follows:

	Transaction Bonus	Cash Severance
Gary Gemignani	$363,896	$718,875
Paul Bavier	$354,271	$658,125

Under the applicable agreements, the Cash Severance is payable in installments over 18 months. However, it is anticipated that Biodel’s Board of Directors will elect instead to pay any portion of the Cash Severance that may be paid in a lump sum without incurring any additional taxes under Section 409A of the Code in a lump-sum upon such termination of employment (rather than in installments for the 18-month period thereafter).

(2) Amounts reflect the aggregate amount attributable to the accelerated vesting of all outstanding stock options held by the named executive officer upon a termination of the executive’s employment by Biodel without cause or by the executive with good reason. The value of the options was determined by multiplying the number of unvested option shares subject to an award that will vest by the difference between $0.37 (the average closing market price per share of Biodel’s common stock over the first five business days following the public announcement of the Exchange Agreement) and the exercise price for such unvested option shares, excluding any option awards that are out-of-the-money.

(3) Amounts represent a lump sum payment equal to 18 months of COBRA insurance premiums.

(4) Dr. De Souza stepped down from his position as President and Chief Executive officer on January 26, 2016 and, accordingly, will receive no compensation in connection with the Transaction.

(5) Under the Bavier Agreements, in the event that any such payments or benefits would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits shall be cut back to the extent necessary to avoid imposition of such tax.

Indemnification of the Biodel Officers and Directors

The Exchange Agreement provides that, for a period of six years following the completion of the Transaction, Biodel will indemnify and hold harmless each person who is now, or has been at any time prior to the closing of the Transaction or who becomes prior to the closing, a director or officer of Albireo, Biodel or any of their respective subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such indemnified person is or was a director or officer of Albireo, Biodel or any of their respective subsidiaries, whether asserted or claimed prior to, at or after the closing of the Transaction, to the fullest extent permitted under applicable law and the organizational documents of Albireo, Biodel or any of their respective subsidiaries, as applicable. Each indemnified person will, to the fullest extent permitted under applicable law and the organization documents of Albireo, Biodel or any of their respective subsidiaries, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Albireo, Biodel or any of their respective subsidiaries, as applicable, jointly and severally, upon receipt by Biodel or Albireo from the indemnified person of a request for such advancement of expenses. However, any person to whom expenses are advanced must provide an undertaking, to the extent then required by applicable law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Exchange Agreement also provides that, prior to the completion of the Transaction, Biodel may procure a directors’ and officers’ liability insurance policy covering the directors and officers of Biodel for acts, errors, omissions, facts or events occurring on or before the completion of the Transaction; provided that Biodel is not permitted to expend more than an amount equal to 250% of the current annual premium paid by Biodel for such insurance. If Biodel does not procure such directors’ and officers’ liability insurance prior to the completion of the Transaction, then, for a period of six years following the completion of the Transaction, Biodel will maintain a directors’ and officers’ liability insurance policy covering the directors and officers of Biodel; provided, however, that in no event will Biodel be required to expend more than an amount equal to 250% of the current annual premium paid by Biodel for such insurance.

Interests of the Albireo Directors and Executive Officers in the Transaction

Certain members of the board of directors and executive officers of Albireo have interests in the Transaction that may be different from, or in addition to, interests they may have as Albireo securityholders. The Albireo board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Exchange Agreement, the Transaction and related transactions. The Albireo securityholders were also aware of these potential conflicts of interest in reaching their decision to execute the Exchange Agreement.

Ownership Interests. All of Albireo’s executive officers currently hold: Albireo ordinary shares, Albireo ordinary A Shares or Albireo Series B voting preference shares, all of which will be converted into Albireo ordinary shares prior to the closing of the Transaction; or convertible loan notes issued in 2015 or 2014, the principal amounts of which will be converted into Albireo Series C voting preference shares and then converted into Albireo ordinary shares prior to the closing of the Transaction. The table below sets forth the anticipated ownership of Albireo’s ordinary shares by Albireo’s directors and executive officers immediately prior to the closing of the Transaction based on their respective ownership of Albireo securities as of August 15, 2016.

Stockholder Name	Number of Albireo Ordinary Shares Immediately Prior to the Closing of the Transaction	Number of Albireo Ordinary Shares Subject to Options and Warrants Immediately Prior to the Closing of the Transaction
Ronald H.W. Cooper(1)	84,951	2,775,062
Thomas A. Shea(2)	—	—
Jan P. Mattsson, Ph.D.(3)	846,035	561,950
Peter A. Zorn(4)	13,349	749,267
David Chiswell, Ph.D.(5)	—	—
Michael Gutch, Ph.D. (6)	—	—
Luc Marengere, Ph.D.(7)	—	—
Denise Scots-Knight, Ph.D. (8)	—	—
Heather Preston, M.D.(9)	—	—

(1)	Consists of 84,951 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note held by Mr. Cooper, and options to purchase 2,775,062 ordinary A shares. Mr. Cooper is President, Chief Executive Officer and a director of Albireo.

(2)	Mr. Shea is Chief Financial Officer of Albireo.

(3)	Consists of 37,377 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by Dr. Mattsson; 14,252 ordinary shares to be issued upon the conversion of Series B voting preference shares held by Dr. Mattsson; 187,317 ordinary shares to be issued upon the conversion of ordinary A shares held by Dr. Mattsson; 607,089 ordinary shares held by Dr. Mattsson; and warrants to purchase 561,950 ordinary A shares held by Dr. Mattsson. Dr. Mattsson is Chief Operating Officer of Albireo.

(4)	Consists of 13,349 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note held by Mr. Zorn, and options to purchase 749,267 ordinary A shares. Mr. Zorn is Senior Vice President, Corporate Development and General Counsel of Albireo.

(5)	Dr. Chiswell is Chairman of Albireo’s board of directors. For additional information regarding ownership of Albireo securities by Dr. Chiswell’s spouse, please see the table below.

(6)	Dr. Gutch is a member of Albireo’s board of directors and is Executive Director of Corporate Development and Head of Equities at AstraZeneca. For additional information regarding ownership of Albireo’s securities by AstraZeneca AB, please see the table below.

(7)	Dr. Marengere is a member of Albireo’s board of directors and is a Managing Partner of TVM Capital. For additional information regarding ownership of Albireo’s securities by TVM Life Science Ventures VI GmbH & Co. KG and TVM Life Science Ventures VI L.P., please see the table below.

(8)	Dr. Scots-Knight is a member of Albireo’s board of directors and is a Director of Phase4 Partners Limited and Manager of Phase4 Ventures III GP LP, the general partner of Phase4 Ventures III LP. For additional information regarding the ownership of Albireo securities by Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP), please see the table below.

(9)	Dr. Preston is a member of Albireo’s board of directors and is Partner and Managing Director of TPG Biotech. For additional information regarding the ownership of Albireo securities by TPG Biotechnology Partners II, L.P. and TPG Biotech II Reinvest AIV L.P., please see the table below.

Certain affiliates of Albireo’s directors also currently hold: Albireo ordinary shares, Albireo Series A voting preference shares, Series A non-voting preference shares and/or Series B voting preference shares, all of which will be converted into ordinary shares prior to the closing of the Transaction; or convertible loan notes issued in 2015 or 2014, the principal amounts of which will be converted into Albireo Series C voting preference shares and then converted into ordinary shares prior to the closing of the Transaction. In addition, certain affiliates of Albireo’s directors have agreed to purchase in the Albireo Series C Investment Series C voting preference shares that will be converted into Albireo ordinary shares prior to the closing of the Transaction. The table below sets forth the anticipated ownership of Albireo’s ordinary shares by affiliates of Albireo’s directors immediately prior to the closing of the Transaction based on their respective ownership of Albireo securities as of August 15, 2016 and assuming their purchase of Series C voting preference shares in the Albireo Series C Investment.

Stockholder Name	Number of Albireo Ordinary Shares Immediately Prior to the Closing of the Transaction
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)(1)	16,651,620
TPG Biotech and related funds(2)	11,102,964
TVM Capital and related funds(3)	8,883,573
AstraZeneca AB(4)	14,404,065

(1)	Consists of 4,934,604 ordinary shares to be issued upon the conversion of Series C voting preference shares held by Phase4 Ventures III GP LP, or Phase4 GPLP, in its capacity as general partner of Phase4 Ventures III LP, or Phase4 III, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by Phase4 III and the Series C voting preference shares to be issued to Phase4 III in the Albireo Series C Investment), and 11,717,016 ordinary shares to be issued upon the conversion of Series B voting preference shares held by Phase4 III. Phase4 GPLP is the general partner of Phase4 III. The general partner of Phase4 GPLP is Phase4 Ventures III General Partner Limited, or Phase4 GP. Phase4 GP has appointed Phase4 Partners Limited, or Phase4 Partners, to act as the manager of Phase4 III. Dr. Scots-Knight is a member of Albireo’s board of directors and a Director of Phase4 Partners and a Manager of Phase4 GPLP, the general partner of Phase4 III.

(2)

Consists of 312,374 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TPG Biotechnology Partners II, L.P., or TPG Partners II, (including Series C voting preference shares issuable upon conversion of the 2014 loan note held by TPG Partners II); 7,812,191 ordinary shares to be issued upon the conversion of Series B voting preference shares held by TPG Partners II; and 2,978,399 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TPG Biotech II Reinvest AIV L.P., or TPG II Reinvest, (including Series C voting preference shares issuable upon conversion of the 2015 loan note held by TPG II Reinvest and the Series C voting preference shares to be issued to TPG II Reinvest in the Albireo Series C Investment). The general partner of TPG Partners II and TPG II Reinvest is TPG Biotechnology GenPar II, L.P., whose general partner is TPG Biotechnology GenPar II Advisors, LLC, whose sole member is TPG Holdings I, L.P., whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc. Dr. Preston is a member of Albireo’s board of directors and is Partner and Managing Director of TPG Biotech.

(3)	Consists of 2,061,665 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TVM Life Science Ventures VI GmbH & Co. KG, or TVM VI, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by TVM VI and the Series C voting preference shares to be issued to TVM VI in the Albireo Series C Investment); 4,893,791 ordinary shares to be issued upon the conversion of Series B voting preference shares held by TVM VI; 571,859 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TVM Life Science Ventures VI L.P., or TVM VI Cayman, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by TVM VI Cayman and the Series C voting preference shares to be issued to TVM VI Cayman in the Albireo Series C Investment); and 1,356,258 ordinary shares to be issued upon the conversion of Series B voting preference shares held by TVM VI Cayman. TVM Life Science Ventures Management VI L.P., or TVM VI Management, is the special limited partner of TVM VI and TVM VI Cayman. Dr. Marengere is a member of Albireo’s board of directors and is a Managing Partner of TVM Capital.

(4)	Consists of 4,269,355 ordinary shares to be issued upon the conversion of Series C voting preference shares held by AstraZeneca AB (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by AstraZeneca AB and the Series C voting preference shares to be issued to AstraZeneca AB in the Albireo Series C Investment); 5,455,345 ordinary shares to be issued upon the conversion of Series B voting preference shares held by AstraZeneca AB; 1,504,291 ordinary shares to be issued upon the conversion of Series A voting preference shares held by AstraZeneca AB; and 3,175,074 ordinary shares to be issued upon the conversion of Series A non-voting preference shares held by AstraZeneca AB. AstraZeneca AB is a wholly-owned subsidiary of AstraZeneca PLC. Dr. Gutch is a member of Albireo’s board of directors and is Executive Director of Corporate Development and Head of Equities at AstraZeneca.

Stock Options and Warrants. As of August 15, 2016, each of Albireo’s executive officers, other than Mr. Shea, held options or warrants to purchase Albireo ordinary shares, which, pursuant to the Exchange Agreement, are expected to be replaced by options to purchase shares of Biodel common stock following the Transaction. In connection with the expected replacement of the options and warrants, the number of shares subject to the options and warrants, and the exercise prices of the options and warrants, will be adjusted pursuant to the terms of the Exchange Agreement. The number of shares subject to each option or warrant will be multiplied by the exchange ratio, rounding any resulting fractional shares down to the nearest whole share, and the exercise price of each option or warrant will be divided by the exchange ratio, rounding up to the nearest whole cent. The table below sets forth certain information with respect to the options and warrants as of August 15, 2016.

Optionholder Name	Grant Date	Expiration Date	Exercise Price per share	Number of Shares Underlying Option as of August 15, 2016	Number Vested as of August 15, 2016
Ronald H.W. Cooper	4/15/2016	4/14/2026	€0.06	2,775,062	601,265
Peter A. Zorn	4/15/2016	4/14/2026	€0.06	749,267	202,927

Warrantholder Name	Issuance Date	Expiration Date	Grant Price	Subscription Price	Number of Shares Underlying Warrant as of August 15, 2016
Jan P. Mattsson, Ph.D.	5/4/2016	4/17/2021	€0.04	€0.06	561,950

Management Following the Transaction. As described elsewhere in this proxy statement, including in “Directors and Officers of Biodel Following the Transaction” beginning on page 146, certain of Albireo’s directors and executive officers are expected to become directors and executive officers of the combined organization upon the closing of the Transaction.

Indemnification and Insurance. The Exchange Agreement provides that, for a period of six years following the completion of the Transaction, Biodel will indemnify and hold harmless each person who is now, or has been at any time prior to the closing of the Transaction or who becomes prior to the closing, a director or officer of Albireo, Biodel or any of their respective subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such indemnified person is or was a director or officer of Albireo, Biodel or any of their respective subsidiaries, whether asserted or claimed prior to, at or after the closing of the Transaction, to the fullest extent permitted under applicable law and the organizational documents of Albireo, Biodel or any of their respective subsidiaries, as applicable. Each indemnified person will, to the fullest extent permitted under applicable law and the organization documents of Albireo, Biodel or any of their respective subsidiaries, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Albireo, Biodel or any of their respective subsidiaries, as applicable, jointly and severally, upon receipt by Biodel or Albireo from the indemnified person of a request for such advancement of expenses. However, any person to whom expenses are advanced must provide an undertaking, to the extent then required by applicable law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Limitations of Liability and Indemnification

In addition to the indemnification required in the amended and restated certificate of incorporation and amended and restated bylaws of Biodel, Biodel has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of the directors and officers of Biodel for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Biodel. Biodel believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Transaction Consideration and Adjustment

At the closing of the Transaction, each outstanding ordinary share of Albireo will be sold to Biodel in exchange for 0.06999 shares of Biodel common stock, subject to potential adjustment as provided below and rounded to the nearest whole share of common stock after aggregating all fractional shares issuable to each Albireo shareholder. Immediately following the closing, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization.

The exchange ratio will be adjusted if, as of the date that is 10 days prior to Biodel’s annual meeting, either or both (a) Biodel has an amount of net cash greater than $22,000,000 or less than $21,000,000 or (b) Albireo has an amount of net cash that is at least $500,000 greater or less than the amount of Albireo’s forecasted net cash. If adjusted, the exchange ratio will instead be determined in accordance with the following formula:

($51,035,990 + Albireo net cash + the agreed Albireo Series C Investment) ÷ 64,081,655	÷	($6,000,000 + Biodel net cash) ÷ 2,196,609 (which assumes implementation of the 30:1 reverse stock split);

where 64,081,655 represents the fully diluted share capitalization of Albireo after giving effect to the Albireo Series C Investment, Albireo Note Conversion and Albireo Share Conversion, and measuring Albireo stock options and warrants using the treasury stock method; $6,000,000 represents the negotiated implied total premoney enterprise value of Biodel; and 2,196,609 represents the fully diluted share capitalization of Biodel measuring Biodel options and warrants using the treasury stock method after giving effect to the proposed 30:1 reverse stock split.

The amount of forecasted net cash at closing for each of Biodel and Albireo varies depending on the date that the Transaction closes. If actual net cash of Biodel and Albireo is the same as forecasted net cash, the exchange ratio resulting from the formula above would be equal to 0.06999.

Net cash of Biodel and Albireo, as defined in the Exchange Agreement, generally consists of cash and cash equivalents, adjusted where applicable for certain transaction or shutdown-related expenses and liabilities and certain prepaid or accelerated expenditures, as of the date that is 10 days prior to Biodel’s 2016 annual meeting. For a more complete discussion of the determination of Biodel’s and Albireo’s net cash, see the sections entitled “The Exchange Agreement—Determination of Biodel’s Net Cash” and “The Exchange Agreement—Determination of Albireo’s Net Cash.” In addition, one of the conditions to Albireo’s obligations to complete the Transaction is that Biodel’s net cash as of the determination date be no less than $20.0 million, subject to downward adjustment if the determination date is on or after October 31, 2016.

The Exchange Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Biodel common stock that owners of Albireo securities will be entitled to receive for changes in the market price of Biodel common stock. Accordingly, the market value of the shares of Biodel common stock issued pursuant to the Transaction will depend on the market value of the shares of Biodel common stock at the time the Transaction closes, and could vary significantly from the market value on the date of this proxy statement.

No fractional shares of Biodel common stock will be issued in connection with the Transaction, and no cash payment will be made to Albireo shareholders in lieu of fractional shares.

Effective Time of the Transaction

The Exchange Agreement requires the parties to consummate the Transaction as soon as possible after all of the conditions to the closing of the Transaction contained in the Exchange Agreement are satisfied or waived, including the approval by the Biodel stockholders of the issuance of shares of Biodel common stock and the amendment to the amended and restated certificate of incorporation of Biodel effecting the proposed 30:1 reverse stock split. Neither Biodel nor Albireo can predict the exact timing of the closing of the Transaction.

Regulatory Approvals

In the United States, Biodel must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Biodel common stock and the filing of this proxy statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Transaction

The following is a general summary of the expected material U.S. federal income tax consequences of the Transaction, to Albireo shareholders and Biodel stockholders.

This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). Any such change or interpretation could affect the continuing validity of this discussion. This discussion is limited to U.S. holders (as defined below) that hold their shares of Albireo or Biodel, as applicable, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular Albireo shareholder or Biodel stockholder or to Albireo shareholders or Biodel Stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders that are not U.S. holders;

•	financial institutions;

•	investors in pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for tax purposes;

•	insurance companies;

•	tax-exempt organizations;

•	pension plans;

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	regulated investment companies or real estate investment trusts;

•	brokers or dealers in securities or currencies;

•	certain expatriates or persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Biodel common stock or Albireo shares as part of a straddle, hedge, constructive sale, synthetic security or other integrated investment, or conversion transaction;

•	persons who own 10% or more of the voting power of Albireo and who are considered “United States Shareholders” of a “controlled foreign corporation” with respect to Albireo; and

•	U.S. holders that acquired their shares of Biodel common stock or Albireo shares through the exercise of an employee stock option or otherwise as compensation.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Transaction, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

If a partnership or other entity taxed as a partnership holds Albireo shares or Biodel common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Transaction to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Albireo shares or Biodel common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTION. THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER.

Tax Classification of the Transaction

The Transaction is intended by Biodel and Albireo to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code (a “(B) reorganization”), and Biodel and Albireo presently intend to treat the Transaction as a (B) reorganization. Whether the Transaction constitutes a (B) reorganization is uncertain.

In order for the Transaction to qualify as a (B) reorganization, several conditions must be satisfied, including that Biodel (or a corporation “controlled” by Biodel, within the meaning of Section 368(c) of the Code) must acquire, solely in exchange for voting stock of Biodel, shares of Albireo so that immediately after such exchange the acquiring corporation has “control” of Albireo (within the meaning of Section 368(c) of the Code). In this regard, the United States Supreme Court has held that the “solely for voting stock” test is to be strictly construed and the test does not permit any consideration other than voting stock to be paid by the acquiring corporation.

In connection with the Transaction, holders of certain Albireo stock options and warrants that were issued to employees and others performing services for Albireo, or Albireo stock-based awards, will receive an offer to exchange their Albireo stock-based awards for options exercisable for Biodel common stock, or substituted Biodel options. In the context of a reorganization, a substitution of compensatory stock options is generally not considered in determining whether the acquiring corporation obtains “control” of the acquired corporation “solely for voting stock” if the substituted stock options have the same terms as the relinquished options and no additional benefits inure to the option holders upon substitution of the options.

Relying on a United States Supreme Court decision in Commissioner v. Court Holding Company, 324 U.S. 331 (1945), which held that the substance of a transaction and not its form will determine the federal income tax consequences of the transaction, the IRS held in Revenue Ruling 82-150 that, in certain situations, stock options should be treated as stock if the option holder has assumed the risks of an investor in equity. If the per share strike price at which a compensatory stock option is granted is set far enough below the fair market value per share of the underlying stock at the time the option is granted, the option holder may be considered to have acquired an interest in the equity of the option issuer and to therefore be exposed to the risks of an investor in equity. It is not clear, however, at what point the strike price of a stock option will be treated as sufficiently low such that the grantee will be treated as exposed to the risks of an investor in equity and the stock option will be treated as stock. If the Albireo stock-based awards are treated as stock, they must be acquired “solely for voting stock” of Biodel for the Transaction to constitute a reorganization.

If the Albireo stock-based awards are treated as stock and must be acquired “solely for voting stock” of Biodel, there is a question as to whether the substituted Biodel options would also be treated as stock and a further question as to whether the substituted Biodel options would be treated as voting stock. In Revenue Ruling 71-83, the IRS determined that stock that does not presently have voting rights but is convertible into stock with voting rights is not voting stock. The fact that the holders of the substituted Biodel options would acquire voting rights only upon their exercise may cause the stock to be nonvoting under the principles of Revenue Ruling 71-83. On the other hand, if the substituted Biodel options are treated as stock, the conversion may be deemed to have occurred such that the stock should be treated as voting stock.

Several months prior to the initiation of discussions with Biodel regarding the Transaction, Albireo initiated a process to establish a stock option plan and warrant instrument suitable for making stock-based awards to its personnel in the United States and Europe and to engage a qualified independent third-party valuation firm to conduct an appraisal of the fair market value of its ordinary A shares that would underlie the stock-based awards. That process took several months to complete. Soon after completion of the process, the Albireo board of directors approved the Albireo stock-based awards with a per share strike price equal to the fair market value of an Albireo ordinary A share as determined by the third-party valuation firm close in time to, but not on, the date of the action taken by the Albireo board of directors to approve the grants. At the date on which the Albireo stock-based awards were made, discussions between Albireo and Biodel were ongoing, but the ultimate outcome of the discussions, including whether the Exchange Agreement would be negotiated to completion and entered into, remained uncertain.

Because of the proximity in time of the date on which the Albireo stock-based awards were made, the date of the report from the third-party valuation firm and the date on which discussions between Albireo and Biodel relating to the Transaction commenced, together with significant fluctuation between the value of an Albireo ordinary A share reflected in the valuation report and implied by the Transaction, coupled with the lack of sufficient authoritative guidance in the Code and Treasury Regulations and from the IRS and courts as to the circumstances in which the Albireo stock-based awards would be treated as stock and the Biodel substituted options would be treated as voting stock, it is uncertain whether the “solely for voting stock” test is met in the Transaction and, as a result, whether control of Albireo is acquired in exchange solely for Biodel voting stock in the Transaction. Consequently, whether the Transaction constitutes a (B) reorganization is uncertain.

Treatment of U.S. holders of Albireo shares in the Transaction

If the Transaction constitutes a (B) reorganization, subject to the “passive foreign investment company” (“PFIC”) discussion below, the following federal income tax treatment would apply to a U.S. holder of Albireo shares who exchanges Albireo shares for Biodel stock:

(i) no gain or loss would be recognized upon the U.S. holder’s receipt of Biodel common stock in exchange for the U.S. holder’s ordinary shares of Albireo;

(ii) the U.S. holder’s tax basis of the shares of Biodel common stock received would be the same as the tax basis of the U.S. holder’s ordinary shares of Albireo exchanged therefor; and

(iii) the holding period of the Biodel common stock in the hands of the U.S. holder would include the holding period of the U.S. holder’s ordinary shares of Albireo exchanged therefor.

If Albireo is currently a PFIC, or was during the period in which a U.S. holder held Albireo shares, special rules may apply. Pursuant to proposed Treasury Regulations, the federal income tax treatment described above would apply to a U.S. holder who held Albireo shares while Albireo was a PFIC; however, U.S. holders of Albireo shares should consult their tax advisors regarding the potential adverse U.S. federal income tax consequences of exchanging stock of a PFIC.

If, however, the Transaction does not constitute a (B) reorganization, the following federal income tax treatment would apply for a U.S. holder of Albireo shares:

(i) the U.S. holder would recognize gain or loss equal to the difference, if any, between the fair market value (as of the closing of the Transaction) of the shares of Biodel common stock received pursuant to the Transaction and the U.S. holder’s tax basis in the ordinary shares of Albireo surrendered in exchange therefor;

(ii) the tax basis of the shares of Biodel common stock received by the Albireo shareholders would be the fair market value (as of the closing of the Transaction) of such shares; and

(iii) the holding period of the Biodel common stock in the hands of the Albireo shareholders would commence on the day following the closing date of the Transaction.

Any gain or loss recognized would be capital gain or loss if the ordinary shares of Albireo were a capital asset in the hands of the shareholder and would be long-term capital gain or loss if held by such shareholder for more than one year. In general, the federal income tax rates applicable to long-term capital gains and ordinary income (including short-term capital gains) of taxpayers that are individuals may differ, while for corporations capital gains and ordinary income are generally taxed at the same rate. The deductibility of capital losses is subject to limitations.

Treatment of non-U.S. holders of Albireo shares in the Transaction

If the Transaction constitutes a (B) reorganization, a non-U.S. holder of ordinary shares of Albireo will not be subject to U.S. federal income or withholding tax on gain with respect to the Transaction.

If the Transaction does not constitute a (B) reorganization, a non-U.S. holder of ordinary shares of Albireo will also not be subject to U.S. federal income or withholding tax on gain with respect to the Transaction if:

•	such gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, is not attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States; and

•	in the case of certain capital gains, the non-U.S. holder either is not considered, for U.S. federal income tax purposes, to be present in the United States for 183 days or more during the taxable year in which the capital gain is recognized or otherwise qualifies for an exemption.

Treatment of holders of Biodel common stock in the Transaction

There are no material U.S. federal income tax consequences of the Transaction to holders of Biodel common stock.

U.S. holders and reporting requirements

If the Transaction constitutes a (B) reorganization, certain U.S. holders that receive Biodel common stock in the Transaction will be required to file statements with their U.S. federal income tax returns setting forth their basis in the Albireo shares surrendered and the fair market value of the consideration received in the Transaction, and to retain permanent records of the facts relating to the Transaction. U.S. holders are urged to consult their tax advisors to comply with these rules.

THE DISCUSSION SET FORTH ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS.

ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH ALBIREO SHAREHOLDER AND BIODEL STOCKHOLDER SHOULD DIRECTLY CONSULT AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTION TO HIM, HER, OR IT INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

NASDAQ Stock Market Listing

Biodel common stock currently is listed on The NASDAQ Capital Market under the symbol “BIOD.” Biodel has agreed to use commercially reasonable efforts to cause the shares of Biodel common stock issued in the Transaction to be approved for listing on The NASDAQ Capital Market at or prior to the closing of the Transaction, and to cause Biodel’s common stock to be listed under the symbol ALBO at or as promptly as possible after the closing.

Anticipated Accounting Treatment

Because the owners of Albireo securities immediately prior to the closing of the Transaction are expected to own approximately two-thirds of the combined organization following the closing of the Transaction, Albireo’s designees to the combined organization’s board of directors will represent a majority of the combined organization’s directors and Albireo’s senior management will represent the senior management of the combined organization, Albireo is deemed to be the acquiring company for accounting purposes and the Transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Biodel will be recorded, as of the completion of the transaction, at their respective fair values and added to those of Albireo. Reported results of operations of the combined organization issued after completion of the Transaction will reflect those of Albireo, to which the operations of Biodel will be added from the date of the completion of the Transaction. The operating results of the combined organization will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets. Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the Transaction will reflect those of Albireo. Furthermore, goodwill, if any, arising from the Transaction will be subject to at least an annual assessment for impairment. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made.

Appraisal Rights and Dissenters’ Rights

Under the DGCL, the stockholders of Biodel do not have appraisal rights in connection with the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and the resulting change of control of Biodel. Albireo shareholders generally do not have appraisal rights under English law.

THE EXCHANGE AGREEMENT

The following is a summary of the material terms of the Exchange Agreement. A copy of the Exchange Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Exchange Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Biodel or Albireo. The following description does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement. You should refer to the full text of the Exchange Agreement for details of the Transaction and the terms and conditions of the Exchange Agreement.

The Exchange Agreement contains representations and warranties that Biodel, on the one hand, and Albireo and the holders of Albireo shares and notes convertible into Albireo shares, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Exchange Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Exchange Agreement. While Biodel and Albireo do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Exchange Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Biodel or Albireo, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Biodel and Albireo and are modified by the disclosure schedules.

General

Under the Exchange Agreement, at the closing of the Transaction, Biodel will acquire all of the share capital of Albireo (including all Albireo ordinary shares issued upon conversion of the Albireo Series C voting preference shares issued in connection with the Albireo Note Conversion and the Albireo Series C Investment), and, after giving effect to the Transaction, Albireo will continue as a wholly owned subsidiary of Biodel. The Transaction is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Transaction Consideration and Adjustment

At the closing of the Transaction, each outstanding ordinary share of Albireo will be sold to Biodel in exchange for 0.06999 shares of Biodel common stock, rounded to the nearest whole share of common stock after aggregating all fractional shares issuable to each seller. Immediately following the closing, the owners of Albireo securities are expected to own approximately two-thirds of the combined organization.

Immediately prior to the closing of the Transaction, in the Albireo Share Conversion, all of the share capital of Albireo, including the Albireo Series C voting preference shares issued in the Albireo Series C Investment and Albireo Note Conversion, will be converted into a single class of ordinary shares of Albireo, which is referred to herein as the Albireo Share Conversion.

The exchange ratio will be adjusted if the net cash balance of either Biodel or Albireo differs from certain negotiated parameters, as further described herein, as of the date that is 10 days prior to Biodel’s 2016 annual meeting. If, as of such date, either or both (a) Biodel has an amount of net cash greater than $22,000,000 or less than $21,000,000 or (b) Albireo has an amount of net cash that is at least $500,000 greater or less than the amount of Albireo’s forecasted net cash, then the exchange ratio will instead be determined in accordance with the following formula:

($51,035,990 + Albireo net cash + the proceeds from the Albireo Series C Investment) ÷ 64,081,655	÷	($6,000,000 + Biodel net cash) ÷ 2,196,609 (which assumes implementation of the 30:1 reverse stock split);

where $51,035,990 is derived from Biodel’s enterprise value negotiated by Biodel and Albireo for purposes of the Exchange Agreement and the exchange ratio, 64,081,655 represents the fully diluted share capitalization of Albireo after giving effect to the Albireo Series C Investment, Albireo Note Conversion and Albireo Share Conversion, and measuring Albireo stock options and warrants using the treasury stock method; $6,000,000 represents the negotiated implied total premoney enterprise value of Biodel; and 2,196,609 represents the fully diluted share capitalization of Biodel measuring Biodel options and warrants using the treasury stock method after giving effect to the proposed 30:1 reverse stock split.

The amount of forecasted net cash at closing for each of Biodel and Albireo varies depending on the date that the Transaction closes. If actual net cash of Biodel and Albireo is the same as forecasted net cash, the exchange ratio resulting from the formula above would be equal to 0.06999.

Net cash of Biodel and Albireo, as defined in the Exchange Agreement, generally consists of cash and cash equivalents, adjusted where applicable for certain transaction or shutdown-related expenses and liabilities and certain prepaid or accelerated expenditures, as of the date that is 10 days prior to Biodel’s 2016 annual meeting. For a more complete discussion of the determination of Biodel’s and Albireo’s net cash, see the sections entitled “The Exchange Agreement—Determination of Biodel’s Net Cash” and “The Exchange Agreement—Determination of Albireo’s Net Cash.” In addition, one of the conditions to Albireo’s obligations to complete the Transaction is that Biodel’s net cash as of the determination date be no less than $20.0 million, subject to downward adjustment if the determination date is on or after October 31, 2016.

The Exchange Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Biodel common stock that Albireo shareholders, optionholders and warrantholders will be entitled to receive for changes in the market price of Biodel common stock. Accordingly, the market value of the shares of Biodel common stock issued pursuant to the Transaction will depend on the market value of the shares of Biodel common stock at the time the Transaction closes, and could vary significantly from the market value on the date of this proxy statement.

No fractional shares of Biodel common stock will be issued in connection with the Transaction, and no cash payment will be made to Albireo shareholders in lieu of fractional shares.

The Exchange Agreement provides that, at or prior to the closing, Biodel will deposit with Biodel’s transfer agent stock certificates (or uncertificated book entries) representing the shares of Biodel common stock issuable to the holders of Albireo shares in the Transaction. Upon surrender of a duly executed stock transfer form in favor of Biodel and the Albireo share certificate(s) in respect of the Albireo shares to which such stock transfer form relates (or an indemnity for lost certificates) for exchange to Biodel’s transfer agent, together with such other documents as the transfer agent or Biodel may reasonably require, the Albireo stock certificate surrendered will be cancelled and the holder of the Albireo stock certificate will be entitled to receive a certificate (or book entry) representing the number of whole shares of Biodel common stock that such holder has the right to receive pursuant to the provisions of the Exchange Agreement.

Determination of Biodel’s Net Cash

For purposes of determining the exchange ratio, Biodel’s net cash will be calculated as of the date that is 10 days prior to the date of the Biodel annual meeting as follows:

Biodel’s cash and cash equivalents

minus

•	restricted cash;

•	indebtedness or other obligations for borrowed money;

•	payments or obligations, whether absolute, contingent or otherwise, relating to termination of employment or service prior to or following the closing, including severance;

•	transaction costs and any other payments due as a result of the transactions contemplated by the Exchange Agreement that are not transaction costs;

•	accounts payable (excluding any amounts in dispute);

•	accrued expenses;

•	outstanding disputed amounts under Biodel contracts that Biodel would be required to pay if the dispute is resolved adversely to Biodel;

•	net lease obligations;

•	reserves for legal proceedings in excess of a specified amount; and

•	other current and long-term liabilities of Biodel;

plus

•	certain prepaid expenses;

•	deductibles paid under Biodel’s insurance policies up to a specified amount;

•	stamp taxes paid or accrued;

•	costs or expenses incurred during the period from the date of the Original Exchange Agreement through the closing in connection with securing or maintaining directors’ and officers’ liability insurance to cover the liability of directors and officers of Biodel, subject to a specified cap;

•	transaction costs of Biodel that relate directly to the evaluation and implementation of any amendment to the Exchange Agreement agreed to by Biodel prior to the Determination Date related to structuring the Transaction as a tax-free reorganization under the Code; and

•	in certain circumstances, some costs and expenses incurred or paid to Biodel’s financial printer in connection with the proxy statement.

Determination of Albireo’s Net Cash

For purposes of determining the exchange ratio, Albireo’s net cash will be calculated as of the date that is 10 days prior to the date of the Biodel annual meeting as follows:

Albireo’s cash and cash equivalents:

minus

•	the unpaid principal balance outstanding under the Albireo’s loan facility with Kreos Capital IV (UK) Limited;

•	indebtedness or other obligations for borrowed money, including outstanding and unpaid interest on Albireo’s convertible loan notes issued in 2015 or 2014;

•	transaction costs;

•	aggregate proceeds from the Albireo Series C Investment, to the extent received as of the determination date; and

•	the positive difference, if any, between a specified amount that varies based on when the determinate date occurs and Albireo’s research and development expenses paid from and after April 1, 2016; and

plus

•	the amount of Albireo’s research and development expenses paid from and after April 1, 2016 in excess of a specified amount that varies based on when the determination date occurs;

•	any stamp taxes paid;

•	certain prepaid expenses;

•	costs or expenses incurred during the period from the date of the Original Exchange Agreement through the closing in connection with securing or maintaining directors’ and officers’ liability insurance to cover the liability of directors and officers of Albireo for acts, errors, omissions, facts or events occurring on or before the closing or Biodel; and

•	costs or expenses incurred during the period from the date of the Original Exchange Agreement through the closing in connection with securing or maintaining directors’ and officers’ liability insurance to cover the liability of directors and officers of Albireo for acts, errors, omissions, facts or events occurring on or before the date that the Transaction closes.

Treatment of Albireo Stock Options and Warrants

As further described below, prior to the closing, each holder of unexercised Albireo stock options or warrants will be offered, effective at or after the closing of the Transaction, a replacement option exercisable for Biodel common stock or another equity-based award based on shares of Biodel common stock. If a replacement offer is not accepted prior to the date that the Transaction closes, the replacement offer will remain open for a period of two days after the closing. If the holder of Albireo options or Albireo warrants does not accept the replacement offer during such two day period, the holder’s Albireo options or Albireo warrants will lapse.

If the replacement offer is in the form of an option exercisable for Biodel common stock, the number of shares of Biodel common stock exercisable for such replacement option will be determined by multiplying the number of ordinary shares of Albireo that were subject to the Albireo option or Albireo warrant immediately prior to the closing by the exchange ratio, rounded down to the nearest whole number. The per share exercise price for the shares of Biodel common stock issuable upon exercise of each replacement option will be determined by dividing the per share exercise price of ordinary shares of Albireo subject to the Albireo option or Albireo warrant immediately prior to the closing by the exchange ratio, rounded up to the nearest whole cent.

If the replacement offer is in the form of an equity-based award, the number of shares of Biodel common stock subject to such award will be determined by multiplying the net number of ordinary shares of Albireo that were subject to the Albireo option or Albireo warrant by the exchange ratio, rounded down to the nearest whole number. The net number of ordinary shares of Albireo that were subject to the Albireo option or Albireo warrant will be equal to the number of ordinary shares of Albireo that were subject to such Albireo option or Albireo warrant immediately prior to the closing, less the number of ordinary shares of Albireo equal to the quotient obtained by dividing (A) the product of the number of ordinary shares of Albireo that were subject to the Albireo option or Albireo warrant and the exercise price per share of such Albireo option or Albireo warrant by (B) $0.8762.

Directors and Officers of Biodel Following the Transaction

Pursuant to the Exchange Agreement, all of the directors of Biodel, other than Julia R. Brown and Davey S. Scoon, will resign immediately prior to the closing of the Transaction. Julia R. Brown and Davey S. Scoon will then elect, effective as of immediately following the closing, five designees selected by Albireo, namely David Chiswell, Ph.D., who will be the Chairman, Ronald H.W. Cooper, Michael Gutch, Ph.D., Heather Preston, M.D. and Denise Scots-Knight, Ph.D. It is anticipated that the executive officers of Biodel upon the closing of the Transaction will be Ronald H.W. Cooper, President and Chief Executive Officer, Thomas A. Shea, Chief Financial Officer and Treasurer, Jan P. Mattsson, Ph.D., Chief Operating Officer, and Peter A. Zorn, Senior Vice President, Corporate Development, General Counsel and Secretary.

Amendment to the Amended and Restated Certificate of Incorporation of Biodel

In addition to the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, stockholders of record of Biodel common stock on the record date for the Biodel annual meeting will be asked to approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting the proposed 30:1 reverse stock split.

Conditions to the Completion of the Transaction

Each party’s obligation to complete the Transaction is subject to the satisfaction (or waiver) at or prior to the closing of various conditions, which include the following:

•	this proxy statement must not be subject to any order enjoining its distribution issued by the SEC or any securities administrator of any state or country or to any proceeding or, to the knowledge of Albireo or Biodel, threatened proceeding by the SEC or any securities administrator of any state or country to seek such an order;

•	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the closing of the Transaction and no action, statute, rule, regulation, ruling or order shall be in effect which has the effect of making the closing of the Transaction illegal;

•	the stockholders of Biodel must have approved the issuance of shares of Biodel common stock to be issued pursuant to the Exchange Agreement and the 30:1 reverse stock split; and

•	Biodel must have caused the shares of Biodel common stock to be issued in the Transaction to be conditionally approved for listing on the NASDAQ Stock Market (subject to official notice of issuance), and Biodel’s common stock must have been approved for listing under the symbol “ALBO” effective as of, or promptly after, the closing.

In addition, the obligation of Biodel to complete the Transaction is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Albireo with respect to capitalization (other than de minimis inaccuracies), the authority to enter into the Exchange Agreement and the related agreements, and the enforceability thereof must be true and correct on the date of the Original Exchange Agreement and on the closing date in all respects as if made on the closing date or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•	the representations and warranties of the holders of shares of Albireo with respect to ownership of Albireo shares (other than de minimis inaccuracies), the authority to enter into the Exchange Agreement and the related agreements, and the enforceability thereof must be true and correct on the date of the Original Exchange Agreement and on the closing date in all respects, as if made on the closing date or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•	all other representations and warranties of Albireo and the holders of shares of Albireo, must be true and correct on the date of the Original Exchange Agreement and on the closing date in all respects as if made on the closing date or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have an Albireo Material Adverse Effect, as described in the section “Exchange Agreement—Representations and Warranties”;

•	Albireo and the holders of shares of Albireo must have performed or complied with in all material respects all agreements and covenants in the Exchange Agreement required to be performed or complied with by them on or before the closing;

•	there must not have been any change, occurrence or circumstance in the business, results of operations or financial condition of Albireo and its subsidiaries, taken as a whole, having, individually or in the aggregate, an Albireo Material Adverse Effect, as described in the section “Exchange Agreement—Representations and Warranties”;

•	Albireo and the holders of shares of Albireo must have delivered certain certificates and other documents required under the Exchange Agreement for the closing of the Transaction;

•	the Albireo Series C Investment must have been consummated and Albireo must have received the proceeds from the Albireo Series C Investment;

•	the Albireo Note Conversion and Albireo Share Conversion must have occurred; and

•	the convertible loan agreement with respect to Albireo’s convertible debt issued in 2015 must have been terminated.

In addition, the obligation of Albireo and the holders of shares of Albireo to complete the Transaction is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Biodel with respect to capitalization (other than de minimis inaccuracies) and the authority to enter into the Exchange Agreement and the related agreement and enforceability thereof, must be true and correct on the date of the Original Exchange Agreement and on the closing date in all respects as if made on the closing date or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•	all other representations and warranties of Biodel must be true and correct on the date of the Original Exchange Agreement and on the closing date in all respects as if made on the closing date or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) has not had, individually or in the aggregate, a Biodel Material Adverse Effect, as described in the section “Exchange Agreement—Representations and Warranties”;

•	Biodel must have performed or complied with in all material respects all agreements and covenants in the Exchange Agreement required to be performed or complied with by it on or before the closing;

•	There must not have been any change, occurrence or circumstance in the business, results of operations or financial condition of Biodel and its subsidiaries, taken as a whole, having, individually or in the aggregate, a Biodel Material Adverse Effect, as described in the section “Exchange Agreement—Representations and Warranties”;

•	Biodel must have delivered certain certificates and other documents required under the Exchange Agreement for the closing of the Transaction;

•	Biodel must have delivered to Albireo written resignations of the officers and directors of Biodel that are not continuing as officers and directors of the combined organization following the Transaction and must have caused the new members of the board of directors of the combined organization, as specified in the Exchange Agreement, to be elected effective immediately following the closing of the Transaction;

•	Biodel must have net cash as of the date that is 10 days prior to the Biodel annual meeting of at least $20.0 million, as calculated pursuant to the Exchange Agreement, but such amount shall be reduced by $400,000 on the last day of each calendar month beginning October 31, 2016 if the determination date has not yet occurred; and

•	Albireo must have received lock-up agreements from each director and executive officer of Biodel, and each Biodel stockholder affiliated with a director or executive officer of Biodel, each of whom has already executed and delivered such agreements to Albireo, and such lock-up agreements must be in full force and effect.

Representations and Warranties

The Exchange Agreement contains customary representations and warranties for a transaction of this type relating to, among other things with respect to:

Biodel and Albireo

•	corporate organization and qualification and similar corporate matters;

•	authority to enter into the Exchange Agreement and related agreements, enforceability;

•	noncontravention with organizational documents and legal requirements;

•	required third-party consents, approvals, notices and filings;

•	capitalization;

•	financial statements;

•	material changes or events;

•	liabilities;

•	tax matters;

•	intellectual property;

•	compliance with legal and regulatory requirements;

•	permits and restrictions;

•	legal proceedings and orders;

•	broker’s, finder’s or other fees or commissions in connection with the Transaction;

•	employee and labor matters and benefit plans;

•	real property and leaseholds;

•	material contracts and the validity and absence of breach of such contracts;

•	environmental matters;

•	books and records;

•	insurance; and

•	government contracts;

Albireo

•	relationships with suppliers;

•	transactions with related parties; and

•	ownership of Biodel capital stock;

Biodel

•	votes or approvals required for completion of the Transaction;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	real property;

•	affiliated stockholders of directors and executive officers;

•	the inapplicability of state takeover statutes and Section 203 of the DGCL;

•	the opinion of Biodel’s financial advisor, Ladenburg Thalmann; and

•	shell company status;

Holders of Albireo shares or convertible loan notes

•	ownership of Albireo shares and convertible loan notes;

•	authority to enter into the Exchange Agreement and related agreements, enforceability;

•	tax matters; and

•	ownership of Biodel capital stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge and other similar qualifications. The representations and warranties of Biodel and Albireo will not survive the closing of the Transaction, but their accuracy forms the basis of one of the conditions to the obligations of Biodel and Albireo to complete the closing. The representations and warranties of the holders of Albireo shares or convertible loan notes (other than with respect to disclosure of information for inclusion in this proxy statement) survive the closing indefinitely. The representations and warranties have been made for the benefit of the other parties to the Exchange Agreement and may be intended not as statements of fact but rather as a way of allocating risk among the parties if a representation or warranty proves not to be true. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Exchange Agreement. Also, the representations and warranties are subject to the materiality standard described in the Exchange Agreement, which may differ from what may customarily be viewed as material, cannot be the basis for any claims under the Exchange Agreement after termination of the Exchange Agreement and were made only as of the date of the Original Exchange Agreement or other date specified in the Exchange Agreement.

As noted above, significant portions of the representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Exchange Agreement, a “Material Adverse Effect” means an event, development, circumstance, change, effect or occurrence, that, considered individually or together with all other events, developments, circumstances, changes, effects and occurrences, has, or with respect to Biodel, is reasonably expected to have, a material adverse effect on (a) the ability of Biodel, Albireo or the holders of shares or convertible loan notes of Albireo to consummate the Transaction or perform their respective covenants or obligations under the Exchange Agreement or (b) the business, financial condition, operations or results of operations of Biodel or Albireo, as applicable, and their respective subsidiaries, taken as a whole, except that none of the following, as they apply to Biodel, Albireo and their subsidiaries, shall be taken into account in determining whether there has been a Material Adverse Effect:

Biodel and Albireo

•	conditions generally affecting the industries in which Biodel or Albireo participates or the United States or global economy or capital markets as a whole, to the extent they do not disproportionately impact Albireo or Biodel or any of their subsidiaries, taken as a whole, relative to other companies in the industry in which they operate;

•	the execution, delivery, announcement or performance of the obligations under the Exchange Agreement or the announcement, pendency or anticipated closing of the Transaction;

•	natural disasters or acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or

•	changes in generally accepted accounting principles in the United States (“GAAP”) or applicable legal requirements to the extent they do not disproportionately impact Albireo or Biodel or any of their subsidiaries, taken as a whole, relative to other companies in the industry in which they operate;

Albireo

•	any failure by Albireo or its subsidiaries to meet estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions (but any event, development, circumstance, change, effect or occurrence causing or contributing to such failure may constitute an Albireo Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

•	changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials and development activities or favorable responses from any governmental body) conducted by or on behalf of Albireo or its subsidiaries or licensees in respect of Albireo’s products or product candidates; or

•	regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Albireo’s product candidates;

Biodel

•	changes in the trading price or trading volume of Biodel common stock (but any event, development, circumstance, change, effect or occurrence causing or contributing to such change may constitute a Biodel Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

•	general conditions in financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on Biodel and its subsidiaries, taken as a whole, relative to other companies in the industry in which Biodel operates; or

•	any stockholder or derivative litigation arising from or relating to the Exchange Agreement or the transactions contemplated by the Exchange Agreement.

No Solicitation

Both Biodel and Albireo agreed that, except as described below, Biodel and Albireo will not, nor will either party authorize or permit any of its subsidiaries or the officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives of it or any of its subsidiaries to, directly or indirectly:

•	solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of, any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish any non-public information with respect to it or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to, with respect to Biodel, an Acquisition Transaction, or with respect to Albireo, a transaction contemplated by an Albireo Acquisition Proposal.

The terms “Acquisition Proposal” and “Acquisition Transaction” are defined below under “The Exchange Agreement—Biodel Acquisition Proposal and Acquisition Transaction” and the term “Albireo Acquisition Proposal” is defined below under “The Exchange Agreement—Albireo Acquisition Proposal.”

However, before obtaining the Biodel stockholder approvals required to consummate the Transaction, Biodel may furnish nonpublic information regarding Biodel and its subsidiaries to, and may enter into discussions with, any third party in response to an Acquisition Proposal that Biodel’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, constitutes or is reasonably expected to result in a Superior Offer, as defined below, if:

•	neither Biodel nor any representative of Biodel has breached the no solicitation provisions of the Exchange Agreement described above;

•	Biodel’s board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to constitute a breach of the fiduciary duties of the board of directors to Biodel’s stockholders under applicable legal requirements;

•	before furnishing any information or entering into discussions with such third party, Biodel gives Albireo prior written notice of the identity of the third party and of Biodel’s intention to furnish information to, or enter into discussions with, such third party;

•	Biodel receives from the third party an executed confidentiality agreement containing provisions no more favorable to Biodel as those contained in the confidentiality agreement between Biodel and Albireo; and

•	prior to or simultaneously with the furnishing of any information to such third party, Biodel furnishes or makes available the same information to Albireo, to the extent not previously furnished.

A “Superior Offer” means a bona fide written offer by a third party to enter into a merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction in which Biodel is a constituent corporation, in which any individual, entity, governmental entity, or “group,” as defined in the Exchange Act and the rules thereunder, directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Biodel or Albireo or their respective subsidiaries, or in which Biodel or Albireo or any of their subsidiaries issues securities representing more than 50% of the outstanding voting securities of any class of voting securities of Biodel or its subsidiaries or a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute 50% or more of the consolidated net revenues, net income or assets of Biodel or its subsidiaries, that the board of directors of Biodel determines in good faith (after consultation with its financial advisor):

•	to be reasonably likely to be consummated if accepted; and

•	to be more favorable, from a financial point of view, to Biodel’s stockholders than the terms of the Transaction, taking into account any changes to the terms of the Exchange Agreement offered by Albireo and the holders of shares or convertible loan notes of Albireo in response to the offer.

An offer will not be a Superior Offer unless either no financing is required to consummate the transaction contemplated by such offer or the required financing is committed or the board of directors of Biodel determines in good faith is reasonably capable of being obtained by such third party.

The Exchange Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party informed in all material respects with respect to, any Acquisition Proposal or any inquiry, indication of interest or request for non-public information that could reasonably be expected to lead to an Acquisition Proposal or any modification or proposed modification thereto.

Biodel Acquisition Proposal and Acquisition Transaction

An “Acquisition Proposal” means, with respect to Biodel, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction, as defined below.

An “Acquisition Transaction” means the following:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction: in which Biodel or Albireo is a constituent corporation; any individual, entity, governmental entity, or “group,” as defined in the Exchange Act and the rules thereunder, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Biodel, Albireo or their respective subsidiaries; or Biodel, Albireo or any of their respective subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute 15% or more of the consolidated net revenues, net income or assets of Biodel, Albireo or their respective subsidiaries; and

•	any liquidation or dissolution of Biodel, Albireo or their respective subsidiaries.

Albireo Acquisition Proposal

An “Albireo Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or similar transaction in which Albireo or its subsidiaries is a constituent corporation, in which any individual, entity, governmental entity, or “group,” as defined in the Exchange Act and the rules thereunder, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Albireo or its subsidiaries, or in which Albireo or its subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class of voting securities of such entity; or

•	any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute 15% or more of the consolidated net revenues, net income or assets of Biodel, Albireo or their respective subsidiaries.

However, none of the following constitutes an Albireo Acquisition Proposal: (i) the issuance or potential issuance of securities by Albireo or its subsidiaries representing less than 50% of the outstanding voting securities of Albireo or its respective subsidiaries, on an as-converted basis, in a bona fide transaction to raise capital or (ii) any license, collaboration or joint venture, or any transfer or disposition of assets in connection therewith, entered into or contemplated for bona fide business development purposes.

Meetings of Stockholders

Biodel is obligated under the Exchange Agreement to call, give notice of and hold an annual meeting of its stockholders for the purposes of considering the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, the proposed 30:1 reverse stock split of Biodel common stock, and the adoption of the 2016 Equity Plan and otherwise to satisfy the requirements of the annual meeting under applicable law and NASDAQ regulations.

Covenants; Conduct of Business Pending the Transaction

Albireo agreed in the Exchange Agreement that it will conduct its business prior to the closing of the Transaction in the ordinary course, pay its debts and taxes when due, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Albireo also agreed that, except as otherwise contemplated by the Exchange Agreement and subject to certain limited exceptions, without the consent of Biodel, it will not, during the period prior to the closing of the Transaction:

•	amend any of the organizational documents of Albireo or its subsidiaries, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (except for ordinary shares issuable pursuant to options granted or warrants outstanding as of the date of the Original Exchange Agreement);

•	redeem, repurchase or otherwise acquire any shares of Albireo capital stock;

•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an encumbrance with respect to any assets;

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

•	declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except for dividends from a wholly owned subsidiary to its parent;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any Albireo intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

•	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets;

•	enter into or amend any material terms of a material contract or grant any release or relinquishment of any material rights under any material contract;

•	forgive any loans to any person, including employees, officers, directors or affiliates;

•	change accounting policies or procedures other than as required by applicable legal requirements or GAAP;

•	make, change or revoke any material tax election inconsistent with past practices or settle or compromise any material tax liability except as required by applicable legal requirements;

•	change any material tax accounting method;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities incurred in the ordinary course of business and consistent with past practice;

•	enter into any partnership arrangements, joint development agreements or strategic alliances; or

•	settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration.

Biodel agreed in the Exchange Agreement that it will carry on its business in substantially the same manner as it is being conducted as of the date of the Original Exchange Agreement, pay its debts and taxes when due, and pay or perform other material obligations when due. Biodel also agreed that, except as otherwise contemplated by the Exchange Agreement and subject to certain limited exceptions, without the consent of Albireo, it will not, during the period prior to the closing of the Transaction:

•	amend any of the organizational documents of Biodel or its subsidiaries, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (except for shares issuable pursuant to options, restricted stock units or warrants granted or outstanding as of the date of the Original Exchange Agreement);

•	redeem, repurchase or otherwise acquire any shares of its common stock (except for the repurchase of unvested shares at no more than cost);

•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an encumbrance with respect to any assets (except for dispositions of obsolete or worthless assets);

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Biodel option plan or contract or as may be required under applicable legal requirements;

•	declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except for dividends from a wholly owned subsidiary to its parent;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property rights, other than in limited circumstances in accordance with specified procedures;

•	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets;

•	enter into or amend any material terms of a material contract or grant any release or relinquishment of any material rights under any material contract;

•	forgive any loans to any person, including employees, officers, directors or affiliates;

•	other than as required by applicable legal requirements, increase the compensation payable to its directors, officers, employees or consultants or grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, or establish, adopt, enter into, terminate or amend any collective bargaining or similar agreement or Company Employee Plan, or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

•	change accounting policies or procedures other than as required by applicable legal requirements or GAAP;

•	make or change any material tax election inconsistent with past practices or settle or change any material tax accounting method, except as required by applicable legal requirements;

•	compromise any material tax liability;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in Biodel’s financial statements or liabilities incurred in the ordinary course of business and consistent with past practice;

•	enter into any partnership arrangements, joint development agreements or strategic alliances; or

•	settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration.

Other Agreements

Each of Biodel and Albireo has agreed to use its commercially reasonable efforts to:

•	take all actions necessary to satisfy the conditions to the obligations to close the Transaction and otherwise to complete the Transaction;

•	prepare and file all filings and give all notices required to be made and given in connection with the Transaction;

•	obtain all approvals, consents, ratifications, permissions, waivers or authorizations required to be obtained in connection with the Transaction; and

•	lift any restraint, injunction or other legal bar to the Transaction.

Biodel and Albireo agree that:

•	Biodel will use commercially reasonable efforts to cause (a) its common stock to be issued in connection with the Transaction to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market at or prior to the closing and (b) its shares of common stock to be listed on the NASDAQ Stock Market under the symbol “ALBO” at or as promptly as possible after the closing;

•	for a period of six years after the closing, Biodel will indemnify each of the directors and officers of Biodel, Albireo and their respective subsidiaries to the fullest extent permitted under the applicable legal requirements and the organizational documents of Biodel, Albireo or their respective subsidiaries; and

•	Biodel shall be permitted to procure directors’ and officers’ liability insurance to cover the liability of directors and officers of Biodel for acts, errors, omissions, facts or events occurring on or before the closing of the Transaction, but shall not expend more than an amount equal to 250% of the current annual premium paid by Biodel for such directors’ and officers’ liability insurance. If Biodel does not procure such directors’ and officers’ liability insurance prior to the closing, Biodel shall for a period of six years after the closing maintain directors’ and officers’ liability insurance policies for acts, errors, omissions, facts or events occurring on or before the closing, but shall not be required to expend more than an amount equal to 250% of the current annual premium paid by Biodel for such directors’ and officers’ liability insurance.

Tax Cooperation

The parties to the Exchange Agreement desire that the Transaction constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and have agreed to cooperate in all reasonable respects to structure the Transaction in a manner that so qualifies with Section 368(a) of the Code. Such cooperation does not require a party to agree to amend the terms of the Exchange Agreement in a manner that would be adverse to a party (whether or not material). Qualification of the Transaction as a tax-free reorganization within the meaning of Section 368(a) of the Code is not a condition to closing.

Termination

The Exchange Agreement may be terminated at any time before the closing of the Transaction, whether before or after the required Biodel stockholder approvals to complete the Transaction have been obtained, as set forth below:

•	by mutual written consent duly authorized by the board of directors of each of Biodel and Albireo;

•	by either Biodel or Albireo if the Transaction has not been consummated on or before December 30, 2016; provided, that (a) this right to terminate the Exchange Agreement will not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of the Exchange Agreement and (b) in the event this proxy statement is still being reviewed or commented on by the SEC on such date, either party shall be entitled to extend the date for termination of the Exchange Agreement for an additional 60 days;

•	by Biodel or Albireo if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the Transaction;

•	by Biodel or Albireo if the (i) the meeting of the Biodel stockholders (including any adjournments and postponements thereof) has been held and completed and the Biodel’s stockholders have taken a final vote on the proposals, and (ii) the Biodel stockholders have not approved the issuance of shares of Biodel common stock pursuant to the Exchange Agreement or the 30:1 reverse stock split of Biodel common stock, provided that this right to terminate the Exchange Agreement shall not be available to a party if the failure to obtain the approval of Biodel stockholders was caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of the Exchange Agreement;

•	by Biodel or Albireo if the other party has, or, in the case of Biodel, the holders of Albireo shares or convertible loan notes have, breached any of its or their representations, warranties, covenants or agreements contained in the Exchange Agreement or if any representation or warranty of the other party, respectively, has or have become inaccurate, in either case such that the conditions to the closing of the Transaction would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the Exchange Agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy remains uncured as of the 30th day after delivery by the non-breaching party of written notice of such breach or inaccuracy and such party’s intention to terminate the Exchange Agreement;

•	by Biodel or Albireo if the other party has experienced a Material Adverse Effect after the date of the Original Exchange Agreement, but such termination shall only be effective if, in the event the Material Adverse Effect is curable, such Material Adverse Effect is not cured within 20 business days after the other party delivers written notice of its intention to terminate the Exchange Agreement;

•	by Albireo, at any time prior to the approval by Biodel’s stockholders of the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and the 30:1 reverse stock split of Biodel common stock, if the Biodel board of directors:

•	withdraws or modifies its recommendation that the stockholders of Biodel vote to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, Biodel’s reverse stock split and the adoption by Biodel of the 2016 Equity Plan;

•	fails to publicly reaffirm the Biodel board of directors’ recommendation included in the preceding bullet point within two business days of Albireo’s request; or

•	fails to recommend against, or takes a neutral position regarding, a tender or exchange offer relating to an alternative acquisition proposal (each, a “Biodel Change in Recommendation”);

•	by Biodel, at any time prior to the approval by Biodel’s stockholders of the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and the 30:1 reverse stock split of Biodel common stock, if Biodel’s board of directors authorizes Biodel to enter into an acquisition agreement in respect of a Superior Offer (see “The Exchange Agreement—No Solicitation”);

•

by Biodel if Albireo discontinues its clinical study of A4250 in children with pediatric cholestasis, or if the safety monitoring committee overseeing that A4250 study recommends that Albireo discontinue the study, or if the FDA or a comparable governmental body puts the A4250 study on clinical hold or similar status, in each case as a result of an adverse development in the A4250 study with respect to A4250 that makes it impracticable, from a medical perspective, to conduct future development of A4250 irrespective of dose or target indication; or

•	by Biodel if, following the initial filing of this proxy statement, Albireo does not deliver to Biodel financial statements as of and for any interim period ending on any fiscal quarter end that are required to be included in this proxy statement, if any, within 45 days of the end of such fiscal quarter.

Termination Fee; Expenses

Biodel must pay Albireo a termination fee of $1.1 million (less any amounts paid as an expense reimbursement, as applicable) if:

•	the Exchange Agreement is terminated by Albireo in connection with a Biodel Change in Recommendation or by Biodel if its board of directors authorizes it to enter into an agreement in respect of a Superior Offer; or

•	the Exchange Agreement is terminated by either Biodel or Albireo based on the failure to close the Transaction on or before December 30, 2016 or if the Biodel stockholders do not approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement or the 30:1 reverse stock split, or by Albireo in the event of a breach of the Exchange Agreement or representations or warranties by Biodel, and, in each case if an Acquisition Proposal, as defined above in the section entitled “The Exchange Agreement—No Solicitation,” with respect to Biodel was publicly announced, disclosed or otherwise communicated to the board of directors of Biodel prior to the termination and Biodel consummates an Acquisition Transaction, as defined above in the section entitled “The Exchange Agreement—No Solicitation” (except that the 50% thresholds in such definition are replaced by 15%):

Biodel must reimburse Albireo and its shareholders for expenses incurred in connection with the Exchange Agreement and the transactions contemplated thereby, up to a maximum of $250,000, if the Exchange Agreement is terminated by either Biodel or Albireo based on the Biodel stockholders not approving the issuance of shares of Biodel common stock pursuant to the Exchange Agreement or the 30:1 reverse stock split of Biodel common stock. Biodel will receive a credit for expenses paid in connection with the termination if a termination fee is also payable.

Amendment

The Exchange Agreement may be amended by Albireo, Biodel and the holders of at least 65% of the Albireo voting preference shares, except that: (i) no amendment may disproportionately affect any holder of Albireo shares or convertible loan notes that has not approved such amendment; (ii) after the issuance of shares of Biodel common stock pursuant to the Exchange Agreement and (iii) the 30:1 reverse stock split of Biodel common stock have been approved by the stockholders of Biodel, no amendment which by law requires further approval by the stockholders of Biodel may be made without such further approval; and after closing of the Transaction, no amendment may be made to the obligation to maintain directors’ and officers’ liability insurance without the approval of each director or officer prior to closing of Albireo, Biodel or any of their respective subsidiaries who is affected.

AGREEMENTS RELATED TO THE TRANSACTION

Albireo Series C Investment

Under the terms of the Exchange Agreement, prior to the closing of the Transaction, certain Albireo investors have agreed to purchase an aggregate of 9,708,740 Series C voting preference shares of Albireo at a price per share of $1.03 for an aggregate consideration of $10.0 million (the “Albireo Series C Investment”). Prior to the completion of the Transaction, each outstanding Series C voting preference share will convert into one ordinary share of Albireo.

Voting Agreements

In connection with the execution of the Exchange Agreement, Gary G. Gemignani, the Interim Chief Executive Officer and Chief Financial Officer of Biodel; Paul S. Bavier, the Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary; and Julia R. Brown, Barry Ginsberg, M.D., Ph.D., Ira W. Lieberman, Ph.D., Daniel Lorber, M.D., Arlene Morris and Davey S. Scoon, each a director of Biodel, holding, in the aggregate, less than 1% of the outstanding capital stock of Biodel as of August 15, 2016, have entered into voting agreements with Albireo. Under the terms of the voting agreements, such stockholders agreed to vote, and these voting agreements grant a limited irrevocable proxy to Albireo to vote, the Biodel securities owned or subsequently acquired by such stockholders in favor of the proposal to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement, the proposal to approve the amendment to the amended and restated certificate of incorporation to effect the 30:1 reverse stock split and the proposal to approve the 2016 Equity Plan described elsewhere in this proxy statement. In addition, each such stockholder agreed to not, directly or indirectly, take any action in his or her capacity as a stockholder to, among other things, solicit, initiate, knowingly encourage, or take any action that would be reasonably expected to lead to an alternative acquisition proposal or that Biodel is otherwise prohibited from taking under the non-solicitation provisions of the Exchange Agreement. Each party to a voting agreement also agreed not to take any action which would have the effect of preventing or disabling such party from performing its obligations under the voting agreement.

Each stockholder executing a voting agreement has made representations and warranties to Albireo regarding ownership and unencumbered title to the securities subject to the voting agreement, such stockholder’s power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Subject to the limitations on transfer set forth in the lock-up agreements with each of these stockholders described below under “ – Lock-up Agreements,” the voting agreement provides that the voting agreements will attach to the Biodel securities held by such stockholders and will be binding on any person to which legal or beneficial ownership of such securities passes, whether by operation of law or otherwise, including the stockholder’s successors and assigns, as well as any additional Biodel securities subsequently acquired by the stockholder.

The voting agreements will terminate at the earlier of closing of the Transaction or the termination of the Exchange Agreement in accordance with its terms.

Lock-up Agreements

As a condition to the closing of the Transaction, the current officers and directors of Biodel have entered into lock-up agreements, and holders of all issued shares in the capital of Albireo have agreed to certain lock-up provisions in the Exchange Agreement, in each case pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to shares of Biodel common stock from the date of the closing of the Transaction until 180 days following the closing of the Transaction. The lock-up provisions apply to all shares of Biodel common stock received in the Transaction, except for shares of Biodel common stock received in exchange for Albireo ordinary shares issued upon conversion of the Albireo Series C voting preference shares issued in the Albireo Series C Investment.

As of May 24, 2016, each of the Biodel officers and directors, holding, in the aggregate, less than 1% of the outstanding capital stock of Biodel have entered into lock-up agreements.

MATTERS BEING SUBMITTED TO A VOTE OF BIODEL STOCKHOLDERS

Biodel Proposal No. 1: Approval of the Issuance of Common Stock in the Transaction

At the Biodel annual meeting, Biodel stockholders will be asked to approve the issuance of shares of Biodel common stock pursuant to the Exchange Agreement. Immediately following the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of Biodel’s securities, whose shares of Biodel common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization.

The terms of, reasons for and other aspects of the Exchange Agreement, the Transaction and the issuance of shares of Biodel common stock pursuant to the Exchange Agreement are described in detail in the other sections in this proxy statement.

Required Vote

The affirmative vote of the holders of a majority of the shares of Biodel common stock in person or represented by proxy at the Biodel annual meeting and entitled to vote is required for approval of Biodel Proposal No. 1.

THE BIODEL BOARD OF DIRECTORS RECOMMENDS THAT THE BIODEL STOCKHOLDERS VOTE “FOR” BIODEL PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF BIODEL COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT.

Biodel Proposal No. 2: Approval of the Amendment to the Amended and Restated Certificate of Incorporation of Biodel Effecting the Reverse Stock Split

General

At the Biodel annual meeting, Biodel stockholders will be asked to approve and adopt the amendment to the amended and restated certificate of incorporation of Biodel effecting a reverse stock split of the issued shares of Biodel common stock, in the ratio of one new share for every 30 shares outstanding. Upon the effectiveness of the amendment to the amended and restated certificate of incorporation of Biodel effecting the reverse stock split, or the split effective time, the issued shares of Biodel common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Biodel stockholder will own one new share of Biodel common stock for every 30 shares of issued common stock held by that stockholder immediately prior to the split effective time.

If Biodel Proposal No. 2 is approved, the reverse stock split would become effective in connection with the closing of the Transaction. The Biodel board of directors may effect only one reverse stock split in connection with this Biodel Proposal No. 2. The Biodel board of directors’ decision will be based on a number of factors, including market conditions, existing and expected trading prices for Biodel common stock and the listing requirements of The NASDAQ Capital Market.

The Biodel board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of Biodel common stock pursuant to the Exchange Agreement. The Biodel board of directors also reserves the right to not effect the reverse stock split, even if it is approved by the stockholders.

Biodel’s authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The reverse stock split will not change the number of authorized shares of Biodel common stock or preferred stock, or the par value of Biodel common stock or preferred stock. As of August 15, 2016, 64,148,271 shares of Biodel common stock were issued and outstanding, which equates to 2,138,275 shares of common stock after giving effect to the reverse stock split.

Immediately following the issuance of shares of Biodel common stock described in Proposal No. 1, Biodel will have 6,288,899 shares of common stock issued and outstanding, based on an assumed exchange ratio of 0.06999 and after giving effect to the reverse stock split. Unless the reverse stock split is approved by the Biodel stockholders and effected by the Biodel board of directors, Biodel will not have a sufficient number of authorized shares of common stock to issue the Biodel shares in the Transaction and upon exercise of stock options to be outstanding following the Transaction (based on an assumed exchange ratio of 0.06999).

Purpose

The Biodel board of directors approved the proposal approving the amendment to the amended and restated certificate of incorporation of Biodel effecting the reverse stock split for the following reasons:

•	the board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of Biodel common stock from The NASDAQ Capital Market in the future;

•	the board of directors believes a higher stock price may help generate investor interest in Biodel or the combined organization and help Biodel or the combined organization attract and retain employees; and

•	the reverse stock split is necessary for Biodel to have a sufficient number of authorized shares of common stock to issue the Biodel shares in the Transaction and upon exercise of stock options to be outstanding following the Transaction.

If the reverse stock split successfully increases the per share price of Biodel common stock, the Biodel board of directors believes this increase may increase trading volume in Biodel common stock and facilitate future financings by Biodel or the combined organization.

NASDAQ Requirements for Listing on The NASDAQ Capital Market

Biodel common stock is quoted on The NASDAQ Capital Market under the symbol “BIOD.” One of the requirements for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2) is maintenance of a minimum closing bid price of $1.00. On August 15, 2016, the closing market price per share of Biodel’s common stock was $0.3715, as reported by The NASDAQ Capital Market.

On September 21, 2015, Biodel received a written notification from the NASDAQ Stock Market LLC (“NASDAQ”) notifying Biodel that it had failed to comply with the minimum bid price requirement because the bid price for Biodel’s common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement. The letter stated that Biodel had 180 days, or until March 21, 2016, to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days. On March 22, 2016, NASDAQ notified Biodel that while Biodel had not regained compliance with the bid price requirements, it was eligible for an additional 180-day grace period, or until September 19, 2016, to regain compliance.

To regain compliance, the minimum closing bid price per share of Biodel’s common stock must be at least $1.00 for a minimum of ten consecutive business days. If Biodel fails to regain compliance by September 19, 2016, Biodel’s stock will be subject to delisting by NASDAQ. In such event, Biodel’s common stock would likely trade in the over-the-counter market. If Biodel’s shares were to trade on the over-the-counter market, selling Biodel’s common stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event Biodel’s common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in Biodel’s common shares, further limiting the liquidity of Biodel’s common shares. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares. Delisting from The NASDAQ Capital Market and continued or further declines in Biodel’s share price could, if the Transaction does not close, also greatly impair Biodel’s ability to raise additional necessary capital through equity or debt financing.

Potential Increased Investor Interest

On August 15, 2016, Biodel common stock closed at $0.3715 per share. An investment in Biodel common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Biodel board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Biodel common stock.

Biodel cannot predict whether the reverse stock split will increase the market price for Biodel common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Biodel common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Biodel common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Biodel to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing.

The market price of Biodel common stock will also be based on performance of Biodel and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Biodel common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Biodel may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Biodel common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

The amendment to the amended and restated certificate of incorporation of Biodel effecting the reverse stock split is set forth in Annex C to this proxy statement.

The reverse stock split will be effected simultaneously for all outstanding shares of Biodel common stock. The reverse stock split will affect all of the Biodel stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Biodel, except to the extent that the reverse stock split results in any of the Biodel stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Biodel following the Transaction. The reverse stock split will not affect Biodel continuing to be subject to the periodic reporting requirements of the Exchange Act.

Biodel has no current plans, arrangements or understandings to issue shares that will be available and unreserved after the completion of the Transaction and the other transactions described in this proxy statement, other than in connection with the Transaction and to satisfy obligations under the combined organization’s warrants and stock options from time to time as such warrants and options are exercised. In addition, as discussed in “Albireo Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” if the Transaction is completed, the combined organization may from time to time seek to finance future cash needs through financings that may take the form of a public or private equity offering. Any such equity financing could occur at any time, including as soon as concurrently with or soon after completion of the Transaction.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Biodel stockholders approve the amendment to the amended and restated certificate of incorporation of Biodel effecting the reverse stock split, and if the Biodel board of directors still believes that a reverse stock split is in the best interests of Biodel and its stockholders, Biodel will file the certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware at such time as the Biodel board of directors has determined to be the appropriate split effective time. The Biodel board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. Biodel expects that the Biodel transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Biodel. The certificates reflecting the post-split shares will also reflect the change of the Biodel corporate name to “Albireo Pharma, Inc.” No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment equal to the product of such fraction to which the stockholder would otherwise be entitled multiplied by the closing price of Biodel’s common stock on The NASDAQ Capital Market on the last trading day prior to the reverse stock split effective time (as adjusted to give effect to the reverse stock split), rounded up to the nearest whole cent. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the amendment to the amended and restated certificate of incorporation of Biodel effecting the reverse stock split, stockholders will be approving the combination of 30 shares of Biodel common stock into one share of Biodel common stock.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Biodel is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Biodel or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Biodel board of directors or contemplating a tender offer or other transaction for the combination of Biodel with another company, the reverse stock split proposal is not being proposed in response to any effort of which Biodel is aware to accumulate shares of Biodel common stock or obtain control of Biodel, other than in connection with the Transaction, nor is it part of a plan by management to recommend a series of similar amendments to the Biodel board of directors and stockholders. Other than the proposals being submitted to the Biodel stockholders for their consideration at the Biodel annual meeting, the Biodel board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Biodel. For more information, please see the sections entitled “Risk Factors—Risks Related to the Common Stock of Biodel,” and “Description of Biodel Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and Biodel’s Certificate of Incorporation and Bylaws.”

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, the following summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the current provisions of the Code, existing Treasury regulations and current administrative rulings and court decisions all of which are subject to change and to differing interpretations, possibly with retroactive effect. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that each stockholder has provided Biodel with information to avoid the application of the backup withholding rules. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, Biodel believes that no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss equal to the difference between their basis in the fractional share and the amount of cash received. Such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder’s holding period in the stock surrendered is more than one year as of the effective time of the reverse stock split. Long-term capital gain will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

Stockholders who acquired different blocks of stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the reverse stock split.

Biodel’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the shares of Biodel common stock outstanding on the record date for the Biodel annual meeting and entitled to vote is required to approve the amendment to the amended and restated certificate of incorporation of Biodel effecting a reverse stock split of Biodel common stock, in the ratio of 30:1.

THE BIODEL BOARD OF DIRECTORS RECOMMENDS THAT BIODEL STOCKHOLDERS VOTE “FOR” BIODEL PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BIODEL EFFECTING THE REVERSE STOCK SPLIT.

Biodel Proposal No. 3: Approval of the 2016 Equity Plan

General

Biodel is requesting that you vote to approve the 2016 Equity Incentive Plan (the “2016 Equity Plan”), which Biodel’s compensation committee and board of directors unanimously approved on [•], 2016, subject to your approval at Biodel’s annual meeting of stockholders. The 2016 Equity Plan is intended to replace Biodel’s 2010 Stock Incentive Plan, as amended (“the 2010 Plan”). The 2016 Equity Plan authorizes the issuance of a number of shares of Biodel’s common stock pursuant to awards to be granted under the 2016 Equity Plan equal to the sum of 500,000 shares, plus up to 417,457 shares issued if awards outstanding under the 2010 Plan are cancelled, forfeited or expire on or after the closing of the Transaction. This number of shares will remain set at the sum reflected in the prior sentence even if Proposal No. 2, relating to the proposed 30:1 reverse stock split, is approved by the Biodel stockholders.

As of August 15, 2016, 4,150,624 options to purchase shares of Biodel’s common stock were outstanding under the 2010 Plan, zero restricted stock units were outstanding under the 2010 Plan and 892,886 shares remained available for future grants. If Biodel receives stockholder approval of the 2016 Equity Plan, no additional grants will be made under the 2010 Plan, except for the replacement options. All stock options outstanding under the 2010 Plan, however, will remain in full force and effect pursuant to their terms and the terms of the 2010 Plan. Of the outstanding stock options under the 2010 Plan, at least 3,724,718 stock options have been granted to individuals who will not be employed by, or providing services to, the combined company following the Transaction. Of the outstanding stock options referenced in the previous sentence, 2,213,885 have exercise prices that are at least 10% greater than the Biodel stock price as of August 15, 2016.

As of August 15, 2016, the equity overhang represented by all awards outstanding under the 2010 Plan was 7.3%. The equity overhang from all awards outstanding and shares available for issuance would be [•]% assuming approval of the 2016 Equity Plan, the closing of the Transaction occurs and the exchange ratio is 0.06999. Equity overhang was calculated in each instance above as all shares issuable upon exercise of outstanding options and restricted stock units and plus shares available for future grant divided by (a) shares of common stock outstanding plus (b) shares in the numerator.

The 2016 Equity Plan is being submitted to you for approval at the annual meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code, and (ii) eligibility to receive a federal income tax deduction for certain compensation to be received by executive officers under the 2016 Equity Plan by complying with Section 162(m) of the Code. Approval by Biodel’s stockholders of the 2016 Equity Plan is also required by the NASDAQ Stock Market Listing Standards.

The 2016 Equity Plan is structured to comply with the requirements imposed by Section 162(m) of the Code and related regulations in order to preserve, to the extent desirable, the tax deduction available for certain awards to be granted under the 2016 Equity Plan. Section 162(m) of the Code generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to each of its covered employees unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. As Section 162(m) is interpreted by the Internal Revenue Service, because the combined organization following the Transaction will likely be considered a “smaller reporting company” under SEC rules, the “covered employees” for purposes of Section 162(m) will be the combined organization’s chief executive officer and its next two most highly compensated executive officers. At such time as the combined organization is no longer considered a smaller reporting company, its covered employees will be its chief executive officer and its three other most highly compensated executive officers (other than its chief financial officer). In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based compensation exception, stockholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The 2016 Equity Plan provisions regarding eligibility and the maximum amount of compensation that may be granted during any calendar year are described below under “Eligibility” and “Shares Available for Issuance” and the performance goals are described below under “Performance Goals.”

Biodel’s board of directors, compensation committee and management all believe that the effective use of stock-based long-term incentive compensation will be vital to the combined organization’s ability to achieve strong performance in the future. The 2016 Equity Plan will maintain and enhance the key policies and practices adopted by its management, compensation committee and board of directors to align employee and stockholder interests. In addition, the combined organization’s future success will depend, in large part, upon its ability to maintain a competitive position in attracting, retaining and motivating key personnel. Biodel believes that the adoption of the 2016 Equity Plan is essential to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors of the combined organization. Accordingly, Biodel’s board of directors believes approval of the 2016 Equity Plan is in Biodel’s best interests and those of the stockholders of the combined organization and recommends a vote “FOR” the approval of the 2016 Equity Plan.

The 2016 Equity Plan also provides that the board of directors may not, without stockholder approval, reduce the exercise price of a stock option or stock appreciation right, cancel any outstanding stock option or stock appreciation right in exchange for a replacement stock option or stock appreciation right having a lower exercise or strike price or for any other stock award or for cash, or otherwise “reprice” a stock option or stock appreciation right as defined in the stockholder approval rules of The NASDAQ Stock Market or under generally accepted accounting principles.

Further, the 2016 Equity Plan contains no “evergreen” feature, pursuant to which the number of shares reserved for issuance under the plan would be automatically replenished each year.

The following is a brief summary of the 2016 Equity Plan. This summary is qualified in its entirety by reference to the text of the 2016 Equity Plan, a copy of which is attached as Annex D to this proxy statement.

Material Features of the 2016 Equity Plan

Eligibility. The 2016 Equity Plan will allow the combined organization, under the direction of its compensation committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of the compensation committee, are in a position to make a significant contribution to the combined organization’s long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with company performance. The 2016 Equity Plan provides an essential component of the total compensation package, reflecting the importance placed on aligning the interests of key individuals with those of stockholders. All employees, directors and consultants of the combined organization and its affiliates will be eligible to participate in the 2016 Equity Plan. As of August 15, 2016, there are approximately 20 individuals who will be eligible to participate in the 2016 Equity Plan.

Shares Available for Issuance. The 2016 Equity Plan provides for the issuance of up to 500,000 shares of the combined organization’s common stock plus a number of additional shares to be issued if awards outstanding under Biodel’s 2010 Plan are cancelled, forfeited or expire on or after the closing of the Transaction. Generally shares of common stock reserved for awards under the 2016 Equity Plan that lapse or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2016 Equity Plan provides that no participant may receive awards for more than 200,000 shares of common stock in any fiscal year. This number will remain set at 200,000 even if Proposal No. 2, relating to the proposed 30:1 reverse stock split, is approved by the Biodel stockholders.

Performance Goals. In order for the combined organization to have the ability to grant awards under the 2016 Equity Plan that qualify as “performance-based compensation” under Section 162(m) of the Code, the 2016 Equity Plan provides that the combined organization’s compensation committee may require that the vesting of certain 2016 Equity Plan awards (other than stock options and SARs) be conditioned on the satisfaction of performance criteria related to objectives of the combined organization, an affiliate of the combined organization or a division or strategic business unit of the combined organization in which the relevant participant is employed, such as: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and/or approval of products; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, collaborations and licensing or similar transactions. As discussed above, if the combined organization determines to make awards under the 2016 Equity Plan subject to the attainment of these performance goals, the compensation committee intends that compensation paid under the 2016 Equity Plan will not be subject to the deductibility limitation imposed under Section 162(m) of the Code.

Stock Options. Stock options granted under the 2016 Equity Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of the combined organization and its affiliates. Non-qualified stock options may be granted to employees, directors and consultants of the combined organization and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of the combined organization’s common stock on the date of grant and may not have a term longer than ten years. However, if an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of the combined organization’s capital stock, the exercise price may not be less than 110% of the fair market value of its common stock on the date of grant and the term of the incentive stock option may not be longer than five years. Non-qualified options may not have a term longer than 10 years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2016 Equity Plan also authorizes the grant of other types of stock-based compensation including, but not limited to phantom stock awards, and stock unit awards. The combined organization’s compensation committee may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment with the combined organization through a specified restricted period.

Change of Control. In the event of a change of control transaction involving the combined organization, all options outstanding on the date of the transaction shall vest in full immediately prior to the occurrence of the change of control, unless such options are to be assumed by the acquiring or surviving entity in the transaction, in which case they shall retain their original vesting schedule.

Termination of Service. Unless otherwise provided by the administrator or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Plan Administration. In accordance with the terms of the 2016 Equity Plan, Biodel’s board of directors has authorized its compensation committee to administer the 2016 Equity Plan. In accordance with the provisions of the 2016 Equity Plan, the compensation committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;

•	the number of shares subject to each award;

•	the vesting provisions of each award;

•	the termination or cancellation provisions applicable to awards; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2016 Equity Plan.

In addition, Biodel’s compensation committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2016 Equity Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of the combined organization’s stockholders, options will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted option and will not be exchanged for cash.

Stock Dividends and Stock Splits. If the combined organization’s common stock shall be subdivided or combined into a greater or smaller number of shares or if the combined organization issues any shares of common stock as a stock dividend, the number of shares of its common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, the combined organization’s board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2016 Equity Plan, as to some or all outstanding awards:

•	provide that outstanding options will be assumed or substituted for shares of the successor corporation or consideration payable with respect to its outstanding stock in connection with the corporate transaction;

•	provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the administrator’s discretion, any such options being made partially or fully exercisable;

•	terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon the closing of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in the administrator’s discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

•	provide that outstanding awards will be assumed or substituted for shares of the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the corporate transaction; and

•	terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon the closing of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at the administrator’s discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

Amendment and Termination. The 2016 Equity Plan may be amended by the combined organization’s stockholders. It may also be amended by its board of directors, provided that any amendment to the 2016 Equity Plan or any award thereunder approved by its board of directors which is of a scope that requires stockholder approval as required by the rules of the NASDAQ Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent.

Duration of Plan. The 2016 Equity Plan will expire by its terms on [•], 2026. No incentive stock option may be granted under the 2016 Equity Plan after the tenth anniversary of the earlier of the date the 2016 Equity Plan was adopted by Biodel’s board of directors or approved by its stockholders.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2016 Equity Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2016 Equity Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Biodel at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and Biodel will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options:	Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to Biodel at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to Biodel in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants:

With respect to stock grants under the 2016 Equity Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. Biodel generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he or she previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. The combined organization generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units:	The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. Biodel generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Limitation on Deductions

As a result of Section 162(m) of the Code, the combined organization’s deduction for certain awards under the 2016 Equity Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 a year (other than for performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code.) If stockholders approve the 2016 Equity Plan, certain grants under the 2016 Equity Plan may qualify as performance-based compensation.

New Plan Benefits

The amounts of future grants under the 2016 Equity Plan are not determinable as awards under the 2016 Equity Plan and will be granted at the sole discretion of the compensation committee, or other delegated persons and Biodel cannot determine at this time either the persons who will receive awards under the 2016 Equity Plan or the amount or types of any such awards.

Additionally, it is anticipated that, pursuant to Mr. Shea’s employment agreement with Albireo, following the completion of the Transaction, Mr. Shea will receive options to purchase the number of shares of common stock of the combined organization equal to approximately 1.0% of the outstanding shares of common stock of the combined organization at an exercise price equal to the fair market value of the common stock on the grant date, as determined by the combined organization’s board of directors or compensation committee. The stock options will vest in accordance with the vesting schedule to be determined by the combined organization’s board of directors or compensation committee, or, if earlier, upon a change of control of the combined organization. If Proposal Nos. 1, 2 and 3 are approved by Biodel’s stockholders at the Biodel annual meeting and the Transaction is completed, it is anticipated that these options will be granted pursuant to the 2016 Equity Plan.

On August 15, 2016, the closing price per share of Biodel’s common stock was $0.3715 as reported by The NASDAQ Capital Market.

The affirmative vote of the holders of a majority of the shares of Biodel common stock present in person or represented by proxy at the Biodel annual meeting and entitled to vote on this matter is required to approve the 2016 Equity Plan.

THE BIODEL BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF BIODEL AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE 2016 EQUITY PLAN.

Biodel Proposal No. 4: Election of Biodel Directors

At the Biodel annual meeting, Biodel stockholders will be asked to elect two directors to Biodel’s board of directors; provided, however, that, if the Transaction is consummated, the Biodel board of directors will be reconstituted as described in this proxy statement. In accordance with Delaware law and Biodel’s amended and restated certificate of incorporation and amended and restated bylaws, the board of directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Dr. Ira W. Lieberman and Mr. Davey S. Scoon are the

Class III directors whose terms expire at Biodel’s 2016 annual meeting of stockholders, and each of Dr. Lieberman and Mr. Scoon has been nominated for and has agreed to stand for re-election to the board of directors to serve as a Class III director of Biodel until the 2019 annual meeting of stockholders and until his successor is duly elected.

The Biodel board of directors has voted to nominate Dr. Ira W. Lieberman and Mr. Davey S. Scoon as Class III members of the board of directors for election at the annual meeting for a term of three years to serve until the 2019 annual meeting of stockholders, and until their respective successors have been elected and qualified; provided, however, that, if the Transaction is consummated, the Biodel board of directors will be reconstituted as described in the section titled “The Exchange Agreement – Directors and Officers of Biodel Following the Transaction” in this proxy statement.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election as directors of Dr. Ira W. Lieberman and Mr. Davey S. Scoon; provided, however, that, if the Transaction is consummated, the Biodel board of directors will be reconstituted as described in this proxy statement. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Biodel board of directors may recommend in his/her place. Biodel has no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a plurality of the votes properly cast for the election of directors at the annual meeting is required to elect each nominee as a director.

THE BIODEL BOARD OF DIRECTORS RECOMMENDS THAT BIODEL STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO ELECT DR. IRA W. LIEBERMAN AND MR. DAVEY S. SCOON AS CLASS III MEMBERS OF THE BOARD OF DIRECTORS, TO SERVE UNTIL THE BIODEL 2019 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED; PROVIDED, HOWEVER, THAT, IF THE TRANSACTION IS COMPLETED, THE BIODEL BOARD OF DIRECTORS WILL BE RECONSTITUTED AS DESCRIBED IN THIS PROXY STATEMENT.

Biodel Proposal No. 5: Approval of Possible Adjournment of the Biodel Annual Meeting

If Biodel fails to receive a sufficient number of votes to approve Biodel Proposal Nos. 1, 2, 3 and 4, Biodel may propose to adjourn the Biodel annual meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Biodel Proposal Nos. 1, 2, 3 and 4. Biodel currently does not intend to propose adjournment at the Biodel annual meeting if there are sufficient votes to approve Biodel Proposal Nos. 1, 2, 3 and 4. The affirmative vote of the holders of a majority of the shares of Biodel common stock present in person or represented by proxy at the Biodel annual meeting and entitled to vote is required to approve the adjournment of the Biodel annual meeting for the purpose of soliciting additional proxies to approve Biodel Proposal Nos. 1, 2, 3 and 4.

THE BIODEL BOARD OF DIRECTORS RECOMMENDS THAT THE BIODEL STOCKHOLDERS VOTE “FOR” BIODEL PROPOSAL NO. 5 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BIODEL PROPOSAL NOS. 1, 2, 3 AND 4. PROPOSAL NO. 1 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NO. 2 GIVEN THAT WITHOUT THE APPROVAL OF PROPOSAL NO. 2, BIODEL WOULD NOT HAVE SUFFICIENT AUTHORIZED AND UNISSUED SHARES OF COMMON STOCK TO ISSUE THE BIODEL SHARES IN THE TRANSACTION AND UPON EXERCISE OF STOCK OPTIONS TO BE OUTSTANDING FOLLOWING THE TRANSACTION, SUCH THAT THE APPROVAL OF BOTH PROPOSAL NOS. 1 AND 2 IS REQUIRED TO CONSUMMATE THE TRANSACTION.

Equity Compensation Plans of Biodel

The following table presents certain information about Biodel’s equity compensation plans as of September 30, 2015:

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,434,597(1)	$8.77	1,608,913(2)
Equity compensation plans not approved by security holders	-	-	-

Total	3,434,597	$8.77	1,608,913

(1)	Represents shares of common stock underlying outstanding stock options and RSUs granted under Biodel’s 2004 Stock Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2010 Stock Incentive Plan.

(2)	Represents shares of common stock remaining available for issuance pursuant to awards under the 2010 Stock Incentive Plan.

BIODEL BUSINESS

Overview

Biodel is a specialty biopharmaceutical company that historically has been focused on the development and commercialization of innovative treatments for diabetes. Historically, Biodel has devoted substantially all of its research, development and clinical efforts and financial resources toward the development of its research and development and clinical programs for its product candidates, including specifically the development of its glucagon emergency rescue (“GEM”) product candidate and ultra-rapid-acting insulin product candidate, BIOD-531.

In December 2015, Biodel’s board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving the company’s cash balance to the extent practicable. As a result of the board’s decision, Biodel is no longer actively engaged in further research and development of its product pipeline and its pre-clinical programs to reduce operating expenses and terminated its active clinical studies.

In January 2016, Biodel retained Ladenburg Thalmann to assist it in the process of evaluating its strategic alternatives. Working with Ladenburg Thalmann and Biodel’s legal advisors, Biodel conducted a process of identifying and evaluating potential strategic transactions. Also in January 2016, Biodel completed a reduction in force of 15 non-executive employees designed to reduce operating expenditures while Biodel explored its strategic alternatives. The January 2016 reduction in force was in addition to the ten-person reduction in force that Biodel completed in October 2015, which was designed to reduce infrastructure costs and improve efficiency of research and quality-related activities.

On May 24, 2016, Biodel, Albireo and the holders of Albireo shares and notes convertible into Albireo shares entered into the Exchange Agreement. The Exchange Agreement contains the terms and conditions of the proposed business combination of Biodel and Albireo. Under the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell their shares of Albireo for newly issued shares of Biodel common stock, which is referred to in this proxy statement as the “Transaction.” If the Transaction is completed, the business of Biodel will become the business of Albireo as described in this proxy statement under the caption “Albireo Business.”

If the Transaction is not completed, Biodel will reconsider its strategic alternatives and could pursue one of the following courses of action, which Biodel currently believes to be the most likely alternatives if the Transaction with Albireo is not completed:

•	Pursue another strategic transaction. Biodel may resume its process of evaluating a potential strategic transaction.

•	Dissolve and liquidate its assets. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. In that event, Biodel would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there would be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying the Biodel obligations and setting aside funds for reserves.

Biodel cannot predict whether or to what extent it might resume research and development activities, including clinical trials, or what its future cash needs would be for any such activities.

Suspended Research and Development and Clinical Programs

Glucagon Emergency Rescue (GEM) Program

Biodel’s lead glucagon product candidate is a glucagon emergency management, or GEM, drug-device combination that is intended to treat diabetes patients experiencing severe hypoglycemia, or very low concentrations of blood glucose. GEM is comprised of lyophilized glucagon and an aqueous diluent in a proprietary injection device from Unilife Medical Solutions, Inc., or Unilife. The GEM device is a dual-chamber design that automatically reconstitutes lyophilized glucagon immediately prior to injection and features automatic needle retraction on full dose delivery. GEM is designed with the goal of optimizing its ease of use for patient caregivers in an emergency.

In the third quarter of calendar year 2014, Biodel submitted an Investigational New Drug application, or IND, to the U.S. Food and Drug Administration, or FDA, for Biodel’s GEM product candidate. Biodel has completed a Phase 1 clinical trial to assess the pharmacokinetic and pharmacodynamic profiles of BIOD-961, the reconstituted glucagon formulation intended for use in the GEM device. In the Phase 1 clinical trial, the overall pharmacokinetic and pharmacodynamic profiles of BIOD-961 were statistically indistinguishable from the two comparator glucagon formulations marketed by Eli Lilly and Novo Nordisk. In April 2015, Biodel announced results from a formative human factors study of its GEM product candidate in which the GEM device demonstrated a substantial improvement in ease-of-use, frequency of successful administration and reduction in the error rate when compared to the commercially available glucagon kits. Despite these advancements, the timing of the development program for Biodel’s GEM product candidate is uncertain. Further progress requires at least three registration batches of the fully filled and finished GEM device so that Biodel may conduct the pivotal clinical study, human factors study and stability studies required for an NDA submission to the FDA. Previously, Biodel anticipated that Unilife would deliver the registration batches toward the end of the 2015 calendar year. However, Unilife informed Biodel that the projected GEM device development timelines were no longer accurate, and discussions with Unilife to resolve a dispute regarding the requirements of Biodel’s customization and commercial supply contract with Unilife have been unsuccessful. Biodel has initiated formal legal proceedings in Superior Court in the State of Connecticut and with the American Arbitration Association to address Unilife’s alleged violation of the Connecticut Unfair Trade Practices Act, or CUTPA, and alleged breaches of contract in connection with the GEM program. Until such time as Biodel is able to resolve these matters, if at all, Biodel will be unable to continue to develop its GEM product candidate. Biodel cannot give any assurance as to the outcome of its legal proceedings with Unilife. As a result, Biodel has suspended further research and development of its GEM product candidate and does not intend to resume any research or development activity related to GEM, even if the Transaction closes. Biodel’s IND for its GEM product candidate is closed.

Ultra-Rapid-Acting Mealtime Insulin Development Program

Biodel was also developing ultra-rapid-acting proprietary insulin formulations that are designed to be more rapid-acting than the formulations currently available to Type 1 and Type 2 diabetes patients. BIOD-531, a concentrated ultra-rapid-acting insulin formulation, combines recombinant human insulin, or RHI, with Biodel’s proprietary combination of excipients to increase the rate of absorption following subcutaneous injection when compared to other commercially available insulin formulations, including “rapid-acting” mealtime insulin analogs such as Humalog®, marketed by Eli Lilly, NovoLog®, marketed by Novo Nordisk, and Apidra®, marketed by Sanofi. BIOD-531 contains 400 units of RHI per milliliter (instead of the standard 100 units per milliliter), and is formulated with EDTA, citrate and magnesium sulfate. When delivered by subcutaneous injection, BIOD-531 is characterized by a rapid onset of action and a prolonged duration of action, which Biodel believes could address an unmet medical need for a concentrated insulin with an initial rate of absorption superior to that of existing concentrated insulins and prandial/basal premixed insulins and comparable or superior to that of existing rapid-acting insulin analogs.

Biodel intended that the results of BIOD-531Studies 3-150, 3-152 and 3-157, and that of its commercial analysis for BIOD-531, which it conducted with the assistance of an industry consultant, would inform Biodel’s development program for this product candidate by helping Biodel target the optimal patient populations and commercial opportunity for BIOD-531. However, Biodel has been unable to engage a strategic partner in the advancement of formulations of its ultra-rapid-acting insulins into later stages of development, and Biodel has no plans pursue such activities on its own. Biodel’s BIOD-531 Study 3-157 and Study 3-250 of BIOD-531were terminated in December 2015.

Early Development of Ultra-Rapid-Acting Insulin Formulations

Biodel has conducted Phase 1, Phase 2 and Phase 3 clinical trials comparing the performance of its ultra-rapid-acting insulin formulations to marketed insulins. An early formulation known as Linjeta™ was studied in two pivotal Phase 3 clinical trials that began in 2007. Biodel’s pivotal Phase 3 clinical trials were open-label, parallel group, randomized trials conducted at centers in the United States, Germany and India. The trials were designed to compare the efficacy and safety of Linjeta™ to Humulin® R, which is a branded form of RHI. One of the trials tested Linjeta™ in patients with Type 1 diabetes and the other in patients with Type 2 diabetes. Biodel enrolled more than 400 patients in each trial for a six month treatment period. Approximately one-half of the patients in each trial were treated with Linjeta™ and the remainder with Humulin® R. The primary objective of the trials was to determine if Linjeta™ was not inferior to Humulin® R in the management of blood glucose levels, as measured by the mean change in patients’ HbA1c levels from baseline to the end of the trial. HbA1c levels are a measure of patients’ average blood glucose levels over a period of approximately 3 months. HbA1c is the FDA’s preferred endpoint for diabetes trials. Approximately 400 patients with Type 1 and Type 2 diabetes who completed the pivotal Phase 3 clinical trials elected to participate in a long term safety extension trial in which all patients were treated with Linjeta™ as their mealtime insulin. The last patient visit in the extension trial was in February 2010.

In December 2009, Biodel submitted an NDA to the FDA under section 505(b)(2) of the FFDCA for clearance to market Linjeta™ as a treatment for diabetes. In November 2010, the FDA issued a complete response letter to Biodel’s NDA. The complete response letter included comments related to clinical trials, statistical analysis and chemistry, manufacturing and controls and tolerability issues relating to localized discomfort upon injection. The FDA requested that Biodel conduct two new Phase 3 clinical trials using its preferred commercial formulation of Linjeta™, one in patients with Type 1 diabetes and the other in patients with Type 2 diabetes prior to resubmitting the NDA.

Based upon the complete response letter and subsequent feedback that the FDA provided, Biodel decided to study newer RHI-based formulations in earlier stage clinical trials. In the third calendar quarter of 2012, Biodel began enrolling patients in a Phase 2 clinical trial of BIOD-123, a newer ultra-rapid-acting insulin formulation that combines RHI with EDTA, citrate and magnesium sulfate. The addition of magnesium sulfate was intended to improve the formulation’s tolerability upon injection, as compared to Linjeta™. The clinical trial was a randomized, open label, parallel group study conducted at 32 investigative centers in the United States. In the clinical trial, 132 patients with Type 1 diabetes were randomized to receive either BIOD-123 or Humalog® to use as their mealtime insulin during an 18-week treatment period. Both arms of the study used insulin glargine, sold as Lantus®, as the basal insulin. The clinical trial was designed to evaluate HbA1c control as the primary endpoint, and secondary endpoints included postprandial glucose excursions, glycemic variability, hypoglycemic event rates and weight changes. Following randomization, subjects entered a six-week dose titration period during which basal insulin and then prandial insulin doses were titrated in order to reach standard ADA recommended preprandial glucose targets. Upon completion of the titration period, patients entered a “relative stable dosing period” for an additional 12 weeks.

The Phase 2 clinical trial of BIOD-123 completed patient dosing in the second calendar quarter of 2013, and in September 2013 Biodel announced preliminary results from the trial. BIOD-123 achieved the primary endpoint of noninferiority for HbA1c relative to Humalog®. The mean HbA1c change from baseline in the

BIOD-123 group was -0.08 ± 0.064% and -0.25± 0.063% in the Humalog® group. The 95% confidence interval (-0.01, 0.35) of the between group differences in change from baseline HbA1c did not exceed the FDA-designated threshold of 0.40%, thereby establishing non-inferiority. HbA1c change during the stable dosing period was similar in both treatment groups. During this period, the mean change in HbA1c in the BIOD-123 group was -0.01% and in the Humalog® group was +0.02%. Additionally, Biodel observed comparable weight gain, mean hypoglycemia event rates and postprandial glucose excursions between the treatment groups, as well as some trends in favor of BIOD-123 in regard to postprandial glucose excursions to a liquid meal challenge test. Comparable safety and adverse event profiles were observed in the clinical trial, with the exception of an increased frequency of injection site pain associated with BIOD-123, which appeared to be clinically minor, short-lived and distinctly superior to the toleration profile Biodel observed with Linjeta™ in its earlier Phase 3 clinical trials.

Biodel believes that a pharmaceutical company with expertise in diabetes and a significant commercial infrastructure will be in the best position to maximize the value of BIOD-123, and Biodel therefore does not have plans to advance BIOD-123 into Phase 3 pivotal trials without the assistance of a strategic partner.

Development of BIOD-531 and Insulin Analog-Based Formulations

In November 2013, Biodel announced that it had selected BIOD-531 as its lead candidate for a concentrated ultra-rapid-acting insulin formulation. In preclinical studies in diabetic swine, BIOD-531 demonstrated a more rapid rate of absorption and onset of action, along with a similar duration of action, when compared to Humulin® R U- 500, a presentation containing 500 units of RHI per millimeter. In other preclinical studies, BIOD-531 also demonstrated a more rapid rate of absorption and onset of action when compared to Humalog® Mix 75/25. Biodel believes BIOD-531 could address an unmet medical need for an insulin with an initial rate of absorption superior to that of Humulin® R U-500 and prandial/basal pre-mixed insulins. BIOD-531 contains 400 units of RHI per milliliter (instead of the standard 100 units per milliliter), and, like BIOD-123, is formulated with EDTA, citrate and magnesium sulfate.

Study 3-150—Phase 1 clinical trial comparing BIOD-531 to Humulin® R U-500 and Humalog® Mix 75/25. In February 2014, Biodel announced the results from Study 3-150, a Phase 1 clinical trial comparing BIOD-531 to the marketed products Humulin® R U-500 and Humalog® Mix 75/25. Study 3-150 assessed the pharmacokinetic, pharmacodynamic and injection site toleration profiles of single doses of the study drugs in non-diabetic obese volunteers. The clinical trial included 1.0 unit per kilogram and 0.5 unit per kilogram doses of BIOD-531, as well as a 1.0 unit per kilogram dose of Humulin® R U-500 and a 0.5 unit per kilogram dose of Humalog® Mix 75/25. Topline results from the clinical study were as follows:

•	When comparing 1.0 unit per kilogram doses of BIOD-531 and Humulin® R U-500, BIOD-531 was associated with an increased rate of absorption as measured by multiple pharmacokinetic parameters, including a 92% shorter time to Early 1⁄2 Tmax (11.0 ± 1.9 min) versus Humulin® R U-500 (135.3 ± 34.9 min), a 43% shorter time to Tmax (223.8 ± 62.3 min) versus Humulin® R U-500 (393.3 ± 58.3 min) and a 765% increase in early insulin exposure as measured by AUCins0-30min (2966 ± 383 mU*min/L) versus Humulin® R U-500 (343 ± 74 mU*min/L). BIOD-531 was associated with a more rapid glucose lowering effect as measured by multiple pharmacodynamic parameters including a 169% increase in AUCGIR0-60min (108.5 ± 22.0 mg/kg) versus Humulin® R U-500 (40.4 ± 10.0 mg/kg). These differences were all statistically significant.

•

When comparing 0.5 unit per kilogram doses of BIOD-531 and Humalog® Mix 75/25, BIOD-531 was associated with an increased rate of absorption as measured by multiple pharmacokinetic parameters, including a 66% shorter time to Early  1⁄2 Tmax (16.4 ± 4.9 min) versus Humalog® Mix 75/25 (47.9 ± 2.6 min), an 18% shorter time to Tmax (131.3 ± 43.4 min) versus Humalog® Mix 75/25 (160.0 ± 11.9 min) and a 917% increase in early insulin exposure as measured by AUCins0-30min (1200 ± 141 min) versus Humalog® Mix 75/25 (118 ± 22 mU*min/L). BIOD-531 was associated with a more rapid glucose lowering effect as measured by multiple pharmacodynamic parameters including a 375% increase in AUCGIR0-60min (68.9 ± 13.4 mg/kg) versus Humalog® Mix 75/25 (14.5 ± 4.7 mg/kg). With the exception of Tmax, these differences were all statistically significant.

•	Pharmacodynamic measurements for BIOD-531, including time to the end of the glucose lowering effect (TGIR Last), at both 1 U/kg (1170.0 ± 59.3 min) and 0.5 U/kg (1076.2 ± 50.7 min) doses, suggested the potential for BIOD-531 to provide basal insulin needs. Mean visual analog scores and absolute severity scores were very low for all participants, suggesting excellent injection site tolerability. There were no statistically significant differences among the treatment groups.

•	Mean visual analog scores and absolute severity scores were very low for all participants, suggesting excellent injection site tolerability. There were no statistically significant differences among the treatment groups.

Study 3-152—Phase 2a clinical trial comparing BIOD-531 to Humalog® Mix 75/25 and Humulin® R U-500 in diabetes patients who use between 50 and 110 units of insulin per day. In August 2014, Biodel announced the results from Study 3-152, a Phase 2a clinical trial comparing BIOD-531 to the marketed products Humalog® Mix 75/25 and Humulin® R U-500. Study 3-152 assessed glucose profiles of Type 2 diabetic subjects who use between 50 and 110 units of insulin per day after a single subcutaneous injection of 0.6 U/kg doses of the study drugs administered with a standardized breakfast on separate days in a randomized four arm cross-over sequence in which subjects received pre-meal BIOD-531, pre-meal Humalog® Mix 75/25, pre-meal Humulin® R U-500 and post meal BIOD-531. In order to assess the duration of glucose lowering, subjects received a standardized lunch at 330 minutes (5.5 hours) after test insulin dosing at breakfast, but with no insulin administered at that time. Blood glucose levels were measured every five minutes during the 720 minutes (12 hours) after test insulin dosing at breakfast. Topline results from the clinical study were as follows:

•	When comparing 0.6 unit per kilogram doses of BIOD-531 and Humalog® Mix 75/25 administered prior to a meal, BIOD-531 was associated with superior glucose control throughout the day of observation. A single dose of BIOD-531 administered immediately before breakfast (pre-meal) achieved significantly lower mean glucose concentrations than did Humalog® Mix 75/25 administered immediately before breakfast. The mean glucose concentration after breakfast was 167.8 ± 10.4 mg/dl with BIOD-531 treatment compared to 205.1 ± 8.3 mg/dl with Humalog® Mix 75/25 treatment (p < 0.001). Mean glucose concentrations were also significantly improved after lunch with pre-meal BIOD-531. Over the course of the entire day of observation, pre-meal BIOD-531 was associated with an average glucose concentration of 177.8 ± 11.9 mg/dl compared to 225.1± 10.7 mg/dl with Humalog® Mix 75/25 treatment (p < 0.001). The percentage of glucose readings within the target range of 70-180 mg/dl was increased more than two-fold following BIOD-531 treatment (46.3 ± 8.4%) compared to Humalog® Mix 75/25 treatment (20.6 ± 5.9%; p=0.002). Likewise, the post-breakfast area under the curve for the glucose excursion and the mean maximal glucose concentrations after breakfast and after lunch were significantly improved with pre-meal BIOD-531 treatment compared to Humalog® Mix 75/25 treatment.

•	When comparing 0.6 unit per kilogram doses of BIOD-531 and Humulin® R U-500 administered prior to the meal, BIOD-531 was associated with superior glucose control. Mean glucose concentrations after the standardized breakfast were 167.8 ± 10.4 mg/dl with BIOD-531 treatment compared to 193.1 ± 8.3 mg/dl with Humulin® R U-500 treatment (p=0.006). Over the entire day of observation, mean glucose concentrations were 177.8 ± 11.9 mg/dl with BIOD-531 treatment compared to 197.2 ± 8.8 mg/dl with Humulin® R U-500 treatment (p=0.042). Over the course of the entire day of observation, glucose concentrations were in the target range of 70-180 mg/dl 46.3 ± 8.4% of the time with BIOD-531 treatment compared to 29.1 ± 6.1% of the time with Humulin® R U-500 treatment (p=0.032).

•	When comparing 0.6 unit per kilogram doses of BIOD-531 administered twenty minutes after the start of the meal to 0.6 unit per kilogram doses of both Humalog® Mix 75/25 and Humulin® R U-500 administered prior to a meal, BIOD-531 demonstrated superior glucose control compared to either comparator. Mean glucose concentrations over the course of the day were 178.3 ± 11.2 mg/dl for post-meal BIOD-531 treatment compared to 225.1 ± 10.7 for pre-meal Humalog® Mix 75/25 treatment (p < 0.001). The percentage of readings within the 70-180 mg/dl target range was 46.2 ± 7.6% for post-meal BIOD-531 treatment compared to 20.6 ± 5.9% for pre-meal Humalog® Mix 75/25 treatment (p=0.003) and 29.1 ± 6.1% for pre-meal Humulin® R U-500 treatment (p=0.040).

•	Mean visual analog scores and absolute severity scores were low for all participants, suggesting excellent injection site tolerability. There were no statistically significant differences in 100 mm visual analog scores among the treatment groups.

Study 3-151—Phase 2a clinical trial comparing BIOD-531 to Humalog® Mix 75/25 and Humulin® R U-500 in diabetes patients who use greater than 150 units of insulin per day or greater than 100 units of insulin at a single dosing session. In January 2015, Biodel announced the results from Study 3-151, a Phase 2a clinical trial comparing BIOD-531 to the marketed products Humalog® Mix 75/25 and Humulin® R U-500. Study 3-151 assessed glucose profiles of diabetic subjects who use greater than 150 units of insulin per day or greater than 100 units of insulin at a single dosing session. During each visit, subjects in the clinical trial received three standardized meals and two doses of the study drug, one dose with breakfast and the other dose with dinner. Blood glucose levels were measured over a period of 24 hours. Topline results from the clinical study were as follows:

•	When comparing 1.2 U/kg and 0.8 U/kg doses of BIOD-531 and Humalog ® Mix 75/25 administered prior to breakfast and dinner, respectively, BIOD-531 was associated with superior glucose control during the post-breakfast period (the primary efficacy endpoint for the study) and throughout the 24-hour period of observation. BIOD-531 administered before breakfast achieved significantly lower mean glucose concentrations than did Humalog® Mix 75/25 administered before breakfast. The mean glucose concentration in the 330 minutes after breakfast was 164.6 ± 11.8 mg/dl with BIOD-531 treatment compared to 179.9 ± 10.0 mg/dl with Humalog® Mix 75/25 treatment (p=0.009). The percentage of glucose readings within the target range of 70-180 mg/dl in this post-breakfast period was increased following BIOD-531 treatment (65.3 ± 10.4%) compared to Humalog® Mix 75/25 treatment (49.0 ± 9.0%, p=0.004). Mean glucose concentrations were also significantly improved in the period from breakfast to dinner with pre-meal BIOD-531. Over the course of the breakfast to dinner period, pre-meal BIOD-531 was associated with an average glucose concentration of 165.0 ± 14.8 mg/dl compared to 184.9 ± 12.9 mg/dl with Humalog® Mix 75/25 treatment (p=0.007). The percentage of glucose readings within the target range of 70-180 mg/dl in this breakfast to dinner period was increased following BIOD-531 treatment (67.0 ± 10.7%) compared to Humalog® Mix 75/25 treatment (49.0 ± 9.7%, p=0.011).

•	When comparing 1.2 U/kg and 0.8 U/kg doses of BIOD-531 and Humulin® R U-500 administered prior to breakfast and dinner, respectively, BIOD-531 was also associated with superior post-breakfast glucose control. Mean glucose concentrations in the 330 minutes after the standardized breakfast were 164.6 ± 11.8 mg/dl with BIOD-531 treatment compared to 178.0 ± 7.3 mg/dl with Humulin® R U-500 treatment (p=0.019). Over the course of the entire period of observation, glucose concentrations for BIOD-531 were similar to that seen with Humulin® R U-500 treatment.

•

When comparing 1.2 U/kg in the 0.8 units per kilogram doses of BIOD-531 dosed 20 minutes after the start of the standardized breakfast and dinner, respectively, compared to the same doses of Humalog® Mix 75/25 administered prior to breakfast and dinner, BIOD-531 demonstrated superior glucose control over the 24-hour period of observation. Mean glucose concentrations over the 24-hour period were 149.8 ± 11.8 mg/dl for post-meal BIOD-531 treatment compared to 172.6 ± 14.0 mg/dl for pre-meal

Humalog® Mix 75/25 treatment (p=0.006). The percentage of readings within the 70-180 mg/dl target range was 71.5 ± 8.1% for post-meal BIOD-531 treatment compared to 55.7 ± 9.9% for pre-meal Humalog® Mix 75/25 treatment (p=0.025). Post-meal dosing of BIOD-531 resulted in similar overall glycemic control as observed with pre-meal Humulin® R U-500 treatment.

•	Mean visual analog scores and absolute severity scores were low for all treatment groups, suggesting excellent injection site tolerability. There were no statistically significant differences in the 100 mm visual analog scores among the treatment groups.

In November 2015, Biodel announced the initiation of Study 3-157, a Phase 2a clinical trial to evaluate BIOD-531 against a state-of-the-art basal-bolus insulin regimen and in combination with a GLP-1 analog. Study 3-157 was designed to evaluate glucose control achieved with BIOD-531 in patients with Type 2 diabetes and test the hypothesis that two or three doses of BIOD-531 alone can achieve equivalent glucose control to a commonly used intensive insulin regimen in which two different insulins are injected a total of four times per day. In addition, Study 3-157 was designed to evaluate the clinical efficacy of co-treatment with Victoza®, a leading GLP-1 analog. Pre-clinical studies indicate that BIOD-531 can be stably co-formulated with liraglutide, the active pharmaceutical ingredient in Victoza®.

Biodel intended that the results of Studies 3-150, 3-152 and 3-157, and that of its commercial analysis for BIOD-531, which it conducted with the assistance of an industry consultant, would inform Biodel’s development program for this product candidate by helping Biodel target the optimal patient populations and commercial opportunity for BIOD-531. Study 3-250 was a randomized, open-label, parallel group study in patients with insulin-treated Type 2 diabetes. The clinical trial was temporarily the subject of a partial clinical hold while Biodel addressed a request by the FDA to provide additional data concerning the investigational syringes used to deliver BIOD-531 in the clinical trial. The FDA removed the partial clinical hold in September 2015. However, in December 2015, Biodel announced that its board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving its cash balance to the extent practicable. As part of this plan, Biodel terminated BIOD-531 Study 3-157 and Study 3-250.

In addition to BIOD-531, Biodel has developed pre-clinical ultra-rapid-acting insulin formulations using its proprietary excipients in combination with either insulin lispro, the active pharmaceutical ingredient in Humalog®, or insulin aspart, the active pharmaceutical ingredient in NovoLog®.

Government Regulation

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of product candidates. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

United States Government Regulation

The FDA regulates, among other things, the research, manufacture, promotion and distribution of drugs in the United States under the FFDCA and other statutes and implementing regulations. The process required by the FDA before a drug product candidate may be marketed in the United States under an NDA generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of an NDA, and the acceptance for filing of the NDA by the FDA;

•	satisfactory completion of an FDA preapproval inspection of the manufacturing facilities at which the product is produced to assess compliance with current Good Manufacturing Practice, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and a company cannot be certain that any approvals for its product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. A clinical trial hold also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board, or IRB, monitors the clinical centers proposing to conduct the clinical trial and must review and approve the plan for any clinical trial before it commences. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form signed by the trial participants and must monitor the study until completed.

Clinical Trials. Clinical trials involve the administration of the product candidate to human subjects under the supervision of qualified medical investigators according to approved protocols that detail the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor participant safety. Each protocol is submitted to the FDA as part of the IND.

Human clinical trials are typically conducted in three sequential phases, but the phases may overlap, or be combined.

•	Phase 1 clinical trials typically involve the initial introduction of the product candidate into human volunteers. In Phase 1 clinical trials, the product candidate is typically tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics.

•	Phase 2 clinical trials are conducted in a limited patient population to gather evidence about the efficacy of the product candidate for specific, targeted indications, to determine dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks.

•	Phase 3 clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. The size of Phase 3 clinical trials depends upon clinical and statistical considerations for the product candidate and proposed indications, but sometimes can include several thousand patients. Phase 3 clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Clinical testing must satisfy extensive FDA regulations. Reports detailing the status of the clinical trials must be submitted at least annually to the FDA and safety reports must be submitted for serious and unexpected adverse events. Success in early stage clinical trials does not assure success in later stage clinical trials. The company, the FDA, or an IRB may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk.

New Drug Applications. Assuming successful completion of the required clinical trials, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of an NDA. An NDA also must contain extensive manufacturing information, as well as proposed labeling for the finished product. An NDA must contain information about the chemistry and physical characteristics of the drug and a final process for manufacturing the product in accordance with cGMP. The manufacturing process must be capable of consistently producing quality product within specifications approved by the FDA. The manufacturer must develop methods for testing the quality, purity and potency of the final product. In addition, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf life. Prior to approval, the FDA will conduct an inspection of the manufacturing facilities to assess compliance with cGMP.

The FDA reviews all NDAs submitted before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to review before the FDA accepts it for filing. After an application is filed, the FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers them carefully when making decisions. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than a biopharmaceutical company interprets the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA. An applicant receiving a complete response letter may resubmit the application with data and information addressing the FDA’s concerns or requirements, withdraw the application without prejudice to a subsequent submission of a related application or request a hearing on whether there are grounds for denying approval of the application. If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a biopharmaceutical company to conduct Phase 4 testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval, and may require surveillance programs to monitor the safety of approved products which have been commercialized. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety or efficacy questions are raised after the product reaches the market. The agency may also impose requirements that the NDA holder conduct new studies, make labeling changes, implement Risk Evaluation and Mitigation Strategies, and take other corrective measures.

Section 505(b)(2) NDAs. There are three types of drug registration applications: the full NDA, the abbreviated NDA, which is used for generic drug applications, and the Section 505(b)(2) NDA. Biodel intends to file Section 505(b)(2) NDAs that might, if accepted by the FDA, save time and expense in the development and testing of Biodel’s product candidates. A full NDA is submitted under Section 505(b)(1) of the FFDCA and must contain full reports of investigations conducted by the applicant to demonstrate the safety and effectiveness of the drug. A Section 505(b)(2) NDA may be submitted for a drug for which one or more of the investigations relied upon by the applicant was not conducted by or for the applicant and for which the applicant has no right of reference from the person by or for whom the investigations were conducted. A Section 505(b)(2) NDA may be submitted based in whole or in part on published literature or on the FDA’s finding of safety and efficacy of one or more previously approved drugs, which are known as reference drugs. Thus, the filing of a Section 505(b)(2) NDA may result in approval of a drug based on fewer clinical or nonclinical studies conducted by the applicant than would be required under a full NDA. The number and size of studies that need to be conducted by the sponsor depends on the amount and quality of data pertaining to the reference drug that are publicly available, and on the similarity of and differences between the applicant’s drug and the reference drug. In some cases, extensive, time-consuming, and costly clinical and nonclinical studies may still be required for approval of a Section 505(b)(2) NDA.

Patent Protections. An applicant submitting a Section 505(b)(2) NDA must certify to the FDA with respect to the patent status of the reference drug upon which the applicant relies in support of approval of its drug. With respect to every patent listed in the FDA’s Orange Book, which is the FDA’s list of approved drug products, as claiming the reference drug or an approved method of use of the reference drug, the Section 505(b)(2) applicant must certify that: (1) there is no patent information listed by the FDA for the reference drug; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date; (4) the listed patent is invalid, unenforceable, or will not be infringed by the manufacture, use, or sale of the product in the Section 505(b)(2) NDA; or (5) if the patent is a use patent, that the applicant does not seek approval for a use claimed by the patent. If the applicant files a certification to the effect of clause (1), (2) or (5), FDA approval of the Section 505(b)(2) NDA may be made effective immediately upon successful FDA review of the application, in the absence of marketing exclusivity delays, which are discussed below. If the applicant files a certification to the effect of clause (3), the Section 505(b)(2) NDA approval may not be made effective until the expiration of the relevant patent and the expiration of any marketing exclusivity delays.

If the Section 505(b)(2) NDA applicant provides a certification to the effect of clause (4), referred to as a paragraph IV certification, the applicant also must send notice of the certification to the patent owner and the holder of the NDA for the reference drug. The filing of a patent infringement lawsuit within 45 days of the receipt of the notification may prevent the FDA from approving the Section 505(b)(2) NDA for 30 months from the date of the receipt of the notification unless a court determines that a longer or shorter period is appropriate because either party to the action failed to reasonably cooperate in expediting the action. However, the FDA may approve the Section 505(b)(2) NDA before the 30 months have expired if a court decides that the patent is invalid, unenforceable, or not infringed, or if a court enters a settlement order or consent decree stating the patent is invalid or not infringed.

Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years certain pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). The pharmaceutical industry is highly competitive, and it is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. Moreover, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition.

Marketing Exclusivity. Marketing exclusivity provisions under the FFDCA can delay the submission or the approval of Section 505(b)(2) NDAs, thereby delaying a product approved under Section 505(b)(2) from entering the market. The FFDCA provides five-year marketing exclusivity to the first applicant to gain approval of an NDA for a new chemical entity, or NCE, meaning that the FDA has not previously approved any other drug containing the same active moiety. This exclusivity generally prohibits the submission of a Section 505(b)(2) NDA for any drug product containing the active moiety during the five-year exclusivity period. However, submission of a Section 505(b)(2) NDA that certifies that a listed patent is invalid, unenforceable, or will not be infringed, as discussed above, is permitted after four years. In that case, if a patent infringement lawsuit is brought within 45 days after such certification, FDA approval of the Section 505(b)(2) NDA may automatically be stayed until 7.5 years after the NCE approval date. The FFDCA also provides three years of marketing exclusivity for the approval of new and supplemental NDAs for product changes, including, among other things, new indications, dosage forms, routes of administration or strengths of an existing drug, or for a new use, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application. Five-year and three-year exclusivity will not delay the submission or approval of another full NDA; however, as discussed above, an applicant submitting a full NDA under Section 505(b)(1) would be required to conduct or obtain a right of reference to all of the preclinical and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Other types of exclusivity in the United States include orphan drug exclusivity and pediatric exclusivity. The FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Seven-year orphan drug exclusivity is available to a product that has orphan drug designation and that receives the first FDA approval for the indication for which the drug has such designation. Orphan drug exclusivity prevents approval of another application for the same drug for the same orphan indication, for a period of seven years, regardless of whether the application is a full NDA or a Section 505(b)(2) NDA, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Pediatric exclusivity, if granted, provides an additional six months to an existing exclusivity or statutory delay in approval resulting from a patent certification. This six-month exclusivity, which runs from the end of other exclusivity protection or patent delay, may be granted based on the completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Section 505(b)(2) NDAs are similar to full NDAs filed under Section 505(b)(1) in that they are entitled to any of these forms of exclusivity if they meet the qualifying criteria. They also are entitled to the patent protections described above, based on patents that are listed in the FDA’s Orange Book, in the same manner as patents claiming drugs and uses approved for NDAs submitted as full NDAs.

Other Regulatory Requirements. Maintaining substantial compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Drug manufacturers are required to register their establishments with the FDA and certain state agencies, and after approval, the FDA and these state agencies conduct periodic unannounced inspections to ensure continued compliance with ongoing regulatory requirements, including cGMP. In addition, after approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. The FDA may require post-approval testing and surveillance programs to monitor safety and the effectiveness of approved products that have been commercialized. Any drug products manufactured or distributed by Biodel pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

•	record-keeping requirements;

•	reporting of adverse experiences with the drug;

•	providing the FDA with updated safety and efficacy information;

•	reporting on advertisements and promotional labeling;

•	drug sampling and distribution requirements; and

•	complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on a biopharmaceutical company or on the manufacturers and distributors of a company’s approved products, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, and disgorgement or profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications, and criminal prosecution resulting in fines and incarceration. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. In addition, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

Regulations Outside the United States

In addition to regulations in the United States, biopharmaceutical companies are subject to a variety of laws and regulations in other jurisdictions governing clinical trials and commercial sales and distribution of its products. A biotechnology company must obtain the necessary approvals by the comparable regulatory authorities of countries outside the United States before it can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary between jurisdictions.

To obtain regulatory approval of a drug under European Union regulatory systems, a biopharmaceutical company may submit applications for marketing authorizations either under a centralized or decentralized procedure. The centralized procedure is compulsory for medicines produced by certain biotechnological processes, new active substances indicated for the treatment of certain diseases such as AIDS, cancer, neurodegenerative disorders and diabetes, and products designated as orphan medicinal products, and optional for other new active substances and those products which constitute a significant therapeutic, scientific or technical innovation. The procedure provides for the grant of a single marketing authorization that is valid for all European Union member states, as well as for Iceland, Liechtenstein, and Norway. The decentralized procedure provides for approval by one or more other, or concerned, member states of an assessment of an application performed by one member state, known as the reference member state. Under this procedure, an applicant submits an application, or dossier, and related materials including a draft summary of product characteristics, and draft labeling and package leaflet, to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state cannot approve the assessment report and related materials on the grounds of potential serious risk to the public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all member states.

Competition

The pharmaceutical industry is characterized by intense competition and rapidly evolving technology. As a biopharmaceutical company, Biodel faces potential competition from many different sources, large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations.

Intellectual Property and Proprietary Technology

The technologies for Biodel’s ultra-rapid-acting insulin formulations have been developed exclusively by Biodel’s employees, without input from third parties.

In October 2007 the United States Patent and Trademark Office issued U.S. Patent No. 7,279,457 encompassing Biodel’s ultra-rapid-acting insulin formulations. If all maintenance fees are paid, the patent will expire no earlier than January 2026. In addition, a related European Patent, EP 1 740 154, was granted in June 2009 and expires in March 2025 in the designated countries if all annuity fees are paid. Two additional European applications on this technology, EP2 319 500 and EP2 106 790, have been issued and, in October 2014, were successfully defended in a third party opposition before the Opposition Division of the European Patent Office. Related applications have been granted in Australia, Canada and Japan. Additional applications with claims directed to formulations containing insulin, insulin derivatives or analogs are currently pending in the U.S. and foreign patent offices.

Biodel’s pending patent applications, those Biodel may file in the future, or those Biodel may license from third parties, may not result in patents being issued.

The individual active and inactive ingredients in Biodel’s ultra-rapid-acting insulin formulations and Biodel’s liquid glucagon formulations have been known and used for many years and, therefore, are no longer subject to patent protection, except in proprietary combinations. Accordingly, Biodel’s patent and pending applications are directed to the particular formulations of these ingredients in Biodel’s products, and to their use. Although Biodel believes its formulations and their uses are or will be patented and provide a competitive advantage, Biodel’s patents may not prevent others from marketing formulations using the same active and inactive ingredients in similar but different formulations.

Biodel has entered into a customization and commercial supply agreement with Unilife Medical Solutions, Inc., a wholly owned subsidiary of Unilife Corporation, to acquire an exclusive, sublicensable, worldwide license to a proprietary device platform of dual-chamber devices for use with glucagon. Under the terms of the agreement, Unilife Medical Solutions, Inc. will control the patent protection relating to the devices and be the sole owner of improvements thereto.

Biodel requires its employees and consultants to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with Biodel. These agreements provide that all confidential information developed or made known during the course of the relationship with Biodel be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for Biodel, utilizing Biodel’s property or relating to Biodel’s business and conceived or completed by the individual during employment shall be Biodel’s exclusive property to the extent permitted by applicable law.

Manufacturing

Biodel does not have the facilities required to manufacture its product candidates for use in clinical trials. Therefore, Biodel intends to manufacture its product candidates by contracting with third parties that operate manufacturing facilities in accordance with cGMP.

Biodel has terminated an earlier supply agreement with N.V. Organon (subsequently acquired by Amphastar Pharmaceuticals, Inc., a specialty pharmaceutical development and manufacturing company), under which Biodel had purchased the RHI it has used to formulate all of its RHI-based product candidates, including BIOD-123 and BIOD-531. Biodel intends to use existing supplies of RHI to support the further development BIOD-531, as well as enter into one or more development stage RHI supply agreements, as necessary.

Biodel has entered into a commercial supply agreement with Bachem AG, a Swiss corporation, for the supply of all of the glucagon Biodel will need for the testing and manufacturing of its GEM product candidate. The initial term of Biodel’s agreement with Bachem AG will expire in July 2017.

Biodel has entered into a customization and commercial supply agreement with Unilife Medical Solutions, Inc., a wholly owned subsidiary of Unilife Corporation, to acquire an exclusive, sublicensable, worldwide license to a proprietary device platform of dual-chamber devices for use with glucagon. Under the terms of the agreement, Unilife will develop and be the sole supplier of the device intended for use with Biodel’s dual-chamber glucagon rescue product candidate. Additionally, Unilife is responsible for delivering three registration lots of the filled and finished GEM device required for submitting an NDA to the FDA. The initial term of Biodel’s agreement with Unilife Medical Solutions, Inc. will expire in 2028. Biodel has initiated formal legal proceedings in Superior Court in the State of Connecticut and with the American Arbitration Association to address Unilife’s alleged breaches of contract in connection with the GEM program.

Biodel has entered into a manufacturing agreement with Cangene bioPharma Inc., doing business as Emergent BioSolutions, or Emergent, under which Emergent will fill and finish the GEM device, using lyophilized glucagon and an aqueous diluent. During the term of the agreement following validation of the manufacturing process, Biodel is required to purchase, and Emergent is obligated to deliver to Biodel, one manufactured lot of the GEM device every quarter. Biodel would expect to reserve and commit to additional manufacturing capacity with Emergent following the commercial launch of Biodel’s GEM product candidate, if successful. Either party may terminate the agreement without cause upon thirty-six months prior written notice. On December 14, 2015, Emergent notified Biodel that it intended to terminate the manufacturing agreement upon completion of the initial term, or as of March 4, 2019.

Sales and Marketing

Biodel currently has no sales and marketing capabilities and no distribution capabilities.

Employees

At August 15, 2016, Biodel had five full time-employees who perform services for it on a regular basis, all of whom are involved in financial and administrative roles. Biodel considers its employee relations to be good.

Facilities

Biodel leases approximately 19,500 square feet of office space for its corporate headquarters at 100 Saw Mill Road in Danbury, Connecticut. The lease expires in July 2019.

Legal Proceedings

In July 2013, a third party initiated administrative proceedings in Munich, Germany before the European Patent Office to oppose two of Biodel’s patents that have been granted in connection with Biodel’s ultra-rapid-acting insulin formulations—EP 2 319 500 and EP2 106 790. The opponent was listed as Dr. Armin K. Bohmann. The opponent requested that the patents be revoked, alleging that the subject matter was not patentable, the inventions were not adequately disclosed and the subject matter extended beyond the subject of the applications. In an October 2014 ruling, which the opponent has appealed, the Opposition Division of the European Patent Office found that all claims of both patents are novel and inventive.

In September 2015, Biodel filed a complaint in Superior Court in the State of Connecticut (Judicial District of Danbury) against Unilife. The complaint contains two counts. The First Count seeks injunctive relief pending arbitration of certain contract claims relating to Biodel’s GEM program. The Second Count seeks compensatory and punitive damages from Unilife based on its alleged violation of the Connecticut Unfair Trade Practices Act in connection with Biodel’s GEM program. In January 2016, the Superior Court denied in its entirety Unilife’s motion to strike the complaint. In November 2015, Biodel also filed a demand for arbitration with the American Arbitration Association relating to alleged breaches by Unilife of its contractual obligations to develop and supply the injection device intended for use with Biodel’s GEM product candidate.

ALBIREO BUSINESS

Overview

Albireo is a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal, or GI, disorders where improper flow or absorption of bile causes serious medical conditions for which there is high unmet need. The initial target indication for Albireo’s lead product candidate, A4250, is progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. A4250 is currently being evaluated in two Phase 2 clinical trials, including in particular a study in children with chronic cholestasis that is intended to support a potentially pivotal clinical trial in PFIC. In addition to PFIC and subject to obtaining additional capital after completion of the Transaction, Albireo plans to consider conducting future clinical development of A4250 as a treatment for other pediatric cholestatic liver diseases and disorders. Albireo’s clinical-stage product candidates in addition to A4250 include elobixibat, which is currently being studied in a Phase 3 clinical trial in Japan to treat chronic constipation, and A3384, which is in development to treat bile acid malabsorption, or BAM. Albireo leverages its deep understanding of the biological characteristics and functions of bile acids, acquired by its scientific leaders over two decades, to build and develop its innovative pipeline.

Bile acids are a component of bile, a key digestive liquid made in the liver, that play a critical role in dietary absorption and the regulation of metabolic processes. Specifically, bile acids are recycled from the small intestine to the liver as part of a process known as enterohepatic circulation. When the flow of bile from the liver stops or is disrupted, a condition known as cholestasis, bile acids accumulate in the liver and in the serum, which is a component of blood. Elevated bile acids in the liver and serum often lead to severe liver damage and other consequences, including itching, or pruritus. A4250 partially inhibits a protein known as ileal sodium dependent bile acid transporter, or IBAT, which is responsible for initiating the recirculation of bile acids from the small intestine to the liver. As an IBAT inhibitor, A4250 acts to reduce bile acids in the liver and serum and to increase bile acids being excreted through the colon. Elobixibat is also an IBAT inhibitor.

A4250 — Albireo’s lead product candidate for PFIC and potentially other orphan pediatric liver diseases. A4250 is a novel, minimally absorbed, orally administered IBAT inhibitor designed for once daily administration. Albireo’s initial target indication for A4250 is PFIC. A4250 is currently being evaluated in two Phase 2 clinical trials, including in particular an open label, dose escalation study in children with chronic cholestasis that is intended to support a potentially pivotal clinical trial in PFIC. This trial includes children with chronic cholestasis caused by any of a number of different liver conditions, including PFIC, biliary atresia, Alagille syndrome, or ALGS, and sclerosing cholangitis. Because it is an open label study, preliminary data is available from the three cohorts that have completed the trial as of August 15, 2016. These data show a dose-related trend in reduction of serum bile acids and a favorable trend in reduction of pruritus that was generally highest in the third cohort, generally consistent among the scales used to measure pruritus, and particularly robust in the three patients in the trial with PFIC, type 2. In addition, there have been no serious adverse events, or SAEs, or patient dropouts through the first three cohorts in the trial and A4250 has exhibited a favorable overall tolerability profile. Albireo expects additional cohort data to become available beginning in the fourth quarter of 2016 and the full data from the trial to be available in the first quarter of 2017.

The second ongoing trial of A4250 is an investigator-initiated study in adults with primary biliary cholangitis (formerly known as primary biliary cirrhosis), or PBC, which is a chronic disease of the liver in which the bile ducts become inflamed and are slowly destroyed. In an interim analysis of data from the first cohort in the trial, A4250 was associated with a reduction in serum bile acid levels. In addition, all five patients who received A4250 experienced a substantial reduction in pruritus, assessed using a visual analogue scale of itching known as VAS-itch. Two of the five patients in the first cohort dropped out of the trial due to diarrhea, an effect consistent with the IBAT inhibition mechanism. For the second cohort, the investigator reduced the dose to be received by patients to explore a lower dose. Albireo expects the complete data from the trial to be available in the second half of 2016. Albireo facilitated the initiation of the PBC study to generate data in adults with cholestatic liver disease to support the planned transition into pediatric development in the United States. However, Albireo does not anticipate conducting further development in PBC and accordingly may elect not to enroll the second cohort of the ongoing PBC study in full as initially planned.

•    PFIC. Assuming a successful outcome of the ongoing pediatric trial of A4250, Albireo plans to initiate a potentially pivotal Phase 3 clinical trial of A4250 in PFIC, as well as a clinical trial to evaluate the long-term safety of A4250 in patients with PFIC. Albireo expects the planned PFIC efficacy trial to commence in the first quarter of 2017. Albireo has chosen PFIC as its lead indication for A4250 because it believes there is an especially strong scientific rationale for the use of an IBAT inhibitor to prevent progressive liver disease caused by PFIC.

The precise prevalence of PFIC is unknown, but PFIC has been estimated to affect between one in every 50,000 to 100,000 children born worldwide. Based on the estimated incidence and need for liver transplant, published birth rates, and estimates of the effect of pediatric liver transplant on life expectancy, Albireo estimates the prevalence of PFIC in 2016 to be approximately 10,000 patients in major pharmaceutical markets, including approximately 3,200 in the United States and 5,000 in the European Union. There are currently no drugs approved for the treatment of PFIC. First-line treatment for PFIC is typically off-label ursodeoxycholic acid, or UDCA, which is approved in the United States and elsewhere for the treatment of PBC. However, many PFIC patients do not respond well to UDCA. Albireo estimates that approximately 18% of PFIC patients require partial external bile diversion, or PEBD, surgery, a life-altering and undesirable procedure in which bile is drained outside the body to a stoma bag that must be worn by the patient 24 hours a day, and that PFIC patients will often ultimately require liver transplantation. Of all PFIC patients, Albireo believes A4250 will primarily benefit those who have not yet undergone PEBD surgery or liver transplant, as well as those who have had or may have surgery to reverse the PEBD procedure. Accordingly, Albireo estimates there to be approximately 1,200 PFIC patient candidates for A4250 in the United States and approximately 1,900 PFIC patient candidates in the European Union.

•     Other Indications Under Consideration. Albireo intends to consider conducting future clinical development of A4250 as a treatment for other pediatric cholestatic liver diseases and disorders in addition to PFIC. These indications may include any or all of pediatric cholestatic pruritus, ALGS and biliary atresia.

Pediatric cholestatic pruritus refers to pruritus symptoms in children suffering from any disease or condition characterized by chronic cholestasis. Severe pruritus is a debilitating symptom afflicting cholestatic patients and, although pruritus cannot reliably be relieved by scratching, patients often resort to destructive scratching behaviors that can cause bleeding and scarring. Cholestatic liver disease has been estimated to affect approximately one in 2,500 newborns worldwide, and, based on reported rates of pruritus across several different causes of pediatric cholestasis, Albireo estimates pruritus to affect approximately 45% of all children with cholestatic liver disease. There are currently no drugs approved specifically for the treatment of pediatric cholestatic pruritus.

ALGS is a genetic condition associated with liver, heart, eye and skeletal abnormalities. In particular, ALGS patients have fewer than normal bile ducts inside the liver, which leads to cholestasis and the accumulation of bile and causes scarring in the liver. The prevalence of ALGS has been estimated to be one in 70,000 newborns. There are currently no drugs approved for the treatment of ALGS. Current treatment for ALGS is generally in line with current treatments for PFIC as described above.

Biliary atresia is a partial or total blocking or absence of large bile ducts that causes cholestasis and resulting accumulation of bile that damages the liver. The estimated worldwide incidence of biliary atresia is one in every 18,500 births. There are currently no drugs approved for the treatment of biliary atresia. The current standard of care is a surgery known as the Kasai procedure, or hepatoportoenterostomy, in which the obstructed bile ducts are removed and a section of the small intestine is connected to the liver directly. However, only about 25% of those initially undergoing the Kasai procedure will survive to their twenties without need for liver transplantation.

Other Albireo Clinical-Stage Product Candidates — Elobixibat and A3384.

•     Elobixibat. Elobixibat is a second novel, minimally absorbed, orally administered IBAT inhibitor designed for once daily administration. Albireo has granted commercial rights to elobixibat for the treatment of chronic constipation and other GI diseases in Japan and other select markets in Asia to EA Pharma Co., Ltd. (formerly known as Ajinomoto Pharmaceuticals Co., Ltd.), or EA Pharma, a company formed by a business combination between Ajinomoto Pharmaceuticals and the GI treatment business of Eisai Co., Ltd. EA Pharma is conducting two Phase 3 clinical trials of elobixibat as a treatment for chronic constipation, representing the pivotal program for elobixibat in Japan. One of the Phase 3 trials is designed to evaluate the efficacy and safety of elobixibat as a treatment for chronic constipation and the other is designed to evaluate the long-term safety of elobixibat in patients with chronic constipation. Albireo expects data from the efficacy trial to be available in the second half of 2016. If elobixibat receives marketing approval in Japan, EA Pharma plans to co-market elobixibat in Japan with another company, Mochida Pharmaceutical Co., Ltd, or Mochida.

Albireo has commercial rights to elobixibat in the United States, Europe and otherwise outside of the territories licensed to EA Pharma. Albireo is currently evaluating alternative study designs and conducting other planning activities for a potential future Phase 3 clinical development program in the United States and Europe, although Albireo does not currently anticipate that it will conduct future clinical trials of elobixibat if it does not identify and enter into a license or other partnering transaction with a third party for elobixibat for those regions.

•     A3384. A3384 is a proprietary formulation of cholestyramine that is designed to release cholestyramine directly in the colon. Albireo is developing A3384 as a treatment for BAM. BAM, which is sometimes also called bile acid diarrhea, occurs when bile acids are not sufficiently reabsorbed in the small intestine, causing elevated levels of bile acids to instead reach the colon and leading to chronic watery diarrhea. Based on a reported estimate of the prevalence of irritable bowel syndrome with diarrhea, or IBS-D, and published third-party studies that suggest approximately one-third of IBS-D patients have BAM, Albireo estimates the prevalence of BAM to be approximately 1.3 million people in the United States and approximately 2.2 million people in the European Union. There are currently no drugs approved for the treatment of BAM.

Cholestyramine, which is approved in some countries in Europe to treat diarrhea associated with certain GI conditions, is commonly prescribed off-label to treat BAM. Cholestyramine is a well characterized bile acid sequestrant, which is also known as a resin. The benefit of cholestyramine has historically been limited both because of poor tolerability and because of its negative effect on absorption of other medications and important fat soluble vitamins. Albireo believes that a better tolerated formulation that is capable of delaying the activity of cholestyramine until it reaches the colon has potential to provide therapeutic benefit for patients with BAM.

Albireo’s Corporate History

Albireo was spun out from AstraZeneca AB in 2008. At the time of the spinout, AstraZeneca assigned to Albireo all of its rights in and to its portfolio of IBAT inhibitors, including elobixibat and A4250, as well as other programs that are currently at a preclinical stage.

Albireo’s founders began working in the bile acid space more than 15 years ago and over that period the company’s scientific leaders have developed a deep understanding of the characteristics and functions of bile acids. Albireo leverages this expertise in the development and advancement of its innovative pipeline. Albireo believes that the collective expertise and experience of its management team positions it well to capitalize on the potential of novel bile acid modulators to treat orphan pediatric cholestatic liver diseases and disorders, as well as GI disorders.

The Role of Bile Acids and IBAT

The liver is responsible for many vital body functions, including the regulation of bile acid synthesis and metabolism. The liver uses cholesterol to produce bile acids, which are then transported to, and stored in, the gall bladder. In response to food ingestion, the gall bladder contracts and releases bile acids into the small intestine where they promote digestion and absorption of dietary fats and fat soluble vitamins A, D, E and K.

After completing digestion, bile acids bind to IBAT, which is sometimes referred to as the apical sodium bile acid transporter or ASBT, at a location at the end of the small intestine known as the terminal ileum. As depicted below, IBAT then initiates the transport of bile acids across the intestinal wall through the portal vein back to the liver in the enterohepatic circulation process.

In healthy persons, approximately 95% of bile acids recirculate back to the liver, with the remainder being excreted to the colon. The liver produces a small amount of new bile acids every day to make up for this loss.

In addition to their role in digestion, bile acids are important signaling molecules that help regulate a network of metabolic pathways throughout the GI system. Bile acids bind to receptors in the colon that promote the release of intestinal hormones, such as glucagon-like peptide-1, or GLP-1, that can stimulate insulin release from the pancreas and, over time, decrease levels of plasma hemoglobin A1c, or HbA1c, a measure of glucose. In the liver, bile acids bind to other receptors that regulate bile acid production from cholesterol. Under normal conditions, bile acids bind to these receptors and inhibit the synthesis of new bile acids. As bile acid levels are lowered, the liver produces needed bile acids from cholesterol, which requires increased uptake of cholesterol and results in the decrease of cholesterol levels in the liver and otherwise in circulation in the body.

Cholestatic liver disease results in the accumulation of elevated bile acids in the liver and in the serum. Elevated bile acid levels are linked with progressive liver disease. In addition, although a direct causative correlation has not been definitely established, there is substantial clinical support linking elevated serum bile acids to pruritus, a challenging symptom impacting patients with cholestatic liver disease.

Interruption of enterohepatic circulation in patients with PFIC or ALGS surgically via the PEBD procedure has been shown to lower serum bile acid levels, relieve pruritus, improve clinical outcomes and delay the progression of serious liver disease. A4250 is designed to treat PFIC and other cholestatic liver diseases pharmacologically by inhibiting IBAT to reduce bile acids in the liver and serum, while at the same time reducing pruritus. In addition to the beneficial effects that may be achievable through IBAT inhibition, A4250 is minimally absorbed into the bloodstream, resulting in minimal systemic exposure of the drug to the body. Albireo believes this enhances the safety and tolerability of A4250 and decreases the risk of unwanted interactions with other drugs.

Albireo’s Strategy

Albireo’s goal is to be a leader in the development and commercialization of novel therapeutics for orphan pediatric cholestatic liver diseases and disorders where there is high unmet medical need, while also exploiting its expertise in bile acid modulation to treat other liver and GI diseases and disorders. To achieve its goal, Albireo intends to pursue the following strategies.

•    Rapidly develop A4250 to regulatory approval for the treatment of PFIC. A4250 is currently being evaluated in two Phase 2 clinical trials in cholestatic liver diseases, including a study in children with chronic cholestasis. Assuming a successful outcome of the pediatric study, Albireo intends to meet with regulatory authorities in the United States and Europe with the objective of leveraging the data from the trial to obtain concurrence that a single future pivotal clinical trial in PFIC patients would establish the efficacy of A4250 sufficient to support, together with additional long-term safety data, an application for regulatory approval as a treatment for PFIC.

•     Maximize the benefit and commercial potential of A4250 by expanding development to additional orphan pediatric cholestatic indications. Although Albireo has chosen PFIC as its lead indication for A4250, Albireo also believes A4250 can benefit children suffering from other cholestatic diseases and disorders. Albireo intends to consider conducting future clinical development of A4250 as a treatment for one or more of these other pediatric cholestatic liver diseases and disorders in addition to PFIC to help address these unmet medical needs and to maximize the commercial potential of A4250.

•    Develop the capability to commercialize A4250 to treat orphan pediatric liver diseases, if approved, through a targeted sales force in the United States and Europe and collaborate selectively to commercialize A4250 outside of these regions. If Albireo receives regulatory approval in the United States or Europe for A4250 to treat PFIC or any other pediatric cholestatic liver disease or disorder, Albireo plans to build the capabilities to effectively commercialize A4250 in the approved indication(s) in the applicable region. Albireo believes that the required commercial organization would be modest in size and targeted to the relatively small number of specialists in the United States and Europe who treat children with cholestatic liver disease. If Albireo receives regulatory approval outside of the United States and Europe for A4250 to treat PFIC or any other pediatric cholestatic liver disease or disorder, Albireo plans to selectively utilize collaboration, distribution and other marketing arrangements with third parties to commercialize A4250 in the approved indication(s) in the regions outside the United States or Europe where Albireo receives approval.

•     Collaborate selectively to develop and commercialize product candidates targeting nonorphan indications, such as elobixibat, A3384 and any potential future product candidates to treat NASH. Albireo intends to selectively seek alliances and collaborations to assist it in furthering the development or commercialization of product candidates, such as elobixibat, A3384 and any potential future product candidate that arises from its preclinical program in nonalcoholic steatohepatitis, or NASH, targeting large primary care markets that must be served by large sales and marketing organizations. In particular, Albireo’s licensee for elobixibat in Japan and other select markets in Asia, EA Pharma, is currently conducting a Phase 3 clinical program for elobixibat in Japan. Albireo holds commercial rights to elobixibat in the United States, Europe and otherwise outside of the territories in Asia that have been licensed to EA Pharma. Albireo intends to seek to identify and enter into a licensing, collaboration or similar arrangement with one or more third parties for the development and commercialization of elobixibat as a treatment for chronic idiopathic constipation, or CIC, in the United States and Europe and is currently evaluating alternative study designs and conducting other planning activities for a potential future Phase 3 clinical development program in these regions. The cost and duration of the additional clinical trial or trials that will be required by regulatory authorities in the United States and Europe to support marketing approval of elobixibat for the treatment of CIC are uncertain.

Albireo’s Pipeline

A4250

A4250 is currently being evaluated in two Phase 2 clinical trials, a study in children with chronic cholestasis and an investigator-initiated study in adults with PBC. Following completion of the trials, Albireo plans to advance A4250 into a potentially pivotal clinical trial in PFIC, as well as a clinical trial to evaluate the long-term safety of A4250 in PFIC patients. Albireo is currently designing its planned pivotal PFIC trial, including evaluating various potential endpoints to designate as the primary endpoint, whether alone or together with another co-primary endpoint. If Albireo elects to use change in pruritus as a primary endpoint in its planned pivotal PFIC trial, Albireo will likely use a patient-reported or caregiver-reported outcome measures that it is currently developing for consideration by applicable regulatory authorities. If Albireo elects instead to use a different endpoint as a primary endpoint in its planned pivotal PFIC trial, in order to generate additional data to support the selected endpoint prior to initiating the pivotal trial, Albireo may execute an observational study that compares PFIC patients on their current treatment with healthy, age-matched peers on the selected endpoint.

Subject to obtaining additional capital after completion of the Transaction, Albireo intends to consider conducting future clinical development of A4250 as a treatment for other pediatric cholestatic liver diseases and disorders in addition to PFIC. Although Albireo plans to target pediatric indications for A4250 and does not anticipate conducting further development in PBC, Albireo facilitated the ongoing investigator-initiated PBC study to generate data in adults with cholestatic liver disease to support the planned transition into pediatric development in the United States.

A4250 is a highly potent and selective inhibitor of IBAT that is designed to reduce bile acid reabsorption from the small intestine to the liver, leading to reduced levels of bile acids in the serum and liver and increased excretion of bile acids via the colon. Albireo believes that reducing liver and serum bile acid levels may reduce bile acid-related liver damage to improve liver function and alleviate symptoms, including pruritus, of PFIC and other cholestatic liver diseases. Moreover, at therapeutic doses, A4250 has minimal systemic exposure, acts locally in the gut and, based on preclinical testing, appears to be excreted substantially intact in the feces, which reduces the risk of systemic side effects and undesirable drug-drug interactions compared with drugs that have broad distribution in the body. A4250 has been granted orphan drug designation for PFIC in the United States and the European Union.

Lead Indication for A4250

PFIC. PFIC is Albireo’s lead indication for A4250. PFIC is a rare genetic disorder that causes progressive, life-threatening liver disease, which may start early after birth or at a young age and rapidly progress to end-stage liver disease. PFIC is commonly associated with elevated serum bile acids. Prominent symptoms of PFIC include pruritus, which is associated with severe sleep disturbance and diminished overall quality of life, and poor growth. First-line treatment in PFIC is typically off-label UDCA. UDCA is itself a type of bile acid that is thought to act by diluting the toxic effects in the liver and bile ducts of a different type of bile acids, known as hydrophobic bile acids, which are often elevated in cholestatic liver disease. Third-party retrospective analyses published in 2009 and 2010 indicate that, following treatment with UDCA, approximately 18% of PFIC patients require PEBD surgery and PFIC patients will often ultimately require liver transplantation. Although success rates vary, published third-party studies have shown that PEBD surgery can slow, and in some cases stop, the progression of liver disease and lead to reduced pruritus and improved sleep. Albireo believes these outcomes validate its approach of reducing liver and serum bile acids with an IBAT inhibitor such as A4250 to treat PFIC.

The precise prevalence of PFIC is unknown, but PFIC has been estimated to affect between one in every 50,000 to 100,000 children born worldwide. Based on the estimated incidence, published birth rates and estimates of the effect of pediatric liver transplant on life expectancy, Albireo estimates the prevalence of PFIC in 2016 to be approximately 10,000 patients in major pharmaceutical markets, including approximately 3,200 in the United States and 5,000 in the European Union. Of these people, those who have not yet received PEBD or liver transplant, as well as those who have had or may have PEBD reversal surgery, may benefit from treatment with A4250. Causes for reversal surgery include PEBD failure, complications or, for patients entering their teenage years, dissatisfaction with the need to use a stoma bag for social or body image reasons. Albireo estimates there are approximately 1,200 PFIC patient candidates for A4250 in the United States and approximately 1,900 PFIC patient candidates in the European Union. In addition, Albireo believes the numbers of PFIC patient candidates for A4250 has potential to increase as more patients dissatisfied with PEBD consider reversal surgery if A4250 becomes a new treatment option.

Three alternative gene defects have been identified that correlate to three separate PFIC subtypes, known as types 1, 2 and 3.

•	PFIC, type 1, which is sometimes referred to as “Byler disease” or “FIC1 deficiency,” is caused by impaired bile secretion due to mutations in the ATP8B1 gene that result in an imbalance of molecules known as phospholipids that is associated with cholestasis and elevated bile acids in the liver. Children affected by PFIC, type 1 usually develop cholestasis in the first months of life and, in the absence of surgical treatment, progress to cirrhosis and end-stage liver disease before the end of the first decade of life. PFIC, type 1 is especially common in the Old Order Amish population in the United States, as well as the Inuit population of Greenland.

•	PFIC, type 2, which is sometimes referred to as “Byler syndrome” or “BSEP deficiency,” is caused by impaired bile salt secretion due to mutations in the ABCB11 gene that result in the buildup of bile salts in liver cells. Children with PFIC, type 2 often develop liver failure within the first few years of life and are at increased risk of developing hepatocellular carcinoma, the most common form of liver cancer.

•	PFIC, type 3, which typically presents in the first years of childhood with progressive cholestasis, is caused by mutations in the ABCB4 gene. Mutations in the ABCB4 gene lead to a lack of phospholipids available to bind to bile acids, resulting in a buildup of bile acids that damages liver cells.

Recently, a fourth defect, due to a mutation in the TJP2 gene, has been identified as a cause of PFIC. In addition, some patients with PFIC do not have a mutation in any of the ATP8B1, ABCB11, ABCB4 or TJP2 genes. In these cases, the cause of the condition is unknown.

Potential Additional Target Indications for A4250

Pediatric Cholestatic Pruritus. Pediatric cholestatic pruritus refers to debilitating pruritus symptoms in children suffering from any disease or condition characterized by chronic cholestasis, including among others PFIC, biliary atresia, ALGS, alpha-1 antitrypsin deficiency, cystic fibrosis and sclerosing cholangitis. Phrases such as “pins and needles,” “like having chronic poison ivy” or “crawling” have been used to describe the sensations of pruritus. Although pruritus cannot reliably be relieved by scratching, patients with pruritus often resort to destructive scratching behaviors that can cause bleeding and scarring. Pruritus can lead to a marked decrease in quality of life due, among other things, to impaired sleep and depression.

Based on reported rates of pruritus across several different causes of pediatric cholestasis and an estimated one in 2,500 newborns worldwide afflicted with cholestatic liver disease, Albireo estimates pruritus to affect approximately 45% of all children with cholestatic liver disease, which projects to approximately 11,700 children with cholestatic pruritus in the United States and approximately 15,000 children with cholestatic pruritus in the European Union.

There are currently no drugs approved specifically for the treatment of pediatric cholestatic pruritus, and the standard of care varies based on the underlying liver disease. Medications such as cholestyramine, other bile acid resins, the antibiotic derivative rifampin, and the opioid antagonist naltrexone are sometimes used to treat patients suffering from pruritus, but these agents have been shown to have limited efficacy, poor tolerability or inadequate safety profiles. Of these medications, only cholestyramine has been approved in the United States for the treatment of pruritus (specifically, pruritus associated with partial biliary obstruction). However, cholestyramine is only modestly effective at lowering bile acid levels or slowing progressive liver disease because, in its immediate release form, it has significant side effects, including the reduction of absorption of vitamins A, D, E and K that can exacerbate vitamin deficiencies in children with cholestatic liver disease. By comparison, elobixibat showed no effect on vitamin absorption in CIC patients in Albireo’s Phase 2b clinical trial, and Albireo believes that A4250, which, like elobixibat, is an IBAT inhibitor, will have minimal effect on vitamin absorption.

ALGS. ALGS is a genetic condition associated with liver, heart, eye and skeletal abnormalities. In particular, ALGS patients have fewer than normal bile ducts inside the liver, which leads to cholestasis and the accumulation of bile and causes scarring in the liver. Symptoms include jaundice, pruritus, poor growth and specific facial features and typically develop in the first two years of life.

There are currently no drugs approved for the treatment of ALGS. Current treatment for ALGS is generally in line with current treatments for PFIC as described above, including off-label UDCA, PEBD surgery and, where liver disease is advanced, liver transplantation.

The prevalence of ALGS has been estimated to be one in 70,000 newborns. ALGS is predominately caused by mutations in a gene called Jagged1. In a small number of cases, ALGS results from mutations in the gene Notch 2.

Biliary Atresia. Biliary atresia is a partial or total blocking or absence of large bile ducts that irreversibly prevents bile flow from the liver to the small intestine, causing cholestasis and resulting accumulation of bile that damages the liver. The damage leads to scarring, loss of liver tissue and cirrhosis, which makes it difficult for the liver to remove toxins from the blood and deteriorates the liver. Biliary atresia is life threatening.

There are currently no drugs approved for the treatment of biliary atresia. The current standard of care is the Kasai procedure. The chance of a successful Kasai procedure is highest if performed before a patient is two months of age. However, even with early intervention, scarring of the liver can continue, resulting in cirrhosis and eventually the need for transplantation. Only about 25% of those initially undergoing the Kasai procedure will survive to their twenties without need for liver transplantation.

The estimated worldwide incidence of biliary atresia is one in every 18,500 births. Of all biliary atresia patients, Albireo believes A4250 will primarily benefit those who have undergone a Kasai procedure that has been sufficiently successful to obviate the need for liver transplant within the first year of life. Albireo estimates there to be approximately 3,500 biliary atresia patient candidates for A4250 in the United States and approximately 5,500 biliary atresia patient candidates in the European Union.

The exact cause of biliary atresia is unknown, but it is thought to result from an event in the womb or around the time of birth. Possible triggers may include viral or bacterial infection, an immune system malfunction, a genetic mutation, a problem during liver or bile duct development or exposure to toxic substances.

Development of A4250

Preclinical and Phase 1 Clinical Development

To assess the preclinical efficacy of A4250 to treat cholestasis, Albireo studied A4250 in a mouse model in which select genes had been removed from the mice to induce cholestatic liver injury. In the model, A4250 significantly reduced serum levels of bile acids and normalized levels of alanine aminotransferase, or ALT, and alkaline phosphatase, or ALP, which are enzymes in the liver that are elevated in a diseased liver. A4250 also significantly inhibited the expression of proteins known to be associated with inflammation, including tumor necrosis factor alpha (Tnf-a), vascular cell adhesion molecule-1 (Vcam-1) and monocyte chemoattractant protein-1 (Mcp-1), and proteins known to be associated with fibrosis, including collagen, type 1 alpha1 (Col1a1) and collagen, type 1 alpha2 (Col1a2).

In addition, Albireo completed a placebo controlled Phase 1 clinical trial of A4250 in healthy volunteers. The trial enrolled a total of 104 subjects and had three parts — a single ascending dose phase evaluating five different doses of A4250, a multiple ascending dose phase evaluating three different doses of A4250 (a 1 mg dose once daily, a 3 mg dose once daily and a 1.5 mg dose twice daily) over seven days, and a multiple ascending dose phase evaluating A4250 in combination with a bile acid sequestrant over seven days.

A4250 was generally well tolerated in all dose groups in the trial. In addition, A4250 was associated with a variety of biological effects, including a dose-related reduction in serum bile acids, decreased levels of the protein Fibroblast Growth Factor 19, or FGF19, and increased levels of the bile acid intermediate 7a-hydroxy-4-cholesten-3-one, or C4. The effects on FGF19 and C4 levels are consistent with the IBAT inhibition mechanism, as IBAT inhibition reduces levels of bile acids in cells in the distal small intestine, which leads to decreased FGF19 production. There were no treatment-related SAEs and the most commonly reported adverse event was diarrhea. Based on the results of the trial, Albireo determined to include doses up to 3 mg daily in its next clinical trials.

Ongoing Phase 2 Clinical Trial in PBC

A4250 is being evaluated in an ongoing investigator-initiated Phase 2 clinical trial for the treatment of PBC. Albireo enabled the trial, which began in early 2015, primarily to provide additional learning on the effects of A4250 in patients with cholestatic liver disease to guide future development and to address feedback received from the FDA at a pre-IND meeting regarding the need to generate data in adults with cholestatic liver disease prior to initiating clinical development in children in the United States. PBC is a chronic disease of the liver in which the bile ducts become inflamed and are slowly destroyed. When bile ducts are damaged, bile acids can build up in the liver, leading to irreversible cirrhosis. As cirrhosis progresses and the amount of scar tissue in the liver increases, the liver loses its ability to function. Cirrhosis also prevents blood from the intestines from returning to the heart.

The ongoing trial is an open label, crossover study designed to evaluate the safety and tolerability of A4250, the efficacy of A4250 in relieving pruritus and the effects of A4250 on liver biochemistry and bile acid metabolism in patients with PBC and cholestatic pruritus. The investigator is conducting the trial at two sites in Sweden. The trial design calls for the enrollment of adult patients who have not responded adequately to at least six months of treatment with UDCA and who meet specified criteria for elevated serum levels of ALP and for itching.

In the trial, patients initially continue their existing regimen of either cholestyramine or colestipol for four weeks. After a two-week washout period, the first cohort of patients received a 1.5 mg once daily oral dose of A4250 for one week and a 3 mg once daily oral dose of A4250 for the succeeding three weeks. The second cohort of patients is receiving a 0.75 mg once daily oral dose of A4250 for one week and a 1.5 mg once daily oral dose of A4250 for the succeeding three weeks. A4250 is administered in capsule form, and patients who do not tolerate the higher dose may revert to the lower dose at the discretion of the investigator. After another two-week washout period beginning at the end of the four-week A4250 treatment period, patients again return to their initial dosing regimen of either cholestyramine or colestipol for four weeks.

The primary endpoint of the trial is the incidence of treatment-emergent SAEs during the treatment period. Exploratory efficacy endpoints in the trial include patient-reported assessments of change in itching, including VAS-itch, the 5-D Pruritus scale and the PBC-40 tool, and various evaluations of changes in bile acids and liver biochemistry. The VAS-itch, which assesses the severity of the itching based on a 10-point scale, is a commonly used tool to quantify pruritus. The 5-D Pruritus scale is a questionnaire that assesses degree, duration, direction, disability and distribution of itching. The PBC-40 is a questionnaire designed to assess quality of life that includes questions regarding fatigue, emotional, social and cognitive function, general symptoms and itch.

In June 2015, Albireo received from the investigator an interim analysis of data from the first cohort in the trial. Five patients received A4250 and all of them reported a substantial reduction in pruritus, assessed by the VAS- itch scale, at the time of the first assessment (one week). The sixth patient dropped out of the trial before receiving A4250, so no data was generated for that patient. The reduction in pruritus was sustained throughout the remaining period of participation in the trial with dosing with A4250, and pruritus levels returned to pre-A4250 levels when dosing was stopped.

The trial was designed to have an interim analysis to enable an evaluation of the effect and tolerability of A4250 in 50% of the planned patients and then adjust dosing if appropriate for the remaining patients. Two of the five patients in the first cohort dropped out of the trial due to diarrhea, an effect consistent with the IBAT inhibition mechanism. For the second cohort, the investigator reduced the dose to be received by patients to explore a lower dose. Other findings in the interim data for the three completing patients included, in the period of dosing with A4250, an approximately 50% mean reduction in total bile acids, a decrease in FGF19 levels and an increase in C4 levels. There were only minimal effects on ALT and ALP among the three patients who completed the trial. Albireo expects the complete data from the trial to be available in the second half of 2016.

Ongoing Phase 2 Clinical Trial in Children with Chronic Cholestasis

Albireo’s ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis is an open label, dose escalation trial designed to evaluate the safety and efficacy of A4250. The chronic cholestasis may be caused by any of a number of different conditions, including PFIC, biliary atresia, ALGS or sclerosing cholangitis. Albireo is conducting the trial at six sites in Denmark, France, Germany and Sweden. Albireo commenced enrollment in August 2015.

Albireo expects to enroll in the trial up to 24 patients between one and 18 years of age who meet specified criteria for elevated serum bile acids and itching. Following screening, patients receive a single oral dose of A4250 on the first day of the trial. If pharmacokinetic assessments meet objective criteria for minimal systemic exposure of A4250 and, at a follow-up visit between 10 and 14 days later, there are no safety concerns, patients then receive oral doses of A4250 once daily for four weeks. The term “pharmacokinetic” refers to how a drug moves within the body, including its absorption, distribution, metabolism and excretion. The trial design provides for six dose groups for the trial, ranging from 0.01 mg/kg to 0.3 mg/kg. An independent data safety and monitoring board, or DSMB, determines whether to initiate each successive dose group based on evaluation of safety, tolerability and pharmacokinetic data from the preceding dose group. A4250 is administered in the trial as pellets contained in a gelatin capsule that can be either swallowed whole or opened, enabling the pellets to be sprinkled on and mixed in food such as yogurt.

The primary efficacy endpoint of the trial is change from baseline in total serum bile acids at the end of the four-week treatment period. Secondary efficacy endpoints include change from baseline on various patient or caretaker-reported assessments of change in itching, including VAS-itch, the partial PO-SCORAD scale and the Whitington itching score, and evaluation of liver biochemistry. The PO-SCORAD is a 10-point scale that assesses itching and sleep disturbance. The Whitington itching score assesses the severity of itching based on specified alternative descriptions of effect on the skin. For each of the efficacy endpoints, “baseline” refers to the most recent assessment of the applicable measure taken prior to the beginning of the four-week treatment period, which varies among endpoints. The primary safety endpoint of the trial is the incidence of treatment-emergent SAEs during the treatment period.

Data from this dose-escalation trial becomes available on a cohort-by-cohort basis, but will not become final until the database is locked upon the completion of all cohorts. As of August 15, 2016, three cohorts have completed the trial. These cohorts, representing a total of 12 patients overall, including four patients with PFIC, included the trial’s three lowest doses (0.01 mg/kg, 0.03 mg/kg and 0.06 mg/kg, respectively).

The preliminary data from the first three cohorts show a dose-related trend in reduction of serum bile acids. In particular, in the third cohort, where the mg/kg dose was highest, the mean reduction in serum bile acids ranged from approximately 40% to approximately 95%. The third cohort included three PFIC patients and milligram doses for three of its four patients at the lower end of the currently anticipated therapeutic range for A4250. In addition, a favorable trend was observed in reduction of pruritus. The pruritus reduction was generally highest in the third cohort, generally consistent among the scales used to measure pruritus, and particularly robust in the three patients in the trial with PFIC, type 2. Multiple different cholestatic liver diseases are represented in the first three cohorts, and 75% of the patients in these cohorts experienced reduction in their pruritus, in varying degrees, as assessed on at least two scales. In addition, as Albireo expected in a trial in children with a four-week treatment duration, the various liver biochemistry measures assessed showed high patient variability.

Through the first three cohorts of the trial, there have been no SAEs or patient dropouts and A4250 has exhibited a favorable overall tolerability profile. In particular, there has been only one incidence of diarrhea in the trial, which occurred prior to the four-week treatment period and was characterized by the applicable clinical investigator as mild. Albireo expects additional cohort data to become available in the fourth quarter of 2016 and the full data from the trial to become available in the first quarter of 2017.

Elobixibat

Albireo’s product candidate elobixibat is currently being studied by EA Pharma, Albireo’s licensee for elobixibat in Japan and other select markets in Asia, in two Phase 3 clinical trials in Japan that together represent the pivotal program for elobixibat as a treatment for chronic constipation in Japan. One of the Phase 3 trials is designed to evaluate the efficacy and safety of elobixibat and the other is designed to evaluate the long-term safety of elobixibat. Based on discussions with EA Pharma, Albireo expects data from the efficacy trial to be available in the second half of 2016. If elobixibat receives marketing approval in Japan, EA Pharma plans to co-market elobixibat in Japan with another company, Mochida.

Albireo has commercial rights to elobixibat in the United States, Europe and all other territories not licensed to EA Pharma. Albireo is currently evaluating alternative study designs and conducting other planning activities for a potential future Phase 3 clinical development program for elobixibat for the treatment of CIC in the United States and Europe, although Albireo does not currently anticipate that it will conduct future clinical trials of elobixibat if it does not identify and enter into a license or other partnering transaction with a third party for elobixibat for those regions.

CIC is a GI disorder characterized by infrequent bowel movements or difficult passage of stools that persists for three months or longer. In Japan, the target indication for elobixibat is chronic constipation, which also includes patients that would in other jurisdictions be diagnosed with irritable bowel syndrome with constipation, or IBS-C. Accordingly, chronic constipation represents a broader patient population in Japan than CIC.

Elobixibat is, like A4250, an IBAT inhibitor. By inhibiting reabsorption of bile acids from the small intestine to the liver, elobixibat is expected to increase the flow of bile acid to the colon. Because elobixibat affects both secretion and motility in the colon, which is the site in the GI tract where constipation originates, Albireo believes that elobixibat has potential to provide significant competitive advantages over currently available treatments for chronic constipation, which operate in the small bowel.

Third party studies have shown a correlation between increased bile acid levels in the colon, increased secretion of water and electrolytes in the colon and faster colonic transit. Conversely, slower colonic transit has been shown to result from introduction of a sequestrant that reduces bile acids in the colon. Colonic transit, or the time it takes for food to travel through the digestive system, is a function of motility. Motility refers to the ability to digest and propel intestinal contents. It is well established that bile acids in the colon stimulate motility, and scientific evidence suggests that this effect results from bile acid binding to TGR5 receptors. Because increasing bile acid levels in the colon has a positive effect on both colonic secretion and colonic motility, Albireo believes elobixibat can benefit patients suffering from chronic constipation. Moreover, at therapeutic doses, elobixibat has minimal systemic exposure, acts locally in the gut and is excreted substantially intact in the feces, which reduces the risk of systemic side effects and undesirable drug-drug interactions compared with drugs that have broad distribution in the body.

Chronic Idiopathic Constipation

Though occasional constipation is very common, some people experience chronic constipation that can interfere with their ability to go about their daily tasks. Pursuant to applicable Rome III diagnostic criteria, two or more of the following symptoms must be present: straining during at least 25% of defecations, lumpy or hard stools in at least 25% of defecations, sensation of incomplete evacuation for at least 25% of defecations, sensation of rectal obstruction or blockage for at least 25% of defecations, use of fingers or other manual maneuvers to facilitate at least 25% of defecations, and passing fewer than three stools per week. In order to support a diagnosis of constipation, the patient must rarely have loose stools without the use of laxatives. Further, in order for constipation to be considered chronic, these criteria must be present for at least three months, with symptom onset at least six months prior to diagnosis. The Rome III diagnostic criteria are established diagnostic measures for various GI disorders set forth by the Rome Foundation, a not-for-profit organization based in the United States. The term “idiopathic” indicates that the cause of the chronic constipation is unknown and not due to any underlying illness or medication.

The current standard of care for constipation is over-the-counter, or OTC, laxatives, which may improve symptoms of constipation but often exacerbate pain and bloating. Marketed products that may be prescribed for chronic constipation include Linzess (linaclotide) and Amitiza (lubiprostone). However, the benefit of these treatment options is limited by tolerability issues, including in particular diarrhea for linaclotide and nausea for lubiprostone.

Although estimates of the prevalence of CIC vary, a third party retrospective analysis in 2011 of 100 published studies estimated the prevalence of CIC in adults to be approximately 14%, which represents over 36 million people in the United States, and over 61 million people in the European Union. Albireo believes many people with CIC do not seek medical care and suffer in silence while unsuccessfully self-treating with fiber or OTC laxatives.

Preclinical and Early Clinical Development of Elobixibat

Prior to Albireo’s inception in 2008, elobixibat was evaluated by its predecessor owner, AstraZeneca, in various preclinical studies and Phase 1 single ascending dose and multiple ascending dose clinical trials. In Phase 1 clinical development, elobixibat was generally well tolerated in healthy volunteers and showed minimal systemic exposure. Subsequently, Albireo conducted a two-year nonclinical carcinogenicity toxicology study that did not result in any findings of concern and Albireo or its former licensee conducted various additional Phase 1 and early Phase 2 clinical trials to assess the pharmacokinetics and various effects of elobixibat. Findings from these studies indicated, among other things, favorable effects of elobixibat on colonic transit and on low-density lipoprotein, or LDL or “bad” cholesterol.

Completed Phase 2b Clinical Trial in the United States

Albireo completed a multicenter, double blind, placebo controlled Phase 2b clinical trial of elobixibat as a treatment for CIC in 2010. Albireo conducted the trial at 45 sites in the United States. Enrollment criteria included a diagnosis of CIC and meeting specified thresholds for numbers of complete SBMs, or CSBMs, per week during the two weeks prior to randomization. An SBM was defined in the trial as a bowel movement occurring without a laxative, enema or suppository usage in the past 24 hours. A CSBM was defined in the trial as a spontaneous bowel movement accompanied by a self-report of complete evacuation.

After a screening period during which patients were taken off laxatives and other excluded medications, patients in the trial entered a two-week baseline period. Following the baseline period, 190 patients were randomized to receive a once daily oral dose of 5 mg of elobixibat (n=48), 10 mg of elobixibat (n=47), 15 mg of elobixibat (n=48) or placebo (n=47), in tablet form, for eight weeks. During the baseline period and the treatment period, patients reported daily bowel and abdominal symptoms. Of the randomized patients, 161 patients completed the trial.

The primary endpoint of the trial was change in number of weekly SBMs from baseline to the first treatment week for patients who received elobixibat compared with patients who received a placebo. The results demonstrated a dose response among all three dose groups and were statistically significant in the 10 mg ( an increase of 4.0 SBMs per week, p < 0.002) and 15 mg (an increase of 5.4 SBMs per week, p < 0.001) dose groups, compared with an increase of 1.7SBMs per week in the placebo dose group. A clinical trial result is statistically significant if it is unlikely to have occurred by chance. The statistical significance of a clinical trial result, such as an observed difference between two treatment groups or cohorts, is determined by a widely used statistical method that establishes the “p”-value of the result. A p-value of 0.05 (or less) indicates that there is a 1-in-20 (or less) statistical probability that the clinical trial result occurred by chance and typically represents statistical significance. If a p-value is above 0.05, the result is generally not considered statistically significant. The p-value of < 0.002 for the 10 mg elobixibat dose group indicates that there is a less than 1-in-500 statistical probability that the difference compared with placebo occurred by chance, and the p-value of < 0.001 for the 15 mg elobixibat dose group indicates that there is a less than 1-in-1,000 statistical probability that the difference compared with placebo occurred by chance.

Secondary efficacy endpoints of the trial included evaluations of changes in mean weekly number of SBMs and CSBMs, time to first SBM or CSBM, overall constipation response and reduction in C4 and LDL cholesterol levels. The 10 mg and 15 mg elobixibat doses met all of these secondary endpoints with statistical significance.

All doses of elobixibat were generally well tolerated in the clinical trial. There was a dose-related trend in the number of adverse events, and the rate of discontinuation due to adverse events was highest in the 15 mg elobixibat dose group (22.9%). The most frequently reported adverse events in the trial were abdominal pain and diarrhea, which occurred most often in the highest elobixibat dose group (abdominal pain: 10.4%, 5 mg elobixibat; 10.6%, 10 mg elobixibat; and 27.1%, 15 mg elobixibat; versus 0% placebo; and diarrhea: 8.3%, 5 mg elobixibat; 6.4%, 10 mg elobixibat; and 12.5%, 15 mg elobixibat; versus 2.2% placebo). None of the three SAEs reported in the trial (bleeding colonic diverticulum two weeks after the end of treatment in the 5 mg elobixibat dose group, breast carcinoma in the 10 mg elobixibat dose group, and shoulder pain in the placebo group) was considered by the applicable investigator to be related to study drug.

Completed Phase 2b Clinical Trial Conducted by EA Pharma in Japan

Albireo’s licensee, EA Pharma, completed a multicenter, double blind, placebo controlled Phase 2b clinical trial of elobixibat as a treatment for chronic constipation in 2015. Patients in the trial entered the two-week baseline period during which they were taken off excluded medications. Following the baseline period, patients were randomized to receive a once daily oral dose of either a low, mid or high dose of elobixibat for two weeks. During the baseline period and the treatment period, patients reported daily bowel and abdominal symptoms. Of the randomized patients, 154 patients completed the trial.

The primary endpoint of the trial was change in number of weekly SBMs from baseline to the first treatment week for patients who received elobixibat compared with patients who received a placebo. In the trial, both the mid and high dose groups of elobixibat showed a highly statistically significant advantage on change from baseline in weekly SBM frequency compared with placebo (p < 0.001). The findings in favor of elobixibat were substantially the same on a secondary endpoint of the trial assessing change from baseline in weekly CSBM frequency.

All doses of elobixibat were generally well tolerated in the trial. No SAEs were reported. As in Albireo’s completed Phase 2b clinical trial, the most frequently reported adverse events in the trial were abdominal pain and diarrhea, which were both assessed by EA Pharma to be typically mild.

Phase 3 Clinical Trials Conducted by a Former Licensee

Two Phase 3 clinical trials conducted by a former licensee of Albireo to evaluate the efficacy and safety of elobixibat as a treatment for CIC, known as Echo 1 and Echo 2, ended in 2014. Albireo’s former licensee stopped Echo 1 and Echo 2 early due to an issue related to the distribution of study drug to study sites that was unrelated to the performance of elobixibat. Subsequent analysis by Albireo’s former licensee determined the issue to have affected only Echo 2 and a small number of patients. As a result of the early termination of the trials, each of Echo 1 and Echo 2 enrolled substantially fewer than the number of patients contemplated by the trial’s statistical plan. A third Phase 3 clinical trial conducted by Albireo’s former licensee to evaluate the long-term safety of elobixibat, known as Echo 3, ended in 2015.

Echo 1

Echo 1 was a multicenter, double blind, placebo controlled Phase 3 clinical trial of elobixibat as a treatment for CIC. The trial was conducted at 71 sites in the United States, Belgium, Canada, Czech Republic, Germany, Israel, the United Kingdom, Poland and South Africa. Enrollment criteria included meeting a specified maximum for number of SBMs and a specified minimum for at least one of straining, lumpy or hard stools, and sensation of incomplete evacuation, for the last three months, with symptom onset at least six months before screening or before starting chronic therapy with a laxative, and meeting a specified maximum for number of CSBMs during the two weeks prior to randomization. SBM and CSBM were defined in the trial in the same manner as Albireo’s completed Phase 2b trial of elobixibat in CIC discussed above. The statistical plan for the trial contemplated that 840 patients would be enrolled.

After a screening period, patients in the trial entered a two-week baseline period. Following the baseline period, patients were randomized in a 1:1:1 ratio to receive a once daily oral dose of 5 mg of elobixibat, 10 mg of elobixibat or placebo, in tablet form, for 26 weeks. During the baseline period and the treatment period, patients reported daily bowel and abdominal symptoms. At the time the trial was stopped, 376 patients had been randomized into the trial, of which 312 patients had completed 12 weeks of treatment and 146 patients had completed 26 weeks of treatment.

The primary endpoint of the trial was the overall CSBM response. CSBM response refers to a patient having at least three CSBMs per week and an increase of at least one CSBM per week from baseline, in each case for at least nine of the first 12 weeks of the treatment period and at least three of the weeks from week 9 to week 12. The 5 mg elobixibat dose met the primary endpoint, and the result was statistically significant based on the study’s predefined statistical methodology (p = 0.029). There was a trend in favor of the 10 mg elobixibat dose on the primary endpoint, but the result did not achieve statistical significance using the same methodology. Subsequently, at a meeting with the FDA held in 2016, the FDA advised Albireo that, based on the unplanned stopping of the study, the FDA would apply a different statistical methodology than had been predefined and utilized for the study. Using the FDA’s chosen statistical methodology, neither the 5 mg nor the 10 mg dose of elobixibat achieved statistical significance on the primary endpoint in Echo 1.

Results on several key secondary endpoints, including occurrence of a CSBM within 24 hours of initiation of treatment, change from baseline in weekly frequency of SBMs for the first 12 weeks of the treatment period and change from baseline in weekly stool consistency, were consistent with results on the primary endpoint. Other secondary endpoints did not achieve statistical significance using either methodology.

All doses of elobixibat were generally well tolerated in the trial. The rate of discontinuation due to adverse events was dose related (7%, 5 mg elobixibat and 9%, 10 mg elobixibat, versus 2% placebo). There were dose-related incidences of treatment-emergent abdominal pain (5%, 5 mg elobixibat and 14%, 10 mg elobixibat, versus 6% placebo) and diarrhea (5.6%, 5 mg elobixibat and 6.4%, 10 mg elobixibat, versus 1.6% placebo). None of the three SAEs reported in the 5 mg elobixibat dose group, two SAEs reported in the 10 mg elobixibat dose group and one SAE reported in the placebo group were considered by the applicable investigator to be related to study drug. The reported SAEs were: in the 5 mg elobixibat dose group, inflammation of the gallbladder, developmental bone growth disease and carpal tunnel syndrome; in the 10 mg elobixibat dose group, glaucoma and back pain worsening; and in the placebo group, hemorrhoids.

Echo 2

Echo 2 was a multicenter, double blind, placebo controlled Phase 3 clinical trial of elobixibat as a treatment for CIC. The trial was conducted at 79 sites in the United States, Canada, Czech Republic, Germany, Hungary, Poland, Slovakia, Sweden, South Africa and the United Kingdom. Enrollment criteria, primary and key secondary endpoints and trial design were substantially the same as for Echo 1, except that Echo 2 from the outset provided for a 12-week treatment period and included a four-week post-treatment withdrawal period. The statistical plan for the trial contemplated that 840 patients would be enrolled.

Following the screening and baseline periods, patients were randomized in a 1:1:1 ratio to receive a once daily oral dose of 5 mg of elobixibat, 10 mg of elobixibat or placebo, in tablet form. During the baseline period and the treatment period, patients reported daily bowel and abdominal symptoms. At the time the trial was stopped, 314 patients had been randomized into the trial, of which 219 patients completed the trial including the withdrawal period.

In the trial, there were trends in favor of both the 5 mg and 10 mg elobixibat doses compared with placebo on the primary endpoint and on key secondary endpoints assessing occurrence of a CSBM within 24 hours of initiation of treatment, change from baseline in weekly frequency of SBMs for the first 12 weeks of treatment and change from baseline in weekly stool consistency, but none of these results reached statistical significance. There were no signs of rebound during the four-week withdrawal period after the treatment period.

All doses of elobixibat were generally well tolerated in the trial. The rate of discontinuation due to adverse events was the same in the 5 mg elobixibat and placebo dose groups (2%) and greater in the 10 mg elobixibat dose group (6%). Most treatment-related emergent adverse events were classified as GI, including dose-related incidences of abdominal pain (4%, 5 mg elobixibat and 8%, 10 mg elobixibat, versus 4% placebo) and diarrhea (7.1%, 5 mg elobixibat and 9.3%, 10 mg elobixibat, versus <1% placebo). There was one SAE reported in the 5 mg elobixibat dose group compared with five SAEs in the placebo group. The reported SAE in the 5 mg elobixibat dose group (basal cell carcinoma on the lip) occurred during the withdrawal period and was not considered by the applicable investigator to be related to study drug. The SAEs reported in the placebo group were tonsillitis, abnormal uterine bleeding, noncancerous uterine tumor, hysterectomy and exacerbation of hypertension.

Long-Term Safety

The long-term safety trial was a multicenter, open label, Phase 3 extension clinical trial of elobixibat as a treatment for CIC. The trial was conducted at 62 sites in the United States, Belgium, Canada, Czech Republic, Hungary, Poland, Slovakia, South Africa, Sweden and the United Kingdom. Enrollment criteria included completion of at least 12 weeks of double blind treatment in either Echo 1 or Echo 2. The trial enrolled 411 patients. Patients received a 10 mg dose of elobixibat in tablet form once daily, subject to reduction to 5 mg in the discretion of the applicable investigator, for up to 52 weeks. Of these patients, 282 patients completed 52 weeks of treatment with elobixibat and 316 patients completed at least 24 weeks of treatment with elobixibat.

There were several co-primary endpoints in the trial, all related to safety. In the trial, elobixibat was generally well tolerated, with a safety profile similar to Echo 1 and Echo 2. In particular, there was only one treatment-emergent SAE reported (constipation) that was considered by the applicable investigator to be related to study drug. Treatment-emergent adverse events leading to discontinuation occurred in 6.1% of patients, and the majority of treatment-emergent adverse events overall were classified as mild or moderate. Most adverse events were classified as GI.

Phase 3 Clinical Trials being Conducted by EA Pharma in Japan

EA Pharma is currently conducting two Phase 3 clinical trials of elobixibat to treat chronic constipation in Japan that together represent the pivotal program for elobixibat as a treatment for chronic constipation in Japan. One of the Phase 3 trials is designed to evaluate the efficacy and safety of elobixibat and the other is designed to evaluate the long-term safety of elobixibat. The efficacy trial is a multicenter, double blind, placebo controlled trial designed to enroll approximately 120 patients with chronic constipation to receive once daily dosing of a specified dose of elobixibat or placebo for two weeks. The primary endpoint of the trial is change in the number of weekly SBMs from baseline to the first treatment week for patients who receive elobixibat compared with patients who receive placebo, which is the same primary endpoint that was used in EA Pharma’s completed Phase 2b trial of elobixibat in chronic constipation.

The long-term safety trial is a multicenter, open label trial in which patients with chronic constipation receive once daily dosing of elobixibat. The study is designed to enroll approximately 360 patients so as to result in a sufficient database of patients receiving elobixibat for extended dosing durations. Based on discussions with EA Pharma, Albireo expects that data from the trial sufficient to support a planned application by EA Pharma for regulatory approval in Japan will be available in the first quarter of 2017.

A3384

A3384 is a proprietary formulation of cholestyramine that is designed to release cholestyramine directly in the colon. Albireo is developing A3384 as a treatment for BAM. BAM, which is sometimes also called bile acid diarrhea, occurs when bile acids are not sufficiently reabsorbed in the small intestine, causing elevated levels of bile acids to instead reach the colon and leading to chronic watery diarrhea.

There are no drugs currently approved for the treatment of BAM. Cholestyramine, which is approved in some countries in Europe to treat diarrhea associated with certain GI conditions, is commonly prescribed off label to treat BAM. However, cholestyramine is typically taken as a powder that does not dissolve in water and has been described as “drinking sand.” Because of poor tolerability and because of its negative effect on absorption of other medications and important fat soluble vitamins, the benefit of cholestyramine in the treatment of BAM has been limited. Albireo believes that a formulation that has a more favorable tolerability profile than immediate release cholestyramine can benefit patients with BAM.

Albireo has completed a Phase 2 clinical trial of a prior formulation of A3384 in BAM and a subsequent pharmaceutical development program designed to identify an optimized formulation of A3384 capable of selectively delivering a greater amount of cholestyramine to the colon. The pharmaceutical development program resulted in two alternative formulations of A3384, each constituting a coating surrounding pellets of cholestyramine that travel through the body intact until the coating is dissolved in the colon to permit bile acids to bind to the cholestyramine. Albireo plans to evaluate these new formulations in a potential future Phase 2 clinical trial in BAM. Albireo has paused its A3384 program and does not anticipate conducting future clinical development of A3384 unless it obtains additional capital after completion of the Transaction, whether from its license agreement with EA Pharma for elobixibat, from a future offering of debt or equity securities or otherwise.

Bile Acid Malabsorption

BAM is a common cause of chronic watery diarrhea, with affected individuals having their bowels open several times a day. When bile acids are secreted into the colon, bacteria in the colon acts to convert the bile acids into different bile acids known as deoxycholate and lithocholate. These secondary bile acids play a key role in stimulating electrolyte and water secretion, which increases colonic motility and shortens colonic transit time. Highly elevated levels of these secondary bile acids can produce watery diarrhea, as well as other GI symptoms such as bloating, urgency and fecal incontinence.

Albireo estimates the prevalence of BAM to be approximately 1.3 million people in the United States and approximately 2.2 million people in the European Union. The approach to treating BAM currently depends on binding excess bile acids to reduce their secretory actions, using a bile acid sequestrant such as cholestyramine or a variant such as colestipol or coleveselam. However, many patients cannot tolerate these medications because of the texture or taste, because they worsen the diarrhea, cause intolerable nausea, heartburn, wind or bloating or because they negatively impact the absorption of important fat soluble vitamins or other medications. A third-party analysis of patients given a bile acid sequestrant to lower cholesterol showed that over half discontinued treatment within one year, and similar discontinuation was seen in a separate published study that followed treated patients with BAM.

Completed Phase 2 Clinical Trial of a Prior Formulation of A3384 in BAM

Albireo completed a multicenter, double blind, placebo controlled Phase 2 clinical trial of a prior formulation of A3384 as a treatment for BAM in 2014. The discussion of the completed clinical trial that follows refers to the prior formulation as A3384. There were 19 patients enrolled in the trial based on a diagnosis of BAM or bile acid diarrhea and meeting specified criteria for numbers of bowel movements and liquid or soft stools per day. Albireo had initially planned to enroll 36 patients in the trial. However, due to slower than expected patient enrollment and the fact that subjects in a Phase 1 clinical trial of A4250 in combination with A3384 that Albireo was conducting in parallel had experienced diarrhea, Albireo elected to discontinue enrollment in its BAM trial. As a result, the trial was not sufficiently powered to be able to detect statistically significant superiority of A3384 compared with placebo.

Patients in the trial continued their current treatment with immediate release cholestyramine or another conventional bile acid resin for one week (referred to as baseline period 1), following which the bile acid resin was withdrawn for two weeks (referred to as baseline period 2). At that point, patients were randomized to receive twice daily oral doses of 250 mg of A3384, 1000 mg of A3384 or placebo for two weeks. The primary efficacy endpoint of the trial was change in mean daily number of bowel movements from baseline period 2 to the second treatment week for patients who received A3384 compared with patients who received a placebo.

In the trial, patients who received either dose of A3384 showed a numerically greater mean reduction in the number of mean daily bowel movements compared with placebo, but the result did not reach statistical significance. A secondary endpoint comparing mean daily episodes of diarrhea from baseline period 2 to the second treatment week showed a strong trend in favor of each dose of A3384 evaluated compared with placebo and reached statistical significance in the 250 mg A3384 dataset (p < 0.05) and combined A3384 dose dataset (p < 0.01). Another secondary endpoint comparing mean daily stool consistency from baseline period 2 to the second treatment week showed a strong trend in favor of 250 mg A3384 and the combined A3384 dose groups, but the results did not reach statistical significance. There were some numerical advantages in favor of one or both A3384 dose groups or in the combined A3384 dose dataset on other secondary endpoints, including assessments of abdominal discomfort, bloating and global symptom relief, but none approached statistical significance.

Both doses of A3384 were generally well tolerated in the clinical trial, with no adverse events leading to discontinuation in either A3384 dose group. The only SAE reported in the trial, metastasis with unknown primary tumor, was considered by the investigator to be not related to study drug.

Preclinical Program in NASH

Albireo has an ongoing preclinical program directed towards discovering and advancing to the clinic a novel compound that modulates bile acid levels to treat NASH. NASH is a common, serious and sometimes fatal chronic liver disease that resembles alcoholic liver disease, but occurs in people who drink little or no alcohol. Based on multiple epidemiological studies published by third parties in 2014 and 2015, Albireo estimates that NASH affects 2 to 3.5% of adults, representing over 9 million people in the United States and 10 million people in the European Union. There are currently no drugs approved for the treatment of NASH. Lifestyle changes, including modification of diet and exercise to reduce body weight, as well as treatment of concomitant diabetes and dyslipidemia, are commonly accepted as the standard of care for NASH, but have not conclusively been shown to prevent disease progression.

Some of the principal characteristics of NASH include high LDL levels, resistance to insulin in the body, chronic inflammation in the liver and progressive scarring of tissue, known as fibrosis. Albireo has generated favorable clinical or preclinical data with its IBAT inhibitors, A4250 and elobixibat, on each of these measures, supporting the potential of bile acid modulators generally, and IBAT inhibitors specifically, to become a new treatment option for NASH.

In particular, the reduction in the reuptake of bile acids triggered by IBAT inhibition signals to the liver to make more bile acids to ensure the presence of a sufficient supply. The liver makes these bile acids from cholesterol, which has the effect of reducing levels of LDL levels in the plasma. Also, increased bile acids in the colon resulting from IBAT inhibition stimulates the secretion of GLP-1 (glucagon-like peptide-1), which regulates insulin release from the pancreas and has been shown to decrease insulin resistance. Data from Albireo’s clinical trials of elobixibat in patients with CIC or abnormal lipid levels demonstrated both of these effects. In addition, as discussed above under “A4250 — Development of A4250 — Preclinical and Phase 1 Clinical Development,” in a preclinical mouse model of cholestatic liver injury, A4250 significantly inhibited the expression of different proteins known to be associated with inflammation and fibrosis. Moreover, in preclinical studies conducted by Albireo or third parties, compounds that inhibit the IBAT have been reported to reduce liver concentrations of certain bile acids and cholesterol believed to play a role in the progression of NASH.

The results of a nonclinical study of A4250 conducted in an established model of NASH in mice known as the STAM™ model provide further support for the promise of IBAT inhibition mechanism to treat NASH. In the study, NASH conditions were simulated by injecting the mice with the drug streptozotocin soon after birth and providing a high fat diet beginning at four weeks. Baseline was established at week six, following which three cohorts of mice received 0.5 mg/kg of A4250, 10 mg/kg of A4250 or vehicle only once daily for 21 days. In the study, compared with the vehicle group, the 10 mg/kg A4250 dose group showed significant improvement (p < 0.05) on the nonalcoholic fatty liver disease activity score, or NAS, near significant improvement on a fibrosis measure (p = 0.06) and numerical improvement on plasma ALT levels and triglycerides. The 0.5 mg/kg A4250 dose group showed incremental advantages on some of these measures. Albireo believes that NAS results with 10 mg/kg A4250 are competitive with NAS results previously presented from the same model for obeticholic acid, which is a product candidate of Intercept Pharmaceuticals, Inc., or Intercept, recently approved as a treatment for primary biliary cholangitis and currently in Phase 3 development as a treatment for NASH.

License Agreements

Agreement with EA Pharma

Albireo AB, a wholly owned subsidiary of Albireo, entered into a license agreement with EA Pharma (formerly known as Ajinomoto Pharmaceuticals Co., Ltd.) for the development and commercialization of elobixibat in specified countries in Asia in April 2012. Albireo AB subsequently transferred the agreement to its wholly owned subsidiary, Elobix AB, and the agreement was amended in January 2015 and April 2016. For the remainder of this discussion of the agreement, “Albireo” refers to either or both of Albireo AB or Elobix AB, as the context requires.

Pursuant to the agreement, Albireo granted EA Pharma an exclusive license under patents and other technology owned or licensed by Albireo to develop and commercialize elobixibat in Japan, Indonesia, Korea, Taiwan, Thailand and Vietnam for all prophylactic or therapeutic uses of a pharmaceutical product for specified GI diseases and disorders, symptoms of constipation of all causes, or postoperative ileus or for use in colonoscopy cleansing procedures. The agreement also provides that the scope of the license may be expanded to include specified liver diseases, if Albireo or an affiliate or licensee takes specified development actions outside of EA Pharma’s licensed territory with elobixibat in, or files an application for regulatory approval of elobixibat outside of EA Pharma’s licensed territory for, or otherwise approves that EA Pharma conduct a clinical trial in, that specified liver disease.

Payment Terms. As of August 15, 2016, Albireo has received approximately $31.0 million in upfront and milestone payments from EA Pharma under the agreement. Albireo is eligible to receive additional payments of up to €16.5 million if specified regulatory events are achieved for elobixibat and up to 3.5 billion Japanese Yen if specified sales milestones are achieved for elobixibat. Albireo is also eligible for stepped royalties beginning in the high single digits on any future elobixibat product sales, except that product sales in Japan attributable to EA Pharma’s sublicensee in Japan, Mochida Pharmaceutical Co., or Mochida, would be calculated based on a specified percentage of Japan’s National Health Insurance drug price.

EA Pharma’s obligation to pay royalties to Albireo for elobixibat expires on a country-by-country basis on the later of expiration of the patent rights in a country that have a specified scope and are either licensed by Albireo to EA Pharma or, subject to a specified term limit, developed by EA Pharma, alone or together with Albireo, in the course of its activities under the agreement or expiration of regulatory exclusivity for elobixibat in that country. The Japanese patent rights with respect to elobixibat licensed by Albireo to EA Pharma expire between 2021 and 2024, subject to patent term extension that may be available in Japan. In addition, Albireo has two pending patent applications on specific crystal polymorphs of elobixibat that, if issued in Japan, will expire in 2034 and 2035, respectively. Royalty rates are subject to reduction under the agreement in specified circumstances, including in any country if elobixibat is subject to generic competition that exceeds a specified level, if the bulk price for unformulated elobixibat purchased from Albireo for use in Japan exceeds a specified threshold or if EA Pharma licenses patent rights from any third party under circumstances where it is legally required to do so to commercialize elobixibat in its licensed field in a particular country in its licensed territory.

Development and Commercialization. EA Pharma is responsible for funding and using commercially reasonable efforts to execute the development and commercialization of elobixibat in its licensed field and licensed territory pursuant to agreed territory development and commercialization plans that are updated from time to time. In Japan, EA Pharma is developing and plans to commercialize elobixibat jointly with Mochida pursuant to a sublicense agreement. A joint development committee and a joint commercialization committee, each comprising representatives of each company, oversees activities under the agreement. Albireo is responsible for using commercially reasonable efforts to fund and execute the development and commercialization of elobixibat outside of EA Pharma’s licensed territory pursuant to a global development plan that is updated from time to time.

Albireo has historically procured unformulated elobixibat for EA Pharma’s development activities under the agreement pursuant to a complementary supply agreement. EA Pharma is responsible for commercial manufacture and supply of elobixibat in its licensed territory.

Restrictions. EA Pharma is not permitted to conduct clinical development or commercialize elobixibat outside of its licensed field of use or licensed territory. Albireo is not permitted to commercialize elobixibat for any field of use in EA Pharma’s licensed territory. In addition, if Albireo determines to develop elobixibat in a liver disease outside of EA Pharma’s licensed territory, Albireo’s development is subject to specified restrictions on clinical trial design. After the first commercial sale of elobixibat, in any country in EA Pharma’s licensed field, neither Albireo nor EA Pharma may commercialize a different product for the treatment of chronic constipation or IBS-C in that country, subject to specified exceptions.

Term and Termination. Either Albireo or EA Pharma can terminate the agreement in its entirety or on a country-by-country basis if the other party materially breaches the agreement and the breach is not cured within a specified period. Also, either Albireo or EA Pharma can terminate the agreement in its entirety if a specified bankruptcy-related event with regard to the other party occurs. EA Pharma also has the right to terminate the agreement in its entirety or on a country-by-country basis (except for Japan) for any reason upon 180 days’ notice. The rights and obligations of the parties that survive termination of the agreement vary depending on the basis for the termination.

Terminated Agreement with Ferring International Center S.A.

Albireo entered into a license agreement with Ferring International Center S.A., or Ferring, for the development and commercialization of elobixibat outside of the territories licensed to EA Pharma in July 2012, following completion of Albireo’s Phase 2b clinical trial of elobixibat to treat CIC. Pursuant to the agreement, Ferring commenced a Phase 3 clinical program of elobixibat to treat CIC. In May 2014, Ferring stopped two Phase 3 clinical trials of elobixibat that Ferring had been conducting due to an issue related to the distribution of study drug to study sites that was unrelated to the performance of elobixibat. Subsequently, in March 2015, Ferring terminated the agreement, effective in September 2015. As a result of the termination of the agreement, all licenses that Albireo granted to Ferring under the license agreement terminated and commercial rights to elobixibat in Ferring’s licensed territory reverted to Albireo. In addition, Ferring was required, among other things, to assign to Albireo all rights to all regulatory submissions and approvals controlled by Ferring pertaining to elobixibat in the licensed territory and to grant to Albireo an exclusive right of reference to data, and specified licenses to data and technology, related to elobixibat for the development and commercialization of elobixibat in its licensed field. Notwithstanding the termination of the license agreement, Ferring may be entitled to low single-digit royalty payments on net sales of elobixibat on a country-by-country and product-by-product basis in specified circumstances.

Patents and Proprietary Rights

Albireo actively seeks to protect the proprietary technology that Albireo considers important to its business, including compositions and forms and their methods of use in the United States, Europe and other jurisdictions internationally that Albireo considers key pharmaceutical markets. Albireo also relies upon trade secrets and contracts to protect Albireo’s proprietary information.

As of August 15, 2016, Albireo’s patent estate included 16 issued patents and eight pending patent applications in the United States and approximately 440 counterpart patents and patent applications in other jurisdictions, including 15 European regional issued patents. The actual protection afforded by a patent varies from country to country and depends upon many factors, including the type of patent, the scope of its coverage and the availability of legal remedies in a particular jurisdiction.

Albireo considers the following United States and European patents to be particularly important to the protection of its clinical-stage product candidates.

Product Candidate	Summary Description	Expiration Date

A4250	Composition of matter of A4250	September 2022

	Method of using an inhibitor of the ileal bile acid transporter to treat liver disease	November 2031 (EP) (pending in US)

	Method of using an inhibitor of the ileal bile acid transporter in combination with a bile acid binder to treat liver disease	November 2031 (EP) (pending in US)

Elobixibat	Composition of matter of elobixibat	December 2021 (EP); August 2022 (US)

	Method of using an inhibitor of the ileal bile acid transporter to treat Chronic Idiopathic Constipation or Irritable Bowel Syndrome	April 2024

	Crystal modifications of elobixibat	April 2034 (pending)

	Crystal modifications of elobixibat	October 2035 (pending)

A3384	Pharmaceutical formulation comprising cholestyramine	February 2037 (pending, priority application filed in Sweden)

Albireo also has issued patents and pending patent applications with equivalent or substantially comparable protection for its product candidates in jurisdictions internationally that it considers key pharmaceutical markets.

The patent expiration dates referenced above do not reflect any potential patent term extension that Albireo may receive under The United States Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of FDA approval. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for an extension, and, with limited exceptions, the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension. Some foreign jurisdictions, including Europe and Japan, have analogous patent term extension provisions, which allow for extension of the term of a patent that covers a drug approved by the applicable foreign regulatory agency.

Sales and Marketing

Albireo currently does not have a commercial organization for the marketing, sales and distribution of pharmaceutical products. Albireo intends to build the commercial infrastructure necessary to effectively support the commercialization of A4250 in the United States and Europe, if A4250 is approved for PFIC or any other pediatric cholestatic liver disease or disorder. Albireo believes that its commercial organization can be modest in size and targeted to the relatively small number of specialists in the United States and Europe who treat children with orphan cholestatic liver disease.

The commercial infrastructure for orphan products typically consists of a targeted, specialty sales force that calls on a limited and focused group of physicians supported by sales management, internal sales support, an internal marketing group and distribution support. Additional capabilities important to the marketplace include the management of key accounts such as managed care organizations, group purchasing organizations, specialty pharmacies, government accounts and reimbursement support. Based on the number of physicians that treat orphan pediatric cholestatic liver diseases and disorders, Albireo believes that it can effectively target the physician audience for A4250 in the United States and Europe by establishing a sales force either internally or by contract. To develop the appropriate commercial infrastructure, Albireo will have to invest significant amounts of financial and management resources, some of which may be committed prior to any confirmation that A4250 will be approved.

Outside of the United States and Europe, Albireo plans to selectively utilize collaborations, distribution or other marketing arrangements with third parties to commercialize A4250 in any approved indication(s). Likewise, Albireo intends to selectively seek alliances and collaborations to assist the company in furthering the development or commercialization of product candidates, such as elobixibat and A3384, targeting large primary care markets that must be served by large sales and marketing organizations.

Manufacturing

Albireo does not own or operate, and currently has no plans to establish, manufacturing facilities for the production of clinical or commercial quantities of A4250, elobixibat, A3384 or any of its other product candidates. Albireo currently relies, and expects to continue to rely, on third parties for the manufacture of its product candidates and any products that it may develop.

Albireo currently engages a single third-party manufacturer to provide the active pharmaceutical ingredient, or API, for A4250 and elobixibat. Albireo also currently engages single third-party manufacturers to provide fill and finish services for the final drug product formulation of each of A4250, elobixibat and A3384 that is being used in Albireo’s clinical trials and, in the case of elobixibat, clinical trials conducted by Albireo’s current and former licensees.

Albireo obtains the supplies of its API and drug products from these manufacturers pursuant to agreements that include specific supply timelines, quality and volume expectations. Albireo obtains the supplies of its product candidates from these manufacturers under master services contracts and specific work orders. However, Albireo does not have long-term supply arrangements in place. Albireo does not currently have arrangements in place for redundant supply or a second source for API for any of A4250, elobixibat or A3384. If any of Albireo’s current manufacturers should become unavailable to it for any reason, Albireo believes that there are a number of potential replacements, although Albireo might incur some delay in identifying and qualifying such replacements.

A4250 and elobixibat are organic compounds of low molecular weight, and are referred to as “small molecules.” A3384 is a specialized formulation of cholestyramine, which is a polymer. A polymer is a chemical compound made up of small molecules arranged in a repeating structure to form a larger molecule. Albireo has selected these compounds based on their potential efficacy and safety, although they are also associated with reasonable cost of goods, ready availability of starting materials and ease of synthesis. Albireo expects to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Albireo faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, government agencies and private and public research institutions. Any product candidates that Albireo successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

Many of Albireo’s competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Albireo does. These competitors also compete with Albireo in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject enrollment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Albireo’s programs. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with larger or more established companies.

Albireo’s commercial opportunity could be reduced or eliminated if Albireo’s competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that Albireo may develop. Albireo’s competitors also may obtain marketing approvals for their products more rapidly than Albireo obtains approval for its products. In addition, Albireo’s ability to compete may be affected because in some cases insurers or other third-party payors seek to encourage the use of generic products. This may have the effect of making branded products less attractive, from a cost perspective, to buyers.

The key competitive factors affecting the success of Albireo’s product candidates are likely to be their efficacy, safety, tolerability, convenience, price and the availability of coverage and reimbursement from government and other third-party payors.

Albireo is aware of other companies that are developing product candidates that, like A4250 and elobixibat, act via IBAT inhibition. Shire plc’s SHP625, formerly known as LUM001, is in Phase 2 development as a treatment for PFIC and PBC, as well as for ALGS and primary sclerosing cholangitis. In June 2016, Shire announced that the FDA has granted breakthrough therapy designation for SHP625 for PFIC, type 2. GlaxoSmithKline’s GSK2330672 is in Phase 2 clinical development as a treatment for PBC. Shire’s SHP626 is in Phase 1 development as a treatment for NASH.

The competition in Albireo’s target indications includes the following.

PFIC and other pediatric cholestatic liver diseases and disorders. For many cholestatic liver diseases and disorders, including in particular PFIC, there are no approved therapies. With regard to the pruritus that is characteristic of these diseases, symptomatic off-label treatment with bile acid sequestrants, such as cholestyramine (marketed as Questran in the United States and as Colestyr, Efensol, Ipocol, Kolestran, Lipocol, Olestyr, Prevalite or Quantalan in various other countries), typically provides only modest relief. Bristol Myers Squibb has discontinued manufacture of Questran, but generic versions of the drug are marketed by Upsher-Smith Laboratories, Inc., Par Pharmaceutical Companies, Inc. and Sandoz, the generic pharmaceuticals division of Novartis AG.

A number of other drugs, including UDCA, a bile acid; rifampin, an antibiotic derivative; and naltrexone, an opioid antagonist, are used off-label to treat patients suffering from cholestatic liver disease. Additionally, surgical interventions, such as PEBD surgery, and external liver filtering procedures are also employed in an attempt to lower bile acid levels, manage pruritus and improve measures of liver function.

As referenced above, Shire’s SHP625 is in Phase 2 clinical development in PFIC. In addition, Intercept’s obeticholic acid, which was recently approved by the FDA in combination with UDCA, or as a monotherapy for patients unable to tolerate UDCA, to treat PBC, is in Phase 2 development as a treatment for biliary atresia.

CIC. Linaclotide, marketed as Linzess by Ironwood Pharmaceuticals, Inc. and Allergan plc, is approved in the United States for the treatment of CIC and IBS-C. Linaclotide is marketed in Europe as Constella by Ironwood and Allergan for the treatment of IBS-C. Linaclotide targets guanylate cyclase C in the intestines and, by doing so, induces intestinal chloride secretion, which results in the outpouring of water into the intestine. The primary side effect of linaclotide is diarrhea. In addition, lubiprostone, which is marketed in the United States as Amitiza by Takeda Pharmaceutical Company Limited, is approved in the United States for the treatment of CIC, IBS-C and opioid-induced constipation. Amitiza is also approved for the treatment of CIC in the United Kingdom and Switzerland, and for the treatment of chronic constipation in Japan, where it is marketed by Mylan, N.V. Amitiza binds selectively to and activates the type-2 chloride channel in the intestine releasing chloride and water into the intestine. The primary side effect of Amitiza is nausea. Prucalopride, marketed by Shire as Resolor, is a motility agent approved in the European Union for the treatment of CIC, but it is not approved in the United States. Resolor is associated with a high rate of headaches. In addition, Resolor belongs to a class of drugs known as 5-HT receptor drugs that has been linked to cardiovascular safety issues.

Numerous OTC products are available for constipation. These include psyllium husk (such as Metamucil), methylcellulose (such as Citrucel), calcium polycarbophil (such as FiberCon), lactulose (such as Cephulac), polyethylene glycol (such as MiraLax), sennosides (such as Exlax), bisacodyl (such as Ducolax), docusate sodium (such as Colace), magnesium hydroxide (such as Milk of Magnesia), saline enemas (such as Fleet) and sorbitol. Given the low barriers to access, many CIC sufferers first try OTC fiber and laxatives, but these options are not sufficiently effective for many people.

In addition, Synergy Pharmaceuticals, Inc. has a product candidate known as plecanatide for which it has filed an NDA in the United States to treat CIC and which is in Phase 3 development to treat IBS-C. Plecanatide is, like linaclotide, a guanylate cyclase-C agonist. Ardelyx, Inc. has a product candidate, tenapanor, that is in Phase 3 clinical development in IBS-C. Tenapanor inhibits the sodium transporter NHE3 and reduces sodium uptake from the gut to increase the secretion of water in the intestines.

BAM. There are no approved drugs in the United States or Europe for the treatment of BAM. The most commonly used off-label treatment has been a bile acid sequestrant/resin, such as immediate release cholestyramine (which is approved in some countries in Europe to treat diarrhea associated with certain GI conditions) or colestipol, to keep bile acids from stimulating secretion in the colon. However, the benefits of immediate release cholestyramine and colestipol are limited because many patients cannot tolerate these medications because of the texture and taste or because they worsen the diarrhea or cause intolerable nausea, heartburn, wind or bloating. Another bile acid sequestrant sometimes used off label to treat to BAM is colesevelam, a cholesterol-lowering medicine marketed by Daiichi Sankyo Inc. as Welchol in the United States and by Genzyme Europe B.V. as Cholestagel in the European Union. Colesevelam is marketed in a tablet form that has fewer tolerability issues than other bile acid sequestrants, but its utility is limited because it prevents absorption of both other medications and important fat soluble vitamins. In addition, obeticholic acid has previously been studied by Intercept in a Phase 2 clinical trial as a treatment for BAM.

Patients with BAM following ileal resection surgery may also have a more generalized fat malabsorption as part of a short-bowel syndrome. In these patients, a low-fat diet supplemented with medium-chain triglycerides or cholylsarcosine, a synthetic cholic acid conjugate, may be used. Patients with BAM secondary to Crohn’s ileitis may be treated with glucocorticoid, a steroid hormone. Microscopic colitis patients may be given budesonide, a glucocorticoid steroid. Patients with BAM secondary to small intestinal bacterial overgrowth may require antibiotic therapy.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory requirements, require the expenditure of substantial time and financial resources.

Review and Approval of Drugs in the United States

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process, the approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice, or DOJ, or other governmental entities.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•     completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•    submission to the FDA of an IND, which must take effect before human clinical trials may begin;

•     approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

•    performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug product for each proposed indication;

•    satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;

•     preparation and submission to the FDA of an NDA;

•     review of the product by an FDA advisory committee, where appropriate or if applicable;

•    satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•    payment of user fees and securing FDA approval of the NDA; and

•    compliance with any post-approval requirements, including Risk Evaluation and Mitigation Strategies, or REMS, and post-approval studies required by the FDA, if applicable.

Preclinical Studies

Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or API and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted.

Human Clinical Trials in Support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions related to a proposed clinical trial and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can be initiated or restarted (in cases when the trial is placed on clinical hold after it has already begun).

In addition, an IRB representing each institution that is participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct a continuing review and reapprove the trial at least annually. The IRB must review and approve, among other things, the trial protocol and informed consent information to be provided to clinical trial subjects. An IRB must operate in compliance with FDA regulations. Information about certain clinical trials, including details of the protocol and eventually study results, also must be submitted within specific timeframes to the National Institutes of Health for public dissemination on the federal ClinicalTrials.gov data registry.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•              Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition, in order to be tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

•              Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, in order to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•               Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in one or more well-controlled clinical trials in order to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the drug, and to provide adequate information for the labeling of the drug.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if SAEs occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Submission of an NDA to the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA, which requests approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to an application user fee, currently exceeding $2.1 million, and the sponsor of an approved NDA is also subject to annual product and establishment user fees, currently exceeding $104,000 per product and $554,000 per establishment. These fees are typically increased annually.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt and informs the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. After the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Most such applications are meant to be reviewed within ten months from the date of filing, and most applications for “priority review” products are meant to be reviewed within six months of filing. The review process may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections cover all facilities associated with an NDA submission, including drug component manufacturing (such as active pharmaceutical ingredients), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the drug product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. REMS are tailored to the specific risk/benefit profile of a drug and can include requirements such as medication guides for patients, detailed communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, restricted distribution, and the use of patient registries. The FDA may require a REMS as a condition of approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS and the specific components that are involved can materially affect the potential market and profitability of a product.

The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making final approval decisions about a particular new drug application.

Fast Track, Breakthrough Therapy and Priority Review Designations

The FDA is authorized to designate certain products for expedited development or review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs include fast track designation, breakthrough therapy designation and priority review designation.

Specifically, the FDA may grant a product the fast track designation if it is intended, whether alone or in combination with one or more other drugs, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track product application does not begin until the last section of the NDA is submitted. In addition, the fast track designation may be withdrawn by the sponsor or rescinded by the FDA if the designation is no longer supported by data emerging in the clinical trial process.

In 2012, Congress enacted the Food and Drug Administration Safety and Innovation Act, or FDASIA. This law established a new regulatory program for products designated as “breakthrough therapies.” A product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to designated breakthrough therapies, including: holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Finally, the FDA may designate a product for priority review if it is a drug that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines at the time that the marketing application is submitted, on a case- by-case basis, whether the proposed drug represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

Accelerated Approval Pathway

The FDA may grant accelerated approval to a drug for a serious or life-threatening condition that generally provides a meaningful therapeutic advantage to patients over existing treatments and based upon a demonstration that the drug has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval. As part of the process of designing its planned pivotal clinical trial of A4250 as a treatment for PFIC, Albireo is considering whether it will pursue the accelerated approval process for A4250.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a drug.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the drug. All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.

The FDA’s Decision on an NDA

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue either an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information and for specific indications. A complete response letter (CRL) generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in response to the CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product; require that contraindications, warnings or precautions be included in the product labeling; require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•               restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•              fines, warning letters or holds on post-approval clinical trials;

•               refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•              product seizure or detention, or refusal to permit the import or export of products; or

•               injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the Drug Supply Chain Security Act, or DSCSA, was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that is expected to culminate in November 2023.

Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Hatch-Waxman Amendments to the FDCA, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug, or RLD. Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug . . .”

Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider a therapeutic equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

Under the Hatch-Waxman Amendments, the FDA may not approve an ANDA until any applicable period of nonpatent exclusivity for the RLD has expired. The FDCA provides a period of five years of nonpatent data exclusivity for a new drug containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years after the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the RLD in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) NDA applicant is relying on studies conducted for an already approved product, the applicant also is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Specifically, the applicant for a follow-on drug product must certify with respect to each patent that:

•               the required patent information has not been filed;

•              the listed patent has expired;

•               the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•              the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired (other than method of use patents involving indications for which the ANDA applicant is not seeking approval).

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA owner and patent holders once the ANDA in question has been accepted for filing by the FDA. The NDA owner and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent or a decision in the infringement case that is favorable to the ANDA applicant.

Pediatric Clinical Trials and Exclusivity

Under the Pediatric Research Equity Act of 2003, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With enactment of the FDASIA in 2012, sponsors must also submit pediatric trial plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric trial or trials the applicant plans to conduct, including trial objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other, and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in FDASIA. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

Pediatric exclusivity is another type of nonpatent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the nonpatent and orphan exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.

Orphan Drug Designation and Exclusivity

The FDA has granted orphan drug designation to A4250 for the treatment of PFIC, as well as for PBC. Under the Orphan Drug Act, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the designation request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will receive orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity.

Patent Term Restoration and Extension

The term of a U.S. patent that covers a drug, biological product or approved medical device may also be eligible for patent term extension when FDA approval is granted, provided that certain statutory and regulatory requirements are met. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. For drugs, the Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration date set for the patent. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be granted an extension, and only those claims reading on the approved drug may be extended. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug, provided that statutory and regulatory requirements are met. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Regulation Outside the United States

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of drug products. Whether or not it obtains FDA approval for a product, the company would need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Regulation and Marketing Authorization in the European Union

The process governing approval of medicinal products in the European Union follows essentially the same lines as in the United States and, likewise, generally involves satisfactorily completing each of the following:

•               preclinical laboratory tests, animal studies and formulation studies all performed in accordance with the applicable E.U. Good Laboratory Practice regulations;

•               submission to the relevant national authorities of a clinical trial application, or CTA, which must be approved before human clinical trials may begin;

•               performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

•               submission to the relevant competent authorities of a marketing authorization application, or MAA, which includes the data supporting safety and efficacy as well as detailed information on the manufacture and composition of the product in clinical development and proposed labelling;

•               satisfactory completion of an inspection by the relevant national authorities of the manufacturing facility or facilities, including those of third parties, at which the product is produced to assess compliance with strictly enforced current cGMP;

•               potential audits of the nonclinical and clinical trial sites that generated the data in support of the MAA; and

•              review and approval by the relevant competent authority of the MAA before any commercial marketing, sale or shipment of the product.

Preclinical Studies

Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animal studies, in order to assess the potential safety and efficacy of the potential product. The conduct of the preclinical tests and formulation of potential product for testing must comply with the relevant E.U. regulations and requirements. The results of the preclinical tests, together with relevant manufacturing information and analytical data, are submitted as part of the CTA.

Clinical Trial Approval

Requirements for the conduct of clinical trials in the European Union including Good Clinical Practice, or GCP, are implemented in the Clinical Trials Directive 2001/20/EC and the GCP Directive 2005/28/EC. Pursuant to Directive 2001/20/EC and Directive 2005/28/EC, as amended, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of an E.U. member state in which a trial is planned to be conducted, or in multiple member states if the clinical trial is to be conducted in a number of member states. To this end, a CTA is submitted, which must be supported by an investigational medicinal product dossier, or IMPD, and further supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and other applicable guidance documents. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the clinical trial application in that country.

In April 2014, the European Commission passed the new Clinical Trials Regulation, (EU) No 536/2014, which will replace the current Clinical Trials Directive 2001/20/EC. To ensure that the rules for clinical trials are identical throughout the European Union, the new E.U. clinical trials legislation was passed as a regulation that is directly applicable in all E.U. member states. All clinical trials performed in the European Union are required to be conducted in accordance with the Clinical Trials Directive 2001/20/EC until the new Clinical Trials Regulation (EU) No 536/2014 becomes applicable, which will be no earlier than May 28, 2016.

The new Regulation (EU) No 536/2014 aims to simplify and streamline the approval of clinical trial in the European Union. The main characteristics of the regulation include:

•               a streamlined application procedure via a single entry point, the E.U. portal;

•               a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures that will spare sponsors from submitting broadly identical information separately to various bodies and different member states;

•               a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed jointly by all member states concerned. Part II is assessed separately by each member state concerned;

•               strictly defined deadlines for the assessment of clinical trial application; and

•              the involvement of the ethics committees in the assessment procedure in accordance with the national law of the member state concerned but within the overall timelines defined by the Regulation (EU) No 536/2014.

Marketing Authorization

Authorization to market a product in the member states of the European Union proceeds under one of four procedures: a centralized authorization procedure, a mutual recognition procedure, a decentralized procedure or a national procedure.

Centralized Authorization Procedure

The centralized procedure enables applicants to obtain a marketing authorization that is valid in all E.U. member states based on a single application. Certain medicinal products, including products developed by means of biotechnological processes, must undergo the centralized authorization procedure for marketing authorization, which, if granted by the European Commission, is automatically valid in all 28 E.U. member states. The European Medicines Agency, or EMA, and the European Commission administer this centralized authorization procedure pursuant to Regulation (EC) No 726/2004.

Pursuant to Regulation (EC) No 726/2004, this procedure is mandatory for various types of products, including, among others, products that are designated as orphan medicinal products pursuant to Regulation (EC) No 141/2000.

The centralized authorization procedure is optional for other medicinal products if they contain a new active substance or if the applicant shows that the medicinal product concerned constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization is in the interest of patients in the European Union.

Administrative Procedure

Under the centralized authorization procedure, the EMA’s Committee for Human Medicinal Products, or CHMP, serves as the scientific committee that renders opinions about the safety, efficacy and quality of medicinal products for human use on behalf of the EMA. The CHMP is composed of experts nominated by each member state’s national authority for medicinal products, with an expert appointed to act as Rapporteur for the co-ordination of the evaluation with the possible assistance of a further member of the Committee acting as a Co-Rapporteur. After approval, the Rapporteur(s) continue to monitor the product throughout its life cycle. The CHMP has 210 days to adopt an opinion as to whether a marketing authorization should be granted. The process usually takes longer in case additional information is requested, which triggers clock-stops in the procedural timelines. The process is complex and involves extensive consultation with the regulatory authorities of member states and a number of experts. When an application is submitted for a marketing authorization in respect of a drug that is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation, the applicant may pursuant to Article 14(9) Regulation (EC) No 726/2004 request an accelerated assessment procedure. If the CHMP accepts such request, the time-limit of 210 days will be reduced to 150 days but it is possible that the CHMP can revert to the standard time-limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. Once the procedure is completed, a European Public Assessment Report, or EPAR, is produced. If the opinion is negative, information is given as to the grounds on which this conclusion was reached. After the adoption of the CHMP opinion, a decision on the MAA must be adopted by the European Commission, after consulting the E.U. member states, which in total can take more than 60 days.

Conditional Approval

In specific circumstances, E.U. legislation (Article 14(7) Regulation (EC) No 726/2004 and Regulation (EC) No 507/2006 on Conditional Marketing Authorisations for Medicinal Products for Human Use) enables applicants to obtain a conditional marketing authorization prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional approvals may be granted for product candidates (including medicines designated as orphan medicinal products) if (1) the risk-benefit balance of the product candidate is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) the product fulfills unmet medical needs and (4) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.

Marketing Authorization under Exceptional Circumstances

Under Article 14(8) Regulation (EC) No 726/2004, products for which the applicant can demonstrate that comprehensive data (in line with the requirements laid down in Annex I of Directive 2001/83/EC, as amended) cannot be provided (due to specific reasons foreseen in the legislation) might be eligible for marketing authorization under exceptional circumstances. This type of authorization is reviewed annually to reassess the risk-benefit balance. The fulfillment of any specific procedures/obligations imposed as part of the marketing authorization under exceptional circumstances is aimed at the provision of information on the safe and effective use of the product and will normally not lead to the completion of a full dossier/approval.

Market Authorizations Granted by Authorities of E.U. Member States

In general, if the centralized procedure is not followed, there are three alternative procedures as prescribed in Directive 2001/83/EC:

•               The decentralized procedure allows applicants to file identical applications to several E.U. member states and receive simultaneous national approvals based on the recognition by E.U. member states of an assessment by a reference member state.

•               The national procedure is only available for products intended to be authorized in a single E.U. member state.

•              A mutual recognition procedure similar to the decentralized procedure is available when a marketing authorization has already been obtained in at least one E.U. member state.

A marketing authorization may be granted only to an applicant established in the European Union.

Pediatric Studies

Prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are set forth in Regulation (EC) No 1901/2006, which is referred to as the Pediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA, or PDCO, may grant deferrals for some medicines, allowing a company to delay development of the medicine in children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine in children is not needed or is not appropriate, such as for diseases that only affect the elderly population.

Before a marketing authorization application can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP.

Periods of Authorization and Renewals

A marketing authorization is valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the E.U. market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid (the so-called sunset clause).

Orphan Drug Designation and Exclusivity

The European Commission, following an evaluation by the EMA’s Committee for Orphan Medicinal Products, has designated A4250 as an orphan medicinal product for the treatment of PFIC, as well as for the treatment of PBC and ALGS. Pursuant to Regulation (EC) No 141/2000 and Regulation (EC) No. 847/2000, the European Commission can grant such orphan medicinal product designation to products for which the sponsor can establish that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 people in the European Union, or a life threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that sales of the drug in the European Union would generate a sufficient return to justify the necessary investment. In addition, the sponsor must establish that there is no other satisfactory method approved in the European Union of diagnosing, preventing or treating the condition, or if such a method exists, the proposed orphan drug will be of significant benefit to patients.

Orphan drug designation is not a marketing authorization. It is a designation that provides a number of benefits, including fee reductions, regulatory assistance, and the possibility to apply for a centralized E.U. marketing authorization, as well as ten years of market exclusivity following marketing authorization of the designated orphan drug. During this market exclusivity period, neither the EMA, the European Commission nor the member states can accept an application or grant a marketing authorization for a similar medicinal product. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as those contained in an authorized orphan medicinal product and that is intended for the same therapeutic indication. The market exclusivity period for the authorized therapeutic indication may be reduced to six years if, at the end of the fifth year, it is established that the orphan designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. In addition, a competing similar medicinal product may in limited circumstances be authorized prior to the expiration of the market exclusivity period, including if it is shown to be safer, more effective or otherwise clinically superior to the already approved orphan drug. Furthermore, a product can lose orphan designation and the related benefits, prior to Albireo having obtained a marketing authorization, if it is demonstrated that the orphan designation criteria are no longer met.

Regulatory Data Protection

E.U. legislation also provides for a system of regulatory data and market exclusivity. According to Article 14(11) of Regulation (EC) No 726/2004, as amended, and Article 10(1) of Directive 2001/83/EC, as amended, upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder, or MAH, obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. However, products designated as orphan medicinal products enjoy, upon receiving marketing authorization, a period of ten years of orphan market exclusivity—see also Orphan Drug Designation and Exclusivity. Depending upon the timing and duration of the E.U. marketing authorization process, products may be eligible for up to five years’ supplementary protection certificates, or SPCs, pursuant to Regulation (EC) No 469/2009. Such SPCs extend the rights under the basic patent for the drug.

Regulatory Requirements After a Marketing Authorization has been Obtained

If Albireo obtains authorization for a medicinal product in the European Union, Albireo will be required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products:

Pharmacovigilance and other requirements

Albireo will, for example, have to comply with the E.U.’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. Other requirements relate, for example, to the manufacturing of products and APIs in accordance with good manufacturing practice standards. E.U. regulators may conduct inspections to verify Albireo’s compliance with applicable requirements, and Albireo will have to continue to expend time, money and effort to remain compliant. Noncompliance with E.U. requirements regarding safety monitoring or pharmacovigilance, or requirements related to the development of products for the pediatric population, can also result in significant financial penalties in the European Union. Similarly, failure to comply with the E.U.’s requirements regarding the protection of individual personal data can also lead to significant penalties and sanctions. Individual E.U. member states may also impose various sanctions and penalties in case Albireo does not comply with locally applicable requirements.

Manufacturing

The manufacturing of authorized drugs, for which a separate manufacturer’s license is mandatory, must be conducted in strict compliance with the EMA’s Good Manufacturing Practices, or GMP, requirements and comparable requirements of other regulatory bodies in the European Union, which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. The EMA enforces its current GMP requirements through mandatory registration of facilities and inspections of those facilities. The EMA may have a coordinating role for these inspections although the responsibility for carrying them out rests with the member states’ competent authority under whose responsibility the manufacturer falls. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and could subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Marketing and Promotion

The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union under Directive 2001/83/EC. The applicable regulations aim to ensure that information provided by holders of marketing authorizations regarding their products is truthful, balanced and accurately reflects the safety and efficacy claims authorized by the EMA or by the competent authority of the authorizing member state. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

Patent Term Extension

In order to compensate the patentee for delays in obtaining a marketing authorization for a patented product, a supplementary certificate, or SPC, may be granted extending the exclusivity period for that specific product by up to five years. Applications for SPCs must be made to the relevant patent office in each E.U. member state and the granted certificates are valid only in the member state of grant. An application has to be made by the patent owner within six months of the first marketing authorization being granted in the European Union (assuming the patent in question has not expired, lapsed or been revoked) or within six months of the grant of the patent (if the marketing authorization is granted first). In the context of SPCs, the term “product” means the active ingredient or combination of active ingredients for a medicinal product and the term “patent” means a patent protecting such a product or a new manufacturing process or application for it. The duration of an SPC is calculated as the difference between the patent’s filing date and the date of the first marketing authorization, minus five years, subject to a maximum term of five years.

A six month pediatric extension of an SPC may be obtained where the patentee has carried out an agreed pediatric investigation plan, the authorized product information includes information on the results of the studies and the product is authorized in all member states of the European Union.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Sales of products will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to maintain price levels high enough to realize an appropriate return on investment in product development.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of Albireo’s product candidate to currently available therapies (so called health technology assessment, or HTA) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. E.U. member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various E.U. member states, and parallel distribution (arbitrage between low-priced and high-priced member states), can further reduce prices. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.

Healthcare Law and Regulation

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with third-party payors and customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

•               the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

•              the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•              the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•              HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•               the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians and teaching hospitals and physician ownership and investment interests; and

•              analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines, or the relevant compliance guidance promulgated by the federal government, in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures to the extent that those laws impose requirements that are more stringent than the Physician Payments Sunshine Act. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Employees

As of August 15, 2016, Albireo employed 10 full-time employees, of whom four hold Ph.D. or M.D. degrees, or the foreign equivalent. Of these employees five were engaged in research and development and five were engaged in general and administrative functions. Of these employees, seven were located in Sweden and three were located in the United States. Albireo’s employees in Sweden are subject to a collective bargaining agreement. Albireo considers its relationship with Albireo’s employees to be good.

Facilities

Albireo’s operating subsidiary in Sweden, Albireo AB, leases approximately 2,900 square feet of office space in Gothenburg, Sweden under a lease that expires in September 2019. The current quarterly payment under the lease is 168,664 Swedish Kronor (approximately $19,953, based on the Swedish Kronor to U.S. dollar exchange rate at June 30, 2016) and subject to change based on applicable taxes and otherwise to escalation based on changes in the Swedish Consumer Price Index. The lease renews automatically for consecutive three-year terms, unless notice of nonrenewal is given by either party at least nine months prior to the end of the current term and subject to Albireo’s right to terminate the lease at any time upon six months’ notice. Albireo is currently in discussions with the landlord to rent additional 2,200 square feet (for a total of 5,100 square feet) in the same Gothenburg facility. In addition, Albireo’s U.S. subsidiary, Albireo, Inc., leases office space in Boston, Massachusetts on a month-to-month basis. Albireo believes that its existing facilities are adequate to meet its current needs, and that suitable alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

Albireo is currently not a party to any material legal proceedings.

BIODEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements of Biodel and accompanying notes appearing elsewhere in this proxy statement. This discussion of the Biodel financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in the Biodel operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors—Risks Related to Biodel” in this proxy statement, the other risks and uncertainties described in the section entitled “Risk Factors” in this proxy statement and the other risks and uncertainties described elsewhere in this proxy statement. All forward-looking statements included in this proxy statement are based on information available to Biodel as of the date hereof, and Biodel assumes no obligation to update any such forward-looking statement.

Company Overview

Biodel is a specialty biopharmaceutical company that historically has been focused on the development and commercialization of innovative treatments for diabetes. Historically, Biodel has devoted substantially all of its research, development and clinical efforts and financial resources toward the development of its research and development and clinical programs for its product candidates, including specifically the development of its GEM product candidate and ultra-rapid-acting insulin product candidate, BIOD-531.

In December 2015, Biodel’s board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving the company’s cash balance to the extent practicable. As a result of the board’s decision, Biodel is no longer actively engaged in further research and development of its product pipeline and its pre-clinical programs to reduce operating expenses and terminated its active clinical studies.

In January 2016, Biodel retained Ladenburg Thalmann to assist it in the process of evaluating its strategic alternatives. Working with Ladenburg Thalmann and Biodel’s legal advisors, Biodel conducted a process of identifying and evaluating potential strategic transactions. Also in January 2016, Biodel completed a reduction in force of 15 non-executive employees designed to reduce operating expenditures while Biodel explored its strategic alternatives. The January 2016 reduction in force was in addition to the ten-person reduction in force that Biodel completed in October 2015, which was designed to reduce infrastructure costs and improve efficiency of research and quality-related activities.

On May 24, 2016, Biodel, Albireo and the holders of Albireo shares and notes convertible into Albireo shares entered into the Exchange Agreement which was subsequently amended and restated on July 13, 2016 (as amended and restated, the “Exchange Agreement”). The Exchange Agreement contains the terms and conditions of the proposed business combination of Biodel and Albireo. Under the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell their shares of Albireo for newly issued shares of Biodel common stock, which is referred to in this proxy statement as the “Transaction.” If the Transaction is completed, the business of Biodel will become the business of Albireo as described in this proxy statement under the caption “Albireo Business.”

If the Transaction is not completed, Biodel will reconsider its strategic alternatives and could pursue one of the following courses of action, which Biodel currently believes to be the most likely alternatives if the Transaction with Albireo is not completed:

•	Pursue another strategic transaction. Biodel may resume its process of evaluating a potential strategic transaction.

•	Dissolve and liquidate its assets. If, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. In that event, Biodel would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there would be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying the Biodel obligations and setting aside funds for reserves.

Biodel cannot predict whether or to what extent it might resume research and development activities, including clinical trials, or what its future cash needs would be for any such activities.

Biodel was incorporated in December 2003 and commenced active operations in January 2004. To date, Biodel has generated no revenues and has incurred significant losses. Biodel expects to continue to incur operating losses as it continues its efforts to execute on its strategic alternatives. Biodel has financed its operations through various financing transactions, including its initial public offering in May 2007 and several subsequent transactions, including, most recently, its April 2015 underwritten public offering. In addition, Biodel recently raised funds pursuant to its since-terminated At-the-Market Issuance Sales Agreement with MLV & Co. LLC (“MLV”), and its since-terminated equity line stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”). Biodel has devoted substantially all of its efforts to research and development activities, including clinical trials. Biodel’s net loss was $3.1 million and $12.2 million for the three and nine months ended June 30, 2016.

As of June 30, 2016 Biodel had approximately $31.0 million in cash and cash equivalents, compared to $40.8 million in cash and cash equivalents as of September 30, 2015.

Financial Operations Overview

Revenues

To date, Biodel has generated no revenues. Biodel does not expect to begin generating any revenues unless any of its product candidates receive marketing approval, or if it receives payments in connection with strategic collaborations that it may enter into for the commercialization of its product candidates.

Research and Development Expenses

Research and development expenses have historically consisted of the costs associated with Biodel’s basic research activities, as well as the costs associated with Biodel’s drug development efforts, conducting preclinical studies and clinical trials, manufacturing efforts and activities related to regulatory filings. Biodel’s research and development expenses have historically consisted of:

•	external research and development expenses incurred under agreements with third-party contract research organizations and investigative sites, third-party manufacturing organizations and consultants;

•	employee-related expenses, which include salaries and benefits for the personnel involved in Biodel’s preclinical and clinical drug development and manufacturing activities; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies.

Biodel has used its employee and infrastructure resources across multiple research projects and its drug development programs. A substantial majority of Biodel’s research and development expenses incurred to date are attributable to its ultra-rapid-acting insulin program.

The following table illustrates, for each period presented, Biodel’s research and development costs by nature of the cost.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Ultra-rapid-acting insulin formulations:	(in thousands)

Research and development expenses:
Preclinical expenses	$858	$16	$2,846	$1,135
Manufacturing expenses	667	54	2,163	1,115
Clinical/regulatory expenses	3,529	(6)	6,369	1,499

Total	$5,054	$64	$11,378	$3,749

The following table illustrates, for the three and nine months ended June 30, 2015 and 2016, Biodel’s research and development costs by project.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Ultra-rapid-acting insulin formulations:	(in thousands)

RHI/Analog	$2	$—	$169	$—
Glucagon Emergency Management (GEM)	777	(2)	2,734	396
BIOD-531	3,253	(7)	5,437	521

Other	1,022	73	3,038	2,832

Total	$5,054	$64	$11,378	$3,749

In December 2015, Biodel’s board of directors approved a plan to explore strategic alternatives to further realize value from Biodel’s pipeline assets while preserving the company’s cash balance to the extent practicable. As a result of the board’s decision, Biodel is no longer actively engaged in further research and development of its product pipeline and its pre-clinical programs to reduce operating expenses and terminated its active clinical studies. As a result, Biodel’s research and development expenses for the fiscal year ending September 30, 2016 will decrease as compared to the fiscal year ended September 30, 2015.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses for personnel, including stock-based compensation expenses, in Biodel’s executive, legal, accounting, finance and information technology functions. Other general and administrative expenses include travel expenses, costs associated with industry conventions, professional fees, such as legal and accounting fees and consulting costs and facility-related costs not otherwise allocated to research and development expense.

Biodel anticipates that its general and administrative core expenses in the fiscal year ending September 30, 2016 will decrease from the fiscal year ended September 30, 2015, with the exception of severance payments, as Biodel continues to focus its efforts on preserving cash while it assesses its options to maximize shareholder value. Over the longer term, however, these expenses could increase.

Warrant Liability

In June 2012, Biodel issued warrants to purchase 2,749,469 shares of its common stock at an exercise price of $2.66 per share in connection with its June 2012 private placement. These warrants will expire on June 26, 2017, five years from the original issuance date of June 27, 2012. Under the terms of the 2012 warrants, if Biodel enters into a merger or similar transaction, the holders of the warrants will be entitled to receive consideration as if they had exercised the warrants immediately prior to such transaction, or they may require Biodel to purchase the unexercised warrants at the Black-Scholes value (as defined in the applicable warrant) of the warrant on the date of such transaction. The holders have up to 30 days following any such transaction to exercise this right. As a result of this provision, Biodel recognizes the 2012 warrants as liabilities at their fair value on each reporting date.

In May 2011, Biodel issued warrants to purchase 2,256,929 shares of its common stock at an exercise price of $9.92 per share in connection with its May 2011 registered direct offering. On May 17, 2016 the unexercised warrants to purchase 2,256,929 shares of common stock expired. The common stock warrant liability associated with these warrants has terminated.

Biodel uses the Black-Scholes valuation model to estimate the fair value of the warrants. The Black-Scholes valuation model takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the term of the warrant. Using this model, Biodel recorded an initial warrant liability of $4.8 million for the 2012 warrants and $9.4 million for the 2011 warrants, in each case as of the initial warrant issuance date. The liability for both the 2012 and 2011 warrants is revalued at each reporting period and changes in fair value are recognized currently in the statements of operations under the caption “Adjustment to fair value of common stock warrant liability.”

Interest Income

Interest income consists of interest earned on Biodel’s cash and cash equivalents and marketable securities. In November 2007, Biodel’s board of directors approved investment policy guidelines, the primary objectives of which are the preservation of capital, the maintenance of liquidity and maintenance of appropriate fiduciary control—subject to Biodel’s business objectives and tax situation. Biodel reviews this policy as needed, but minimally on an annual basis. Biodel has maintained an investment strategy of investing primarily in a premier commercial money market account, which consists primarily of short-term debt securities issued by the U.S. government, Treasury securities and U.S. government agencies. Biodel intends to maintain this conservative strategy for the fiscal year ending September 30, 2016.

Results of Operations

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2016

Revenue. Biodel did not recognize any revenue during the three months ended June 30, 2015 or 2016.

Research and Development Expenses.

	Three Months Ended June 30,		Decrease
	2015	2016	$	%
		(in thousands)
Research and Development	$5,054	$64	$4,990	98.7%

Research and development expenses were $0.1 million for the three months ended June 30, 2016, a decrease of $5.0 million, or approximately 98.7% from $5.1 million for the three months ended June 30, 2015. This decrease was due to a reduction in Biodel’s research and clinical operations.

General and Administrative Expenses.

	Three Months Ended June 30,		Increase
	2015	2016	$	%
		(in thousands)
General and Administrative	$1,525	$3,036	$1,511	99.1%

General and administrative expenses were approximately $3.0 million for the three months ended June 30, 2016, an increase of $1.5 million, or 99.1%, from $1.5 million for the three months ended June 30, 2015. This increase was primarily due to an increase in professional fees associated with exploring Biodel’s strategic alternatives and no longer allocating general administrative expenses to research and development.

Interest and Other Income.

	Three Months Ended June 30,		Increase
	2015	2016	$	%
		(in thousands)
Interest and Other Income	$18	$12	$6	33.3%

Adjustment to Fair Value of Common Stock Warrant Liability.

	Three Months Ended June 30,		Increase
	2015	2016	$	%
		(in thousands)
Adjustment to fair value of common stock warrant liability	$(119)	$4	$123	103.4%

The change to fair value of common stock warrant liability during the three months ended June 30, 2016 was primarily a result of a decrease in the price of Biodel’s common stock from $0.33 per share as of March 31, 2016 to $0.31 per share as of June 30, 2016. The change to fair value of common stock warrant liability during the three months ended June 30, 2015 was primarily a result of a decrease in the price of Biodel’s common stock from $1.19 per share as of March 31, 2015 to $1.03 per share as of June 30, 2015.

Net Loss and Net Loss per Share.

	Three Months Ended June 30,		Decrease
	2015	2016	$	%
	(in thousands)
Net loss	$(6,462)	$(3,095)	$3,367	52.1%

Net loss per share	$(0.12)	$(0.05)

Net loss was $3.1 million, or $(0.05) per share, for the three months ended June 30, 2016, compared to $6.5 million, or $(0.12) per share, for the three months ended June 30, 2015. The decrease in net loss was primarily attributable to the decreased expenses described above. Biodel expects its losses to continue for the foreseeable future.

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2016

Revenue. Biodel did not recognize any revenue during the nine months ended June 30, 2015 or 2016.

Research and Development Expenses.

	Nine Months Ended June 30,		Decrease
	2015	2016	$	%
		(in thousands)
Research and Development	$11,378	$3,749	$7,629	67.1%

Research and development expenses were $3.7 million for the nine months ended June 30, 2016, a decrease of $7.6 million, or 67.1%, from $11.4 million for the nine months ended June 30, 2016. This decrease was primarily due to a reduction in Biodel’s research and clinical operations partially offset by severance obligations.

General and Administrative Expenses.

	Nine Months Ended June 30,		Increase
	2015	2016	$	%
		(in thousands)
General and Administrative	$4,969	$8,657	$3,688	74.2%

General and administrative expenses were approximately $8.7 million for the nine months ended June 30, 2016, an increase of $3.7 million, or 74.2%, from $5.0 million for the nine months ended June 30, 2015. This increase was primarily due to an increase in payroll and related costs associated with Biodel’s severance obligations and an increase in professional fees.

Interest and Other Income.

	Nine Months Ended June 30,		Increase
	2015	2016	$	%
		(in thousands)
Interest and Other Income	$34	$249	$215	632.3%

Interest and other income was $249 thousand for the nine months ended June 30, 2016, compared to $34 thousand for the nine months ended June 30, 2015. This increase is due to a gain on the sale of fixed assets of $202 thousand, as well as an increase in interest income.

Adjustment to Fair Value of Common Stock Warrant Liability.

	Nine Months Ended June 30,		Increase
	2015	2016	$	%
	(in thousands)
Adjustment to fair value of common stock warrant liability	$(831)	$2	$833	100.2%

The change to fair value of common stock warrant liability during the nine months ended June 30, 2016 was primarily a result of a decrease in the price of Biodel’s common stock from $0.44 per share as of September 30, 2015 to $0.31 per share as of June 30, 2016. The change to fair value of common stock warrant liability during the nine months ended June 30, 2015 was primarily a result of a decrease in the price of Biodel’s common stock from $1.67 per share as of September 30, 2014 to $1.03 per share as of June 30, 2015.

Net Loss and Net Loss per Share.

	Nine Months Ended June 30,		Decrease
	2015	2016	$	%
	(in thousands)
Net loss	$(15,505)	$(12,178)	$3,327	21.5%

Net loss per share	$(0.46)	$(0.19)

Net loss was $12.2 million, or $(0.19) per share, for the nine months ended June 30, 2016 compared to $15.5 million, or $(0.46) per share, for the nine months ended June 30, 2015. Biodel expects its losses to continue for the foreseeable future.

Year Ended September 30, 2015 Compared to Year Ended September 30, 2014

Revenue. Biodel did not recognize any revenue during the years ended September 30, 2015 or 2014.

Research and Development Expenses.

	Year Ended September 30,		Decrease
	2014	2015	$	%
	(in thousands)
Research and Development	$14,194	$13,365	$829	5.8%

Percentage of net loss	100.4%	71.3%

Research and development expenses were $13.4 million for the year ended September 30, 2015, a decrease of $0.8 million, or approximately 5.8%, from $14.2 million for the year ended September 30, 2014. This decrease was primarily attributable to decreases of $0.6 million in expenses associated with payments to Unilife and other external contract manufacturers for the development of Biodel’s GEM product candidate, a decrease of $0.5 million in animal studies, a decrease in manufacturing costs, including the purchase of active pharmaceutical ingredients, of $0.4 million offset by an increase of $0.7 million in external expenses associated with Biodel’s clinical trials.

Research and development expenses for each of the years ended September 30, 2015 and 2014 included $0.3 million in stock-based compensation expense related to options granted to employees.

In July and September 2012, Biodel received two National Institutes of Health awards for the development of a concentrated ultra-rapid-acting insulin formulation and glucagon formulation for use in an artificial pancreas. The July 2012 award was intended to fund research to develop a proprietary ultra-rapid-insulin product candidate at high concentrations suited to provide sufficient quantities of insulin in an external artificial pancreas pump device that has limited volume capacity. The July award was for two years and totaled $582 thousand. The September 2012 award was intended to fund research to develop a proprietary glucagon product candidate optimized to algorithmically deliver glucagon as part of a bi-hormonal closed loop system to mitigate hypoglycemic events. The September 2012 award was for two years and totaled $583 thousand. For the year ended September 30, 2014, Biodel reported $167 thousand in government grants for the high concentration ultra-rapid-insulin product candidate and $364 thousand for the glucagon formulation work.

General and Administrative Expenses.

	Year Ended September 30,		Increase
	2014	2015	$	%
	(in thousands)
General and Administrative	$5,598	$6,402	$804	14.4%

Percentage of net loss	39.6%	34.2%

General and administrative expenses were $6.4 million for the year ended September 30, 2015, an increase of $0.8 million, or 14.4%, from $5.6 million for the year ended September 30, 2014. This increase is primarily attributable to an increase in professional fees of $0.9 million.

General and administrative expenses for the years ended September 30, 2015 and 2014 included $0.6 million and $0.5 million, respectively, in stock-based compensation expense related to options granted to employees and non-employee directors.

Interest and Other Income.

	Year Ended September 30,		Increase
	2014	2015	$	%
	(in thousands)
Interest and Other Income	$ 49	$ 52	$ 3	6.1%

Percentage of net loss	0.35%	0.28%

Interest and other income increased to $52 thousand for the year ended September 30, 2015, from $49 thousand for the year ended September 30, 2014. The increase is primarily due to higher cash balances during the year.

Adjustments to Fair Value of Common Stock Warrant Liability.

	Year Ended September 30,		Decrease
	2014	2015	$	%
	(in thousands)
Adjustments to fair value of common stock warrant liability
May 2011 Warrants	$(1,143)	$(20)	$1,123
June 2012 Warrants	(3,964)	(989)	2,975

Total	$(5,107)	$(1,009)	$4,098	80.2%

Percentage of net loss	36.1%	5.4%

The change to fair value of common stock warrant liability during the year ended September 30, 2014 was primarily a result of the decrease in the price of Biodel’s common stock from $3.15 per share on September 30, 2013 to $1.67 per share on September 30, 2014. The change to fair value of common stock warrant liability during the year ended September 30, 2015 was primarily a result of the decrease in the price of Biodel’s common stock from $1.67 per share at September 30, 2014 to $0.44 per share on September 30, 2015.

Net Loss and Net Loss per Share.

	Year Ended September 30,		Increase
	2014	2015	$	%
	(in thousands, except per share amounts)
Net loss	$(14,131)	$(18,737)	$4,606	32.6%

Net loss per share	$(0.66)	$(0.46)

Net loss was $18.7 million, or $(0.46) per basic and diluted share, for the year ended September 30, 2015, compared to $14.1 million, or $(0.66) per basic and diluted share, for the year ended September 30, 2014. The increase in net loss was primarily due to a decrease in adjustments to fair value of common stock warrant liability.

Liquidity and Capital Resources

Sources of Liquidity and Cash Flows

As a result of Biodel’s significant research and development expenditures and the lack of any approved products or other sources of revenue, Biodel has not been profitable and has generated significant operating losses since it was incorporated in 2003. Biodel initially funded its research and development operations through aggregate gross proceeds of $26.6 million from its private financing transactions that it completed prior to its initial public offering. Biodel received an aggregate of approximately $238.0 million from its initial public offering in May 2007, its follow-on offering in February 2008, its registered direct offerings in August 2010 and May 2011, its private placement in June 2012, its public offering in June 2013, its sales agreement with MLV, its purchase agreement with LPC, and its public offering in April 2015.

At June 30, 2016, Biodel had cash and cash equivalents totaling approximately $31.0 million. Biodel currently invests its excess funds in a premium commercial money market fund with one major financial institution. Biodel plans to continue to invest its cash and cash equivalents in accordance with its approved investment policy guidelines, which set forth Biodel’s policy to hold investment securities to maturity.

Net cash used in operating activities was $10.2 million for the nine months ended June 30, 2016 and $14.6 million for the nine months ended June 30, 2015. This decrease was primarily due to a restructuring of operations partially offset by increased severance expenses during the period.

Net cash provided by/(used) in investing activities was $404 thousand for the nine months ended June 30, 2016 and $(48) thousand for the nine months ended June 30, 2015. This increase was primarily due to the sale of laboratory, manufacturing and device development fixed assets.

Net cash provided by/(used in) financing activities was $(21) thousand for the nine months ended June 30, 2016 and $34.5 million for the nine months ended June 30, 2015. Net cash used in financing activities for the nine months ended June 30, 2016 reflects restricted cash held in a money market account to secure a credit card purchasing agreement. Net cash provided by financing activities for the nine months ended June 30, 2015 reflect proceeds from the sale of Biodel’s common stock through its April 2015 public offering, equity line, ATM and its employee stock purchase plan.

Funding Requirements

As described above, if, for any reason, the Transaction does not close, the Biodel board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of the various assets of Biodel. If the Biodel board of directors determines to sell or otherwise dispose of the various assets of Biodel, any remaining cash proceeds would be distributed to its stockholders. Biodel cannot predict whether or to what extent it might resume research and development activities, including clinical trials, or what its future cash needs would be for any such activities.

Biodel does not anticipate generating product revenue for the next few years. In the absence of additional funding, Biodel expects its continuing operating losses to result in increases in its cash used in operations over the next several years. To the extent Biodel’s capital resources are insufficient to meet its future capital requirements, Biodel will need to finance its future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Biodel does not currently have any commitments for future external funding.

Currently, there are warrants outstanding from Biodel’s 2012 Private Placement which have a per share exercise price of $2.66. These warrants will expire, if unexercised, on June 26, 2017.

While Biodel continues to pursue cost saving initiatives to reduce operating expenses, it may also need to raise additional funds and periodically explore sources of equity or debt financing. Biodel may seek to raise such capital through public or private equity financings, partnerships, joint ventures, debt financings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If Biodel fails to obtain additional capital when needed, it may be required to delay, scale back, or eliminate some or all of its research and development programs. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Critical Accounting Policies

Biodel’s management’s discussion and analysis of Biodel’s financial condition and results of operations is based on Biodel’s audited financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Biodel to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. On an ongoing basis, Biodel evaluates its estimates and assumptions. Biodel bases its estimates on historical experience and on various assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Biodel’s significant accounting policies are more fully described in Note 2 to Biodel’s audited financial statements appearing in this proxy statement, Biodel believes that the following accounting policies, which it has discussed with its audit committee, are the most critical to aid you in fully understanding and evaluating Biodel’s financial condition and results of operations.

Preclinical Study and Clinical Trial Accruals

In preparing its financial statements, Biodel must estimate accrued expenses pursuant to contracts with multiple research institutions, clinical research organizations and contract manufacturers that conduct and manage preclinical studies, clinical trials and manufacture product for these trials on its behalf. This process involves communicating with relevant personnel to identify services that have been performed on Biodel’s behalf and estimating the level of services performed and the associated costs incurred for services when Biodel has not yet been invoiced for or otherwise notified of the actual cost. Biodel makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it. The financial terms of these agreements vary and may result in uneven payment flows. To date, Biodel has not adjusted its estimates at any balance sheet date in any material amount. Examples of preclinical study, clinical trial and manufacturing expenses include the following:

•	fees paid to contract research organizations in connection with preclinical and toxicology studies and clinical trials;

•	fees paid to investigative sites in connection with clinical trials;

•	fees paid to contract manufacturers in connection with the production of clinical trial materials; and

•	professional service fees.

Government Grants

Grants received are recognized as grant income when the grants become receivable, provided there is reasonable assurance that Biodel will comply with the conditions attached to the grant and there is reasonable assurance the grant will be received. Biodel requests cash funding under approved grants as expenses are incurred (not in advance) and report these receipts on the statement of operations as a separate line item entitled “Government Grants.” The corresponding expenses are included in research and development expenses. In July and September 2012, Biodel was awarded two National Institutes of Health grants for the development of a concentrated ultra-rapid-acting insulin formulations and a stable glucagon formulation, respectively, for use in an artificial pancreas. Both awards were for two years and totaled approximately $580 thousand each. Work on the grant for the development of concentrated ultra-rapid-acting insulin formulation started in August 2012 and completed in June 2014. Expenses incurred were $167 thousand during the twelve months ended September 30, 2014. Work on the grant for the development of novel and stable glucagon formulations for closed loop systems started in January 2013 and completed in June 2014. Expenses incurred were $364 thousand during the twelve months ended September 30, 2014. As of September 30, 2014, all grant income was earned and recorded.

Share-Based Compensation

Stock Incentive Plan.

In March 2013, Biodel’s stockholders approved the amended and restated 2010 Stock Incentive Plan (the “2010 Plan”). Up to 3,750,000 shares of common stock may be issued pursuant to awards granted under the 2010 Plan, plus 1,540,739 shares of common stock underlying already outstanding awards under Biodel’s prior plans. As of September 30, 2015, Biodel had 3,434,597 shares of common stock subject to outstanding awards. The contractual life of options granted under the 2010 Plan may not exceed seven years. The 2010 Plan uses a “fungible share” concept under which any awards that are not a full-value award will be counted against the share limit as one (1) share for each share of common stock and any award that is a full-value award will be counted against the share limit as 1.5 shares for each one share of common stock. Biodel has not made any new awards under any prior equity plans after March 2, 2010, the effective date the 2010 Plan was approved by Biodel’s stockholders. The 2010 Plan replaces the 2004 Stock Incentive Plan and 2005 Non-Employee Directors Stock Option Plan.

Biodel uses the Black-Scholes pricing model to calculate the fair value of stock options. The expected life for these grants was calculated in accordance with the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin (SAB) Topic 14.D.2 in accordance with SAB No. 110.

Biodel recognizes compensation costs related to share-based transactions, including employee stock options, in the financial statements based on fair value. The fair value of the stock underlying the options is a significant factor in determining credits or charges to operations appropriate for the share-based payments to both employees and non-employees.

Biodel bases its estimate of expected volatility on the historical volatility of its stock. The risk free rate of interest for periods within the contractual life of the stock option is based on the yield of a U.S. Treasury strip on the date the award is granted with a maturity equal to the expected term of the award. Biodel estimates forfeitures based on actual forfeitures during its limited history. Additionally, Biodel has assumed that dividends will not be paid.

Biodel grants restricted stock units, or RSUs, to executive officers and employees pursuant to the 2010 Plan, from time to time. Each RSU represents one share of common stock. There is no direct cost to the recipients of RSUs, except for any applicable taxes. Each award vests in installments on each anniversary of the date of grant, and the costs of the awards are determined as the fair market value of the shares on the date of grant. In all cases, costs are expensed per the vesting schedule outlined in the award. For example, RSUs awarded in December 2010 vest annually over three years, with 50% vesting on the first anniversary of the date of grant and the remainder vesting in two equal installments on each anniversary thereafter, and therefore are expensed 50% in the first year and 25% each year in the next two years. Each year following the annual vesting date, between January 1st and March 15th, Biodel will issue common stock for each vested RSU. During the period when the RSU is vested but not distributed, the RSUs cannot be transferred and the grantee has no voting rights. If Biodel declares a dividend, RSU recipients will receive payment based upon the percentage of RSUs that have vested prior to the date of declaration.

For the year ended September 30, 2015, the share-based compensation expense, including expenses associated with stock options and RSUs, was $0.9 million, of which $0.3 million is reflected in research and development expenses and $0.6 million is reflected in general and administrative expenses. For the year ended September 30, 2014, the share-based compensation expense, including expenses associated with stock options and RSUs, was $0.8 million, of which $0.3 million is reflected in research and development expenses and $0.5 million is reflected in general and administrative expenses.

Income Taxes

As part of the process of preparing its financial statements, Biodel is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating Biodel’s actual current tax expense together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities.

At September 30, 2014 and 2015, Biodel recorded a 100% valuation allowance against its net deferred tax asset of approximately $62.4 million and $53.3 million, respectively, as Biodel’s management believes it is uncertain that it will be fully realized. If Biodel determines in the future that it will be able to realize all or a portion of its net deferred tax asset, an adjustment to the deferred tax valuation allowance would increase net income in the period in which Biodel makes such a determination.

As of September 30, 2015, Biodel had net operating loss carry-forwards of approximately $31.1 million for U.S. federal tax purposes and $133.5 million for state tax purposes. These loss carry-forwards expire in the period 2025 to 2035. To the extent these net operating loss carry-forwards are available, Biodel intends to use them to reduce the corporate income tax liability associated with its operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carry-forwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. Based on a Section 382 analysis review, Biodel determined that an ownership change under Section 382 occurred on December 31, 2013.

Biodel believes that approximately $103.7 million of the $134.8 million federal losses will expire unused as a result of Section 382 limitations. The maximum annual limitation under Section 382 is approximately $0.7 million for 20 years. To the extent Biodel’s use of net operating loss carry-forwards is limited, future income could be subject to corporate income tax earlier than it would if Biodel were able to use net operating loss carry-forwards, which could result in decreased net income.

Biodel also has state research and development credit carry-forwards of approximately $0.2 million, which expire commencing in fiscal 2022.

Off-Balance Sheet Arrangements

Biodel has no off-balance sheet arrangements.

ALBIREO MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of Albireo as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this proxy statement. The statements in this discussion regarding industry outlook, Albireo’s expectations regarding its future performance, liquidity and capital resources and all other nonhistorical statements in this discussion are forward-looking statements and are based on the beliefs of Albireo’s management, as well as assumptions made by, and information currently available to, Albireo’s management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement, particularly in the section titled “Risk Factors – Risks Related to Albireo.”

Overview

Albireo is a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal disorders where improper flow or absorption of bile causes serious medical conditions for which there is high unmet need. Albireo was spun out of AstraZeneca in 2008. The initial target indication for Albireo’s lead product candidate, A4250, is progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. A4250 is currently being evaluated in two Phase 2 clinical trials, including in particular a study in children with chronic cholestasis that is intended to support a potentially pivotal clinical trial in PFIC. In addition to PFIC and subject to obtaining additional capital after completion of the Transaction, Albireo plans to consider conducting future clinical development of A4250 as a treatment for other pediatric cholestatic liver diseases and disorders. Albireo’s clinical-stage product candidates in addition to A4250 include elobixibat, which is currently being studied in a Phase 3 clinical trial in Japan to treat chronic constipation, and A3384, which is in development to treat bile acid malabsorption.

With the exception of 2012, Albireo has not been profitable and has incurred net losses for each fiscal year since its inception in 2008. Albireo’s operations to date have been focused on identifying and developing its product candidates, organizing and staffing its operations, business planning, identifying partners for the development and commercialization of its product candidates and raising capital. To date, Albireo has financed its operations primarily through issuances of its preference shares or convertible debt, upfront fees paid upon entering into or amending license agreements, payments received upon the achievement of specified milestone events under license agreements, grants and venture debt borrowings. As of June 30, 2016, Albireo had received net proceeds of $47.6 million from sales of preference shares or convertible debt, $77.9 million under licensing agreements, and $7.3 million from borrowings under a loan facility agreement. Albireo incurred net losses of $6.8 million and $6.4 million for the years ended December 31, 2015 and 2014, respectively, and $1.1 million and $4.3 million for the six months ended June 30, 2016 and 2015, respectively. At June 30, 2016, Albireo’s accumulated deficit was $10.7 million. Based on Albireo’s recurring losses and expectations to incur significant expense and negative cash flows for the foreseeable future, Albireo’s independent registered accounting firm has included an explanatory paragraph in its report on Albireo’s financial statements as of and for the years ended December 31, 2015 and December 31, 2014 expressing substantial doubt about Albireo’s ability to continue as a going concern. If the Transaction is not completed, Albireo will require significant additional funding to continue its operations.

Albireo has no products approved for commercial sale, has not generated any revenue from product sales, and will not generate revenue from product sales unless and until it or a licensee successfully completes clinical development and obtains regulatory approval for an Albireo product candidate. Further, upon the closing of the Transaction, the combined organization will incur additional costs associated with operating as a public company. As a result, the combined organization will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as the combined organization can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of equity, debt financings or other capital sources, including potential future licensing, collaboration or similar arrangements with third parties or other strategic transactions. The combined organization may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms, or at all. If the combined organization fails to raise capital or enter into such arrangements as and when needed, it may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates.

Because of the numerous risks and uncertainties associated with product development, Albireo is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Albireo or a licensee is able to generate product sales, Albireo may not become profitable. If Albireo fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

In December 2014, Albireo entered into a loan facility agreement with Kreos Capital IV Limited, or Kreos, under which Kreos provided a $7.3 million (€6.0 million) loan facility. In connection with the agreement, Albireo issued €720,000 in detachable warrants to an affiliate of Kreos. In addition, Albireo entered into separate convertible loan arrangements with investors and members of management in 2015 and 2014, totaling $5.0 million in 2015 and $1.5 million (€1.3 million) in 2014. As of June 30, 2016, the amounts outstanding under the 2015 convertible loan notes and 2014 convertible loan notes were $3.5 million and $1.4 million, respectively. These arrangements have helped fund Albireo’s operations.

Financial Operations Overview

The following discussion sets forth certain components of Albireo’s consolidated statements of operations as well as factors that impact those items.

Revenue

Albireo generates revenue primarily from the receipt of upfront or license fees, milestone payments and payment for procurement services that are made pursuant to license agreements or related supply agreements. License agreements with commercial partners generally include nonrefundable upfront fees and milestone payments, the receipt of which is dependent upon the achievement of certain development, regulatory or commercial milestones, as well as royalties on product sales of licensed products, if and when such product sales occur, and payments for procuring pharmaceutical ingredients. For these agreements, management applies judgment in the allocation of total agreement consideration to the separately identifiable components on a reliable basis that reasonably reflects the selling prices that might be expected to be achieved in stand-alone transactions.

For the years ended December 31, 2015 and 2014, Albireo recognized into revenue $4.9 million and $2.4 million, respectively, in milestone payments under its license agreements. For the three months and six months ended June 30, 2016, Albireo recognized into revenue a nonrefundable one-time payment of $8.0 million received from its licensee for elobixibat in Japan and other specified countries in Asia, EA Pharma Co., Ltd. (formerly known as Ajinomoto Pharmaceuticals Co., Ltd.), or EA Pharma, in connection with a renegotiated payment stream. For the three months and six months ended June 30, 2016 and 2015, Albireo did not recognize any revenue from milestone payments. Albireo expects that any future revenue recognized under its license agreement with EA Pharma will fluctuate from quarter to quarter as a result of the uncertain timing of future milestone payments, if any.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel costs (including salaries, benefits and other staff-related costs) for employees in research and development functions, costs associated with preclinical and clinical development services, including clinical trials and related manufacturing costs, third-party contract research organizations, or CROs, and related services and other outside costs, including fees for third-party professional services such as consultants. Albireo’s preclinical studies and clinical studies are performed by CROs. Albireo expects to continue to focus its research and development efforts on preclinical studies and clinical trials of its product candidates. As a result, Albireo expects its research and development expenses to continue to increase for the foreseeable future.

Albireo’s direct research and development expenses are tracked on a program-by-program basis and consist primarily of external costs such as fees paid to CROs and others in connection with its preclinical and clinical development activities and related manufacturing. Albireo does not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple product development programs and, as such, are not separately classified.

Successful development of Albireo’s current and potential future product candidates is highly uncertain. Completion dates and costs for Albireo’s programs can vary significantly by product candidate and are difficult to predict. As a result, Albireo cannot estimate with any degree of certainty the costs it will incur in connection with development of any of its product candidates. Albireo anticipates it will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the results of ongoing and future clinical trials, its ability to enter into licensing, collaboration and similar arrangements with respect to current or potential future product candidates, success of research and development programs and assessments of commercial potential.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs (including salaries and benefits) for Albireo’s executive, finance and other administrative employees. In addition, general and administrative expenses include fees for third-party professional services, including consulting, information technology, legal and accounting services and other corporate expenses and allocated overhead. Albireo expects its general and administrative expenses to continue to increase for the foreseeable future as it continues to invest in the growth of its business. Albireo also anticipates that it will incur increased accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with operating the combined organization as a public company after the closing of the Transaction.

Critical Accounting Policies and Estimates

Albireo’s management’s discussion and analysis of financial condition and results of operations is based on Albireo’s consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires Albireo to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Albireo bases its estimates and assumptions on historical experience and on various assumptions that it believes are reasonable under the circumstances, and it evaluates them on an ongoing basis. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenues and expenses that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates and judgments. In addition, Albireo’s reported financial condition and results of operations could vary if new accounting standards are enacted that are applicable to its business.

Albireo’s significant accounting policies are described in Note 1 to its audited consolidated financial statements for the year ended December 31, 2015 included in this proxy statement. Albireo believes that its accounting policies relating to revenue recognition, research and development expenses, share-based compensation and fair value of financial instruments are the most critical to understanding and evaluating its reported financial results. Albireo has identified these policies as critical because they both are important to the presentation of its financial condition and results of operations and require it to make judgments and estimates on matters that are inherently uncertain and may change in future periods. For more information regarding these policies, you should refer to Note 1 to Albireo’s audited consolidated financial statements included in this proxy statement.

Revenue Recognition

Albireo generates revenue primarily from the receipt of upfront or license fees, milestone payments and payments for procurement services that are made pursuant to license agreements or related supply agreements. Substantially all of Albireo’s revenue to date has been derived from its license agreement with EA Pharma and a now-terminated license agreement with Ferring International Center S.A., or Ferring.

Where Albireo’s out-license agreements involve the provision of multiple elements which may contain different remuneration arrangements such as upfront payments, milestone payments or product sales, they are assessed to determine whether separate delivery of the individual elements of such arrangements comprises more than one unit of accounting. The delivered elements are separated if (a) they have value to the licensee on a stand-alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered element(s) and (c) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of Albireo. Allocation of revenue to the different elements that require separate accounting is based on the separate selling prices determined for each component, and total consideration is then allocated pro rata across the components of the arrangement. If separate selling prices are not available, Albireo will use its best estimate of such selling prices, consistent with the overall pricing strategy and relevant market factors.

Payments resulting from procurement services are recognized into revenue as the activities are performed and are presented on a net basis. Revenue is recorded on a net basis because Albireo acts as an agent, as it does not have discretion to change suppliers and does not perform any part of the services or manufacture of the subject pharmaceutical ingredients. The costs associated with these activities are netted against the related revenue in the consolidated statements of operations.

Research and Development Expenses

Research and development costs are expensed as incurred. Albireo recognizes costs for certain development activities based on an evaluation of the progress to completion of specific tasks using information and data provided by CROs and other third-party vendors, including clinical trial sites. Albireo determines accrual estimates through financial models that take into account discussion with applicable personnel and service providers as to the progress or state of completion of particular research and development activities, including clinical trials. Albireo’s preclinical study and clinical trial accrued liabilities and prepaid assets are dependent, in part, upon the receipt of timely and accurate reporting from CROs and other third party vendors, including clinical trial sites. Although Albireo does not expect its estimates to differ materially from amounts it actually incurs, Albireo’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reported amounts that are too high or too low for any particular period. When contracts for research and development services require advance payment, they are recorded on Albireo’s consolidated balance sheet as prepaid items and expensed when the service is provided or reaches a specific milestone outlined in the contract.

Share-based Compensation

Albireo recognizes share-based compensation costs related to stock options granted to personnel based on the estimated fair value of the awards on the date of grant. Albireo estimates the grant date fair value, and the resulting share-based compensation expense, using the Black-Scholes option-pricing model. Except as provided below, the grant date fair value of each share-based award is recognized on a straight-line basis over the requisite service period, which is the vesting period of the award. During the three months ended June 30, 2016, Albireo issued stock options with exercise prices denominated in a foreign currency (Euros), which are required to instead be accounted for as liabilities. Albireo accounts for each liability-classified share-based award based on its fair value at each financial reporting date until the award is settled (exercised). Changes in the amounts attributed to these awards between the reporting dates are included in share-based compensation expense (credit) in Albireo’s statement of operations. Albireo includes liability-classified stock options in non-current liabilities on its balance sheet as their settlement (exercise) does not require use of cash, cash equivalents or other current assets.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, including the expected term and the price volatility of the underlying stock, which determine the fair value of share-based awards. These assumptions include:

•	Expected term. Albireo estimates the expected term for share-based awards using the simplified method due to limited historical exercise activity. The simplified method calculates the expected term as the arithmetic average between the vesting date and the contractual expiration date of the award.

•	Expected volatility. Due to the limited history of Albireo’s ordinary shares and ordinary A shares, the expected volatility was derived from the average historical stock volatilities of several unrelated public companies within Albireo’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the awards.

•	Risk-free interest rate. The risk-free interest rate is based on the United Kingdom Government Bond rate with a maturity date commensurate with the expected term of the associated award.

•	Expected dividend. The expected dividend is assumed to be zero. Except for a single dividend paid in 2012, Albireo has never paid dividends and has no current plans to pay any dividends on its ordinary shares or its ordinary A shares.

In addition to the assumptions used in the Black-Scholes option-pricing model, Albireo must also estimate a forfeiture rate to calculate the share-based compensation for its awards. Albireo’s forfeiture rate is based on an analysis of actual forfeitures. Albireo will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate could have a significant impact on share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the share-based compensation expense recognized in Albireo’s financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the share-based compensation expense recognized in Albireo’s financial statements.

Albireo will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for its share-based compensation calculations on a prospective basis. As Albireo continues to accumulate additional data related to its ordinary shares and ordinary A shares, there may be refinements to the estimates of expected volatility, expected terms and forfeiture rates, which could impact future share-based compensation expense.

Some of Albireo’s share-based awards are subject to performance-based vesting conditions. Compensation expense related to awards with performance-based vesting conditions is recognized over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable or, in some cases, when the vesting condition occurs.

Fair Value of Financial Instruments

In December 2014, Albireo executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes denominated in Euros and was subsequently amended in October 2015, and issued all of the convertible loan notes to certain of its shareholders and their affiliates. In October 2015, Albireo executed a separate convertible loan instrument, which provided 5,000,000 $1.00 unsecured convertible loan notes denominated in U.S. dollars, and, as of December 31, 2015, issued $3.5 million of the convertible loan notes to certain of its shareholders and their affiliates and members of management. All of the recipients of the convertible loan notes in 2014 and 2015 are considered related parties. Albireo bifurcated the embedded conversion features of the convertible loan note instruments from the loan note payable and recorded the fair value of the conversion features as debt discount. In accordance with applicable guidance, Albireo allocated the proceeds received based on the relative fair values of the respective convertible loan notes and conversion features, which resulted in Albireo recording debt discount totaling $526,000 (€432,000) for the 2014 loan notes at issuance and $1.5 million for the 2015 loan notes at issuance. The debt discounts are to be amortized over the life of the respective convertible loan notes.

Similarly, in December 2014, Albireo entered into a loan facility agreement with Kreos Capital IV Limited, or Kreos, under which Kreos provided a $7.3 million (€6.0 million) loan facility. In connection with the agreement, Albireo issued to an affiliate of Kreos detachable warrants that provide a right to acquire shares of Albireo. Because the number of shares issuable upon exercise of the warrants is variable, Albireo treated the warrants as a liability under Financial Accounting Standards Board Accounting Standard Codification Topic 480, Distinguishing Liabilities From Equity, and measured them at fair value. The fair value of the warrants’ liability is required to be re-measured at the end of each reporting period end, with any change in fair value recognized in the Consolidated Statements of Operations. In accordance with applicable guidance, Albireo allocated the proceeds received based on the fair value of the warrants and the residual value of the debt, which resulted in Albireo recording debt discount totaling $1.2 million (€1.0 million) at issuance. The debt discount is to be amortized over the life of the associated loan.

Results of Operations

Three months ended June 30, 2016 and 2015

Revenue

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Revenue	$7,973	$49	$7,924

Revenue was $8.0 million for the three months ended June 30, 2016, an increase of $7.9 million compared to the three months ended June 30, 2015. The increase was attributable to a nonrefundable one-time payment of $8.0 million received from EA Pharma in April 2016 in connection with a renegotiated payment stream.

Research and Development Expenses

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Research and development expenses	$2,713	$1,332	$1,381

Research and development expenses were $2.7 million for the three months ended June 30, 2016, an increase of $1.4 million compared to the three months ended June 30, 2015. The higher research and development expenses were primarily attributable to increased CRO costs incurred principally for clinical trial and manufacturing services associated with Albireo’s Phase 2 clinical trial of A4250 in children with chronic cholestasis, which was initiated in the third quarter of 2015, and for toxicology studies. The increased CRO costs were partially offset by reduced compensation and related personnel costs attributable to research and development personnel. Albireo’s chief medical officer passed away unexpectedly in February 2016. Albireo expects its research and development expenses for future 2016 periods to increase compared with the corresponding 2015 periods as it continues with clinical development of A4250.

The following table summarizes Albireo’s principal product development programs and the out-of-pocket third-party expenses incurred with respect to each product candidate for the three months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Direct third-party project costs:
A4250	$1,413	$503	$910
Elobixibat	11	30	(19)
A3384	—	32	(32)
Preclinical	4	—	4

Total	$1,428	$565	$863
Other project costs(1):
Personnel costs	$513	$371	$142
Other costs(2)	772	396	376

Total	$1,285	$767	$518

Total research and development costs	$2,713	$1,332	$1,381

(1)	Other project costs are leveraged across multiple projects.
(2)	Other costs include facility, supply, consultant and overhead costs that support multiple projects.

General and Administrative Expenses

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
General and administrative expenses	$3,028	$193	$2,835

General and administrative expenses were $3.0 million for the three months ended June 30, 2016, an increase of $2.8 million compared to the three months ended June 30, 2015. The increase was principally due to higher compensation and related personnel costs associated with the hiring of additional executive-level personnel, including Albireo’s chief executive officer, in July 2015, higher fees relating to the preparation of audited financial statements suitable for a U.S. public company and higher legal fees driven primarily by the Transaction.

Other (income) expense, net

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Other (income) expense, net	$290	$(314)	$604

Other (income) expense, net was expense of $290,000 for the three months ended June 30, 2016, a difference of $604,000 from income of $314,000 for the three months ended June 30, 2015. The difference resulted from changes in currency exchange rates between the two periods, primarily due to the weakening of the Euro compared with the U.S. dollar.

Interest income (expense), net

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Interest income (expense), net	$(512)	$(385)	$(127)

Net interest expense was $512,000 for the three months ended June 30, 2016, an increase of $127,000 compared to the three months ended June 30, 2015. The increase was primarily related to the issuance of $3.5 million in convertible loan notes in October 2015. There was no interest income for the three months ended June 30, 2016 or the three months ended June 30, 2015.

Non-operating income (expense)

	Three Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Non-operating income (expense)	$709	$(67)	$776

Non-operating income was $709,000 for the three months ended June 30, 2016, a difference of $776,000 from non-operating expense of $67,000 for the three months ended June 30, 2015. The difference was principally related to a positive change for the 2016 period of $956,000 in fair value of the Kreos warrants, partially offset by a negative change of $247,000 in the fair value of the derivative liabilities associated with the conversion feature of Albireo’s convertible loan notes.

Income tax

Albireo did not record income tax provisions or benefits for the three months ended June 30, 2016 or for the three months ended June 30, 2015 due to an expected loss before income taxes to be incurred for the years ending December 31, 2016 and 2015, as well as Albireo’s continued maintenance of a full valuation allowance against its net deferred tax assets. With the exception of 2012, Albireo has incurred net operating losses for each fiscal year since inception.

Six months ended June 30, 2016 and 2015

Revenue

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Revenue	$8,097	$105	$7,992

Revenue was $8.1 million for the six months ended June 30, 2016, an increase of $8.0 million compared to the six months ended June 30, 2015. The increase was attributable to a nonrefundable one-time payment of $8.0 million received from EA Pharma in April 2016 in connection with a renegotiated payment stream.

Research and Development Expenses

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Research and development expenses	$4,310	$2,579	$1,731

Research and development expenses were $4.3 million for the six months ended June 30, 2016, an increase of $1.7 million compared to the six months ended June 30, 2015. The higher research and development expenses were primarily attributable to increased CRO costs incurred principally for services associated with the Phase 2 clinical trial of A4250 in children with chronic cholestasis and for toxicology studies, partially offset by reduced compensation and related personnel costs attributable to research and development personnel.

The following table summarizes Albireo’s principal product development programs and the out-of-pocket third-party expenses incurred with respect to each product candidate for the six months ended June 30, 2016 and 2015.

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Direct third-party project costs:
A4250	$2,070	$688	$1,382
Elobixibat	81	36	45
A3384	4	100	(96)
Preclinical	144	—	144

Total	$2,299	$824	$1,475
Other project costs(1):
Personnel costs	$998	$1,137	$(139)
Other costs(2)	1,013	618	395

Total	$2,011	$1,755	$256

Total research and development costs	$4,310	$2,579	$1,731

(1)	Other project costs are leveraged across multiple projects.
(2)	Other costs include facility, supply, consultant and overhead costs that support multiple projects.

General and Administrative Expenses

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
General and administrative expenses	$4,334	$835	$3,499

General and administrative expenses were $4.3 million for the six months ended June 30, 2016, an increase of $3.5 million compared to the six months ended June 30, 2015. The increase was principally due to higher compensation and related personnel costs associated with the hiring of additional executive-level personnel in July 2015, higher fees relating to the preparation of audited financial statements suitable for a U.S. public company and higher legal fees driven primarily by the Transaction.

Other (income) expense, net

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Other (income) expense, net	$135	$(205)	$340

Other (income) expense, net was expense of $135,000 for the six months ended June 30, 2016, a difference of $340,000 from income of $205,000 for the six months ended June 30, 2015. The difference resulted from changes in currency exchange rates between the two periods, primarily due to the weakening of the Euro compared with the U.S. dollar.

Interest income (expense), net

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Interest income (expense), net	$(1,038)	$(796)	$(242)

Net interest expense was $1.0 million for the six months ended June 30, 2016, an increase of $242,000 compared to the six months ended June 30, 2015. The increase was primarily related to the issuance of $3.5 million in convertible loan notes in October 2015. There was no interest income for the six months ended June 30, 2016 or the six months ended June 30, 2015.

Non-operating income (expense)

	Six Months Ended June 30,		Change
	2016	2015	$
	(in thousands)
Non-operating income (expense)	$620	$(350)	$970

Non-operating income was $620,000 for the six months ended June 30, 2016, a difference of $970,000 from non-operating expense of $350,000 for the six months ended June 30, 2015. The higher non-operating income was principally related to a positive change for the 2016 period of $765,000 in the fair value of the warrant liabilities, partially offset by a negative change of $145,000 in the fair value of the derivative liabilities associated with the conversion feature of Albireo’s convertible loan notes issued in 2015 and 2014.

Income tax

Albireo did not record income tax provisions or benefits for the six months ended June 30, 2016 or for the six months ended June 30, 2015 due to an expected loss before income taxes to be incurred for the years ending December 31, 2016 and 2015, as well as Albireo’s continued maintenance of a full valuation allowance against its net deferred tax assets. With the exception of 2012, Albireo has incurred net operating losses for each fiscal year since inception.

Years ended December 31, 2015 and 2014

Revenue

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Revenue	$5,099	$2,414	$2,685

Revenue was $5.1 million for the year ended December 31, 2015, an increase of $2.7 million compared to the year ended December 31, 2014. The higher revenue was principally due to an increase of $2.4 million in milestone payments received in 2015 under two license agreements for elobixibat, and an increase of $285,000 in payments for procurement services provided to licensees.

Research and development expenses

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Research and development expenses	$5,634	$6,580	$(946)

Research and development expenses were $5.6 million for the year ended December 31, 2015, a decrease of $946,000 compared to the year ended December 31, 2014. The decrease was principally attributable to lower clinical trial activity for the 2015 period as Albireo completed Phase 1 clinical development of, and incurred related manufacturing costs for, A4250 and completed a Phase 2 clinical trial of A3384 in 2014. Albireo initiated its ongoing Phase 2 clinical trial of A4250 in children with chronic cholestasis in the third quarter of 2015. Reduced compensation and related personnel costs attributable to research and development personnel resulting from lower bonuses paid for the 2015 period also contributed to the decrease.

The following table summarizes Albireo’s principal product development programs and the out-of-pocket third-party expenses incurred with respect to each product candidate for the year ended December 31, 2015 and 2014.

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Direct third-party project costs:
A4250	$2,367	$3,265	$(898)
Elobixibat	242	91	151
A3384	109	345	(236)
Preclinical	42	(34)	76

Total	$2,761	$3,667	$(907)
Other project costs(1):
Personnel costs	$2,193	$2,496	$(303)
Other costs(2)	681	417	264

Total	$2,874	$2,913	$(39)

Total research and development costs	$5,634	$6,580	$(946)

(1)	Other project costs are leveraged across multiple projects.
(2)	Other costs include facility, supply, consultant and overhead costs that support multiple projects.

General and administrative expenses

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
General and administrative expenses	$4,462	$2,108	$2,354

General and administrative expenses were $4.5 million for the year ended December 31, 2015, an increase of $2.4 million compared to the year ended December 31, 2014. The increase was principally due to higher fees relating to the preparation of audited financial statements suitable for a U.S. public company and higher legal fees incurred in connection with potential strategic transactions, as well as higher compensation and related personnel costs associated with the hiring of additional executive-level personnel.

Other (income) expense, net

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Other (income) expense, net	$(271)	$83	$(354)

Other (income) expense, net was income of $271,000 for the year ended December 31, 2015, a difference of $354,000 from expense of $83,000 for the year ended December 31, 2014. The difference resulted from changes in currency exchange rates between the two periods.

Interest income (expense), net

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Interest income (expense), net	$(1,722)	$(47)	$(1,675)

Net interest expense was $1.7 million for the year ended December 31, 2015, an increase of $1.7 million compared to the year ended December 31, 2014. The increase was principally due to interest and discount accretion of $1.5 million associated with $7.3 million (€6.0 million) in borrowing under a loan facility in December 2014, interest and discount accretion of $156,000 associated with the issuance of $1.5 million (€1.3 million) in convertible loan notes also in December 2014 and interest and discount accretion of $92,000 associated with the issuance of $3.5 million in additional convertible loan notes in October 2015.

Non-operating expense

	Year Ended December 31,		Change
	2015	2014	$
	(in thousands)
Non-operating expense	$(320)	$—	$(320)

Non-operating expense was $320,000 for the year ended December 31, 2015 compared to $0 for the year ended December 31, 2014. The increase represents the adjustments for the 2015 period to fair value for derivative liabilities and warrants associated with convertible loan notes issued and a loan facility agreement entered into at the end of 2014 and convertible loan notes issued in October 2015.

Income tax

Albireo did not record income tax provisions or benefits for the years ended December 31, 2015 and 2014, due to the establishment of a valuation allowance on Albireo’s net operating loss.

Liquidity and Capital Resources

Albireo does not expect to generate revenue from product sales unless and until Albireo or a licensee obtains regulatory approval of and commercializes its current or any potential future product candidates. Albireo anticipates that it will continue to generate losses for the foreseeable future, and it expects the losses to increase as it continues the development of and seeks regulatory approvals for its product candidates. Albireo is subject to all of the risks applicable to the development of new products and may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm its business. If the Transaction is completed, Albireo expects the combined organization to incur additional costs associated with operating as a public company and anticipates that it will need substantial additional funding to complete development of and potentially commercialize its product candidates.

Albireo’s operations have been financed primarily through issuances of its preference shares or convertible debt, upfront fees paid upon entering into license agreements, payments received upon the achievement of specified milestone events under license agreements, grants and venture debt borrowings. Albireo’s primary uses of capital are, and it expects will continue to be personnel-related costs, third party expenses associated with its research and development programs, including the conduct of clinical trials, and manufacturing-related costs for its product candidates.

In October 2015, Albireo entered into a loan agreement with certain of its shareholders and their affiliates and members of management and executed a related convertible loan instrument, which provided 5,000,000 $1.00 unsecured convertible loan notes denominated in U.S. dollars. Albireo had issued $3.5 million of the convertible loan notes as of December 31, 2015. Interest on the convertible loan notes accrues at a rate of 8% per annum. Unless waived, interest will become payable on any of the outstanding convertible loan notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Kreos loan facility described below. The convertible loan notes mature on September 30, 2020 and can be repaid earlier if approved by a qualifying majority of the members of Albireo’s board of directors and if the Kreos loan facility has been repaid in full. As of June 30, 2016, the amount of the convertible loan notes outstanding was $3.5 million and the remaining borrowing capacity under the loan agreement was $1.5 million. The loan agreement will be terminated upon completion of the Transaction and will not following the Transaction be a source of potential future funding for Albireo.

In December 2014, Albireo executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes denominated in Euros and was subsequently amended in October 2015. Albireo issued all of the convertible loan notes to certain of its shareholders and their affiliates. Unless waived, interest on the convertible loan notes accrues at a rate of 8% per annum. Interest will become payable on any of the outstanding convertible loan notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Kreos loan facility described below. The convertible loan notes mature on December 18, 2019 and can be repaid earlier at their nominal value of €1.3 million if approved by a qualifying majority of the members of Albireo’s board of directors and if the Kreos loan facility has been repaid in full. As of June 30, 2016, the outstanding principal amount of the convertible loan notes was $1.4 million (€1.3 million).

Also in December 2014, Albireo entered into a loan facility agreement with Kreos enabling Albireo to borrow up to $7.3 million (€6.0 million). The loan facility has a term of 36 months, with principal and interest payable monthly after an initial six-month interest-only period, at an annual rate of 11.5%. In addition, Albireo is required to make an end-of-loan payment equal to 1.25% of the amounts lent by Kreos. On the date of the agreement, Albireo borrowed the full $7.3 million (€6.0 million). In February 2016, Albireo and Kreos amended the loan facility to reduce principal repayments for a period of six months. As of June 30, 2016, the outstanding balance due on the loan facility, including interest and the end-of-loan payment, was $5.7 million (€5.1 million).

In July 2012, Albireo AB, a wholly owned subsidiary of Albireo, entered into a license agreement with Ferring for the development and commercialization of elobixibat outside of the territories licensed to EA Pharma in April 2012. Pursuant to the agreement, Ferring commenced a Phase 3 clinical program of elobixibat to treat CIC. In May 2014, Ferring stopped two Phase 3 clinical trials of elobixibat that Ferring had been conducting due to an issue related to the distribution of study drug to study sites that was unrelated to the performance of elobixibat. Subsequently, in March 2015, Ferring terminated the agreement, effective in September 2015. Prior to the termination of the agreement, Albireo had received approximately $46.7 million in upfront and milestone payments from Ferring under the agreement. There was no refund of the upfront license fee or milestone fees received by Albireo through the date of termination, in accordance with the agreement. The agreement is not a source of potential future funding for Albireo.

In April 2012, Albireo AB entered into a license agreement with EA Pharma for the development and commercialization of elobixibat in specified countries in Asia. Albireo AB subsequently transferred the agreement to its wholly owned subsidiary, Elobix AB, and the agreement was amended in January 2015 and April 2016. As of June 30, 2016, Albireo has received approximately $31.1 million in upfront and milestone payments from EA Pharma under this agreement. Albireo is eligible to receive additional payments of up to €16.5 million under the amended agreement ($18.3 million based on the Euro to U.S. dollar exchange rate at June 30, 2016) if specified regulatory events are achieved for elobixibat and up to 3.5 billion Japanese Yen ($33.9 million based on the Japanese yen to U.S. dollar exchange rate at June 30, 2016) if specified sales milestones are achieved for elobixibat. Albireo is also eligible for stepped royalties at rates beginning in the high single digits on any future elobixibat product sales, except that product sales in Japan attributable to EA Pharma’s sublicensee in Japan, Mochida Pharmaceutical Co., would be calculated based on a specified percentage of Japan’s National Health Insurance drug price.

Cash used to fund operating expenses is affected by the timing of when Albireo pays expenses, as reflected in the change in its outstanding accounts payable and accrued expenses. Albireo believes that its existing cash and cash equivalents, together with the proceeds it expects to receive upon completion of the Transaction, will be sufficient to meet the combined organization’s projected operating requirements through at least the 12 months following the anticipated closing of the Transaction. However, Albireo’s operating plans may change as a result of many factors, including those described below and Albireo may need additional funds sooner than planned to meet operational needs and capital requirements. In addition, if the conditions for raising capital are favorable, the combined organization may seek to raise additional funds at any time, including a potential equity financing concurrently with or soon after completion of the Transaction.

Albireo’s future funding requirements will depend on many factors, including the following:

•	the costs, design, timing of initiation, duration and any potential delays of the planned pivotal clinical trial of A4250;

•	the scope, number, progress, duration, cost, results and timing of clinical trials and nonclinical studies of Albireo’s current or future product candidates;

•	the combined organization’s ability to raise sufficient funds to support the development and potential commercialization of Albireo’s product candidates;

•	whether and to what extent milestone events are achieved under Albireo’s license agreement with EA Pharma or any potential future licensee or collaborator;

•	the outcomes and timing of regulatory reviews, approvals or other actions;

•	Albireo’s ability to obtain marketing approval for its product candidates;

•	Albireo’s ability to establish and maintain additional licensing, collaboration or similar arrangements on favorable terms and whether and to what extent Albireo retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

•	the success of any other business, product or technology that Albireo acquires or in which Albireo invests;

•	Albireo’s ability to maintain, expand and defend the scope of its intellectual property portfolio;

•	Albireo’s ability to manufacture any approved products on commercially reasonable terms;

•	Albireo’s ability to establish a sales and marketing organization or suitable third-party alternatives for any approved product;

•	the number and characteristics of product candidates and programs that Albireo pursues;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	Albireo’s need and ability to hire additional management and scientific and medical personnel;

•	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for Albireo’s business;

•	market acceptance of Albireo’s product candidates, to the extent any are approved for commercial sale; and

•	the effect of competing technological and market developments.

Albireo cannot determine precisely the completion dates and related costs of its development programs due to inherent uncertainties in outcomes of clinical trials and the regulatory approval process. Albireo cannot be certain that it will be able to successfully complete its research and development programs or establish licensing, collaboration or similar arrangements for its product candidates. The failure of Albireo or any current or potential future licensee to complete research and development programs for Albireo product candidates could have a material adverse effect on the combined organization’s financial position or results of operations.

Capital Resources of the Combined Organization

If the Transaction is completed, the combined organization is expected to incur losses. The combined organization’s ability to achieve and maintain profitability is dependent upon the successful development, regulatory approval and commercialization of its product candidates and achieving a level of revenues adequate to support its cost structure. The combined organization may never achieve profitability.

If the conditions for raising capital are favorable, the combined organization may seek to finance future cash needs through public or private equity or debt offerings or other financings. Any such financing could occur at any time, including a potential equity financing concurrently with or soon after completion of the Transaction. Additionally, if the combined organization needs to raise additional capital to fund its operations, complete its ongoing and planned clinical trials, or potentially commercialize its product candidates it may likewise seek to finance future cash needs through public or private equity or debt offerings or other financings. The necessary funding may not be available to the combined organization on acceptable terms or at all.

The sale of additional equity may result in significant dilution to the combined organization’s stockholders. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt may provide for operating and financing covenants that would restrict the combined organization’s operations. The combined organization may also seek to finance future cash needs through potential future licensing, collaboration or similar arrangements. These arrangements may not be available on acceptable terms or at all. If adequate funds are not available, the combined organization may be required to delay, reduce the scope of or eliminate the combined organization’s development programs or obtain funds through third-party arrangements that may require the combined organization to relinquish rights to certain product candidates that the combined organization might otherwise seek to develop or commercialize independently.

Cash Flows

Six months ended June 30, 2016 and June 30, 2015

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Net cash provided by (used in):
Operating activities	$1,592	$(3,799)
Investing activities	(3)	—
Financing activities	(635)	—

	954	(3,799)
Effect of exchange rate changes on cash and cash equivalents	176	(611)

Net increase (decrease) in cash and cash equivalents	$1,130	$(4,410)

Operating activities

Net cash provided by operating activities for the six months ended June 30, 2016 was $1.6 million compared to net cash used in operating activities of $3.8 million for the six months ended June 30, 2015. The increase was primarily driven by the receipt of a nonrefundable one-time payment of $8.0 million from EA Pharma in April 2016, partially offset by increased operating expenses paid during the period.

Investing activities

Net cash used in investing activities was minimal for both the six months ended June 30, 2016 and 2015.

Financing activities

Net cash used in financing activities for the six months ended June 30, 2016 was $635,000 compared to $0 for the six months ended June 30, 2015. The change was due to the principal payments of $709,000 on the Kreos loan facility during the 2016 period offset by net proceeds of $74,000 from the issuance of ordinary A shares and warrants to employees or other personnel.

Years ended December 31, 2015 and December 31, 2014

	Year Ended December 31,
	2015	2014
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(4,748)	$(6,279)
Investing activities	—	(5)
Financing activities	2,206	8,140

	(2,542)	1,856
Effect of exchange rate changes on cash and cash equivalents	(513)	265

Net (decrease) increase in cash and cash equivalents	$(3,055)	$2,121

Operating activities

Net cash used in operating activities for the year ended December 31, 2015 was $4.7 million compared to $6.3 million for the year ended December 31, 2014. The decrease was primarily driven by the increase in the receipt of milestone payments in 2015.

Investing activities

Net cash used in investing activities was minimal for both the years ended December 31, 2015 and 2014.

Financing activities

Financing activities for the year ended December 31, 2015 generated $2.2 million compared to $8.1 million for the year ended December 31, 2014. In 2014, Albireo issued $1.5 million in convertible loan notes and borrowed $7.3 million under the Kreos loan facility agreement described above, offset by $280,000 in principal payments on the loan facility and $378,000 in transaction costs. In 2015, Albireo issued $3.5 million in convertible loan notes, offset by principal payments of $1.2 million on its loan facility.

Off-balance sheet arrangements

Through June 30, 2016, Albireo did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Accounting pronouncements – recently adopted and issued but not yet adopted

See Note 1—“Summary of Significant Accounting Policies and Basis of Presentation” in the Notes to Albireo’s consolidated financial statements, which is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ALBIREO MARKET RISK

Interest Rate Risk

Albireo had cash and cash equivalents of $6.3 million as of June 30, 2016, which consisted primarily of bank deposits in Sweden. Following the closing of the Transaction, Albireo’s cash and cash equivalents are expected to consist primarily of bank deposits in the United States and Sweden. Albireo’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general levels of U.S. and international interest rates. However, because of the short-term nature of the instruments in Albireo’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Albireo’s financial condition and/or results of operations. Albireo does not believe that its cash or cash equivalents have significant risk of default or illiquidity. However, Albireo cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Albireo maintains or will maintain significant amounts of cash and cash equivalents at one or more financial institutions in the United States, United Kingdom, Sweden that are in excess of governmentally insured limits.

Effects of Inflation

Albireo does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented.

Foreign Currency Exchange Risk

Albireo is subject to the inherent risks of operating in a global economy. Albireo currently conducts a significant portion of its operations outside of the United States, and expects that the cash and cash equivalents to be held by the combined organization following the closing will be held in U.S. dollars. A significant portion of Albireo’s revenues, expenses, receivables, purchases and liabilities are denominated in Euros, British pounds or Swedish Krona. Because Albireo’s financial statements are presented in U.S. dollars, changes in currency exchange rates could have a significant effect on Albireo’s operating results when such operating results are translated into U.S. dollars. Exchange rate fluctuations between the U.S. dollar, the Euro and local currencies create risk in several ways, including the following: weakening of the Euro may increase the cost of overseas research and development expenses and the cost of sourced product components outside the European Economic Area; strengthening of the Euro may decrease the value of Albireo’s revenues and assets denominated in other currencies; and changes in exchange rates with respect to transactions and cash deposits denominated in the Euro may have the effect of distorting Albireo’s financial results.

Capital Market Risk

Albireo currently has no product revenues and depends on funds raised through other sources. One possible source of funding is through further equity offerings. The combined organization’s ability to raise funds in this manner depends upon capital market forces affecting its stock price.

MANAGEMENT FOLLOWING THE TRANSACTION

Executive Officers and Directors

Termination of Current Executive Officers of Biodel

The employment of the current executive officers of Biodel is expected to be terminated upon completion of the Transaction. Certain employees of Biodel who are not executive officers may provide transitional services to the combined organization following the completion of the Transaction.

Executive Officers and Directors of the Combined Organization Following the Transaction

Following the Transaction, the combined organization’s directors will consist of two members of the current Biodel board of directors, namely Julia R. Brown and Davey S. Scoon, and five members of the current Albireo board of directors, namely David Chiswell, Ph.D., who will be the Chairman, Ronald H.W. Cooper, Denise Scots-Knight, Ph.D., Heather Preston, M.D. and Michael Gutch, Ph.D. The staggered structure of the current Biodel board of directors will remain in place for the combined organization following the completion of the Transaction.

The following table lists the names and ages as of August 15, 2016 and positions of the individuals who are expected to serve as executive officers and directors of the combined organization upon completion of the Transaction:

Name	Age	Position(s)
Executive Officers
Ronald H.W. Cooper	53	President, Chief Executive Officer and Director
Thomas A. Shea	56	Chief Financial Officer and Treasurer
Jan P. Mattsson, Ph.D.	51	Chief Operating Officer
Peter A. Zorn	46	Senior Vice President, Corporate Development and General Counsel
Non-Employee Directors
David Chiswell, Ph.D.	62	Chairman of the Board of Directors
Julia R. Brown	69	Director
Michael Gutch, Ph.D.	50	Director
Denise Scots-Knight, Ph.D.	57	Director
Heather Preston, M.D.	50	Director
Davey S. Scoon	69	Director

Executive Officers

Ronald H.W. Cooper has served as Albireo’s President and Chief Executive Officer since July 2015, and has served as a member of the board of directors of Albireo since September 2015. Prior to joining Albireo, Mr. Cooper worked for over 25 years in successive leadership roles at Bristol-Myers Squibb Company, a global biopharmaceutical company. Most recently, at Bristol-Myers Squibb Company, Mr. Cooper served as President, Europe from May 2010 until November 2015; President, Northern and Central Europe from April 2009 until April 2010; and Senior Vice President and General Manager, EU Markets from January 2008 until March 2009. Previously, Mr. Cooper held multiple senior roles in the U.S. and other countries. Mr. Cooper has served on the board of directors of Genocea Biosciences, Inc., a publicly traded biopharmaceutical company, since June 2016. Mr. Cooper earned his Bachelor’s degree in Chemistry and Business Administration from St. Francis Xavier University in Canada.

Mr. Cooper’s qualifications to serve on the combined organization’s board of directors include his extensive executive leadership and experience in the life sciences industry and his knowledge of Albireo’s business as its President and Chief Executive Officer.

Thomas A. Shea has served as Albireo’s Chief Financial Officer since July 2016. Prior to joining Albireo, Mr. Shea served as Senior Vice President, Chief Financial Officer and Treasurer of EPIRUS Biopharmaceuticals, Inc. from June 2013 to June 2016. He was formerly the Chief Financial Officer of Euthymics Bioscience, Inc., Neurovance, Inc. and EBI Life Sciences, Inc., three affiliated companies developing neurological and pain drug candidates, from 2011 to June 2013. Previously, Mr. Shea was the Chief Financial Officer of Tolerx, Inc., an autoimmune company, for six years, from 2005 to 2011, and Cubist Pharmaceuticals, Inc. (acquired by Merck & Co., Inc.) for 10 years. At Cubist, Mr. Shea was an integral part of the leadership team transitioning the company from a private to a public company. In July 2016, EPIRUS filed a voluntary Chapter 7 petition in the United States Bankruptcy Court for the District of Massachusetts. Mr. Shea currently serves on the board of directors of Compliance Management Group, a private company.

Jan P. Mattsson, Ph.D. has served as Chief Operating Officer of Albireo since February 2010. Dr. Mattsson is a co-founder of Albireo and served as the Vice President of Operations from February 2008 to February 2010. He has served as Chief Operating Officer of Albireo AB since February 2010, and Managing Director since March 2008. He has also served as Managing Director of Elobix AB since November 2013. He has served as a director of Albireo AB since May 2008 and Elobix AB since November 2013. He served as a director of Albireo from February 2008 to April 2015. Prior to co-founding Albireo, Dr. Mattsson served as Associate Director at AstraZeneca. Dr. Mattsson holds a Bachelor’s degree in Chemistry and a Ph.D. in Biochemistry from University of Gothenburg.

Peter A. Zorn has served as Senior Vice President, Corporate Development and General Counsel of Albireo since July 2015. Prior to joining Albireo, Mr. Zorn served as Vice President, Corporate Communications and General Counsel of Santaris Pharma, a Denmark-headquartered biopharmaceutical company, from May 2014 to October 2014, departing following the acquisition of Santaris by Roche. From May 2003 to October 2013, Mr. Zorn served in multiple positions at Targacept, Inc., a publicly traded biopharmaceutical company that, following a merger, is now known as Catalyst Biosciences, Inc., including Senior Vice President, Legal Affairs, General Counsel and Secretary. Mr. Zorn earned his law degree from the University of North Carolina at Chapel Hill and his undergraduate degree from Harvard.

Non-Employee Directors

David Chiswell, Ph.D. has served as the Chairman of Albireo’s board of directors since February 2008. In 1990, Dr. Chiswell co-founded Cambridge Antibody Technology (CAT), an early innovator in the development of antibody drugs, where he was responsible for operational management from 1990 to 2002 and was Chief Executive Officer from 1996 to 2002. For his contributions to the British biotech community, Dr. Chiswell was awarded the Order of the British Empire in 2006. Dr. Chiswell earned his Ph.D. in Virology from the University of Glasgow and his B.Sc. in Microbiology from the Queen Mary College University of London. Since 2002, Dr. Chiswell has focused on the development of early stage biotechnology companies, including serving as Chief Executive Officer of Nabriva Therapeutics AG, now a publicly traded biotechnology company, from April 2006 to May 2012. Dr. Chiswell currently serves as the CEO of Kymab Ltd., a UK-based therapeutic antibody company, and as a director of Nabriva Therapeutics AG.

Dr. Chiswell’s qualifications to serve on the combined organization’s board of directors include his substantial experience as chief executive officer and director of other biotechnology companies.

Julia R. Brown has been a member of Biodel’s board of directors since April 2012. Ms. Brown has held a variety of executive positions over her 40 year career in the pharmaceutical industry. From January 2000 to July 2003, Ms. Brown served as Executive Vice President of Amylin Pharmaceuticals, Inc. and as Advisor to the CEO until 2008. Prior to joining Amylin, Ms. Brown was Executive Vice President of Dura Pharmaceuticals, Inc. Ms. Brown spent over 25 years with Eli Lilly and Company in progressively more senior roles including Vice President of IVAC Corporation and General Manager of its Vital Signs Division and Vice President of Worldwide Marketing for Hybritech. Ms. Brown currently serves on the board of directors of two other development stage pharmaceutical companies, Targacept, Inc. and Cleveland Biolabs, Inc. She is compensation committee chair, and a member of the governance and nominating committees of both. She has previously served on boards of five other development stage pharmaceutical companies. Ms. Brown is Vice Chair of Corporate Directors Forum and is a member of the National Association of Corporate Directors (NACD) and Women Corporate Directors. Ms. Brown is a trustee of the UC San Diego Foundation and is chair emerita. She is a member of the boards of two industry associations. She is a graduate of Louisiana Tech University.

Ms. Brown’s qualifications to serve on the combined organization’s board of directors include her extensive experience in the pharmaceutical industry—particularly in development stage companies—and her extensive involvement in organizations that are dedicated to fostering high standards of professionalism in corporate governance.

Michael Gutch, Ph.D. has served on Albireo’s board of directors since October 2015. Since January 2014, Dr. Gutch has served as Executive Director of Corporate Development and Head of Equities at AstraZeneca, a global biopharmaceutical company. He currently serves on the board of directors of the private companies Entasis Therapeutics, Inc., PhaseBio Pharmaceuticals Inc. and Affinita Biotech, Inc. Dr. Gutch also serves on the board of directors of SouthEast Bio, a non-profit organization promoting the growth of the life sciences in the Southeastern United States. Dr. Gutch also served as Managing Director, Medimmune Ventures, the corporate venture capital arm of AstraZeneca from September 2011 to December 2013. Dr. Gutch served as Investment Director, HIG BioVentures of the investment firm HIG Capital from February 2008 to September 2011. Dr. Gutch holds an MBA in Finance from Indiana University and a Ph.D. in Molecular Pathology from SUNY Stony Brook. He earned his Bachelor’s degrees in Biology and Chemistry from Alfred University.

Dr. Gutch’s qualifications to serve on the combined organization’s board of directors include his experience as a venture capital investor in, and director of, several biotechnology companies.

Denise Scots-Knight, Ph.D. has served on Albireo’s board of directors since February 2008. Since July 2015, Dr. Scots-Knight has served as Chief Executive Officer of Mereo BioPharma Group plc, a UK-based specialty biopharmaceutical company. From December 2010 to July 2015, Dr. Scots-Knight served as Managing Partner at Phase4 Partners, a venture capital firm that manages funds on behalf of Nomura European Investments and Harbourvest. From April 2004 to December 2010, Dr. Scots-Knight was head of Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution. Dr. Scots-Knight has served on the board of directors of Oncomed Pharmaceuticals, Inc., a publicly traded biotechnology company, since October 2008. Dr. Scots-Knight currently serves as the Chairman of the board of directors of Nabriva Therapeutics, a publicly traded biotechnology company, where she also serves as chair of the nominating and governance committee, and as a member of the audit committee. Dr. Scots-Knight served on the board of directors of Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company, where she also served as a member of the audit committee and chair of the nominating and corporate governance committee, from 2003 to August 2014, when the company was acquired by Merck. Dr. Scots-Knight received a B.Sc (Hons) and a Ph.D. from the University of Birmingham in England, and was a Fulbright Scholar at the University of California, Berkeley.

Dr. Scots-Knight’s qualifications to serve on the combined organization’s board of directors include her experience as CEO of a public biotechnology company as well as a venture capital investor in, and director of, several biotechnology companies.

Heather Preston, M.D. has served on Albireo’s board of directors since April 2008. Dr. Preston is currently employed as a Partner and Managing Director of TPG Biotech, a biotechnology venture capital firm. Dr. Preston joined TPG in 2005. She currently serves on the board of directors of Alder Biopharmaceuticals, Inc. and Otonomy, Inc., each of which are publicly traded biopharmaceutical companies, and on the boards of a number of private companies. Prior to joining TPG Biotech, Dr. Preston served for two years as a medical device and biotechnology venture capital investor at JP Morgan Partners, LLC, a private equity firm. Prior to that, she was an Entrepreneur in Residence at New Enterprise Associates, a venture capital firm. From 1997 to 2002, Dr. Preston served as a leader of the pharmaceutical and medical products consulting practice at McKinsey & Co, in New York. Dr. Preston holds a B.Sc.Hons degree in biochemistry from the University of London and an M.D. from the University of Oxford. After leaving Oxford, Dr. Preston completed a post-doctoral fellowship in molecular biology at the Dana Farber Cancer Institute, Harvard University. Dr. Preston completed her training in Internal Medicine at the Massachusetts General Hospital and then sub-specialized in Gastroenterology and Hepatology at U.C.S.F. During Dr. Preston’s academic career, she was the recipient of a Fulbright Scholarship, a Fulbright Cancer Research Scholarship, a Harlech Scholarship and a Science and Engineering Research Council Post-doctoral Fellowship Award.

Dr. Preston’s qualifications to serve on the combined organization’s board of directors include her experience as an investor in biopharmaceutical and life sciences companies, her educational background, and leadership in the medical and life science industries.

Davey S. Scoon has been a member of Biodel’s board of directors since April 2013. Mr. Scoon’s business career has included senior executive positions in Finance and Administration across a range of industries including asset management, insurance, retailing and consumer products. His board leadership positions include board chair and audit chair positions in industries including mutual funds, health insurance and life sciences. Mr. Scoon is currently the Chair of the board of trustees for Allianz Global Investors and a board member and Audit Chair of AMAG Pharmaceuticals, Inc. Previously he served as the Chairman of the audit committees of NitroMed, Inc., CardioKine, Inc. and Orthofix International N.V., and as the non-executive Chairman of Tufts Health Plan. In addition to his board work, Mr. Scoon is an adjunct professor teaching accounting at the University of Wisconsin-Madison. Mr. Scoon is an audit committee financial expert having been a Chief Financial Officer in the manufacturing, financial services and retailing industries. He has an extensive background in risk management, has operated successfully in strictly regulated industries, has been involved in M&A activities throughout his career and has a thorough working knowledge of Sarbanes Oxley. Mr. Scoon’s previous corporate experience includes Chief Administrative and Financial Officer of Tom’s of Maine, Inc., Chief Administrative and Financial Officer of Sunlife Financial U.S., Executive Vice President and Chief Operating Officer of Liberty Funds Group of Boston (formerly Colonial Management) and Certified Public Accountant with Price Waterhouse & Company. Mr. Scoon earned an MBA from Harvard Business School and a BBA in Business Administration from the University of Wisconsin.

Mr. Scoon’s qualifications to serve on the combined organization’s board of directors include his many years serving as a senior executive with public companies, his expertise with finance and administration, and his extensive experience serving on boards of directors.

Changes to the Board of Directors Following the Transaction

In accordance with Biodel’s bylaws and certificate of incorporation, Biodel’s board of directors currently consists of six directors divided into three staggered classes, with one class to be elected at each Biodel annual stockholders meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined organization following the completion of the Transaction. At Biodel’s most recent annual stockholders meeting held in 2015, Class II directors were elected. As a result, the term of the Class II directors of the combined organization is set to expire upon the election and qualification of successor directors at the Biodel annual stockholders meeting in 2018, and the terms of the Class I and Class III directors will expire upon the election and qualification of successor directors at the annual stockholders meetings in 2017 and 2016, respectively.

The director classes for Biodel are currently as follows:

•	Class I directors: Dr. Barry Ginsburg;

•	Class II directors: Julia R. Brown; Dr. Daniel Lorber and Arlene M. Morris; and

•	Class III directors: Dr. Ira W. Lieberman and Davey S. Scoon.

Following the Transaction, the combined organization’s directors will consist of two members of the current Biodel board of directors, namely Julia R. Brown and Davey S. Scoon, and five members of the current Albireo board of directors, namely David Chiswell, Ph.D., who will be the Chairman, Ronald H.W. Cooper, Michael Gutch, Ph.D., Denise Scots-Knight, Ph.D. and Heather Preston, M.D. The staggered structure of the current Biodel board of directors will remain in place for the combined organization following the completion of the Transaction.

Pursuant to the terms of the Exchange Agreement, it is anticipated that these directors will be appointed to the three staggered director classes of the combined organization board of directors as follows:

•	Class I directors (term ending 2017): Michael Gutch, Ph.D. and Denise Scots-Knight, Ph.D.;

•	Class II directors (term ending 2018): Julia R. Brown, Ronald H.W. Cooper and Heather Preston, M.D.; and

•	Class III directors (term ending 2019): David Chiswell, Ph.D. and Davey S. Scoon.

There are no family relationships among any of the current Biodel directors and executive officers, and there are no family relationships among any of the proposed combined organization directors and officers.

Director Independence

NASDAQ’s listing standards and Biodel’s Corporate Governance Guidelines require that the Biodel board of directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing standard. The board of directors, consistent with the determination of its Governance and Nominating Committee, has determined that each of Ms. Brown, Dr. Ginsberg, Dr. Lieberman, Dr. Lorber, Ms. Morris and Mr. Scoon qualify as an independent director.

The combined organization’s board of directors believes that each of David Chiswell, Ph.D., Michael Gutch, Ph.D., Denise Scots-Knight, Ph.D. and Heather Preston, M.D. will qualify as an independent director following the completion of the Transaction.

Committees of the Board of Directors

The Biodel board of directors currently has, and following the completion of the Transaction will continue to have, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Biodel also has, but it is not expected that the combined organization will continue to have, a Science and Technology Committee.

Audit Committee

The audit committee currently consists of Mr. Scoon, the chair of the committee, Dr. Lieberman and Ms. Morris. Generally speaking, the committee’s responsibilities are to:

•	oversee the accounting and financial reporting processes of the company and audits of the financial statements of the company;

•	assist Biodel’s board of directors in oversight and monitoring of the company’s financial statements, compliance with legal and regulatory requirements, independent auditors and internal accounting and financial controls;

•	provide to the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require the attention of the board of directors;

•	provide an avenue of communication among the independent auditors, management and the board of directors;

•	appoint, evaluate, retain and terminate, when necessary, the company’s independent auditor;

•	set the compensation of the company’s independent auditor and pre-approve all audit services to be provided to the company;

•	review and discuss with the company’s management and independent auditor the company’s audited financial statements;

•	recommend to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K;

•	prepare an annual committee report for inclusion where necessary in the proxy statement of the company relating to its annual meeting of stockholders;

•	coordinate the board of directors’ oversight of the company’s internal control over financial reporting, disclosure controls and procedures and code of conduct;

•	establish procedures for treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters;

•	review the company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the company’s Related Person Transaction Policy, and recommend any changes to the board of directors; and

•	discuss the company’s policies, practices, procedures and controls related to the management of its surplus funds.

The audit committee consists of Mr. Scoon, the chair of the committee, Dr. Lieberman and Ms. Morris. Biodel’s board of directors has determined that each of Mr. Scoon and Dr. Lieberman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Transaction.

Following the closing of the Transaction, the members of the Audit Committee are expected to be Mr. Scoon, as chair of the committee, Dr. Gutch and Dr. Preston. To qualify as independent to serve on Biodel’s Audit Committee, the NASDAQ Stock Market listing standards and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from Biodel, other than for service as a director, or be an affiliated person of Biodel. The board of directors of Biodel has concluded that the current composition of the Audit Committee meets the requirements for independence under the rules and regulations of The NASDAQ Stock Market LLC and of the SEC. Biodel and Albireo believe that, following completion of the Transaction, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of The NASDAQ Stock Market LLC and of the SEC.

Compensation Committee

The responsibilities of Biodel’s Compensation Committee include the following:

•	oversee the discharge of the responsibilities of the board of directors relating to the compensation of the company’s executive officers, including the establishment of goals against which the performance of Biodel’s executive officers is measured;

•	administer the company’s equity-based plans;

•	review and approve, or, in the case of the company’s chief executive officer, recommend for approval by the board of directors, the compensation of the company’s executive officers;

•	review and make recommendations to the board of directors with respect to director compensation;

•	review and make recommendations to the board of directors with respect to incentive-compensation and equity-based plans that are subject to approval by the board of directors;

•	exercise all rights, authority and functions of the board of directors under all of the company’s stock option, stock incentive, employee stock purchase and other equity-based plans; and

•	prepare reports on executive compensation, including without limitation, a Compensation Discussion and Analysis, for inclusion in the company’s Annual Report on Form 10-K and proxy statement, as necessary.

The current members of Biodel’s Compensation Committee are Ms. Morris, chair of the committee, and Dr. Lieberman and Mr. Scoon.

The Compensation Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Transaction.

Following the closing of the Transaction, the members of the Compensation Committee are expected to be Dr. Scots-Knight, as chair of the committee, Ms. Brown and Dr. Gutch. To qualify as independent to serve on Biodel’s Compensation Committee, the NASDAQ Stock Market listing standards require a director not to accept any consulting, advisory, or other compensatory fee from Biodel, other than for service on the Biodel board of directors, and that the Biodel board of directors consider whether a director is affiliated with Biodel and, if so, whether such affiliation would impair the director’s judgment as a member of the Compensation Committee. The board of directors of Biodel has concluded that the composition of the Compensation Committee meets the requirements for independence under the rules and regulations of The NASDAQ Stock Market LLC and of the SEC. Biodel and Albireo believe that, after the completion of the Transaction, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with any applicable requirements of the rules and regulations of The NASDAQ Stock Market LLC and of the SEC.

Nominating and Governance Committee

The responsibilities of Biodel’s Governance and Nominating Committee include the following:

•	recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the board of directors to fill any vacancies of the board of directors;

•	develop and recommend to the board of directors a set of corporate governance guidelines applicable to the company;

•	oversee the evaluation of the board of directors and its committees;

•	establish criteria for the selection of new directors to serve on the board of directors, taking into account at a minimum all applicable laws, rules, regulations and listing standards, a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the board of directors;

•	develop and recommend to the board of directors a set of Corporate Governance Guidelines applicable to the company;

•	review the board of directors’ leadership structure to assess whether it is appropriate given the specific characteristics or circumstances of the company; and

•	oversee a review by the board of directors on succession planning for senior executives, which shall include transitional leadership in the event of an unplanned vacancy.

The Governance and Nominating Committee operates based on the belief that the backgrounds and qualifications of the directors as a group provide a significant breadth and diversity of experience, knowledge and abilities. In considering whether to recommend any particular candidate for inclusion in Biodel’s slate of recommended nominees, the Governance and Nominating Committee applies certain criteria found in the Corporate Governance Guidelines. In particular, each nominee should possess:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	sound judgment and a willingness and ability to contribute positively to decision-making processes;

•	a commitment to understand Biodel and its industry and to regularly attend and participate in meetings of Biodel’s board of directors and, as applicable, its committees;

•	the interest and ability to understand sometimes conflicting interests of various constituencies, such as stockholders, employees, governmental or regulatory bodies, creditors and the general public, and to act in the interests of all stockholders; and

•	no actual or apparent conflict of interest that would impair the ability to represent the interests of all stockholders and to fulfill the responsibilities of a director.

The current members of Biodel’s Nominating and Governance Committee are Ms. Brown, the chair of the committee, and Drs. Ginsberg and Lorber.

The Governance and Nominating Committee of the combined organization is expected to retain these duties and responsibilities following completion of the Transaction.

Following the closing of the Transaction, the members of the Nominating and Governance Committee are expected to be Dr. Chiswell, as chair of the committee, Ms. Brown and Dr. Preston.

Science and Technology Committee:

The purpose of the Science and Technology Committee is to assist Biodel’s board of directors in the oversight of, and to make recommendations with respect to, matters involving the company’s science and technology programs, including major internal projects, interactions with academic and independent research organizations and the potential acquisition of technologies. Generally speaking, the committee’s responsibilities are to:

•	review and make recommendations to the board of directors with respect to technology-related issues of importance to company;

•	assess the company’s progress in achieving its research and development and growth objectives, as well as the company’s material planning processes in support of these objectives; and

•	review, as directed by the board of directors, and make recommendations to the board of directors with respect to the company’s material investments in, or allocation of resources to, science and technology, including potential acquisitions, alliances, collaborations, equity investments, contracts and grants.

The current members of Biodel’s Science and Technology Committee are Dr. Ginsberg, the chair of the committee, and Dr. Lorber and Ms. Brown. It is not expected that the combined organization will continue to have a Science and Technology Committee following completion of the Transaction.

Director Compensation

Albireo does not have a director compensation policy and none of Albireo’s directors received compensation for service during 2014 or 2015, except that Dr. Chiswell was paid €40,000 during 2014 and 2015 for his service as Chairman of Albireo’s board of directors and except for the agreement with Sandhill Ltd., of which Dr. Chiswell is a director, discussed below. However, Albireo does provide reimbursement for reasonable out-of-pocket expenses incurred for attending meetings of the Albireo board of directors or any committees thereof.

In March 2009, Albireo AB entered into an agreement with Sandhill Ltd., of which Dr. Chiswell is a director, providing compensation for Dr. Chiswell to provide consulting services to Albireo and reimbursement for reasonable costs incurred in connection with the consulting services. Albireo paid Sandhill Ltd. compensation of €15,750 in 2014 and €17,500 in 2015 for consulting services under the agreement. No amounts were paid by Albireo under the agreement during 2016. The agreement had an initial term of January 1, 2009 to December 31, 2009, and automatically renewed for consecutive one year periods. This agreement was terminated in June 2016.

Biodel’s director compensation for the fiscal year ended December 31, 2015 is set forth under the section titled “Biodel Annual Meeting Matters – Biodel Director Compensation” beginning on page 89. It is currently expected that Albireo’s and Biodel’s non-employee director cash and equity compensation policies set forth above will be reviewed by the combined organization following completion of the Transaction and may be subject to change. In this regard, following the completion of the Transaction, it is expected that the combined organization will provide compensation to non-employee directors that is in line with Biodel’s current practices.

Compensation Committee Interlocks and Insider Participation

None of Biodel’s executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of Biodel’s board of directors or Biodel’s compensation committee. None of the members of Biodel’s compensation committee has ever been Biodel’s employee.

In addition, none of the proposed combined organization’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization’s board of directors following the completion of the Transaction.

Executive Compensation

Albireo’s executive officers for the year ended December 31, 2015 and who are expected to serve as executive officers of the combined organization following the Transaction are referred to herein as the “named executive officers.” The named executive officers and their current positions are as follows:

•	Ronald H.W. Cooper, President and Chief Executive Officer;

•	Jan P. Mattsson, Ph.D., Chief Operating Officer; and

•	Peter A. Zorn, Senior Vice President, Corporate Development and General Counsel.

This “Executive Compensation” section contains certain conversions of Swedish Krona amounts paid to or received by Dr. Mattsson into U.S. dollars based on the noon buying rate of the Federal Reserve Bank of New York for Swedish Krona in effect on December 31, 2015, which was SEK8.4485 per US$1.00. On June 1, 2016, the noon buying rate was SEK8.3030 per US$1.00.

Summary Compensation Table

The following table provides information regarding the named executive officers of Albireo during the fiscal year ended December 31, 2015. For the management of the combined organization after the closing of theTransaction, see “Management Following the Transaction—Executive Officers and Directors—Executive Officers and Directors of the Combined Organization Following the Transaction” beginning on page 262.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Ronald H.W. Cooper(1)	2015	$250,881	$137,985(2)	$9,021	$397,887
President and Chief Executive Officer

Jan P. Mattsson, Ph.D.	2015	$224,817	$86,555(2)	$54,293	$365,665
Chief Operating Officer	2014	$188,673	$57,021(3)	$60,556	$306,250

Peter A. Zorn(1)	2015	$133,633	$51,449(2)	$1,800	$186,882
Senior Vice President, Corporate Development and General Counsel

(1)	Mr. Cooper joined Albireo as President and Chief Executive Officer and Mr. Zorn joined Albireo as Senior Vice President, Corporate Development and General Counsel effective July 2015.

(2)	The amounts shown in this column for 2015 will be paid only if and upon completion of the Transaction.

(3)	Represents the amount awarded to Dr. Mattsson based on the achievement of corporate performance objectives for 2014.

(4)	This column includes 401(k) matching contributions of $1,333 and payment of $7,688 of legal fees (in respect to negotiating Mr. Cooper’s employment agreement) for Mr. Cooper for 2015; pension contributions for Dr. Mattsson for 2014 and 2015; and 401(k) matching contributions of $1,800 for Mr. Zorn for 2015.

Base Salary

Mr. Cooper and Mr. Zorn joined Albireo as executive officers effective July 2015. Their respective employment agreements provide for an initial base salary of $400,000 for Mr. Cooper and $270,000 for Mr. Zorn. In October 2015, Albireo’s board of directors determined to increase Dr. Mattsson’s base salary from $197,300 to $230,000 per year effective January 1, 2015.

Annual Bonuses

Albireo’s executive officers are eligible for an annual cash incentive bonus at the discretion of the remuneration committee. In considering whether to award annual bonuses and the amounts, the remuneration committee considers:

•	each executive officer’s target bonus as a percentage of base salary, which where applicable is subject to a minimum percentage specified in the executive officer’s employment agreement; and

•	Albireo’s achievement of pre-defined corporate performance objectives and, in some cases, individual performance and other corporate accomplishments during the applicable fiscal year.

For Mr. Cooper and, prior to July 2015 when Mr. Cooper joined Albireo as President and Chief Executive Officer, for Dr. Mattsson, the remuneration committee determines whether and in what amount he will receive a bonus for the fiscal year. For each of Dr. Mattsson and Mr. Zorn, Albireo’s remuneration committee and Mr. Cooper review Dr. Mattsson and Mr. Zorn to determine whether and in what amount he will receive a bonus for the fiscal year. For 2014, Dr. Mattsson was awarded a bonus of $57,021. Messrs. Cooper and Zorn were not employed by Albireo until July 2015. For 2015, Mr. Cooper was awarded a bonus of $137,985, Dr. Mattsson was awarded a bonus of $86,555 and Mr. Zorn was awarded a bonus of $51,449, which amounts will be paid only if and upon completion of the Transaction.

Stock Option and Warrant Awards

In April 2016, Albireo’s board of directors approved the following:

•	grants to Mr. Cooper of options to purchase an aggregate of 2,775,062 ordinary A shares, of which options to purchase to 555,012 ordinary A shares were subject to performance-based milestones;

•	the grant to Mr. Zorn of an option to purchase 749,267 ordinary A shares; and

•	the offer to Dr. Mattsson to purchase 187,317 ordinary A shares and warrants to purchase an additional 561,950 ordinary shares.

Ordinary A shares of Albireo will convert into a single class of ordinary shares of Albireo prior to the Transaction. Upon completion of the Transaction, all of the above options and warrants will be replaced by options to purchase shares of Biodel common stock or other equity awards based on Biodel common stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio in the Transaction. See “The Exchange Agreement – Treatment of Albireo Stock Options and Warrants” beginning on page 145.

Pension, Retirement and Similar Benefits

For the years ended December 31, 2015 and 2014, Albireo contributed a total of approximately $54,293 and $60,556, respectively, into money purchase plans to provide pension, retirement or similar benefits to Dr. Mattsson.

Albireo also sponsors a defined contribution 401(k) plan covering all full-time employees in the United States. Participants may elect to contribute their annual pre-tax earnings up to the federally allowed maximum limits. Albireo makes a matching contribution of 100% on the first 4% of contributions made by participants. For the fiscal year ended December 31, 2015, Albireo made matching contributions to the 401(k) plan in the amount of $1,333 for Mr. Cooper and $1,800 for Mr. Zorn.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by Albireo’s named executive officers as of December 31, 2015. All of Albireo’s outstanding options and warrants as of August 15, 2016 granted to Albireo’s named executive officers were granted during 2016 and are described above under “Summary Compensation Table – Stock Option and Warrant Awards.”

Employment Agreements

Albireo has entered into employment agreements with each of its named executive officers described below under which each of its named executive officers has agreed not to disclose Albireo’s confidential information.

Ronald H.W. Cooper

Albireo, Inc. entered into an employment agreement with Mr. Cooper in July 2015, pursuant to which Mr. Cooper serves as Albireo’s President and Chief Executive Officer, and Mr. Cooper was elected as a director of Albireo in September 2015. Mr. Cooper’s employment agreement provides for a base salary of $400,000 per year, subject to increase from time to time by Albireo’s board of directors, as well as a signing bonus in an amount that reflects the amount of salary that Mr. Cooper would have earned if he had been employed for the period between June 11, 2015 and July 27, 2015, the effective date of his employment. The employment agreement also provides that he is eligible to participate in any annual bonus plan provided by Albireo for its executives generally, as in effect from time to time. Mr. Cooper’s annual target bonus will be 50% of his base salary, with the actual amount of the bonus, if any, to be determined by Albireo’s board of directors in accordance with the applicable performance criteria as reasonably established by Albireo’s board of directors after consultation with Mr. Cooper. The employment agreement also provides that Mr. Cooper is entitled to participate in all of Albireo’s employee benefit plans from time to time in effect for Albireo’s employees generally, including any long-term disability and 401(k) retirement savings plan, and is entitled to reimbursement of business expenses, reimbursement of up to an aggregate of $15,000 in legal fees associated with reviewing and negotiating his employment agreement and related equity documents, reimbursement of up to an aggregate of $80,000 of Mr. Cooper’s relocation expenses, and paid vacation time.

In July 2015, Albireo also entered into a letter agreement with Mr. Cooper indicating its intent to grant to Mr. Cooper certain stock options. Subsequently in April 2016, following adoption of the Albireo Limited Share Option Plan, or the 2016 Option Plan, Albireo’s board of directors granted to Mr. Cooper options to purchase (1) 2,220,050 ordinary A shares that vest with respect to 25% of the shares on July 1, 2016 and with respect to the remaining shares in equal amounts monthly thereafter until July 1, 2019, (2) 277,506 ordinary A shares that vest immediately prior to an initial public offering of Albireo that exceeds a specified valuation and raises a specified minimum amount, and (3) 277,506 ordinary A shares that vest upon the date Albireo files a new drug application with the FDA for its product candidate A4250 for any orphan indication, if such filing occurs prior to June 11, 2018.

If Albireo terminates Mr. Cooper’s employment other than for “cause,” or if he terminates his employment with Albireo for “good reason,” he will be entitled to severance payment for 12 months of his then-current base salary, payment for 12 months of the portion of the healthcare premiums that Albireo paid prior to his termination if he elects and remains eligible for Consolidated Omnibus Budget Reconciliation Act, or

COBRA, (or mini-COBRA) health benefits, and a pro-rata portion of Mr. Cooper’s annual bonus for the fiscal year in which the date of termination occurs, as well as any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination, and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred. Under the employment agreement, “cause” means: (i) Mr. Cooper’s willful failure to perform, or gross negligence in the performance of, his material duties and responsibilities to Albireo or any of Albireo’s affiliates that, if capable of cure, is not cured within 30 days of written notice; (ii) conduct by him that constitutes fraud, embezzlement or other material dishonesty with respect to Albireo or any of its affiliates; (iii) his commission of, or plea of nolo contendere to, a felony or other crime of moral turpitude; or (iv) his material breach of his employment agreement, any shareholder or option agreement between him and Albireo or any of Albireo’s affiliates or of any fiduciary duty that he has to Albireo or any of its affiliates that, if capable of cure, is not cured within 30 days of written notice. Under the employment agreement, “good reason” means the occurrence, without Mr. Cooper’s consent, of: (i) a material diminution in the nature or scope of his titles, duties, authority or responsibilities; (ii) a requirement that he relocate his principal work location to a location outside of the United States and Canada; or (iii) a material reduction in his then current base salary. A termination by Mr. Cooper for good reason requires that he provide notice to Albireo within 30 days after the occurrence of the condition, that Albireo fail to remedy the condition within 30 days and that he terminate his employment within 30 days following the expiration of the period Albireo has to remedy the condition.

If Albireo terminates Mr. Cooper’s employment for cause, he will be entitled to receive any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred.

Mr. Cooper may terminate his employment at any time by giving 30 days prior written notice, in which case he will be entitled to receive any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred. If Albireo’s board of directors waives part or all of the 30-day notice period, Albireo will also pay Mr. Cooper his base salary for the period waived.

If Mr. Cooper’s employment is terminated due to his disability or death, he or his estate will be entitled to receive any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination, any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred, and a pro-rata portion of Mr. Cooper’s annual bonus for the fiscal year in which the date of termination occurs. If Albireo does not terminate his employment during any period when Mr. Cooper is disabled, Albireo may designate another employee to act in his place during such period, but Mr. Cooper will continue to receive his base salary and participate in Albireo’s employee benefit plans until he becomes eligible for disability income benefits under Albireo’s disability income plan, if any, or until his employment is terminated.

Mr. Cooper is subject to confidentiality and protection of intellectual property provisions as well as to non-competition and non-solicitation provisions during his employment with Albireo and the 12 months thereafter.

Jan P. Mattsson, Ph.D.

Albireo AB entered into an employment agreement with Dr. Mattsson in February 2008. Dr. Mattsson has been Albireo’s Chief Operating Officer since February 2010 and was its Vice President, Operations from February 2008 to February 2010. Dr. Mattsson was also an executive director of Albireo from February 2008 to

September 2015. Dr. Mattsson’s employment agreement provides for a base salary of SEK 85,500 per month, subject to Albireo’s annual review in accordance with the applicable collective bargaining agreement and company policy applicable from time to time. The most recent adjustment, in October 2015, increased Dr. Mattsson’s base salary to $230,000 per year effective January 1, 2015, which represented a 16.6% increase from his prior base salary of $197,300 per year. Dr. Mattsson’s employment agreement also provides that he is eligible for a discretionary annual bonus based on the achievement of annual performance targets identified for him, subject to Albireo’s right to amend or cancel the bonus plan at Albireo’s discretion and, once the bonus performance criteria are determined for a particular year, Dr. Mattsson’s approval. The employment agreement provides for a maximum bonus of 27% of his annual base salary for the year 2008 if all annual performance targets were met. Dr. Mattsson’s current maximum bonus is 35% of his annual base salary for the year 2016. Dr. Mattsson’s bonus eligibility for 2015 was based primarily on the achievement of Albireo performance targets as well as individual performance targets. The employment agreement also provides that Dr. Mattsson is entitled to participate in Albireo’s insurance and pension benefit plans and is entitled to occupational group life insurance, industrial (occupational) injury insurance, business expense reimbursement and paid vacation and sick time.

In addition, the employment agreement provides that Dr. Mattsson was entitled to receive at least a specified equity grant under an equity program sponsored by Albireo, subject to the terms of the program, which he was granted in 2008.

Dr. Mattsson’s employment agreement is valid for an indefinite term and is subject to the terms and conditions set out in a separate collective bargaining agreement applicable from time to time. Dr. Mattsson may terminate the employment agreement subject to three months’ notice and Albireo may terminate the employment agreement subject to six months’ notice, or such additional notice period as may be required by the applicable collective bargaining agreement. Dr. Mattsson is also subject to confidentiality and protection of intellectual property provisions.

Peter A. Zorn

Albireo, Inc. entered into an employment agreement with Mr. Zorn in February 2016, effective as of July 2015, pursuant to which Mr. Zorn serves as Albireo’s Senior Vice President, Corporate Development and General Counsel. The employment agreement provides for a base salary of $270,000 per year, subject to increase from time to time by Albireo’s board of directors. Mr. Zorn’s employment agreement also provides that he is eligible to participate in any annual bonus plan provided by Albireo for its executives generally, as in effect from time to time. The employment agreement provides that Mr. Zorn’s annual target bonus will be 30% of his base salary, with the actual amount of the bonus, if any, to be determined by Albireo’s board of directors or Albireo’s Chief Executive Officer in accordance with the applicable performance criteria as reasonably established by Albireo’s board of directors. In April 2016, Albireo’s board of directors confirmed an increase to Mr. Zorn’s target bonus percentage to 35%. The employment agreement also provides that Mr. Zorn is entitled to participate in all of Albireo’s employee benefit plans from time to time in effect for Albireo’s employees generally, including any long-term disability and 401(k) retirement savings plan and is entitled to reimbursement of business expenses and paid vacation time.

In addition, the employment agreement provides that Mr. Zorn will receive at least a specified stock option grant under an equity program sponsored by Albireo, subject to the terms of the program. Subsequently in April 2016, following adoption of the 2016 Option Plan, Albireo’s board of directors granted to Mr. Zorn an option to purchase 749,267 ordinary A shares that vest with respect to 25% of the shares on July 1, 2016 and with respect to the remaining shares in equal amounts monthly thereafter until July 1, 2019. The employment agreement also provides that upon a change of control as defined, all of his then outstanding unvested options and any other rights to purchase Albireo shares will become fully vested and exercisable and any vesting-like restrictions will lapse in full, unless earlier vesting is provided for in the applicable program under which such option or other right to purchase Albireo shares was granted or under applicable law. The Transaction is not a change of control under the employment agreement.

If Albireo terminates Mr. Zorn’s employment other than for cause or if he terminates his employment with Albireo for good reason, he will be entitled to severance payment for 12 months of his then current base salary, payment for 12 months of the portion of the healthcare premiums that Albireo paid prior to his termination if he elects and remains eligible for COBRA (or mini-COBRA) health benefits and, if such termination occurs concurrent with or within 12 months following a change or control or in connection but within three months prior to a change of control, payment of his then-current target bonus, payable over 12 months. He will also be entitled to any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination, and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred. Under the employment agreement, “cause” means (i) Mr. Zorn’s willful failure to perform, or gross negligence in the performance of, his material duties and responsibilities to Albireo or any of its affiliates that, if capable of cure, is not cured within 30 days of written notice, (ii) conduct by him that constitutes fraud, embezzlement or other material dishonesty with respect to Albireo or any of its affiliates, (iii) his commission of, or plea of nolo contendere to, a felony or other crime of moral turpitude, or (iv) his material breach of his employment agreement, any shareholder or option agreement between him and Albireo or any of Albireo’s affiliates or of any fiduciary duty that he has to Albireo or any of its affiliates that, if capable of cure, is not cured within 30 days of written notice. Under the employment agreement, “good reason” means the occurrence, without Mr. Zorn’s consent, of (i) a material diminution in the nature or scope of his titles, duties, authority or responsibilities; (ii) a requirement that he relocate his principal work location to a location more than 30 miles outside of Boston, Massachusetts; or (iii) a material reduction in his then current base salary. A termination by Mr. Zorn for good reason requires that he provide notice to Albireo within 30 days after the occurrence of the condition, that Albireo fails to remedy the condition within 30 days and that he terminate his employment within 30 days following the expiration of the period Albireo has to remedy the condition.

If Albireo terminates Mr. Zorn’s employment for cause, he will be entitled to receive any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred.

If Mr. Zorn’s employment is terminated due to his disability or death, he or his estate will be entitled to receive any base salary earned but not paid through the date of termination, pay for any vacation time earned but not used through the date of termination, any business expenses incurred but unreimbursed on the date of termination, and any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the termination occurred. If Albireo does not terminate his employment during any period when Mr. Zorn is disabled, Albireo may designate another employee to act in his place during such period, but Mr. Zorn will continue to receive his base salary and participate in Albireo’s employee benefit plans until he becomes eligible for disability income benefits under Albireo’s disability income plan, if any, or until his employment is terminated.

Mr. Zorn is subject to confidentiality and protection of intellectual property provisions as well as to non-competition and non-solicitation provisions during his employment with Albireo and the 12 months thereafter.

Compensation Risk Management

Albireo has considered the risks associated with its compensation policies and practices for all employees and believes it has designed its compensation policies and practices in a manner that does not create incentives that could lead to risk taking that are reasonably likely to have a material adverse effect on Albireo.

Employment Benefits Plans

Albireo Limited Share Option Plan and 2016 Warrant Instrument

In order to attract and retain the best available personnel for positions of responsibility, on March 18, 2016, Albireo’s board of directors adopted the Albireo Limited Share Option Plan, or the Albireo Option Plan, and the 2016 Warrant Instrument, or the Warrant Instrument, which were each amended on April 18, 2016. The warrants granted under the Warrant Instrument are referred to as the 2016 warrants. Messrs. Cooper and Zorn were granted options to purchase ordinary A shares of Albireo under the Albireo Option Plan and certain employees, including Dr. Mattsson, and a consultant were granted warrants to purchase ordinary A shares of Albireo pursuant to the Warrant Instrument. No further grants will be made under the Albireo Option Plan or 2016 Warrant Instrument following the closing of the Transaction if the 2016 Equity Plan is approved by Biodel stockholders, but outstanding options and 2016 warrants that were granted under the Albireo Option Plan and 2016 Warrant Instrument, including the named executive officers’ options and 2016 warrants, are expected to be replaced by options or other equity awards based on Biodel common stock.

Under the Albireo Option Plan, Albireo’s board of directors is authorized to grant options to purchase up to 8,325,188 ordinary A shares of Albireo to any director, officer, employee or consultant of Albireo and any U.S. affiliate and subsidiary of Albireo, less any shares issued upon the exercise of 2016 warrants, outstanding 2016 warrants or warrant alternative shares issued or in respect of an outstanding offer to purchase shares under the Warrant Instrument. Options may not be exercised unless they are vested, and no option may be exercised after the specified term of the option, which is no later than 10 years after the grant date. Generally, options will be exercisable for three months after termination of service for any reason other than cause or death, and for 12 months after termination of service on account of death. In the event of a defined change of control, unless otherwise provided in the option certificate, the options will be deemed fully vested immediately prior to the change of control, and Albireo’s board has discretion to determine that any option not exercised upon the change of control will expire. If shares in the capital of Albireo are sold or a right to acquire or dispose of shares is granted resulting in a buyer or grantee acquiring control of Albireo in a transaction that does not constitute a defined change of control, such as the Transaction, Albireo’s board of directors has the right (but not the obligation) to make arrangements with the acquiror for replacement options or some other appropriate compensation to be offered to the holders of options. To the extent that the option holder does not accept replacement options within 60 days after the acquisition, or other compensation, the option will expire.

Under the Warrant Instrument, Albireo’s board of directors is authorized to grant warrants to purchase up to 8,325,188 ordinary A shares of Albireo to any director, officer, employee or consultant of Albireo or any subsidiary of Albireo, less any shares issued upon the exercise of options or outstanding options under the Albireo Option Plan. Albireo may offer 2016 Warrants to such persons at any time prior to March 18, 2021, and such offer will expire upon the earlier of the period specified in the notice of offer or March 18, 2021. Albireo may provide in such notice of offer for such person to have the right to subscribe for ordinary A shares of Albireo in lieu of a 2016 warrant, which shares are referred to as warrant alternative shares. Generally, in the event that any holder of 2016 warrants ceases to be a director, officer, employee or consultant of Albireo or any subsidiary of Albireo during the period ending four years after the grant date, Albireo has the right (but not the obligation) to cancel the number of 2016 warrants equal to the portion of such four-year period in which such person does not serve in such capacity; however, the Warrant Instrument provides that, in that event, Albireo will pay such person the grant price for the portion of the 2016 warrants that are so cancelled. In the event of a defined change of control, Albireo’s board of directors has discretion to determine that a 2016 warrant that has not been exercised upon the change of control will expire. If shares in the capital of Albireo are sold or a right to acquire or dispose of shares is granted resulting in a buyer or grantee acquiring control of Albireo in a transaction that does not constitute a defined change of control, such as the Transaction, Albireo’s board of directors has the right (but not the obligation) to make arrangements with the acquiror for compensation (which may include warrants to purchase securities in the acquiror or its holding company) to be offered to the holders of the 2016 warrants for the cancellation or exchange of the 2016 warrants. To the extent that the holder of 2016 warrants does not accept such compensation, the 2016 warrants will expire.

Pursuant to the Exchange Agreement and in accordance with the Albireo Option Plan and the Warrant Instrument, prior to and effective as of the closing of the Transaction, each holder of Albireo options or 2016 warrants, as applicable, whether or not vested, will receive an offer for the replacement of each Albireo stock option and 2016 warrant that is outstanding and unexercised immediately prior to the closing, which is referred to as the replacement offer. If the holder does not accept the replacement offer prior to the closing, the replacement offer will remain open, or will be remade, for a period of two days after the closing date. If the holder of Albireo stock options or 2016 warrants does not accept the replacement offer within this period, then such holder’s Albireo stock options or 2016 warrants, as applicable, will lapse at the end of this period.

Holders of Albireo stock options or 2016 warrants may be offered either to receive an option to purchase shares of Biodel common stock, or replacement option, or another equity award based on shares of Biodel common stock, or replacement award. The number of shares of Biodel common stock for which the replacement option will be exercisable will be equal to the number of Albireo shares that were subject to the Albireo stock option or 2016 warrant as in effect immediately prior to the closing multiplied by the exchange ratio and rounding the resulting number down to the near whole number of shares of Biodel common stock. The exercise price of the replacement options will equal the per share exercise price of the Albireo stock option or 2016 warrant as in effect immediately prior to the closing, divided by the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. If the replacement offer is in the form of another equity-based award, the number of shares of Biodel common stock subject to such award will be determined by multiplying the net number of ordinary shares of Albireo that were subject to the Albireo stock option or 2016 warrant by the exchange ratio, rounded down to the nearest whole number. The net number of ordinary shares of Albireo that were subject to the Albireo stock option or 2016 warrant will be equal to the number of ordinary shares of Albireo that were subject to such Albireo stock option or 2016 warrant immediately prior to the closing, less the number of ordinary shares of Albireo equal to the quotient obtained by dividing (A) the product of the number of ordinary shares of Albireo that were subject to the Albireo stock option or 2016 warrant and the exercise price per share of such Albireo stock option or 2016 warrant by (B) $0.8762.

The Albireo stock options and 2016 warrants replaced by Albireo will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Biodel common stock subsequent to the closing. The combined organization’s board of directors and compensation committee will succeed to the authority of Albireo’s board of directors and remuneration committee with respect to the Albireo stock options and 2016 warrants replaced with replacement options or, if applicable, replacement awards. Unless otherwise provided in a replacement offer, each replacement option or replacement award granted in respect of an Albireo stock option will remain subject to the same terms and conditions governing vesting and exercisability (if applicable) that applied to such Albireo stock option immediately prior to the closing and otherwise will remain subject to the same terms and conditions that so applied, other than terms that are rendered inoperative by reason of the Transaction, and each replacement option or replacement award granted in respect of a 2016 warrant will remain subject to customary terms and conditions governing vesting and exercisability for Albireo stock options.

For additional information regarding the treatment of Albireo stock options and 2016 warrants in the Transaction, please see the section entitled “The Exchange Agreement—Treatment of Albireo Stock Options and Warrants” beginning on page 145.

Rule 10b5-1 Sales Plans

The combined organization’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of Biodel’s common stock on a periodic basis. Under a Rule 10b5-1 plan a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. The combined organization’s directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. Any purchase or sales by the combined organization’s directors and executive officers, including pursuant to a 10b5-1 plan, will be subject to the terms of any lock-up agreements entered into by such directors and executive officers.

Employment Benefits Plan

Biodel has established a 401(k) plan covering substantially all employees. Employees may contribute up to 100% of their salary per year (subject to maximum limit prescribed by federal tax law). Biodel may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. For the years ended September 30, 2014 and 2015, Biodel had not elected to make any contributions to the plan.

RELATED PARTY TRANSACTIONS OF COMBINED ORGANIZATION

Described below are the transactions and series of similar transactions since January 1, 2013 in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officers, beneficial owners of more than 5% of the outstanding capital stock of Biodel or Albireo (sometimes referred to as the principal stockholders or principal shareholders, respectively, below) or any member of such person’s immediate family had or will have a direct or indirect material interest.

Biodel Transactions

Director Compensation

See “Biodel Annual Meeting Matters – Biodel Director Compensation” for a discussion of options granted and other compensation paid to Biodel’s non-employee directors.

Executive Compensation

See “Biodel Annual Meeting Matters – Biodel Executive Compensation” for additional information on compensation of Biodel’s executive officers. Information regarding (1) an employment agreement with Errol B. De Souza, (2) an employment agreement with Gary G. Gemignani, and (3) a severance agreement and a change of control agreement with Mr. Bavier is set forth under “Biodel Annual Meeting Matters – Biodel Executive Compensation — Biodel Potential Payments Upon Termination and Change of Control.”

Albireo Transactions

Affiliations with 5% Shareholders

Some of Albireo’s directors are or were affiliated with its principal shareholders as indicated in the table below:

Director	Affiliation with Principal Shareholder
Michael Gutch, Ph.D.	Executive Director of Corporate Development and Head of Equities at AstraZeneca, an affiliate of AstraZeneca AB, a principal shareholder of Albireo.

Luc Marengere, Ph.D.	Managing Partner of TVM Capital, an affiliate of TVM Life Science Ventures VI GmbH & Co. KG and TVM Life Science Ventures VI L.P., principal shareholders of Albireo.

Denise Scots-Knight, Ph.D.	Manager of Phase4 Ventures III GP LP, the general partner of Phase4 Ventures III LP, a principal shareholder of Albireo.

Heather Preston, M.D.	Partner and Managing Director of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. and TPG Biotech II Reinvest AIV L.P., principal shareholders of Albireo.

See “— Shareholders’ Agreement and Articles of Association” for a discussion of arrangements among Albireo’s shareholders pursuant to which Albireo’s directors were selected.

2016 Albireo Series C Investment Financing

Under the terms of the Exchange Agreement, prior to the closing of the Transaction, certain Albireo investors have agreed to purchase an aggregate of 9,708,740 Series C voting preference shares of Albireo at a price per share of $1.03 for an aggregate consideration of $10.0 million, or the Albireo Series C Investment. The table below sets forth the number of Series C voting preference shares to be purchased and the aggregate purchase prices to be paid by each purchaser for the Series C preference shares in the Albireo Series C Investment. All of the purchasers in the Albireo Series C Investment are principal shareholders of Albireo. Prior to the completion of the Transaction, each outstanding Series C voting preference share will convert into one ordinary share of Albireo.

Name of Purchaser	Number of Series C Voting Preference Shares to be Purchased	Aggregate Purchase Price ($)
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)	3,167,499	$3,262,524
TPG Biotech II Reinvest AIV L.P.	2,111,895	$2,175,252
TVM Life Science Ventures VI GmbH & Co. KG	1,322,955	$1,362,644
TVM Life Science Ventures VI L.P.	366,642	$377,641
AstraZeneca AB	2,739,749	$2,821,941

2015 Convertible Loan Note Financing

In October 2015, Albireo entered into a loan agreement with certain of its shareholders and their affiliates and members of management and executed a related convertible loan instrument, which provided 5,000,000 $1.00 unsecured convertible loan notes denominated in U.S. dollars, or 2015 loan notes. From October 2015 through December 2015, Albireo issued $3.5 million of the 2015 loan notes. Interest on the 2015 loan notes accrues at a rate of 8% per annum. Unless waived, interest will become payable on any of the outstanding 2015 loan notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of Albireo’s loan facility with Kreos described elsewhere in this proxy statement. The 2015 loan notes mature on September 30, 2020 and can be repaid earlier if approved by a qualifying majority of the members of Albireo’s board of directors and if the loan facility with Kreos has been repaid in full. As of June 30, 2016, the amount of the 2015 loan notes outstanding was $3.5 million and the remaining borrowing capacity under the loan agreement was $1.5 million. The loan agreement will be terminated upon completion of the Transaction and will not following the Transaction be a source of potential future funding for Albireo.

Prior to the Transaction, the principal amount (excluding any accrued and unpaid interest thereon) of the 2015 loan notes will automatically convert into Series C voting preference shares of Albireo at a conversion price of approximately $0.82 per share, which is equal to 80% of the price per share of the Series C voting preference shares to be purchased in the Albireo Series C Investment. Each Series C voting preference share issued upon conversion of the 2015 loan notes will then convert into one ordinary share of Albireo prior to the completion of the Transaction. The right of the holders of 2015 loan notes to payment of accrued and unpaid interest, which is expected to be an aggregate of approximately $0.2 million at the completion of Transaction, will remain outstanding, unless waived.

The table below sets forth, for each purchaser of 2015 loan notes that is a director, executive officer or principal shareholder, and their affiliates, the principal amounts for the 2015 loan notes issued to such investors and the number of shares of Series C convertible preferred stock issuable upon conversion of the 2015 loan notes issued to such investor.

Name of Purchaser	Principal Amount of 2015 Loan Notes		Number of Series C Voting Preference Shares Issuable Upon Conversion of 2015 Loan Notes
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)	$1,070,000		1,298,543
TPG Biotech II Reinvest AIV L.P.	$714,000		866,504
TVM Life Science Ventures VI GmbH & Co. KG	$447,000		542,475
TVM Life Science Ventures VI L.P.	$124,000		150,485
AstraZeneca AB	$926,000		1,123,786
David Chiswell, Ph.D.	$56,000	(1)	67,961
Ronald H.W. Cooper(2)	$70,000		84,951
Jan P. Mattsson, Ph.D.(3)	$11,000		13,349
Peter A. Zorn(4)	$11,000		13,349

(1)	These 2015 loan notes were subsequently transferred by Dr. Chiswell, who is the Chairman of Albireo’s board of directors, to his spouse.
(2)	Mr. Cooper is President, Chief Executive Officer and a director of Albireo.
(3)	Dr. Mattsson is Chief Operating Officer of Albireo.
(4)	Mr. Zorn is Senior Vice President, Corporate Development and General Counsel of Albireo.

2014 Convertible Loan Note Financing

In December 2014, Albireo executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes denominated in Euros, or 2014 loan notes, and was subsequently amended in October 2015. In December 2014, Albireo issued all of the 2014 loan notes to certain of its shareholders and their affiliates. Interest on the 2014 loan notes accrues at a rate of 8% per annum. Unless waived, interest will become payable on any of the outstanding 2014 loan notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Kreos loan facility described elsewhere in this proxy statement. The 2014 loan notes mature on December 18, 2019 and can be repaid earlier at their nominal value of €1.3 million if approved by a qualifying majority of the members of Albireo’s board of directors and if the loan facility has been repaid in full. As of June 30, 2016, the amount of the convertible loan notes outstanding was $1.4 million (€1.3 million).

Prior to the Transaction, the principal amount (excluding any accrued and unpaid interest thereon) of the 2014 loan notes will automatically convert into Series C voting preference shares of Albireo at a conversion price of approximately €0.7491 per share, which is approximately equal to 80% of the price per share of the Series C voting preference shares to be purchased in the Albireo Series C Investment. Each Series C voting preference share issued upon conversion of the 2014 loan notes will then convert into one ordinary share of Albireo prior to the completion of the Transaction. The right of the holders of 2014 loan notes to payment of accrued and unpaid interest, which is expected to be an aggregate of approximately $0.2 million at the completion of Transaction, will remain outstanding, unless waived.

The table below sets forth, for each purchaser of 2014 loan notes that is a director, executive officer or principal shareholder, and their affiliates, the principal amounts for the 2014 loan notes issued to such investors and the number of shares of Series C convertible preferred stock issuable upon conversion of the 2014 loan notes issued to such investor.

Name of Purchaser	Principal Amount of 2014 Loan Notes		Number of Series C Voting Preference Shares Issuable Upon Conversion of 2014 Loan Notes
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)	€351,000		468,562
TPG Biotechnology Partners II, L.P.	€234,000		312,374
TVM Life Science Ventures VI GmbH & Co. KG	€147,000		196,235
TVM Life Science Ventures VI L.P.	€41,000		54,732
Healthcare Private Equity Limited Partnership	€94,000		125,483
AstraZeneca AB	€304,000		405,820
David Chiswell, Ph.D.	€21,000	(1)	28,033
Jan P. Mattsson, Ph.D.(2)	€18,000		24,028

(1)	These 2014 loan notes were subsequently transferred by Dr. Chiswell, who is the Chairman of the board of directors of Albireo, to his spouse.
(2)	Dr. Mattsson is Chief Operating Officer of Albireo.

Shareholders’ Agreement and Articles of Association

In connection with Albireo’s 2014 convertible note financing described above under “— 2014 Convertible Loan Note Financing,” Albireo entered into a Shareholders’ Agreement dated December 17, 2014 (as amended and restated on October 1, 2015 and March 18, 2016), or the Shareholders’ Agreement, with its shareholders relating to voting rights and information rights, among other things. The Shareholders’ Agreement entitles certain shareholders individually or collectively to appoint, and requires the shareholders party thereto to vote to elect, directors to serve on Albireo’s board of directors, including: one individual designated by AstraZeneca AB, currently Michael Gutch, Ph.D.; one individual designated by each of the three largest holders of Series B voting preference shares (excluding any holder of Series A voting preference shares or Series A non-voting preference shares), currently Luc Marengere, Ph.D. (designated by TVM Life Science Ventures VI GmbH & Co. KG and TVM Life Science Ventures VI L.P.), Denise Scots-Knight, Ph.D. (designated by Phase4 Ventures III LP) and Heather Preston, M.D. (designated by TPG Biotechnology Partners II, L.P.); Albireo’s Chief Executive Officer, currently Ronald H.W. Cooper; and one individual designated as chairman jointly by AstraZeneca AB and Phase4 Ventures III LP, currently David Chiswell, Ph.D. The Shareholders’ Agreement will be terminated upon the completion of the Transaction.

Albireo’s articles of association provide substantially the same director designation rights as the Shareholders’ Agreement. The articles of association to be adopted on or soon after the completion of the Transaction, however, will not include such designation rights.

Director and Executive Officer Compensation

For information regarding the compensation of Albireo’s executive officers and certain directors, please see the section titled “Management Following the Transaction—Executive Compensation” beginning on page 271 and “Management Following the Transaction – Changes to the Board of Directors Following the Transaction – Director Compensation” beginning on page 270.

Director and Officer Indemnification and Insurance

Albireo’s articles of association provide that, subject to the restrictions of the Companies Act 2006, each director or other officer or auditor of Albireo will be indemnified out of Albireo’s assets against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution of his or her duties, or in relation to them, including any liability incurred by him or her in defending any civil or criminal proceedings in which judgment is given in his or her favor, or in which he or she is acquitted, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in connection with any application in which the court grants him or her relief from liability for negligence, default, breach of trust or breach of trust in relation to Albireo’s affairs.

Albireo has obtained insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Policies and Procedures Regarding Related Party Transactions

Albireo’s articles of association provide that, subject to the requirements of the Companies Act 2006, a director who is interested, directly or indirectly, in an existing or proposed transaction or arrangement with Albireo, provided that such director has declared the nature and extent of such director’s interest, may be a party to, or otherwise interested in, any transaction or arrangement with Albireo or in which Albireo is otherwise directly or indirectly interested; will be eligible to vote on the proposed decision of the board of directors or committee in respect of such existing or proposed transaction or arrangement; may act in a professional capacity for Albireo (other than as an auditor) and will be entitled to remuneration for professional services as if such director were not a director; may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any corporate entity in which Albireo is otherwise directly or indirectly interested; and will not be accountable to Albireo for any benefit such director derives from such transaction or arrangement or from any such office or employment or from any interest in such corporate entity. In addition, such director is entitled to vote and participate in any meeting of the board of directors or committee in respect of such existing or proposed transaction or arrangement in which such director is interested.

Albireo’s articles of association also provide that, among other things, in accordance with the requirements of the Companies Act 2006, the board of directors may authorize any matter proposed to it in accordance with the articles of association which would, if not so authorized, involve a breach of duty by a director under the Companies Act 2006, including any matter which relates to a situation in which a director has, or can have, an interest which conflicts, or possibly may conflict, with Albireo’s interests. Any such authorization is effective only if (1) any quorum requirement at the meeting at which the matter is considered is met without counting the director in question or any other interested director, and (2) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted. The board of directors may (whether at the time of the giving of the authorization or subsequently) make any such authorization subject to any limits or conditions it expressly imposes and may vary or terminate such authorization at any time.

Except for Albireo’s articles of association, Albireo does not have a formal written policy or procedure for the review, approval or ratification of related party transactions. Albireo’s board of directors reviews and considers the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

DESCRIPTION OF BIODEL CAPITAL STOCK

Authorized Capital Stock

The following descriptions of Biodel’s capital stock and provisions of Biodel’s certificate of incorporation and bylaws are summaries and are qualified by reference to Biodel’s second amended and restated certificate of incorporation, as amended, and Biodel’s amended and restated bylaws, each of which has been publicly filed with the SEC.

Biodel’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of August 15, 2016, Biodel had 64,148,271 shares of common stock outstanding.

Each holder of Biodel’s common stock is entitled to one vote for each share on all matters submitted to a vote of Biodel’s stockholders. Holders of Biodel’s common stock do not have cumulative voting rights. An election of directors by Biodel’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by Biodel’s board of directors, subject to any preferential dividend rights of outstanding preferred stock.

If Biodel liquidates, dissolves or winds up, the holders of its common stock are entitled to share ratably in all assets legally available for distribution to Biodel’s stockholders after the payment of all of its debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of its preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Biodel may designate and issue in the future.

Preferred Stock

Under the terms of its certificate of incorporation, Biodel’s board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Biodel’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Biodel’s board of directors has designated 2,000,000 of the 50,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock and 4,000,000 of the 50,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. As of June 30, 2016, Biodel had no shares of Series A Preferred Stock or Series B Preferred Stock outstanding.

The purpose of authorizing Biodel’s board of directors to issue additional series of preferred stock and determine the rights and preferences of any such additional series is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Biodel’s outstanding voting stock. This could also permit Biodel’s board of directors to institute a stockholder rights plan or “poison pill.”

Anti-Takeover Effects of Provisions of Delaware Law and Biodel’s Certificate of Incorporation and Bylaws

Delaware Law

Biodel is subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the time the person became an interested stockholder, unless the interested stockholder attained such status with the approval of Biodel’s board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving Biodel and the interested stockholder and the sale of more than 10% of Biodel’s assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Biodel’s voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of Biodel’s existing stockholders that owned 15% or more of Biodel’s outstanding voting stock upon the closing of Biodel’s initial public offering.

Staggered Board

Biodel’s certificate of incorporation and its bylaws divide Biodel’s board of directors into three classes with staggered three-year terms. In addition, Biodel’s certificate of incorporation and its bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of Biodel’s shares of capital stock present in person or by proxy and entitled to vote. Under Biodel’s certificate of incorporation and bylaws, any vacancy on Biodel’s board of directors, including a vacancy resulting from an enlargement of its board of directors, may be filled only by vote of a majority of Biodel’s directors then in office. Furthermore, Biodel’s certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of Biodel’s board of directors. The classification of Biodel’s board of directors and the limitations on the ability of Biodel’s stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Biodel.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Biodel’s certificate of incorporation and its bylaws provide that any action required or permitted to be taken by its stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Biodel’s certificate of incorporation and its bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by Biodel’s chairman of the board, Biodel’s president or chief executive officer or Biodel’s board of directors. In addition, Biodel’s bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Biodel’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of Biodel’s outstanding voting securities.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Biodel’s bylaws may be amended or repealed by a majority vote of Biodel’s board of directors or the affirmative vote of the holders of at least 75% of the votes that all of Biodel’s stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of Biodel’s stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of Biodel’s certificate of incorporation described above.

COMPARISON OF RIGHTS OF HOLDERS OF BIODEL STOCK AND ALBIREO SHARES

Biodel is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of Biodel are currently, and will continue to be, governed by the DGCL. Albireo is registered in England and Wales and the rights of Albireo shareholders are currently governed by the Companies Act 2006, or the Companies Act, Albireo’s articles of association and the shareholders’ agreement between Albireo and its shareholders. After the closing of the Transaction, shareholders of Albireo will become stockholders of Biodel, and their rights will be governed by the DGCL, the certificate of incorporation and the bylaws of Albireo.

The table below summarizes the material differences between the current rights of Albireo shareholders under the Albireo articles of association and the rights of Biodel stockholders, following the Transaction, under the Biodel amended and restated certificate of incorporation and bylaws, as amended, as applicable, and as in effect immediately following the Transaction.

While Biodel and Albireo believe that the summary tables cover the material differences between the rights of their respective stockholders and shareholders prior to the Transaction and the rights of Biodel stockholders following the Transaction, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Biodel stockholders and Albireo shareholders, and are qualified in their entirety by reference to the DGCL, the Companies Act and the various documents of Biodel and Albireo that are referred to in the summaries. You should carefully read this entire proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the differences between being a stockholder of Biodel or a shareholder of Albireo before the Transaction and being a stockholder of Biodel after the Transaction. Biodel has filed copies of its current amended and restated certificate of incorporation and bylaws with the SEC and will send copies of the documents referred to in this proxy statement to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement.

Current Albireo Rights Versus Rights Post-Transaction

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)

ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock	Albireo’s authorized share capital as of August 15, 2016 is €570,645.71 comprised of: 1,504,291 Series A voting preference shares with a nominal value of €0.01 each, 3,175,074 Series A non-voting preference shares with a nominal value of €0.01 each, 35,394,635 Series B voting preference shares with a nominal value of €0.01 each, 0 Series B non-voting preference shares with a nominal value of €0.01 each, 16,041,310 Series C voting preferences shares with a nominal value of €0.01 each, 3,794,303 ordinary shares with a nominal value of €0.01 each, and 8,325,188 ordinary A shares with a nominal value of €0.01 each.	Biodel’s authorized capital stock immediately following the Transaction will be 250,000,000 shares, consisting of: 200,000,000 shares of common stock with a par value of $0.01 per share and 50,000,000 shares of preferred stock with a par value of $0.01 per share.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
Number of Directors	Albireo’s articles of association provide that the number of directors shall not be more than seven (7) and shall not be less than two (2).	Biodel’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for a maximum or minimum number of directors. The number of directors must be set by approval of the board of directors. Currently the size of the board of directors is fixed at seven (7).

Stockholder Nominations and Proposals	Albireo’s articles of association provide certain shareholders with rights to appoint and remove directors by notice in writing to Albireo. So long as AstraZeneca AB holds at least 5% of the Series A voting preference shares, Series A non-voting preference shares, Series B voting preference shares, Series B non-voting preference shares, and Series C voting preference shares, or preference shares, outstanding, AstraZeneca AB may appoint a director and may remove from office any person so appointed and appoint another person in his place. In addition, each of the three largest holders of Series B voting preference shares (excluding AstraZeneca AB) may appoint a director and remove from office any person so appointed and may appoint another person in his place. For so long as AstraZeneca AB holds at least 5% of the preference shares outstanding and Phase4 Ventures III L.P. holds at least 5% of the Series B voting preference shares and Series B non-voting preference shares outstanding, these two entities may jointly appoint one director who shall hold the position of Chairman, and may remove from office any person so appointed and appoint another person in his place. The holders of a majority of the Series B voting preference shares (excluding AstraZeneca	Biodel’s amended and restated bylaws provide that a stockholder entitled to vote at the annual meeting of the stockholders may nominate persons for election to the board of directors or propose business to be considered by the stockholders at such annual meeting, subject to certain notice and procedural requirements.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
AB) outstanding may jointly appoint a director and may remove from office any person so appointed and appoint another person in his place. A majority of Albireo’s board of directors may appoint one director who shall serve as the Chief Executive Officer and may remove from office any person so appointed and may appoint another person in his place.

Classified Board of Directors	Albireo’s articles of association do not provide for the division of the board of directors into staggered classes.	Biodel’s amended and restated certificate of incorporation provides for the board of directors to be divided into three classes, with one class being elected each year at the annual meeting and members of each class holding office for a three-year term.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution passed by the holders of a simple majority of the shares voted in person or by proxy at a general meeting, irrespective of any provisions of any agreement the director has with Albireo, provided notice of the resolution has been given to Albireo at least 28 days before the meeting at which the resolution is moved. Albireo must, where practicable, give its shareholders notice of such resolution in the same manner and at the same time as it gives notice of the meeting. On receipt of notice of an intended resolution to remove a director, Albireo must send a copy of the notice to the director concerned. As discussed above, Albireo’s articles of association also provide certain shareholders and the board with rights to appoint a director, to remove from office any person so appointed and to appoint another person in that person’s place.	Under Biodel’s amended and restated bylaws, neither the board of directors nor any individual director may be removed without cause. Subject to any limitation imposed by the DGCL, Biodel’s amended and restated bylaws provide that any individual director or directors may be removed with cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of Biodel entitled to vote generally at an election of directors, voting together as a single class.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
Special Meeting of the Stockholders	Under the Companies Act, Albireo’s board of directors has the power to call a general meeting of the shareholders of Albireo. In addition, Albireo’s shareholders have a right to require that the directors exercise their power and call a general meeting.	Under Biodel’s amended and restated certificate of incorporation, a special meeting of the stockholders of Biodel may be called by the chairman of the board of directors, the chief executive officer, the president or a majority of the total number of authorized directors.

Cumulative Voting	Albireo’s articles of association do not have a provision granting cumulative voting rights in the election of its directors.	The DGCL does not provide Biodel’s stockholders with the right to cumulate their votes in the election of directors.

Vacancies	With the exception of the nomination procedures discussed above, Albireo’s articles of association do not provide procedures for filling a vacancy on the board of directors.	Biodel’s amended and restated certificate of incorporation provides that, unless the board of directors determines otherwise, any vacancy on the board of directors shall be filled by the affirmative vote of a majority of the directors then in office. Any director so elected shall hold office for the remainder of the term of the director that he or she replaced.

Voting Stock	Albireo’s articles of association provide that holders of ordinary shares and ordinary A shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, and such holders do not have cumulative voting rights. Holders of Series A voting preference shares, Series B voting preference shares, and Series C voting preference shares are each entitled to one vote for each share held of record, with the votes calculated on an as converted basis, and no cumulative voting rights. Holders of Series A non-voting preference shares and Series B non-voting preference shares are entitled to no votes.	Holders of Biodel common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Biodel’s amended and restated certificate of incorporation permits the board of directors to endow preferred stock with special voting powers and other rights.

Stockholders Agreement	The Shareholders’ Agreement dated December 17, 2014 (as amended and restated on October 1, 2015 and	There is no equivalent agreement among the Biodel stockholders.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
March 18, 2016) provides the above-referenced rights to certain investors to appoint and remove directors. The Shareholders’ Agreement also entitles certain investors to information and observer rights. The Shareholders’ Agreement will be terminated at or prior to the closing of the Transaction.

Drag Along	Albireo’s articles of association provide that if the holders of at least 65% of the Series A voting preference shares, Series B voting preference shares and Series C voting preference shares (the “Selling Shareholders”) wish to transfer all of their interest in their shares in Albireo to a third party purchaser, the Selling Shareholders shall have the option to require all the other holders of shares in Albireo to sell and transfer all their shares to the third party purchaser.	Biodel’s stockholders have no equivalent rights.

Stockholder Action by Written Consent	Under the Companies Act, the board of directors or a qualifying percentage of shareholders of Albireo may propose resolutions be passed as written resolutions.	Biodel’s amended and restated certificate of incorporation does not permit stockholders to act by written consent. Stockholders may only act at an annual or special meeting called in accordance with the amended and restated bylaws.

Notice of Stockholder Meeting	Under the Companies Act, as a private limited company, at least 14 days’ notice is required for any general meeting (including any annual general meeting) of Albireo.	Under Biodel’s amended and restated bylaws, except as otherwise required by law, notice of each meeting of stockholders must be given at least ten (10), but no more than sixty (60) days, before the date of the meeting.

Conversion Rights and Protective Provisions	Albireo’s articles of association provide that any holder of Series A voting preference shares and/or Series A non-voting preference shares may at any time convert the whole or part of its holding of Series A voting preference shares and/or Series A non-voting preference shares into ordinary shares at a rate of conversion of	Holders of Biodel common stock have no equivalent rights.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)

one ordinary share for each Series A voting preference share or Series A non-voting preference share held (subject to adjustment). Any holder of Series A voting preference shares may at any time convert part of its holding of Series A voting preference shares into a like number of equivalently paid Series A non-voting preference shares (and vice versa), provided that such holder holds at least one Series A voting preference share (or ordinary share following a conversion of its Series A voting preference share or Series A non-voting preference share).

Any holder of Series B voting preference shares who is also a holder of Series A voting preference or Series A non-voting preference shares may, at any time convert part of its holding of Series B voting preference shares into a like number of equivalently paid Series B non-voting preference shares (and vice versa). Any individual holder of Series B voting preference shares and/or Series B non-voting preference shares may at any time convert the whole or part of its Series B voting preference shares and/or Series B non-voting preference shares into ordinary shares at the rate of conversion of one ordinary share for each Series B voting preference share or Series B non-voting preference share held (subject to adjustment).

Any holder of Series C voting preference shares may at any time convert the whole or part of its holding of Series C voting preference shares into ordinary shares at a rate of conversion of one ordinary share for each Series C voting preference share held (subject to adjustment).

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)

Albireo’s articles of association provide that all shares, rights to subscribe for shares and securities convertible into shares of Albireo (with the exception of certain excluded classes, rights to subscribe for shares and securities convertible into shares) must first be offered by Albireo to the holders of preference shares, and in the case of competition, the shares, rights to subscribe for shares or securities convertible into shares shall be allocated in proportion to the numbers of preference shares held by them on an as-converted basis.

The Shareholders’ Agreement provides that Albireo may not amend, modify or repeal any provision of the articles of association without first obtaining the written consent of the holders of more than 50% of the Series A voting preference shares, the Series B voting preference shares, and the Series C voting preference shares. In addition, under the Companies Act, Albireo’s articles of association may, subject to certain limitations, be amended by special resolution. The passing of a special resolution requires: (i) on a show of hands at a general meeting, a majority of at least 75% of shareholders who, being entitled to vote, do so in person or by proxy; (ii) on a poll at a general meeting, shareholders representing at least 75% of the total voting rights of shareholders who, being entitled to vote, do so in person or by proxy; or (iii) on a written resolution, shareholders representing at least 75% of the total voting rights of all eligible shareholders.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
Right of First Refusal	Albireo’s articles of association provide that, with the exception of transfers to certain permitted transferees, a shareholder who desires to transfer shares in Albireo to a third party must first offer such shares for sale to holders of preference shares in Albireo (excluding the vendor if applicable).	Biodel’s stockholders have no equivalent rights.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification	Albireo’s articles of association provide that, subject to the Companies Act, each of Albireo’s directors and other officers are entitled to be indemnified by Albireo against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. Subject to certain limited exemptions, the Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director.	Biodel’s amended and restated certficate of incorporation provides that Biodel shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL. Biodel’s amended and restated bylaws also provide that Biodel shall indemnify its directors and executive officers against expenses and liabilities arising from their capacities as such to the fullest extent permitted by the DGCL. However, Biodel’s amended and restated certificate of incorporation provides that Biodel may modify the extent of such indemnification by individual contracts with its directors and executive officers. Biodel’s amended and restated certificate of incorporation and amended and restated bylaws disclaim the obligation to indemnify for proceedings initiated by the director or executive officer seeking indemnification, subject to certain exceptions.

Advancement of Expenses	The Companies Act permits Albireo to advance monies to a director with respect to expenditures to be incurred by such director in the defense of certain proceedings and investigations as may be brought against him in relation to Albireo or an associated company.	Biodel’s amended and restated bylaws provide that, subject to certain exceptions, Biodel is obligated to advance expenses to indemnitees as long as they agree to repay such amounts if it is ultimately determined that the indemnitee was not entitled to indemnification.

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)
Shareholder approval is not required for such defense funding provided advances are made pursuant to the terms prescribed by the Companies Act, including terms requiring that the director repay any loan to, or discharge any other associated funding liability of, Albireo if such director is convicted in the relevant criminal proceedings, or judgment is given against them in the relevant civil proceedings.

DIVIDENDS

Declaration and Payment of Dividends	Albireo’s articles of association provide that the profits of Albireo available for distribution shall be used to pay dividends of such amounts as the directors may determine (in respect of an interim dividend) or recommend to the shareholders of Albireo (in respect of a final dividend). Dividends are paid in accordance with the stated order of priorities set out in Albireo’s articles of association, pursuant to which certain holders of certain classes of share are entitled to receive distributions in priority to other shareholders. Prior distributions of Albireo (dividends, capital or otherwise) are taken into account when determining the rights of shareholders to participate in any distribution of income or capital.	Subject to the DGCL, Biodel’s board of directors may declare any dividend upon the capital stock of Biodel. Dividends may be paid in cash, property or capital stock.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

General Provisions	Under the Companies Act, Albireo’s articles of association may, subject to certain limitations, be amended by special resolution. The passing of a special resolution requires: (i) on a show of hands at a general meeting, a majority of at least 75% of shareholders who, being entitled to vote, do so in person or by proxy; (ii) on a poll at a general meeting, shareholders representing at least 75% of the	Biodel’s amended and restated certificate of incorporation may be amended as prescribed by applicable law; provided that Biodel’s amended and restated certificate of incorporation provides that the amendment of certain provisions thereof requires the approval of 75% of the stock entitled to vote. Under the DGCL, an amendment to a certificate of incorporation must be approved

Provision	Albireo (Pre-Transaction)	Biodel (Post-Transaction)

total voting rights of shareholders who, being entitled to vote, do so in person or by proxy; or (iii) on a written resolution, shareholders representing at least 75% of the total voting rights of all eligible shareholders.

In addition, the Shareholders’ Agreement provides that Albireo may not amend, modify or repeal any provision of the articles of association without first obtaining the written consent of the holders of more than 50% of the Series A voting preference shares, the Series B voting preference shares, and the Series C voting preference shares.

by a majority of the stock entitled to vote on the amendment (unless a higher vote is required by the corporation’s certificate of incorporation). Biodel’s amended and restated bylaws may be amended by the board of directors without the consent of the stockholders.

PRINCIPAL STOCKHOLDERS OF BIODEL

Except where specifically noted, the following information and all other information contained in this proxy statement do not give effect to the proposed 30:1 reverse stock split described in Biodel Proposal No. 2.

The following table sets forth information regarding beneficial ownership of Biodel’s capital stock as of August 15, 2016 by the following: (a) each person known by Biodel to be the beneficial owner of 5% or more of any class of its voting securities; (b) each of Biodel’s directors and named executive officers; and (c) all of Biodel’s current directors and executive officers as a group.

There were 64,148,271 shares of common stock outstanding as of August 15, 2016. For purposes of the table below, Biodel deems shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 15, 2016 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but Biodel does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

	Number of Shares	Options and Warrants Exercisable Within 60 Days	Approximate Percent Beneficially Owned

5% Shareholders
Entities affiliated with FMR LLC(1)	4,000,000	—	6.2%
Named Executive Officers and Directors:
Ms. Julia R. Brown(2)	—	97,916	*
Dr. Errol De Souza(3)	159,416	839,281	1.5%
Dr. Barry Ginsberg(4)	1,917	111,666	*
Dr. Ira W. Lieberman(5)	11,292	120,416	*
Dr. Daniel Lorber(6)	1,289	120,416	*
Ms. Arlene Morris(7)	—	76,666	*
Mr. Davey S. Scoon(8)	—	97,916	*
Dr. Alan Krasner(9)	35,687	—	*
Mr. Paul Bavier(10)	18,977	212,168	*
All current executive officers and directors as a group (8 individuals)(11)	33,475	1,050,639	1.6%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Based solely on a Schedule 13G filed on February 12, 2016 by FMR LLC (“FMR”), Abigail P. Johnson (“Johnson”) and Fidelity Select Biotechnology Portfolio (the “Fund”) (collectively with their affiliated and managed entities described in the Schedule 13G, the “Fidelity Affiliates”). FMR and Johnson each have sole dispositive power over the indicated shares. The Fund has sole voting power over 3,281,200 of the indicated shares. The principal business address of the Fidelity Affiliates is 245 Summer Street, Boston, MA 02210.

(2)	Consists of options to purchase shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(3)	Includes options to purchase 839,281 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016. Dr. De Souza is Biodel’s former President and Chief Executive Officer.

(4)	Includes options to purchase 111,666 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(5)	Includes options to purchase 120,416 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(6)	Includes options to purchase 120,416 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(7)	Consists of options to purchase shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(8)	Consists of options to purchase shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(9)	Dr. Krasner is Biodel’s former Chief Medical Officer.

(10)	Includes options to purchase 212,168 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

(11)	Also includes Gary G. Gemignani, Biodel’s Interim Chief Executive Officer and Chief Financial Officer, who holds options to purchase 180,000 shares of Biodel’s common stock that are exercisable or vest within 60 days of August 15, 2016.

PRINCIPAL SHAREHOLDERS OF ALBIREO

The following table sets forth information regarding beneficial ownership of Albireo’s ordinary shares as of August 15, 2016 by the following: (a) each person known by Albireo to be the beneficial owner of 5% or more of a Albireo ordinary shares on an as-converted-to-ordinary-shares basis; (b) each of Albireo’s directors and named executive officers; and (c) all of Albireo’s current directors and executive officers as a group.

The number of shares owned, total shares beneficially owned and the percentage of ordinary shares beneficially owned below, is based on a total of 59,303,082 ordinary shares of Albireo outstanding as August 15, 2016 and which assumes, in each case, the conversion as of August 15, 2016 of all 15,627,517 Series C voting preference shares (including Series C voting preference shares issuable upon conversion of the 2015 loan notes and 2014 loan notes and the Series C voting preference shares to be issued in the Albireo Series C Investment) into 15,627,517 Albireo ordinary shares, 34,674,635 Series B voting preference shares into 34,674,635 Albireo ordinary shares, 1,504,291 Series A voting preference shares of Albireo into 1,504,291 Albireo ordinary shares, 3,175,074 Series A non-voting preference shares of Albireo into 3,175,074 Albireo ordinary shares, and 527,262 ordinary A shares of Albireo into 527,262 Albireo ordinary shares, and a total of 3,794,303 Albireo ordinary shares outstanding as of August 15, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ordinary shares that may be acquired by an individual or group within 60 days of August 15, 2016, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, Albireo believes that the shareholders named in this table have sole voting and investment power with respect to all ordinary shares shown to be beneficially owned by them, based on information provided to Albireo by such shareholders. Unless otherwise indicated, the address for each shareholder listed is: c/o Albireo, 50 Milk Street, 16th floor, Boston, MA 02109.

	Number of Shares	Options and Warrants Exercisable Within 60 Days	Approximate Percent Beneficially Owned
5% Shareholders
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)(1) c/o Phase4 Partners Limited 50 Lothian Road Festival Square Edinburgh, Scotland EH3 9WJ, United Kingdom	16,651,620	—	28.1%
TPG Biotech and related funds(2) c/o TPG Biotech 345 California Street, Suite 3300 San Francisco, CA 94104	11,102,964	—	18.7%
TVM Capital and related funds(3) c/o TVM Capital Ottostrasse 4 80333 Munich, Germany	8,883,573	—	15.0%
Healthcare Private Equity Limited Partnership(4) c/o Aberdeen Asset Management PLC 40 Princes Street Edinburgh, Scotland EH2 2BY, United Kingdom	3,250,283	—	5.5%

AstraZeneca AB(5) c/o AstraZeneca PLC 2 Kingdom Street London W2 6BD, United Kingdom	14,404,065	—	24.3%
Named Executive Officers and Directors
Ronald H.W. Cooper(6)	84,951	693,767	1.1%
Jan P. Mattsson, Ph.D.(7)	846,035	561,950	2.4%
Peter A. Zorn(8)	13,349	234,147	*
David Chiswell, Ph.D.(9)	804,091	—	1.4%
Michael Gutch, Ph.D. (10)	—	—	*
Luc Marengere, Ph.D.(11)	—	—	*
Denise Scots-Knight, Ph.D. (12)	16,651,620	—	28.1%
Heather Preston, M.D.(13)	—	—	*
All current executive officers and directors as a group (9 persons)(14)	18,400,046	1,489,864	32.7%

*	Represents beneficial ownership of less than 1% of the ordinary shares.
(1)	Consists of 4,934,604 ordinary shares to be issued upon the conversion of Series C voting preference shares held by Phase4 Ventures III GP LP, or Phase4 GPLP, in its capacity as general partner of Phase4 Ventures III LP, or Phase4 III, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by Phase4 III and the Series C voting preference shares to be issued to Phase4 III in the Albireo Series C Investment), and 11,717,016 ordinary shares to be issued upon the conversion of Series B voting preference shares held by Phase4 III. Phase4 GPLP is the general partner of Phase4 III. The general partner of Phase4 GPLP is Phase4 Ventures III General Partner Limited, or Phase4 GP. Phase4 GP has appointed Phase4 Partners Limited, or Phase4 Partners, to act as the manager of Phase4 III. Phase4 Partners ultimately exercises voting and investment power over the securities held by Phase4 GPLP. Dr. Alastair McKinnon, Denise Scots-Knight, Ph.D. and Charles Sermon, as Directors of Phase4 Partners, also share voting and investment power over the securities held by Phase4 GPLP, but disclaim beneficial ownership except to the extent of their pecuniary interest therein, if any.
(2)	Consists of 312,374 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TPG Biotechnology Partners II, L.P., or TPG Partners II, (including Series C voting preference shares issuable upon conversion of the 2014 loan note held by TPG Partners II); 7,812,191 ordinary shares to be issued upon the conversion of Series B voting preference shares held by TPG Partners II; and 2,978,399 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TPG Biotech II Reinvest AIV L.P., or TPG II Reinvest, (including Series C voting preference shares issuable upon conversion of the 2015 loan note held by TPG II Reinvest and the Series C voting preference shares to be issued to TPG II Reinvest in the Albireo Series C Investment). The general partner of TPG Partners II and TPG II Reinvest is TPG Biotechnology GenPar II, L.P., whose general partner is TPG Biotechnology GenPar II Advisors, LLC, whose sole member is TPG Holdings I, L.P., whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by TPG Partners II and TPG II Reinvest. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Partners II and TPG II Reinvest except to the extent of their pecuniary interest therein, if any.
(3)

Consists of 2,061,665 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TVM Life Science Ventures VI GmbH & Co. KG, or TVM VI, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by TVM VI and the Series C voting preference shares to be issued to TVM VI in the Albireo Series C Investment); 4,893,791 ordinary shares to be issued upon the conversion of Series B voting preference shares held by

TVM VI; 571,859 ordinary shares to be issued upon the conversion of Series C voting preference shares held by TVM Life Science Ventures VI L.P., or TVM VI Cayman, (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by TVM VI Cayman and the Series C voting preference shares to be issued to TVM VI Cayman in the Albireo Series C Investment); and 1,356,258 ordinary shares to be issued upon the conversion of Series B voting preference shares held by TVM VI Cayman. As the special limited partner of TVM VI and TVM VI Cayman, TVM Life Science Ventures Management VI L.P., or TVM VI Management, may be deemed to beneficially own the securities held by TVM VI and TVM VI Cayman. As the members of the investment committee of TVM VI Management, each of Hubert Birner, Stefan Fischer, Alexandra Goll and Helmut Schühsler may also be deemed to beneficially own the securities held by TVM VI and TVM VI Cayman, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any.
(4)	Consists of 125,483 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2014 loan note held by Healthcare Private Equity Limited Partnership, or HPELP; and 3,124,800 ordinary shares to be issued upon the conversion of Series B voting preference shares held by HPELP. The general partner of HPELP is Waverley Healthcare Private Equity Limited, or WHPEL. The sole limited partner of HPELP is Scottish Widows Limited, which is a wholly-owned subsidiary of Lloyds Banking Group plc, a publicly held corporation whose American Depository Shares are traded on the New York Stock Exchange.
(5)	Consists of 4,269,355 ordinary shares to be issued upon the conversion of Series C voting preference shares held by AstraZeneca AB (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by AstraZeneca AB and the Series C voting preference shares to be issued to AstraZeneca AB in the Albireo Series C Investment); 5,455,345 ordinary shares to be issued upon the conversion of Series B voting preference shares held by AstraZeneca AB; 1,504,291 ordinary shares to be issued upon the conversion of Series A voting preference shares held by AstraZeneca AB; and 3,175,074 ordinary shares to be issued upon the conversion of Series A non-voting preference shares held by AstraZeneca AB. AstraZeneca AB is a wholly-owned subsidiary of AstraZeneca PLC.
(6)	Consists of 84,951 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note held by Mr. Cooper, and options to purchase 693,767 ordinary A shares exercisable within 60 days of August 15, 2016.
(7)	Consists of 37,377 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by Dr. Mattsson; 14,252 ordinary shares to be issued upon the conversion of Series B voting preference shares held by Dr. Mattsson; 187,317 ordinary shares to be issued upon the conversion of ordinary A shares held by Dr. Mattsson; 607,089 ordinary shares held by Dr. Mattsson; and warrants to purchase 561,950 ordinary A shares exercisable within 60 days of August 15, 2016.
(8)	Consists of 13,349 ordinary shares to be issued upon the conversion of Series C voting preference shares issuable upon conversion of the 2015 loan note held by Mr. Zorn, and options to purchase 234,147 ordinary A shares exercisable within 60 days of August 15, 2016.
(9)	Consists of 95,994 ordinary shares to be issued upon the conversion of Series C voting preference shares held by Dr. Chiswell’s spouse (including Series C voting preference shares issuable upon conversion of the 2015 loan note and 2014 loan note held by his spouse); 138,952 ordinary shares to be issued upon the conversion of Series B voting preference shares held by his spouse; and 569,145 ordinary shares held by his spouse. Dr. Chiswell disclaims beneficial ownership of the securities held by his spouse.
(10)	Dr. Gutch is Executive Director of Corporate Development and Head of Equities at AstraZeneca, but has no voting or investment power with respect to the securities held by Albireo AB as set forth in footnote 5.
(11)	Dr. Marengere is a Managing Director of TVM Capital, but has no voting or investment power with respect to the securities held by TVM VI GmbH and TVM VI as set forth in footnote 3.
(12)	Reflects shares beneficially owned by Phase4 III as set forth in footnote 1, for which Dr. Scots-Knight shares voting and investment power.

(13)	Dr. Preston, a member of Albireo’s board of directors, is a TPG Partner. Dr. Preston has no voting or investment power over and disclaims beneficial ownership of the securities held by TPG Partners II and TPG II Reinvest.
(14)	Also includes Thomas A. Shea, Albireo’s Chief Financial Officer, who does not beneficially own any ordinary shares as of August 15, 2016.

PRINCIPAL STOCKHOLDERS OF COMBINED ORGANIZATION

The following table sets forth information regarding beneficial ownership of the combined organization’s common stock upon the closing of the Transaction by the following: (a) each person known by Biodel and Albireo to become the beneficial owner of 5% or more of the combined organization’s common stock upon the closing of the Transaction; (b) each of the combined organization’s directors and named executive officers; and (c) all of the combined organization’s directors and executive officers as a group.

The number of shares owned, total shares beneficially owned and the percentage of ordinary shares beneficially owned below, is based on a total of 6,288,899 shares of the combined organization’s common stock expected to be outstanding upon the closing of the Transaction, assuming an exchange ratio of 0.06669 and the effectiveness of the 30:1 reverse stock split.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of August 15, 2016, pursuant to the exercise of options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, Biodel and Albireo believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to Biodel and/or Albireo by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Albireo, 50 Milk Street, 16th floor, Boston, MA 02109 or, in respect to Julia R. Brown and Davey S. Scoon, c/o Biodel Inc., 100 Saw Mill Road, Danbury, CT 06810.

	Number of Shares	Options Exercisable Within 60 Days	Approximate Percent Beneficially Owned
5% Stockholders
Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)(1) c/o Phase4 Partners Limited 50 Lothian Road Festival Square Edinburgh, Scotland EH3 9WJ, United Kingdom	1,165,447	—	18.5%
TPG Biotech and related funds(2) c/o TPG Biotech 345 California Street, Suite 3300 San Francisco, CA 94104	777,096	—	12.4%
TVM Capital and related funds(3) c/o TVM Capital Ottostrasse 4 80333 Munich, Germany	621,761	—	9.9%
AstraZeneca AB(4) c/o AstraZeneca PLC 2 Kingdom Street London W2 6BD, United Kingdom	1,008,141	—	16.0%
Named Executive Officers and Directors
Ronald H.W. Cooper(5)	5,946	46,267	*
Jan P. Mattsson, Ph.D.(6)	59,214	11,711	1.1%
Peter A. Zorn(7)	934	15,615	*

Julia R. Brown(8)	—	3,263	*
David Chiswell, Ph.D.(9)	56,278	—	*
Michael Gutch, Ph.D. (10)	—	—	*
Denise Scots-Knight, Ph.D. (11)	1,165,447	—	18.5%
Heather Preston, M.D.(12)	—	—	*
Davey S. Scoon(13)	—	3,263	*
All executive officers and directors of the combined organization as a group (10 persons)(14)	1,287,819	80,119	21.5%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of shares of common stock to be issued in the Transaction to Phase4 Ventures III GP LP, or Phase4 GPLP, in its capacity as general partner of Phase4 Ventures III LP, or Phase4 III. Phase4 GPLP is the general partner of Phase4 III. The general partner of Phase4 GPLP is Phase4 Ventures III General Partner Limited, or Phase4 GP. Phase4 GP has appointed Phase4 Partners Limited, or Phase4 Partners, to act as the manager of Phase4 III. Phase4 Partners ultimately exercises voting and investment power over the securities held by Phase4 GPLP. Dr. Alastair McKinnon, Denise Scots-Knight, Ph.D. and Charles Sermon, as Directors of Phase4 Partners, also share voting and investment power over the securities held by Phase4 GPLP, but disclaim beneficial ownership except to the extent of their pecuniary interest therein, if any.
(2)	Consists of 568,638 shares of common stock to be issued in the Transaction to TPG Biotechnology Partners II, L.P., or TPG Partners II, and 208,458 shares of common stock to be issued in the Transaction to TPG Biotech II Reinvest AIV L.P., or TPG II Reinvest. The general partner of TPG Partners II and TPG II Reinvest is TPG Biotechnology GenPar II, L.P., whose general partner is TPG Biotechnology GenPar II Advisors, LLC, whose sole member is TPG Holdings I, L.P., whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by TPG Partners II and TPG II Reinvest. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Partners II and TPG II Reinvest except to the extent of their pecuniary interest therein, if any.
(3)	Consists of 486,812 shares of common stock to be issued in the Transaction to TVM Life Science Ventures VI GmbH & Co. KG, or TVM VI, and 134,949 shares of common stock to be issued in the Transaction to TVM Life Science Ventures VI L.P., or TVM VI Cayman. As the special limited partner of TVM VI and TVM VI Cayman, TVM Life Science Ventures Management VI L.P., or TVM VI Management, may be deemed to beneficially own the securities held by TVM VI and TVM VI Cayman. As the members of the investment committee of TVM VI Management, each of Hubert Birner, Stefan Fischer, Alexandra Goll and Helmut Schühsler may also be deemed to beneficially own the securities held by TVM VI and TVM VI Cayman, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any.
(4)	Consists of shares of common stock to be issued in the Transaction to AstraZeneca AB. AstraZeneca AB is a wholly-owned subsidiary of AstraZeneca PLC.
(5)	Consists of 5,946 shares of common stock to be issued in the Transaction to Mr. Cooper and replacement options to purchase 46,267 shares of common stock exercisable within 60 days of August 15, 2016.
(6)	Consists of 59,214 shares of common stock to be issued in the Transaction to Dr. Mattsson and replacement options to purchase 11,711 shares of common stock exercisable within 60 days of August 15, 2016.
(7)	Consists of 934 shares of common stock to be issued in the Transaction to Mr. Zorn and replacement options to purchase 15,615 shares of common stock exercisable within 60 days of August 15, 2016.
(8)	Consists of options to purchase shares of common stock exercisable within 60 days of August 15, 2016.
(9)	Consists of shares of common stock to be issued in the Transaction to Dr. Chiswell’s spouse. Dr. Chiswell disclaims beneficial ownership of the securities held by his spouse.

(10)	Dr. Gutch is Executive Director of Corporate Development and Head of Equities at AstraZeneca, but has no voting or investment power with respect to the securities to be issued in the Transaction to AstraZeneca AB as set forth in footnote 4.
(11)	Reflects shares beneficially owned by Phase4 III as set forth in footnote 1, for which Dr. Scots-Knight shares voting and investment power.
(12)	Dr. Preston is a TPG Partner. Dr. Preston has no voting or investment power over and disclaims beneficial ownership of the securities to be issued in the Transaction to TPG Partners II and TPG II Reinvest.
(13)	Consists of options to purchase shares of common stock exercisable within 60 days of August 15, 2016.
(14)	Also includes Thomas A. Shea, Albireo’s Chief Financial Officer, who does not beneficially own any shares of common stock as of August 15, 2016.

TRADEMARK NOTICE

Biodel, the Biodel logo and other trademarks, service marks, and trade names of Biodel are registered and unregistered marks of Biodel in the United States and other jurisdictions. Albireo is a registered trademark of Albireo AB in key pharmaceutical markets in Europe, and Albireo and the Albireo logo are trademarks of Albireo. Other trademarks, product or trade names and service marks included in this proxy statement are the properties of their respective owners.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Biodel’s directors, officers and stockholders who beneficially own more than 10% of any class of Biodel’s equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to Biodel’s equity securities with the SEC. All reporting persons are required by the SEC’s regulations to furnish Biodel with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a). During fiscal year 2015, the reporting persons filed all of their respective reports pursuant to Section 16(a) on a timely basis.

Stockholder Proposals

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, in order for such proposal to be included in the proxy statement for Biodel’s annual meeting of stockholders in 2017, must be received by Biodel’s corporate secretary at the company’s principal office in Danbury, Connecticut, no later than [•], 2017. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

If you wish to present a proposal or a proposed director candidate at the 2017 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to Biodel at the address noted below. Biodel must receive this required notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2016 annual meeting. However, if the date of the 2017 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after first anniversary of the 2016 annual meeting, then Biodel must receive the required notice no earlier than the close of business on the 120th day prior to the 2017 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2017 annual meeting or (2) the 10th day following the date public announcement of the date of such annual meeting is first made.

Communication with the Biodel Board of Directors

Biodel’s board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Biodel’s corporate secretary is primarily responsible for monitoring and responding to communications from stockholders and for providing copies to Biodel’s chairman or board of directors or to the individual director so designated on a periodic basis, as he considers appropriate.

Unless any communication is marked confidential and is addressed to a particular board member, Biodel’s corporate secretary, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by Biodel’s board of directors.

Interested parties may send written communications to the attention of Biodel’s corporate secretary at the following address: Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Biodel stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Biodel at: Chief Financial Officer of Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810 or by calling (203) 796-5000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

Biodel files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Biodel at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Biodel’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov and through Biodel’s website at www.biodel.com.

Biodel has supplied all information contained in this proxy statement relating to Biodel, and Albireo has supplied all information contained in this proxy statement relating to Albireo.

The SEC allows Biodel to “incorporate by reference” certain information into this proxy statement. This means that Biodel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.

This proxy statement incorporates by reference the documents listed below that Biodel has previously filed with the SEC. They contain important information about Biodel and its financial condition. The following documents, which were filed by Biodel with the SEC, are incorporated by reference into this proxy statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on December 22, 2015, as amended by Form 10-K/A filed with the SEC on January 28, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2015, filed with the SEC on February 16, 2016, for the quarterly period ended March 31, 2016, filed with the SEC on May 10, 2016 and for the quarterly period ended June 30, 2016, filed with the SEC on August 11, 2016; and

•	Current Reports on Form 8-K filed with the SEC on October 13, 2015; November 3, 2015; January 27, 2016; March 2, 2016; March 24, 2016; April 1, 2016; May 25, 2016; May 26, 2016; July 13, 2016 and August 12, 2016.

Biodel may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement and before the annual meeting. The SEC allows Biodel to incorporate by reference into this proxy statement such documents. Our stockholders should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Our stockholders may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge by requesting copies in writing from us at the following address: Chief Financial Officer of Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810 or by calling (203) 796-5000. Documents should be requested by [•], 2016 in order to receive them before the annual meeting. Note that a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and amendments thereto, are provided with the materials accompanying this proxy statement.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Biodel has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [•], 2016. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, Biodel will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Biodel Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2015	June 30, 2016
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$40,845	$31,024
Restricted cash	—	21
Prepaid and other assets	262	283

Total current assets	41,107	31,328
Property and equipment, net	280	—
Intellectual property, net	37	34

Total assets	$41,424	$31,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$421	$467
Accrued expenses:
Clinical trial expenses	1	1
Payroll and related	863	344
Accounting and legal fees	289	441
Restructuring	—	1,394
Other	234	123

Total current liabilities	1,808	2,770

Common stock warrant liability	5	7
Restructuring and other long term liabilities	54	625

Total liabilities	1,867	3,402

Commitments
Stockholders’ equity:
Convertible preferred stock, $.01 par value; 50,000,000 shares authorized; 1,909,410 and 0 issued and outstanding	19	—
Common stock, $.01 par value; 200,000,000 shares authorized; 62,151,202 and 64,148,271 issued and outstanding	622	641
Additional paid-in capital	287,212	287,793
Accumulated deficit	(248,296)	(260,474)

Total stockholders’ equity	39,557	27,960

Total liabilities and stockholders’ equity	$41,424	$31,362

See accompanying notes to condensed consolidated financial statements.

Biodel Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	5,054	64	11,378	3,749
General and administrative	1,525	3,036	4,969	8,657

Total operating expenses	6,579	3,100	16,347	12,406
Other (income)/expense:
Interest and other income	(18)	(12)	(34)	(249)
Adjustment to fair value of common stock warrant liability	(119)	(4)	(831)	2

Loss before tax provision	(6,442)	(3,092)	(15,482)	(12,178)
Tax provision	20	3	23	19

Net loss	(6,462)	(3,095)	(15,505)	(12,178)

Net loss per share — basic and diluted	$(0.12)	$(0.05)	$(0.46)	$(0.19)

Weighted average shares outstanding — basic and diluted	53,893,156	64,148,271	33,895,995	63,958,517

See accompanying notes to condensed consolidated financial statements.

Biodel Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(in thousands, except share and per share amounts)

	Common Stock $.01 Par Value		Series B Preferred stock $.01 Par Value		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, September 30, 2015	62,151,202	$622	1,909,410	$19	$287,212	$(248,296)	$39,557
Preferred stock conversion	1,909,410	19	(1,909,410)	(19)	—	—	—
RSU’s Converted to common stock net of taxes withheld	87,659	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	581	—	581
Net loss	—	—	—	—	—	(12,178)	(12,178)

Balance, June 30, 2016 (unaudited)	64,148,271	$641	—	$—	$287,793	$(260,474)	$27,960

See accompanying notes to condensed consolidated financial statements.

Biodel Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2015	2016
Cash flows from operating activities:
Net loss	$(15,505)	$(12,178)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	211	81
Gain on sale of property and equipment	—	(202)
Stock-based compensation for employees and directors	651	581
Adjustment to fair value of common stock warrant liability	(831)	2
(Increase) decrease in:
Prepaid expenses and other assets	(68)	(21)
Increase (decrease) in:
Accounts payable	17	46
Income taxes payable	16	—
Accrued expenses and long term liabilities	871	1,487

Total adjustments	867	1,974

Net cash used in operating activities	(14,638)	(10,204)

Cash flows from investing activities:
(Purchase)/Sales of property and equipment	(48)	404

Net cash (used in)/provided by investing activities	(48)	404

See accompanying notes to condensed consolidated financial statements.

Biodel Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2015	2016
Cash flows from financing activities:

Restricted cash	—	(21)
Net proceeds from employee stock purchase plan	41	—
Net proceeds from ATM facility	1,591	—
Net proceeds from equity line	672	—
Net proceeds from April 2015 offering	32,149	—

Net cash provided by/(used in) financing activities	34,453	(21)

Net increase/(decrease) in cash and cash equivalents	19,767	(9,821)

Cash and cash equivalents, beginning of period	24,588	40,845

Cash and cash equivalents, end of period	44,355	31,024

Supplemental disclosures of cash flow information:
Cash paid for interest and income taxes was:
Interest	$—	$—
Income taxes	2	19

Conversion of convertible preferred stock to common stock	$—	$19

See accompanying notes to condensed consolidated financial statements.

Biodel Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(unaudited)

1. Business and Basis of Presentation

Business

Biodel Inc. and its wholly owned subsidiary (collectively, “Biodel” or the “Company”) is a specialty pharmaceutical company located in Danbury, Connecticut. The Company was incorporated in the State of Delaware on December 3, 2003 and commenced operations in January 2004. The Company formed a wholly owned inactive subsidiary in the United Kingdom in October 2011 (“Biodel UK Limited”).

The Company is a specialty biopharmaceutical company that historically has been focused on the development and commercialization of innovative treatments for diabetes. Historically, the Company has devoted substantially all of its research, development and clinical efforts and financial resources toward the development of its research and development and clinical programs for its product candidates, including specifically the development of its GEM product candidate and ultra-rapid-acting insulin product candidate, BIOD-531.

In December 2015, the board of directors approved a plan to explore strategic alternatives to further realize value from the Company’s pipeline assets while preserving the Company’s cash balance to the extent practicable. As a result of the board’s decision, the Company is no longer actively engaged in further research and development of its product pipeline and its pre-clinical programs to reduce operating expenses and terminated all active clinical studies.

In January 2016, the Company retained Ladenburg Thalmann & Co., Inc., or Ladenburg Thalmann, to assist in the process of evaluating strategic alternatives. Working with Ladenburg Thalmann and legal advisors, the Company conducted a process of identifying and evaluating potential strategic transactions. Also in January 2016, the Company completed a reduction in force of 15 non-executive employees designed to reduce operating expenditures while exploring strategic alternatives. The January 2016 reduction in force was in addition to the ten-person reduction in force that was completed in October 2015, which was designed to reduce infrastructure costs and improve efficiency of research and quality-related activities.

On May 24, 2016, the Company entered into a Share Exchange Agreement with Albireo Limited, or Albireo, and the shareholders and noteholders of Albireo, which was subsequently amended and restated on July 13, 2016. The Company refers to the amended and restated Share Exchange Agreement as the “Exchange Agreement.” The Exchange Agreement contains the terms and conditions of a proposed business combination of Biodel and Albireo. Under the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell their shares of Albireo for newly issued shares of the Company’s common stock, which we refer to as the “Transaction.” If the Transaction is completed, the business of Biodel will become the business of Albireo.

If the Transaction is not completed, the Company will reconsider strategic alternatives and could pursue one of the following courses of action, which the Company currently believes to be the most likely alternatives if the Transaction with Albireo is not completed:

•	Pursue another strategic transaction. The Company may resume the process of evaluating a potential strategic transaction.

•

Dissolve and liquidate the Company’s assets. If, for any reason, the Transaction does not close, the board of directors currently intends to attempt to complete another strategic transaction like the Transaction or sell or otherwise dispose of its various assets. If the board of directors determines to sell or otherwise dispose of the Company’s various assets, any remaining cash proceeds would be distributed to its stockholders. In that event, the Company would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there would be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying its obligations and setting aside funds for reserves.

Basis of Presentation

The condensed consolidated financial statements have been prepared by the Company and are unaudited. These condensed consolidated financial statements include Biodel UK Limited. All intercompany balances and transactions have been eliminated. In the opinion of management, the Company has made all adjustments (consisting of normal recurring accruals) necessary to fairly present the financial position and results of operations for the interim periods presented. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) have been consolidated or omitted. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission on December 22, 2015. The results of operations for the three and nine months ended June 30, 2016 are not necessarily indicative of the operating results for the full fiscal year or any other interim period.

2. Restricted Cash

Restricted cash was $21 as of June 30, 2016 and $0 as of September 30, 2015. This amount was held in a money market account held with a bank to secure a credit card purchasing agreement utilized to facilitate employee travel and certain ordinary purchases.

3. Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, and accounts payable, approximate their fair values due to their short term maturities.

ASC Topic 820 (“ASC 820”) Fair Value Measurements applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, ASC 820 does not require any new fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. The three levels of inputs used are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

As of September 30, 2015 and June 30, 2016, the Company had assets and liabilities that fell under the scope of ASC 820. The Company used the Black-Scholes valuation model to determine the fair value of the Company’s warrant liability as of September 30, 2015 and June 30, 2016 for the warrants issued in the May 2011 and June 2012 financings (as described in Note 7). The Black-Scholes valuation model takes into account, as of the valuation date, factors including the current exercise price, the life of the warrant, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the term of the warrant. Accordingly, the Company’s fair value measurements of its cash and cash equivalents are classified as a Level 1 input and the warrant liability as a Level 3 input. The fair value of the Company’s financial assets and liabilities carried at fair value and measured on a recurring basis are as follows:

Description	Fair Value at June 30, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Market Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents and restricted cash	$31,045	$31,045	$—	$—

Subtotal	31,045	31,045	—	—

Liabilities:
Common stock warrant liability (see Note 7)	(7)	—	—	(7)

Subtotal	(7)	—	—	(7)

Total	$31,038	$31,045	$—	$(7)

Description	Fair Value at September 30, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Market Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$40,845	$40,845	$—	$—

Subtotal	40,845	40,845	—	—

Liabilities:
Common stock warrant liability (see Note 7)	(5)	—	—	(5)

Subtotal	(5)	—	—	(5)

Total	$40,840	$40,845	$—	$(5)

The Company recognizes transfers into and out of the levels indicated above on the actual date of the event or change in circumstances that caused the transfer of change. All changes within Level 3 can be found in the following Level 3 reconciliation table below:

Balance at September 30, 2015	$(5)
Increase in fair value of common stock warrant liability	(2)

Balance at June 30, 2016	$(7)

The unrealized gains or losses on the derivative liabilities are recorded as an adjustment to fair value of derivative liabilities in the Company’s statement of operations. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, the Company reviews the assets and liabilities that are subject to ASC Topic 815-40. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

4. Stock-Based Compensation

In March 2013, the Company’s stockholders approved an amendment to and restatement of the Company’s 2010 Stock Incentive Plan (as amended and restated the “2010 Plan”). The 2010 Plan replaced the Company’s 2004 Stock Incentive Plan and 2005 Non-Employee Directors Stock Option Plan. Stock options are granted at an exercise price equal to the Company’s closing stock price on the date of the grant. Stock options vest over a period of up to four years with a contractual life of seven years. The Company estimates the fair value using the Black-Scholes pricing model. The Company uses the following assumptions in its Black Scholes valuation calculations:

Risk-free rate - The Company uses interest rates based on the yield of US Treasury strips on the date the award is granted and the expected term of the award.

Forfeitures - The Company estimates forfeitures based on actual historical and estimated future forfeitures.

Dividends - The Company has assumed that dividends will not be paid.

Volatility - The Company uses its historical stock price volatility.

Expected term - The expected option term represents the period that stock based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, (“SAB No. 107”), which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable.

In December 2007, the SEC issued SAB No. 110, Share-Based Payment (“SAB No. 110”). SAB No. 110 was effective January 1, 2008 and expresses the views of the Staff of the SEC with respect to extending the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with ASC Topic 718. The Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with SAB No. 107, as amended by SAB No. 110. For the expected term, the Company has “plain-vanilla” stock options, and therefore used a simple average of the vesting period and the contractual term for options granted subsequent to January 1, 2006 as permitted by SAB No. 107. The Company expenses ratably over the vesting period the cost of the stock options granted to employees and non-employee directors. The total compensation cost related to options for the three and nine months ended June 30, 2016 was $60 and $581, respectively. In comparison, the total compensation cost related to options for the three and nine months ended June 30, 2015 was $165 and $502, respectively. The June 30, 2016 expense includes a modification to extend the exercise period for employees affected by the October 2015 and January 2016 RIFs.

At June 30, 2016, the total compensation cost related to non-vested options not yet recognized was $325, which will be recognized over the next five years assuming the employees complete their service period for vesting of the options.

The following table summarizes the stock option activity during the six months ended June 30, 2016:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding options, September 30, 2015	3,434,597	$8.61	5	$—
Granted	1,750,000	$0.27	7	2

Forfeited, expired	(1,033,973)	15.85		—

Outstanding options, June 30, 2016	4,150,624	$3.42	4	65

Exercisable options, June 30, 2016	2,522,667	$5.25	3	$23

The Black-Scholes pricing model assumptions for the options granted during the three and nine months ended June 30, 2015 and 2016 are set forth below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Expected life (in years)	3.77	—	3.77 - 4.75	3.77 - 4.75
Expected volatility	61%	—	62 - 82%	65 - 67%
Expected dividend yield	0%	—	0%	0%
Risk-free interest rate	0.87%	—	0.87 - 1.62%	1.14 - 1.28%
Weighted average grant date fair value	$1.13	—	$1.38	$0.27

Restricted Stock Units

The Company has granted restricted stock units (“RSUs”) to executive officers and employees pursuant to the 2010 Plan from time to time. There is no direct cost to the recipients of RSUs, except for any applicable taxes.

Each RSU award that was granted to the Company’s executive officers and employees represents one share of common stock. Each year following the annual vesting date, between January 1st and March 15th, the Company will issue common stock for each vested RSU. During the period when the RSU is vested but not distributed, the RSUs cannot be transferred and the grantee has no voting rights. If the Company declares a dividend, RSU recipients will receive payment based upon the percentage of RSUs that has vested prior to the date of declaration. The costs of the awards, determined as the fair market value of the shares on the grant date, are expensed per the vesting schedule outlined in the award.

Based on historical experience of option cancellations, the Company has estimated an annualized forfeiture rate of 17.61%. Forfeiture rates are adjusted over the requisite service period when actual forfeitures differ, or are expected to differ, from the estimate. The stock-based compensation expense associated with the RSUs has been recorded in the statement of operations and in additional paid-in-capital on the balance sheets is as follows:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Stock compensation expense — RSUs	$51	$—	$135	$—

The following table summarizes RSU activity from October 1, 2015 through June 30, 2016:

	Shares	Weighted Average Grant-Date Fair Value
Vested and not distributed balance at October 1, 2015	131,128	$1.57
Changes during the period:
RSUs granted	—	—
RSUs converted to common stock	(131,128)	1.57
Vested and not distributed	—	—

Non-vested and outstanding RSU balance at June 30, 2016	—	$—

2005 Employee Stock Purchase Plan

The Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by its board of directors and approved by its stockholders on March 20, 2007. The Purchase Plan became effective upon the closing of the Company’s initial public offering. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

Under the Purchase Plan, eligible employees may contribute up to 15% of their eligible earnings for the period of that offering to be withheld for the purchase of common stock under the Purchase Plan. The employee’s purchase price is equal to the lower of: 85% of the fair market value per share on the start date of the offering period in which the employee is enrolled or 85% of the fair market value per share on the semi-annual purchase date. The Purchase Plan imposes a limitation upon a participant’s right to acquire common stock if immediately after the purchase the employee would own 5% or more of the total combined voting power or value of the Company’s common stock or of any of its affiliates. The Purchase Plan provides for an automatic rollover when the purchase price for a new offering period is lower than previously established purchase price(s). The Purchase Plan also provides for a one-time election that allows an employee the opportunity to enroll into a new offering period when the new offering is higher than their current offering price. This election must be made within 30 days from the start of a new offering period. Offering periods are twenty-seven months in length. The compensation charge/(credit) in connection with the Purchase Plan for the three and nine months ended June 30, 2016 was $0. In comparison, for the three and nine months ended June 30, 2015, the Company expensed $10 and $14, respectively.

An aggregate of 550,000 shares of common stock are reserved for issuance pursuant to purchase rights to be granted to the Company’s eligible employees under the Purchase Plan. The Purchase Plan shares are replenished annually on the first day of each calendar year by virtue of an evergreen provision. The provision allows for share replenishment equal to the lesser of 1% of the total number of shares of common stock outstanding on that date or 25,000 shares. As of June 30, 2015 and 2016, a total of 370,382 and 395,382 shares, respectively, were reserved and available for issuance under the Purchase Plan. As of June 30, 2015 and 2016, the Company has issued 154,618 shares under the Purchase Plan.

5. Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-25 (“ASC 740-10-25”), Accounting for Income Taxes. Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company files U.S. federal and state tax returns and has determined that its major tax jurisdictions are the United States and Connecticut. The tax years through 2015 remain open and subject to examination by the appropriate governmental agencies in the United States and Connecticut.

Section 382 of the Internal Revenue Code imposes limitations on the use of U.S. federal net operating losses (“NOLs”) if there is more than a 50% change in ownership in the Company within a three-year period. The Company’s NOLs will continue to be available to offset taxable income (until such NOLs are either used or expire) subject to the Section 382 annual limitation. If the Section 382 annual limitation amount is not fully utilized in a particular tax year, then the unused portion from that particular tax year will be added to the Section 382 annual limitation in subsequent years. The Company has determined that an ownership change, under Section 382, occurred as of December 31, 2013 and therefore, the ability to utilize its current NOLs is further limited.

The Company has approximately $31 million of U.S. federal NOLs and approximately $133 million of state NOLs, which, if not used, expire beginning in 2025 through 2035.

As previously disclosed, the Company and Albireo have agreed to combine under the terms of the “Exchange Agreement”. The transaction requires the approval of Biodel stockholders under the requirements of the NASDAQ Listing Rules. The Company has determined, under Section 382, that if the transaction is approved, the Company will experience an additional ownership change upon completion of the transaction. Therefore, the NOLs incurred prior to that date are subject to limitation. Based on the current computations, it is estimated that the applicable 382 limitation would be zero and all of the remaining NOLs would be forfeited.

The Company’s effective tax rate for the three and nine months ended June 30, 2015 and 2016 was 0% and differs from the federal statutory rate of 34% due to net operating losses. A valuation allowance for the full amount of the deferred tax assets has been established as of September 30, 2015 and June 30, 2016.

6. Net Loss per Share

Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period. All potentially dilutive common shares have been excluded from the calculation of weighted average common shares outstanding, as their inclusion would be anti-dilutive.

The amount of options, common shares underlying warrants, common shares issuable upon conversion of preferred stock and RSUs excluded are as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Common shares underlying warrants issued for common stock	5,006,398	2,749,469	5,006,398	2,749,469
Common shares issuable upon conversion of Series B Preferred Stock	1,909,410	—	1,909,410	—
Stock options	3,437,097	4,150,624	3,437,097	4,150,624
Restricted stock units outstanding	131,128	—	131,128	—

7. Financings

April 2015 Underwritten Public Offering

On April 20, 2015, the Company completed an underwritten public offering of 37,500,000 shares of its common stock, which included the full exercise of the underwriter’s option to purchase 4,891,304 shares to cover overallotments, at a price to the public of $0.92 per share. The Company received net proceeds from this offering, after deducting underwriting discounts, commissions and expenses of $32,149.

July 2014 Equity Line Purchase Agreement

On July 25, 2014, the Company entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Under the terms, and subject to the conditions of the Purchase Agreement, the Company had the right to sell to LPC, and LPC was obligated to purchase, up to $15 million in shares of common stock, subject to certain limitations, from time to time over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, was declared effective by the SEC and a final prospectus in connection therewith was filed. The Company’s registration statement was declared effective on September 2, 2014. The Company was obligated, within twenty (20) calendar days, to file with the SEC an initial Registration Statement covering the maximum number of Registrable Securities permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by LPC under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both the Company and LPC in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of the Company’s Common Stock then available for issuance in its Certificate of Incorporation. The Company was required to use its commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by LPC of all of the Registrable Securities covered thereby at all times until the date on which LPC shall have resold all the Registrable Securities covered thereby and no available amount remained under the Purchase Agreement. The Company could direct LPC, at its sole discretion and subject to certain conditions, to purchase up to 150,000 shares of common stock in any business day, increasing to amounts of up to 250,000 shares, depending upon the closing sale price of the common stock. In addition, the Company could direct LPC to purchase additional shares as accelerated purchases if, on the date of a regular purchase, the closing sale price of the common stock was not below $2.50 per share (subject to adjustment). The purchase price of shares of common stock purchased under the Purchase Agreement were based on the prevailing market prices of such shares at the time of sales, but in no event could the Company sell shares to LPC on a day when the closing sale price of the common stock was less than a floor price of $1.50 per share (subject to adjustment). The Company could control the timing and amount of any sales of common stock to LPC under the Purchase Agreement. As consideration for LPC’s commitment to purchase shares of common stock pursuant to the Purchase Agreement, the Company issued to LPC 95,000 shares of Common Stock as commitment shares, with a fair market value of $189, which is recorded as the cost of capital in additional paid in capital. In aggregate, the Company has sold 750,000 shares of common stock pursuant to the Purchase Agreement, and received proceeds, net of expenses, of $1,161.

On April 14, 2015, the Company provided written notice of termination of the Purchase Agreement pursuant to the terms of the agreement. The termination became effective on April 16, 2015.

May 2013 At-the-Market Issuance Sales Agreement

In May 2013, the Company entered into an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) with MLV & Co. LLC (“MLV”), under which the Company may initially issue and sell shares of common stock having aggregate sales proceeds of up to an additional $3,200 from time to time through MLV as the Company’s sales agent. In aggregate, the Company has sold 2,607,535 shares of common stock pursuant to the Sales Agreement and received proceeds, net of sales agent commissions and expenses, of $4,700. On May 20, 2016, the Company provided written notice of termination of the Sales Agreement pursuant to the terms of the agreement.

June 2012 Private Placement

In June 2012, the Company completed a private placement (the “2012 Private Placement”) of an aggregate of 4,250,020 shares of the Company’s common stock, 3,605,607 shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase an aggregate of 2,749,469 shares of common stock at an exercise price of $2.66 per share. For each unit consisting of either a share of common stock or Series B Preferred Stock and a warrant to purchase 0.35 of a share of common stock, the purchasers in the 2012 Private Placement paid a negotiated price of $2.355. The warrants were immediately exercisable and will expire on June 26, 2017, five years from the original issuance date of June 27, 2012. The Company received net proceeds, after deducting placement agents’ fees and other transaction expenses, of approximately $17,100 from the 2012 Private Placement. Each share of Series B Preferred Stock was convertible into one share of the Company’s common stock at any time at the option of the holder, except that the securities purchase agreement that the Company entered into in connection with the 2012 Private Placement (the “Securities Purchase Agreement”) provides that a holder would be prohibited from converting shares of Series B Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of common stock then issued and outstanding. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.01 per share of Series B Preferred Stock before any proceeds are distributed to the holders of common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock specifically ranking by its terms senior to the Series B Preferred Stock holders of Series B Preferred Stock would participate ratably in the distribution of any remaining assets with the common stock and any other class or series of capital stock that participates with the common stock in such distributions. Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series B Preferred Stock would be required to amend the terms of the Series B Preferred Stock. Holders of Series B Preferred Stock were entitled to receive, and the Company was required to pay, dividends on shares of the Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) were paid on shares of the common stock. All Series B Preferred Stock has been converted into common stock and none remains outstanding.

As required by the Securities Purchase Agreement, the Company filed a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on July 27, 2012, which was within 30 days after the closing of the 2012 Private Placement. The Registration Statement, which was declared effective on August 13, 2012, registers the resale of the shares of common stock and Series B Preferred Stock issued and sold in the 2012 Private Placement, the shares of common stock issuable upon conversion of the Series B Preferred Stock issued and sold in the 2012 Private Placement, and the shares of common stock issuable upon exercise of the warrants issued and sold in the 2012 Private Placement. Pursuant to the terms of the Securities Purchase Agreement, the Company agreed to pay liquidated damages to the purchasers in the 2012 Private Placement if, after effectiveness of the Registration Statement and subject to certain specified exceptions, the Company suspends the use of the Registration Statement or the Registration Statement ceases to remain continuously effective as to all the securities for which it is required to be effective (each such event, a “Registration Default”). Subject to specified exceptions, for each 30-day period or portion thereof during which a Registration Default remains uncured, the Company is obligated to pay liquidated damages to each purchaser in cash in an amount equal to 1.0% of the aggregate purchase price paid by each such purchaser in the 2012 Private Placement, up to a maximum of 8.0% of such aggregate purchase price. As of the date of these financial statements, the Company does not believe that it is probable that it will be obligated to pay any such liquidated damages. Accordingly, the Company has not established an accrual for liquidated damages.

In the event that the Company enters into a merger or change of control transaction, the holders of the warrants issued in the 2012 Private Placement will be entitled to receive consideration as if they had exercised the warrants immediately prior to such transaction, or they may require the Company to purchase the unexercised warrants at the Black-Scholes value (as defined in the warrant) of the warrant on the date of such transaction. The holders have up to 30 days following any such transaction to exercise this right. As a result of this provision, the Company recognizes the warrants as liabilities at their fair value on each reporting date.

At June 30, 2016, the fair value of the warrant liability determined utilizing the Black-Scholes valuation model was approximately $7. In comparison, the fair value of the warrant liability at September 30, 2015 was $5.

During the three and nine months ended June 30, 2016, the Company recorded an adjustment to fair value of common stock warrant liability of $2 within Other income, to reflect an increase in the valuation of the warrants from September 30, 2015 to June 30, 2016.

The following summarizes the changes in value of the warrant liability from September 30, 2015 through June 30, 2016:

Balance at September 30, 2015	$5
Increase in fair value of common stock warrant liability	2

Balance at June 30, 2016	$7

May 2011 Registered Direct Offering

In May 2011, the Company completed a registered direct offering (the “May 2011 Offering”) of an aggregate of 3,018,736 shares of the Company’s common stock, 1,813,944 shares of the Company’s Series A Preferred Stock and warrants to purchase 2,256,929 shares of the Company’s common stock. The shares and warrants were sold in units consisting of (i) one share of common stock and (ii) one warrant to purchase 0.1625 of a share of common stock, at an exercise price of $9.92 per share of the Company’s common stock. However, one investor also purchased units consisting of one share of Series A Preferred Stock and a warrant to purchase 0.1625 of a share of common stock. No fractional warrants were issued. Each unit was sold at a price of $8.64 per unit. These units were not issued or certificated. The shares and warrants were immediately separated. The warrants will expire on May 17, 2016, five years from the original issuance date of May 18, 2011. The Company received net proceeds, after deducting placement agents’ fees and other offering expenses, of approximately $28,000 from the May 2011 Offering. Each share of Series A Preferred Stock was convertible into one quarter of a share of the Company’s common stock at any time at the option of the holder, provided that the holder was prohibited from converting the shares of Series A Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of the Company’s common stock then issued and outstanding. All Series A Preferred Stock has been converted into common stock and none remains outstanding.

On May 17, 2016, the unexercised warrants to purchase 2,256,929 shares of common stock expired. The Company revalued the liability associated with these warrants through the date of expirations and there was no material impact on the statement of operations. The common stock warrant liability associated with these warrants has terminated.

Fair Value Assumptions Used in Accounting for Warrant Liability

The Company has determined its warrant liability to be a Level 3 fair value measurement and used the Black-Scholes valuation model to calculate, as of June 30, 2016, the fair value of the warrants issued in the 2012 Private Placement.

As of June 30, 2016, the Company estimated such fair value using the following assumptions:

June 2012 Private Placement Warrants	June 30, 2016
Stock price	$0.31
Exercise price	$2.66
Risk-free interest rate	0.45%
Expected remaining term (years)	0.99
Expected volatility	88%
Dividend yield	—
Warrants outstanding	2,749,469

Risk-Free Interest Rate. This is the United States Treasury rate for the measurement date having a term equal to the expected remaining term of the warrant. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Term of Warrants. This is the period of time over which the warrant is expected to remain outstanding and is based on management’s estimate of the remaining contractual life.

Expected Volatility. This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate. The Company uses a weighted-average of its historic volatility over the retrospective period corresponding to the expected remaining term of the warrants on the measurement date. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield. The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

Participating Securities

If at any time the Company grants, issues or sells securities or other property to holders of any class of common stock, the holders of the warrants are entitled to also acquire those same securities as if they held the number of shares of common stock acquirable upon complete exercise of the warrants.

As such, given that the warrant holders will participate fully on any dividends or dividend equivalents, the Company determined that the warrants are participating securities and therefore are subject to ASC 260-10-55 earnings per share. These securities were excluded from the three and nine months ended June 30, 2015 and 2016 loss per share calculation since their inclusion would be anti-dilutive.

8. Commitments

Leases

As of June 30, 2016, the Company leased a facility in Danbury, Connecticut.

The Company extended its lease for laboratory space in January 2016 for an additional three months through April 30, 2016. This lease provided for annual basic lease payments of $68, plus the annual Consumers Price Index (“CPI”) increase for October, not to exceed 6%, plus operating expenses. This lease expired on April 30, 2016 and was not renewed.

The Company also extended its lease agreement for additional office space adjacent to its laboratory space in January 2016 for an additional three months through April 30, 2016. This lease provided for annual basic lease payments of $31, plus the annual CPI increase for October, not to exceed 6%, plus operating expenses. This lease expired on April 30, 2016 and was not renewed.

In November 2013, the Company renewed its lease for its corporate office for five years. This lease provides for annual basic lease payments of $388, plus the annual CPI increase for May, not to exceed 6%, plus operating expenses.

Rent expense for the three and nine months ended June 30, 2016 was $186 and $521, respectively. In comparison, rent expense for the three and nine months ended June 30, 2015, was $166 and $499, respectively.

Other Commitments

The Company has entered into certain licensing and collaboration agreements for products currently under development. The Company may be obligated in future periods to make additional payments, which would become due and payable only upon the achievement of certain research and development, regulatory, and approval milestones. The specific timing of such milestones cannot be predicted and depend upon future discretionary research and clinical developments, as well as, regulatory agency actions. Further, under the terms of certain agreements the Company may be obligated to pay commercial milestones contingent upon the realization of sales revenues and sublicense revenues. Due to the long range nature of such commercial milestones, they are neither probable at this time nor predictable, and consequently are not considered contingent milestone payment amounts.

9. Restructuring

The Company follows the provisions of ASC Topic 420, “Exit or Disposal Cost Obligations”, which addresses financial accounting and reporting for costs associated with exit or disposal activities. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company records liabilities that primarily include severance and other costs related to employee benefits, as appropriate. Restructuring and other costs were $0 for the three months ended June 30, 2016 and $3,300 for the nine months ended June 30, 2016, and represent severance and other costs related to employee benefits. These costs were expensed in the three and nine months ended June 30, 2016, and are aggregated in the Condensed Consolidated Statement of Operations on the Research and development and General and administrative expense lines. The restructuring plan is primarily designed to reduce infrastructure and operational costs as the Company explores its strategic alternatives. In comparison, restructuring and other costs were $0 for the three and nine months ended June 30, 2015. The following summarizes the activities related to the restructuring accruals on the balance sheet:

Current:	Total

Accrued restructuring balance at September 30, 2015	$90
Restructuring charges	1,425
Amortization	(121)

Accrued restructuring balance at June 30, 2016	$1,394

Restructuring and other long term liabilities:

Accrued restructuring balance at September 30, 2015	$54
Restructuring charges	1,087
Amortization	(516)

Restructuring and other long term liabilities balance at June 30, 2016	$625

10. Subsequent Event

As previously disclosed on May 24, 2016, the Company entered into a Share Exchange Agreement with Albireo, and the shareholders and noteholders of Albireo, which was subsequently amended and restated on July 13, 2016. Pursuant to the Exchange Agreement, each holder of Albireo shares or notes convertible into Albireo shares has agreed to sell its shares of Albireo for newly issued shares of the Company’s common stock (the “Transaction”). The board of directors of the Company believes that the Transaction will result in a combined organization focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as other liver and gastrointestinal diseases and disorders.

At the closing of the Transaction, each ordinary share of Albireo will be sold to the Company in exchange for 0.06999 shares of common stock, subject to potential adjustment to account for the actual net cash balances of the Company and Albireo as of the date that is 10 days prior to the Company’s annual meeting, rounded to the nearest whole share of common stock after aggregating all fractional shares issuable to each seller. Prior to the closing of the Transaction, the outstanding principal amount of all convertible debt of Albireo will convert into

Albireo Series C voting preference shares. In addition, certain existing investors in Albireo have agreed to purchase $10.0 million of Albireo Series C voting preference shares prior to the closing of the Transaction. Immediately prior to the closing of the Transaction, all of the outstanding shares of Albireo, including the Series C voting preference shares issued in the investment described above and upon the conversion of the outstanding principal amount of the Albireo convertible debt, will convert into a single class of ordinary shares of Albireo in accordance with Albireo’s governing documents. Upon the closing of the Transaction, based on an assumed exchange ratio of 0.06999, the owners of Albireo’s securities will own approximately two-thirds of the combined organization, and the owners of the Company’s securities, whose shares of common stock and other securities will remain outstanding after the Transaction, will own approximately one-third of the combined organization. Each holder of unexercised Albireo stock options or warrants will be offered, effective at or after the closing of the Transaction, a replacement option exercisable for the Company’s common stock or another equity-based award based on shares of the Company’s common stock.

Shares of the Company’s common stock are currently listed on The NASDAQ Capital Market under the symbol “BIOD.” After completion of the Transaction, the Company will be renamed “Albireo Pharma, Inc.” and expects to trade on The NASDAQ Capital Market under the symbol “ALBO.” The issuance of shares of the Company’s common stock to Albireo securityholders in the Transaction requires the approval of the Company’s stockholders under the requirements of the NASDAQ Listing Rules. On July 13, 2016, the Company filed a preliminary proxy statement with the SEC, in order to begin the process of securing stockholder approval.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Albireo Limited

We have audited the accompanying consolidated balance sheets of Albireo Limited (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, convertible preference shares and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Albireo Limited at December 31, 2015 and 2014 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Reading, England

13 July 2016

ALBIREO

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$5,120	$8,175
Trade receivables	1,272	14
Prepaid expenses and other assets	346	64
Other receivables	202	122

Total current assets	6,940	8,375
Equipment, net	34	52

Total assets	$6,974	$8,427

LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$1,929	$610
Accrued expenses	2,576	1,380
Advances from licensees	37	37
Long-term debt, current portion	2,514	1,356
Warrants liability	1,163	1,141
Other liabilities	63	50

Total current liabilities	8,282	4,574
Long-term debt	4,866	5,173
Derivative liabilities	2,047	486

Total liabilities	15,195	10,233

Temporary Equity:

Convertible preference shares, $0.013 par value per share — 44,945,080 and 42,356,284 shares authorized at December 31, 2015 and 2014, respectively; 39,354,000 shares issued and outstanding at December 31, 2015 and 2014	520	520

Shareholders’ equity (deficit):
Ordinary shares, $0.013 par value per share — 3,794,303 shares authorized at December 31, 2015 and 2014; 3,794,303 shares issued and outstanding at December 31, 2015 and 2014	50	50
Accumulated other comprehensive income	804	451
Accumulated deficit	(9,595)	(2,827)

Total shareholders’ deficit	(8,741)	(2,326)

Total liabilities, convertible preference shares and shareholders’ deficit	$6,974	$8,427

The accompanying notes are an integral part of these consolidated financial statements.

ALBIREO

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014
Revenue	$5,099	$2,414
Operating expenses:
Research and development	5,634	6,580
General and administrative	4,462	2,108
Other (income) expense, net	(271)	83

Total operating expenses	9,825	8,771

Operating loss	(4,726)	(6,357)
Interest income (expense), net	(1,722)	(47)
Non-operating expense	(320)	—

Loss before income taxes	(6,768)	(6,404)
Income tax	—	—

Net loss	$(6,768)	$(6,404)

Net loss per share attributable to holders of ordinary shares, basic and diluted	$(1.78)	$(1.69)

Weighted-average shares used in computing net loss per share attributable to holders of ordinary shares, basic and diluted	3,794,303	3,794,303

The accompanying notes are an integral part of these consolidated financial statements.

ALBIREO

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2015	2014
Net loss	$(6,768)	$(6,404)
Other comprehensive income:
Foreign currency translation adjustment	353	263

Total other comprehensive income	353	263

Total comprehensive loss	$(6,415)	$(6,141)

The accompanying notes are an integral part of these consolidated financial statements.

ALBIREO

Consolidated Statements of Convertible Preference Shares and Shareholders’ Deficit

(in thousands, except share amounts)

	Convertible Preference Shares		Ordinary Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2014	39,354,000	$520	3,794,303	$50	$—	$188	$3,577	$3,815
Other comprehensive income	—	—	—	—	—	263	—	263
Net loss	—	—	—	—	—	—	(6,404)	(6,404)

Balance—December 31, 2014	39,354,000	520	3,794,303	50	—	451	(2,827)	(2,326)
Other comprehensive income	—	—	—	—	—	353	—	353
Net loss	—	—	—	—	—	—	(6,768)	(6,768)

Balance—December 31, 2015	39,354,000	$520	3,794,303	$50	$—	$804	$(9,595)	$(8,741)

The accompanying notes are an integral part of these consolidated financial statements.

ALBIREO

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,768)	$(6,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and issuance costs	777	24
Depreciation and amortization	15	21
Change in fair value of financial instruments	320	—
Changes in operating assets and liabilities:
Trade receivables	(1,258)	(14)
Prepaid expenses and other current assets	(282)	298
Other receivables	(80)	66
Advances from licensees	—	(1)
Trade payables	1,319	(236)
Accrued expenses	1,196	(27)
Other liabilities	13	(6)

Net cash used in operating activities	(4,748)	(6,279)

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(5)

Net cash used in investing activities	—	(5)

Cash flows from financing activities:
Proceeds from issuance of Convertible Loans, net	3,429	1,484
Proceeds from issuance of Loan Facility, net	—	6,935
Payments of principal on borrowings	(1,223)	(279)

Net cash provided by financing activities	2,206	8,140

Effect of exchange rate changes on cash and cash equivalents	(513)	265

Net (decrease) increase in cash and cash equivalents	(3,055)	2,121
Cash and cash equivalents—beginning of period	8,175	6,054

Cash and cash equivalents—end of period	$5,120	$8,175

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$ —	$80

Cash paid for interest	$761	$40

Supplemental non-cash investing and financing activities:
Recognition of derivative liabilities at issuance	$1,485	$486

Recognition of warrants at issuance	$ —	$1,141

The accompanying notes are an integral part of these consolidated financial statements.

ALBIREO

Notes to the Consolidated Financial Statements

1.  Summary of significant accounting policies and basis of presentation

Organization

Albireo Limited (Parent) is a limited company domiciled in London, United Kingdom (UK), with its registered offices in 100 Victoria Embankment, London. As of December 31, 2015, the Parent has three direct or indirect subsidiaries: Albireo AB and Elobix AB, which are based in Gothenburg, Sweden, and Albireo Inc., which is based in Boston, Massachusetts. The Parent and its three subsidiaries are individually and collectively referred to herein as the Company.

The Company is a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. The Company was spun out of AstraZeneca in 2008, and its clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. A4250, the Company’s lead product candidate, in development for the potential treatment of orphan pediatric liver diseases, is currently being studied in a Phase 2 clinical trial in children with chronic cholestasis.

Basis of presentation

As of December 31, 2015, the Company has generated an accumulated deficit of approximately $9.6 million and a working capital deficit of $1.3 million and the Company expects to incur significant expenses and negative cash flows for the foreseeable future. Based on the Company’s operating plans, existing working capital at December 31, 2015 is not sufficient to sustain operations for 12 months from the date these financial statements are issued. The Company believes that it will be able to obtain additional working capital through arrangements to fund operations. However, there can be no assurance that such additional financing, if available at all, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, the Company will need to reevaluate future operating plans. Accordingly, there is substantial doubt regarding the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared in conformity with U.S. GAAP (see —“Principles of Consolidation” below), which contemplate continuation of the Company as a going concern. The Company expects to incur further losses over the next several years as it develops its business, has not established a source of revenues sufficient to cover its operating costs, and as such, has been dependent on funding operations through the issuance of debt, the sale of equity securities and license agreements.

The Company maintained cash and cash equivalents of $5.1 million at December 31, 2015. Subsequent to December 31, 2015, the Company entered into the following arrangements, which either have a direct impact on cash availability or may provide a source of cash to the Company in the future:

•	In February 2016, the Company entered into an amendment to a loan agreement (Loan Facility) with Kreos Capital IV (UK) Limited (Kreos UK) to reduce principal repayments for a period of 6 months.

•	In April 2016, the Company entered into an amendment to its license agreement with EA Pharma Co., Ltd. (EA Pharma, formerly Ajinomoto Pharmaceuticals Co., Ltd.) concerning the development and commercialization of elobixibat in Japan and certain other Asian countries, resulting in a non-refundable fee receivable upon signing of the amendment of $8.0 million which was received on April 13, 2016, and certain changes to future contingent milestones and royalties receivable by the Company.

At June 23, 2016, the Company maintained cash and cash equivalents of $6.9 million. At the date these financial statements are issued, the Company’s committed funds comprise cash and cash equivalents and future

ALBIREO

Notes to the Consolidated Financial Statements

access to $1.5 million in cash via an October 2015 convertible loan agreement. The Company estimates that its currently committed funds will be sufficient to fund its operations through November 2016.

Additionally, the Company has entered into the following arrangements which may provide additional sources of cash to the Company in the future:

•	In May 2016, Parent entered into a definitive share exchange agreement with Biodel Inc. (Biodel) and security holders of Parent. As part of the transaction, a syndicate of existing Company investors has committed to subscribe for Series C Convertible Preference Shares for a total investment of $10.0 million prior to the closing of the transaction. Additionally, the Company will have access to the Biodel net cash on hand at closing of the transaction, which is expected to be at least $20.0 million. Closing of the transaction is subject to the approval of the stockholders of Biodel and other customary conditions.

•	The Company anticipates that the contingent investor subscription proceeds of $10.0 million, plus the expected Biodel net cash on hand upon closing of the transaction of at least $20.0 million, plus the Company’s existing committed funds discussed above, will be sufficient to fund its operations beyond 12 months from the date these financial statements are issued.

•	The Company anticipates receiving a milestone payable if EA Pharma makes an internal decision to proceed with a new drug application for elobixibat in Japan. While the Company has no control over whether the condition to that milestone payment will be met or the timing of any such payment, management anticipates that the internal decision by EA Pharma whether to proceed with a new drug application for elobixibat in Japan will occur in the second half of 2016.

The Company must raise additional capital to fund its continued operations and may not be successful in its efforts to raise additional funds or achieve profitable operations. Amounts raised are intended to be used for further development of the Company’s product candidates and for other working capital purposes. Even if the Company is able to raise additional funds, whether by completing the contemplated transaction with Biodel and the associated Series C financing, through additional sales of its equity securities, loans from financial institutions, commercialization of its assets or a combination of the foregoing, the Company’s cash needs could be greater than anticipated in which case it could be forced to raise additional capital.

At the present time, the Company has no commitments for any additional financing, except for the $1.5 million outstanding under the October 2015 convertible loan agreement referenced above and except for the potential Series C Convertible Preference Share financing, which is dependent on the transaction with Biodel. There can be no assurance that, if needed, additional capital will be available to the Company on commercially acceptable terms or at all. If the Company cannot obtain the needed capital, it may not be able to become profitable and may have to curtail or cease its operations. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Parent, Albireo Limited, and its direct or indirect wholly owned subsidiaries, Albireo AB, Elobix AB and Albireo, Inc. All intercompany

ALBIREO

Notes to the Consolidated Financial Statements

balances and transactions have been eliminated in consolidation. These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The functional currencies for Parent and Albireo AB, Elobix AB and Albireo, Inc. are the Euro, Swedish Krona, the Euro and the U.S. Dollar (USD), respectively. The Company consolidates in Euro and then the consolidated financial statements are translated to USD for external reporting, which is the Company’s presentation currency. The Company has elected USD as the presentation currency for ease of comparability throughout the industry.

Transactions and balances

Foreign currency transactions in each of the Company’s entities are translated into the functional currency of the entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized within Other income (expense), net in the Consolidated Statements of Operations.

The results and financial position of the Company and its subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(a)	assets and liabilities presented are translated at the closing rate as of December 31, 2015 and 2014;

(b)	income and expenses for each statement of comprehensive loss are translated at annual average exchange rates that are relevant for the respective period reported, and

(c)	all resulting exchange differences arising from such translation are recognized directly in other comprehensive loss and presented as a separate component of equity.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management must apply significant judgment in this process. Actual results could materially differ from those estimates.

Segment information

For management purposes, the Company is managed and operated as one business unit which reflects the organizational structure and internal reporting of the Company. The Company’s chief operating decision maker, determined to be the Chief Executive Officer (CEO), manages the Company’s operations on an integrated basis

ALBIREO

Notes to the Consolidated Financial Statements

for the purpose of allocating resources and evaluating performance. No separate lines of business or separate business entities have been identified with respect to any product candidate or geographical market and one operating segment is currently disclosed in the Company’s internal reporting.

Accordingly, the Company has one reporting segment which is the research and development of novel treatments for liver and gastrointestinal diseases and disorders.

Cash and cash equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. For banks and financial institutions, only independent financial institutions with high credit ratings are engaged. The Company’s license agreements are with established and reputable pharmaceutical companies and, historically, the Company has not needed to impair accounts receivable.

Concentration of revenue and accounts receivable

The Company generally does not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results or change in financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company also considers broad factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events, creditworthiness of customers and historical experience. There is no allowance for doubtful accounts as of December 31, 2015 or 2014.

Significant customers are those which represent 10 percent or more of the Company’s total revenue or gross accounts receivable balance for a period of the Consolidated Statements of Operations and at the Consolidated Balance Sheet dates. For the years ended December 31, 2015 and 2014, the Company’s significant customers were licensees.

	Revenue		Accounts Receivable
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Customers
Customer A	100%	19%	100%	—%
Customer B	—%	81%	—%	100%

Equipment, net

Equipment is stated at historical cost less depreciation and consists of computers, furniture and fixtures, and other equipment. Depreciation is computed using a straight-line method over the estimated useful lives, determined to be five years. Computers and other equipment purchased for less than $2,000 or the equivalent thereof are expensed immediately.

ALBIREO

Notes to the Consolidated Financial Statements

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount and are recognized within Other Income (Expense), net in the Consolidated Statements of Operations.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In such instances, the recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset. There were no impairments recorded for the years ended December 31, 2015 and 2014.

Research and development expenses

Research and development costs are expensed as incurred and include primarily salaries, benefits and other staff-related costs; clinical trial and related clinical manufacturing costs; contract services and other outside costs.

The Company’s preclinical studies and clinical trials are performed by third-party contract research organizations (CROs). Some of these expenses are billed monthly for services performed, while others are billed based upon milestones achieved. For preclinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical trial expenses, the significant factors used in estimating accruals included the number of patients enrolled and percentage of work completed to date or contract milestones achieved. The Company’s estimates are highly dependent upon the timeliness and accuracy of the data provided by the respective CROs regarding the status of the contracted activity, with adjustments made when deemed necessary.

Revenue recognition

Revenue is generated from the receipt of upfront or license fees, milestone payments and payments for procurement services that are made pursuant to out-licensing or related supply agreements.

Where the Company’s out-licensing agreements involve the provision of multiple elements which may contain different remuneration arrangements such as upfront payments, milestone payments or product sales, they are assessed to determine whether separate delivery of the individual elements of such arrangements comprises more than one unit of accounting. The delivered elements are separated if (a) they have value to the licensee on a stand-alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered element(s) and (c) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of the Company. Allocation of revenue to the different elements that require separate accounting is based on the separate selling prices determined for each component, and total consideration is then allocated pro rata across the components of the arrangement. If separate selling prices are not available, the Company will use its best estimate of such selling prices, consistent with the overall pricing strategy and relevant market factors.

The Company has determined that each element of its out-licensing agreements is a separate and distinct unit of accounting and as such the fair value of each element has been subscribed and recognized as follows:

•	Non-refundable upfront payments received from the Company’s out-licensing agreements relating to technical expertise and intellectual property are recognized in income if all rights relating to the

ALBIREO

Notes to the Consolidated Financial Statements

intellectual property and all obligations resulting from them have been relinquished under the contract terms and the Company has no continuing material obligation to perform under the agreement. However, if rights to the intellectual property continue to exist or obligations resulting from them have yet to be fulfilled, the payments received would be deferred until all rights and obligations have been fulfilled.

•	Non-refundable payments that are linked to the achievement of significant and substantive development or regulatory milestones in the research and development process are recognized as revenue upon the achievement of the specified milestone.

•	Revenue and costs associated with procurement services associated with pharmaceutical ingredients are recognized net in revenue when title and risk of loss of the pharmaceutical ingredients have passed to the licensee as the Company is not the primary obligor.

For the year ended December 31, 2014, the Company had two separate license agreements to develop a select product candidate for registration and subsequent commercialization in select markets. Both license agreements were entered into in 2012. The Company satisfied its material performance obligations under both of the agreements in 2012, upon the delivery of technical expertise and intellectual property rights to the respective licensees.

In March 2015, one of the Company’s licensees (Ferring International Center S.A., or Ferring) gave notice of termination of its license agreement with the Company. The termination eliminated any prospect of future contingent income under the license agreement. There was no refund of the upfront license fee or milestone fees received by the Company through the date of termination, in accordance with the agreement.

Payments resulting from procurement services are recognized as revenue as the activities are performed and are presented on a net basis. Revenue is recorded on a net basis because the Company acts as an agent, as it does not have discretion to change suppliers and does not perform any part of the services or manufacture of the subject pharmaceutical ingredients. The costs associated with these activities are netted against the related revenue in the Consolidated Statements of Operations.

For certain contingent payments under research and development arrangements, the Company recognizes revenue using the milestone method. Under the milestone method, a payment that is contingent upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. A milestone is an event: (i) that can be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved and (iii) that would result in additional payments being due to the Company. The determination that a milestone is substantive requires estimation and judgment and is made at the inception of the arrangement. Milestones are considered substantive when the consideration earned from the achievement of the milestone is: (i) commensurate with either the Company’s performance to achieve the milestone or the enhancement of value of the item delivered as a result of a specific outcome resulting from the Company’s performance to achieve the milestone, (ii) relates solely to past performance and (iii) reasonable relative to all deliverables and payment terms in the arrangement.

The Company has evaluated each milestone specified under its license agreement with EA Pharma and its now-terminated license agreement with Ferring and determined the milestone to be substantive based on its contingent nature, taking into consideration factors such as the scientific, regulatory, commercial and other risks

ALBIREO

Notes to the Consolidated Financial Statements

that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone, whether any portion of the milestone consideration is related to future performance or deliverables and all other facts and circumstances relevant to the arrangement. Accordingly, the Company has recognized into revenue in full each achieved milestone under either of the license agreements in the period in which it was achieved.

For the years ended December 31, 2015 and 2014, the Company recognized into revenue $4.9 million and $2.4 million, respectively, in milestone payments under the license agreements and will recognize into revenue in full each milestone under the license agreement remaining in effect that may be achieved in the future in the period in which it is achieved, assuming all other revenue recognition criteria are met. The Company will account for all sales milestones in the same manner as royalties and recognized into revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met.

Under the terms of the license agreement remaining in effect, the Company was eligible as of December 31, 2015 to receive up to approximately €21.6 million ($23.6 million based on the Euro to USD exchange rate at December 31, 2015) if specified development and regulatory events are achieved for elobixibat. The license agreement was subsequently amended in April 2016. Under the amended terms, the Company received a one-time non-refundable payment of $8.0 million and is eligible to receive up to approximately (a) €16.5 million ($18.0 million based on the Euro to USD exchange rate at December 31, 2015) if specified regulatory events are achieved for elobixibat in Japan and (b) ¥3.5 billion ($29.1 million based on the Japanese Yen to USD exchange rate at December 31, 2015) if specified sales milestones are achieved for elobixibat following regulatory approval in any country in EA Pharma’s licensed territory. The likelihood that the Company will achieve any particular milestone event with respect to elobixibat in any particular period, or at all, is uncertain, and the Company may not earn any future milestone payment with respect to elobixibat in any particular period, or ever. In addition, the Company is eligible to receive stepped royalties beginning in the high single digits on any future elobixibat product sales. The Company will recognize royalty revenue in the period of sale of the applicable product, based on the underlying contract terms, provided that the reported sales are reliably measurable and the Company has no remaining performance obligations, assuming all other revenue recognition criteria are met. See Note 13 for further discussion.

Share-based compensation

For the years ended December 31, 2015 and 2014, the Company had no share-based payment program granting employees the ability to subscribe for any kind of equity instruments.

Temporary equity

The Company has classified its Series A and B Convertible Preference Shares outside of Shareholders’ Deficit on the basis that the shares are redeemable upon a liquidation event that can be forced by the holders of Preference Shares through their voting rights on the Parent’s Board of Directors (Board). Any undeclared dividends are not recognized until the time it becomes probable that the Preference Shares will be redeemable. No dividends have been recognized for the years ended December 31, 2015 or 2014.

Employee benefits

The Company has defined contribution plans, whereby the Company pays contributions to employee benefit or insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

ALBIREO

Notes to the Consolidated Financial Statements

The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Loss contingencies

Loss contingencies are recorded as liabilities when it is probable that a liability has occurred and the amount of loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that an ultimate loss will be material. Contingent liabilities are often resolved over long periods of time. Estimating probable losses requires analysis that often depends on judgments about potential actions by third parties, such as regulators.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. The Company records a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

The amount of deferred tax provided is calculated using tax rates enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

The Company’s policy is to recognize interest and penalty expenses associated with uncertain tax positions as a component of income tax expense in the Consolidated Statements of Operations. As of December 31, 2015 and 2014, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s Consolidated Statements of Operations.

ALBIREO

Notes to the Consolidated Financial Statements

Net loss per share

Basic net loss per share is calculated by dividing the net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss attributable to holders of ordinary shares by the weighted-average number of ordinary equivalent shares outstanding for the period, including any dilutive effect from such shares. Ordinary equivalent shares include convertible preference shares, convertible loans, stock options and warrants. Anti-dilutive ordinary equivalent shares totaled 42,606,000 shares and 40,793,000 shares for the years ended December 31, 2015 and 2014, respectively. While these ordinary equivalent shares are currently anti-dilutive, they could be dilutive in the future.

Recently adopted accounting pronouncements

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which updated guidance to clarify the required presentation of debt issuance costs. The amended guidance requires that debt issuance costs be presented in the balance sheet as a direct reduction from the carrying amount of the recognized debt liability, consistent with the treatment of debt discounts. Amortization of debt issuance costs is to be reported as interest expense. The recognition and measurement guidance for debt issuance costs is not affected by the updated guidance. The update requires retrospective application and represents a change in accounting principles. The updated guidance is effective for reporting periods beginning after December 15, 2015, with early adoption permitted. The Company has elected to early adopt the ASU during 2015 and has recorded $42,000 and $0.5 million of transaction costs as reduction of long-term debt as of December 31, 2015 and December 31, 2014, respectively.

In September 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern” (ASU No. 2014-15). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company adopted the ASU during 2015 in its Consolidated Financial Statements.

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: (Topic 606).” This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of ASC Topic 360, “Property, Plant, and Equipment,” and intangible assets within the scope of ASC Topic 350, “Intangibles-Goodwill and Other”) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of ASU 2014-09. This ASU is now effective for calendar years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its Consolidated Financial Statements.

ALBIREO

Notes to the Consolidated Financial Statements

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” (ASU 2015-17), which amends the accounting guidance related to balance sheet classification of deferred taxes. The amendment requires that deferred tax assets and liabilities be classified as noncurrent in the statement of financial position, thereby simplifying the current guidance that requires an entity to separate deferred tax assets and liabilities into current and noncurrent amounts. ASU 2015-17 will be effective beginning in the first quarter of fiscal year 2018. Early adoption is permitted. The amendment can be adopted either prospectively or retrospectively. The Company is currently evaluating the impact this ASU will have on its Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the impact this ASU will have on its Consolidated Financial Statements.

2.  Fair value of financial instruments

In measuring fair value, the Company evaluates valuation techniques such as the market approach, the income approach and the cost approach. A three-level valuation hierarchy, which prioritizes the inputs to valuation techniques that are used to measure fair value, is based upon whether such inputs are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity. The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2—Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable for substantially the full term of the assets or liabilities; and

Level 3—Unobservable inputs that reflect the reporting entity’s estimate of assumptions that market participants would use in pricing the asset or liability.

ALBIREO

Notes to the Consolidated Financial Statements

The following tables present the fair values for the Company’s financial instruments as well as the input levels used to determine these fair values as of December 31, 2015 and 2014. The Company values its current assets, which include trade and other receivables, and liabilities, which include advances from licensees and accounts payable, at historical cost, which approximates fair value. The Loan Facility (see Note 11) is being carried at cost less unamortized discount, which approximates fair value, due to the short-term nature of the Loan Facility.

The fair value of the 2015 Convertible Loans was $2.1 million as of December 31, 2015. The fair value of the 2014 Convertible Loans was $954,000 and $1.0 million as of December 31, 2015 and 2014, respectively. The valuation methods used to value the 2015 Convertible Loans and the 2014 Convertible Loans were the income approach and Monte Carlo simulation analysis. The key assumptions are the same as those used to determine the fair value of derivative liabilities as described below. See Note 11 for a further understanding of these instruments.

		Total Carrying Value on the Consolidated Balance Sheet		Fair Value Measurements
	Fair Value Level	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in thousands)
Financial Instruments Recorded at Fair Value on a Recurring Basis
Current liabilities:
Warrants	3	$1,163	$1,141	$1,163	$1,141
Non-current liabilities:
Derivative liabilities	3	2,047	486	2,047	486

	Derivative Liabilities		Warrants
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in thousands)
Financial Instruments with a Level 3 measurement
Balance, beginning	$486	$—	$1,141	$—
Losses recognized in earnings	172	—	148	—
Purchases, sales, issues and settlements	1,485	486	—	1,141
Foreign currency gains	(96)	—	(126)	—
Transfers in (out)	—	—	—	—

Balance, ending	$2,047	$486	$1,163	$1,141

As of December 31, 2015, the Company elected to early adopt an ASU that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts (see Note 1).

There were no transfers from one level to the other during the reporting periods.

Derivative liabilities

As of December 31, 2015, the Company has two convertible loan instruments outstanding. On December 17, 2014, the Company executed a convertible loan instrument which provided 1,251,000 €1.00 unsecured

ALBIREO

Notes to the Consolidated Financial Statements

Convertible Loan notes (2014 Convertible Loans), denominated in Euros, and was subsequently amended on October 1, 2015. On October 1, 2015, the Company executed a convertible loan instrument which provided 5,000,000 $1.00 unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD.

The fair values of the derivative liabilities related to the convertible features associated with the 2014 Convertible Loans and 2015 Convertible Loans were determined using the income approach and Monte Carlo simulation analysis on inception. See Note 11 for a further understanding of these instruments. The income approach was used as the starting point to determine the Company’s equity value. The Monte Carlo simulation was then used to determine possible future values of the Company’s equity. Using the Monte Carlo simulation, the Company considered the following scenarios:

•	Series C shares financing (Round C): Under this assumption, the 2014 Convertible Loans and 2015 Convertible Loans would convert into a known number of Series C shares at a known price, which is based on the Series C shares original issue price. The Company then used the estimated value of the total Series C shares and accrued interest and discounted the value using a risk free interest rate of 0.39% and 0.25% per annum as of December 31, 2015 and 2014.

•	Initial Public Offering (IPO): The Company assumed that the 2014 Convertible Loans and 2015 Convertible Loans would convert into ordinary shares. The Monte Carlo simulation generated equity values that were then divided by the fully diluted number of shares and discounted back at a risk free interest rate of 0.39% and 0.46% per annum as of December 31, 2015 and 2014.

•	No IPO: The Company assumed that no conversion will take place in the event no IPO occurred. The Company valued the 2014 Convertible Loans and 2015 Convertible Loans using the income approach. The cash flows were based on principal and a contractual 8% annual interest rate. This amount was then discounted at the market rate of 21% and 17% per annum as of December 31, 2015 and 2014.

Based upon these scenarios, the fair value of the derivative liabilities associated with the 2014 Convertible Loans was determined to be $0.6 million (€0.5 million) and $0.5 million (€0.4 million) as of December 31, 2015 and 2014, respectively.

Using the same methods, the fair value of the derivative liabilities associated with the 2015 Convertible Loans was determined to be $1.5 million as of December 31, 2015.

The derivative liabilities are recorded as a non-current liability as the Company has an unconditional right to defer settlement for at least 12 months after December 31, 2015. There was no significant change in the fair value of the 2014 derivative liability from its issuance at December 17, 2014 to December 31, 2014. The change in fair value of the 2015 derivative liability from its issuance on October 1, 2015 to December 31, 2015 was a gain of $35,000.

Significant unobservable inputs used in the measurement of the derivative liabilities associated with the 2014 Convertible Loans and 2015 Convertible Loans included the discount rate and the probability of the issuance and sale of Series C Convertible Preference Shares in Round C.

ALBIREO

Notes to the Consolidated Financial Statements

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2014 Convertible Loans were as follows, as of December 31 (in thousands):

	2015		2014
	+0.5%	-0.5%	+0.5%	-0.5%
Assumptions:
Discount rate	$697	$445	$508	$464

By varying the probability of Round C by 25%, the resulting values of the 2014 Convertible Loans were as follows as of December 31 (in thousands):

	2015		2014
	+25%	-25%	+25%	-25%
Assumptions:
Probability of Round C	$1,641	$1,399	$1,539	$1,496

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2015 Convertible Loans were as follows, as of December 31 (in thousands):

	2015
	+0.5%	-0.5%
Assumptions:
Discount rate	$1,852	$1,126

By varying the probability of Round C by 25%, the resulting values of the 2015 Convertible Loans were as follows as of December 31(in thousands):

	2015
	+25%	-25%
Assumptions:
Probability of Round C	$3,973	$3,217

Warrants

In connection with the Loan Facility, the Company issued to Kreos Capital IV (Expert Fund) Limited (Kreos Capital) detachable warrants with a right to acquire shares at 720,000 Euro (the Warrants), which have been valued as of the balance sheet date at $1.2 million. The Company recognized the Warrants at fair value at the time of execution of the Loan Facility and measures their fair value on a recurring basis thereafter. See Note 11 for a further description of the Warrants. The Company calculates the Warrants’ fair value as follows:

•	The Company’s equity value is estimated using the traditional income approach.

•	The Company’s equity value is then allocated among classes of its capital structure, including Series B Convertible Preference shares. The allocation is performed using the Option Pricing Methodology (OPM). This method treats securities as options with the Company. The allocation is used to determine the value of Series B Convertible Preference shares. The Company assumes that any exercise of the Warrants would be to purchase Series B Convertible Preference Shares, as this class had the lowest exercise price, and also assumes scenarios where the Warrants will not be exercised.

ALBIREO

Notes to the Consolidated Financial Statements

A traditional Black-Scholes formula was then used to calculate the fair value of the Warrants with the strike price of €1 and stock price as calculated in the allocation. The assumptions used in applying the Black-Scholes formula include the following:

	As of December 31,
	2015	2014
Stock price	$1.77	$1.71
Exercise price	$1.09	$1.21
Term (in years)	7.50	8.25
Risk-free interest rate	2.12%	2.08%
Volatility	90%	95%
Dividend	0%	0%

In 2015, a weighted average of both the OPM and a traditional Black-Scholes formula was used to calculate the fair value of the Warrants. The key assumptions used in the OPM as of December 31, 2015, included the following:

Term (in years)	1.0
Risk-free interest rate	0.7%
Volatility	85%

Based on this method, the fair value of the Warrants was determined to be $1.2 million (€1.1 million) and $1.1 million (€0.9 million) as of December 31, 2015 and 2014, respectively, which was classified as a current liability because the warrants may be immediately exercised. There was no change in the fair value of the Warrants from December 18, 2014 to December 31, 2014. There was a $0.1 million change in the fair value of the Warrants during the year ended December 31, 2015.

The significant unobservable input used in the measurement of the Warrants’ liability included the term used in the OPM. The Company performed sensitivity analysis regarding this input and the value of the Warrants was found to be as follows, using a 0.5 year decrease or 0.5 year increase in the term as of December 31 (in thousands):

	2015		2014
	+0.5	-0.5	+0.5	-0.5
Term	$1,253	$1,251	$1,141	$1,134

ALBIREO

Notes to the Consolidated Financial Statements

3.  Equipment

Equipment, net consisted of the following (in thousands):

	As of December 31,
	2015	2014
Cost:
Equipment cost as of January 1,	$152	$173
Additions	—	5
Exchange differences	(10)	(26)

Equipment cost as of December 31	142	152
Less:
Accumulated depreciation as of January 1	(100)	(92)
Amortization for the year	(15)	(21)
Exchange differences	7	13

Accumulated depreciation as of January 1	(108)	(100)

Total equipment, net	$34	$52

Depreciation expense for the years ended December 31, 2015 and 2014 was $15,000 and $21,000.

4.  Accrued expenses

Accrued expenses consist of the following (in thousands):

	As of December 31,
	2015	2014
Accrued bonuses	$392	$516
Accrued vacation pay	368	337
Accrued social security pay	150	135
Accrued interest	243	—
Accrued professional fees	758	299
Accrued development costs	665	93

Total accrued expenses	$2,576	$1,380

5.  Commitments and contingencies

Operating lease commitments

In July 2015, the Company entered into a month-to-month lease agreement for office space in Boston, Massachusetts.

In July 2014, the Company entered into a 36 month building lease for approximately 2,900 square feet of office space in Gothenburg, Sweden. The lease does not have stated escalating rent clauses, except for changes in the Swedish Consumer Price Index (CPI). The lease renews automatically for consecutive three-year terms, unless notice of nonrenewal is given by either party at least nine months prior to the end of the current term and subject to the Company’s right to terminate the lease at any time upon six months’ notice.

ALBIREO

Notes to the Consolidated Financial Statements

As of December 31, 2015, future minimum commitments under facility operating leases were $43,000.

Rent expense recognized under the Company’s operating lease was $93,000 and $99,000 for the years ended December 31, 2015 and 2014, respectively.

Agreements with CROs

As of December 31, 2015, the Company had various agreements with CROs for the conduct of specified research and development activities and, based on the terms of the respective agreements, may be required to make future payments of up to $462,000 upon the completion of contracted work.

Other Commitments

In connection with the spin-off from AstraZeneca in 2008 and associated transfer agreements, the Company became party to an assignment agreement between AstraZeneca and a named inventor on a patent related to elobixibat. In connection with this agreement, the inventor is entitled upon the initial launch of a pharmaceutical product that constitutes an IBAT-inhibitor in specified countries to a one-time “launch fee” payment of 4.0 million Swedish Krona ($0.5 million based on the Swedish Kronor to USD exchange rate at December 31, 2015).

6.  Employee benefits expense

The Company has defined contribution retirement benefit plans. The expenses for the Company’s employee benefits recognized in the Consolidated Statements of Operations were as follows (in thousands):

	Year Ended December 31,
	2015	2014
Wages and salaries	$2,306	$2,066
Social security expenses	299	299
Pension expenses – defined contribution plans	237	294

	$2,842	$2,659

7.  Net loss per ordinary share

Basic loss per share is calculated by dividing the profit (loss) attributable to equity holders of the Company by the weighted average number of ordinary shares issued during the year. Diluted net loss per ordinary share is computed giving effect to all potentially dilutive ordinary shares. As the Company had net losses for the years ended December 31, 2015 and 2014, all potentially dilutive ordinary shares were determined to be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except for share data):

	Year Ended December 31,
	2015	2014
Net loss	$(6,768)	$(6,404)

Weighted average number of ordinary shares in issue	3,794,303	3,794,303

ALBIREO

Notes to the Consolidated Financial Statements

The following outstanding ordinary share equivalents were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have been anti-dilutive:

	Year Ended December 31,
	2015	2014
Convertible Preference Shares (on an as-converted basis)	39,354,000	39,354,000
Convertible Loans convertible to Convertible Preference Shares (on an as-converted basis)	2,532,000	719,000
Warrants to purchase Convertible Preference Shares (on an as-converted basis)	720,000	720,000

8.  Income taxes

For the years ended December 31, 2015 and 2014, the components of loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2015	2014
U.K.	$(1,362)	$(136)
Foreign	(5,406)	(6,268)

Total	$(6,768)	$(6,404)

The components of income tax (benefit) for the years ended December 31, 2015 and 2014 were as follows (in thousands):

	Year Ended December 31,
	2015	2014
Current tax expense:
U.K.	$—	$—
Foreign	3	—

Total	$3	$—

Deferred tax benefit:
U.K.	$—	$—
Foreign	(3)	—

Total	$(3)	$—

Total provision for income taxes	$—	$—

Effective tax rate	0%	0%

ALBIREO

Notes to the Consolidated Financial Statements

A reconciliation of the UK statutory income tax rate to the consolidated effective income tax rate was as follows:

	Year Ended December 31,
	2015	2014
U.K. statutory income tax rate	(20.3)%	(21.5)%
Permanent differences	2.2	(0.1)
Audit and other tax return adjustments.	—	0.1
Change in valuation allowance	18.1	22.0
Foreign tax rate differences	—	(0.5)

Effective income tax rate	0.0%	0.0%

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes. The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows (in thousands):

	Year Ended December 31,
	2015	2014
Deferred tax assets:
Tax loss carryforwards	$2,740	$1,601
Accrual and reserves	19	21

Total gross deferred tax assets	2,759	1,622
Valuation allowance	(2,661)	(1,551)

Total deferred tax assets	98	71

Deferred tax liabilities:
Temporary difference on financial instruments	98	71

Total deferred tax liabilities	98	71

Net deferred tax assets	$—	$—

Total net deferred taxes are classified as follows (in thousands):

As of December 31,
	2015	2014
Current deferred tax assets	$—	$—
Current deferred tax liabilities	—	—
Non-current deferred tax assets	—	—
Non-current deferred tax liabilities	—	—

As of December 31, 2015, deferred tax assets related to net operating loss (NOL) carryforwards was $2.7 million, which may be used subject to certain limitations to offset future taxable income, if any. The net operating loss of $12.9 million was generated in various territories and will not expire. A valuation allowance of $2.7 million has been established on the NOL carry forward as it is uncertain as to whether future taxable income will be generated.

ALBIREO

Notes to the Consolidated Financial Statements

As of December 31, 2015, the consolidated tax loss carryforwards and reserved carryforwards are as follows (in thousands):

	Amount of carryforwards	Amount of reserved carryforwards
December 31, 2015	$12,864	$—

Uncertain tax positions

The Company recognizes tax liabilities when, despite the belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained upon review by tax authorities. In each period, the Company assesses uncertain tax positions for recognition, measurement and effective settlement. Benefits from uncertain tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement, which is the more likely than not recognition threshold. Where the Company has determined that its tax return filing position does not satisfy the more likely than not recognition threshold, the Company has recorded no tax benefit. Interest and penalties would be accrued on uncertain tax benefits recognized and included in Income tax expense. There have been no uncertain tax benefits recognized, or related interest or potential penalties, as of December 31, 2015 and 2014, respectively. The Company’s tax returns may be examined for certain tax jurisdictions back to December 31, 2010.

9.  Shareholders’ equity

The Company’s equity structure includes ordinary shares.

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s articles of association.

Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or, solely in connection with a dissolution, any participant or partner in such fund).

Distribution rights include the right to the distribution of income or capital of the Company, whether paid by way of dividend, a reduction of capital, as a consequence of a liquidation or otherwise, in accordance with the priorities established by the Company’s articles of association which include, but are not limited to, an initial preferred return in favor of the holders of Series C Convertible Preference Shares, preferred returns (conditional in certain respects) in favor of certain holders of ordinary shares, preferred returns in favor of holders of Series B Convertible Preference Shares and a preferred return in favor of holders of Series A Convertible Preference Shares.

Ordinary shares have voting rights of one vote per share.

All preferential income and capital rights granted shall terminate immediately prior to a Qualifying IPO, with any income or capital subsequently distributed to the holders of the ordinary shares in proportion to the

ALBIREO

Notes to the Consolidated Financial Statements

number of ordinary shares held. A Qualifying IPO has been defined in the articles of association as a fully underwritten IPO with a price per share representing a premoney valuation for the Company of at least $150 million or more, or the Euro equivalent, calculated on a fully diluted basis pursuant to which the Company receives gross proceeds of $40 million or more, or the Euro equivalent.

The following tables summarize the Company’s ordinary shares outstanding as of December 31, 2015 and 2014:

As of December 31, 2015
	Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50

As of December 31, 2014
	Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50

Ordinary shares are denominated in Euros at €0.01 per share.

10. Temporary equity

Temporary equity as of December 31, 2015 consisted of the following:

As of December 31, 2015
	Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares – voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares – nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares – voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares – voting	4,871,080	—	0.013	1.00	—

Total	44,945,080	39,354,000			$520

ALBIREO

Notes to the Consolidated Financial Statements

Temporary equity as of December 31, 2014 consisted of the following:

As of December 31, 2014
	Number of shares
Type of	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares – voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares – nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares – voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares – voting	2,282,284	—	0.013	1.00	—

Total	42,356,284	39,354,000			$520

Significant provisions of the convertible preference shares are as follows:

Voting—Each Series A, Series B and Series C Convertible Preference share is entitled to one vote per share on an as converted basis. Each Series A and Series B Convertible Preference share that is classified as nonvoting is not entitled to any voting rights.

Transfers—Shareholders in each class have certain transfer rights. Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or solely in connection with a dissolution any participant or partner in such fund).

Conversion—Series A Convertible Preference shares have conversion rights that enable any holder of Series A shares to at any time to convert the whole or part of its holding into ordinary shares. In addition, upon notice by the holders of 65% of the outstanding voting preference shares, immediately prior to a Qualifying IPO or immediately prior to a sale of the Company, each Series A share shall automatically be converted into ordinary shares at a ratio of 1:1 (subject to adjustment in accordance with the anti-dilution mechanism provided for in the Company’s articles of association). The holders of Series B Convertible Preference Shares and Series C Convertible Preference Shares have conversion rights that are broadly equivalent to conversion rights of the holders of Series A Convertible Preference Shares as described in this paragraph.

Series A Convertible Preference shares have additional conversion rights whereby a holder of Series A shares, may at any time convert part of its holding of Series A voting Convertible Preference shares into a like number of equivalently paid Series A nonvoting Convertible Preference shares, provided such holder holds at least one Series A Convertible Preference Share (and vice versa).

Series B Convertible Preference shares also have additional conversion rights whereby a holder of the Series B shares, who is also a holder of Series A shares, may at any time convert part of its holding of Series B

ALBIREO

Notes to the Consolidated Financial Statements

voting Convertible Preference shares into a like number of equivalently paid Series B nonvoting Convertible Preference shares (and vice versa). All preferential income and capital rights granted to holders of convertible preference shares shall terminate immediately prior to a Qualifying IPO with any income or capital subsequently distributed to the holders of the ordinary shares in proportion to the number of ordinary shares held.

Dividends—Holders of Series A, Series B and Series C Convertible Preference shares are entitled to dividends in the same order of priority as would apply upon a liquidation, if and when declared by the Board. Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through December 31, 2015.

Liquidation preferences—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series C Convertible Preference Shares are entitled to receive, prior and in preference to holders of ordinary shares and the holders of Series B and Series A Convertible Preference Shares, an amount per share calculated by reference to the subscription price paid. After this, certain holders of ordinary shares, subject to satisfaction of applicable conditions, are entitled to receive, prior and in preference to holders of Series B and Series A Convertible Preference Shares, fixed sums to be paid amongst those certain holders. Upon completion of the distribution to those certain holders of ordinary shares, holders of Series B Convertible Preference shares are entitled to receive prior and in preference to holders of Series A Convertible Preference Shares, amounts calculated by reference to a cumulative dividend at the annual rate of 8% of the original subscription price, from the date of issuance to December 1, 2012, and historic interest payments on related loan notes together with €1.00 for each such share held. Further preferential rights for determinable amounts are then reserved to holders of Series A Convertible Preference Shares, certain holders of ordinary shares and, finally, to holders of Series C, Series B and Series A Convertible Preference Shares and certain holders of ordinary shares, collectively. In each case entitlements of shareholders are calculated to take account of prior distributions that have been made, and are subject to the conditional and accelerated entitlements expressly provided for in the Company’s articles of association and the satisfaction of any declared but unpaid dividends. All remaining legally available assets of the Company are to be distributed holders of ordinary shares and Series C, Series B and Series A Convertible Preference Shares in proportion to the number of shares held (with the holders of convertible preference shares participating on an as converted basis).

Prior distributions (dividends, capital or otherwise) are taken into account when determining the rights of shareholders to participate in any distribution of income or capital. Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through December 31, 2015.

11. Long-term debt

	Year Ended December 31,
	2015	2014
	(in thousands)
Long-term debt, including current portion:
Loan Facility	$4,421	$5,531
2014 Convertible Loans	933	998
2015 Convertible Loans	2,026	—

Total long-term debt	7,380	6,529
Less: current portion	(2,514)	(1,356)

Long-term debt	$4,866	$5,173

ALBIREO

Notes to the Consolidated Financial Statements

2015 Convertible Loans

On October 1, 2015, the Company entered into a loan agreement with certain of its shareholders and their affiliates and members of management and executed a related convertible loan instrument, which provided 5,000,000 $1.00 unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD. The Company issued a portion of the 2015 Convertible Loans at a par value of $3.5 million to certain of its shareholders and their affiliates and members of management, including some considered to be related parties. Interest accrues at a rate of 8% per annum. Interest becomes payable on any of the outstanding 2015 Convertible Loans notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2015 Convertible Loans mature on September 30, 2020 and can be repaid earlier if approved by a qualifying majority of the members of the Board and if the Loan Facility has been repaid in full. As of December 31, 2015, the amount of 2015 Convertible Loans outstanding was $3.5 million and the remaining borrowing capacity under the loan agreement was $1.5 million.

The 2015 Convertible Loans are convertible into Series C Convertible Preference shares at $1.9314 per share or into new shares issued as part of a fundraising in which the Company receives proceeds of at least $3.0 million (conversion feature), in either case with the approval of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2015 Convertible Loans convert into new shares (being the class of shares issued as part of the fundraising) at a 20% discount to the average price per share paid by investors in the fundraising (redemption feature). The noteholders have the right to request conversion any time after June 30, 2016. These features were concluded to be a derivative and separately accounted from the 2015 Convertible Loans. An allocation of the net proceeds of the 2015 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $1.5 million and recognized as a non-current liability. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2015 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2015 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discount as interest expense using the effective interest rate method over the contractual term of the 2015 Convertible Loans. The effective interest rate is 18.3% per annum.

As of December 31, 2015, the remaining debt discounts associated with 2015 Convertible Loans was $1.5 million, and expected to be accreted to the balance of the 2015 Convertible Loans over the remaining term. The accretion of the debt discount has been recognized in Interest expense in the amount of $22,000 for the years ended December 31, 2015. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2015 Convertible Loans were $72,000, of which $41,000 was allocated to Long-term debt and $31,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Consolidated Statement of Operations for the year ended December 31, 2015. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2015 Convertible Loans. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

2014 Convertible Loans

On December 17, 2014, the Company executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes (2014 Convertible Loans), denominated in Euros, and was subsequently

ALBIREO

Notes to the Consolidated Financial Statements

amended on October 1, 2015. The Company issued the full amount of the 2014 Convertible Loans at a par value of €1.3 million to certain of its shareholders and their affiliates, including some considered to be related parties. The amounts outstanding as of December 31, 2015 and 2014 were $1.4 million (€1.3 million) and $1.5 million (€1.3 million), respectively. Interest accrues at 8% annual rate of simple interest for the number of days the notes are outstanding (based on a 365-day year). Interest becomes payable on any of the outstanding 2014 Convertible Loans shortly after the maturity or , if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2014 Convertible Loans mature December 18, 2019 and can be repaid earlier at their nominal value of €1.3 million if approved by a qualifying majority of the members of the Board and the Loan Facility has been repaid in full.

The 2014 Convertible Loans can be converted into Series C Convertible Preference shares at the rate of €1.74 ($1.90 as of December 31, 2015) per share or into new shares issued as part of a fundraising, which is defined as the Company raising at least €5.0 million from the issue of shares (conversion feature), in either case with the prior consent of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2014 Convertible Loans convert into new shares at a price that is at a 20% discount to the average price per new share being paid by investors in the fundraising (redemption feature). These features were concluded to be a derivative and separately accounted from the 2014 Convertible Loans. An allocation of the net proceeds of the 2014 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $0.5 million (€0.4 million) and recognized as a Non-current liability. The derivative liabilities were recorded as a non-current liability as the conversion is contingent upon Board approval. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2014 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2014 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discounts as interest expense using the effective interest rate method over the contractual term of the 2015 Convertible Loans. The effective interest rate is 15.3% per annum.

As of December 31, 2015 and 2014, the remaining debt discounts associated with 2014 Convertible Loans were $0.4 million (€0.4 million) and $0.5 million (€0.4 million), respectively, and expected to be accreted to the balance of the 2014 Convertible Loans over the remaining terms. The accretion of the debt discount has been recognized in Interest expense in the amount of $39,000 and $1,000 in the years ended December 31, 2015 and 2014, respectively. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2014 Convertible Loans were $58,000, of which $39,000 was allocated to Long-term debt and $19,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Consolidated Statement of Operations in the year ended December 31, 2014. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2014 Convertible Loans. See Note 12 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Loan Facility

On December 18, 2014, the Company executed a loan agreement with Kreos UK (Loan Facility). Under the terms of the Loan Facility, the Company borrowed €6.0 million ($7.3 million), with an outstanding balance due of €4.9 million ($5.3 million) as of December 31, 2015 and €6.0 million ($7.3 million) as of December 31,

ALBIREO

Notes to the Consolidated Financial Statements

2014, and an additional discount recognized of €0.7 million ($0.7 million) and €1.3 million ($1.6 million), respectively. The Loan Facility has a term of 36 months with principal and interest payable monthly, after a six month initial interest only period, at an annual rate of 11.5%. In addition, the Company is required to make an end-of-loan payment equal to 1.25% of the amounts lent by Kreos UK. The Company drew down the full €6.0 million with €0.2 million ($0.3 million) held back by Kreos UK from the proceeds received as an upfront payment of the principal on December 18, 2014. The Company paid $1.2 million in principal and $0.8 million in interest for the year ended December 31, 2015.

The Company has the option to redeem all outstanding amounts. Upon the occurrence of a sale or a change of control, the Company shall redeem the principal, accrued interest and other fees, and remaining interest payments calculated until the end of the term, discounted by 5%.

Parent has pledged its shares in Albireo AB and has granted a debenture (incorporating fixed and floating charges) over its assets by way of security for the obligations it owes under the Loan Facility.

The Loan Facility is guaranteed by Elobix AB and Albireo AB as principal obligors who have severally agreed to indemnify and keep indemnified Kreos UK in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Kreos UK arising out of, or in connection with, any failure of the Company to perform or discharge any of its obligations or liabilities.

In addition, Elobix AB and Albireo AB have agreed to pledge the following:

•	Albireo AB shares in Elobix AB

•	Albireo AB bank accounts

•	Albireo AB A4250 patents

•	Elobix elobixibat patents

•	Elobix bank accounts

Although the bank accounts of Albireo AB and Elobix AB were pledged, Albireo AB and Elobix AB are not restricted from using the cash for working capital requirements.

Subsequently, on February 4, 2016, the Company pledged its present and future rights to fees, royalties and other payments due and payable any time under its license agreement with EA Pharma to Kreos UK in support of the Loan Facility. See Note 13 for further discussion.

In connection with the Loan Facility, the Company issued to Kreos Capital detachable warrants with a right to acquire shares at 720,000 Euro which have been fair valued as of the balance sheet date at $1.2 million (the Warrants) to purchase certain shares of the Company’s stock under specific circumstances as follows:

Pre-IPO at Kreos Capital’s election:

•	Series B Convertible Preference shares at €1.00 ($1.22) per share;

•	Series C Convertible Preference shares at €1.74 ($2.12) per share, or any lower price subsequently paid for this class of share by an investor, or

ALBIREO

Notes to the Consolidated Financial Statements

•	Any new class of share issued on a financing round greater than €5.0 million ($6.1 million) at the lowest price per share paid by an investor.

Post-IPO:

•	Ordinary shares at the listing price per share.

Because the amount of shares will be variable upon the exercise of the Warrants, the Company determined that the Warrants are a liability under ASC 480 and are required to be measured at fair value. The fair value of the Warrants liability is required to be re-measured at each reporting period end with changes in fair value recognized in the Consolidated Statements of Operations. The maximum number of underlying preference shares, which could be obtained through exercise and in turn converted into ordinary shares, was 720,000 shares as of both December 31, 2015 and 2014. The maximum number of underlying preference shares may change if there is an issuance of new shares and the Board approves an adjustment.

Transaction costs were allocated based on the amounts of the Loan Facility and the fair value of the Warrants. Transaction costs allocated to the Loan Facility were $0.4 million and transaction costs allocated to the Warrants were $70,000. The portion of the transaction costs allocated to the fair value of the Warrants was immediately expensed because the fair value of the Warrants is accounted for at fair value through the Company’s statements of comprehensive loss. For the portion of transaction costs that are allocated to the Loan Facility, the transaction costs are deducted from the carrying amount of the Loan Facility and along with the fair value of the Warrants, which represent a discount to the Loan Facility, are then accreted to the Statement of Comprehensive Loss over the term using effective interest rate method. The effective interest rate was 27.1% per annum. The discount is being amortized over the loan term of 36 months. Interest expense included $0.7 million and $26,000 of discount amortization for the years ended December 31, 2015 and 2014, respectively.

The following is a list of annual principal maturities of the Long-term debt for year ended December 31, 2015 (in thousands):

Year ended December 31,	Amount
2016	$2,514
2017	2,819
2018	—
2019	1,365
2020	3,501

Total cash payments	$10,199

ALBIREO

Notes to the Consolidated Financial Statements

12.  Derivatives

The following disclosures summarize the fair value of derivative instruments not designated as hedging instruments in the Consolidated Balance Sheets and the effects of changes in fair value related to those derivatives instruments on the Consolidated Statements of Operations (in thousands):

		Year Ended December 31,
Derivative Instruments Not Designated as Hedging Instruments	Balance Sheet Location	2015	2014
Derivative liabilities	Non-current liabilities	$2,047	$486
Warrants liability	Current liabilities	1,163	1,141

		Year Ended December 31,
Effect of Derivative Instruments Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized	2015	2014
Derivative liabilities	Non-operating income (expense)	$(172)	$—
Warrants liability	Non-operating income (expense)	(148)	—

The derivative liabilities related to the conversion feature embedded in the 2014 Convertible Loans and 2015 Convertible Loans have been separately recognized at their fair value. The Company determined that embedded features met the definition of a derivative and was required to be recorded at fair value at issuance and will be re-measured each reporting period thereafter.

13.  Subsequent events

Modification of Loan Facility

On February 4, 2016, the Company entered a Deed of Variation related to its Loan Facility. The terms of the Deed of Variation change the timing of principal payments during the term of the Loan Facility and add fees of $0.5 million to be paid over the last 18 months of the term. The total principal due under the Loan Facility, the maturity date and the stated interest rate all remained unchanged. In connection with the Deed of Variation, the Company also pledged its present and future rights to fees, royalties and other payments due and payable any time under its license agreement with EA Pharma to Kreos UK in support of the Loan Facility.

The Company accounted for the change in the payment schedule in accordance with ASC 470-50, “Modifications and Extinguishments,” as there were no concessions granted to the Company by the holders of the Loan Facility and the difference in cash flows between the original and amended loans did not change by more than 10% per holder. As a result of the modification, the changes were accounted for as a modification and accounted for prospectively.

Option Plan

On March 18, 2016, Parent (i) adopted a share option plan providing for the grant of share options to employees, consultants, officers and directors of any of the Company’s entities (the Option Plan), and (ii) entered into a warrant instrument (the 2016 Warrant Instrument) providing for the offer and issuance of warrants (2016 Warrants) and Ordinary A Shares in lieu of 2016 Warrants.

ALBIREO

Notes to the Consolidated Financial Statements

The terms of the Option Plan and the 2016 Warrant Instrument were subsequently amended by the Company on April 18, 2016.

The Option Plan and the 2016 Warrant Instrument, as amended, together provide for subscription rights over an aggregate amount of no more than 8,325,188 Ordinary A Shares of €0.01 each, or, in the event that Parent’s entire issued share capital is at any time comprised of a single class of share, that class of share.

Pursuant to the terms of the amended Option Plan and 2016 Warrant Instrument, as of May 4, 2016, the Parent had issued or granted: 1,581,785 warrants to purchase Ordinary A Shares at a subscription price of €0.06 per Ordinary A Share; 527,262 Ordinary A Shares at a subscription price of €0.06 per Ordinary A Share; and options to purchase 3,524,329 Ordinary A Shares at an exercise price of €0.06 per Ordinary A Share.

Amendment to License Agreement with EA Pharma

In April 2016, the Company signed an amendment to its license agreement with EA Pharma concerning the development and commercialization of elobixibat in Japan and certain other Asian countries. Under the amended terms, the Company received a one-time non-refundable payment of $8.0 million and is eligible to receive up to approximately €16.5 million ($18.0 million based on the Euro to USD exchange rate at December 31, 2015) in additional milestone payments. The amount of additional milestone payments that the Company receives, if any, depends on the timing and achievement of specified regulatory events relating to elobixibat. The likelihood that the Company will achieve any particular milestone event with respect to elobixibat in any particular period, or at all, is uncertain, and the Company may not earn any future milestone payment with respect to elobixibat in any particular period, or ever. In addition, if regulatory approval is achieved for elobixibat in any country in EA Pharma’s licensed territory, the Company is eligible to receive royalties on future product sales and up to ¥3.5 billion ($29.1 million based on the Japanese Yen to USD exchange rate at December 31, 2015) if specified sales milestones are achieved.

Share Exchange Agreement with Biodel

On May 24, 2016, Biodel, Parent and security holders of Parent entered into a definitive share exchange agreement. As part of the transaction, a syndicate of existing Company investors has committed to subscribe for Series C Convertible Preference Shares for a total investment of $10.0 million prior to the closing of the transaction, contingent upon approval of the transaction by Biodel stockholders.

Under the terms of the share exchange agreement, Parent’s shareholders have agreed to exchange their shares for newly issued shares of Biodel common stock. Holders of Biodel securities are expected to own approximately one-third, and holders of the Parent’s securities are expected to own approximately two-thirds, of the combined company, subject to certain adjustments based on net cash of Biodel and the Company prior to closing. The transaction is subject to the approval of the stockholders of Biodel and other customary closing conditions.

ALBIREO

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	(Unaudited) June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,250	$5,120
Trade receivables	24	1,272
Prepaid expenses and other assets	48	346
Other receivables	332	202

Total current assets	6,654	6,940
Equipment, net	29	34

Total assets	$6,683	$6,974

LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$1,114	$1,929
Accrued expenses	4,691	2,576
Advances from licensees	37	37
Long-term debt, current portion	2,783	2,514
Warrants liability	423	1,163
Other liabilities	40	63

Total current liabilities	9,088	8,282
Long-term debt	4,522	4,866
Share-based compensation liability	55	—
Derivative liabilities	2,224	2,047

Total liabilities	15,889	15,195

Temporary Equity:

Convertible preference shares, $0.013 par value per share — 44,945,080 shares authorized at June 30, 2016 and December 31, 2015; 39,354,000 shares issued and outstanding at June 30, 2016 and December 31, 2015	520	520

Shareholders’ equity (deficit):
Ordinary shares, $0.013 par value per share — 3,794,303 shares authorized, issued and outstanding at June 30, 2016 and December 31, 2015; and ordinary A shares, $0.013 par value per share — 8,325,188 shares authorized at June 30, 2016 and 0 shares authorized at December 31, 2015; 527,262 and 0 shares issued and outstanding at June 30, 2016 and December 31, 2015	56	50
Additional paid in capital	68	—
Accumulated other comprehensive income	845	804
Accumulated deficit	(10,695)	(9,595)

Total shareholders’ deficit	(9,726)	(8,741)

Total liabilities, convertible preference shares and shareholders’ deficit	$6,683	$6,974

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ALBIREO

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$7,973	$49	$8,097	$105
Operating expenses:
Research and development	2,713	1,332	4,310	2,579
General and administrative	3,028	193	4,334	835
Other (income) expense, net	290	(314)	135	(205)

Total operating expenses	6,031	1,211	8,779	3,209

Operating income (loss)	1,942	(1,162)	(682)	(3,104)
Interest expense, net	(512)	(385)	(1,038)	(796)
Non-operating income (expense)	709	(67)	620	(350)

Net income (loss) before income taxes	2,139	(1,614)	(1,100)	(4,250)
Income tax	—	—	—	—

Net income (loss)	$2,139	$(1,614)	$(1,100)	$(4,250)

Net income (loss) per share attributable to holders of ordinary shares and holders of ordinary A shares:
Basic	$0.52	$(0.43)	$(0.28)	$(1.12)

Diluted	$0.05	$(0.43)	$(0.28)	$(1.12)

Weighted-average shares used in computing net income (loss) per share attributable to holders of ordinary shares and holders of ordinary A shares:
Basic	4,120,976	3,794,303	3,959,435	3,794,303

Diluted	44,307,992	3,794,303	3,959,435	3,794,303

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ALBIREO

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$2,139	$(1,614)	$(1,100)	$(4,250)
Other comprehensive income (loss):
Foreign currency translation adjustment	380	(311)	41	67

Total other comprehensive income (loss)	380	(311)	41	67

Total comprehensive income (loss)	$2,519	$(1,925)	$(1,059)	$(4,183)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ALBIREO

Condensed Consolidated Statements of Convertible Preference Shares and Shareholders’ Deficit

(in thousands, except share amounts)

(Unaudited)

	Convertible Preference Shares		Ordinary Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2015	39,354,000	$520	3,794,303	$50	$—	$451	$(2,827)	$(2,326)
Other comprehensive income	—	—	—	—	—	353	—	353
Net loss	—	—	—	—	—	—	(6,768)	(6,768)

Balance—December 31, 2015	39,354,000	520	3,794,303	50	—	804	(9,595)	(8,741)
Issuance of ordinary A shares	—	—	527,262	6	29	—	—	35
Issuance of warrants	—	—	—	—	39	—	—	39
Other comprehensive income	—	—	—	—	—	41	—	41
Net loss	—	—	—	—	—	—	(1,100)	(1,100)

Balance—June 30, 2016	39,354,000	$520	4,321,565	$56	$68	$845	$(10,695)	$(9,726)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ALBIREO

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(1,100)	$(4,250)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount and issuance costs	557	375
Depreciation and amortization	7	8
Change in fair value of financial instruments	(620)	350
Share-based compensation expense	55	—
Changes in operating assets and liabilities:
Trade receivables	1,248	(14)
Prepaid expenses and other current assets	298	44
Other receivables	(130)	(12)
Advances from licensees	—	(37)
Trade payables	(815)	(106)
Accrued expenses	2,115	(164)
Other liabilities	(23)	7

Net cash provided by (used in) operating activities	1,592	(3,799)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3)	—

Net cash used in investing activities	(3)	—

Cash flows from financing activities:
Payments of principal on borrowings	(709)	—
Proceeds from issuance of ordinary A shares	35	—
Proceeds from issuance of warrants, net of issuance costs	39	—

Net cash used in financing activities	(635)	—

Effect of exchange rate changes on cash and cash equivalents	176	(611)

Net increase (decrease) in cash and cash equivalents	1,130	(4,410)
Cash and cash equivalents—beginning of period	5,120	8,175

Cash and cash equivalents—end of period	$6,250	$3,765

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Cash paid for interest	$283	$445

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.  Summary of significant accounting policies and basis of presentation

Organization

Albireo Limited (Parent) is a limited company domiciled in London, United Kingdom (UK), with its registered offices in 100 Victoria Embankment, London. As of June 30, 2016, the Parent has three direct or indirect subsidiaries: Albireo AB and Elobix AB, which are based in Gothenburg, Sweden, and Albireo Inc., which is based in Boston, Massachusetts. The Parent and its three subsidiaries are individually and collectively referred to herein as the Company.

The Company is a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. The Company was spun out of AstraZeneca in 2008, and its clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. A4250, the Company’s lead product candidate, in development for the potential treatment of orphan pediatric liver diseases, is currently being studied in a Phase 2 clinical trial in children with chronic cholestasis.

On May 24, 2016, Biodel Inc. (Biodel), Parent and security holders of Parent entered into a definitive share exchange agreement. Under the terms of the share exchange agreement, Parent’s shareholders have agreed to exchange their shares for newly issued shares of Biodel common stock. Holders of Biodel securities are expected to own approximately one-third, and holders of the Parent’s securities are expected to own approximately two-thirds, of the combined company, subject to certain adjustments based on net cash of Biodel and the Company prior to closing. The transaction is subject to the approval of the stockholders of Biodel and other customary closing conditions.

Basis of presentation

As of June 30, 2016, the Company has generated an accumulated deficit of approximately $10.7 million and a working capital deficit of $2.4 million and the Company expects to incur significant expenses and negative cash flows for the foreseeable future. Based on the Company’s operating plans, existing working capital at June 30, 2016 is not sufficient to sustain operations for 12 months from the date these financial statements are issued. The Company believes that it will be able to obtain additional working capital through arrangements to fund operations. However, there can be no assurance that such additional financing, if available at all, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, the Company will need to reevaluate future operating plans. Accordingly, there is substantial doubt regarding the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared in conformity with U.S. GAAP (see —“Principles of Consolidation” below), which contemplate continuation of the Company as a going concern. The Company expects to incur further losses over the next several years as it develops its business, has not established a source of revenues sufficient to cover its operating costs, and as such, has been dependent on funding operations through the issuance of debt, the sale of equity securities and license agreements.

The Company maintained cash and cash equivalents of $6.3 million at June 30, 2016. During the six months ended June 30, 2016, the Company entered into the following arrangements which either have a direct impact on cash availability or may provide a source of cash to the Company in the future:

•	In February 2016, the Company entered into an amendment to a loan agreement (Loan Facility) with Kreos Capital IV (UK) Limited (Kreos UK) to reduce principal repayments for a period of 6 months.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	In April 2016, the Company entered into an amendment to its license agreement with EA Pharma Co., Ltd. (EA Pharma, formerly Ajinomoto Pharmaceuticals Co., Ltd.) concerning the development and commercialization of elobixibat by EA Pharma in Japan and certain other Asian countries, resulting in a renegotiated payment stream that included a nonrefundable one-time payment to the Company of $8.0 million and certain changes to future contingent milestones and reductions in future royalties receivable by the Company.

As of August 15, 2016, the Company had cash and cash equivalents of $3.6 million. At the date these financial statements are issued, the Company’s committed funds comprise cash and cash equivalents and future access to $1.5 million in cash via an October 2015 convertible loan agreement. The Company estimates that its currently committed funds will be sufficient to fund its operations through November 2016.

Additionally, the Company has entered into the following arrangements which may provide additional sources of cash to the Company in the future:

•	In May 2016, Parent entered into a definitive share exchange agreement with Biodel Inc. (Biodel) and security holders of Parent. As part of the transaction contemplated by the share exchange agreement, a syndicate of existing Company investors has committed to subscribe for Series C Preference Shares for a total investment of $10.0 million prior to the closing of the transaction. Additionally, the Company will have access to the Biodel net cash on hand at closing of the transaction, which is expected to be at least $20.0 million. Closing of the transaction is subject to the approval of the stockholders of Biodel and other customary conditions.

•	The Company anticipates that the contingent investor subscription proceeds of $10.0 million, plus the expected Biodel net cash on hand upon closing of the transaction of at least $20.0 million, plus the Company’s existing committed funds discussed above, will be sufficient to fund its operations beyond 12 months from the date these financial statements are issued.

•	The Company anticipates receiving a milestone payable if EA Pharma makes an internal decision to proceed with a new drug application for elobixibat in Japan. While the Company has no control over whether the condition to that milestone payment will be met or the timing of any such payment, management anticipates that the internal decision by EA Pharma whether to proceed with a new drug application for eloxibat in Japan will occur in the second half of 2016.

The Company must raise additional capital to fund its continued operations and may not be successful in its efforts to raise additional funds or achieve profitable operations. Amounts raised are intended to be used for further development of the Company’s product candidates and for other working capital purposes. Even if the Company is able to raise additional funds through the sale of its equity securities, loans from financial institutions or from commercialization of its assets, the Company’s cash needs could be greater than anticipated in which case it could be forced to raise additional capital.

At the present time, the Company has no commitments for any additional financing, except for the $1.5 million outstanding under the October 2015 convertible loan agreement referenced above. In addition, the potential Series C Convertible Preference Share financing is dependent on the transaction with Biodel, which is subject to the approval of the Biodel stockholders and other customary conditions. There can be no assurance that, if needed, additional capital will be available to the Company on commercially acceptable terms or at all. If the Company cannot obtain the needed capital, it may not be able to become profitable and may have to curtail or cease its operations. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of Parent (Albireo Limited) and its direct or indirect wholly owned subsidiaries, Albireo AB, Elobix AB and Albireo, Inc. All intercompany balances and transactions have been eliminated in consolidation. These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The functional currencies for Parent and Albireo AB, Elobix AB and Albireo, Inc. are the Euro, Swedish Krona, the Euro and the U.S. Dollar (USD), respectively. The Company consolidates in Euro and then the consolidated financial statements are translated to USD for external reporting, which is the Company’s presentation currency. The Company has elected USD as the presentation currency for ease of comparability throughout the industry.

Transactions and balances

Foreign currency transactions in each of the Company’s entities are translated into the functional currency of the entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized within Other income (expense), net in the Condensed Consolidated Statements of Operations.

The results and financial position of the Company and its subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

a.	assets and liabilities presented are translated at the closing rate as of June 30, 2016 and December 31, 2015;

b.	income and expenses for each statement of comprehensive loss are translated at annual average exchange rates that are relevant for the respective period reported, and

c.	all resulting exchange differences arising from such translation are recognized directly in other comprehensive loss and presented as a separate component of equity.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management must apply significant judgment in this process. Actual results could materially differ from those estimates.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Segment information

For management purposes, the Company is managed and operated as one business unit which reflects the organizational structure and internal reporting of the Company. The Company’s chief operating decision maker, determined to be the Chief Executive Officer (CEO), manages the Company’s operations on an integrated basis for the purpose of allocating resources and evaluating performance. No separate lines of business or separate business entities have been identified with respect to any product candidate or geographical market and one operating segment is currently disclosed in the Company’s internal reporting.

Accordingly, the Company has one reporting segment which is the research and development of novel treatments for liver and gastrointestinal diseases and disorders.

Cash and cash equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. For banks and financial institutions, only independent financial institutions with high credit ratings are engaged. The Company’s license agreements are with established and reputable pharmaceutical companies and, historically, the Company has not needed to impair accounts receivable.

Concentration of revenue and accounts receivable

The Company generally does not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results or change in financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company also considers broad factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events, creditworthiness of customers and historical experience. There is no allowance for doubtful accounts as of June 30, 2016 or December 31, 2015.

Equipment, net

Equipment is stated at historical cost less depreciation and consists of computers, furniture and fixtures, and other equipment. Depreciation is computed using a straight-line method over the estimated useful lives, determined to be five years. Computers and other equipment purchased for less than $2,000 or the equivalent thereof are expensed immediately.

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount and are recognized within Other Income (Expense), net in the Condensed Consolidated Statements of Operations.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In such instances, the recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset. There were no impairments recorded for the three months or six months ended June 30, 2016 and 2015.

Research and development expenses

Research and development costs are expensed as incurred and include primarily salaries, benefits and other staff-related costs; clinical trial and related clinical manufacturing costs; contract services and other outside costs.

The Company’s preclinical studies and clinical trials are performed by third-party contract research organizations (CROs). Some of these expenses are billed monthly for services performed, while others are billed based upon milestones achieved. For preclinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical trial expenses, the significant factors used in estimating accruals included the number of patients enrolled and percentage of work completed to date or contract milestones achieved. The Company’s estimates are highly dependent upon the timeliness and accuracy of the data provided by the respective CROs regarding the status of the contracted activity, with adjustments made when deemed necessary.

Revenue recognition

Revenue is generated from the receipt of upfront or license fees, milestone payments and payments for procurement services that are made pursuant to out-licensing or related supply agreements.

Where an out-licensing arrangement of the Company involves the provision of multiple elements that may contain different remuneration arrangements such as upfront payments, milestone payments or product sales, the arrangement is assessed to determine whether separate delivery of the individual elements of such arrangement comprises more than one unit of accounting. The delivered elements are separated if (a) they have value to the licensee on a stand-alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered element(s) and (c) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of the Company. Allocation of revenue to the different elements that require separate accounting is based on the separate selling prices determined for each component, and total consideration is then allocated pro rata across the components of the arrangement. If separate selling prices are not available, the Company will use its best estimate of such selling prices, consistent with the overall pricing strategy and relevant market factors.

The Company has determined that each element of its out-licensing agreements is a separate and distinct unit of accounting and as such the fair value of each element has been subscribed and recognized as follows:

•

Nonrefundable upfront payments received from the Company’s out-licensing agreements relating to technical expertise and intellectual property are recognized in income if all rights relating to the intellectual property and all obligations resulting from them have been relinquished under the contract terms and the Company has no continuing material obligation to perform under the agreement.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

However, if rights to the intellectual property continue to exist or obligations resulting from them have yet to be fulfilled, the payments received would be deferred until all rights and obligations have been fulfilled.

•	Nonrefundable payments that are linked to the achievement of significant and substantive development or regulatory milestones in the research and development process are recognized as revenue upon the achievement of the specified milestone.

•	Revenue and costs associated with procurement services associated with pharmaceutical ingredients are recognized net in revenue when title and risk of loss of the pharmaceutical ingredients have passed to the licensee as the Company is not the primary obligor.

As of June 30, 2016, the Company had a license agreement with EA Pharma, entered into in 2012, to develop a select product candidate for registration and subsequent commercialization in select markets. The Company satisfied its material performance obligations under the agreement in 2012, upon the delivery of technical expertise and intellectual property rights to EA Pharma.

In March 2015, a second licensee of the Company (Ferring International Center S.A., or Ferring) gave notice of termination of its license agreement with the Company. The termination eliminated any prospect of future contingent income under that license agreement. There was no refund of the upfront license fee or milestone fees received by the Company through the date of termination, in accordance with the agreement.

Payments resulting from procurement services are recognized as the activities are performed and are presented on a net basis. Revenue is recorded on a net basis because the Company acts as an agent, as it does not have discretion to change suppliers and does not perform any part of the services or manufacture of the subject pharmaceutical ingredients. The costs associated with these activities are netted against the related revenue in the Condensed Consolidated Statements of Operations.

For certain contingent payments under research and development arrangements, the Company recognizes revenue using the milestone method. Under the milestone method, a payment that is contingent upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. A milestone is an event: (i) that can be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved and (iii) that would result in additional payments being due to the Company. The determination that a milestone is substantive requires estimation and judgment and is made at the inception of the arrangement. Milestones are considered substantive when the consideration earned from the achievement of the milestone is: (i) commensurate with either the Company’s performance to achieve the milestone or the enhancement of value of the item delivered as a result of a specific outcome resulting from the Company’s performance to achieve the milestone, (ii) relates solely to past performance and (iii) reasonable relative to all deliverables and payment terms in the arrangement. In making the determination as to whether a milestone is substantive or not, management of the Company considers all facts and circumstances relevant to the arrangement, including factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone and whether any portion of the milestone consideration is related to future performance or deliverables. The Company has evaluated each milestone specified under its license agreement with EA Pharma and its now-terminated license agreement with Ferring and determined the milestone to be substantive.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

For the three months and six months ended June 30, 2016 and 2015, the Company recognized in full into revenue a nonrefundable one-time payment of $8.0 million received in April 2016 in connection with a renegotiated payment stream with EA Pharma linked to know-how and intellectual property delivered by the Company upon inception of the license agreement in 2012. The renegotiated payment stream was implemented via an amendment to the license agreement that did not change the contingent nature of the remaining deliverables or the parties’ respective obligations under the agreement.

Under the terms of the license agreement with EA Pharma, the Company was eligible as of June 30, 2016 to receive up to approximately (a) €16.5 million ($18.3 million based on the Euro to USD exchange rate at June 30, 2016) if specified regulatory events are achieved for elobixibat in Japan and (b) ¥3.5 billion ($33.9 million based on the Japanese Yen to USD exchange rate at June 30, 2016) if specified sales milestones are achieved for elobixibat following regulatory approval in any country in EA Pharma’s licensed territory. The likelihood that the Company will achieve any particular milestone event with respect to elobixibat in any particular period, or at all, is uncertain, and the Company may not earn any future milestone payment with respect to elobixibat in any particular period, or ever. In addition, the Company is eligible to receive stepped royalties beginning in the high single digits on any future elobixibat product sales.

Share-based compensation

The Company accounts for share-based compensation awards in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires all share-based payments, including grants of stock options, to be recognized in the consolidated statements of operations based on their respective fair values.

The fair value of the Company’s stock options has been determined using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of historical and implied volatility data of the Company’s ordinary shares and ordinary A shares, the expected stock price volatility has been estimated based on the historical volatilities of a specified group of companies in the Company’s industry that are publicly traded. The Company selected companies that it considers to have comparable characteristics to the Company, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

Due to the lack of sufficient historical data, the expected term of stock options was determined by the Company using the “simplified” method, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the award. The risk-free interest rate for periods within the expected term of the option are based on the United Kingdom Government Bond rate with a maturity date commensurate with the expected term of the associated award. In addition, it is assumed that the Company will not pay dividends in the foreseeable future.

The Company’s share-based awards are subject to either service-based or performance-based vesting conditions. During the three months ended June 30, 2016, the Company issued stock options with exercise prices denominated in a foreign currency (Euro) that are required to be accounted for as liabilities. The Company accounts for liability-classified stock-based awards based on the then-current fair values at each financial reporting date until the award is settled (exercised). Changes in the amounts attributed to these awards between the reporting dates are included in share-based compensation expense (credit) in the Company’s statement of operations. The Company includes liability-classified stock options in noncurrent liabilities on its balance sheet as their settlement (exercise) does not require use of cash, cash equivalents or other current assets.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company records compensation expense for service-based awards over the vesting period of the award on a straight-line basis. Compensation expense related to awards with performance-based vesting conditions is recognized when achievement of the performance condition is considered probable.

Temporary equity

The Company has classified its Series A and B Convertible Preference Shares outside of Shareholders’ Deficit on the basis that the shares are redeemable upon a liquidation event that can be forced by the holders of Preference Shares through their voting rights on the Parent’s Board of Directors (Board). Any undeclared dividends are not recognized until the time it becomes probable that the Preference Shares will be redeemable. No dividends have been recognized for the three months or six months ended June 30, 2016 or 2015.

Employee benefits

The Company has defined contribution plans, whereby the Company pays contributions to employee benefit or insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Loss contingencies

Loss contingencies are recorded as liabilities when it is probable that a liability has occurred and the amount of loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that an ultimate loss will be material. Contingent liabilities are often resolved over long periods of time. Estimating probable losses requires analysis that often depends on judgments about potential actions by third parties, such as regulators.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (ASC 740). Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. The Company records a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence for each

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

The amount of deferred tax provided is calculated using tax rates enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

The Company’s policy is to recognize interest and penalty expenses associated with uncertain tax positions as a component of income tax expense in the Condensed Consolidated Statements of Operations. As of June 30, 2016 and December 31, 2015, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s Condensed Consolidated Statements of Operations.

Earnings per share

Basic net income (loss) per share is calculated by dividing the net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares by the weighted average number of ordinary shares and ordinary A shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing the net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares by the weighted-average number of ordinary equivalent shares outstanding during the period, including any dilutive effect from such shares. Ordinary equivalent shares include convertible preference shares, stock options and warrants. The Company’s convertible loans are not included in ordinary equivalent shares, as they are not readily convertible at the option of the respective holders. Anti-dilutive weighted-average ordinary equivalent shares totaled 40,793,000 shares for the three months ended June 30, 2015, and 41,212,349 and 40,793,000 for the six months ended June 30, 2016 and 2015, respectively. Anti-dilutive weighted-average ordinary equivalent shares for the three months ended June 30, 2016, totaled 2,971,950. While these ordinary equivalent shares were anti-dilutive for such periods, they could be dilutive in the future.

Recently adopted accounting pronouncements

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which updated guidance to clarify the required presentation of debt issuance costs. The amended guidance requires that debt issuance costs be presented in the balance sheet as a direct reduction from the carrying amount of the recognized debt liability, consistent with the treatment of debt discounts. Amortization of debt issuance costs is to be reported as interest expense. The recognition and measurement guidance for debt issuance costs is not affected by the updated guidance. The update requires retrospective application and represents a change in accounting principles. The updated guidance is effective for reporting periods beginning after December 15, 2015, with early adoption permitted. The Company elected to early adopt the ASU during 2015 and has recorded $0 and $42,000 of transaction costs as reduction of long-term debt as of June 30, 2016 and December 31, 2015, respectively.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In September 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern” (ASU No. 2014-15). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company adopted the ASU during 2015 in its Consolidated Financial Statements.

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: (Topic 606).” This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of ASC Topic 360, “Property, Plant, and Equipment,” and intangible assets within the scope of ASC Topic 350, “Intangibles-Goodwill and Other”) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of ASU 2014-09. This ASU is now effective for calendar years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” (ASU 2015-17), which amends the accounting guidance related to balance sheet classification of deferred taxes. The amendment requires that deferred tax assets and liabilities be classified as noncurrent in the statement of financial position, thereby simplifying the current guidance that requires an entity to separate deferred tax assets and liabilities into current and noncurrent amounts. ASU 2015-17 will be effective beginning in the first quarter of fiscal year 2018. Early adoption is permitted. The amendment can be adopted either prospectively or retrospectively. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting,” which changes the accounting for share-based

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2016 and for interim periods therein, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

2.  Fair value of financial instruments

In measuring fair value, the Company evaluates valuation techniques such as the market approach, the income approach and the cost approach. A three-level valuation hierarchy, which prioritizes the inputs to valuation techniques that are used to measure fair value, is based upon whether such inputs are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity. The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2—Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable for substantially the full term of the assets or liabilities; and

Level 3—Unobservable inputs that reflect the reporting entity’s estimate of assumptions that market participants would use in pricing the asset or liability.

The following tables present the fair values for the Company’s financial instruments as well as the input levels used to determine these fair values as of June 30, 2016 and December 31, 2015. The Company values its current assets, which include trade and other receivables, and liabilities, which include advances from licensees and accounts payable, at historical cost, which approximates fair value. The Loan Facility (see Note 12) is being carried at cost less unamortized discount, which approximates fair value, due to the short-term nature of the Loan Facility.

As of June 30, 2016, the Company has two convertible loan instruments outstanding. On December 17, 2014, the Company executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes (2014 Convertible Loans), denominated in Euros, and was subsequently amended on October 1, 2015. On October 1, 2015, the Company executed a convertible loan instrument which provided 5,000,000 $1.00, unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD. See Note 12 for a further understanding of these instruments.

The fair value of the 2015 Convertible Loans was $2.4 million and $2.1 million as of June 30, 2016 and December 31, 2015, respectively. The fair value of the 2014 Convertible Loans was $1.0 million and $954,000 as of June 30, 2016 and December 31, 2015, respectively. The valuation methods used to value the 2014 and 2015

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Convertible Loans were the income approach and Monte Carlo simulation analysis. The key assumptions are the same as those used to determine the fair value of derivative liabilities as described below.

		Total Carrying Value on the Consolidated Balance Sheet		Fair Value Measurements
	Fair Value Level	June 30, 2016 (unaudited)	December 31, 2015	June 30, 2016 (unaudited)	December 31, 2015
		(in thousands)
Financial Instruments Recorded at Fair Value on a Recurring Basis
Current liabilities:
Warrants	3	$423	$1,163	$423	$1,163
Noncurrent liabilities:
Derivative liabilities	3	2,224	2,047	2,224	2,047

	Derivative Liabilities		Warrants
	June 30, 2016 (unaudited)	December 31, 2015	June 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Financial Instruments with a Level 3 measurement
Balance, beginning	$2,047	$486	$1,163	$1,141
(Income) loss recognized in earnings	145	172	(765)	148
Purchases, sales, issues and settlements	—	1,485	—	—
Foreign currency (gains) losses	32	(96)	25	(126)
Transfers in (out)	—	—	—	—

Balance, ending	$2,224	$2,047	$423	$1,163

As of December 31, 2015, the Company elected to early adopt ASU No. 2015-03, which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. See Note 1.

There were no transfers from one level to the other during the reporting periods.

Derivative liabilities

The fair values of the derivative liabilities related to the convertible features associated with the 2014 Convertible Loans and 2015 Convertible Loans were determined using the income approach and Monte Carlo simulation analysis on inception. See Note 12 for a further understanding of these instruments. The income approach was used as the starting point to determine the Company’s equity value. The Monte Carlo simulation was then used to determine possible future values of the Company’s equity. Using the Monte Carlo simulation, the Company considered the following scenarios:

•	Series C Convertible Preference Shares financing (Round C): Under this assumption, the 2014 Convertible Loans and 2015 Convertible Loans would convert into a known number of Series C Convertible Preference Shares at a known price, which is based on the expected conversion price of Series C Convertible Preference Shares. The Company then used the estimated value of the total Series C Convertible Preference Shares and accrued interest and discounted the value using a risk free interest rate of 0.41% and 0.39% per annum as of June 30, 2016 and December 31, 2015.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	No IPO: The Company assumed that no conversion will take place in the event an IPO did not occur. The Company valued the 2014 Convertible Loans and 2015 Convertible Loans using the income approach. The cash flows were based on principal and a contractual 8% annual interest rate. This amount was then discounted at the estimated market rate of 20.0% and 21.0% per annum as of June 30, 2016 and December 31, 2015.

Based upon these scenarios, the fair value of the derivative liabilities associated with the 2014 Convertible Loans was determined to be $593,000 (€534,000) and $566,000 (€519,000) as of June 30, 2016 and December 31, 2015, respectively.

Using the same methods, the fair value of the derivative liabilities associated with the 2015 Convertible Loans was determined to be $1.6 million and $1.5 million as of June 30, 2016 and December 31, 2015, respectively.

The derivative liabilities are recorded as a noncurrent liability, as the Company has an unconditional right to defer settlement for at least 12 months after June 30, 2016 and December 31, 2015, respectively.

Significant unobservable inputs used in the measurement of the derivative liabilities associated with the 2014 Convertible Loans and 2015 Convertible Loans included the discount rate and the probability of the issuance and sale of Series C Convertible Preference Shares in Round C.

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2014 Convertible Loans were as follows (in thousands):

	June 30, 2016 (unaudited)		December 31, 2015
	+0.5%	-0.5%	+0.5%	-0.5%
Assumptions:
Discount rate	$722	$473	$697	$445

By varying the probability of Round C by 15% and 25% at June 30, 2016 and December 31, 2015, respectively, the resulting values of the 2014 Convertible Loans were as follows (in thousands):

	June 30, 2016 (unaudited)		December 31, 2015
	+15%	-15%	+25%	-25%
Assumptions:
Probability of Round C	$1,815	$1,592	$1,641	$1,399

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2015 Convertible Loans were as follows (in thousands):

	June 30, 2016 (unaudited)		December 31, 2015
	+0.5%	-0.5%	+0.5%	-0.5%
Assumptions:
Discount rate	$1,979	$1,299	$1,852	$1,126

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

By varying the probability of the Round C by 15% and 25% at June 30, 2016 and December 31, 2015, respectively, the resulting values of the 2015 Convertible Loans were as follows (in thousands):

	June 30, 2016 (unaudited)		December 31, 2015
	+15%	-15%	+25%	-25%
Assumptions:
Probability of Round C	$4,345	$3,733	$3,973	$3,217

Warrants

In connection with the Loan Facility, the Company issued to Kreos Capital IV (Expert Fund) Limited (Kreos Capital) detachable warrants with a right to acquire shares at 720,000 Euro (the Warrants), which have been valued as of June 30, 2016 at $423,000. The Company recognized the Warrants at fair value at the time of execution of the Loan Facility and re-measures their fair value on a recurring basis thereafter. See Note 12 for a further description of the Warrants.

As of December 31, 2015, the Company calculated the Warrants’ fair value as follows:

•	The Company’s equity value was estimated using the traditional income approach.

•	The Company’s equity value was then allocated among classes of its capital structure. The allocation was performed using the Option Pricing Methodology (OPM). This method treats securities as options with the Company. The allocation was used to determine the value of Series B Convertible Preference shares. The Company assumed that any exercise of the Warrants would be to purchase Series B Convertible Preference Shares, as this class had the lowest exercise price, and also assumed scenarios where the Warrants will not be exercised.

As of December 31, 2015, a weighted average of both the OPM and a traditional Black-Scholes formula was used to calculate the fair value of the Warrants. The key assumptions used in the OPM as of December 31, 2015, included the following:

December 31, 2015
Term (in years)	1.0
Risk-free interest rate	0.7%
Volatility	85%

A traditional Black-Scholes formula was then used to calculate the fair value of the Warrants with the strike price of €1 and stock price as calculated in the allocation. The assumptions used in applying the Black-Scholes formula include the following:

December 31, 2015
Stock price	$1.77
Exercise price	$1.09
Term (in years)	7.50
Risk-free interest rate	2.12%
Volatility	90%
Dividend	0%

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of June 30, 2016, the Company estimated the fair value of the Warrants, primarily using the binomial method. The revision from December 31, 2015, was due to the execution of the definitive share exchange agreement with Biodel in 2016. The binomial method used assumptions that were based on the Warrants being exchanged for warrants exercisable for shares of Biodel common stock.

The key assumptions used in the binomial method as of June 30, 2016, included the following:

June 30, 2016
Stock price	$10.20
Exercise price	$11.77
Term (in years)	1.0
Risk-free interest rate	0.59%
Volatility	79.4%

Based on these different methods, the fair value of the Warrants was determined to be $423,000 (€381,000) and $1.2 million (€1.1 million) as of June 30, 2016 and December 31, 2015, respectively, and was classified as current liabilities because the Warrants are immediately exercisable. The fair value of the Warrants decreased by $1.0 million and $765,000 for the three months and six months ended June 30, 2016, respectively.

The significant unobservable input used in the measurement of the Warrants’ liability included the term used in the OPM. The Company performed sensitivity analysis regarding this input and the value of the Warrants was found to be as follows using a 0.5 year decrease or 0.5 year increase in the term (in thousands):

	June 30, 2016 (unaudited)		December 31, 2015
	+0.5	-0.5	+0.5	-0.5
Term	$426	$425	$1,253	$1,251

3.  Equipment

Equipment, net consisted of the following (in thousands):

	June 30, 2016 (unaudited)	December 31, 2015
Cost:
Equipment cost as of January 1,	$142	$152
Additions	3	—
Exchange differences	—	(10)

Equipment cost as of period end	145	142
Less:
Accumulated depreciation as of January 1	(108)	(100)
Amortization for the period	(7)	(15)
Exchange differences	(1)	7

Accumulated depreciation as of period end	(116)	(108)

Total equipment, net	$29	$34

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Depreciation expense for the three months ended June 30, 2016 and 2015 was $3,000 and $4,000, respectively, and depreciation expense for the six months ended June 30, 2016 and 2015 was $7,000 and $8,000, respectively.

4.  Accrued expenses

Accrued expenses consist of the following (in thousands):

	June 30, 2016 (unaudited)	December 31, 2015
Accrued bonuses	$762	$392
Accrued vacation pay	342	368
Accrued social security pay	149	150
Accrued interest	394	243
Accrued professional fees	1,809	758
Accrued development costs	941	665
Accrued other costs	294	—

Total accrued expenses	$4,691	$2,576

5.  Commitments and contingencies

Operating lease commitments

In July 2015, the Company entered into a month-to-month lease agreement for office space in Boston, Massachusetts.

In July 2014, the Company entered into a 36-month building lease for approximately 2,900 square feet of office space in Gothenburg, Sweden. The lease does not have stated escalating rent clauses, except for changes in the Swedish Consumer Price Index (CPI). The lease renews automatically for consecutive three-year terms, unless notice of nonrenewal is given by either party at least nine months prior to the end of the current term and subject to the Company’s right to terminate the lease at any time upon six months’ notice.

As of June 30, 2016, future minimum commitments under facility operating leases were $43,000.

Rent expense recognized under the Company’s operating leases was $27,000 and $21,000 for the three months ended June 30, 2016 and 2015, respectively, and $54,000 and $42,000 for the six months ended June 30, 2016 and 2015, respectively.

Agreements with CROs

As of June 30, 2016, the Company had various agreements with CROs for the conduct of specified research and development activities and, based on the terms of the respective agreements, may be required to make future payments of up to $95,000 upon the completion of contracted work.

Other Commitments

In connection with the spin-off from AstraZeneca in 2008, and associated transfer agreements, the Company became party to an assignment agreement between AstraZeneca and a named inventor on a patent

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

related to elobixibat. In connection with this agreement, the inventor is entitled upon the initial launch of a pharmaceutical product that constitutes an IBAT-inhibitor in specified countries to a one-time “launch fee” payment of SEK 4.0 million ($472,000, based on the Swedish Kronor to USD exchange rate at June 30, 2016).

6.  Employee benefits expense

The Company has defined contribution retirement benefit plans. The expenses for the Company’s employee benefits recognized in the Condensed Consolidated Statements of Operations were as follows (in thousands):

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2016	2015	2016	2015
Wages and salaries	$455	$407	$1,223	$870
Social security expenses	117	79	209	110
Pension expenses – defined contribution plans	110	110	181	166

	$682	$596	$1,613	$1,146

7.  Net income (loss) per share

Basic net income (loss) per share is calculated by dividing the net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares by the weighted average number of ordinary shares and ordinary A shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing the net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares by the weighted-average number of ordinary equivalent shares outstanding during the period, including any dilutive effect from such shares. As the Company had a net loss for the six months ended June 30, 2016 and for the three months and six months ended June 30, 2015, all potentially dilutive ordinary equivalent shares were determined to be anti-dilutive. The Company had net income for the three months ended June 30, 2016, for which dilutive ordinary equivalent shares were calculated.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except for share data):

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2016	2015	2016	2015
Basic EPS:
Numerator
Net income (loss)	$2,139	$(1,614)	$(1,100)	$(4,250)

Net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares	$2,139	$(1,614)	$(1,100)	$(4,250)

Denominator
Weighted average number of ordinary shares and ordinary A shares in issue	4,120,976	3,794,303	3,959,435	3,794,303

Number of shares used for basic EPS computation	4,120,976	3,794,303	3,959,435	3,794,303

Basic EPS	$0.52	$(0.43)	$(0.28)	$(1.12)

Diluted EPS:
Numerator
Net income (loss)	$2,139	$(1,614)	$(1,100)	$(4,250)

Net income (loss) attributable to holders of ordinary shares and holders of ordinary A shares	$2,139	$(1,614)	$(1,100)	$(4,250)

Denominator
Weighted average number of ordinary shares and ordinary A shares in issue	4,120,976	3,794,303	3,959,435	3,794,303
Conversion of Convertible Preference Shares	39,354,000	—	—	—
Weighted average effect of dilutive securities:
2016 Warrants to purchase ordinary A shares	833,016	—	—	—

Number of shares used for basic EPS computation	44,307,992	3,794,303	3,959,435	3,794,303
Diluted EPS	$0.05	$(0.43)	$(0.28)	$(1.12)

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following weighted-average outstanding ordinary equivalent shares were excluded from the computation of diluted net income (loss) per share for the periods presented because including them would have been anti-dilutive:

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2016	2015	2016	2015
Convertible Preference Shares (on an as-converted basis)	—	39,354,000	39,354,000	39,354,000
Convertible Loans convertible to Convertible Preference Shares (on an as-converted basis)	—	719,000	—	719,000
Warrants to purchase Convertible Preference Shares (on an as-converted basis)	809,211	720,000	765,096	720,000
Options to purchase ordinary A shares	2,162,739	—	1,093,253	—

8.  Income taxes

The Company did not record income tax provisions or benefits for the three months or the six months ended June 30, 2016, or for the three months or the six months ended June 30, 2015, due to an expected loss before income taxes to be incurred for the years ending December 31, 2016 and 2015 and the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets. The Company has had an overall net operating loss position since its inception. The Company had approximately $2.8 million and $2.7 million in valuation allowances recorded against its deferred tax assets as of June 30, 2016 and December 31, 2015, respectively.

9.  Shareholders’ equity

The Company’s equity structure includes ordinary shares and ordinary A shares.

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s articles of association.

Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or, solely in connection with a dissolution, any participant or partner in such fund).

Distribution rights include the right to the distribution of income or capital of the Company, whether paid by way of dividend, a reduction of capital, as a consequence of a liquidation or otherwise, in accordance with the priorities established by the Company’s articles of association which include, but are not limited to, an initial preferred return in favor of the holders of Series C Convertible Preference Shares, preferred returns (conditional in certain respects) in favor of certain holders of ordinary shares, preferred returns in favor of holders of Series B Convertible Preference Shares and a preferred return in favor of holders of Series A Convertible Preference Shares.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Ordinary shares and ordinary A shares have voting rights of one vote per share.

All preferential income and capital rights granted shall terminate immediately prior to a Qualifying IPO, with any income or capital subsequently distributed to the holders of the ordinary shares and holders of ordinary A shares in proportion to the number of ordinary shares and ordinary A shares held. A Qualifying IPO has been defined in the articles of association as a fully underwritten IPO with a price per share representing a premoney valuation for the Company of at least $150 million or more, or the Euro equivalent, calculated on a fully diluted basis pursuant to which the Company receives gross proceeds of $40 million or more, or the Euro equivalent.

The following tables summarize the Company’s ordinary shares and ordinary A shares outstanding as of June 30, 2016 and December 31, 2015:

As of June 30, 2016 (unaudited)
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50
Ordinary A shares	8,325,188	527,262	$0.013	1.00	35

As of December 31, 2015
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50

Ordinary and ordinary A shares are denominated in Euros at €0.01 per share.

Issuance of Warrants and Ordinary A Shares

On March 18, 2016, Parent entered into a warrant instrument (the 2016 Warrant Instrument) for the offer and issuance of warrants (2016 Warrants) and ordinary A shares in lieu of 2016 Warrants. The terms of the 2016 Warrant Instrument were subsequently amended by the Company on April 18, 2016.

Pursuant to the terms of the amended 2016 Warrant Instrument, as of August 15, 2016, Parent had issued 1,581,785 2016 Warrants to employees of, and consultants to, the Company with a fair value of $0.05 (€0.04) per warrant and 527,262 ordinary A shares with a fair value of $0.07 (€0.06) per ordinary A share. Total cash proceeds received were $71,000 (€63,000) for the 2016 Warrants and $35,000 (€32,000) for the ordinary A shares, less related issuance costs of $32,000 (€28,000). The 2016 Warrants are immediately exercisable by the holders and the Company has the right but not the obligation to repurchase the outstanding and unexercised 2016 Warrants (Call Option) if the related party is no longer a qualifying person under the 2016 Warrant Instrument, which is considered to be a future contingent feature.

The number of 2016 Warrants that may be repurchased is reduced ratably each quarter over a four-year period. As of June 30, 2016, 1,482,923 2016 Warrants remained subject to this conditional repurchase right. If the Company elects to repurchase any 2016 Warrants, the Company will pay the 2016 Warrant holder an amount equal to the original purchase price of $0.04 (€0.04) for each such 2016 Warrant.

There were 1,581,785 2016 Warrants outstanding and exercisable as of June 30, 2016. The 2016 Warrants may be exercised to purchase ordinary A shares at an exercise price of €0.06 per share. The exercise term of the 2016 Warrants is five years.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Because the 2016 Warrants were issued at fair value and there are no service conditions, the Company accounted for the 2016 Warrants as an equity instruments. The related Call Options are not legally detachable or separately exercisable and therefore are accounted for together with the 2016 Warrants.

10.  Temporary equity

Temporary equity as of June 30, 2016, consisted of the following:

As of June 30, 2016 (unaudited)
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares – voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares – nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares – voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares – voting	4,871,080	—	0.013	1.00	—

Total	44,945,080	39,354,000			$520

Temporary equity as of December 31, 2015, consisted of the following:

As of December 31, 2015
Number of shares
Type of	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares – voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares – nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares – voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares – voting	4,871,080	—	0.013	1.00	—

Total	44,945,080	39,354,000			$520

Significant provisions of the convertible preference shares are as follows:

Voting—Each Series A, Series B and Series C Convertible Preference share is entitled to one vote per share on an as converted basis. Each Series A and Series B Convertible Preference share that is classified as nonvoting is not entitled to any voting rights.

Transfers—Shareholders in each class have certain transfer rights. Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or solely in connection with a dissolution any participant or partner in such fund).

Conversion—Series A Convertible Preference shares have conversion rights that enable any holder of Series A shares to at any time to convert the whole or part of its holding into ordinary shares. In addition, upon notice by the holders of 65% of the outstanding voting preference shares, immediately prior to a Qualifying IPO or immediately prior to a sale of the Company, each Series A share shall automatically be converted into ordinary shares at a ratio of 1:1 (subject to adjustment in accordance with the anti-dilution mechanism provided for in the Company’s articles of association). The holders of Series B Convertible Preference Shares and Series C Convertible Preference Shares have conversion rights that are broadly equivalent to conversion rights of the holders of Series A Convertible Preference Shares as described in this paragraph.

Series A Convertible Preference shares have additional conversion rights whereby a holder of Series A shares, may at any time convert part of its holding of Series A voting Convertible Preference shares into a like number of equivalently paid Series A nonvoting Convertible Preference shares, provided such holder holds at least one Series A Convertible Preference Share (and vice versa).

Series B Convertible Preference shares also have additional conversion rights whereby a holder of the Series B shares, who is also a holder of Series A shares, may at any time convert part of its holding of Series B voting Convertible Preference shares into a like number of equivalently paid Series B nonvoting Convertible Preference shares (and vice versa).

All preferential income and capital rights granted to holders of convertible preference shares shall terminate immediately prior to a Qualifying IPO with any income or capital subsequently distributed to the holders of the ordinary shares in proportion to the number of ordinary shares held.

Dividends—Holders of Series A, Series B and Series C Convertible Preference shares are entitled to dividends in the same order of priority as would apply upon a liquidation, if and when declared by the Board. Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through June 30, 2016.

Liquidation preferences—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series C Convertible Preference Shares are entitled to receive, prior and in preference to holders of ordinary shares and the holders of Series B and Series A Convertible Preference Shares, an amount per share calculated by reference to the subscription price paid. After this, certain holders of ordinary shares, subject to satisfaction of applicable conditions, are entitled to receive, prior and in preference to holders of Series B and Series A Convertible Preference Shares, fixed sums to be paid amongst those certain holders. Upon completion of the distribution to those certain holders of ordinary shares, holders of Series B Convertible Preference shares are entitled to receive prior and in preference to holders of Series A Convertible Preference Shares, amounts calculated by reference to a cumulative dividend at the annual rate of 8% of the original subscription price, from the date of issuance to December 1, 2012, and historic interest payments on related loan notes together with €1.00 for each such share held. Further preferential rights for determinable amounts are then

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

reserved to holders of Series A Convertible Preference Shares, certain holders of ordinary shares and, finally, to holders of Series C, Series B and Series A Convertible Preference Shares and certain holders of ordinary shares, collectively. In each case entitlements of shareholders are calculated to take account of prior distributions that have been made, and are subject to the conditional and accelerated entitlements expressly provided for in the Company’s articles of association and the satisfaction of any declared but unpaid dividends. All remaining legally available assets of the Company are to be distributed holders of ordinary shares and Series C, Series B and Series A Convertible Preference Shares in proportion to the number of shares held (with the holders of convertible preference shares participating on an as converted basis).

Prior distributions (dividends, capital or otherwise) are taken into account when determining the rights of shareholders to participate in any distribution of income or capital. Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through June 30, 2016.

Commitments—On May 24, 2016, Biodel, Parent and security holders of Parent entered into a definitive share exchange agreement. As part of the transaction contemplated by the share exchange agreement, a syndicate of existing Company investors has committed to subscribe for Series C Convertible Preference Shares for a total investment of $10.0 million prior to the closing of the transaction, contingent upon approval of the transaction by Biodel stockholders.

11.  Share-based Compensation

On March 18, 2016, Parent adopted a share option plan providing for the grant of share options to employees, consultants, officers and directors of any of the Company’s entities (the 2016 Option Plan).

The terms of the 2016 Option Plan were subsequently amended by the Company on April 18, 2016.

The 2016 Option Plan, as amended, provide for subscription rights over an aggregate amount of no more than 8,325,188 ordinary A shares of €0.01 each, or, in the event that Parent’s entire issued share capital is at any time comprised of a single class of share, that class of share. The aggregate number of subscription rights under the 2016 Option Plan is reduced by ordinary A shares issued plus the ordinary A shares issuable under 2016 Warrants. Refer to Note 9 for the number of 2016 Warrants and ordinary A shares offered and issued.

Pursuant to the terms of the amended 2016 Option Plan, as of August 15, 2016, the Parent had issued or granted options to purchase 3,524,329 ordinary A shares at an exercise price of €0.06 per ordinary A share.

The Company recognized share-based compensation expense for employees in the accompanying consolidated statements of operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
General and administrative	$55	$—	$55	$—

Total share-based compensation	$55	$—	$55	$—

The share options have been classified as a liability on the basis that they were granted in a currency other than the functional currency of the employing Company subsidiary of the recipients. These share options will be subject to revaluation until they are exercised or forfeited.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of June 30, 2016, there were options to purchase 3,524,329 ordinary A shares, none of which were vested and exercisable. Of the outstanding options, options to purchase 555,012 ordinary A shares are subject to vesting based on achievement of specified events. The exercise term of all stock options is 10 years.

A summary of the outstanding stock options as of June 30, 2016 is as follows:

	Stock Options Outstanding
	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Fair Value Per Share*
Outstanding—December 31, 2015	—
Granted	3,524,329	$0.07	9.82	$0.05
Forfeited	—
Exercised	—

Outstanding—June 30, 2016	3,524,329	$0.07	9.82	$0.40

Exercisable—June 30, 2016	—

Expected to vest—June 30, 2016	2,969,317	$0.07	9.82	$0.40

*	The stock options are remeasured at each reporting period end date for the weighted-average fair value per share.

The stock options outstanding at June 30, 2016 include two performance-based options, one to purchase 277,506 shares that vests upon completion of the transaction with Biodel or an initial public offering of the Company that exceeds a specified valuation and raises a specified minimum amount and one to purchase 277,506 shares that vests upon the date the Company files a new drug application with the U.S. Food and Drug Administration for A4250 for any orphan indication, if such filing occurs prior to a specified date. Each of the performance-based options has an exercise price of €0.06 ($0.07) per share.

As of June 30, 2016, the total unrecognized compensation expense related to unvested options was $1.2 million which the Company expects to recognize over an estimated weighted average period of 3.82 years.

In determining the estimated fair value of the share-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

The fair value of share option awards was estimated with the following assumptions:

	As of the Grant Date*	As of June 30, 2016
Share price of ordinary A shares	$0.07	$0.44
Expected term (in years)	6.08	5.89
Risk-free interest rate	1.18%-1.19%	1.14%-1.15%
Expected volatility	83.39%	83.09%
Dividend rate	0%	0%

*	The option awards were granted on April 21, 2016 and April 25, 2016.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

12.  Long-term debt

	June 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Long-term debt, including current portion:
Loan Facility	$4,259	$4,421
2014 Convertible Loans	983	933
2015 Convertible Loans	2,063	2,026

Total long-term debt	7,305	7,380
Less: current portion	(2,783)	(2,514)

Long-term debt	$4,522	$4,866

2015 Convertible Loans

On October 1, 2015, the Company entered into a loan agreement with certain of its shareholders and their affiliates and members of management and executed a related convertible loan instrument, which provided 5,000,000 $1.00, unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD. The Company issued a portion of the 2015 Convertible Loans at a par value of $3.5 million to certain of its shareholders and their affiliates and members of management, including some considered to be related parties. Interest accrues at a rate of 8% per annum. Interest becomes payable on any of the outstanding 2015 Convertible Loans notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2015 Convertible Loans mature on September 30, 2020 and can be repaid earlier if approved by a qualifying majority of the members of the Board and if the Loan Facility has been repaid in full. The aggregate principal amount of the 2015 Convertible Loans outstanding as of both June 30, 2016 and December 31, 2015 was $3.5 million.

The 2015 Convertible Loans are convertible into Series C Convertible Preference shares at $1.9314 per share or into new shares issued as part of a fundraising in which the Company receives proceeds of at least $3.0 million (conversion feature), in either case with the approval of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2015 Convertible Loans convert into new shares (being the class of shares issued as part of the fundraising) at a 20% discount to the average price per share paid by investors in the fundraising (redemption feature). The noteholders have the right to request conversion any time after June 30, 2016. These features were concluded to be a derivative and separately accounted from the 2015 Convertible Loans. An allocation of the net proceeds of the 2015 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $1.5 million and recognized as a noncurrent liability. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2015 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2015 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discount as interest expense using the effective interest rate method over the contractual term of the 2015 Convertible Loans. The effective interest rate is 18.3% per annum.

The remaining debt discount associated with 2015 Convertible Loans was $1.4 million and $1.5 million as of June 30, 2016 and December 31, 2015, respectively, and is expected to be accreted to the balance of the

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

2015 Convertible Loans over the remaining term. The accretion of the debt discount has been recognized in Interest expense in the amount of $31,000 and $57,000 for the three months and six months ended June 30, 2016, respectively. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2015 Convertible Loans were $72,000, of which $41,000 was allocated to Long-term debt and $31,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Condensed Consolidated Statement of Operations for the year ended December 31, 2015. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2015 Convertible Loans. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

2014 Convertible Loans

On December 17, 2014, the Company executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes (2014 Convertible Loans) and was subsequently amended on October 1, 2015. The Company issued the full amount of the 2014 Convertible Loans at a par value of €1.3 million to certain of its shareholders and their affiliates, including some considered to be related parties. The aggregate principal amount of the 2014 Convertible Loans outstanding as of June 30, 2016 and December 31, 2015 was $1.4 million (€1.3 million) and $1.4 million (€1.3 million), respectively. Interest accrues at 8% annual rate of simple interest for the number of days the notes are outstanding (based on a 365-day year). Interest will become payable on any of the outstanding 2014 Convertible Loans shortly after the maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2014 Convertible Loans mature on December 18, 2019 and can be repaid earlier at their nominal value of €1.3 million if approved by a qualifying majority of the members of the Board and if the Loan Facility has been repaid in full.

The 2014 Convertible Loans can be converted into Series C Convertible Preference shares at the rate of €1.74 ($1.93 as of June 30, 2016) per share or into new shares issued as part of a fundraising, which is defined as the Company raising at least €5.0 million from the issue of shares (conversion feature), in either case with the prior consent of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2014 Convertible Loans convert into new shares at a price that is at a 20% discount to the average price per new share being paid by investors in the fundraising (redemption feature). These features were concluded to be a derivative and separately accounted from the 2014 Convertible Loans. An allocation of the net proceeds of the 2014 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $487,000 (€400,000) and recognized as a noncurrent liability. The derivative liabilities were recorded as a noncurrent liability as the conversion is contingent upon Board approval. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2014 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2014 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discount as interest expense using the effective interest rate method over the contractual term of the 2014 Convertible Loans. The effective interest rate is 15.3% per annum.

The remaining debt discount associated with 2014 Convertible Loans was $414,000 (€371,000) and $442,000 (€396,000) as of June 30, 2016 and December 31, 2015, respectively, and is expected to be accreted to

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

the balance of the 2014 Convertible Loans over the remaining term. The accretion of the debt discount has been recognized in Interest expense in the amount of $15,000 and $9,000 for the three months ended June 30, 2016 and 2015, respectively, and $29,000 and $17,000 for the six months ended June 30, 2016 and 2015, respectively. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2014 Convertible Loans were $58,000, of which $39,000 was allocated to Long-term debt and $19,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Condensed Consolidated Statement of Operations in the year ended December 31, 2014. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2014 Convertible Loans. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Loan Facility

On December 18, 2014, the Company executed a loan agreement with Kreos UK (Loan Facility). Under the terms of the Loan Facility, the Company borrowed €6.0 million ($7.3 million), with an outstanding balance due of €4.2 million ($4.7 million) as of June 30, 2016 and €4.9 million ($5.3 million) as of December 31, 2015, and an additional discount recognized of €771,000 ($856,000) and €681,000 ($743,000), as of June 30, 2016 and December 31, 2015, respectively. The Loan Facility has a term of 36 months with principal and interest payable monthly, after a six month initial interest only period, at an annual rate of 11.5%. In addition, the Company is required to make an end-of-loan payment equal to 1.25% of the amounts lent by Kreos UK. The Company drew down the full €6.0 million with €229,000 ($250,000) held back by Kreos UK from the proceeds received as an upfront payment of the principal on December 18, 2014. The Company paid $477,000 and $0 in principal for the three months ended June 30, 2016 and 2015, respectively, and $713,000 and $0 in principal for the six months ended June 30, 2016 and 2015, respectively. The Company paid $140,000 and $0 in interest for the three months ended June 30, 2016 and 2015, respectively, and $288,000 and $0 in interest for the six months ended June 30, 2016 and 2015, respectively.

The Company has the option to redeem all outstanding amounts. Upon the occurrence of a sale or a change of control, the Company shall redeem the principal, accrued interest and other fees, and remaining interest payments calculated until the end of the term, discounted by 5%.

Parent has pledged its shares in Albireo AB and has granted a debenture (incorporating fixed and floating charges) over its assets by way of security for the obligations it owes under the Loan Facility.

The Loan Facility is guaranteed by Elobix AB and Albireo AB as principal obligors who have severally agreed to indemnify and keep indemnified Kreos UK in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Kreos UK arising out of, or in connection with, any failure of the Company to perform or discharge any of its obligations or liabilities.

In addition, Elobix AB and Albireo AB have agreed to pledge the following:

•	Albireo AB shares in Elobix AB

•	Albireo AB bank accounts

•	Albireo AB A4250 patents

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	Elobix elobixibat patents

•	Elobix bank accounts

Although the bank accounts of Albireo AB and Elobix AB were pledged, Albireo AB and Elobix AB are not restricted from using the cash for working capital requirements.

Subsequently, on February 4, 2016, the Company pledged its present and future rights to fees, royalties and other payments due and payable any time under its license agreement with EA Pharma to Kreos UK in support of the Loan Facility. See Note 13 for further discussion.

In connection with the Loan Facility, the Company issued to Kreos Capital detachable warrants with a right to acquire shares at 720,000 Euro which have been fair valued as of June 30, 2016 at $423,000 (€381,000) (the Warrants) to purchase certain shares of the Company’s stock under specific circumstances as follows:

Pre-IPO at Kreos Capital’s election:

•	Series B Convertible Preference shares at €1.00 ($1.22) per share;

•	Series C Convertible Preference shares at €1.74 ($2.12) per share, or any lower price subsequently paid for this class of share by an investor, or

•	Any new class of share issued on a financing round greater than €5.0 million ($6.1 million) at the lowest price per share paid by an investor.

Post-IPO:

•	Ordinary shares at the listing price per share.

Because the amount of shares will be variable upon the exercise of the Warrants, the Company determined that the Warrants are a liability under ASC 480 and are required to be measured at fair value. The fair value of the Warrants liability is required to be re-measured at each reporting period end with changes in fair value recognized in the Condensed Consolidated Statements of Operations. The maximum number of underlying preference shares, which could be obtained through exercise and in turn converted into ordinary shares, was 720,000 shares as of both June 30, 2016 and December 31, 2015. The maximum number of underlying preference shares may change if there is an issuance of new shares and the Board approves an adjustment.

Transaction costs were allocated based on the amounts of the Loan Facility and the fair value of the Warrants. Transaction costs allocated to the Loan Facility were $378,000 and transaction costs allocated to the Warrants were $70,000. The portion of the transaction costs allocated to the fair value of the Warrants was immediately expensed because the fair value of the Warrants is accounted for at fair value through the Company’s statements of comprehensive loss. For the portion of transaction costs that are allocated to the Loan Facility, the transaction costs are deducted from the carrying amount of the Loan Facility and along with the fair value of the Warrants, which represent a discount to the Loan Facility, are then accreted to the Condensed Statement of Comprehensive Loss over the term using effective interest rate method. The effective interest rate was 27.1% per annum. The discount is being amortized over the loan term of 36 months. Interest expense included $239,000 and $178,000 of discount amortization for the three months ended June 30, 2016 and 2015, respectively, and $472,000 and $344,000 of discount amortization for the six months ended June 30, 2016 and 2015, respectively.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On February 4, 2016, the Company entered a Deed of Variation related to its Loan Facility. Under the terms of the Deed of Variation, the timing of principal payments was changed during the term of the Loan Facility and an additional end of loan payment of €512,000 ($569,000 based on the Euro to USD exchange rate at June 30, 2016), was added, although the total principal due under the Loan Facility remained unchanged. In addition, there were no changes to the maturity date or the stated interest rate.

The Company accounted for the amendment to the Loan Facility prospectively in accordance with ASC 470-50, Modifications and Extinguishments, as there were no concessions granted to the Company by the holders of the Loan Facility and the difference in cash flows between the original and amended loans did not change by more than 10% per holder. As a result of the modification, the transaction costs incurred in connection with the amendment were expensed when incurred and the effective interest rate calculation was updated, resulting in an effective interest rate of 39.3%.

The following is a list of annual principal maturities of the Long-term debt as of June 30, 2016 (in thousands):

Amount (unaudited)
Year 1	$2,797
Year 2	1,688
Year 3	—
Year 4	1,396
Year 5	3,501

Total cash payments	$9,382

13.  Derivatives

The following disclosures summarize the fair value of derivative instruments not designated as hedging instruments in the Condensed Consolidated Balance Sheets and the effects of changes in fair value related to those derivative instruments on the Condensed Consolidated Statements of Operations (in thousands):

		June 30, 2016 (unaudited)	December 31, 2015
Derivative Instruments Not Designated as Hedging Instruments	Balance Sheet Location
Derivative liabilities	Noncurrent liabilities	$2,224	$2,047
Warrants liability	Current liabilities	423	1,163

		Six Months Ended June 30, (unaudited)
Effect of Derivative Instruments Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized	2016	2015
Derivative liabilities	Non-operating income (expense)	$(145)	$(142)
Warrants liability	Non-operating income (expense)	765	(208)

The derivative liabilities related to the conversion feature embedded in the 2014 Convertible Loans and 2015 Convertible Loans have been separately recognized at their fair value. The Company determined that embedded features met the definition of a derivative and was required to be recorded at fair value at issuance and will be re-measured each reporting period thereafter.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(Unaudited)

14.  Subsequent events

On July 13, 2016, Biodel, Parent and security holders of Parent amended and restated the share exchange agreement entered into on May 24, 2016. The amended share exchange agreement eliminates registration requirements applicable to the shares of Biodel’s common stock issuable in the Transaction, provides for Biodel to instead file a standalone proxy statement with the Securities and Exchange Commission, and allocates certain expenses related to the Transaction. All other material terms and conditions of the original share exchange agreement remain unchanged in the amended share exchange agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Biodel Inc. (Biodel), Albireo Limited (Albireo) and security holders of Albireo entered into a definitive share exchange agreement on May 24, 2016, and the share exchange agreement was amended and restated on July 13, 2016. Under the terms of the share exchange agreement, Albireo’s shareholders have agreed to exchange their shares for a number of newly issued shares of Biodel common stock determined based on an exchange ratio (the Transaction). The exchange ratio is defined in the share exchange agreement as 0.06999 shares of Biodel common stock for each ordinary share of Albireo, subject to potential adjustment based on the actual “net cash” balances of Biodel and Albireo (taking into account certain obligations and transaction costs) as of the date that is 10 days prior to Biodel’s 2016 Annual Meeting of Stockholders (the Determination Date). Based on an assumed exchange ratio of 0.06999, holders of Biodel securities are expected to own approximately one-third, and holders of Albireo securities are expected to own approximately two-thirds, of the combined organization (defined below). The actual respective ownership percentages may change based on whether the conditions are met to adjust the exchange ratio. The Transaction is subject to the approval of the stockholders of Biodel and other customary closing conditions.

In addition to the above, in connection with the Transaction, the following will also occur:

•	a syndicate of Albireo’s existing investors have committed to subscribe for $10 million in Series C Convertible Preference Shares prior to the closing of the Transaction;

•	the outstanding Albireo warrants issued to Kreos Capital IV (Expert Fund) Limited (Kreos Capital), an affiliate of Albireo’s lender, will be replaced with warrants to purchase shares of Biodel common stock; and

•	Biodel will consummate a reverse stock split of its common stock in a ratio of 30:1.

The Transaction will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations. For accounting purposes, Albireo is considered to be the accounting acquirer due to the following:

•	Albireo’s former equity owners will collectively own a majority voting interest in Biodel and will therefore control Biodel and Albireo and its direct and indirect wholly owned subsidiaries (collectively, the combined organization); and

•	Albireo will appoint a majority of the board of directors of Biodel, which will be renamed Albireo Pharma, Inc.

Because Albireo is considered the accounting acquirer, Albireo will allocate the total purchase consideration to the fair value of Biodel’s assets and liabilities as of the assumed acquisition date, with any excess purchase consideration being recorded as goodwill.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as of June 30, 2016, giving effect to the Transaction as if it occurred on June 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2015 and for the six months ended June 30, 2016 gives effect to the Transaction as if it occurred on January 1, 2015, the beginning of the earliest period presented.

This Unaudited Pro Forma Condensed Combined Financial Statements have been derived from, and should be read in conjunction with, the following:

•	The historical audited financial statements of Biodel as of and for the fiscal year ended September 30, 2015 included in Biodel’s Annual Report on Form 10-K filed on December 22, 2015;

•	The historical unaudited financial statements of Biodel as of and for the three months ended December 31, 2015 included in Biodel’s Quarterly Report on Form 10-Q filed on February 16, 2016;

•	The historical unaudited financial statements of Biodel as of and for the three and nine months ended June 30, 2016 included in Biodel’s Quarterly Report on Form 10-Q filed on August 11, 2016;

•	The historical audited financial statements of Albireo as of and for the fiscal year ended December 31, 2015 included in this proxy statement; and

•	The historical unaudited financial statements of Albireo as of and for the six months ended June 30, 2016 included in this proxy statement.

The Unaudited Pro Forma Condensed Combined Statement of Operations is based upon the year end of Albireo, as the accounting acquirer, using its audited financial statements for the fiscal year ended December 31, 2015. Biodel’s historical financial information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2016 was derived from Biodel’s unaudited financial statements for the nine months ended June 30, 2016, adjusted by backing out Biodel’s unaudited financial statements for the three months ended December 31, 2015. Biodel’s historical financial information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2015 was derived from Biodel’s audited financial statements for the fiscal year ended September 30, 2015, recasted to include Biodel’s unaudited financial statements for the three months ended December 31, 2015 and to back out Biodel’s unaudited financial statements for the three months ended December 31, 2014.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The unaudited pro forma adjustments reflecting the acquisition have been prepared in accordance with the business combination accounting guidance and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma Condensed Combined Financial Statements. The detailed adjustments and underlying assumptions used to prepare the Unaudited Pro Forma Condensed Combined Financial Statements are contained in the notes hereto and should be reviewed in their entirety.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of the combined organization would have been had the Transaction occurred on the respective dates indicated above, nor are they indicative of the future results or financial position of the combined organization. In connection with the Unaudited Pro Forma Condensed Combined Financial Statements, the total purchase consideration was allocated based on the best estimates of fair value of the assets acquired and liabilities assumed. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation.

The Unaudited Pro Forma Condensed Combined Financial Statements also does not give effect to the potential impact of current financial conditions, regulatory matters, any anticipated synergies, operating efficiencies or cost savings that may result from the Transaction or any integration costs. Furthermore, the Unaudited Pro Forma Condensed Combined Statements of Operations do not include certain nonrecurring charges resulting directly from the acquisition as described in the accompanying notes.

As contemplated by the share exchange agreement, the holders of currently exercisable warrants to purchase ordinary A shares of Albireo will be offered, effective as of the closing of the Transaction, a replacement stock option, subject to vesting, exercisable for Biodel common stock or another equity-based award based on shares of Biodel common stock. Based on an assumed exchange ratio of 0.06999, which is subject to adjustment in accordance with the share exchange agreement, an aggregate of 1,581,785 exercisable warrants are expected to be replaced with stock options to purchase an aggregate of 110,709 shares of Biodel common stock at an exercise price of $1.00 per share. The vesting terms of the replacement stock options have not yet been finalized and therefore the fair value of these awards and resulting stock compensation expense cannot yet be determined and is not reflected in the tables below. Based on the same assumed exchange ratio, stock options exercisable for an aggregate of 3,524,329 ordinary A shares of Albireo will be replaced with stock options to purchase an aggregate of 246,668 shares of Biodel common stock at an exercise price of $1.00 per share, with the vesting terms of the replacement stock options continuing from the original awards (four years from the grant date of the original awards). Stock compensation expense will be recorded based on the Black-Scholes value of the replacement stock options over the vesting period and is reflected in the tables below.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma
	Albireo	Biodel	Capital Structure		Preliminary Purchase Accounting		Other		Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,250	$31,024	$10,000	B	$(1,611)	H	$(2,560)	L	$42,214
			(7)	D	(882)	J
Restricted cash	—	21	—		—		—		21
Trade receivables	24	—	—		—		—		24
Prepaid expenses and other assets	48	283	—		—		—		331
Other receivables	332	—	—		—		—		332

Total current assets	6,654	31,328	9,993		(2,493)		(2,560)		42,922
Equipment, net	29	—	—		—		—		29
Goodwill	—	—	—		718	I	—		718
Intellectual property, net	—	34	—		116	K	—		150

Total assets	$6,683	$31,362	$9,993		$(1,659)		$(2,560)		$43,819

LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$1,114	$467	$—		$—		$—		$1,581
Accrued expenses	4,691	—	—		—		2,303	N	6,994
Clinical trial expenses	—	1	—		—		(1)		—
Payroll and related	—	344	—		—		(344)	N	—
Accounting and legal fees	—	441	—		—		(441)	N	—
Restructuring	—	1,394	—		—		(1,394)	N	—
Other	—	123	—		—		(123)	N	—
Advances from customers	37	—	—		—		—		37
Long-term debt, current portion	2,783	—	—		—		—		2,783
Warrants liability	423	—	134	M	—		—		557
Income taxes payable	—	—	—		—		—		—
Other liabilities	40	—	—		—		—		40

Total current liabilities	9,088	2,770	134		—		—		11,992
Long-term debt	4,522	—	(3,046)	A	—		—		1,476
Share-based compensation liability	55	—	(55)	E	—		—		—
Common stock warrant liability	—	7	(7)	D	—		—		—
Restructuring and other long-term liabilities	—	625	—		—		(625)	N	—
Restructuring liability	—	—	—		—		625	N	625
Derivative liabilities	2,224	—	(2,224)	A	—		—		—

Total liabilities	15,889	3,402	(5,198)		—		—		14,093

Convertible preference shares	520	—	(520)	C	—		—		—
Stockholders’ equity (deficit):
Albireo ordinary and ordinary A shares	56	—	(56)	C	—		—		—
Biodel common stock	—	641	4	A	(641)	G	—		63
			7	B	21	F
			31	C
Additional paid-in capital	68	287,793	545	C	26,280	F	—		42,686
			9,993	B	(287,793)	G
			5,266	A
			55	E
			253	E
			226	E
Accumulated other comprehensive income	845	—	—		—		—		845
Accumulated deficit	(10,695)	(260,474)	(134)	M	260,474	G	(2,560)	L	(13,868)
			(253)	E
			(226)	E

Total stockholders’ equity (deficit)	(9,726)	27,960	15,711		(1,659)		(2,560)		29,726

Total liabilities, convertible preference shares and stockholders’ equity (deficit)	$6,683	$31,362	$9,993		$(1,659)		$(2,560)		$43,819

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2016

(in thousands, except per share data)

	Historical			Pro Forma Adjustments						Pro Forma
	Albireo	Biodel		Capital Structure		Preliminary Purchase Accounting		Other		Combined
Revenue	$8,097	$—		$—		$—		$—		$8,097
Operating expenses:
Research and development	4,310	2,155	O	—		—		—		6,465
General and administrative	4,334	7,025	O	248	R	(2)	S			11,605
Other income, net	135	—		—		—		—		135

Total operating expenses	8,779	9,180		248		(2)		—		18,205

Operating loss	(682)	(9,180)		(248)		2		—		(10,108)
Interest income	—	232		—		—		(232)	S	—
Interest income (expense)	(1,038)	—		281	P	—		232	S	(525)
Adjustments to fair value of common stock warrant liability	—	(4)		—		—		—		(4)
Loss on fixed asset	—	—		—		—		—		—
Non-operating income (expense)	620	—		145	Q	—		—		765

Loss before income taxes	(1,100)	(8,952)		178		2		—		(9,872)
Income (benefit) tax	—	11		—	U	—	U	—	U	11

Net loss	$(1,100)	$(8,963)		$178		$2		—		$(9,883)

Net loss per share attributable to holders of ordinary shares and holders of ordinary A shares, basic and diluted	$(0.28)	$(0.14)								$(1.57)

Weighted-average shares used in computing net loss per share attributable to holders of ordinary shares and holders of ordinary A shares, basic and diluted	3,959	64,148							U	6,289

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

For the Year Ended December 31, 2015

(in thousands, except per share data)

	Historical		Pro Forma Adjustments						Pro Forma
	Albireo	Biodel	Capital Structure		Preliminary Purchase Accounting		Other		Combined
Revenue	$5,099	$—	$—		$—		$—		$5,099
Operating expenses:
Research and development	5,634	11,552	—		(3)	AA	—		17,183
General and administrative	4,462	6,201	605	Z	—		—		11,268
Other (income) expense, net	(271)	—	—		—		2	BB	(269)

Total operating expenses	9,825	17,753	605		(3)		2		28,182

Operating loss	(4,726)	(17,753)	(605)		3		(2)		(23,083)
Interest income	—	60	—		—		(60)	BB	—
Interest income (expense)	(1,722)	—	247	W	—		60	BB	(1,415)
Adjustments to fair value of common stock warrant liability	—	465	(465)	Y	—		—		—
Loss on fixed asset	—	(2)	—		—		2	BB	—
Non-operating income (expense)	(320)	—	172	X	—		—		(148)

Loss before income taxes	(6,768)	(17,230)	(651)		3		—		(24,646)
Income tax	—	35	—	CC	—	CC	—		35

Net loss	$(6,768)	$(17,265)	$(651)		$3		$—		$(24,681)

Net loss per share attributable to holders of ordinary shares and holders of ordinary A shares, basic and diluted	$(1.78)	$(0.34)							$(3.92)

Weighted-average shares used in computing net loss per share attributable to holders of ordinary shares and holders of ordinary A shares, basic and diluted	3,794	51,137						DD	6,289

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

1.  Basis of presentation

The Transaction will be accounted for as a reverse acquisition using the acquisition method of accounting for business combinations. The excess fair values of the consideration transferred over assets acquired and liabilities assumed is recorded as a gain on the Transaction.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the effect of the Transaction.

Under the acquisition method, acquisition-related transaction costs such as advisory, legal, valuation and other professional fees are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented or reflected as pro forma adjustments in the Unaudited Pro Forma Combined Consolidated Statements of Operations because they will not have a continuing impact on the combined results.

Description of transaction

Biodel, Albireo and security holders of Albireo entered into a definitive share exchange agreement on May 24, 2016, and the share exchange agreement was amended and restated on July 13, 2016. Under the terms of the share exchange agreement, Albireo’s shareholders have agreed to exchange their shares for a number of newly issued shares of Biodel common stock determined based on an exchange ratio (the Transaction). The exchange ratio is defined in the share exchange agreement as 0.06999 shares of Biodel common stock for each ordinary share of Albireo, subject to adjustment if, as of the date that is 10 days prior to Biodel’s 2016 Annual Meeting of Stockholders (the Determination Date), either or both of (a) Biodel’s net cash, calculated as provided in the share exchange agreement, is greater than $22,000,000 or less than $21,000,000 and (b) Albireo’s net cash, calculated as provided in the share exchange agreement is at least $500,000 greater or less than Albireo forecasted net cash. Based on an assumed exchange ratio of 0.06999, holders of Biodel securities are expected to own approximately one-third and holders of Albireo securities are expected to own approximately two-thirds of the combined organization. The actual respective ownership percentages may change based on whether the conditions are met to adjust the exchange ratio. The Transaction is subject to the approval of the stockholders of Biodel and other customary closing conditions.

In addition to the above, in connection with the Transaction, the following will also occur:

•	a syndicate of Albireo’s existing investors have committed to subscribe for $10 million in Series C Convertible Preference Shares prior to the closing of the Transaction;

•	the outstanding Albireo warrants issued to Kreos Capital will be replaced with warrants to purchase shares of Biodel common stock; and

•	Biodel will consummate a reverse stock split of its common stock in a ratio of 30:1.

The Unaudited Pro Forma Condensed Combined Financial statements assume the exchange ratio will be 0.06999. For illustrative purposes only, as the exchange ratio may be adjusted, assuming Albireo’s net cash as of the Determination Date equals its forecasted net cash, if Biodel’s net cash is $23 million as of the Determination Date, the ownership percentage held by Biodel stockholders would increase by approximately 1%. Alternatively, if Biodel’s net cash as of the Determination Date is $20 million, the ownership percentage held by Biodel stockholders would decrease by approximately 1%.

The exercise price of the replacement warrants to Kreos Capital is to be determined by dividing $0.824 per warrant, which is the price at which the 2015 Convertible Loans will be converted into Series C Convertible

Preference Shares, by the exchange ratio. Based on an assumed exchange ratio of 0.06999, the exercise price would be $11.77. The replacement warrants would be exercisable for a term of five years. If during the term of the replacement warrants the combined organization issues new shares of capital stock, other than specified exceptions, at a per share price less than the then-current exercise price of the replacement warrants, the number of shares for which the replacement warrants would be exercisable would increase based on a formula.

Purchase consideration

The purchase consideration in a reverse acquisition is determined with reference to the fair value of equity interests retained by the current owners of the legal acquirer, Biodel. As the reverse acquisition has not been consummated, the fair value of Biodel’s common stock was determined based on the closing price of Biodel’s common stock on NASDAQ on August 1, 2016.

Amount
(in thousands, except per share data)
Number of Biodel shares outstanding at June 30, 2016	64,148
Reverse stock split factor	30

Estimated Biodel shares outstanding at closing	2,138

Closing price of Biodel common stock on August 1, 2016	$0.41
Reverse stock split factor	30

Closing price of Biodel common stock on August 1, 2016 (adjusted for reverse stock split)	$12.30

Estimated fair value of share consideration to be transferred[1]	$26,301

(1)	The estimated consideration of the Transaction reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not represent the actual consideration. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the combination at the then-current market price. This requirement will likely result in a per share equity component different from the amount assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and that difference may be material. An increase or decrease in the price per share of Biodel’s common stock assumed in these Unaudited Pro Forma Condensed Combined Financial Statements by $0.01 can increase or decrease the estimated purchase price by approximately $0.6 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease in gain on transaction.

Preliminary purchase consideration allocation

The following table summarizes the preliminary allocation of the estimated purchase consideration to the fair values of assets acquired and liabilities assumed of Biodel, with the difference recorded as goodwill:

Amount
(in thousands)
Cash and cash equivalents	$28,523
Restricted cash	21
Prepaid and other assets	283
In-process research and development	150
Trade payable	(467)
Accrued expenses	(2,302)
Restructuring liabilities, noncurrent	(625)

Net assets acquired	25,583
Estimate of consideration expected to be transferred	26,301

Estimated goodwill to be recognized	$718

2.	Pro forma adjustments

The pro forma adjustments reflected in the Unaudited Condensed Combined Financial Statements represent estimated values and amounts based on available information.

Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2016:

Capital Structure Adjustments

A.	Adjustment reflects the conversion of outstanding principal balances of convertible loan notes issued by Albireo in December 2014 (2014 Convertible Loans) and October and December 2015 (2015 Convertible Loans) to certain of its shareholders and their affiliates and members of management, including some considered to be related parties, into Series C Convertible Preference shares and subsequently into ordinary shares of Albireo immediately prior to the closing of the Transaction. The 2014 Convertible Loans will be converted into Series C Convertible Preference shares at an agreed-upon price of €0.7491 per share as provided in the share exchange agreement. The 2015 Convertible Loans will be converted into Series C Convertible Preference shares at an agreed-upon price of $0.824 per share as provided in the share exchange agreement. The conversion of the 2014 Convertible Loans and 2015 Convertible Loans will be treated as capital transactions with related parties.

(in thousands, except per share data)
Conversion of 2014 Convertible Loans €1,251 at a price of €0.7491 per share	1,670
Conversion of 2015 Convertible Loans $3,501 at a price of $0.824 per share	4,249

Number of Albireo convertible preference shares received upon conversion	5,919
Share exchange ratio	.06999

Number of Biodel shares at Transaction	414

Common stock upon share exchange[1]	$4
Additional paid in capital upon share exchange[1]	5,266

Carrying value of the 2014 and 2015 Convertible Loans prior to conversion[1]	$5,270

(1)	Common stock value was determined by taking the 414 Biodel shares to be received in the Transaction multiplied by the Biodel common stock par value per share of $0.01. The difference between the fair value of the 414 Biodel shares to be received in the Transaction at the post-reverse stock split Biodel common stock price per share of $12.30 and the carrying value of the 2014 Convertible Loans and 2015 Convertible Loans on the Albireo books as of June 30, 2016 of $174 ($5,096 minus $5,270) has been recorded to Additional paid in capital as the Transaction is treated as a capital transaction.

B.	Adjustment reflects the issuance of 9,708,740 Albireo Series C Convertible Preference shares committed to by a syndicate of Albireo’s existing investors for cash proceeds of $10.0 million, prior to the closing of the Transaction.

(in thousands, except per share data)
Number of Albireo Series C Convertible Preference Shares received upon purchase	9,709
Share exchange ratio	.06999

Number of Biodel shares at Transaction	679

Common stock upon share exchange[1]	$7
Additional paid in capital upon share exchange[1]	9,993

Share Exchange value of the Series C Convertible Preference Shares	$10,000

(1)	Common stock value was determined by taking the of the 679 Biodel shares to be received in the Transaction multiplied by the Biodel common stock par value per share of $0.01. Additional paid in capital represents the difference between the $10 million investment and the par value, as this is considered a capital transaction.

C.	Adjustment reflects the conversion of Albireo Convertible Preference shares and Ordinary and Ordinary A shares.

(in thousands)
Albireo convertible preference shares at June 30, 2016	$520
Albireo ordinary and ordinary A shares at June 30, 2016	56

Albireo ordinary, ordinary A and convertible preference shares upon conversion at par	$576

Number of convertible preference shares to be exchanged	39,354
Number of ordinary and ordinary A shares to be exchanged	4,322

Convertible preference shares and ordinary and ordinary A shares to be exchanged	43,676
Pro forma exchange ratio	.06999

Biodel shares received upon exchange	3,057

Adjustment:
Common stock	$31
Additional paid in capital	545

Equity value upon conversion	$576

D.	Adjustment reflects the cash settlement of Biodel’s warrants for cash as a result of the existing change of control provisions.

E.	Adjustments reflect the expected changes to the existing Albireo stock options as a result of the Transaction that are nonrecurring in nature, to include (i) the expected reclassification of $55,000 for the stock options (which were originally denominated in Euro) from a liability to equity upon the replacement of the options, as contemplated in the share exchange agreement, with options expected to be denominated in the USD, (ii) the incremental expense of $253,000 for stock options that are expected to be vested at the time of the Transaction, and (iii) the stock compensation expense of $226,000 for the stock options for which vesting is contingent upon the Transaction. These transactions have not been reflected in the Unaudited Pro Forma Condensed Combined Income Statement as there is no continuing impact expected.

Preliminary Purchase Price Accounting Adjustments

F.	Adjustment reflects the Common Stock and additional paid-in capital of Biodel post reverse stock split. The adjustment is based on the 30:1 reverse stock split utilizing the closing price per share of Biodel’s common stock on NASDAQ on August 1, 2016.

(in thousands)
Biodel outstanding shares of common stock	64,148
Reverse stock split ratio	30

Biodel outstanding shares of common stock post reverse stock split	2,138
Estimated price per share of Biodel common stock post reverse split	$12.30

Estimated fair value of consideration transferred	$26,301

Common Stock ($0.01 par value)	$21
Additional paid in capital	26,280

Increase in equity	$26,301

G.	Adjustment made to eliminate Biodel’s historical stockholders’ equity.

(in thousands)
Common Stock	$(641)
Additional paid in capital	(287,793)
Accumulated deficit	260,474

Total Adjustments to Stockholders’ equity	$(27,960)

H.	Adjustment reflects $1.6 million of transaction costs expected to be incurred by Biodel as a result of the Transaction not previously recorded in its historical financial statements, with no expected tax benefit. As there is no continuing impact of the combination-related costs, the impact of these costs has not been included in the Unaudited Pro Forma Condensed Combined Statements of Operations.

I.	Adjustment made to reflect the preliminary excess of consideration transferred over assets acquired less the liabilities assumed which has been recorded as goodwill (as of June 30, 2016), which has been determined using Biodel share price, post reverse stock split, as of August 1, 2016.

J.	Adjustment reflects $0.9 million of Biodel employee bonuses contingent upon a transaction occurring in 2016 not previously recorded in its historical financial statements, with no expected tax benefit. As there is no continuing impact of the combination-related costs, the impact of these costs has not been included in the Unaudited Pro Forma Condensed Combined Statements of Operations.

Adjustments

K.	Adjustment made to reflect the intangible assets at fair value of $150,000 from a market participant’s view in conjunction with the preliminary purchase accounting in addition to the write-off of the carrying value of the pre-existing patents, resulting in a net adjustment of $116,000.

Other Adjustments

L.	Adjustment made to accrue the estimated transaction costs to be incurred by Albireo related to the Transaction in the amount of $2.6 million not previously recorded in its historical financial statements, with no expected tax benefit. As there is no continuing impact of the combination-related costs, the impact of these costs has not been included in the Unaudited Pro Forma Condensed Combined Statements of Operations.

M.	Adjustment made to reflect the fair value of the warrants at the time of their replacement. A summary of the calculation is as follows:

Amount
(in thousands)
Kreos Capital warrants available at June 30, 2016 (using the Euro to USD exchange rate at June 30, 2016)	$800
Exchange price expected at closing[1]	$0.82

Estimated number of Kreos Capital warrants replaced, based on estimated share price at closing	971
Exchange ratio in the Transaction	.06999

Number of Kreos Capital warrants estimated to be replaced	68
Estimated fair value for each Kreos Capital warrant[2]	$8.20

Fair value of total Kreos Capital warrants to be replaced	$558
Amount recognized for Kreos Capital Warrants at June 30, 2016	423

Estimated loss recognized to earnings upon replacement	$135

(1)	The conversion price has been defined in the share exchange agreement and assumes a 20% discount to the price per share paid by the investors of $1.03 (€0.94), or $0.82 (€0.75), as detailed in the original terms of the convertible loan instruments.

(2)	The fair value of $8.20 for the Kreos Capital warrants expected to be replaced was determined using a binomial model. The future common stock price is simulated to the estimated timing for the first financing after issuance of the warrants based on the estimated cash and cash equivalents of the combined organization upon closing of the Transaction and program plans. For the remaining term of the warrants, subsequent payout amounts are estimated using a Black-Scholes model. Those estimated payouts are then discounted through the binomial model. No dividend is expected to occur.

N.	Adjustments reflect reclassifications between financial statement line items to conform the Albireo financial statement presentation.

Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the proposed combination with Biodel for the six months ended June 30, 2016:

O.	Restructuring costs in the amount of $3.0 million were incurred as part of prior activities initiated by Biodel and included in its Condensed Consolidated Statement of Operations for the six months ended June 30, 2016. These restructuring costs related to severance and other employee benefits and were nonrecurring. These restructuring costs were not directly attributable to the Transaction. No adjustment has been made in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2016.

Capital Structure Adjustments

P.	Adjustment to eliminate the interest expense and the accretion of the discount incurred on the 2014 Convertible Loans and 2015 Convertible Loans for the six months ended June 30, 2016 and to reflect the conversion and exchange of shares of Albireo to be received in respect of the 2014 Convertible Loans and the 2015 Convertible Loans for shares of Biodel common stock, as though the Transaction closed on January 1, 2015.

Q.

Adjustment eliminates the fair value adjustments recognized on Albireo’s derivative liabilities for the six months ended June 30, 2016, related to the conversion features of the 2014 Convertible Loans and

2015 Convertible Loans, assuming the conversion and exchange of Albireo shares received upon conversion of the 2014 Convertible Loans and the 2015 Convertible Loans into shares of Biodel common stock, as though the Transaction closed on January 1, 2015.

R.	Adjustment reflects an estimated increase in stock compensation expense for the six-month period as a result of the replacement of Albireo stock options, as contemplated by the share exchange agreement, with stock options to purchase an aggregate of 246,668 shares of Biodel common stock based on the agreed upon exchange ratio of 0.06999, assuming the replacement occurred on January 1. The total stock compensation expense is expected to be approximately $303,000 for the six-month period, which required an adjustment of $248,000 to the original amount of $55,000 recognized. The fair value of the replacement options has been estimated using the Black-Scholes model. The adjustment does not include those items expected to be nonrecurring in nature.

Purchase Price Accounting Adjustments

S.	Adjustment represents the elimination of amortization expense recognized by Biodel on its pre-existing patents. The fair value of the intangible recognized in purchase accounting represents an in-process research and development asset, which has an indefinite life until completion of the associated research and development efforts or its abandonment. No amortization expense is recorded until such time.

Other Adjustments

T.	Adjustments reflect reclassifications between financial statement line items to conform to the Albireo financial presentation.

U.	Tax benefit or expense is not expected for these pro forma adjustments.

V.	The following table sets forth the computation of basic and diluted net loss per share (in thousands, except for share data):

	Pro Forma (unaudited)
	Six Months Ended June 30, 2016	Twelve Months Ended December 31, 2015
Net loss	$(9,883)	$(24,681)

Weighted average number of combined organization shares in issue[1]	6,289	6,289

(1) The estimated number of shares expected to be outstanding upon closing of the Transaction is as follows:

Amount
(in thousands, except per share data)
Number of Albireo shares outstanding as of June 30, 2016	4,322
Number of Albireo shares issued upon conversion of convertible preference shares[2]	54,982

Albireo shares as of June 30, 2016 expected to be outstanding upon closing	59,304
Exchange ratio	.06999

Number of shares of Biodel common stock expected to be issued to Albireo shareholders	4,151

Number of shares of Biodel common stock outstanding as of June 30, 2016	64,148
Reverse stock split	30

Number of shares of Biodel common stock outstanding expected upon closing	2,138

Number of combined organization shares expected to be outstanding upon closing	6,289

The pro forma diluted net loss per share excludes the ordinary equivalent shares because they would be anti-dilutive. The ordinary equivalent shares expected after the Transaction include stock options and warrants. The total number of anti-dilutive ordinary equivalent shares is estimated to be 451 shares based on activity through June 30, 2016. While these ordinary equivalent shares are currently anti-dilutive, they could be dilutive in the future.

The estimated number of outstanding share equivalents has been calculated as follows:

Amount
(in thousands except price per share)
Kreos warrant value at June 30, 2016 (using the Euro to USD exchange rate at June 30, 2016)	$800
Exchange price expected at closing[3]	$0.82

Estimated number of Albireo warrants outstanding, based on estimated share price at closing[2]	971
Exchange ratio in the Transaction	.06999

Number of Kreos warrants estimated upon closing	68
2016 Warrants outstanding at June 30, 2016	1,582
Exercise price	$0.07

Assumed proceeds	$105
Exchange price expected at closing[3]	$0.82

Shares repurchased	127

Remaining 2016 warrants outstanding	1,455
Exchange ratio in the Transaction	.06999

Number of 2016 Albireo warrants estimated upon closing	102
2016 Albireo options outstanding at June 30, 2016	3,524
Exercise price	$0.07

Assumed proceeds	$235
Exchange price expected at closing[3]	$0.82

Shares repurchased	285

Remaining 2016 options outstanding	3,239
Exchange ratio in the Transaction	.06999

Number of 2016 Albireo options estimated upon closing	227

Number of Biodel options outstanding at June 30, 2016	4,151
Number of Biodel options vested and exercisable at June 30, 2016	(2,523)

Estimated number of unvested Biodel options at the time of reverse stock split	1,628
Reverse stock split factor	30

Number of Biodel options estimated upon closing	54

Total combined warrants and options excluded from pro forma diluted loss per share	451

(2) A summary of the number of Albireo preference shares converted into Albireo ordinary shares upon closing is as follows:

Amount
(in thousands)
Number of Series A Convertible Preference shares - voting	1,504
Number of Series A Convertible Preference shares - nonvoting	3,175
Number of Series B Convertible Preference shares - voting	34,675
Number of Series C Convertible Preference issued upon conversion of 2014 Convertible Loan at a price of €0.75 per share[3]	1,670
Number of Series C Convertible Preference issued upon conversion of 2015 Convertible Loan at a price of $0.82 per share[3]	4,249
Number of Series C Convertible Preference issued upon receipt of cash proceeds in the amount of $10.0 million at a price of $1.03 per share	9,709

Conversion of Albireo preferred shares into ordinary shares	54,982

(3)	The conversion price has been defined in the share exchange agreement and assumes a 20% discount to the price per share paid by the investors of $1.03 (€0.94), or $0.82 (€0.75), as detailed in the original terms of the convertible loan instruments.

Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations, relating to the proposed combination with Biodel, for the year ended December 31, 2015:

Capital Structure Adjustments

W.	Adjustment eliminates the interest expense incurred on 2014 Convertible Loans and 2015 Convertible Loans for the twelve months ended December 31, 2015, to reflect the conversion and exchange of shares of Albireo to be received in respect of the 2014 Convertible Loans and the 2015 Convertible Loans for shares of Biodel common stock, as though the Transaction closed on January 1, 2015.

X.	Adjustment eliminates the fair value adjustments recognized on Albireo’s derivative liabilities for the twelve months ended December 31, 2015, related to the conversion features of the 2014 Convertible Loans and 2015 Convertible Loans, to reflect the conversion and exchange of shares of Albireo to be received in respect of the 2014 Convertible Loans and the 2015 Convertible Loans for shares of Biodel common stock, as though the Transaction closed on January 1, 2015.

Y.	Adjustment eliminates the fair value adjustment in the amount of $0.5 million recognized on the Biodel warrants for the twelve months ended December 31, 2015, which will be settled in cash as a result of the change of control provisions of the existing agreements. This adjustment reflects the Transaction as though it closed on January 1, 2015.

Z.	Adjustment reflects an estimated increase in stock compensation expense for the 12-month period as a result of the replacement of Albireo stock options, as contemplated by the share exchange agreement, with stock options to purchase an aggregate of 246,668 shares of Biodel common stock based on the agreed upon exchange ratio of 0.06999, assuming the replacement occurred on January 1. The total stock compensation expense is expected to be approximately $605,000 for the 12-month period. The fair value of the replacement options has been estimated using the Black-Scholes model. The adjustment does not include those items expected to be nonrecurring in nature.

Purchase Price Accounting Adjustments

AA.

Adjustment represents the elimination of amortization expense recognized by Biodel on its pre-existing patents. The fair value of the intangible recognized in purchase accounting represents an in-process research and development asset, which has an indefinite life until completion of the associated research and development efforts or its abandonment. No amortization expense is recorded until such time.

Other Adjustments

BB.	Adjustments reflect reclassifications between financial statement line items to conform the financial presentation.

CC.	Tax benefit or expense is not expected for these pro forma adjustments.

DD.	The estimated number of outstanding shares expected to be outstanding after the closing of the Transaction is the same as the six months ended June 30, 2016, noted in Item T for that period.

Annex A

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

BY AND AMONG

BIODEL INC.,

ALBIREO LIMITED

AND

THE SELLERS LISTED ON SCHEDULE I HERETO

Dated as of July 13, 2016

TABLE OF CONTENTS Article 1 THE ACQUISITION
1.1	The Acquisition	A-2
1.2	Closing	A-2
1.3	Directors and Officers	A-2
1.4	Company Name Change	A-2
1.5	Albireo Securities	A-3
1.6	Investor Subscription	A-3
1.7	Albireo Loan Notes	A-4
1.8	Preliminary Consents and Associated Acknowledgments of Sellers	A-5
1.9	Delivery of Certificates	A-6
1.10	Power of Attorney	A-7
1.11	No Further Rights	A-8
1.12	Additional Actions	A-8

Article 2

REPRESENTATIONS AND WARRANTIES OF ALBIREO

2.1	Organization and Qualification; Charter Documents	A-8
2.2	Capital Structure	A-9
2.3	Authority; Non-Contravention; Approvals	A-10
2.4	Albireo Financial Statements; No Undisclosed Liabilities	A-11
2.5	Absence Of Certain Changes Or Events	A-12
2.6	Taxes	A-12
2.7	Intellectual Property	A-13
2.8	Compliance with Legal Requirements	A-16
2.9	Legal Proceedings; Orders	A-18
2.10	Brokers’ and Finders’ Fees	A-18
2.11	Employee Benefit Plans	A-18
2.12	Title to Assets	A-20
2.13	Environmental Matters	A-20
2.14	Labor Matters	A-21
2.15	Albireo Contracts	A-21
2.16	Books And Records	A-22
2.17	Insurance	A-22
2.18	Suppliers; Effect Of Transaction	A-23
2.19	Government Contracts	A-23
2.20	Interested Party Transactions	A-23
2.21	Disclosure; Company Information	A-23
2.22	Ownership of Company Capital Stock	A-23

Article 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Organization and Qualification; Charter Documents	A-24
3.2	Capital Structure	A-25

A-i

3.3	Authority; Non-Contravention; Approvals	A-26
3.4	Anti-Takeover Statutes Not Applicable	A-27
3.5	SEC Filings; Company Financial Statements; No Undisclosed Liabilities	A-27
3.6	Absence Of Certain Changes Or Events	A-28
3.7	Taxes	A-28
3.8	Intellectual Property	A-29
3.9	Compliance with Legal Requirements	A-29
3.10	Legal Proceedings; Orders	A-29
3.11	Brokers’ and Finders’ Fees	A-30
3.12	Employee Benefit Plans	A-30
3.13	Real Property	A-31
3.14	Environmental Matters	A-31
3.15	Labor Matters	A-32
3.16	Company Contracts	A-33
3.17	Books and Records	A-34
3.18	Insurance	A-34
3.19	Opinion of Financial Advisor	A-35
3.20	Shell Company Status	A-35
3.21	Government Contracts	A-35
3.22	Disclosure; Company Information	A-35

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Ownership of Albireo Capital Stock and Loan Notes	A-35
4.2	Authority; Non-Contravention.	A-36
4.3	Tax Matters	A-36
4.4	Disclosure; Seller Information	A-36
4.5	Ownership of Company Capital Stock	A-36

Article 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1	Conduct of Company Business	A-37
5.2	Conduct of Albireo Business	A-39

Article 6

ADDITIONAL AGREEMENTS

6.1	Proxy Statement	A-41
6.2	Company Stockholders’ Meeting	A-41
6.3	Access to Information; Confidentiality	A-43
6.4	Regulatory Approvals and Related Matters	A-43
6.5	Director Indemnification and Insurance	A-44
6.6	Notification of Certain Matters	A-45
6.7	Public Announcements	A-45
6.8	Conveyance Taxes	A-46
6.9	Board of Directors	A-46
6.10	Non-Solicitation by Company and Albireo	A-46

A-ii

6.11	Restrictions on Transfer; Lock-up	A-48
6.12	Joinder Agreements	A-49
6.13	Listing; Symbol	A-50
6.14	Section 16 Compliance	A-50
6.15	Albireo Options and Albireo Warrants	A-50
6.16	Allocation Certificate	A-51
6.17	Employee Matters	A-51
6.18	Disclosure Schedules	A-51
6.19	Tax Cooperation	A-52
6.20	Legends	A-52

Article 7

CONDITIONS TO THE Closing

7.1	Conditions to Obligation of Each Party to Effect the Acquisition	A-52
7.2	Additional Conditions to Obligations of Albireo and Sellers	A-53
7.3	Additional Conditions to Obligations of Company	A-54

Article 8

TERMINATION

8.1	Termination	A-55
8.2	Effect Of Termination	A-57
8.3	Expenses; Termination Fees	A-57

Article 9

GENERAL PROVISIONS

9.1	Notices	A-58
9.2	Amendment	A-59
9.3	Headings	A-59
9.4	Severability	A-59
9.5	Entire Agreement	A-59
9.6	Successors and Assigns	A-59
9.7	Parties In Interest	A-60
9.8	Waiver	A-60
9.9	Remedies Cumulative; Specific Performance	A-60
9.10	Governing Law; Venue; Waiver of Jury Trial	A-60
9.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	A-61
9.12	Attorney Fees	A-61
9.13	Cooperation	A-61
9.14	Limited Survival of Representations and Warranties	A-61
9.15	Construction.	A-61

A-iii

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Lock-up Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Deed of Termination – 2015 Convertible Loan Agreement
Exhibit E	Form of Deed of Termination – Shareholders Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Closing Articles of Association
Exhibit H	Interim Articles of Association

A-iv

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SHARE EXCHANGE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit C:	Form of Voting Agreement

Exhibit D:	Form of Deed of Termination – 2015 Convertible Loan Agreement

Exhibit E:	Form of Deed of Termination – Shareholders Agreement

Exhibit F:	Form of Joinder Agreement

Exhibit G:	Closing Articles of Association

Exhibit H:	Interim Articles of Association

Biodel Disclosure Schedule

Part 1.5 – Company Securities

Part 3.1 – Organization and Qualification; Charter Documents

Part 3.2 – Capital Structure

Part 3.5 – SEC Filings; Company Financial Statements; No Undisclosed Liabilities

Part 3.6 – Absence of Certain Changes or Events

Part 3.9 – Compliance with Legal Requirements

Part 3.10 – Legal Proceedings; Orders

Part 3.11 – Brokers’ and Finders’ Fees

Part 3.12 – Employee Benefit Plans

Part 3.13 – Real Property

Part 3.15 – Labor Matters

Part 3.16 – Company Contracts

Part 3.18 – Insurance

Part 5.1 – Conduct of Company Business

Part 7.2 – Conditions to Closing

Part A – Prepaid Company Expenses

Albireo Disclosure Schedule

Schedule 1.5 – Albireo Securities

Schedule 2.1 – Organization and Qualification; Charter Documents

Schedule 2.2 – Capital Structure

Schedule 2.3 – Authority; Non-Contravention; Approvals

Schedule 2.4 – Albireo Financial Statements; No Undisclosed Liabilities

Schedule 2.5 – Absence of Certain Changes or Events

Schedule 2.6 – Taxes

Schedule 2.7 – Intellectual Property

Schedule 2.8 – Compliance with Legal Requirements

Schedule 2.9 – Legal Proceedings; Orders

Schedule 2.10 – Brokers’ and Finders’ Fees

Schedule 2.11 – Employee Benefit Plans

Schedule 2.12 – Title to Assets

Schedule 2.13 – Environmental Matters

Schedule 2.14 – Labor Matters

Schedule 2.15 – Albireo Contracts

Schedule 2.16 – Books and Records

Schedule 2.17 – Insurance

A-v

Schedule 2.18 – Suppliers; Effect of Transaction

Schedule 2.19 – Government Contracts

Schedule 2.20 – Interested Party Transactions

Schedule 4.1 – Ownership of Albireo Capital Stock and Loan Notes

Schedule 5.2 – Conduct of Albireo Business

Schedule 7.3(c) – Additional Conditions to Obligations of Company

Schedule A – Part A

Biodel Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Biodel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

A-vi

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT, made and entered into as of July 13, 2016 (this “Agreement”), amends and restates the Share Exchange Agreement made and entered into as of May 24, 2016 (such agreement, the “Original Agreement” and such date, the “Original Agreement Date”), by and among Biodel Inc., a Delaware corporation (“Company”), Albireo Limited, a company registered in England and Wales with company number 06445879 (“Albireo”), and the Persons listed on Schedule I hereto (including each Person, if any, who executes a Joinder Agreement as contemplated by Sections 6.11 and 6.12) (“Sellers”)) pursuant to Section 9.2 of the Original Agreement. Albireo, Company and each Seller are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers own all of the issued shares in the capital, and Loan Notes that are convertible into shares in the capital, of Albireo;

WHEREAS, Sellers desire to sell to Company, and Company desires to purchase from Sellers, all of the issued shares in the capital of Albireo, or in the case of the Sellers who are Loan Note Holders, shares in the capital of Albireo into which their Loan Notes will be converted, on the terms and conditions set forth herein;

WHEREAS, the board of directors of Company (i) has determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its stockholders, (ii) has approved, adopted and declared advisable this Agreement, the transactions contemplated by this Agreement and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Approval Matters;

WHEREAS, after the Company Stockholder Approval, but prior to the Closing, all of the issued Albireo Pre-Conversion Shares shall be converted (the “Share Conversion”) into a single class of ordinary shares of Albireo (the “Albireo Shares”);

WHEREAS, as a condition to the willingness of Albireo and Sellers to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Schedule II, and each Company Stockholder affiliated with any such Person, is entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Company Lock-up Agreements”) concurrently with the execution and delivery of this Agreement; and

WHEREAS, as a condition to the willingness of Albireo and Sellers to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers and directors of Company and each Company stockholder affiliated with any such officer or director, in each case listed on Schedule III, is entering into a voting agreement in substantially the form of Exhibit C attached hereto (the “Company Voting Agreement”), in favor of Albireo and Sellers, pursuant to which the officers, directors and stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE ACQUISITION

1.1    The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and convey to Company, and Company shall purchase from Sellers, all of the issued Albireo Shares free from all Encumbrances. The Albireo Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on Albireo Shares after Closing. The Company shall not be obliged to complete the purchase and sale of the Albireo Shares unless the purchase and sale of all the Albireo Shares is completed simultaneously. Each Seller hereby waives any rights of pre-emption or other restrictions on transfer in respect of the Albireo Shares, whether conferred by Albireo’s Organizational Documents or otherwise, in respect of the transfers contemplated by this Agreement. The purchase and sale of the Albireo Shares is referred to in this Agreement as the “Acquisition.”

1.2    Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 8.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 7 of this Agreement, the consummation of the Acquisition (the “Closing”) will take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199, as soon as possible (but in any event no later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Albireo and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3    Directors and Officers. Unless otherwise determined by Albireo and Company, the Parties will take all action such that:

(a)    the board of directors of Company immediately following the Closing will consist of two (2) members identified as “Company Appointees” on Schedule IV (the “Company Appointees”) and five (5) members to be identified by Albireo to Company as “Albireo Appointees” no later than five (5) Business Days prior to filing the Proxy Statement (the “Albireo Appointees”) until such time as their respective successors are duly elected or appointed; and

(b)    no later than five (5) Business Days prior to filing of the Proxy Statement, Albireo will identify to Company’s board of directors, and prior to the Closing, Company’s board of directors will appoint, effective as of the Closing, the Persons who will serve as the officers of Company immediately following the Closing.

1.4    Company Name Change. Unless otherwise determined by Albireo, Company and Albireo will take any and all action necessary to change the Company’s name to “Albireo Pharma, Inc.” effective immediately following the Closing.

1.5    Albireo Securities.

(a)    Albireo Shares. Each Albireo Share issued immediately prior to the Closing will be sold to the Company by the Seller that owns such Albireo Share in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock as is equal to the Exchange Ratio, rounded to the nearest whole share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such Seller) (the “Acquisition Consideration”).

(b)    Albireo Options and Albireo Warrants. Each Albireo Option and Albireo Warrant that is outstanding and unexercised immediately prior to the Closing will be treated in accordance with Section 6.15.

(c)    Adjustments to Exchange Ratio. The Exchange Ratio will be calculated in the manner described in the definition of “Exchange Ratio” on Exhibit A hereto and will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (provided, however, that no adjustment to the Exchange Ratio will be made in connection with the Company Reverse Stock Split), stock dividend (including any dividend or distribution of securities convertible into Albireo Authorized Share Capital or Company Common Stock), reorganization, recapitalization or other like change with respect to issued Albireo Capital Stock or Company Common Stock occurring after the Original Agreement Date and prior to the Closing. As soon as practicable after the Determination Date, each of Company and Albireo shall deliver to the other, (i) bank and/or other statements of investments evidencing such Party’s cash and cash equivalents as of the Determination Date, (ii) a certificate from a duly authorized officer or director, as applicable, certifying to each individual component of the calculation of the Company Net Cash and Albireo Net Cash, as applicable, as of the Determination Date and (iii) written confirmation from each Person listed on Part 1.5(c) of the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, of the aggregate amount payable by the Acquiring Companies or the Albireo Companies, as applicable, to satisfy all obligations to such Person as of the Determination Date and a good faith estimate of any additional amounts expected to be incurred by such Person between the Determination Date and the Closing Date in respect of services provided in connection with the transactions contemplated by this Agreement.

(d)    No Fractional Shares. No fractional shares of Company Common Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of Company Common Stock will be issued. Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Company with respect to any such fractional shares of Company Common Stock that would have otherwise been issued to such Seller.

(e)    Share Conversion. Conditional upon the Company Stockholder Approval, each Seller hereby irrevocably agrees to the Share Conversion upon the terms described herein, which shall be deemed to occur immediately after the completion of the Investor Subscription and immediately prior to the Closing.

1.6    Investor Subscription. The Investors shall, and hereby do (subject to this Section 1.6) irrevocably, subscribe in cash for, and Albireo shall allot and issue fully paid to each Investor, such number of Series C Preference Shares set opposite each Investor’s name in Schedule V at a price of $1.03 per Series C Preference Share (the “Investor Subscription”). The aggregate sum due from each Investor (as set opposite its name in Schedule V) shall be paid by such Investor in sufficient time so as to be received, in cleared funds, prior to the earlier of (a) the Share Conversion and (b) the second (2nd) Business Day after the date of the Company Stockholders’ Meeting in an account identified by Albireo to the Investors, no later than ten (10) days prior to the date of the Company Stockholders’ Meeting. Completion of the subscription of the Series C Preference Shares provided for in this Section 1.6 shall be conditional upon the receipt by Albireo of the applicable payment from each Investor, Company Stockholder Approval and completion of the Loan Note Conversion, and shall be deemed to occur immediately prior to the Share Conversion (which shall be deemed to occur immediately prior to the Closing). Albireo will not be obliged to issue share certificates to the Investors in respect of the Series C Preference Shares being issued as a consequence of the subscription provided for in this Section 1.6 (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion).

1.7    Albireo Loan Notes.

(a)    Capitalized terms used in this Section 1.7(a) and not otherwise defined have the respective meanings ascribed in the 2014 Loan Note Instrument. On the Closing Date and immediately prior to the issuance of the Series C Preference Shares pursuant to Section 1.6, the 2014 Loan Notes shall automatically convert into fully paid Series C Preference Shares in accordance with the terms of Schedule 3 to the 2014 Loan Note Instrument and the terms described below (the “2014 Loan Note Conversion”). Albireo and the 2014 Loan Note Holders, by their execution and delivery of this Agreement as a Seller, hereby irrevocably agree and acknowledge as follows with respect to the 2014 Loan Note Conversion:

(i)    the applicable Conversion Price (as such term is used in Schedule 3 to the 2014 Loan Note Instrument) shall be an amount equal to €0.7491;

(ii)    this Agreement shall constitute due notice by Albireo of a Fund Raising in accordance with the terms of paragraph 3, of Part 1 of Schedule 3 to the 2014 Loan Note Instrument;

(iii)    due authority has been given by a Board Majority of Albireo as required pursuant to paragraph 1, of Part 1 of Schedule 3 to the 2014 Loan Note Instrument;

(iv)    Albireo shall not be obliged to issue share certificates to the 2014 Loan Notes Holders in respect of the Series C Preference Shares being issued as a consequence of the 2014 Loan Note Conversion (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion);

(v)    each 2014 Loan Note Holder undertakes to Albireo that it will, prior to the 2014 Loan Note Conversion, deliver to Albireo its original certificate in respect of the 2014 Loan Notes it holds (or an indemnity in a form acceptable to Albireo and the Company in respect thereof); and

(vi)    that effective upon the 2014 Loan Note Conversion Albireo shall have no further obligations to such 2014 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2014 Loan Notes pursuant to the 2014 Loan Note Instrument (the “2014 Loan Note Interest”) to the extent not waived.

(b)    Capitalized terms used in this Section 1.7(b) and not otherwise defined have the respective meanings ascribed in the 2015 Loan Note Instrument. On the Closing Date and immediately prior to the issuance of the Series C Preference Shares pursuant to Section 1.6, the 2015 Loan Notes shall automatically convert into fully paid Series C Preference Shares in accordance with the terms of Schedule 3 to the 2015 Loan Note Instrument and the terms described below (the “2015 Loan Note Conversion” and, together with the 2014 Loan Note Conversion, the “Loan Note Conversions”). Albireo and the 2015 Loan Note Holders by their execution and delivery of this Agreement as Seller, hereby irrevocably agree and acknowledge as follows with respect to the 2015 Loan Note Conversion and the 2015 Convertible Loan Agreement:

(i)    the applicable Conversion Price (as such term is used in Schedule 3 to the 2015 Loan Note Instrument) shall be an amount equal to $0.8240;

(ii)    this Agreement shall constitute due notice by Albireo of a Fund Raising in accordance with the terms of paragraph 3, of Part 1 of Schedule 3 to the 2015 Loan Note Instrument;

(iii)    due authority has been given by a Board Majority of Albireo as required pursuant to paragraph 1, of Part 1 of Schedule 3 to the 2015 Loan Note Instrument;

(iv)    Albireo shall not be obliged to issue share certificates to the 2015 Loan Notes Holders in respect of the Series C Preference Shares being issued as a consequence of the 2015 Loan Note Conversion (but shall instead issue share certificates for the Albireo Shares in respect thereof following the Share Conversion);

(v)    each 2015 Loan Note Holder undertakes to Albireo that it will, prior to the 2015 Loan Note Conversion, deliver to Albireo its original certificates in respect of all 2015 Loan Notes it holds (or an indemnity in a form acceptable to Albireo and the Company in respect thereof); and

(vi)    that (A) effective upon the 2015 Loan Note Conversion the 2015 Convertible Loan Agreement shall be terminated and of no further force or effect and Albireo shall have no further obligations to such 2015 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2015 Loan Notes pursuant to the 2015 Loan Note Instrument (the “2015 Loan Note Interest” and together with the 2014 Loan Note Interest, the “Albireo Loan Note Interest”) to the extent not waived; and (B) Albireo and each 2015 Loan Note Holder that is a party to the 2015 Convertible Loan Agreement shall, prior to the 2015 Loan Note Conversion, execute and deliver to Albireo a deed of termination substantially in the form attached hereto as Exhibit D (the “Deed of Loan Termination”) irrevocably terminating the 2015 Convertible Loan Agreement effective as of the 2015 Loan Note Conversion.

(c)    For purposes of the 2014 Loan Note Instrument and the 2015 Loan Note Instrument (as applicable), each 2014 Loan Note Holder and each 2015 Loan Note Holder hereby approves the Interim Articles of Association and the Closing Articles of Association.

(d)    Each 2014 Loan Note Holder hereby irrevocably (i) undertakes, subject to Section 6.11(b), to not transfer any of the 2014 Loan Notes in advance of the 2014 Loan Note Conversion, and (ii) consents to the 2014 Loan Note Conversion upon the terms stated herein and hereby agrees that each 2014 Loan Note shall be terminated effective upon the 2014 Loan Note Conversion and of no further force or effect and that Albireo shall have no further obligations to any such 2014 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2014 Loan Notes pursuant to paragraph 1.3.2 of Schedule 2 to the 2014 Loan Note Instrument to the extent not waived.

(e)    Each 2015 Loan Note Holder hereby irrevocably (i) undertakes, subject to Section 6.11(b), to not transfer any of the 2015 Loan Notes in advance of the 2015 Loan Note Conversion, and (ii) consents to the 2015 Loan Note Conversion upon the terms stated herein and hereby agrees that each 2015 Loan Note shall be terminated effective upon the 2015 Loan Note Conversion and of no further force or effect and that Albireo shall have no further obligations to any such 2015 Loan Note Holder (other than the issuance of Series C Preference Shares on the terms contemplated herein), except for the satisfaction of an interest obligation in respect of 2015 Loan Notes pursuant to paragraph 1.3.2 of Schedule 2 to the 2015 Loan Note Instrument to the extent not waived.

1.8    Preliminary Consents and Associated Acknowledgments of Sellers.

(a)    The Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) hereby:

(i)    consent and agree for the purpose of each applicable provision of clauses 4.1.1 and 4.1.2 of the Shareholders’ Agreement, to the adoption of the Interim Articles of Association and the Closing Articles of Association and to Albireo entering into this Agreement and taking all such actions as may be required for the purpose of effecting the transactions contemplated herein;

(ii)    formally approve the Acquisition for the purpose of the Articles of Association and acknowledge that the Acquisition shall constitute a Sale (as defined therein); and

(iii)    acknowledge and agree that, for the purpose of the Articles of Association, the Conversion Rate (as defined in the Articles of Association and as it applies to any share of any class in the capital of Albireo) that is to be applied in connection with the Share Conversion and Acquisition shall not be subject to any adjustment in accordance with article 16.1 of the Articles of Association.

(b)    Albireo and the Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) hereby agree that:

(i)    clause 6 of the Shareholders’ Agreement will not apply for the purpose of the Acquisition, with the allocation and distribution of Sale Proceeds (as defined in the Shareholders’ Agreement) as between the Sellers to be governed by the terms of this Agreement; and

(ii)    subject to and with effect from Closing, the Shareholders’ Agreement will terminate, and each party to the Shareholders’ Agreement shall, prior to the Closing, deliver to the Company a deed of termination to the Shareholders’ Agreement substantially in such form attached as Exhibit E subject to and with effect from Closing, releasing and discharging each other party thereto from all claims or demands under or in connection with the Shareholders’ Agreement.

(c)    Each Seller (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the Original Agreement Date) undertakes to Albireo that it will, prior to the Share Conversion, deliver to Albireo for cancellation all original certificates (or an indemnity in a form acceptable to Albireo in respect thereof) for all Albireo Pre-Conversion Shares held by such Seller that are to be converted pursuant to the Share Conversion (other than certificates in respect of any Series C Preference Shares that are to be issued pursuant to the Investor Subscription or the Loan Note Conversions).

1.9    Delivery of Certificates.

(a)    Transfer Agent. On or prior to the Closing Date, Company will select Continental Stock Transfer & Trust Company or another reputable bank or trust company reasonably acceptable to Albireo to act as transfer agent in connection with the Acquisition (the “Transfer Agent”). At or prior to the Closing, Company will issue and cause to be deposited with the Transfer Agent, for the benefit of Sellers, for exchange in accordance with this Article 1, through the Transfer Agent, the certificates (or uncertificated book-entries, as applicable) representing such aggregate number of shares of Company Common Stock to be issued pursuant to Section 1.5, and, after the Closing, the Transfer Agent shall be authorized to issue the shares of Company Common Stock in accordance with this Agreement.

(b)    Exchange Procedures. On or prior to the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to the Transfer Agent (i) a duly executed stock transfer form in favor of Company in customary form approved by Company in respect of the Albireo Shares held by such Seller, and (ii) the Albireo Share certificate(s) in respect of the Albireo Shares to which such stock transfer form relates or an indemnity for any lost certificates made in favor of Albireo and Company and their respective directors and in a form approved by Company. As promptly as practicable after receipt by the Transfer Agent from a Seller of the aforementioned stock transfer form and Albireo share certificate(s), together with such other documents as may reasonably be required by the Transfer Agent or Company, such Seller shall receive, from the Transfer Agent, in exchange therefor, a number of whole shares of Company Common Stock represented, at such Seller’s election, by book entry or certificated shares equal to the number of whole shares of Company Common Stock that such Seller has the right to receive pursuant to the provisions of Section 1.5.

(c)    Transfers of Ownership. If any shares of Company Common Stock are to be issued in a name other than that in which the Albireo Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Albireo Share certificate so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Company or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Company Common Stock in any name other than that of the registered holder of the Albireo share certificate surrendered, or established to the satisfaction of Company or any agent designated by it that such Tax has been paid or is not payable.

(d)    Withholding Rights. Each of the Transfer Agent, Company and Albireo will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as may be required to be deducted or withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Company and Albireo shall use commercially reasonable efforts to (i) avoid the imposition of any requirement so to deduct or withhold amounts and (ii) provide or cause to be provided to such Person written notice of any amounts so deducted or withheld reasonably promptly after such amounts have been so deducted or withheld.

1.10    Power of Attorney.

(a)    Appointment and powers. Each Seller hereby nominates and appoints Company, with effect from the Closing, to be its lawful attorney with full power to exercise all rights pertaining to any Albireo Shares registered in the name of such Seller as Company in its absolute discretion sees fit, including (but not limited to):

(i)    receiving notice of, attending and voting at any general meeting of the members of Albireo, including meetings of the members or any particular class of members, and all or any adjournments of such meetings, or signing any resolution as registered holder of such Albireo Shares;

(ii)    completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such Albireo Shares;

(iii)    except in respect of the Acquisition Consideration, dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of such Albireo Shares or received in connection with such Albireo Shares from Albireo or any other Person; and

(iv)    otherwise executing, delivering and doing all deeds, instruments and acts in such Seller’s name insofar as may be done in that Seller’s capacity as registered holder of such Albireo Shares.

(b)    Sellers’ undertakings. Each Seller undertakes, with effect from Closing, in respect of each Albireo Share then registered in its name, and for so long as such Albireo Share remains registered in its name:

(i)    not to exercise any rights attaching to that Albireo Share or exercisable in such Seller’s capacity as registered holder of that Albireo Share without Company’s prior written consent;

(ii)    save in respect of the Acquisition Consideration, to hold on trust for Company all dividends and other distributions received by the Seller in respect of that Albireo Share and promptly notify Company of anything received by such Seller in such Seller’s capacity as registered holder of that Albireo Share;

(iii)    to act promptly in accordance with Company’s instructions in relation to any rights exercisable or anything received by such Seller in such Seller’s capacity as registered holder of that Albireo Share; and

(iv)    to ratify and confirm whatever Company does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

(c)    Duration. The power of attorney granted by each Seller pursuant to this Section 1.10 shall expire on the date on which Company is entered into Albireo’s register of members as the holder of the Albireo Shares that were registered in the name of such Seller at the Closing.

1.11    No Further Rights. The Acquisition Consideration delivered upon the surrender for exchange of Albireo Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.12    Additional Actions. If, at any time after the Closing, Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the Albireo Shares, or (b) otherwise to carry out the purposes of this Agreement, Company and its proper officers and directors or their designees shall be authorized (i) to execute and deliver, in the name and on behalf of each Seller and Albireo, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of each Seller and Albireo, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of Albireo Shares and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of any Seller pursuant to this Section 1.12, Company shall use reasonable efforts to contact such Seller and request that such Seller execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ALBIREO

Albireo represents and warrants to Company as of the Original Agreement Date as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Albireo Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Albireo Disclosure Schedule by reference to another part or subpart of the Albireo Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Albireo Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1    Organization and Qualification; Charter Documents.

(a)    Part 2.1(a) of the Albireo Disclosure Schedule identifies each Subsidiary of Albireo and indicates its jurisdiction of organization. None of the Albireo Companies own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Albireo Disclosure Schedule. None of the Albireo Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Albireo Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Albireo Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have an Albireo Material Adverse Effect.

(c)    Each of the Albireo Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an Albireo Material Adverse Effect.

(d)    Albireo has made available to Company accurate and complete copies of: (a) the Organizational Documents of each Albireo Company, including all amendments thereto; (b) the stock records of each Albireo Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Albireo Company, the board of directors of each Albireo Company and all committees of the board of directors of each Albireo Company. The books of account, stock records, minute books and other records of the Albireo Companies are accurate, current and complete in all material respects.

2.2    Capital Structure.

(a)    As of the Original Agreement Date, immediately prior to the adoption of the Interim Articles of Association, the authorized share capital of Albireo consists of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 35,394,635 Series B Preference Shares, 8,325,188 Ordinary A Shares, 3,794,303 Ordinary Shares and 4,871,080 Series C Preference Shares. As of the Original Agreement Date, the issued share capital consists of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 34,674,635 Series B Preference Shares, 527,262 Ordinary A Shares, 3,794,303 Ordinary Shares and no Series C Preference Shares (collectively, “Albireo Capital Stock”). Immediately following the adoption of the Interim Articles of Association, the authorized share capital of Albireo will consist of 1,504,291 Series A Voting Preference Shares of €0.01 each, 3,175,074 Series A Non-voting Preference Shares of €0.01 each, 35,394,635 Series B Preference Shares, 8,325,188 Ordinary A Shares, 3,794,303 Ordinary Shares and 16,041,310 Series C Preference Shares (collectively, “Albireo Authorized Share Capital”). In the Loan Note Conversion, the Loan Notes will convert into 5,918,777 Series C Preference Shares. In the Share Conversion, and after giving effect to the Investor Subscription and assuming the amounts subscribed for on Schedule V hereto and no issuance after the Original Agreement Date of Ordinary A Shares under the Albireo Equity Plans, the Albireo Pre-Conversion Shares will convert into an aggregate of 55,508,779 Ordinary Shares. Immediately prior to the Closing, after giving effect to the Loan Note Conversions and the Investor Subscription, the Albireo Loan Warrant will be exercisable (subject to any contractual restriction on exercise) for 961,153 Series C Preference Shares. No share capital is held in Albireo’s treasury. All Albireo Capital Stock is duly authorized, validly issued and fully paid and was issued in compliance with all applicable Legal Requirements. Part 2.2(a) of the Albireo Disclosure Schedule sets forth the complete and accurate capitalization of Albireo and each of its Subsidiaries as of the Original Agreement Date (including each holder of record of Albireo Capital Stock, Loan Notes and Warrants and the Albireo Capital Stock, Loan Notes and Warrants held by such holder of record).

(b)    As of the Original Agreement Date, Albireo had reserved (i) an aggregate of 8,325,188 Ordinary A Shares for issuance under the Albireo Equity Plans, under which options and warrants were outstanding for an aggregate of 5,106,114 Ordinary A Shares and 527,262 Ordinary A Shares have been issued in lieu of warrants, and (ii) 720,000 Series B Preference Shares and 413,793 Series C Preference Shares for issuance under the Albireo Loan Warrant Instrument. All Albireo Authorized Share Capital that will be issued in Conversions or the Investor Subscription, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable (or the certificates issued thereunder), will be duly authorized, validly issued and fully paid, in each case, in accordance with all applicable Legal Requirements. Part 2.2(b) of the Albireo Disclosure Schedule lists each outstanding Albireo Option, Albireo Warrant, the Albireo Loan Warrant, the name of the holder of such option or warrant, the number of shares subject to such option or warrant (or, as applicable, the value of shares over which the warrant is exercisable), the exercise price of such option or warrant, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement. Each Albireo Option and Albireo Warrant was granted with an exercise price not less than the fair market value of an Ordinary A Share on the date such option or warrant was approved by the board of directors of Albireo or an authorized committee or representative thereof. All outstanding options to purchase capital stock of Albireo and all warrants to purchase capital stock of Albireo were granted under the Albireo Equity Plans or the Albireo Loan Warrant Instrument, as applicable.

(c)    Except as set forth on Part 2.2(c) of the Albireo Disclosure Schedule: (i) none of the shares of Albireo Authorized Share Capital or shares of capital stock of any of Albireo’s Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Albireo Authorized Share Capital or shares of capital stock of any of Albireo’s Subsidiaries are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Albireo Companies having a right to vote on any matters on which the holders of Albireo Capital Stock or holders of shares of capital stock of any of Albireo’s Subsidiaries have a right to vote; (iv) there is no Contract to which an Albireo Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Albireo Capital Stock or shares of capital stock of any of Albireo’s Subsidiaries; and (v) no Albireo Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Albireo Capital Stock or shares of capital stock of any of Albireo’s Subsidiaries or other securities. As of the Original Agreement Date, there are no shares of Albireo Capital Stock that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Albireo or under which Albireo or any Seller has any rights.

2.3    Authority; Non-Contravention; Approvals.

(a)    Albireo has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Albireo of this Agreement, the performance by Albireo of its obligations hereunder and the consummation by Albireo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Albireo. This Agreement has been duly executed and delivered by Albireo and, assuming the due authorization, execution and delivery of this Agreement by Company and Sellers, this Agreement constitutes the valid and binding obligation of Albireo, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    Except as set forth in Part 2.3(b) of the Albireo Disclosure Schedule, the execution and delivery of this Agreement by Albireo does not, and the performance of this Agreement by Albireo will not, (i) conflict with or violate Organizational Documents of any Albireo Company, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to the Albireo Companies or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an Albireo Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition, or (iii) require an Albireo Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Albireo’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Albireo Companies (except, for purposes of this clause (iii) as would not, individually or in the aggregate, have an Albireo Material Adverse Effect or prevent or materially delay the Acquisition).

(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Albireo in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) any filings contemplated by Section 6.4(a), or (iii) those consents obtained from Sellers by their execution and delivery of this Agreement by Sellers.

2.4    Albireo Financial Statements; No Undisclosed Liabilities.

(a)    The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Albireo as of and for the years ending December 31, 2014 and December 31, 2015 (collectively, the “Albireo Audited Financials”) will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present the consolidated financial position of the Albireo Companies as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) be consistent with, and have been prepared from, the books and records of Albireo. Albireo has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K) since December 31, 2013.

(b)    The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition of Albireo as of and for the three-month period ending March 31, 2016 and the three-month period ending March 31, 2015 (the “Albireo Unaudited Financials,” and together with the Albireo Audited Financials, the “Albireo Financials”), and Albireo financial statements as of and for the period ending on any fiscal quarter end or annual period after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, in each case together with the notes thereto, will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in good faith, (iii) fairly present the consolidated financial position of the Albireo Companies as at the respective dates thereof and the consolidated results of the Albireo Companies operations and cash flows for the periods indicated and (iv) be consistent with, and have been prepared from, the books and records of Albireo.

(c)    Except as disclosed on Part 2.4(c) of the Albireo Disclosure Schedule, as of March 31, 2016, no Albireo Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise, required to be included in financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Albireo Companies taken as a whole, except liabilities incurred in connection with the transactions contemplated in this Agreement.

(d)    Since January 1, 2013, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Albireo, the board of directors of Albireo or any committee thereof.

(e)    Since December 31, 2013, neither Albireo nor, to the knowledge of Albireo, its Representatives, have identified any fraud, whether or not material, that involves Albireo’s management or other employees who have a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing. No Albireo Companies have identified or been made aware of any fraud, whether or not material, that involved Albireo’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Albireo, any material illegal act or fraud related to the business of the Albireo Companies, or any claim or allegation regarding the foregoing.

2.5    Absence Of Certain Changes Or Events. From March 31, 2016 through the Original Agreement Date, each of the Albireo Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had an Albireo Material Adverse Effect, (b) any material change, other than its adoption of GAAP, by Albireo in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (c) any revaluation by Albireo of any of its assets having an Albireo Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, (d) any acquisition or disposition by an Albireo Company, or agreement by any Albireo Company to acquire or dispose, of any assets of any material value, or otherwise than in the normal course of business, or (e) any other action, event or occurrence that would have required the consent of Company pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6    Taxes. Each of the representations and warranties set forth in this Section 2.6 is qualified by “except as would not, individually or in the aggregate, have an Albireo Material Adverse Effect.”

(a)    Each income Tax Return and each other Tax Return that were required to be filed by or with respect to any Albireo Company has been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by the Albireo Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith or are properly reserved for on the books or records of the Albireo Companies.

(b)    No waiver or agreement by or with respect to an Albireo Company is in force for the extension of time for the payment, collection or assessment of any material Taxes, and no request has been made by an Albireo Company in writing for any such extension or waiver.

(c)    There are no liens for Taxes on any asset of an Albireo Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.

(d)    No Albireo Company is the subject of any currently ongoing Tax audit or other proceeding with respect to a material amount of Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 2.6(d) of the Albireo Disclosure Schedule and will be reflected in the Albireo Financials.

(e)    All material Taxes that an Albireo Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Albireo Company with any taxing authority or issued by any taxing authority to an Albireo Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Albireo Company that are, or if issued would be, binding on any Albireo Company.

(g)    No Albireo Company is a party to any Contract with any Person (other than one or more Albireo Companies) relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Albireo Company has any liability for the Taxes of any Person (other than one or more Albireo Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)    Within the past five years, no Albireo Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Albireo).

(i)    No Albireo Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Within the past five years, no Albireo Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)    Except as set forth on Part 2.6(k) of the Albireo Disclosure Schedule, there is no obligation on Albireo to deduct or withhold United Kingdom Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on Albireo to pay an increased sum where United Kingdom Tax is withheld or payable.

(l)    No person has acquired any employment related securities (as defined in section 421B(8) of ITEPA) or any interest in any employment related securities and no person has acquired any securities options (as defined for the purposes of Part 7 of ITEPA), in each case, in relation to which an Albireo Company is, has been or will be the employer (as defined in section 421B(8) of ITEPA) and which would reasonably be expected to give rise to a United Kingdom Tax charge under Part 7 of ITEPA.

(m)    No Albireo Company has at any time entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A VATA 1994 (Disclosure of avoidance schemes).

2.7    Intellectual Property.

(a)    Part 2.7(a)(i) of the Albireo Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any Albireo Company as of the Original Agreement Date, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.7(a)(ii) of the Albireo Disclosure Schedule lists, as of the Original Agreement Date, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any Albireo Company has any co-ownership interest, other than those owned solely by an Albireo Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.7(a)(iii) of the Albireo Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which an Albireo Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Albireo Company and identified in Part 2.7(a)(i) or 2.7(a)(ii) of the Albireo Disclosure Schedule.

(b)    Part 2.7(b) of the Albireo Disclosure Schedule lists all Contracts in effect as of the Original Agreement Date under which any third party has licensed, granted or conveyed to any Albireo Company any right, title or interest in or to any Albireo IP Rights, other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Albireo Company and where such software is not material to the business. There are no breaches or defaults by the Albireo Company party to such Contract or, to Albireo’s knowledge, any other party to any such Contracts, and there are no disputes or, to Albireo’s knowledge, threatened disputes concerning any of such Contracts.

(c)    Part 2.7(c) of the Albireo Disclosure Schedule lists all Contracts in effect as of the Original Agreement Date under which an Albireo Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Albireo IP Rights (collectively, “Out Licenses”). Albireo has delivered or made available to the Company complete, accurate and unredacted copies of each Out License. There are no breaches or defaults by the Albireo Company party to such Contract or, to Albireo’s knowledge, any other party to any such Contracts, and there are no disputes or, to Albireo’s knowledge, threatened disputes concerning any of such Contracts.

(d)    The Albireo Companies own, co-own or otherwise possess legally enforceable rights in and to all Albireo IP Rights, free and clear of all Encumbrances. The Albireo IP Rights that are owned or co-owned by an Albireo Company or exclusively licensed to an Albireo Company (collectively, “Albireo Owned IP Rights”) and all other Albireo IP Rights are valid, subsisting and enforceable. No third party is overtly challenging the right, title or interest of an Albireo Company in, to or under the Albireo Owned IP Rights, or the validity, enforceability or claim construction of any Albireo Owned IP Rights, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Albireo Owned IP Rights. The Albireo Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement affecting the Albireo Companies’ use thereof or their rights thereto. To the knowledge of Albireo, no valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Albireo Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Albireo Owned IP Rights, or, except with respect to Contracts listed in Part 2.7(c) of the Albireo Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Albireo Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Albireo Owned IP Rights. All documents and instruments necessary to perfect the rights of the Albireo Companies in the Albireo IP Rights have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(e)    Each Albireo Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Albireo IP Rights. The Albireo Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except (x) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (y) to the United States Patent and Trademark Office (or its foreign equivalent) or (z) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Albireo Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors, each Albireo Company who has contributed to the creation or development of any Albireo IP Rights (i) have assigned all of their respective ownership rights in such IP Rights to such Albireo Company pursuant to written agreements that have executed and delivered to such Albireo Company (containing no exceptions or exclusions from the scope of the coverage contained in such Albireo Company’s applicable form agreement) regarding the assignment to such Albireo Company (“IP Assignment Agreements”) and (ii) do not have any claim, right (whether or not currently exercisable) or interest to or in any Albireo IP Rights. To the knowledge of Albireo, no current or former director, officer or employee of, or consultant or independent contractor to, any Albireo Company has breached any material term of any IP Assignment Agreements. All IP Assignment Agreements have been made available to Company.

(f)    No current activity of any Albireo Company violates or otherwise conflicts with, or has infringed (directly, contributorily, by inducement, or otherwise), misappropriated or violated any IP Rights of any third party or made unlawful use of any IP Right of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim is pending or, to the knowledge of any Albireo Company, threatened against any Albireo Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Albireo Company with respect to such claim. No Albireo Company has received any written notice nor are any of them subject to any actual or, to the knowledge of Albireo, threatened proceedings, claiming or alleging any of the foregoing.

(g)    To the knowledge of Albireo, no Albireo IP Rights are being infringed, misappropriated or unlawfully used by any Person nor has any Person previously infringed, misappropriated or unlawfully used any such Albireo IP Rights. Part 2.7(g) of the Albireo Disclosure Schedule (i) accurately identifies (and the Albireo Companies have provided to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Albireo Companies or any Representative of any of the Albireo Companies since January 1, 2010 regarding any alleged or suspected infringement or misappropriation of any Albireo IP Rights; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h)    Neither the execution, delivery or performance of this Agreement by Albireo nor the consummation by Sellers of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Albireo Companies’ right, title or interest in or to any material Albireo IP Rights.

(i)    No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Albireo Company to develop or create, in whole or in part, any Albireo IP Rights. No Albireo Company is now nor has any Albireo Company ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Albireo Company to grant or offer to any other Person any license or right to any Albireo Company IP.

(j)    To the knowledge of Albireo, no breach or violation of any electronic or other database containing (in whole or in part) Sensitive Albireo Company Data or any security policy of Albireo has occurred or is threatened, and there has been no unauthorized or illegal use of or access to information systems and/or the Sensitive Albireo Company Data. Each Albireo Company is, and has at all times since January 1, 2010 been, in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such Albireo Company. The Albireo Companies have in all respects complied with, and (i) no Person (including any Governmental Body) has asserted a claim, or otherwise threatened to commence any action, against any Albireo Company alleging a violation of any privacy policy of the Albireo Companies or the applicable Legal Requirements pertaining to privacy and data protection and (ii) no Albireo Company has received any inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive Albireo Company Data by or for Company.

2.8    Compliance with Legal Requirements.

(a)    No Albireo Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to an Albireo Company or by which its properties is bound or affected, or (ii) any Contract to which an Albireo Company is a party or by which an Albireo Company or any of its properties is bound or affected, except for defaults or violations which would not, individually or in the aggregate, have an Albireo Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Albireo, threatened against any Albireo Company, nor has any Governmental Body indicated to an Albireo Company in writing an intention to conduct the same.

(b)    Except as would not, individually or in the aggregate, have a material and adverse effect on the business of the Albireo Companies, the Albireo Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of the Albireo Companies taken as a whole (collectively, the “Albireo Permits”). The Albireo Companies are in compliance in all material respects with the terms of the Albireo Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Albireo, threatened, which seeks to revoke or limit any Albireo Permit. The rights and benefits of each Albireo Permit will be available to the Acquiring Companies immediately following the Closing. Albireo has provided Company all material Albireo Permits and complete and accurate copies of all material correspondence with the FDA or other comparable Governmental Body.

(c)    To the knowledge of Albireo, the Albireo Companies and Persons acting in concert with and on behalf of Albireo:

(i)    have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations in any jurisdiction; and

(ii)    have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations in any jurisdiction.

(d)    None of the Albireo Companies and, to the knowledge of Albireo, no Representative of any Albireo Company or Person acting in concert with or on behalf of the Albireo Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Albireo Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(e)    None of the Albireo Companies and, to the knowledge of Albireo, no Representative of any Albireo Company or Person acting in concert with or on behalf of the Albireo Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the Albireo Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

(f)    At no time since January 1, 2010, has any of the Albireo Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Albireo Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Albireo has, prior to the execution of this Agreement, provided or made available to Company all information about material adverse drug experiences since January 1, 2010 obtained or otherwise received by any of the Albireo Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Albireo Companies or any of their licensees in the possession of any of the Albireo Companies (or to which any of them has access). Albireo has disclosed to Company all material information known by Albireo with respect to the safety and efficacy of the Albireo products and product candidates from nonclinical and/or clinical studies. Each of the Albireo Companies has filed all annual and periodic reports, amendments and safety reports required to be made by an Albireo Company for any Albireo product or service required to be made to the FDA or any other Governmental Body.

(g)    All preclinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Albireo Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made (i) only to Albireo’s knowledge with respect to clinical and preclinical studies conducted by any third party on behalf of the Albireo Companies and (ii) specifically excludes preclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice. No Albireo Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any preclinical study or clinical trial after initiation thereof by or on behalf of an Albireo Company.

(h)    Each of the Albireo Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)    None of the Albireo Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body. None of the Albireo Companies is subject to any investigation that is pending or, to the knowledge of Albireo, that has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the knowledge of Albireo, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements. Each of the Albireo Companies has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and (ii) any applicable privacy Legal Requirements. No Albireo Company has experienced any material security breach or other incident resulting in the unauthorized access to, use of, or disclosure of protected health information.

(j)    None of the Albireo Companies has received any notice, communication, or action, or, including, but not limited to any warning letters, untitled letters, cyber letters, notices of violation, FDA Form 483s, adverse inspectional findings, consent decrees, notice of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews), inquiries, or other notice of enforcement action from a Governmental Body.
2.9    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.9(a) of the Albireo Disclosure Schedule, during the three-year period prior to the Original Agreement Date there has not been, and there is no pending, or threatened in writing, Legal Proceeding and, to the knowledge of Albireo, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Albireo Companies, any business of any of the Albireo Companies or any of the assets owned, leased or used by any of the Albireo Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 2.9(a) of the Albireo Disclosure Schedule has had or, if adversely determined, would not have or result in, either individually or in the aggregate, an Albireo Material Adverse Effect. To the knowledge of Albireo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.9(a).

(b)    There is no Order to which any of the Albireo Companies, or any of the assets owned or used by any of the Albireo Companies, is subject. To the knowledge of Albireo, no officer or other key employee of any of the Albireo Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Albireo Companies.

(c)    No Albireo Company is unable to pay its debts, within the meaning of section 123 IA 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or any other legislation analogous to IA 1986 that is applicable to an Albireo Company in its jurisdiction of incorporation, and no Albireo Company has stopped or suspended payment of its debts as they fall due.

2.10    Brokers’ and Finders’ Fees. Except as set forth on Part 2.10 of the Albireo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Albireo Companies. Albireo has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 2.10 of the Albireo Disclosure Schedule.

2.11    Employee Benefit Plans.

(a)    Part 2.11(a) of the Albireo Disclosure Schedule sets forth, as of the Original Agreement Date, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any Albireo Company, which is sponsored, maintained, contributed to, or required to be contributed to by any Albireo Company or with respect to which an Albireo Company has any material liability (collectively, the “Albireo Employee Plans”).

(b)    Albireo has made available to Company true and complete copies of each Albireo Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. With respect to each Albireo Employee Plan that is subject to ERISA reporting requirements, Albireo has made available to Company copies of the Form 5500 reports filed by or on behalf of an Albireo Company with respect to any Albireo Employee Plan for the most recent plan year. Each Albireo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Albireo Employee Plan, and to Albireo’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Albireo Employee Plan subject to Section 401(a) of the Code. Albireo has made available to Company the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Albireo Employee Plan, as applicable.

(c)    Each Albireo Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). No Albireo Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement. With respect to each Albireo Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material liability to an Albireo Company. No suit or material administrative proceeding or action is pending, or to the knowledge of Albireo is threatened, against or with respect to any Albireo Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    Neither Albireo nor any ERISA Affiliate of Albireo has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)    Other than as specifically contemplated by this Agreement or as set forth in Part 2.11(e) of the Albireo Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Albireo Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Albireo Employee Plan. No benefit payable or that may become payable by Albireo in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

2.12    Title to Assets. Except as set forth on Part 2.12 of the Albireo Disclosure Schedule, the Albireo Companies own, and have good, valid and marketable title to, all tangible assets purported to be owned by them, including all assets reflected in the books and records of the Albireo Companies as being owned by the Albireo Companies. All of said assets are owned by the Albireo Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Albireo Company, and (iii) Encumbrances described in Part 2.12 of the Albireo Disclosure Schedule. The Albireo Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the Albireo Companies as being leased to the Albireo Companies, and the Albireo Companies enjoy undisturbed possession of such leased assets. The Albireo Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the Albireo Disclosure Schedule. Part 2.12 of the Albireo Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any Albireo Company is a party.

2.13    Environmental Matters. Each of the representations and warranties set forth in this Section 2.13 is qualified by “except as would not, individually or in the aggregate, have an Albireo Material Adverse Effect.”

(a)    No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Albireo Companies, or, to Albireo’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Albireo Companies have at any time owned, operated, occupied or leased.

(b)    No Albireo Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Original Agreement Date, nor has any Albireo Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the Original Agreement Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    The Albireo Companies currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Albireo Environmental Permits”) necessary for the conduct of the Albireo Companies’ Hazardous Material Activities and other businesses of the Albireo Companies as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Albireo Environmental Permit, Hazardous Material or any Hazardous Material Activity of the Albireo Companies. Albireo is not aware of any fact or circumstance which could involve the Albireo Companies in any environmental litigation or impose upon the Albireo Companies any environmental liability

2.14    Labor Matters.

(a)    Part 2.14(a) of the Albireo Disclosure Schedule sets forth a true, complete and correct list of all employees of the Albireo Companies along with each such employee’s position, hire date, 2015 actual compensation and annual rate of compensation for 2016 (including base salary and the target amount of any bonuses to which such employee may be eligible).

(b)    No employee of an Albireo Company is currently represented by a labor union or other representative body with respect to the employee’s employment with an Albireo Company. No Albireo Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of an Albireo Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on an Albireo Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Albireo Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Albireo, threatened against or involving an Albireo Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(c)    The Albireo Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Albireo Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

2.15    Albireo Contracts.

(a)    Except as set forth in Part 2.15 of the Albireo Disclosure Schedule, no Albireo Company is a party to or is bound by:

(i)    any Contract with any distributor, reseller or sales representative;

(ii)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Albireo Company and any of its officers or directors;

(iii)    any Contract imposing any material restriction on the right or ability of any Albireo Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(iv)    any Contract currently in force relating to the disposition or acquisition of assets and not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(v)    any Contract relating to the borrowing of money or extension of credit;

(vi)    any joint marketing or development agreement;

(vii)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Albireo Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Albireo Company; or

(viii) any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b)    Albireo has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.15 of the Albireo Disclosure Schedule (any such Contract, an “Albireo Contract”). No Albireo Company and, to Albireo’s knowledge, no other party to an Albireo Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Albireo Contracts. To the knowledge of Albireo, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Albireo Contract; (ii) give any Person the right to declare a default in any material respect under any Albireo Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Albireo Contract; (iv) give any Person the right to accelerate the maturity or performance of any Albireo Contract; or (v) give any Person the right to cancel, terminate or modify any Albireo Contract. Each Albireo Contract is valid, binding, enforceable and in full force and effect, and will continue to be valid, binding, enforceable and in full force and effect following the Closing and the consummation of the Acquisition, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.16    Books And Records. The minute books of the Albireo Companies made available to Company are the only minute books of the Albireo Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Albireo Companies, as the case may be. The books and records of the Albireo Companies accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Albireo Companies.

2.17    Insurance.

(a)    Each of the Albireo Companies’ insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the Original Agreement Date and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Albireo Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Albireo Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b)    Except as set forth on Part 2.17(b) of the Albireo Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Albireo Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Albireo Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Albireo Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.18    Suppliers; Effect Of Transaction. Except as set forth on Part 2.18 of the Albireo Disclosure Schedule, since March 31, 2016, there has not been: (i) any material adverse change in the business relationship of any Albireo Company with any supplier of a significant product or service to any Albireo Company; or (ii) any change in any material term (including credit terms) of the sales or related agreements with any such supplier. To Albireo’s knowledge, no creditor, supplier, employee, client, customer or other Person having a business relationship with any Albireo Company intends to change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.19    Government Contracts. Albireo has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of Albireo, no such suspension or debarment has been initiated or threatened. The consummation of the Acquisition and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Albireo (assuming that no such suspension or debarment will result solely from the identity of Company).

2.20    Interested Party Transactions. Except as set forth on Part 2.20 of the Albireo Disclosure Schedule, no event has occurred since December 31, 2013 that would be required to be reported by Albireo as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Albireo were required to report such information in periodic reports pursuant to the Exchange Act.

2.21    Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Albireo for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by Albireo with respect to the information that has been or will be supplied by any of the Acquiring Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

2.22    Ownership of Company Capital Stock. None of the Albireo Companies own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or Company Preferred Stock or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, none of the Albireo Companies is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law of the State of Delaware (“Delaware Law”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Albireo and Sellers as of the Original Agreement Date as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Company’s SEC Documents or other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1    Organization and Qualification; Charter Documents.

(a)    Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. No Acquiring Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Acquiring Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    Company has made available to Albireo accurate and complete copies of: (a) the Organizational Documents of each Acquiring Company, including all amendments thereto; (b) the stock records of each Acquiring Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquiring Company, the board of directors of each Acquiring Company and all committees of the board of directors of each Acquiring Company. The books of account, stock records, minute books and other records of the Acquiring Companies are accurate, current and complete in all material respects.

(e)    The copies of the Company’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007), as amended by the Certificate of Designation of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on May 19, 2011), as amended by the Certificate of Amendment to Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 11, 2012), as amended by the Certificate of Designation of Series B Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.8 to the Registrant’s Current

Report on Form 8-K filed on June 27, 2012), as amended by the Certificate of Amendment of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2012), as amended by the Certificate of Amendment of Company’s Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015) and Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Original Agreement Date.

3.2    Capital Structure.

(a)    The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, of which 64,148,271 shares are issued and outstanding as of the close of business on the day prior to the Original Agreement Date, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), 0 shares of which are issued and outstanding as of the close of business on the day prior to the Original Agreement Date. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)    As of the Original Agreement Date, Company had reserved (i) an aggregate of 5,043,510 shares of Company Common Stock for issuance under the Company Option Plan, under which options were outstanding for an aggregate of 4,196,166 shares, and 0 restricted stock units were outstanding, and (ii) an additional 5,006,398 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock upon their exercise. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company RSU, the name of the holder of such option or unit, the number of shares subject to such option or unit, the exercise price of such option, the vesting schedule and termination date of such option or unit, and whether the exercisability of such option or vesting or settlement of such unit will be accelerated in any way by the transactions contemplated by this Agreement. Each Company Option was granted with an exercise price not less than the fair market value of a share of Company Common Stock on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Stock and all outstanding units with respect to Company Common Stock were granted under the Company Option Plan.

(c)    Except as set forth in Part 3.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock; and (v) none of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, and there are no shares of Company Common Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement. Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of

Company Common Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

(d)    There is no Company Stockholder that is an Affiliate of any officer or director of Company that is not listed on Schedule III.

3.3    Authority; Non-Contravention; Approvals.

(a)    Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval. The Company Stockholder Approval Threshold is the only vote of the holders of any class or series of Company Common Stock necessary to approve the Company Stockholder Approval Matters (collectively, “Company Stockholder Approval”). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Albireo and Sellers, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the Original Agreement Date, not subsequently rescinded or modified in any way, has, as of the Original Agreement Date (i) approved, adopted and declared advisable this Agreement and the Acquisition, and determined that this Agreement and the transactions contemplated by this Agreement, including the Acquisition, are fair to and in the best interests of the Company Stockholders, and (ii) approved the Company Stockholder Approval Matters that require board approval and resolved to recommend that the Company Stockholders approve the Company Stockholder Approval Matters, and directed that such matters be submitted for consideration of the Company Stockholders.

(c)    The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Organizational Documents of any Acquiring Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to the Acquiring Companies or by which its or any of their respective properties are bound or affected, except for any such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition, or (iii) require an Acquiring Company to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Acquiring Companies pursuant to, any Company Contract to which an Acquiring Company is a party or by which any Acquiring Company or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Acquisition).

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) any filings contemplated by Section 6.4(a), (iii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, and (iv) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NASDAQ.

3.4    Anti-Takeover Statutes Not Applicable. Subject to the accuracy of Albireo’s representations in Section 2.22 and each Seller’s representations in Section 4.5, the board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement, or, in the case of Section 203 of Delaware Law, the restrictions on business combinations provided for therein, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Acquisition or the other transactions contemplated by this Agreement.

3.5    SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a)    All Company SEC Documents have been timely filed and, as of the time a Company SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the Original Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Company SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The Acquiring Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Company required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Acquiring Companies, taken as a whole.

(c)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The unaudited balance sheet of Company as of March 31, 2016 is hereinafter referred to as the “Company Balance Sheet.”

(d)    Except as disclosed in the Company Financials, no Acquiring Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, greater than $25,000, except liabilities (i) provided for or referenced in the Company Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(d) of the Company Disclosure Schedule or (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

(e)    Since January 1, 2013, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since January 1, 2013, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(f)    There are no Encumbrances on any cash or cash equivalents held by any Acquiring Company.

3.6    Absence Of Certain Changes Or Events. Except as set forth in Part 3.6 of the Company Disclosure Schedule, from the date of the Company Balance Sheet through the Original Agreement Date, each of the Acquiring Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Albireo pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7    Taxes. Each of the representations and warranties set forth in this Section 3.7 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a)    Each income Tax Return and each other Tax Return required to be filed by or with respect to any Acquiring Company has been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by the Acquiring Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith or are properly reserved for on the books or records of the Acquiring Companies.

(b)    No waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any material Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver.

(c)    There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.

(d)    No Acquiring Company is the subject of any currently ongoing Tax audit or other proceeding with respect to a material amount of Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 3.7(d) of the Company Disclosure Schedule and in the Company Financials.

(e)    All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(g)    No Acquiring Company is a party to any Contract with any Person (other than one or more Acquiring Companies) relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any Person (other than one or more Acquiring Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)    Within the past five years, no Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(i)    No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    Within the past five years, no Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.8    Intellectual Property. No current activity of any Acquiring Company violates or otherwise conflicts with, or has infringed, misappropriated or violated, or, to the knowledge of Company, will infringe, misappropriate or violate, any IP Rights of any Person, in the conduct of its business as presently contemplated, and no Acquiring Company has received any written notice nor are any of them subject to any actual or, to the knowledge of Company, threatened proceedings claiming or alleging any of the foregoing.

3.9    Compliance with Legal Requirements. No Acquiring Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to an Acquiring Company or by which its or any of its properties is bound or affected, or (ii) any Contract to which an Acquiring Company is a party or by which an Acquiring Company or its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquiring Company, nor has any Governmental Body indicated to an Acquiring Company in writing an intention to conduct the same.

3.10    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 3.10(a).

(b)    There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.11    Brokers’ and Finders’ Fees. Except as set forth in Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Company has furnished to Albireo accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12    Employee Benefit Plans.

(a)    Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the Original Agreement Date, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of Company or its Subsidiaries, which is sponsored, maintained, contributed to, or required to be contributed to by Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any material liability (collectively, the “Company Employee Plans”).

(b)    Company has made available to Albireo true and complete copies of each Company Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available to Albireo copies of the Form 5500 reports filed by or on behalf of an Acquiring Company with respect to any Company Employee Plan for the most recent plan year. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Services on the form of such Company Employee Plan, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Company has made available to Albireo the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, as applicable.

(c)    Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including ERISA and the Code). None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material liability to the Company or its Subsidiaries. No suit or material administrative proceeding or action is pending, or to the knowledge of Company, is threatened, against or with respect to any Company Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)    Other than as specifically contemplated by this Agreement or as set forth on Part 3.12(e) of the Company Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Acquiring Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Company Employee Plan. No benefit payable or that may become payable by Company in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(f)    Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

3.13    Real Property. The Acquiring Companies do not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13 of the Company Disclosure Schedule.

3.14    Environmental Matters. Each of the representations and warranties set forth in this Section 3.14 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a)    No underground storage tanks and no amount of any Hazardous Materials, but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Acquiring Companies, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Acquiring Company has at any time owned, operated, occupied or leased.

(b)    No Acquiring Company has engaged in any Hazardous Material Activities in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the Original Agreement Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    The Acquiring Companies currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Acquiring Companies’ Hazardous Material Activities and other businesses of the Acquiring Companies as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of the Acquiring Companies. Company is not aware of any fact or circumstance which could involve an Acquiring Company in any environmental litigation or impose upon an Acquiring Company any environmental liability.

(e)    The Acquiring Companies do not generate, dispose of, store, transport, or arrange for the disposal of any Hazardous Materials. Company has performed all necessary actions to notify the Connecticut Department of Energy & Environmental Protection that Company does not generate, dispose of, use, store, transport, or arrange for the disposal of any Hazardous Materials. The Acquiring Companies have taken all necessary actions to revise the Company’s status with all applicable Governmental Bodies to reflect that Company does not generate or dispose of Hazardous Materials. Company has deactivated its environmental protection agency Hazardous Waste generator number. Company closed, decontaminated, and decommissioned its former facility at 6 Christopher Columbus Ave, Danbury, Connecticut in accordance with all applicable Legal Requirements.

3.15    Labor Matters.

(a)    Part 3.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Acquiring Companies along with each such employee’s position, hire date, 2015 actual compensation and annual rate of compensation for 2016 (including base salary and the target amount of any bonuses to which such employee may be eligible).

(b)    No employee of an Acquiring Company is currently represented by a labor union or other representative body with respect to the employee’s employment with an Acquiring Company. No Acquiring Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of an Acquiring Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on an Acquiring Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Acquiring Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Company, threatened against or involving an Acquiring Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(c)    The Acquiring Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Acquiring Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

3.16    Company Contracts.

(a)    Except as set forth in the exhibit list to Company’s Annual Report on Form 10-K for the year ended September 30, 2015 or Part 3.16 of the Company Disclosure Schedule, no Acquiring Company is a party to or is bound by:

(i)    any Contract with any distributor, reseller or sales representative;

(ii)    any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates;

(iii)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Acquiring Company and any of its officers or directors;

(iv)    any Contract imposing any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(v)    any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vi)    any Contract relating to the borrowing of money or extension of credit;

(vii)    any joint marketing or development agreement;

(viii)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(ix)    any Contract that contemplates or involves the payment or delivery of cash or other consideration after the Original Agreement Date in an amount or with a value in excess of $10,000 in the aggregate, other than (A) any arrangement or agreement expressly contemplated or provided for under this Agreement or (B) any arrangement or agreement that only involves those expenditures expressly disclosed in the 2016 budget and forecast attached as Part 3.16(a)(ix) of the Company Disclosure Schedule; or

(x)    any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or has a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow an Acquiring Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b)    Company has made available to Albireo an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule (any such Contract, including unredacted copies of any Contract that would be listed in Part 3.16 of the Company Disclosure Schedules but for its inclusion in the most recent exhibit list of Company’s Form 10-K for the year ended September 30, 2015, a “Company Contract”). No Acquiring Company and, to the Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(c)    (i) Company has delivered notices of termination of each of the contracts listed on Part 3.16(c)(i) of the Company Disclosure Schedule and (ii) Company has no, and will not have any, outstanding financial, reporting or minimum purchase obligations under the contracts listed on Part 3.16(c)(ii) of the Company Disclosure Schedule that have not been satisfied.

3.17    Books and Records. The minute books of the Acquiring Companies made available to Albireo and Sellers or their respective counsel are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

3.18    Insurance.

(a)    Part 3.18(a) of the Company Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Each Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Albireo.

(b)    Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Acquiring Company is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19    Opinion of Financial Advisor. The board of directors of Company has received an opinion of Ladenburg Thalmann & Co. Inc., financial advisor to Company, dated the Original Agreement Date, to the effect that the Exchange Ratio is fair to Company from a financial point of view. Company will furnish an accurate and complete copy of said opinion to Albireo and Sellers for informational purposes only promptly after the Original Agreement Date.

3.20    Shell Company Status. Company is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.21    Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of the Acquisition and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company (assuming that no such suspension or debarment will result solely from the identity of Albireo).

3.22    Disclosure; Company Information. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable Legal Requirements. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the Albireo Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Albireo and Company as of the Original Agreement Date as to itself as follows:

4.1    Ownership of Albireo Capital Stock and Loan Notes. Such Seller (a) (i) is the sole record, legal and beneficial owner of, as of the Original Agreement Date, all of the Albireo Capital Stock and all of the Loan Notes, and (ii) will (and/or a Permitted Transferee of such Seller will be) be the sole record, legal and beneficial owner of, as of last to occur of the Loan Note Conversion, the Investor Subscription and the Share Conversion, all of the issued Albireo Authorized Share Capital (as adjusted upon the Share Conversion in accordance with the Interim Articles of Association), in each case ((i) and (ii)) if any, listed next to the name of such Seller on Part 4.1 of the Albireo Disclosure Schedule, (b) is not a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of its shares of Albireo Capital Stock or shares of Albireo Authorized Share Capital (other than as set forth in this Agreement), and (c) has (or with respect to the shares to be issued in the Investor Subscription and Loan Note Conversions, will have), and/or a Permitted Transferee of such Seller will have, good and valid title to all shares of Albireo Authorized Share Capital listed next to the name of such Seller on Part 4.1 of the Albireo Disclosure Schedule, free and clear of all Encumbrances. Subject only to stamping, upon the consummation of the Acquisition, Company will acquire good and marketable title to the Albireo Shares acquired by the Company from such Seller, free and clear of all Encumbrances. Except as set forth on Part 4.1 of the Albireo Disclosure Schedule, no Seller is an “affiliate” of any other Seller as such term is defined in Rule 12b-2 of the Exchange Act.

4.2     Authority; Non-Contravention.

(a)    If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If not a natural person, (i) such Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Albireo and Company, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not conflict with or violate any Organizational Document or Legal Requirement applicable to such Seller or by which its properties are bound or affected or require the consent of any other Person.

(c)    Such Seller is not subject to any Insolvency Proceedings.

(d)    If such Seller is an Investor, such Seller has and will have such immediately available funds as are necessary to pay all amounts due from such Seller to consummate the Investor Subscription.

4.3    Tax Matters. Such Seller has had opportunity to review with his/her tax advisors the applicable Tax consequences of the transactions contemplated by this Agreement and the purchase of the Albireo Shares acquired from such Seller by Company. Such Seller is relying solely on such advisors and not on any statements or representations of counsel to Company, Albireo or their respective Representatives with respect to tax matters. Such Seller understands that it (and not Company or Albireo) shall be responsible for its Tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by the Agreement.

4.4    Disclosure; Seller Information. None of the information supplied or to be supplied by or on behalf of such Seller for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by such Seller with respect to the information that has been or will be supplied by any other Seller, any of the Acquiring Companies, any of the Albireo Companies or any of their respective Representatives for inclusion in the Proxy Statement.

4.5    Ownership of Company Capital Stock. Such Seller (including such Seller’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or Company Preferred Stock or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, no Seller is, nor at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the Delaware Law.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1    Conduct of Company Business. Except as set forth on Part 5.1 of the Company Disclosure Schedule, during the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company agrees, except to the extent necessary to effect the transactions contemplated by the Company Stockholder Approval Matters or otherwise to the extent Albireo consents in writing, to carry on its business in substantially the same manner as being conducted as of the Original Agreement Date, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.1 of the Company Disclosure Schedule), without obtaining the written consent of Albireo (which, in the case of Section 5.1(h)(ii), will not be unreasonably withheld, conditioned or delayed), Company will not, and will not permit its Subsidiaries to:

(a)     amend or otherwise change any of the Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)     issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of shares of Company Common Stock issuable pursuant to Company Options or Company RSUs in accordance with the terms under the Company Stock Option Plan or pursuant to warrants, as the case may be, which options or warrants or rights, as the case may be, are outstanding on the Original Agreement Date);

(c)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant to a currently outstanding repurchase right in favor of Company with respect to unvested shares, at no more than cost);

(d)     incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for dispositions of obsolete or worthless assets);

(e)     accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)     sell, assign, transfer, license, sublicense or otherwise dispose of any IP Rights other than a Permitted Disposition;

(h)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Company Contract, grant any release or relinquishment of any material rights under any Company Contract or assign or sublet any lease; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)     forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)     other than as required by Legal Requirements, increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, or establish, adopt, enter into, terminate or amend any collective bargaining or similar agreement or Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if it were in existence on the Original Agreement Date), or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

(k)     take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l)    (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(m)     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice;

(n)     enter into any partnership arrangements, joint development agreements or strategic alliances;

(o)     initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”) or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby); or

(p)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(o) above, or any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or would prevent Company from performing, or cause Company not to perform, its covenants hereunder or would result in any of the conditions to the Acquisition set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Albireo, directly or indirectly, the right to control or direct the operations of any Acquiring Company prior to the Closing, (ii) prior to the Closing, each Acquiring Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Albireo will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

5.2    Conduct of Albireo Business. Except as set forth on Part 5.2 of the Albireo Disclosure Schedule, during the Pre-Closing Period, Albireo agrees, except to the extent necessary to effect the transactions or events contemplated by this Agreement or otherwise to the extent Company consents in writing or, to carry on its business in the ordinary course, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the Conversions and actions set forth on Part 5.2 of the Albireo Disclosure Schedule), without obtaining the written consent of Company (which, in the case of Part 5.2(h)(ii), will not be unreasonably withheld, conditioned or delayed), Albireo will not, and will not permit its Subsidiaries to:

(a)     amend or otherwise change any of the Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)     issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of Ordinary A Shares issuable pursuant to Albireo Options granted prior to the Original Agreement Date in accordance with the terms under the Albireo Equity Plan or pursuant to Albireo Warrants outstanding on the Original Agreement Date in accordance with the 2016 Warrant Instrument, as the case may be, or the issuance of Series B Preference Shares or Series C Preference Shares issuable upon exercise of the Albireo Loan Warrant in accordance with the terms of the Albireo Loan Warrant Instrument);

(c)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Albireo Capital Stock;

(d)     incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e)     accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)     sell, assign, transfer, license, sublicense or otherwise dispose of any Albireo IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of an Albireo Contract or grant any release or relinquishment of any material rights under any Albireo Contract; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(h);

(i)     forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)     take any action, other than as required by applicable Legal Requirements or GAAP to change accounting policies or procedures;

(k)    (i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(l)     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the transactions contemplated by this Agreement;

(m)     enter into any partnership arrangements, joint development agreements or strategic alliances;

(n)     settle or agree to settle any Action (except for any Action arising out of or related to this Agreement); or

(o)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (n) above, or any action which would make any of the representations or warranties of Albireo contained in this Agreement untrue or incorrect or would prevent Albireo from performing, or cause Albireo not to perform, its covenants hereunder or would result in any of the conditions to the Closing set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any Albireo Company prior to the Closing, (ii) prior to the Closing, each Albireo Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1    Proxy Statement.

(a)     As promptly as practicable after the Original Agreement Date and subject to the obligations of Albireo and each Seller in this Section 6.1(a), Company, with Albireo’s cooperation (including in respect of the preparation of pro forma financial statements suitable for inclusion in the Proxy Statement), shall prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to be held to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan and to satisfy the requirements of an annual meeting under applicable law and NASDAQ regulations. Each of Albireo and Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff as promptly as practicable. Albireo and each Seller shall promptly furnish all information concerning itself as Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Company will cause the Proxy Statement to be mailed to the holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting as promptly as practicable after the Proxy Statement is filed with the SEC.

(b)     No filing of, or revision, amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by Company or any of its Subsidiaries, without providing Albireo a reasonable opportunity to review and comment thereon. Company shall advise Albireo, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Albireo will promptly furnish Company with all information concerning Albireo, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If Albireo becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Albireo will promptly inform Company thereof. If Company becomes aware of any information that should be disclosed in a revision, amendment or supplement to the Proxy Statement, then Company will: (i) promptly inform Albireo thereof; (ii) provide Albireo (and its counsel) with a reasonable opportunity to review and comment on any revision, amendment or supplement to the Proxy Statement, as applicable, prior to it being filed with the SEC; (iii) provide Albireo with a copy of such revision, amendment or supplement promptly after it is filed with the SEC; and (iv) mail such revision, amendment or supplement to the Company Stockholders.

6.2    Company Stockholders’ Meeting.

(a)     Company will take all action necessary under applicable Legal Requirements to call, give notice of and hold the Company Stockholders’ Meeting to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan. The Company Stockholders’ Meeting will be held as promptly as practicable following the filing of the Proxy Statement; provided, however, notwithstanding anything to the contrary contained herein, Company will have the absolute discretion to adjourn the Company Stockholders’ Meeting without any consent requirement of Albireo for a period of up to thirty (30) days after the initial Company Stockholders’ Meeting is held if necessary to obtain Company Stockholder Approval. Company will engage Morrow and Company (or such other proxy solicitor reasonably acceptable to Albireo) as proxy solicitor to assist in the solicitation of proxies in connection with the Company Stockholders’ Meeting and will ensure that such proxies are solicited in compliance with all applicable Legal Requirements.

(b)     Subject to Section 6.2(c): (i) the board of directors of Company will approve the New Albireo Pharma Equity Plan and recommend that its stockholders vote to approve the Company Stockholder Approval Matters and the New Albireo Pharma Equity Plan (such recommendation, the “Company Board Recommendation”); (ii) the Proxy Statement will include the Company Board Recommendation; (iii) the Company Board Recommendation will not be withdrawn or modified, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation will be adopted or publicly proposed by Company; (iv) the board of directors of Company will not fail to reaffirm or republish the Company Board Recommendation within two (2) Business Days of being requested by Albireo; and (v) the board of directors of Company will not fail to recommend against acceptance of, or take a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

(c)     Notwithstanding anything to the contrary contained in Section 6.2(b), at any time prior to the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that (x) as a result of Company’s receipt of an Acquisition Proposal that was not the result of a breach of Section 6.10(a)(i) and that the board of directors of Company has determined in good faith, after consultation with Company’s outside legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the Original Agreement Date and that was neither known to Company or its board of directors nor reasonably foreseeable as of the Original Agreement Date (a “Company Intervening Event”), a failure to make a Company Change in Recommendation is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 6.2(c), Company shall provide Albireo and Sellers with four (4) Business Days’ prior written notice (the “Notice Period”) advising Albireo and Sellers that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 6.10(a)(ii) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such Notice Period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Albireo in good faith (to the extent Albireo wishes to negotiate) to enable Albireo to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) in the case of a Superior Offer, Company shall consider in good faith any proposal by Albireo or Sellers to amend the terms and conditions of this Agreement in a manner that would make Albireo’s or Sellers’ modified proposal at least as favorable to Company and its stockholders as the Superior Offer. If the board of directors of Company determines that, in accordance with clause (ii) of the immediately preceding sentence, Albireo’s or Sellers’ modified proposal is at least as favorable to Company and the Company Stockholders as the Superior Offer (after taking account any amendment or modification to the terms of such Superior Offer) then the board of directors of Company shall recommend such modified proposal to the Company Stockholders; provided, however, that in the event of any amendment or modification to the terms of such Superior Offer makes it more favorable than the latest modified proposal by Albireo or Sellers, the notification provisions above shall again apply, except that the Notice Period shall be three (3) Business Days rather than four (4) Business Days. It is expressly understood and agreed by all Parties that a “stop, look and listen” or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Company Change in Recommendation.

(d)     Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting will not be limited or otherwise affected by any withdrawal or modification of the Company Board Recommendation.

(e)     Nothing contained in this Agreement will prohibit Company or its board of directors from making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that no Company Change in Recommendation shall be made except in accordance with the terms of this Agreement.

6.3    Access to Information; Confidentiality. From the Original Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, Company and Albireo will each afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and Albireo each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided that each of Company and Albireo reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel (it being agreed that each Party shall inform the other of the fact that it is withholding such information, and thereafter the parties shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Without limiting the generality of the foregoing, during the Pre-Closing Period: (a) Company and Albireo will promptly provide the other with copies of (i) any notice, report or other document filed with or sent to any Governmental Body in connection with the Acquisition or any of the other transactions contemplated by this Agreement; (ii) any material notice, report or other document received from any Governmental Body; (iii) all material operating and financial reports prepared by such Party (or its Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, discount reports, write-off reports, hiring reports and capital expenditure reports; and (iv) any material notice, document or other communication sent by or on behalf of such Party to any third party to any Contract to which such Party or its Subsidiaries is a party, or sent to such Party by any third party to any Contract (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) to which such Party or its Subsidiaries is a party; and (b) Company will promptly provide Albireo with copies of any written materials or communications sent by or on behalf of Company to its stockholders. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Albireo and Company.

6.4    Regulatory Approvals and Related Matters.

(a)     Each Party will file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of Albireo and Company will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by this Agreement. Each of Albireo and Company will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Acquisition or any of the other transactions contemplated by this Agreement, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)     Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.4(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Acquisition and make effective the other transactions contemplated by this Agreement (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Acquisition and the other transactions contemplated by this Agreement). Without limiting the generality of the foregoing, but subject to this Section 6.4(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Acquisition and the other transactions contemplated by this Agreement; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Acquisition or any of the other transactions contemplated by this Agreement; and (iii) lift any restraint, injunction or other legal bar to the Acquisition.

6.5    Director Indemnification and Insurance.

(a)     From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the Original Agreement Date, or who becomes prior to the Closing, a director or officer of any Albireo Company or Acquiring Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of an Albireo Company or Acquiring Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such Albireo Company’s or Acquiring Company’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the Albireo Company’s or Acquiring Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the applicable Acquiring Company and the applicable Albireo Company, jointly and severally, upon receipt by Company or Albireo from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)     Prior to Closing, Company may procure directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be permitted to expend pursuant to this Section 6.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance. If Company does not procure such directors’ and officers’ liability insurance prior to Closing, then, for a period of six (6) years from the Closing Date, Company shall maintain directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be required to expend pursuant to this Section 6.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance.

(c)     Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.5 in connection with their enforcement of their rights provided in this Section 6.5 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(d)     The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Albireo and Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e)     This Section 6.5 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Albireo, Company and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that the Company or Albireo have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 9.2).

(f)     In the event Company or Albireo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or Albireo, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

6.6    Notification of Certain Matters.

(a)    Company will give prompt notice to Albireo and each Seller, Albireo will give prompt notice to Company and each Seller will give prompt notice to Albireo and Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company, Albireo or such Seller, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6(a) will not limit or otherwise affect the remedies available hereunder to a Party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 7.2(a) and 7.3(a) unless the failure to give such notice results in material prejudice to another Party.

(b)    Company, Albireo and each Seller will give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Acquisition or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company, Albireo or such Seller that relates to the Acquisition or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or an Albireo Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or an Albireo Material Adverse Effect.

6.7    Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Albireo and Company will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition or this Agreement. No Party will issue any press release or make any such public statement without the prior consent of, in the case of (i) Company, Albireo, (ii) Albireo, Company or (iii) a Seller, Albireo and Company, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Albireo if required by Legal Requirements or otherwise made in connection with a Company Change in Recommendation and (B) other than a press release announcing a Company Change in Recommendation or a subsequent press release relating to such Company Change in Recommendation, any press release or public statement to be issued without the consent of Albireo pursuant to clause (A) shall be subject to reasonable prior notice to and review of Albireo and Company shall consider any and all reasonable comments of Albireo thereon in good faith.

6.8    Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the Albireo Shares after the Closing (“Stamp Taxes”).

6.9    Board of Directors. Company will take all actions necessary, in consultation with Albireo, to cause the board of directors of Company, immediately after the Closing, to consist of the Albireo Appointees, to remain in office or to be duly appointed to the class indicated on Schedule IV, and the Company Appointees, to remain in office or to be duly appointed to the class indicated on Schedule IV; provided, however, that so long as Company remains a public reporting company, the board of directors of Company will continue to satisfy applicable Legal Requirements, including, to the extent required, maintaining an independent audit committee, and the nominations by Company and Albireo hereunder will allow Company to comply with such Legal Requirements.

6.10    Non-Solicitation by Company and Albireo.

(a)    Non-Solicitation by the Company.

(i)    Prior to the receipt of Company Stockholder Approval, Company will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Acquiring Company, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Acquiring Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to obtaining the Company Stockholder Approval, Company may furnish nonpublic information regarding the Acquiring Companies to, and enter into discussions with, any Person in response to an Acquisition Proposal that, after consultation with its outside legal and financial advisors, Company’s board of directors determines in good faith is, or is reasonably expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal was not the result of a breach of Section 6.10(a)(i), (2) the board of directors of Company concludes in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of the Company to the Company Stockholders under applicable Legal Requirements, (3) prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Albireo written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between Albireo and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) prior to or simultaneously with furnishing any such information to such Person, Company furnishes or makes available such nonpublic information to Albireo (to the extent such nonpublic information has not been previously furnished or made available by Company to Albireo). Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Albireo, Sellers and their respective

Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than Albireo, Sellers and their respective Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose. Within ten (10) Business Days of the Original Agreement Date, Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Company or any other Acquiring Company since July 31, 2015, relating to an Acquisition Proposal. Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.10(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(a)(i) by Company for purposes of this Agreement.

(ii)    Prior to the receipt of Company Stockholder Approval, Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Albireo orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any Acquiring Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Albireo informed, on a prompt basis, in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(b)    Non-Solicitation by Albireo.

(i)    Prior to the receipt of Company Stockholder Approval, Albireo will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Albireo Company, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Albireo Acquisition Proposal or take any action that would reasonably be expected to lead to an Albireo Acquisition Proposal, (w) furnish any nonpublic information regarding any Albireo Company to any Person in connection with or in response to an Albireo Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Albireo Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Albireo Acquisition Proposal, (y) approve, endorse or recommend any Albireo Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Albireo Acquisition Proposal”, taking into account the proviso in such definition. Albireo shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Company and its respective Affiliates) conducted heretofore by Albireo or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Albireo Acquisition Proposal or which could reasonably be expected to lead to an Albireo Acquisition Proposal, and, in connection therewith, Albireo will immediately discontinue access by any Person (other than Company and its respective Affiliates) to any data room (virtual or otherwise) established by Albireo or its Representatives for such purpose. Without limiting the generality of the foregoing, Albireo acknowledges and agrees that in the event any Representative of Albireo (or its Subsidiaries), takes any action that, if taken by Albireo (or its Subsidiaries) would constitute a breach of this Section 6.10(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(b)(i) by Albireo for purposes of this Agreement.

(ii)    Prior to the receipt of Company Stockholder Approval, Albireo will promptly (and in no event later than twenty-four (24) hours after receipt of any Albireo Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Albireo Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Albireo Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any Albireo Company (including the identity of the Person making or submitting such Albireo Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Albireo will keep Company informed, on a prompt basis, in all material respects with respect to the status of any such Albireo Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

6.11    Restrictions on Transfer; Lock-up.

(a)    Each Seller covenants and agrees for the benefit of Company that, until the earlier of the termination of this Agreement or the Closing, such Seller will not, directly or indirectly:

(i)    offer, sell, transfer (whether by merger, operation of law or otherwise), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding, directly or indirectly, with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any shares in the Albireo Authorized Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing; or

(ii)    take any other action with respect to shares in the Albireo Authorized Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing, that would in any way restrict, limit, or interfere with the performance of such Seller’s obligations hereunder or the transactions contemplated by this Agreement.

(b)    Notwithstanding the foregoing, any Seller may assign or transfer shares in the Albireo Authorized Share Capital or the 2014 Loan Notes, the 2015 Loan Notes or any other security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Albireo Authorized Share Capital, or any interest in any of the foregoing, to any Permitted Transferee, provided, however, that (i) such assignment or transfer is made in accordance with applicable Legal Requirements and in compliance with any contractual restriction upon the assignment or transfer of such shares, securities or interests, including, where applicable, restrictions contained in the Articles of Association, the Shareholders’ Agreement, the 2014 Loan Note Instrument or the 2015 Loan Note Instrument, and (ii) the Seller shall require such Permitted Transferee to execute a Joinder Agreement substantially in the form attached hereto as Exhibit F (“Joinder Agreement”). “Permitted Transferee” means (A) if such Seller is a natural person (I) any Person related to a Seller by blood, marriage, domestic partnership or adoption, not more remote than a first cousin (collectively, “Family Members”), (II) a Seller’s estate or any Person lawfully appointed as personal representative in respect of the administration thereof, (III) any trust for the benefit of a Seller or any Family Member(s), (IV) any Person by bona fide gift, will or intestacy, (V) any partnership, corporation or limited liability company which is controlled by a Seller or any such Family Member(s), (B) if such Seller is a corporation, partnership, or other business entity, (I) to another corporation, partnership or other business entity that is an Affiliate of such Seller, including investment funds or other entities under common control or management with such Seller, (II) any distribution or dividend to equity holders (including general or limited partners and members) of such Seller (including upon the liquidation and dissolution of Seller pursuant to a plan of liquidation approved by Seller’s equity holders) or (III) as a bona fide gift to a charitable organization, and (C) any other Seller or an Affiliate thereof.

(c)     Lock-ups.

(i)    In connection with this Agreement and the transactions contemplated hereby, each Seller hereby agrees that, without the prior written consent of the Company, such Seller will not, during the period ending 180 days after Closing (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock (including the Acquisition Consideration) or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act by such Seller and whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock (except, for purposes of clause (iii), such demands or exercises as will not require any public filing or other public disclosure to be made in connection therewith or will permit any required public filing or other public disclosure to be made after the expiration of the Lock-Up Period).

(ii)    The restrictions and obligations contemplated by this Section 6.11(c) shall not apply to: (i) Investor Subscription Shares; (ii) transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock to Permitted Transferees; (iii) the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards and any related transfer of shares of Company Common Stock to Company (A) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); (iv) transfers by the undersigned of securities acquired in the open market following the Closing; or (v) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Common Stock; provided that such plan does not provide for the transfer of shares of Company Common Stock during the Lock-Up Period and that no filing or other public announcement shall be required or voluntarily made during the Lock-Up Period by such Seller or Company as a result of the establishment of any such plan; and provided further that in the case of any transfer or distribution pursuant to clause (ii), such transfer is not for value and each Permitted Transferee shall sign and deliver to the Company a lock-up letter containing provisions substantially similar to those contained in this Section 6.11(c); and provided further that in the case of any transfer or distribution pursuant to clause (ii), (iii), or (iv) that no filing by the undersigned or, with respect to clause (ii), any recipient of the shares transferred, in each case, under Section 16(a) of the Exchange Act or other public announcement shall be required or voluntarily made in connection with such transfer or distribution, in each case, during the Lock-Up period.

6.12    Joinder Agreements. Albireo shall cause each Person who is not already a Party and who acquires shares of Albireo Authorized Share Capital, from Albireo, subsequent to the Original Agreement Date to become a Party by executing a Joinder Agreement.

6.13    Listing; Symbol. Company will use its reasonable best efforts to cause (a) the shares of Company Common Stock to be issued in connection with the Acquisition to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Closing and (b) Company Common Stock to be listed on NASDAQ under a symbol chosen by Albireo prior to the Original Agreement Date at or as promptly as possible after the Closing.

6.14    Section 16 Compliance. Subject to the following sentence, prior to the Closing, Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Company Common Stock (including derivative securities with respect to Company Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Albireo will furnish the following information to Company for each individual who, immediately after the Closing, is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company: (a) the number of Albireo Shares expected to be held by such individual immediately following the Share Conversion and exchanged for shares of Company Common Stock pursuant to the Acquisition; and (b) the number of other derivative securities (if any) with respect to Albireo Shares held by such individual and expected to be converted into shares of Company Common Stock or derivative securities with respect to Company Common Stock in connection with the Acquisition.

6.15    Albireo Options and Albireo Warrants.

(a)     Prior to the Closing, Albireo will make an offer to each holder of Albireo Options or Albireo Warrants, as applicable, whether or not vested, for the replacement of, and in the case of Albireo Warrants, other appropriate compensation for (which shall take the form of a replacement equity-based award), each Albireo Option or Albireo Warrant that is outstanding and unexercised immediately prior to the Closing in accordance with the terms of the applicable Albireo Equity Plan and this Section 6.15 (the “Replacement Offer”) in a form that is reasonably satisfactory to Company. If any Replacement Offer is not accepted prior to Closing, such Replacement Offer will remain open for a period of two (2) days after the Closing Date (the “Replacement Period”).

(b)    The following terms shall apply where a holder of Albireo Options or Albireo Warrants elects to receive replacement options, exercisable for, or other equity-based awards based on, shares of Company Common Stock, as applicable (any such option, a “Replacement Option” and any such other equity-based award, a “Replacement Award”). With respect to any Replacement Option, (i) the number of shares of Company Common Stock subject to each Replacement Option will be determined by multiplying (x) the number of Albireo Shares that were subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each Replacement Option will be determined by dividing (x) the per share exercise price of Albireo Shares subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. With respect to any Replacement Award, such award will be granted with respect to that number of shares of Company Common Stock determined by multiplying (x) the Net Number of Albireo Shares (as defined below) by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, where the Net Number of Albireo Shares is equal to (i) the number of Albireo Shares that were subject to such Albireo Option or Albireo Warrant, as applicable, as in effect immediately prior to the Closing (the “Total Share Number”) less (ii) the number of Albireo Shares equal to the quotient obtained by dividing (A) the product of the Total Share Number and the exercise price per share of the Albireo Option or Albireo Warrant, as applicable, that such Replacement Award is replaced by (B) $0.8762. Such Albireo Option or Albireo Warrant replaced by Company in accordance with this Section 6.15(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Company Common Stock subsequent to the Closing; and Company’s board of directors or a committee thereof will succeed to the authority of Albireo’s board of directors or any committee thereof with respect to each Albireo Option or Albireo Warrant so replaced by Company. Notwithstanding anything to the contrary in this Section 6.15, to the extent applicable, the replacement of each Albireo Option into an option to purchase Company Common Stock will be made in a manner consistent with Sections 409A of the Code and the Treasury Regulations thereunder. Unless otherwise provided in a Replacement Offer, each Replacement Option or Replacement Award granted in respect of (A) an Albireo Option shall remain subject to the same terms and conditions governing vesting and exercisability (if applicable) that applied to such Albireo Option immediately prior to the Closing and otherwise shall remain subject to the same terms and conditions that so applied, other than terms that are rendered inoperative by reason of the transaction contemplated by this Agreement and (B) an Albireo Warrant shall either (1) remain subject to the same terms and conditions governing vesting and exercisability (if applicable) that applied to such Albireo Warrant immediately prior to the Closing or (2) be subject to substantially similar terms and conditions governing vesting and exercisability (if applicable) as Replacement Options granted in respect of Albireo Options.

(c)    If a holder of Albireo Options or Albireo Warrants does not accept the Replacement Offer within the Replacement Period then such holder’s Albireo Options or Albireo Warrants, as applicable, shall lapse at the end of the Replacement Period.

(d)    Albireo and the Company shall take all actions reasonably necessary to effectuate the provisions of this Section 6.15. Company shall take all actions reasonably necessary to assume the Albireo Option Plan as of the Closing.

6.16    Allocation Certificate. Albireo will prepare and deliver to Company, at least five (5) Business Days prior to the Closing, a certificate signed by a duly authorized director of Albireo in a form reasonably acceptable to Company which sets forth (a) a true and complete list of the Sellers immediately prior to the Closing and the number Albireo Shares owned by each such Seller, and (b) the allocation of the Acquisition Consideration among the Sellers pursuant to the Acquisition (the “Allocation Certificate”).

6.17    Employee Matters. No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of Albireo, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of Albireo, Company or any of their respective subsidiaries to terminate the employment or service of any employee or service provider for any reason, (ii) require Albireo, Company or any of their respective Subsidiaries to continue any Company Employee Plan or Albireo Employee Plan or prevent the amendment, modification or termination thereof, (iii) confer upon any current or former employee or other service provider of Albireo, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any Company Employee Plan or Albireo Employee Plan.

6.18    Disclosure Schedules. Each of Company and Albireo may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the Original Agreement Date, would have been required to be set forth or described in the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, on the Original Agreement Date or that is necessary to correct any information in the Company Disclosure Schedule or Albireo Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Albireo or Sellers for purposes of Section 7.2(a) and 7.3(a) of this Agreement or any other provision of this Agreement.

6.19    Tax Cooperation. The Parties acknowledge that the exchange of Albireo Shares for shares of Company Common Stock is desired to constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and agree to cooperate in all reasonable respects to structure the exchange in a manner that qualifies with Section 368(a) of the Code; provided, however, that such cooperation shall not require a Party to agree to any amendment to the terms and conditions of this Agreement that would be adverse to such Party (whether or not material), including, an amendment that would (a) result in the holders of Company capital stock and Company Options immediately prior to the Closing, collectively, holding less than the percentage of the Company capital stock that they would have held immediately after the Closing, collectively (on a fully diluted basis and based on the treasury method in respect of options), if such amendment were not made or (b) necessarily result in more than a five Business Day delay in the consummation of the transactions contemplated by this Agreement. The Parties further acknowledge and agree that qualification of the exchange of Albireo Shares for shares of Company Common Stock as a reorganization within the meaning of Section 368(a) of the Code is not assured and is not a condition to Closing.

6.20    Legends. The Parties agree and acknowledge that the certificates (or uncertificated book-entries, as applicable) representing shares of Company Common Stock issued pursuant to this Agreement shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1    Conditions to Obligation of Each Party to Effect the Acquisition. The respective obligations of each Party to effect the Acquisition will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition on substantially identical terms and conferring upon Company substantially all the rights and benefits as contemplated herein, will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition on substantially identical terms and conferring upon Company substantially all the rights and benefits as contemplated herein, illegal;

(b)    Stockholder Approvals. The Company Stock Issuance and Company Reverse Stock Split will have been duly approved by the Company Stockholder Approval.

(c)    Proxy Statement. No order enjoining the distribution of the Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking an order enjoining the distribution of the Proxy Statement have been initiated or, to the knowledge of Albireo or Company, as the case may be, be threatened by the SEC or any securities administrator of any state or country.

(d)    Listing; Symbol. The NASDAQ Listing Application will have been conditionally approved, and the shares of Company Common Stock issuable to the Sellers as provided for in this Agreement shall have been conditionally approved for listing on NASDAQ, subject to official notice of issuance. Company Common Stock will have been approved for listing under a symbol chosen by Albireo prior to the Original Agreement Date, effective as of, or promptly after, the Closing.

7.2    Additional Conditions to Obligations of Albireo and Sellers. The obligation of Albireo and Sellers to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.2 (Capital Structure) and Section 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, de minimis inaccuracies) shall be true and correct in all respects as if made at the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct at and as of the Original Agreement Date and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     [RESERVED]

(d)    Company Material Adverse Effect. Since the Original Agreement Date, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, having, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Other Deliveries. Albireo will have received certificates of good standing (or equivalent documentation) of Company in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of Company’s Certificate of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of Company approving this Agreement, the consummation of the transactions contemplated hereby and the change of any signature authorities or other bank mandates of Company in the manner requested by Albireo, and a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been duly satisfied.

(f)    Company Officers and Board of Directors. Albireo will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company listed on Schedule VI, pursuant to which each such person will resign as a member of the board of directors of Company, effective immediately prior to the Closing, and the Company’s board of directors will have adopted a resolution removing each officer of the Company listed on Schedule VI from their respective positions as officers of the Company effective upon or prior to the Closing.

(g)    Company Net Cash. Company Net Cash shall be at least twenty million dollars ($20,000,000); provided, however, that if the Determination Date is after October 1, 2016, the condition in this Section 7.2(g) shall be reduced by $400,000 on the last day of each calendar month until such time as the Determination Date occurs or this Agreement is terminated.

(h)    Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect immediately following the Closing.

(i)    Albireo Appointees. The Albireo Appointees shall have been appointed to the board of directors of Company effective immediately following the Closing.

7.3    Additional Conditions to Obligations of Company. The obligation of Company to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Albireo contained in Section 2.2 (Capital Structure), 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) and 2.22 (Ownership of Company Capital Stock) and the representations and warranties of Sellers contained in Section 4.1 (Ownership of Albireo Capital Stock and Loan Notes), 4.2 (Authority; Non-Contravention) and 4.6 (Ownership of Company Capital Stock) (other than, with respect to the representations and warranties contained in Sections 2.2 and 4.1, de minimis inaccuracies) shall be true and correct in all respects and (ii) the other representations and warranties of Albireo and Sellers contained in this Agreement or in any certificate or other agreement delivered by Albireo or Sellers, as applicable, pursuant hereto shall be true and correct at and as of the Original Agreement Date and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (iii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Albireo Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, an Albireo Material Adverse Effect.

(b)    Agreements and Covenants. Albireo and the Sellers will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     [RESERVED]

(d)    Albireo Material Adverse Effect. Since the Original Agreement Date, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Albireo and its Subsidiaries, taken as a whole, having, individually or in the aggregate, an Albireo Material Adverse Effect.

(e)    Other Deliveries.

(i)     Company will have received: certificates of good standing (or equivalent documentation) of Albireo in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of Albireo’s Articles of Association (as are in effect immediately prior to Closing); a certificate as to the incumbency of directors and any company secretary and the adoption of the resolutions of the board of directors of Albireo approving the transactions contemplated by this Agreement, to approval of the registry of the Albireo Shares to be registered in the name of Company (subject only to their being duly stamped notwithstanding any provision to the contrary in the Articles of Association of Albireo), and a certificate executed by a duly authorized director of Albireo confirming that the conditions set forth in Sections 7.3(a), Section 7.3(b) and Section 7.3(d) have been duly satisfied.

(ii)     Sellers shall have delivered to the Transfer Agent duly executed transfers in favor of Company of all of the Albireo Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(iii)     Sellers shall have delivered to the Transfer Agent the share certificates representing the Albireo Shares (or the indemnity for lost certificates pursuant to Section 1.9(b)); and

(iv)     Sellers shall have delivered to the Transfer Agent or Company such waivers or consents as may be necessary to enable Company or its nominee(s) to become the registered holder of all of the Albireo Shares and such other documents as may be required to give a good title to the Albireo Shares and to enable Company or its nominee(s), subject to stamping, to become the registered holders of them.

(f)     Allocation Certificate. A duly authorized director of Albireo will have executed and delivered to Company the Allocation Certificate.

(g)     Investor Subscription. The Investor Subscription shall have been consummated on the terms set forth in this Agreement, and Albireo shall have received the proceeds therefrom.

(h)     Conversions. The Conversions shall have occurred.

(i)     Deed of Loan Termination. Each 2015 Loan Note Holder that is a party to the 2015 Convertible Loan Agreement shall have executed and delivered the Deed of Loan Termination.

ARTICLE 8

TERMINATION

8.1    Termination. This Agreement may be terminated and the Acquisition may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the Company Stockholders:

(a)     by mutual written consent of Company and Albireo duly authorized by each of their respective boards of directors;

(b)     by either Albireo or Company, after the End Date, if the Acquisition has not been consummated (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date, provided further that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC, each of Company and Albireo shall be entitled to extend the period for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days);

(c)     by either Albireo or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

(d)     by either Albireo or Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have taken a final vote on the Company Stock Issuance and Company Reverse Stock Split and (ii) the Company Stock Issuance or Company Reverse Stock Split shall not have been approved by the Company Stockholder Approval Threshold; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement;

(e)     by Albireo upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Albireo to Company of such breach or inaccuracy and its intention to terminate the Agreement pursuant to this Section 8.1(e); provided further that no termination may be made pursuant to this Section 8.1(e) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(d));

(f)     by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Albireo or Sellers set forth in this Agreement, or if any representation or warranty of Albireo or Sellers will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Albireo or Sellers, then this Agreement will not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to Albireo of such breach or inaccuracy and its intention to terminate the Agreement pursuant to this Section 8.1(f);

(g)     by Company, if there will have occurred any Albireo Material Adverse Effect since the Original Agreement Date; provided, however, such termination shall only be effective if such Albireo Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Company to Albireo of such Albireo Material Adverse Effect and its intention to terminate the Agreement pursuant to this Section 8.1(g);

(h)     by Albireo, if there will have occurred any Company Material Adverse Effect since the Original Agreement Date; provided, however, such termination shall only be effective if such Company Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Albireo to Company of the occurrence of such Company Material Adverse Effect and its intention to terminate the Agreement pursuant to this Section 8.1(h);

(i)     by Albireo, prior to obtaining the Company Stockholder Approval, if the board of directors of Company has (i) effected any Company Change in Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within two (2) Business Days of Albireo’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(j)     by the Company, prior to obtaining the Company Stockholder Approval, if the Company board of directors authorizes the Company to enter into an acquisition agreement (other than an Acceptable Company Confidentiality Agreement) in respect of a Superior Offer;

(k)     by Company, prior to Closing, if (i) Albireo (or the applicable Albireo Company) discontinues the A4250 Study, or the Safety Monitoring Committee overseeing the A4250 Study recommends that Albireo (or the applicable Albireo Company) discontinue the A4250 Study in either case as a result of an adverse development in the A4250 Study with respect to Albireo’s product candidate known as A4250 that makes it impracticable, from a medical perspective, to conduct future development of A4250 irrespective of dose or target indication, or (ii) the A4250 Study is put on clinical hold or similar status by the FDA or other comparable Governmental Body as a result of an adverse development in the A4250 Study with respect to A4250 that makes it impracticable, from a medical perspective, to conduct future development of A4250 irrespective of dose or target indication; or

(l)     by Company at any time after the applicable Financial Statement Deadline, if, as of the time of Company’s notice of termination of this Agreement pursuant to this Section 8.1(l), Albireo has not yet delivered Albireo financial statements (other than the Albireo Financials, which have been delivered by Albireo prior to the date of this Agreement) as of and for an interim period ending on any fiscal quarter end after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, by the applicable Financial Statement Deadline.

8.2    Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2 and 8.3 and (ii) for any liability for any knowing breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 8.2 and Section 8.3(d), a “knowing breach” is an act or omission with the actual knowledge that such act or omission represents, or would cause, a breach of this Agreement). No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

8.3    Expenses; Termination Fees.

(a)     Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Acquisition is consummated. Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, without which, the Parties would not enter into this Agreement.

(b)     Company will pay to Albireo a termination fee (the “Company Termination Fee”) in an amount in cash equal to one million one hundred thousand dollars ($1,100,000), less any amounts previously paid pursuant to Section 8.3(c), in the event that this Agreement is terminated pursuant to (i) Section 8.1(b), (ii) Section 8.1(d), (iii) Section 8.1(e), (iv) Section 8.1(i) or (v) Section 8.1(j); provided that, in the case of each of clauses (i), (ii) and (iii), an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Company’s board of directors after the Original Agreement Date and prior to such termination and, within twelve (12) months after the date of such termination, Company consummates such Acquisition Transaction, such fee to be paid not later than two (2) Business Days after such Acquisition Transaction is consummated; provided that for purposes of this clause Section 8.3(b) all references in the definition of Acquisition Transaction to 15% shall instead refer to 50%.

(c)     Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Albireo and Sellers for all fees and expenses (up to $250,000) incurred by Albireo and Sellers in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated by either party pursuant to Section 8.1(d).

(d)     In the event that Albireo shall be entitled to receive the Company Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Albireo and Sellers in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(d), the Parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedy of Albireo in respect of a termination pursuant to Section 8.1 under circumstances requiring the payment of the Company Termination Fee; provided, that this Section 8.3(d) shall not apply where Albireo’s right to terminate this Agreement pursuant to Section 8.1(d), 8.1(e) or 8.1(i) results from, or Company terminates this Agreement pursuant to Section 8.1(j) following a knowing breach by Company of this Agreement.

(e)     If Company fails to pay when due any amount payable by Company under this Section 8.3, then (i) Company will reimburse Albireo and Sellers for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Albireo and Sellers of their rights under this Section 8.3, and (ii) Company will pay to Albireo and Sellers interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Albireo and Sellers in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9

GENERAL PROVISIONS

9.1    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)    If to Albireo or Sellers:

Albireo Limited

c/o Albireo, Inc.

50 Milk Street, 16th Floor

Boston, MA 02109

Attn: Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: Marc A. Rubenstein

Email:

Fax:

(b)    If to Company:

Biodel Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Attn: Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attn:

        Marc Recht and

        Miguel J. Vega

Email:

Fax:

9.2    Amendment. This Agreement may be amended by action taken (i) by or on behalf of the respective boards of directors of Company and Albireo, (ii) a Seller Majority and (iii) solely in the case of an amendment to Section 6.5 after the Closing, the affected D&O Indemnified Parties as contemplated in Section 6.5(e); provided that no amendment may disproportionately affect any Seller that has not approved or consented to such amendment; provided further that, after approval of the Acquisition by the Company Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties (and, if applicable, the affected D&O Indemnified Parties) taking such action as provided above.

9.3    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6    Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Albireo and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Albireo; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing. Neither Company nor Albireo may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both the other and a Seller Majority, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Company, Albireo and a Seller Majority (calculated by disregarding Albireo Voting Preference Shares held by the assigning Seller).

9.7    Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties). Notwithstanding the foregoing, for the avoidance of doubt, the Company shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

9.8    Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9    Remedies Cumulative; Specific Performance. Except for the matters described in Section 8.3(d) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10    Governing Law; Venue; Waiver of Jury Trial.

(a)     This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)     The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12    Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.13    Cooperation. Each Party agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14    Limited Survival of Representations and Warranties. The representations and warranties contained in Article 4 hereof (but excluding Section 4.4) shall survive the Closing. Notwithstanding anything contained herein to the contrary, none of the representations or warranties of Company or Albireo shall survive the Closing.

9.15    Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)     The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)     The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry. The term “knowledge of Albireo,” and all variations thereof, will mean the actual knowledge of the Albireo Persons, or any of them, after reasonable inquiry.

(f)     Unless otherwise specified, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(g)     Any information made available to Company in Albireo’s virtual dataroom shall constitute disclosure of such information by Albireo to Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ALBIREO LIMITED

By:	/s/ Ron Cooper
Name:	Ron Cooper
Title:	CEO and Director

BIODEL INC.

By:	/s/ Gary Gemignani
Name:	Gary Gemignani
Title:	Interim Chief Executive Officer and
Chief Financial Officer

SELLERS:

/s/ Yvonne Bertlin on behalf of AstraZeneca AB (publ)
Yvonne Bertlin, CFO Name & capacity of signatory
Date: July 13, 2016

/s/ Stefan Fischer /s/ Josef Moosholzer
on behalf of TVM Life Science Ventures VI L.P. (represented by its general partner TVM Life Science Ventures VI (Cayman) Ltd.
Stefan Fischer Josef Moosholzer Authorized Officer Authorized Officer Name & capacity of signatory
Date: July 13, 2016

/s/ Stefan Fischer /s/ Josef Moosholzer on behalf of TVM Life Science Ventures VI GmbH & Co. KG, Munich

Stefan Fischer Josef Moosholzer Authorized Officer Authorized Officer Name & capacity of signatory
Date: July 13, 2016

/s/ Charles Sermon Director, on behalf of Phase4 Partners Limited (acting as manager of Phase4 Ventures III LP)
on behalf of Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)
Charles Sermon Name & capacity of signatory
Date: July 13, 2016

/s/ William Gilmore
on behalf of Healthcare Private Equity Limited Partnership
William Gilmore, authorized signatory of Aberdeen Asset Investments Ltd as Manager
Name & capacity of signatory
Date: July 13, 2016

/s/ Clive Bode
on behalf of TPG Biotechnology Partners II, L.P. By: TPG Biotechnology GenPar II, L.P. Its: General Partner By: TPG Biotechnology GenPar II Advisors, LLC
Its: General Partner
Date: July 13, 2016

/s/ Clive Bode
on behalf of TPG Biotech II Reinvest AIV, L.P.
By: TPG Biotechnology GenPar II, L.P.
Its: General Partner
By: TPG Biotechnology GenPar II
Advisors, LLC

Its:	General Partner
Date:	July 13, 2016

/s/ Linda Ruth Chiswell
Linda Ruth Chiswell
Date:	July 13, 2016

/s/ Jan Mattsson
Jan Mattsson
Date:	July 13, 2016

/s/ Per-Göran Gillberg
Per-Göran Gillberg
Date:	July 13, 2016

/s/ Eva Graffner
Eva Graffner on behalf for the estate of Hans Graffner
Date:	July 13, 2016

/s/ Leif Rikner
Leif Rikner
Date:	July 13, 2016

/s/ Ron Cooper
Ron Cooper
Date:	July 13, 2016

/s/ Peter Zorn
Peter Zorn
Date:	July 13, 2016

/s/ Carsten Dehning
Carsten Dehning
Date:	July 13, 2016

/s/ Kristina Torfgård
Kristina Torfgård
Date:	July 13, 2016

/s/ Terese Wallefors
Terese Wallefors
Date:	July 13, 2016

/s/ Erik Lindstrom
Erik Lindstrom
Date:	July 13, 2016

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquiring Companies” means Company and its Subsidiaries.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company or Albireo (or their respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of Company or Albireo (or their respective Subsidiaries), or (iii) in which Company or Albireo (or their respective Subsidiaries) issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of Company or Albireo (or their respective Subsidiaries); or

(c)        any liquidation or dissolution of any of Company or Albireo (or their respective Subsidiaries).

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Albireo Acquisition Proposal” means, subject to the proviso below, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Albireo (or its respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of Albireo (or its respective Subsidiaries), or (iii) in which Albireo (or its respective Subsidiaries) issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)        any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of Company or Albireo (or their respective Subsidiaries);

provided that, notwithstanding the foregoing, in no event shall (i) the issuance or potential issuance of securities by an Albireo Company representing less than fifty percent (50%) of the outstanding voting securities of Albireo (or its respective Subsidiaries), on an as-converted basis, in a bona fide transaction to raise capital or (ii) any license, collaboration or joint venture, or any transfer or disposition of assets in connection therewith, entered into or contemplated for bona fide business development purposes, be or constitute an Albireo Acquisition Proposal.

“Albireo Base Case R&D Budget” means, if the Determination Date occurs (a) prior to August 1, 2016, $2,642,000, (b) during August 2016, $3,259,000, (c) during September 2016, $4,104,000, (d) during October 2016, $4,863,000, or (e) at any time after November 2016, $5,554,000.

“Albireo Companies” means Albireo and its Subsidiaries.

“Albireo Debt Amount” means, as of the Determination Date, (a) the unpaid principal balance outstanding under the Albireo Loan Facility in Euros multiplied by (b) 1.1 to convert to U.S. dollars.

“Albireo Disclosure Schedule” means the disclosure schedule that has been delivered by Albireo to Company on the Original Agreement Date.

“Albireo Equity Plans” means the Albireo Option Plan and 2016 Warrant Instrument.

“Albireo Forecasted Net Cash” means, if the Determination Date occurs (a) prior to August 1, 2016, -4,885,990, (b) during August 2016, -6,088,358, (c) during September 2016, -7,453,497, (d) during October 2016, -8,816,384, (e) during November 2016, -10,077,000, or (f) at any time after November 2016, -11,335,321.

“Albireo IP Rights” means all IP Rights in which an Albireo Company has any right, title or interest or which are used or held for use by an Albireo Company.

“Albireo Loan Facility” means the Agreement for the Provision of a Loan Facility of Up to €6,000,000, dated December 18, 2014 (as amended on February 4, 2016), by and among Kreos Capital IV (UK) Limited and Albireo and certain of its Subsidiaries.

“Albireo Loan Warrant” means the warrant outstanding as of the Original Agreement Date under the Albireo Loan Warrant Instrument to subscribe for Series B Preference Shares or Series C Preference Shares in an amount up to €720,000 at the applicable subscription price.

“Albireo Loan Warrant Instrument” means the warrant instrument executed by Albireo on 18 December 2014 (as amended on 1 October 2015) creating warrants to subscribe for such number of shares of Albireo as calculated by dividing of €720,000 by the relevant subscription price thereunder.

“Albireo Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Albireo Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an Albireo Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Albireo participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Albireo Companies, taken as a whole, relative to other companies in the industry in which the Albireo Companies operate; (ii) any failure by an Albireo Company to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Original Agreement Date (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute an Albireo Material Adverse Effect and may be taken into account in determining whether an Albireo Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Acquisition; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the Original Agreement Date) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Albireo Companies, taken as a whole, relative to other companies in the industry in which the Albireo Companies operate; (vi) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of an Albireo Company or licensees in respect of Albireo’s products or product candidates; or (vii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Albireo’s product candidates; or (b) the ability of Albireo or Sellers to consummate the Acquisition or to perform any of their respective covenants or obligations under this Agreement.

“Albireo Net Cash” means, as of the Determination Date, Albireo’s (a) cash and cash equivalents minus (b) the Albireo Debt Amount minus (c) all indebtedness or other obligation for borrowed money (for clarity, on a cash basis), including the Albireo Loan Note Interest, if and to the extent neither waived nor canceled nor to be satisfied by the payment of cash to Company or an Albireo Company, but excluding money borrowed from Kreos Capital IV (UK) Limited and excluding the Loan Notes, minus (d) Transaction Costs minus (e) aggregate proceeds from the Investor Subscription, to the extent received as of the Determination Date, minus (f) the positive difference, if any, between the Albireo Base Case R&D Budget and all Albireo R&D Expenses paid on or after April 1, 2016 plus (g) all Albireo R&D Expenses paid on or after April 1, 2016 in excess of the Albireo Base Case R&D Budget plus (h) any Stamp Taxes paid plus (i) all prepaid Albireo Company expenses listed on Part A of the Albireo Disclosure Schedule plus (j) all Excluded Charges paid.

Albireo Net Cash shall be denominated in U.S. dollars and each component initially denominated in any other currency shall be converted based on the published Wall Street Journal rate as of the Determination Date. Each item for which an amount is included in one component of Albireo Net Cash described in subparts (a) through (j) above shall be excluded from all other components of Albireo Net Cash so that the calculation of Albireo Net Cash does not double count the amount for such item.

“Albireo Option” means any right to acquire shares in the capital of Albireo issued pursuant to the Albireo Option Plan.

“Albireo Option Plan” means the Albireo Limited Share Option Plan established by Albireo on 18 March 2016, as amended.

“Albireo Persons” means Ron Cooper, Carsten Dehning, Jan Mattsson and Pete Zorn.

“Albireo Pre-Conversion Shares” means the Albireo Voting Preference Shares, the Series A Non-voting Preference Shares of €0.01 each and the Ordinary A Shares.

“Albireo R&D Expenses” means expenses associated with nonclinical research or development, clinical trials, manufacturing or other research and development activities conducted by or on behalf of any Albireo Company.

“Albireo Voting Preference Shares” means the Series A Voting Preference Shares of €0.01 each in the capital of Albireo, the Series B Preference Shares and the Series C Preference Shares.

“Albireo Warrant” means any warrant and associated entitlements to subscribe for shares in the capital of Albireo issued pursuant to the 2016 Warrant Instrument.

“Articles of Association” means the articles of association of Albireo as amended and in effect from time to time (including the Interim Articles of Association).

“A4250 Study” means the clinical study in children of Albireo’s product candidate known as A4250 ongoing as of the Original Agreement Date (Clinical Study Protocol No. A4250-003).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close.

“Closing Articles of Association” means the amended articles of association of Albireo substantially in the form attached hereto as Exhibit G, to be adopted on or after Closing.

“Company Common Stock” means the Common Stock of Company, par value $0.01.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Albireo as of the Original Agreement Date.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquiring Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquiring Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (ii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Acquisition; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the Original Agreement Date) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (vi) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; or (vii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby; or (b) the ability of Company to consummate the Acquisition or to perform any of its covenants or obligations under the Agreement.

“Company Net Cash” means, as of the Determination Date, Company’s (a) cash and cash equivalents minus (b) restricted cash minus (c) all indebtedness or other obligation for borrowed money minus (d) all payments or obligations, whether absolute, contingent or otherwise, relating to termination of employment or service prior to or following the Closing, including severance, minus (e) all payments due as a result of the transactions contemplated by this Agreement that are not Transaction Costs minus (f) Transaction Costs minus (g) all accounts payable (excluding any amounts in dispute, which shall be subject to clause (i) of this definition) minus (h) all accrued expenses minus (i) the amount of any disputed portion outstanding under any Company Contract that Company would, if such dispute is resolved adversely to Company, be required to pay minus (j) all payables or obligations, whether absolute, contingent or otherwise, related to Company’s lease obligations (net of any rights of Company to receive payments relating to the property subject to such lease obligation under a sublease or otherwise) minus (k) all reserves for Legal Proceedings (other than a reserve of up to $1,000,000 representing the deductibles under applicable Company Insurance Policies, in respect of any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby) minus (l) all other current and long-term liabilities of the Acquiring Companies not reflected in clauses (a) through (k) above (including, to the extent not reflected in clauses (a) through (k) above, all liabilities, or reasonable estimates thereof, relating to the winding down of the Company’s prior research and development activities) plus (m) all prepaid Company expenses listed on Part A of the Company Disclosure Schedule plus (n) any deductibles paid under applicable Company Insurance Policies, up to $1,000,000, in respect of any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated hereby plus (o) Stamp Taxes paid or accrued plus (p) Excluded Charges paid plus (q) Transaction Costs of Company that relate directly to the evaluation and implementation of an amendment to this Agreement agreed to by Company pursuant to its obligation to cooperate pursuant to Section 6.19, if any, plus (r) if Company Net Cash, as of the Determination Date, would but for this clause (r) be less than $21,000,000, Excluded Printer Expenses, if any.

Company Net Cash shall be denominated in U.S. dollars and each component initially denominated in a different currency shall be converted based on the published Wall Street Journal rate as of the Determination Date. Each item for which an amount is included in one component of Company Net Cash described in subparts (a) through (r) above shall be excluded from all other components of Company Net Cash so that the calculation of Company Net Cash does not double count the amount for such item.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Option Plan.

“Company Option Plan” means, collectively, the Biodel, Inc. 2010 Stock Incentive Plan, as amended, the Biodel 2004 Stock Incentive Plan, as amended, the Biodel 2005 Employee Stock Purchase Plan and the Biodel 2005 Non-Employee Directors’ Stock Option Plan, as amended.

“Company Persons” means Paul Bavier, Gary Gemignani and Regina Mitri.

“Company Reverse Stock Split” means a 30-for-1 reverse stock split of shares of Company Common Stock (including any amendment, if necessary, to the Company’s Organizational Documents to effect the Company Reverse Stock Split).

“Company RSU” means a stock unit granted under the Company Option Plan that entitles the holder thereof to a share of Company Common Stock or value based on a share of Company Common Stock upon vesting or settlement of such unit.

“Company Stockholder Approval Matters” means the approval of the issuance of the Acquisition Consideration (the “Company Stock Issuance”), the Company Reverse Stock Split and any amendments to, or adoption of, any option or warrant plans to give effect to the transactions contemplated hereby.

“Company Stockholder Approval Threshold” means (i) with respect to the approval of the amendment to the Company’s Organizational Documents to effect the Company Reverse Stock Split, the affirmative vote of a majority in voting power of the outstanding shares of Company Common Stock and (ii) with respect to each other Company Stockholder Approval Matter, the affirmative vote of a majority of the outstanding shares of Company Common Stock held by the Company Stockholders present and entitled to vote with respect to such Company Stockholder Approval Matter.

“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Conversions” means the 2014 Loan Note Conversion, the 2015 Loan Note Conversion and the Share Conversion.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Determination Date” means ten (10) days prior to the Company Stockholders’ Meeting.

“Disposition Procedures” means a disposition of the Permitted Disposition Assets by Company (i) in regular consultation with Albireo, (ii) pursuant to which Company shall have provided all documentation in respect of such disposition to Albireo, with reasonable time to review, and considered any and all comments of Albireo in good faith, (iii) that does not create any liabilities or obligations of Company to any Person, (iv) pursuant to which the acquirer of the Permitted Disposition Assets agrees to assume any and all existing, or future, liabilities or obligations of Acquiring Companies with respect to the Permitted Disposition Assets, and (v) (A) that is approved by Company Stockholders or (B) if not approved by Company Stockholders, made following Albireo’s confirmation that it has been provided an opinion of counsel acceptable to Albireo, acting reasonably, that approval of Company Stockholders is not required by any Legal Requirement to consummate such disposition.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out Licenses.

“End Date” means December 30, 2016.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA Affiliate” means, with respect to an entity, a trade or business (whether or not incorporated) that is, or at any relevant time was treated as a single employer of such entity within the meaning of Section 414(b) or 414(c) of the Code.

“Exchange Ratio” means 0.06999; except that if, as of the Determination Date, either or both of (a) Company Net Cash is greater than $22,000,000 or less than $21,000,000 and (b) Albireo Net Cash is at least $500,000 greater or less than Albireo Forecasted Net Cash, then “Exchange Ratio” shall instead mean the quotient obtained by dividing (A÷C) ÷ (B÷D), where:

A =	the sum of $51,035,990, plus the aggregate proceeds from the Investor Subscription, plus Albireo Net Cash;

B =	the sum of $6,000,000, plus Company Net Cash;

C =	64,081,655 shares; and

D =	65,898,271 shares (subject to adjustment to reflect the Company Reverse Stock Split).

“Excluded Charges” means, collectively, all costs or expenses incurred during the period from the Original Agreement Date through the Closing Date in connection with securing or maintaining directors’ and officers’ liability insurance to cover the liability of directors and officers of (a) Albireo for acts, errors, omissions, facts or events occurring on or before the Closing Date and (b) Company; provided, with respect to any directors’ and officers’ liability insurance that may be purchased by Company pursuant the first sentence of Section 6.5, Excluded Charges shall be limited to 75% of the aggregate amount expended for such insurance.

“Excluded Printer Expenses” means the product of (a) all costs or expenses incurred or paid (or, with respect to costs and expenses incurred or paid after the Determination Date, expected to be incurred or paid based on receipt of a good faith written estimate) to Company’s financial printer in connection with the Proxy Statement in excess of $50,000 times (b) 60%.

“FDA” means the United States Food and Drug Administration.

“Financial Statement Deadline” means, with respect to Albireo financial statements as of and for an interim period ending on any fiscal quarter end after the Original Agreement Date and prior to the Closing that are required to be included in the Proxy Statement, if any, within forty-five (45) days of the end of such quarter.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Interim Articles of Association” means the amended articles of association of Albireo, substantially in the form attached hereto as Exhibit H, adopted on or around the Original Agreement Date.

“Investor Subscription Shares” means shares of Company Common Stock exchanged for Albireo Shares received upon conversion of Series C Preference Shares purchased pursuant to the Investor Subscription.

“Investors” means those Sellers listed in Schedule V.

“IA 1986” means the United Kingdom’s Insolvency Act 1986.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“ITA 2007” means the United Kingdom Income Tax Act 2007.

“ITEPA 2003” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of NASDAQ or any other applicable securities exchange).

“Loan Notes” means the 2014 Loan Notes and the 2015 Loan Notes.

“Loan Note Holder” means a 2014 Loan Note Holder or a 2015 Loan Note Holder.

“NASDAQ” means The NASDAQ Stock Market.

“New Albireo Pharma Equity Plan” means an equity incentive plan to be provided by Albireo to Company for submission to Company Stockholders for approval at the Company Stockholders’ Meeting.

“Order” means any order, writ, injunction, judgment or decree.

“Ordinary A Shares” means the ordinary A shares of €0.01 each in the capital of Albireo (or such other class of share or security issuable pursuant to the terms of the Albireo Equity Plans).

“Ordinary Shares” means the ordinary shares of €0.01 each in the capital of Albireo.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, articles of association, bylaws and other charter documents of a company.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Disposition” means the disposition of the Permitted Disposition Assets to any Person in accordance with the Disposition Procedures.

“Permitted Disposition Assets” means the assets set forth on Part 5.1 of the Company Disclosure Schedule.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or any other piece of information that allows the identification of a natural person.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since March 31, 2014, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

“Seller Majority” means, as of any particular time, Sellers holding at least sixty-five percent (65%) of the issued Albireo Voting Preference Shares.

“Sensitive Albireo Company Data” means confidential and proprietary information of any Albireo Company and each customer, channel partner, and other Person in each Albireo Company’s possession or control, including Personal Data.

“Series B Preference Shares” means the series b voting preference shares of €0.01 each in the capital of Albireo.

“Series C Preference Shares” means the series c voting preference shares of €0.01 each in the capital of Albireo.

“Shareholders’ Agreement” means the shareholders’ agreement made on 17 December 2014 (as amended and restated on 1 October 2015 and 18 March 2016) between Albireo and certain of the Sellers (whether in their capacity as parties to that agreement on any date of restatement or otherwise joined as a party pursuant to a deed of adherence) as amended from time to time.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide written Acquisition Proposal (provided that, for purposes of this definition, references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) which the board of directors of Company determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to Company Stockholders from a financial point of view than the Acquisition, taking into account any changes to the terms of this Agreement offered by Albireo or Sellers in response to such Acquisition Proposal; provided, however, that, without limitation, any such offer will not be deemed to be a “Superior Offer” unless (A) no financing is required to consummate the transaction contemplated by such offer or (B) financing is required to consummate the transaction contemplated by such offer and either (1) such financing is committed or (2) the board of directors of Company determines in good faith that such financing is reasonably capable of being obtained by such third party.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

“Transaction Costs” means, as applied to: (a) Company Net Cash, the aggregate amount of costs and expenses of Company and the other Acquiring Companies, collectively, incurred (or, with respect to costs and expenses incurred after the Determination Date, expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any Acquiring Company, Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid; and (b) Albireo Net Cash, the aggregate amount of costs and expenses of Albireo and the other Albireo Companies, collectively, incurred (or, with respect to costs and expenses incurred after the Determination Date, expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any Albireo Company (but excluding $440,000 or, if less, the aggregate amount of all Transaction Costs comprising fees and expenses of accountants in respect of the preparation of pro forma financial statements suitable for inclusion in the Proxy Statement), Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid; provided, however, that, in the case of each of clauses (a) and (b), Transaction Costs will (A) only include 50% of the costs and expenses associated with the services provided by the Transfer Agent, in each case, only to the extent that such Transaction Costs have not been, and will not be, paid by an Acquiring Company prior to the Closing and (B) not include Excluded Charges.

“Vata” means the United Kingdom’s Value Added Tax Act 1994.

“Warrants” means the Albireo Loan Warrant and the Albireo Warrants.

“2014 Loan Note Holder” means a Seller that is a holder of a 2014 Loan Note.

“2014 Loan Note Instrument” means the convertible loan note instrument executed by Albireo on 17 December 2014 (as amended on 1 October 2015) setting out the conditions subject to which the 2014 Loan Notes were issued.

“2014 Loan Notes” means the 1,251,000 €1.00 unsecured convertible loan notes created pursuant to a resolution of the directors of Albireo passed on 17 December 2014.

“2015 Convertible Loan Agreement” means the 2015 convertible loan agreement dated 1 October 2015 entered into, amongst others, by Albireo and each 2015 Loan Note Holder.

“2015 Loan Note Holder” means a Seller that is a holder of a 2015 Loan Note.

“2015 Loan Note Instrument” means the convertible loan note instrument executed by Albireo on 1 October 2015 setting out the conditions subject to which the 2015 Loan Notes were and shall be issued.

“2015 Loan Notes” means the 5,000,000 US$1.00 unsecured convertible loan notes created pursuant to a resolution of the directors of Albireo passed on 1 October 2015.

“2016 Warrant Instrument” means the warrant instrument constituting warrants and associated entitlements to subscribe for shares in the capital of Albireo entered into by Albireo on 18 March 2016, as amended.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement

Acceptable Company Confidentiality Agreement	6.10(a)
Acquisition	1.1
Acquisition Consideration	1.5(a)
Action	5.1(o)
Agreement	Preamble
Albireo	Preamble
Albireo Appointees	1.3(a)
Albireo Contract	2.14(b)
Albireo Employee Plans	2.11(a)
Albireo Environmental Permits	2.13(c)
Albireo Financials	2.4(a)
Albireo Shares	Recitals
Allocation Certificate	6.16
Albireo Authorized Share Capital	2.2(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Appointees	1.3(a)
Company Balance Sheet	3.5(a)
Company Contract	3.16(b)
Company Employee Plans	3.12(a)
Company Environmental Permits	3.14(c)
Company Financials	3.5(c)
Company Lock-up Agreements	Recitals
Company Preferred Stock	3.2(a)
Company Voting Agreement	Recitals
Confidentiality Agreement	6.3
ERISA	2.11(a)
Exchange Act	2.3(c)
GAAP	2.4(a)
Hazardous Material	2.13(a)
Hazardous Material Activities	2.13(b)
Insurance Policies	2.7(a)
knowledge of Albireo	9.15(e)
knowledge of Company	9.15(e)

Defined Word	Section of Agreement
Net Number of Albireo Shares	6.15(b)
Original Agreement	Preamble
Original Agreement Date	Preamble
Parties	Preamble
Party	Preamble
Replacement Option	6.15(b)
Sellers	Preamble
Share Conversion	Recitals
Total Share Number	6.15(b)
Transfer Agent	1.9(a)

EXHIBIT B

[Form of Company Lock-up Agreement]

[            ], 2016

Biodel, Inc.

100 Saw Mill Road

Danbury, Connecticut 06810

Re:	Biodel, Inc.

Ladies and Gentlemen:

The undersigned of this lock-up agreement (the “Lock-Up Agreement”) understands that you, Biodel, Inc., a Delaware corporation (the “Company”) propose to enter into a share exchange agreement (the “Share Exchange Agreement”) with Albireo Limited, a company registered in England and Wales (“Albireo”) and the Persons listed on Schedule I to the Share Exchange Agreement (the “Sellers”), pursuant to which the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding shares in the capital of Albireo, or in the case of the Sellers who are Loan Note Holders, shares in the capital of Albireo into which their Loan Notes will be converted (the “Acquisition”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Share Exchange Agreement.

In connection with the Share Exchange Agreement and the transactions contemplated thereby, the undersigned hereby agrees that, without the prior written consent of Albireo, the undersigned will not, during the period commencing on the date hereof and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned and whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to (a) transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock (i) if the undersigned is a natural person, (A) to a Family Member or a trust formed for the benefit of the undersigned or the undersigned’s Family Member, (B) the undersigned’s estate, (C) by bona fide gift, will or intestacy, or (D) any partnership, corporation or limited liability company which is controlled by the undersigned or any such Family Member(s), (ii) if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) any distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization, or (iii) if the undersigned is a trust, to a grantor or beneficiary of the trust; (b) the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards and any related transfer of shares of Company Common Stock to Company (i) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); (c) transfers by the undersigned of securities acquired in the open market following the Closing; or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Common Stock; provided that such plan does not provide for the transfer of shares of Company Common Stock during the Lock-Up Period; and provided, further, that in the case of any transfer or distribution pursuant to clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement.

In furtherance of the foregoing, the Company and the Transfer Agent are hereby authorized to decline to make any transfer of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Share Exchange Agreement is terminated pursuant to its terms, the undersigned shall be automatically released from all restrictions and obligations under this Lock-Up Agreement.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

By:
Name: Title:

Schedule I

Sellers

Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)

TPG Biotechnology Partners II L.P.

TPG Biotech II Reinvest AIV L.P.

TVM Life Science Ventures VI GmbH & Co. KG

TVM Life Science Ventures VI L.P.

Healthcare Private Equity Limited Partnership

Astra Zeneca AB (publ)

Jan Mattsson

Linda Chiswell

Per-Göran Gillberg

Ingrid Pahlmann

Leif Rikner

Björn Erlandsson

Estate of Hans Graffner

Ron Cooper

Peter Zorn

Carsten Dehning

Kristina Torfgard

Erik Lindstrom

Terese Wallefors

Schedule II

Company Lock-up Agreements

Gary Gemignani

Paul Bavier

Julia Brown

Barry Ginsberg

Ira Lieberman

Daniel Lorber

Arlene Morris

Davey Scoon

Schedule III

Company Voting Agreements

Gary Gemignani

Paul Bavier

Julia Brown

Barry Ginsberg

Ira Lieberman

Daniel Lorber

Arlene Morris

Davey Scoon

Schedule IV

Company Appointees

Julia Brown, Class II

Davey Scoon, Class III

Schedule V

Investor Subscription

Shareholder	Series C Shares	Series C Investment

Phase4 Ventures III GP LP (in its capacity as general partner of Phase4 Ventures III LP)	3,167,499	$3,262,523.97
TPG Biotech II Reinvest AIV L.P.	2,111,895	$2,175,251.85
TVM Life Science Ventures VI GmbH & Co. KG	1,322,955	$1,362,643.65
TVM Life Science Ventures VI L.P.	366,642	$377,641.26
Astra Zeneca AB (publ)	2,739,749	$2,821,941.47

Total	9,708,740	$10,000,002.20

Schedule VI

Company Officers and Board of Directors

Officers

Gary Gemignani

Paul Bavier

Directors

Ira Lieberman

Barry Ginsburg

Daniel Lorber

Arlene Morris

Annex B

May 24, 2016

Biodel Inc.

Attn: Gary G. Gemignani

Chief Executive Officer

100 Saw Mill Road

Danbury, CT 06810

Members of the Board of Directors:

We have been advised that Biodel Inc., a Delaware corporation (“Biodel” or the “Company”), proposes to enter into a share exchange agreement, expected to be dated as of May 24, 2016 (the “Share Exchange Agreement”), by and among the Company and Albireo Limited, a company registered in England and Wales with company number 06445879 (“Albireo”), and the Persons listed on Schedule I of the Share Exchange Agreement (“Sellers”). Pursuant to the Share Exchange Agreement, the Company will acquire all of the issued shares in the capital stock of Albireo (including Loan Notes convertible into shares)(the “Albireo Shares”) in exchange for duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock (the “Acquisition”). We further understand that in connection with the Acquisition each of the Albireo Shares issued immediately prior to the closing will be sold to the Company by the Seller that owns such Albireo Share in consideration for such number of Company Common Stock as is equal to the Exchange Ratio of 0.06999 (the “Exchange Ratio”). We further understand that in connection with the Acquisition the Company shall issue such number of Company Common Stock to the Sellers so that, once issued, the Company Common Stock so issued represent 67.125% of the fully diluted shares outstanding post-closing. The terms and conditions of the Acquisition are more fully set forth in the Share Exchange Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement.

In your capacity as members of the Board of Directors (the “Board of Directors”) of Biodel, you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of the Company Common Stock.

In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft dated May 24, 2016 of the Share Exchange Agreement, which was the most recent draft made available to Ladenburg prior to delivery of its Opinion;
•	Reviewed and analyzed certain publicly available financial and other information for each of Biodel and Albireo, respectively, including equity research, and certain other relevant financial and operating data furnished to Ladenburg by the management of each of Biodel and Albireo, respectively;
•	Reviewed and analyzed certain relevant historical financial and operating data concerning Albireo furnished to Ladenburg Thalmann by the management of Albireo;

LADENBURG THALMANN & CO. INC.

570 Lexington Avenue, 11th floor

New York, NY 10022

Phone 212.409.2000    ●    Fax 212.409.2169

MEMBER NYSE, NYSE MKT, FINRA, SIPC

Biodel Inc.

May 24, 2016

•	Reviewed and analyzed certain internal financial analyses, financial projections, reports and other information concerning Albireo prepared by the management of Albireo, including projections for Albireo prepared by the management of Albireo as adjusted and provided to Ladenburg Thalmann by management of Biodel, and utilized per instruction of Biodel;
•	Discussed with certain members of the management of Biodel the historical and current business operations, financial condition and prospects of Biodel and Albireo;
•	Reviewed and analyzed certain operating results of Albireo as compared to operating results and the reported price and trading histories of certain publicly traded companies that Ladenburg Thalmann deemed relevant;
•	Reviewed and analyzed certain financial terms of the share exchange as compared to the publicly available financial terms of certain selected business combinations that Ladenburg Thalmann deemed relevant;
•	Reviewed and analyzed certain financial terms of certain companies that completed their initial public offerings that Ladenburg Thalmann deemed relevant;
•	Reviewed certain pro forma financial effects of the share exchange;
•	Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Ladenburg Thalmann deemed relevant for the purposes of its Opinion; and,
•	In addition, Ladenburg Thalmann took into account its experience in other transactions, as well as its experience in securities valuations and its general knowledge of the industry in which Biodel operated.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Albireo, respectively, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the Company management and Albireo management as to the viability of, and risks associated with, the current and future products and services of Albireo (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, we have not conducted, nor have assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company or Albireo. We have assumed, with your consent, that the only material asset of the Company is its net cash, that no other assets of the Company, including, without limitation, any net operating losses of the Company, have any material value and that the Company does not, and does not intend to, engage in any activity that may result in the generation of any revenue. We have also been instructed by the Company, and have assumed, with your consent, that the Company’s Net Cash at the closing of the Acquisition will be approximately $21.5 million. We have, with your consent, relied upon the assumption that all information provided to us by the Company and Albireo is accurate and complete in all material respects. With respect to the financial forecasts supplied to us by the Company regarding Albireo, we have, with your consent, assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of the Company and Albireo, as applicable, as to the future operating and financial performance of the Company and Albireo, as applicable, and that they provided a reasonable basis upon which we could form our Opinion. Furthermore, we have assumed, with your consent, that there will be no further adjustments to the Company Net Cash and the Albireo Net Cash between the date hereof and the date the final Exchange Ratio is determined (the “Determination Date”). We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. We assumed there were no material changes in the assets, liabilities, financial condition, results of operations,

Biodel Inc.

May 24, 2016

business or prospects of the Company or Albireo since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Albireo, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company or Albireo under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Acquisition, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Exchange Ratio, from a financial point of view to the holders of Company Common Stock. We express no view as to any other aspect or implication of the Acquisition or any other agreement, arrangement or understanding entered into in connection with the Acquisition or otherwise, and we express no opinion as to the terms of the concurrent Investor Subscription (as defined in the Share Exchange Agreement). Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Acquisition will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Acquisition. We have assumed that the Acquisition will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Acquisition will be treated as a tax-free reorganization within the meaning of 368(a)(1)(B) of the Code.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Acquisition and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors of the Company on whether or not to approve the Acquisition or to any stockholder or any other person as to how to vote with respect to the Acquisition or to take any other action in connection with the Acquisition or otherwise. Our Opinion does not address the Company’s underlying business decision to proceed with the Acquisition or the relative merits of the Acquisition compared to other alternatives available to the Company. We express no opinion as to the prices or ranges of prices at which shares of securities of any person, including the Company, will trade at any time, including following the announcement or consummation of the Acquisition. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Acquisition, or any class of such persons, relative to the compensation to be paid to the securityholders of the Seller in connection with the Acquisition or with respect to the fairness of any such compensation.

Biodel Inc.

May 24, 2016

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) is a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as the Company’s financial advisor in connection with the Acquisition and will receive a fee for our services pursuant to the terms of our engagement letter with the Company, dated as of January 21, 2016 (the “Engagement Letter”), a significant portion of which is contingent upon consummation of the Acquisition. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering the opinion set forth below pursuant to the Engagement Letter. In the three years preceding the date of this Opinion, Ladenburg has served as a joint-book running manager and co-manager in various equity offerings for the Company and has received customary fees of approximately $1.1 million in the aggregate, for the rendering of such services. In the three years preceding the date of this Opinion, Ladenburg has not had a material relationship with Albireo. Ladenburg and its affiliates may in the future seek to provide investment banking or financial advisory services to the Company and Albireo and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

In the ordinary course of business, Ladenburg, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Biodel, Albireo or any other party that may be involved in the Acquisition and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Ladenburg has adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and the proposed Acquisition that may differ from the views of Ladenburg’s investment banking personnel.

The opinion set forth below was reviewed and approved by a fairness opinion committee of Ladenburg.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view.

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.

Ladenburg Thalmann & Co. Inc.

Annex C

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIODEL INC.

BIODEL INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:            The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”) is hereby amended by deleting the first two paragraphs of Article FOURTH of the Restated Certificate of Incorporation in their entirety and inserting the following paragraphs in lieu thereof:

“A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Upon the effectiveness of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended with the Secretary of State of the State of Delaware (the “Effective Time”), every thirty (30) shares of Common Stock issued and outstanding (or held in treasury) immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”).

Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the closing price of the Corporation’s Common Stock on The NASDAQ Capital Market on the last trading day prior to the Effective Time (as adjusted to give effect to the Reverse Stock Split), rounded up to the nearest whole cent. Upon surrender by any stockholder(s) of certificates representing shares of Common Stock issued and outstanding prior to the Effective Time, a new certificate representing the number of whole shares of Common Stock issued and outstanding after the Effective Time into which the shares of Common Stock formerly represented by such certificate(s) shall have been reclassified and cash in lieu of fractional shares, if any, will be issued to such stockholder(s).”

SECOND:            That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this              day of             , 2016.

BIODEL INC.

By:
	Name:	Gary Gemignani
	Title:	Chief Financial Officer and Interim Chief Executive Officer

C-2

Annex D

ALBIREO PHARMA, INC.

2016 EQUITY INCENTIVE PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Albireo Pharma, Inc. 2016 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant pertaining to a Stock Right delivered pursuant to the Plan in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant: (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events (unless otherwise specified in an Agreement):

Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of [●], or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change of Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

Common Stock means shares of the Company’s common stock, $.01 par value per share.

Company means Albireo Pharma, Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include Participant’s Survivors where the context requires.

Performance Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, collaborations and licensing or similar transactions. Where applicable, the Performance Goals may be expressed in terms of a relative measure against a set of identified peer group companies, attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or an Affiliate of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no Performance-Based Award will be issued or no vesting will occur, levels of performance at which Performance-Based Awards will be issued or specified vesting will occur, and a maximum level of performance above which no additional issuances will be made or at which full vesting will occur. Each of the foregoing Performance Goals shall be evaluated in an objectively determinable manner in accordance with Section 162(m) of the Code and in accordance with generally accepted accounting principles where applicable, unless otherwise specified by the Committee, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles provided that any such change shall at all times satisfy the provisions of Section 162(m) of the Code.

Plan means this Albireo Pharma, Inc. 2016 Equity Incentive Plan.

Securities Act means the Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant, which the Committee may, in its sole discretion, structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

Stock Grant means a grant by the Company of Shares under the Plan, which the Committee may, in its sole discretion, structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 500,000 Shares, plus (ii) no more than 417,457 Shares that are represented by awards granted under the Biodel Inc. 2010 Stock Incentive Plan, if and to the extent that any of such Shares are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the Company on or after [●], or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of the Plan; provided, however, that the numbers in this Paragraph 3(a) shall not be adjusted to reflect the 30:1 reverse stock split to be effected following the 2016 annual meeting of stockholders of Biodel Inc.

(b) If an Option ceases to be “outstanding,” in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan, subject, in the case of ISOs, to any limitations under the Code. Notwithstanding the foregoing: (i) if a Stock Right is exercised, in whole or in part, by the tender or withholding of Shares or if the Company or an Affiliate’s tax withholding obligation is satisfied by the tender or withholding of Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the gross number of Shares that were subject to the Stock Right or portion thereof and not the net number of Shares actually issued; and (ii) any Shares purchased on the open market from the proceeds of an exercise of a Stock Right shall not be available for issuance pursuant to this Plan.

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Notwithstanding the foregoing, the Board of Directors may not take any action that would cause any outstanding Stock Right that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 200,000 Shares be granted to any Participant in any fiscal year; and provided, further, however, that this number shall not be adjusted to reflect the 30:1 reverse stock split to be effected following the 2016 annual meeting of stockholders of Biodel Inc.;

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted, except that, in the case of (i) death, disability or retirement of the Participant or (ii) a Change of Control, Stock Rights shall not vest in full, and any right of the Company to restrict or reacquire Shares subject to a Stock Grant shall not lapse completely, less than one (1) year from the date of grant, provided that any time-based vesting with respect to such Stock Right or Stock Grant may continue incrementally pursuant to the terms of such Stock Right or Stock Grant over such one-year period; and provided further that, notwithstanding the foregoing, Stock Rights may be granted to non-employee directors having time-based vesting of less than one (1) year from the date of grant so long as no more than ten percent (10%) of the Shares reserved for issuance under the Plan pursuant to Paragraph 3(a) above (as adjusted under Paragraph 25 of this Plan) may be granted in the aggregate pursuant to such awards;

(e) Determine Performance Goals no later than such time as required to ensure that a Performance-Based Award which is intended to comply with the requirements of Section 162(m) of the Code so complies;

(f) Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price or extending the expiration date of an Option, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code;

(g) Make any adjustments in the Performance Goals included in any Performance-Based Awards provided that such adjustments comply with the requirements of Section 162(m) of the Code; and

(h) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs and in accordance with Section 162(m) of the Code for all other Stock Rights to which the Committee has determined Section 162(m) is applicable. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the stockholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)	Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of grant of the Option.

(ii)	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii)	Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)	Additional Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other stockholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

(v)	Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i)	Minimum Standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.

(ii)	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii)	Term of Option: For Participants who own:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any.

8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of

Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued. Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.	PERFORMANCE BASED AWARDS.

Notwithstanding anything to the contrary herein, during any period when Section 162(m) of the Code is applicable to the Company and the Plan, Stock Rights granted under Paragraph 7 and Paragraph 8 may be granted by the Committee in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written Performance Goals, which must be objective and approved by the Committee for a performance period of between one and five years established by the Committee (I) while the outcome for that performance period is substantially uncertain and (II) no more than 90 days after the commencement of the performance period to which the Performance Goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of shares issued in respect of a Performance-Based Award to a given Participant may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Committee. The number of shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period. Nothing in this Section shall prohibit the Company from granting Stock-Based Awards subject to performance criteria that do not comply with this Paragraph.

10.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.	PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.	RIGHTS AS A STOCKHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a stockholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

13.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b) Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b) A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a) In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b) If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.	EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

23.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant of a Stock Right:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

24.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events and the Performance Goals applicable to outstanding Performance-Based Awards.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

Notwithstanding the foregoing, in the event the Corporate Transaction also constitutes a Change of Control, then all Options outstanding on the date of the Corporate Transaction shall vest in full immediately prior to the occurrence of the Change of Control, unless such Options are to be assumed by the acquiring or surviving entity in the Corporate Transaction, in which case they shall retain their original vesting schedule.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d) Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to, the effect of any Corporate Transaction and Change of Control, and subject to Paragraph 4, its determination shall be conclusive.

(e) Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

(f) Modification of Performance-Based Awards. Notwithstanding the foregoing, with respect to any Performance-Based Award that is intended to comply as “performance based compensation” under Section 162(m) of the Code, the Committee may adjust downwards, but not upwards, the number of Shares payable pursuant to a Performance-Based Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of death or disability of the Participant.

26.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28.	CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOS.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

29.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

30.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

31.	TERMINATION OF THE PLAN.

The Plan will terminate on [•], the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the stockholders of the Company. The Plan may be terminated at an earlier date by vote of the stockholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

32.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the stockholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires stockholder approval shall be subject to obtaining such stockholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers and in order to continue to comply with Section 162(m) of the Code. Other than as set forth in Paragraph 25 of the Plan, the Administrator may not without stockholder approval reduce the exercise price of an Option or cancel any outstanding Option in exchange for a replacement option having a lower exercise price, any Stock Grant, any other Stock-Based Award or for cash. In addition, the Administrator not take any other action that is considered a direct or indirect “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a

Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 32 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

33.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

34.	SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

35.	INDEMNITY.

Neither the Board nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

36.	CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect, if any, is triggered.

37.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the laws of the State of Delaware.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

ANNUAL MEETING OF STOCKHOLDERS OF

BIODEL INC.

[●], 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS GARY G. GEMIGNANI AND PAUL S. BAVIER AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH THE FULL POWER OF SUBSTITUTION, AND AUTHORIZES EACH OF THEM TO REPRESENT AND VOTE, AS DESIGNATED ON THE REVERSE HEREOF, ALL OF THE SHARES OF COMMON STOCK OF BIODEL INC., HELD OF RECORD BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON [●], 2016 AT THE ANNUAL MEETING OF STOCKHOLDERS OF BIODEL INC. TO BE HELD ON [●], 2016 OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote FOR each of the listed proposals. This proxy, when properly executed, will be voted as specified above. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TO THE COMPANY PROMPTLY.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

			WITHHOLD	FOR ALL
			AUTHORITY	EXCEPT
		FOR the	to vote for the	as indicated
		nominees	nominees	to the
		listed below	listed below	contrary below
4.	To elect two Class III directors for a term of three years:	☐	☐	☐

ELECTION OF DIRECTORS

Nominees: 01 Ira W. Lieberman, 02 Davey S. Scoon

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:

EXCEPTIONS

		Please mark		☒
your votes like this

1.	To approve the issuance of shares of Biodel common stock pursuant to the Amended and Restated Share Exchange Agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve an amendment to the amended and restated certificate of incorporation of Biodel, to effect a reverse stock split of Biodel common stock in the ratio of one new share for every 30 shares outstanding.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve a new equity incentive plan, for use by Albireo Pharma, Inc. from and after the closing.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To consider and vote upon an adjournment of the Biodel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of Biodel Proposal Nos. 1 through 4.	FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2016.

Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporation, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.